As filed with the Securities and Exchange Commission on March 8, 2010

Registration No. 333-153356

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-11

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

INLAND DIVERSIFIED REAL ESTATE TRUST, INC.

(Exact name of registrant as specified in governing instruments)

2901 Butterfield Road
Oak Brook, Illinois 60523
(630) 218-8000

(Address, including zip code, and telephone number, including, area code of principal executive offices)

The Corporation Trust, Inc.
300 East Lombard Street
Baltimore, Maryland  21202
(410) 539-2837

(Name, address, including zip code, and telephone number, including area code, of agent for service)

with copies to:

Robert H. Baum	Michael J. Choate, Esq.
Executive Vice President and	Shefsky & Froelich Ltd.
General Counsel	111 East Wacker Drive
The Inland Real Estate Group, Inc.	Suite 2800
2901 Butterfield Road	Chicago, Illinois 60601
Oak Brook, Illinois 60523	(312) 836-4066
(630) 218-8000

Approximate Date of Commencement of Proposed Sale to the Public: As soon as practicable after this registration statement becomes effective.

If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company”  in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☐
(Do not check if a smaller reporting company)

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

This Post-Effective Amendment No. 1 consists of the following:

1.  The Registrant’s Prospectus dated August 24, 2009, previously filed pursuant to Rule 424(b)(3) on August 25, 2009;

2.  Supplement No. 12 dated March 8, 2010, included herewith, which will be delivered as an unattached document.  This Supplement No. 12 supersedes and replaces the following prior supplements to the prospectus dated August 24, 2009:  Supplement No. 2 dated October 20, 2009 (which superseded and replaced Supplement No. 1 dated October 16, 2009); Supplement No. 3 dated November 5, 2009; Supplement No. 4 dated November 19, 2009; Supplement No. 5 dated December 1, 2009; Supplement No. 6 dated December 16, 2009; Supplement No. 7 dated January 6, 2010; Supplement No. 8 dated January 20, 2010; Supplement No. 9 dated January 29, 2010; Supplement No. 10 dated February 4, 2010; and Supplement No. 11 dated February 22, 2010;

3.  Part II, included herewith; and

4.  Signatures, included herewith.

PROSPECTUS	Filed Pursuant to Rule 424(b)(3)
Registration No. 333-153356

INLAND DIVERSIFIED REAL ESTATE TRUST, INC.

550,000,000	shares of common stock — maximum offering
200,000	shares of common stock — minimum offering

We are a newly organized Maryland corporation sponsored by Inland Real Estate Investment Corporation, or IREIC, and formed to acquire and develop commercial real estate located in the United States and Canada. We also may invest in other real estate assets such as interests in real estate investment trusts, or REITs, or other “real estate operating companies” that own these assets, joint ventures and commercial mortgage debt. We are offering 500,000,000 shares of our common stock at a price of $10.00 per share on a “best efforts” basis through Inland Securities Corporation. “Best efforts” means that Inland Securities is not obligated to purchase any specific number or dollar amount of shares. We also are offering up to 50,000,000 shares of our common stock at a price of $9.50 per share to stockholders who elect to participate in our distribution reinvestment plan. In each case, the offering price was determined by our board of directors. We reserve the right to reallocate the shares offered between our best efforts offering and the distribution reinvestment plan. We intend to be taxed as a REIT commencing with the tax year ending December 31, 2009 and intend to continue to qualify as a REIT for tax purposes. We expect that shares of our common stock will be issued in book entry form only.

Investing in our common stock involves a high degree of risk. You should purchase our common stock only if you can afford a complete loss of your investment. See “Risk Factors” beginning on page 26. Material risks of an investment in our common stock include:

•       no public market currently exists, and one may never exist, for our shares, and we are not required to liquidate

•       we have no prior operating history

•       our investment policies and strategies are very broad and permit us to invest in numerous types of commercial real estate

•       we may pay distributions from the proceeds generated by borrowings, including borrowings secured by our assets, resulting in us having less money available to invest in properties or other real estate assets

•       we do not have employees and will rely on our business manager and real estate managers to manage our business and assets

•       the number and type of real estate assets we acquire will depend on the proceeds raised in this offering

•       this is a “blind pool” offering because we have not identified the specific real estate assets that we will acquire with the proceeds raised in this offering

•       our charter limits a person from owning more than 9.8% in value of our outstanding stock or more than 9.8% in value or in number of shares, whichever is more restrictive, of our outstanding common stock without prior approval of our board

•       we will pay significant fees to our business manager, real estate managers and other affiliates of IREIC

•       we may borrow up to 300% of our net assets, and principal and interest payments will reduce the funds available for distribution

•       our business manager could recommend investments in an attempt to increase its fees which are generally based on a percentage of our invested assets and, in certain cases, the purchase price for the assets

•       employees of our business manager and two of our directors are also employed by IREIC or its affiliates and will face competing demands for their time and service and may have conflicts in allocating their time to our business and assets

•       we do not have arm’s length agreements with our business manager, real estate managers or any other affiliates of our sponsor

•       we may fail to qualify as a REIT

Inland Securities, our dealer manager, is a member of the Financial Industry Regulatory Authority, Inc., or FINRA, and will offer the shares on a best efforts basis. The minimum purchase requirement in this offering is 300 shares at a price of $10.00 per share ($3,000) for individuals and 100 shares at a price of $10.00 per share ($1,000) for tax-exempt entities. We will not sell any shares unless we sell a minimum of 200,000 shares of our common stock by August 24, 2010, which is one year from the effective date of this offering. Prior to the time we sell at least 200,000 shares of our common stock, your subscription payments will be placed in an account held by UMB Bank, N.A. as escrow agent. If we are not able to sell at least 200,000 shares by August 24, 2010, we will terminate this offering and your funds in the escrow account, including any interest earned on your funds, will be returned to you within ten business days. This offering will end no later than August 24, 2011, unless extended.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense. The use of forecasts in this offering is prohibited. Any representation to the contrary and any predictions, written or oral, as to the amount or certainty of any present or the future cash benefit or tax consequence which may flow from an investment in our common stock is not permitted.

No one is authorized to make any statements about this offering different from those that appear in this prospectus. We will accept subscriptions only from people who meet the suitability standards described in this prospectus. The description of our company contained in this prospectus was accurate as of August 24, 2009. We will amend or supplement this prospectus if there are any material changes in our affairs.

	Per Share	Minimum Offering	Maximum Offering
Public offering price, primary shares	$10.00	$2,000,000	$5,000,000,000
Public offering price, distribution reinvestment plan	$9.50		$475,000,000
Commissions(1)	$1.00	$200,000	$500,000,000
Proceeds, before expenses, to us(2)	$9.00	$1,800,000	$4,975,000,000

(1)  Commissions are paid only for primary shares offered on a “best efforts” basis and consist of a 7.5% selling commission and a 2.5% marketing contribution. Discounts are available for certain categories of investors.

(2)  Organization and offering expenses, excluding commissions, may not exceed 5% of the gross offering proceeds. These expenses include registration and filing fees, possibly certain bona fide itemized and detailed due diligence expenses, legal and accounting fees, printing and mailing expenses, bank fees and other administrative expenses. Total organization and offering expenses, including commissions and any due diligence expense reimbursement, may not exceed 15% of the gross offering proceeds.

The date of this prospectus is August 24, 2009.

FOR RESIDENTS OF MICHIGAN ONLY

A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE OFFICE OF FINANCIAL AND INSURANCE SERVICES, SECURITIES SECTION, MICHIGAN DEPARTMENT OF LABOR AND ECONOMIC GROWTH. THE DEPARTMENT HAS NOT UNDERTAKEN TO PASS UPON THE VALUE OF THESE SECURITIES NOR TO MAKE ANY RECOMMENDATIONS AS TO THEIR PURCHASE.

THE USE OF THIS PROSPECTUS IS CONDITIONED UPON ITS CONTAINING ALL MATERIAL FACTS AND THAT ALL STATEMENTS CONTAINED HEREIN ARE TRUE AND CAN BE SUBSTANTIATED. THE DEPARTMENT HAS NOT PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.

NO BROKER-DEALER, SALESMAN, AGENT OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFERING HEREBY MADE OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS OR EFFECTIVE LITERATURE.

THIS IS A BEST EFFORTS OFFERING, AND WE RESERVE THE RIGHT TO ACCEPT OR REJECT ANY SUBSCRIPTION AND WILL PROMPTLY NOTIFY THE SUBSCRIBER OF ACCEPTANCE OR REJECTION. THERE IS NO ASSURANCE AS TO HOW MANY SHARES WE WILL SELL.

THE SECURITIES HEREBY OFFERED INVOLVE A HIGH DEGREE OF RISK. THE OFFERING PRICE HAS BEEN ARBITRARILY SELECTED BY US. NO MARKET EXISTS FOR THESE SECURITIES, AND UNLESS A MARKET IS ESTABLISHED, YOU MIGHT NOT BE ABLE TO SELL THEM.

THERE IS NO ASSURANCE THAT OUR OPERATIONS WILL BE PROFITABLE OR THAT LOSSES WILL NOT OCCUR.

IT IS NOT OUR POLICY TO REDEEM OUR STOCK (EXCEPT AS PROVIDED IN THIS OFFERING).

ANY REPRESENTATIONS CONTRARY TO ANY OF THE FOREGOING SHOULD BE REPORTED FORTHWITH TO THE LANSING OFFICE OF THE DEPARTMENT AT 611 WEST OTTAWA, P.O. BOX 30701, LANSING, MICHIGAN 48909-8201, OR BY TELEPHONE AT (877) 999-6442.

FOR RESIDENTS OF NEW YORK ONLY

THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED ON OR ENDORSED THE MERITS OF THIS OFFERING. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.  SUBJECT TO THE CONDITIONS SPECIFIED IN THIS PROSPECTUS, THE COMPANY WILL PLACE INVESTOR SUBSCRIPTIONS IN ESCROW UNTIL THE TIME THE COMPANY SELLS AT LEAST 200,000 SHARES OF ITS COMMON STOCK.

FOR RESIDENTS OF PENNSYLVANIA ONLY

BECAUSE THE MINIMUM CLOSING AMOUNT IS LESS THAN $250,000,000, YOU ARE CAUTIONED TO CAREFULLY EVALUATE THE COMPANY’S ABILITY TO FULLY

i

ACCOMPLISH ITS STATED OBJECTIVES AND TO INQUIRE AS TO THE CURRENT DOLLAR VOLUME OF COMPANY SUBSCRIPTIONS.

WE WILL PLACE ALL PENNSYLVANIA INVESTOR SUBSCRIPTIONS IN ESCROW UNTIL THE COMPANY HAS RECEIVED TOTAL SUBSCRIPTIONS OF AT LEAST $250,000,000, OR FOR AN ESCROW PERIOD OF 120 DAYS, WHICHEVER IS SHORTER.

IF THE COMPANY HAS NOT RECEIVED TOTAL SUBSCRIPTIONS OF AT LEAST $250,000,000 BY THE END OF THE ESCROW PERIOD, THE COMPANY MUST:

A.            RETURN THE PENNSYLVANIA INVESTORS’ FUNDS WITHIN 15 CALENDAR DAYS OF THE END OF THE ESCROW PERIOD; OR

B.            NOTIFY THE PENNSYLVANIA INVESTORS IN WRITING BY CERTIFIED MAIL OR ANY OTHER MEANS WHEREBY RECEIPT OF DELIVERY IS OBTAINED WITHIN 10 CALENDAR DAYS AFTER THE END OF THE ESCROW PERIOD, THAT THE PENNSYLVANIA INVESTORS HAVE A RIGHT TO HAVE THEIR INVESTMENT RETURNED TO THEM.  IF AN INVESTOR REQUESTS THE RETURN OF SUCH FUNDS WITHIN 10 CALENDAR DAYS AFTER RECEIPT OF NOTIFICATION, THE COMPANY MUST RETURN SUCH FUNDS WITHIN 15 CALENDAR DAYS AFTER RECEIPT OF THE INVESTOR’S REQUEST.

ANY PENNSYLVANIA INVESTOR WHO REQUESTS A RETURN OF FUNDS AT THE END OF THE INITIAL 120-DAY ESCROW PERIOD OR ANY SUBSEQUENT 120-DAY ESCROW PERIOD WILL BE ENTITLED TO RECEIVE INTEREST EARNED, IF ANY, FOR THE TIME THAT THE INVESTOR’S FUNDS REMAIN IN ESCROW.

SUITABILITY STANDARDS

An investment in our common stock involves significant risk and is suitable only for persons who have adequate financial means, desire a relatively long-term investment and who will not need immediate liquidity from their investment. Persons who meet this standard and seek to diversify their personal portfolios with a real estate-based investment, preserve capital, receive current income, obtain the benefits of potential long-term capital appreciation and who are able to hold their investment for a time period consistent with our liquidity plans are most likely to benefit from an investment in our company. On the other hand, we caution persons who require immediate liquidity or guaranteed income, or who seek a short-term investment not to consider an investment in our common stock as meeting these needs.

In order to purchase shares in this offering, you must:

•                                          meet the applicable financial suitability standards as described below; and

•                                          purchase at least the minimum number of shares as described below.

We have established suitability standards for initial stockholders and subsequent purchasers of shares from our stockholders. These suitability standards require that a purchaser of shares have, excluding the value of a purchaser’s home, home furnishings and automobiles, either:

•                                          minimum net worth of at least $250,000; or

•                                          minimum annual gross income of at least $70,000 and a minimum net worth of at least
$70,000.

Several states have established suitability requirements that are more stringent than the standards that we have established and described above. Shares will be sold to investors in these states only if they meet the special suitability standards set forth below. In each case, these special suitability standards exclude from the calculation of net worth the value of the investor’s home, home furnishings and automobiles.

•                                          California — You must have either a minimum net worth of at least $250,000 or a minimum annual gross income of at least $70,000 and a minimum net worth of at least $100,000.

•                                          California, Kentucky, Massachusetts, Missouri, Oregon, Pennsylvania and Tennessee — In addition to meeting the applicable minimum suitability standards set forth above, your investment may not exceed 10% of your liquid net worth, which may be defined as the remaining balance of cash and other assets easily converted to cash after subtracting the investor’s total liabilities from total assets.

•                                          Alabama, Iowa, Michigan and Ohio — In addition to meeting the applicable minimum suitability standards set forth above, your investment in us and other IREIC-sponsored real estate programs may not exceed 10% of your liquid net worth, which may be defined as the remaining balance of cash and other assets easily converted to cash after subtracting the investor’s total liabilities from total assets.  For these purposes, “other IREIC-sponsored real estate programs” means Inland American Real Estate Trust, Inc. and Inland Western Retail Real Estate Trust, Inc., but does not include Inland Real Estate Corporation, a REIT sponsored by IREIC, that is publicly traded on the New York Stock Exchange.

•                                          Kansas — In addition to meeting the applicable minimum suitability standards set forth above, the Office of the Kansas Securities Commissioner recommends that an investor’s aggregate investment in our securities and similar direct participation investments should not exceed 10% of the investor’s liquid net worth. For these purposes, “liquid net worth” is defined as that portion of net worth that consists of cash, cash equivalents and readily marketable securities.

In the case of sales to fiduciary accounts (such as an IRA, Keogh Plan or pension or profit-sharing plan), these minimum suitability standards must be satisfied by the beneficiary, the fiduciary account, or by the donor or grantor who directly or indirectly supplies the funds to purchase our common stock if the donor or the grantor is the fiduciary. In the case of gifts to minors, the minimum suitability standards must be met by the custodian of the account or by the donor.

We, IREIC, our dealer manager and each soliciting dealer must make every reasonable effort to determine that the purchase of common stock is a suitable and appropriate investment for each investor based on the information provided by the investor in the subscription agreement or otherwise.

MINIMUM PURCHASE

Subject to the restrictions imposed by state law, we will sell shares of our common stock only to investors who initially purchase a minimum of 300 shares of common stock at a price of $10.00 per share for a total purchase price of $3,000, or tax-exempt entities which purchase a minimum of 100 shares of common stock at a price of $10.00 per share for a total purchase price of $1,000.  Except in respect of a transfer made pursuant to a transfer on death designation or a qualified transfer to meet a required minimum distribution, you may not transfer fewer shares than the minimum purchase requirement.  A tax-exempt entity is generally any investor that is exempt from federal income taxation, including:

•                                          a pension, profit-sharing, retirement, IRA or other employee benefit plan that satisfies the requirements for qualification under Section 401(a), 414(d) or 414(e) of the Internal Revenue Code;

•                                          a pension, profit-sharing, retirement, IRA or other employee benefit plan that meets the requirements of Section 457 of the Internal Revenue Code;

•                                          trusts that are otherwise exempt under Section 501(a) of the Internal Revenue Code;

•                                          a voluntary employees’ beneficiary association under Section 501(c)(9) of the Internal Revenue Code; or

•                                          an IRA that meets the requirements of Section 408 of the Internal Revenue Code.

The term “plan” includes plans subject to Title I of ERISA, other employee benefit plans and IRAs subject to the prohibited transaction provisions of Section 4975 of the Internal Revenue Code, governmental or church plans that are exempt from ERISA and Section 4975 of the Internal Revenue Code, but that may be subject to state law requirements, or other employee benefit plans.

An investment in our common stock will not, in itself, create a retirement plan; in order to create a retirement plan, an investor must comply with all applicable provisions of the Internal Revenue Code.

Subject to any restrictions imposed by state law, subsequent additional investments by investors will require a minimum investment of ten shares of common stock at a price of $10.00 per share for a total purchase price of $100.  In order to satisfy the initial minimum purchase requirements for retirement plans, unless otherwise prohibited by state law, a husband and wife may jointly contribute funds from their separate IRAs.  These minimum investment amounts for future purchases do not apply to purchases of shares through our distribution reinvestment plan.

RESTRICTIONS IMPOSED BY THE PATRIOT AND RELATED ACTS

In accordance with the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as amended (the “USA PATRIOT ACT”), the shares of common stock offered hereby may not be offered, sold, transferred or delivered, directly or indirectly, to any “unacceptable investor.” “Unacceptable investor” means any:

•                                          person or entity who is a “designated national,” “specially designated national,” “specially designated terrorist,” “specially designated global terrorist,” “foreign terrorist organization” or “blocked person” within the definitions set forth in the Foreign Assets Control Regulations of the U.S. Treasury Department;

•                                          person acting on behalf of, or any entity owned or controlled by, any government against whom the U.S. maintains economic sanctions or embargoes under the Regulations of the U.S. Treasury Department;

•                                          person or entity who is within the scope of Executive Order 13224-Blocking Property and Prohibiting Transactions with Persons who Commit, Threaten to Commit, or Support Terrorism, effective September 24, 2001;

•                                          person or entity subject to additional restrictions imposed by the following statutes or regulations and executive orders issued thereunder: the Trading with the Enemy Act, the Iraq Sanctions Act, the National Emergencies Act, the Antiterrorism and Effective Death Penalty Act of 1996, the International Emergency Economic Powers Act, the United Nations Participation Act, the International Security and Development Cooperation Act, the Nuclear Proliferation Prevention Act of 1994, the Foreign Narcotics Kingpin Designation Act, the Iran and Libya Sanctions Act of 1996, the Cuban Democracy Act, the Cuban Liberty and Democratic Solidarity Act and the Foreign Operations, Export Financing and Related Programs Appropriations Act or any other law of similar import as to any non-U.S. country, as each such act or law has been or may be amended, adjusted, modified or reviewed from time to time; or

•                                          person or entity designated or blocked, associated or involved in terrorism, or subject to restrictions under laws, regulations or executive orders as may apply in the future similar to those set forth above.

DISTRIBUTION IN CANADA

Shares of our common stock also may be offered and sold in Canada in reliance on and in accordance with exemptions from the prospectus requirements of Canadian provincial and territorial securities laws or pursuant to discretionary exemption orders obtained in advance from applicable provincial or territorial regulatory authorities.

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PROSPECTUS SUMMARY

This summary highlights the material information contained elsewhere in this prospectus. Because this is a summary, it does not contain all information that may be important to you. You should read this entire prospectus and its appendices carefully before you decide to invest in shares of our common stock. References in this prospectus to “we,” “us” or “our company” refer to Inland Diversified Real Estate Trust, Inc. and its consolidated wholly owned or majority owned subsidiaries except in each case where the context indicates otherwise.

Inland Diversified Real Estate Trust, Inc.

We are a Maryland corporation that expects to elect to be taxed as a REIT for federal and state income tax purposes beginning with the tax year ending December 31, 2009.  In general, a REIT is an entity that:

•                                          combines the capital of many investors to, among other things, acquire or invest in commercial real estate;

•                                          allows individual investors to invest in a real estate portfolio under professional management through the purchase of interests, typically shares;

•                                          must pay distributions to its stockholders equal to at least 90% of its “REIT taxable income;” and

•                                          is not typically subject to federal corporate income taxes as long as it pays distributions to its stockholders equal to at least 100% of its “REIT taxable income,” thus eliminating the “double taxation” (taxation at both the corporate and stockholder levels) generally applicable to a corporation.

For additional discussion regarding REITs and REIT qualification, see “Federal Income Tax Considerations” below.

Risk Factors

An investment in our shares involves significant risks and various conflicts of interest. If we are unable to effectively manage these risks and conflicts, we may not meet our investment objectives and you may lose some or all of your investment. See “Risk Factors” beginning on page 26 and “Conflicts of Interest” beginning on page 120. The following is a summary of the material risks that we believe are most relevant to an investment in shares of our common stock, and should be read together with “— Conflicts of Interest” set forth below.

•                                          No public market currently exists, and one may never exist, for our shares.  Further, we are not required to liquidate.  Any shares that you are able to resell may be sold at prices less than the amount you paid for them. Our board does not anticipate evaluating a listing on a national securities exchange until at least 2014.

•                                          Until eighteen months after the last primary offering of our shares and prior to a listing, our business manager intends to use the most recent price paid to acquire a share in our “best efforts” offering as its estimated per share value of our shares. The value of our shares using this approach will likely exceed what you might receive for your shares if you tried to sell them or if we liquidated our portfolio.

•                                          Our investment policies and strategies are very broad and permit us to invest in numerous types of commercial real estate including developed or undeveloped properties, entities owning these assets or other real estate assets, including indebtedness secured or otherwise collateralized by real estate, regardless of geographic location or property type.

•                                          There is no assurance that we will be able to successfully implement our investment objectives.

•                                          We have not yet acquired, or entered into any agreement to acquire, any real estate assets.

•                                          We do not have any employees and will rely entirely on our business manager and real estate managers to manage our business and assets.

•                                          We may pay significant fees to our business manager and its affiliates.  Due to the apparent preference of the public markets for self-managed companies, a decision to list our shares on a national securities exchange may be preceded by a decision to “internalize” our management functions and become self-managed. If we pursue this strategy, we might prefer to become self-managed by acquiring our business manager and certain entities affiliated with our business manager, such as our real estate managers, all of whom will be familiar with our assets and operations, in a transaction known as an “internalization.” An internalization transaction could result in significant payments to these parties.

•                                          We may borrow up to 300% of our net assets, equivalent to a 75% loan-to-asset value ratio, and principal and interest payments will reduce the funds available for distribution to our stockholders.

•                                          The number and value of properties, entities or other real estate assets we acquire will depend initially on the proceeds raised in this offering.

•                                          Until the proceeds from this offering are fully invested and from time to time thereafter, we may not generate sufficient cash flow from operations, determined in accordance with GAAP, to fully fund distributions.  As used herein, “GAAP” means generally accepted accounting principles as in effect in the United States of America from time to time or such other accounting basis mandated by the SEC.  Some or all of our distributions may be paid from the proceeds generated by borrowings, including borrowings secured by our assets, resulting in us having less money available to invest in properties or other real estate assets.  We also may fund distributions from cash flow generated from investing activities, including the net proceeds from the sale of our assets.  We will not fund any distributions from the net proceeds of this offering.  We may also fund distributions from advances from our Business Manager or IREIC or from the cash retained by us in the case that our Business Manager defers, accrues or waives all, or a portion, of its business management fee.  A deferral, accrual or waiver of any fee owed to our Business Manager will have the effect of increasing cash flow from operations for the relevant period.  There is no assurance that our Business Manager will defer, accrue or waive any fees.

•                                          Our charter limits any person from owning more than 9.8% in value of our outstanding stock or more than 9.8% in value or number of shares, whichever is more restrictive, of our outstanding common stock without the prior approval of our board of directors.

•                                          We may fail to qualify as a REIT, and thus be required to pay entity-level taxes.

Our Sponsor, Business Manager, Dealer Manager, Real Estate Managers and The Inland Real Estate Group, Inc.

Our sponsor, Inland Real Estate Investment Corporation, or “IREIC,” is an affiliate of The Inland Real Estate Group, Inc., or “TIREG,” which is wholly owned by The Inland Group, Inc.  IREIC, our Business Manager and TIREG are part of The Inland Real Estate Group of Companies, Inc., which is comprised of a group of independent legal entities some of which may be affiliates, share some common ownership or have been sponsored by IREIC or managed by subsidiaries of IREIC, some or all of which are sometimes referred to herein as “Inland.”  The Inland entities have been engaged in diverse facets of real estate such as real estate management, leasing, marketing, acquisition, disposition, development, redevelopment, renovation, construction, finance and other related services for over forty years. Various affiliates of IREIC are involved in our operations. Our Business Manager, Inland Diversified Business Manager & Advisor, Inc., referred to herein as our “Business Manager,” is a wholly owned subsidiary of IREIC. The dealer manager of this offering is Inland Securities Corporation, which also is a wholly owned subsidiary of IREIC. Our four real estate managers, Inland Diversified Real Estate Services LLC, Inland Diversified Asset Services LLC, Inland Diversified Leasing Services LLC and Inland Diversified Development Services LLC, which we refer to collectively herein as our “Real Estate Managers,” are Delaware limited liability companies, the sole member of which is Inland Diversified Management HOLDCO LLC, which has four members, all corporations, which are controlled by the four principals of The Inland Group.  Inland Real Estate Acquisitions, Inc., or “IREA,” an indirect wholly owned subsidiary of The Inland Group, and Inland Capital Markets Group, Inc. and Inland Institutional Capital Partners Corporation, wholly owned subsidiaries of IREIC, will provide acquisition services to us from time to time. Our office, as well as the executive offices of TIREG, our Business Manager, our Real Estate Managers and IREIC, and other affiliates of IREIC, are located at 2901 Butterfield Road, Oak Brook, Illinois 60523.

We will operate under the direction of our board of directors, the members of which are accountable to us and our stockholders as fiduciaries.  Our board, including a majority of our independent directors, must approve certain actions.  Those matters are set forth in our charter.  We initially have five members on our board of directors, three of whom are independent of IREIC and its affiliates.  These independent directors will be responsible for reviewing the performance of our Business Manager and Real Estate Managers.  All of our directors will be elected annually by our stockholders.

The following chart depicts the services that affiliates of our sponsor have or may render to us, and our organizational structure:

Daniel L. Goodwin*
Robert H. Baum*
G. Joseph Cosenza*
Robert D. Parks*
The Inland Group, Inc.
Inland Diversified Management I Corp.
Inland Diversified Management II Corp.
Inland Diversified Management III Corp.
Inland Diversified Management IV Corp.
Inland Diversified Management HOLDCO LLC
Inland Diversified Real Estate Services LLC
Inland Diversified Asset Services LLC
Inland Diversified Leasing Services LLC
Inland Diversified Develop-ment Services LLC
Real Estate Management and Related Services
The Inland Services Group, Inc.
Various subsidiaries
Ancillary Services
The Inland Financial Group, Inc.
Inland Financial Products, Inc.
Mortgage Loan and CMBS Brokerage Services
The Inland Real Estate Group, Inc.
Inland Real Estate Investment Corporation (our sponsor)
Inland Securities Corporation (our dealer manager)
Securities Sales
Inland Diversified Business Manager & Advisor, Inc. (our Business Manager)
Organization, Business Management and Real Estate Services
Inland Investment Advisors, Inc.
Investment Advisory Services
Inland Partnership Property Sales Corporation
Inland Institutional Capital Partners Corporation
Inland Capital Markets Group, Inc.
The Inland Real Estate Transactions Group, Inc.
Inland Real Estate Brokerage, Inc.
Real Estate Sales Services
International Land Development Corporation
Construction and Development Services
Inland Real Estate Acquisitions, Inc.
Property Acquisition Services
International Mortgage Investment Corporation
Inland Mortgage Corporation
Inland Mortgage Brokerage Corporation
Mortgage Loan Placement Services
Inland Mortgage Servicing Corporation
Mortgage Loan Servicing
Inland Diversified Real Estate Trust, Inc.
We will be owned by public investors. Ownership is represented by shares of our common stock.

Solid lines indicate 100% ownership.
Broken lines indicate service.

*The four indicated individuals are the principals of The Inland Group, Inc.

We have purchased 1,000 shares of common stock in The Inland Real Estate Group of Companies, Inc., a marketing entity whose primary function is to promote the business interests of its individual stockholder members, including other entities previously sponsored by IREIC. The Inland Real Estate Group of Companies coordinates, among other things, marketing to prospective tenants as well as identifying and monitoring legislation that may impact us and our stockholders.

Description of Real Estate Assets

We will focus on acquiring commercial real estate located in the United States and Canada, as well as REITs or other real estate operating companies.  We will focus on properties or entities owning properties such as:

•                                          retail properties;

•                                          office buildings;

•                                          multi-family properties, including student housing properties;

•                                          industrial/distribution and warehouse facilities;

•                                          lodging properties;

•                                          medical office buildings and healthcare-related facilities;

•                                          public infrastructure assets, including toll roads, water utilities, correctional facilities, airports, ports, electricity and gas transmission and distribution networks and telecommunications facilities; and

•                                          triple-net, single-use properties of a similar type.

We do not expect to invest any specific amount or percentage of assets in any one type of property.  We will supplement this prospectus to describe any material assets that we acquire or propose to acquire during the course of this offering.

We May Borrow Money

We expect to finance a portion of the purchase price of any real estate asset that we acquire with monies borrowed on an interim or permanent basis from banks, institutional investors and other lenders, including lenders affiliated with our sponsor. We also may borrow monies to acquire a REIT or other real estate operating company. Any money that we borrow may be secured by a mortgage or other security interest in some, or all, of our assets. The interest we will pay on our loans may be fixed or variable. We also may establish a revolving line of credit for short-term cash management and bridge financing purposes. Further, we may agree to limit the time during which we may prepay any loan in order to reduce the interest rate on the loan.

As a matter of policy, we do not expect our aggregate borrowings, secured by all of our assets, to exceed 55% of the total fair market value of our assets. For these purposes, the fair market value of each asset will be equal to the purchase price paid for the asset or the value reported in the most recent appraisal of the asset, whichever is later. Our charter limits the aggregate amount we may borrow, whether secured or unsecured, to an amount not to exceed 300% of our net assets, equivalent to a 75% loan-to-asset value ratio, unless our board determines that a higher level is appropriate and the excess in borrowing is disclosed to stockholders in our next quarterly report along with the justification for the excess.  The loan agreements with our lenders may impose additional restrictions on the amount we may borrow. We do not intend to exceed the leverage limits in our charter except in the early stages of our operations.

Estimated Use of Proceeds of Offering

We anticipate investing approximately 88% of the gross proceeds of this offering, assuming the maximum offering amount is sold, in real estate assets. Once we have completed our “best efforts” offering, after paying organization and offering expenses, we expect that no less than 70% of our assets will consist of investments in real property, including any loans secured by real property and any joint ventures that we control, and that approximately 30% of our assets will consist of investments in other real estate assets, such as real estate-related securities and joint ventures that we do not control.

The remaining offering proceeds will be used to pay organization and offering expenses and acquisition expenses.

Conflicts of Interest

Conflicts of interest may exist between us and other entities including REITs previously sponsored by IREIC, including Inland Real Estate Corporation, which we refer to herein as “IRC,” Inland Western Retail Real Estate Trust, Inc., which we refer to herein as “Inland Western,” and Inland American Real Estate Trust, Inc., which we refer to herein as “Inland American,” with respect to certain properties. IRC and Inland Western acquire and manage retail properties.  IRC focuses on neighborhood, community, power and lifestyle retail centers and single-tenant retail properties, located primarily in the Midwest.  Inland Western owns a national retail portfolio including lifestyle, power and community centers, as well as single-tenant net lease properties.  Inland American owns a diversified portfolio of assets, including retail, multi-family, industrial, lodging, office and student housing properties.  Inland American also invests in joint ventures, development projects, real estate loans and real estate-related securities, and has selectively acquired REITs and other real estate operating companies.  Each of these entities also may purchase single tenant net-leased properties located anywhere in the United States and, in the case of Inland American, Canada.  We will actively seek to invest in the same types of assets as these entities.  We will not have any rights to the assets acquired by, or identified to be acquired by, any of these entities.

Other conflicts of interest include:

•                                          the fact that our Business Manager and Real Estate Managers will share employees with IREIC, its affiliates and other entities sponsored by IREIC. These individuals will face competing demands for their time and services and may have conflicts in allocating their time between our business and assets and the business and assets of these other entities. IREIC also may face a conflict of interest in allocating personnel and resources among these entities;

•                                          the fact that we do not have arm’s length agreements with our Business Manager, Real Estate Managers or any other affiliates of IREIC;

•                                          the fact that we will pay affiliates of IREIC, including our Business Manager and Real Estate Managers, significant fees.  In some cases, these fees will be based upon various metrics such as a percentage of our invested assets, the purchase price for these assets or the revenues generated by these assets. This may result in our Business Manager recommending investments in an effort to increase these fees;

•                                          the fact that we may acquire our Business Manager and Real Estate Managers in an effort to internalize our management functions, which could result in significant payments to these parties;

•                                          the fact that we compete with other REITs previously sponsored by IREIC for commercial real estate assets.  We, along with certain of these REITs, rely to some degree on affiliates of IREIC to identify and assist in acquiring real estate assets, and will not have our own acquisitions group;

•                                          the fact that we may acquire real estate assets from companies that are owned, managed or advised by affiliates of IREIC or that compete with these affiliates for properties or that have a pre-existing relationship with these affiliates, any of which may result in a conflict of interest between our business and that of these affiliates;

•                                          the fact that we may make loans to affiliates of, or entities sponsored by, IREIC, including the other REITs previously sponsored by IREIC; and

•                                          the fact that Inland Securities, our dealer manager, is an affiliate of IREIC and is not, therefore, independent.

Compensation Paid To Affiliates of IREIC

We will pay fees to affiliates of IREIC such as Inland Securities, our Business Manager and our Real Estate Managers and their respective affiliates. We also will reimburse these entities for expenses incurred in performing services on our behalf.

Set forth below is a summary of the most significant fees and expenses that we will pay, or expect to pay, to these entities. For purposes of illustrating offering stage fees and expenses, we have assumed that we will sell the maximum of 500,000,000 shares in the “best efforts” portion of this offering at $10.00 per share.  We have not given effect to any special sales or volume discounts that could reduce selling commissions. We will not pay selling commissions, the marketing contribution or issuer costs in connection with shares of common stock issued through our distribution reinvestment plan.  For additional discussion regarding these fees and expenses, see “Compensation Table” beginning on page 64.

Type of Compensation

Offering Stage

Selling Commissions	7.5% of the sale price for each share (7% may be reallowed to soliciting dealers) Estimated maximum: $375 million

Marketing Contribution

We will pay Inland Securities a fee for marketing the shares in connection with this offering, which includes coordinating the marketing of the shares with any soliciting dealers, in an amount equal to 2.5% of the gross offering proceeds from shares sold in the “best efforts” offering.  Inland Securities may reallow up to 1.5% to soliciting dealers.

Estimated maximum: $125 million

Due Diligence Expense Reimbursement

We will reimburse Inland Securities and soliciting dealers for bona fide out-of-pocket, itemized and detailed due diligence expenses incurred by these entities, in amounts up to 0.5% of the gross offering proceeds.  These expenses may, in our sole discretion, be reimbursed from amounts paid or reallowed to these entities as a marketing contribution, or may be reimbursed from issuer costs.

Estimated maximum if reimbursed from issuer costs: $25 million If these expenses are reimbursed from amounts paid or reallowed as a marketing contribution, there will be no additional costs to us.

Issuer Costs

We will reimburse IREIC, its affiliates and third parties for any issuer costs that they pay on our behalf, including any bona fide out-of-pocket, itemized and detailed due diligence expenses not reimbursed from amounts paid or reallowed as a marketing contribution, in an amount not to exceed 5% of the gross offering proceeds.  Our Business Manager has agreed to pay or reimburse any organization and offering expenses, including any due diligence expense reimbursement, that exceed 15% of the gross offering proceeds.

Operational Stage

Acquisition Expenses

We will reimburse our Business Manager, Real Estate Managers and entities affiliated with each of them, such as IREA, Inland Capital Markets Group, Inland Institutional Capital Partners Corporation and their respective affiliates for expenses paid on our behalf in connection with acquiring real estate assets, regardless of whether we acquire the assets.  We may not, however, reimburse expenses that exceed the greater of 6% of the contract price of any real estate asset or, in the case of a loan, 6% of the funds advanced.  The actual amount will depend on the cost associated with each asset and cannot be determined at this time.

Real Estate Management Fees

For each property that is managed directly by any of our Real Estate Managers or their affiliates, we will pay the applicable Real Estate Manager a monthly fee of up to 4.5% of the gross income from each property the entity manages.  The applicable Real Estate Manager will determine, in its sole discretion, the amount of the fee with respect to a particular property, subject to the 4.5% limitation.  This fee may be increased, subject to the approval of a majority of our independent directors, for certain properties. We also will reimburse each Real Estate Manager and its affiliates for property-level expenses that they pay or incur on our behalf, including the salaries, bonuses and benefits of persons employed by the Real Estate Manager and its affiliates except for the salaries, bonuses and benefits of persons who also serve as one of our executive officers or as an executive officer of any of our Real Estate Managers.  The actual amount depends on the gross income generated and cannot be determined at the present time.

Oversight Fee

For each property that is managed directly by entities other than our Real Estate Managers or their affiliates, such as any healthcare-related properties and lodging properties which must be operated by third parties to ensure proper treatment of the income generated by these properties under the applicable REIT rules, properties we own through joint ventures and properties we own as a result of acquiring interests in other REITs or real estate operating companies, we will pay the applicable Real Estate Manager a monthly oversight fee of up to 1% of the gross income from the applicable property. The applicable Real Estate Manager will determine, in its sole discretion, the amount of the fee with respect to a particular property, subject to the 1% limit.  We also will reimburse each Real Estate Manager and its affiliates for property-level expenses that they pay or incur on our behalf, including the salaries, bonuses and benefits of persons employed by the Real Estate Manager and its affiliates except for the salaries, bonuses and benefits of persons who also serve as one of our executive officers or as an executive officer of any of our Real Estate Managers.  In addition, with respect to any property that is managed directly by entities other than our Real Estate Managers or their affiliates and does not generate income, such as properties that are newly constructed, are under development or construction, or have not yet been developed, we may pay a monthly oversight fee based upon the “hourly billing rate” of the applicable Real Estate Manager, multiplied by the number of hours spent by its employees in providing oversight services for us in respect of that property.  In no event will our Real Estate Managers receive both a real estate management fee and an oversight fee with respect to a particular property.  In addition, except as otherwise approved by a majority of our independent directors, the total fees paid to our Real Estate Managers for managing a particular property, including oversight fees, will not exceed 4.5% of the gross income generated by the applicable property.  The actual amount will depend on the number of properties managed by third parties and the gross income generated by these properties.  Thus, the actual amount cannot be determined at the present time.

Business Management Fee

Subject to satisfying the criteria described below, we will pay our Business Manager a quarterly business management fee equal to a percentage of our “average invested assets,” calculated as follows:

(1)   if we have declared distributions during the prior calendar quarter just ended, in an amount equal to or greater than an average 7% annualized distribution rate (assuming a share was purchased for $10.00), we will pay a fee equal to 0.25% of our “average invested assets” for that prior calendar quarter;

(2)   if we have declared distributions during the prior calendar quarter just ended, in an amount equal to or greater than an average 6% annualized distribution rate but less than an average 7% annualized distribution rate (in each case, assuming a share was purchased for $10.00), we will pay a fee equal to 0.1875% of our “average invested assets” for that prior calendar quarter;

(3)   if we have declared distributions during the prior calendar quarter just ended, in an amount equal to or greater than an average 5% annualized distribution rate but less than an average 6% annualized distribution rate (in each case, assuming a share was purchased for $10.00), we will pay a fee equal to 0.125% of our “average invested assets” for that prior calendar quarter; or

(4)   if we do not satisfy the criteria in (1), (2) or (3) above in a particular calendar quarter just ended, we will not, except as set forth below, pay a business management fee for that prior calendar quarter.

For example, if during the first calendar quarter of a particular year, we declared monthly distribution rates of 5%, 7% and 7% (in each case, assuming a share was purchased for $10.00) for the three months comprising the quarter, respectively, the average distribution rate would be equal to 6.33%.  Accordingly, we would pay a business management fee equal to 0.1875% for the first quarter, payable on the last business day of the first quarter. Further, assuming that (1), (2) or (3) above is satisfied, our Business Manager may decide, in its sole discretion, to be paid an amount less than the total amount that may be paid.  If the Business Manager decides to accept less in any particular quarter, the excess amount that is not paid may, in the Business Manager’s sole discretion, be waived permanently or accrued, without interest, to be paid at a later point in time.  “Average invested assets” means, for any period, the average of the aggregate book value of our assets, including all intangibles and goodwill, invested, directly or indirectly, in equity interests in, and loans secured by, real estate assets, as well as amounts invested in consolidated and unconsolidated joint ventures or other partnerships, REITs and other real estate operating companies, before reserves for amortization and depreciation or bad debts or other similar non-cash reserves, computed by taking the average of these values at the end of each month during the relevant calendar quarter.  Notwithstanding the above, “average invested assets” excludes, for these purposes, any investments in securities, including any non-controlling interests in REITs or other real estate operating companies, for which a separate investment advisor fee is paid. The actual amount will depend on the carrying value of our assets and cannot be determined at the present time.  The obligation to pay this fee on a going forward basis will terminate if we acquire our Business Manager.

Incentive Fee

After stockholders have first received, on an aggregate basis, from distributions from all sources, a 10% per annum cumulative, non-compounded return on, plus return of, aggregate “invested capital,” we will pay our Business Manager an incentive fee equal to 15% of the net proceeds from the sale of our real estate assets, including assets owned by a REIT or other real estate operating company that we acquire and operate as a subsidiary.  For these purposes, “invested capital” means the aggregate original issue price paid for the shares of our common stock reduced by prior distributions identified as special distributions from the sale or financing of our real estate assets.  Net sales proceeds will be calculated after paying any property disposition fee to Inland Real Estate Brokerage, Inc. or Inland Partnership Property Sales Corporation.  The actual amount will depend on the amount of net proceeds from the sale of our real estate assets and cannot be determined at the present time.  The obligation to pay this fee will terminate if we acquire our Business Manager.

Interest Expense

We may borrow money from our Business Manager and its affiliates, as well as other REITs previously sponsored by IREIC, so long as a majority of our disinterested directors, including a majority of our disinterested independent directors, approves the transaction as fair, competitive and commercially reasonable and no less favorable to us than loans between unaffiliated parties under the same circumstances.  We will pay interest on these loans at prevailing market rates.  The actual amount of interest paid will depend on the amount borrowed and the interest rate prevailing at the time.  We cannot determine the amount at this time.

Service Fee Associated with Purchasing, Selling and Servicing Mortgages

We will pay Inland Mortgage Servicing Corporation 0.03% per year on the first billion dollars and 0.01% thereafter on all mortgages that are serviced by Inland Mortgage Servicing Corporation. In addition, we will pay Inland Mortgage Brokerage Corporation and Inland Commercial Mortgage Corporation 0.2% of the principal amount of each loan placed for us by either entity.  The actual amount will depend on the dollar amount of the loans in our portfolio and cannot be determined at the present time.

Brokerage Fee

We will pay Inland Financial Products, Inc. or its affiliate a brokerage fee for facilitating transactions in real estate related-loans and commercial mortgage-backed securities, in an amount up to 1% of the purchase price of the loans or commercial mortgage-backed securities.  Notwithstanding the above, in respect of any acquisition of a real estate-related loan or commercial mortgage-backed securities, the total brokerage fee paid plus the amount of acquisition expenses reimbursed may not exceed the 6% limits on acquisition expenses, as described above.  The actual amount will depend on the dollar amount of these assets that we purchase, and cannot be determined at the present time.

Ancillary Services Reimbursements

We will reimburse IREIC, our Business Manager and their respective affiliates for any expenses that they pay or incur in providing ancillary services to us. The actual amount will depend on the services provided and the method by which reimbursement rates are calculated.  Actual amounts cannot be determined at the present time.

Investment Advisor Fee

We will pay Inland Investment Advisors, Inc. a monthly fee for providing investment advisory services in connection with our investments in securities. We will pay fees at an annual rate equal to 1% of the first $1 to $5 million of securities under management, 0.85% of securities from $5 to $10 million, 0.75% of securities from $10 to $25 million, 0.65% of securities from $25 to $50 million, 0.60% of securities from $50 to $100 million and 0.50% of securities above $100 million. Assets under management will be determined based on the aggregate carrying value of the securities as reported on the applicable broker’s monthly statement or report.  The actual amount of fees to be paid will depend on the then-current value of our investments and cannot be determined at the present time.

Institutional Investment Fees

We will pay Inland Institutional Capital Partners Corporation, referred to herein as “ICAP,” a fee for identifying institutional partners and operating partners, including real estate developers, owners and other unaffiliated third parties, with whom we may enter into joint ventures, partnerships, co-tenancies and other co-ownership arrangements.  We will pay ICAP an hourly advisory fee equal to $250 per hour for ICAP’s principals and $100 per hour for ICAP’s other employees.  The advisory fee will be paid in arrears on a quarterly basis.  In addition, in the event that ICAP identifies an institutional partner or operating partner with whom we actually enter into a definitive agreement, we will pay ICAP an investment fee of 0.35% of the amount paid by a new partner to the joint venture or other arrangement and 0.25% of amounts paid by partners that have already invested in a joint venture with us.  This investment fee will be offset by the hourly advisory fee described above.  The actual amount will depend on the number of partners identified and the number of joint ventures and other co-ownership arrangements that we enter into, and cannot be determined at the present time.

Listing Fee

Upon a “liquidity event,” we will pay our Business Manager a listing fee equal to 15% of the amount by which (1) the “market value” of the outstanding shares of our common stock, or the common stock of our subsidiary, plus the total distributions paid to stockholders from inception until the date that market value is determined exceeds (2) the aggregate invested capital, less any distributions of net sales or financing proceeds, plus the total distributions required to be paid to our stockholders in order to pay them the “priority return” from inception through the date that market value is determined.  In the event that, at the date of determination, stockholders have not received a return of capital plus the priority return, less any distributions of net sales or financing proceeds, the fee will be paid at the time that we have paid the total distributions required to be paid to our stockholders in order to pay them the priority return, calculated as described herein.  The obligation to pay this fee will terminate if we acquire our Business Manager prior to a liquidity event.

As used herein, a “liquidity event” means a listing or any merger, reorganization, business combination, share exchange, acquisition or other similar transaction in which our stockholders receive cash or the securities of another issuer that are listed on a national securities exchange, as full or partial consideration for their shares.  “Market value” means the value measured in connection with a liquidity event determined as follows: (1) in the case of the listing of our shares, or the shares of the common stock of any of our subsidiaries, on a national securities exchange, by taking the average closing price over the period of thirty consecutive trading days during which our shares, or the shares of the common stock of our subsidiary, as applicable, are eligible for trading, beginning on the 180th day after the applicable listing or (2) in the case of the receipt by our stockholders of securities of another entity that are trading on a national securities exchange prior to, or that become listed concurrent with, the consummation of the liquidity event, as follows: (a) in the case of shares trading before consummation of the liquidity event, the value ascribed to the shares in the transaction giving rise to the liquidity event; and (b) in the case of shares which become listed concurrent with the closing of the transaction giving rise to the liquidity event, the average closing price over the period of thirty consecutive trading days during which the shares are eligible for trading, beginning on the 180th day after the applicable listing.  In addition, any cash consideration received by our stockholders in connection with any liquidity event will be added to the market value determined in accordance with clause (1) or (2). Finally, for these purposes, “priority return” means, on an aggregate basis, a 6% per annum cumulative, non-compounded return on aggregate invested capital.

Liquidation Stage

Property Disposition Fee

We may pay a property disposition fee to Inland Real Estate Brokerage, Inc. or Inland Partnership Property Sales Corporation in an amount equal to the lesser of: (1) 3% of the contract sales price of the property; or (2) 50% of the customary commission which would be paid to a third party broker for the sale of a comparable property. The amount paid, when added to the sums paid to unaffiliated parties, may not exceed either the customary commission or an amount equal to 6% of the contract sales price.  The actual amounts to be received will depend upon the contract sales price of our properties and the customary commissions paid to third party brokers and, therefore, cannot be determined at the present time.

Investment Objectives

Our investment objectives generally are:

•                                          to balance investing in real estate assets that produce attractive current yield and long-term risk-adjusted returns to our stockholders, with our desire to preserve stockholders’ capital; and

•                                          to pay sustainable and predictable distributions to our stockholders.

To achieve these objectives, we intend to selectively acquire and actively manage investments in commercial real estate and other real estate assets.  To the extent we sell assets, we intend to reinvest the sale proceeds. See the “Business and Policies” section of this prospectus for a more complete description of our business and objectives.

Distribution Policy

We intend to pay regular monthly cash distributions to our stockholders.  We anticipate that we will begin declaring distributions no later than sixty days after we have sold enough shares to satisfy the minimum offering condition. Until the proceeds from this offering are fully invested and from time to time thereafter, we may not generate sufficient cash flow from operations, determined in accordance with GAAP, to fully fund distributions.  Some or all of our distributions may be paid from the proceeds generated by borrowings, including borrowings secured by our assets, resulting in us having less money available to invest in properties or other real estate assets. We also may fund distributions from cash flow generated from investing activities, including the net proceeds from the sale of our assets.  We will not fund any distributions from the net proceeds of this offering.  We may also fund distributions from advances from our Business Manager or IREIC or from the cash retained by us in the case that our Business Manager defers, accrues or waives all, or a portion, of its business management fee.  A deferral, accrual or waiver of any fee owed to our Business Manager will have the effect of increasing cash flow from operations for the relevant period.  There is no assurance that our Business Manager will defer, accrue or waive any fees.

ERISA Considerations

The section of this prospectus captioned “ERISA Considerations” describes the effect that the purchase of shares will have on individual retirement accounts and retirement plans that are subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and the Internal Revenue Code. ERISA is a federal law that regulates the operation of certain tax-advantaged retirement plans. Any retirement plan trustee or individual considering purchasing shares for a retirement plan or an individual retirement account should read this section of the prospectus carefully and is encouraged to seek the counsel of his or her tax advisor.

Stockholder Voting Rights and Limitations

We will hold annual meetings of our stockholders to elect directors or conduct other business matters that may be properly presented at these meetings. We also may call special meetings of stockholders from time to time. The holders of our common stock are entitled to one vote per share on all matters voted on by stockholders, including electing our directors.

Restriction on Share Ownership

Our charter contains restrictions on the number of shares any one person or group may own. Specifically, no person or group may own or control more than 9.8% in value of our outstanding stock or more than 9.8% in value or in number of shares, whichever is more restrictive, of our outstanding common stock.  This limit may be further reduced if our board of directors waives this limit for certain holders.  See “Management — The Business Management Agreement — Compensation.”  These restrictions are designed, among other purposes, to enable us to comply with ownership restrictions imposed on REITs by the Internal Revenue Code, and may have the effect of preventing a third party from engaging in a business combination or other transaction even if doing so would result in you receiving a “premium” for your shares. See “Risk Factors — Risks Related to Our Corporate Structure” for additional discussion regarding restrictions on share ownership.

Terms of the Offering

We are offering a maximum of 500,000,000 shares at a price of $10.00 per share on a “best efforts” basis. We also are offering up to 50,000,000 shares at a purchase price of $9.50 per share to stockholders who elect to participate in our distribution reinvestment plan.  A “best efforts” offering is one in which the securities dealers participating in the offering are under no obligation to purchase any of the securities being offered. No specified number of securities are, therefore, guaranteed to be sold and no specified amount of money is guaranteed to be raised in this offering. See “Risk Factors — Risks Related to the Offering” for additional discussion regarding a “best efforts” offering.  We reserve the right to reallocate the shares offered between our best efforts offering and the distribution reinvestment plan.

The offering price of our shares was determined by our board of directors in its sole discretion. Our board of directors determined the offering price based upon the offering price of other REITs organized by our sponsor, the offering price of other REITs that do not have a public trading market and the recommendation of Inland Securities, our dealer manager. See “Risk Factors — Risks Related to the Offering” for additional discussion regarding the offering price of our shares.

Appropriateness of Investment

An investment in our shares may be appropriate as part of your investment portfolio if:

•                                          You seek regular distributions, because we intend to pay regular monthly cash distributions to our stockholders.

•                                          You seek a hedge against inflation, because we intend to enter into leases with tenants that provide for scheduled rent escalations or participation in the growth of tenant sales.

•                                          You seek to preserve your capital and obtain the benefits of potential long-term capital appreciation, because we intend to acquire diverse commercial real estate assets that offer appreciation potential while balancing the objective of preserving your capital.

We cannot guarantee that we will achieve any of these objectives.

Distribution Reinvestment Plan

We are offering up to 50,000,000 shares to be sold to stockholders who participate in our distribution reinvestment plan. You may participate in the plan by reinvesting distributions in additional shares of our common stock at a purchase price per share equal to $9.50. Distributions may be fully reinvested because the distribution reinvestment plan permits fractional shares to be purchased. If you participate, you will be taxed on income attributable to the reinvested distributions based on the fair market value of shares of our common stock received in lieu of a cash distribution.  Thus, you would have to rely solely on sources other than distributions from us to pay taxes on the distributions. As a result, you may have a tax liability without receiving cash distributions to pay the tax liability. Our board may amend, suspend or terminate the plan, including increasing the per share purchase price, in its sole discretion at any time without prior notice to participants.

Investment Company Act of 1940

We intend to conduct our operations so that the company and each of its subsidiaries are exempt from registration as an investment company under the Investment Company Act of 1940, as amended, referred to herein as the “Investment Company Act.” Under Section 3(a)(1)(A) of the Investment Company Act, a company is not an “investment company” if it neither is, nor holds itself out as being, engaged primarily, nor proposes to engage primarily, in the business of investing, reinvesting or trading in securities. Under Section 3(a)(1)(C) of the Investment Company Act a company is not deemed to be an “investment company” if it neither is engaged, nor proposes to engage, in the business of investing, reinvesting, owning, holding or trading in securities and does not own or propose to acquire “investment securities” having a value exceeding 40% of the value of its total assets on an unconsolidated basis, which we refer to as the “40% test.” “Investment securities” excludes U.S. Government securities and securities of majority-owned subsidiaries that are not themselves investment companies and are not relying on the exception from the definition of investment company set forth in Section 3(c)(1) or Section 3(c)(7) of the Investment Company Act.

We intend to acquire real estate and real-estate-related assets directly, for example, by acquiring fee interests in real property, or by purchasing interests, including controlling interests, in REITs or other “real estate operating companies,” such as real estate management companies and real estate development companies, that own real property.  We also may acquire real estate assets through investments in joint venture entities, including joint venture entities in which we do not own a controlling interest.  We anticipate that our assets generally will be held in wholly and majority-owned subsidiaries of the company, each formed to hold a particular asset.

We intend to conduct our operations so that the company and most, if not all, of its wholly and majority-owned subsidiaries will comply with the 40% test. We will continuously monitor our holdings on an ongoing basis to determine the compliance of the company and each majority-owned subsidiary with this test. We expect that most, if not all, of the company’s wholly owned and majority-owned subsidiaries will not be relying on exemptions under either Section 3(c)(1) or 3(c)(7) of the Investment Company Act. Consequently, interests in these subsidiaries (which are expected to constitute a substantial majority of our assets) generally will not constitute “investment securities.” Accordingly, we believe that the company and most, if not all, of its wholly and majority-owned subsidiaries will not be considered investment companies under Section 3(a)(1)(C) of the Investment Company Act.

In addition, we believe that neither the company nor any of its wholly or majority-owned subsidiaries will be considered investment companies under Section 3(a)(1)(A) of the Investment Company Act because they will not engage primarily or hold themselves out as being engaged primarily in the business of investing, reinvesting or trading in securities. Rather, the company and its subsidiaries will be primarily engaged in non-investment company businesses related to real estate. Consequently, the company and its subsidiaries expect to be able to conduct their respective operations such that none of them will be required to register as an investment company under the Investment Company Act.

The determination of whether an entity is a majority-owned subsidiary of our company is made by us. The Investment Company Act defines a majority-owned subsidiary of a person as a company 50% or more of the outstanding voting securities of which are owned by such person, or by another company which is a majority-owned subsidiary of such person. The Investment Company Act further defines voting securities as any security presently entitling the owner or holder thereof to vote for the election of directors of a company. We treat companies in which we own at least a majority of the outstanding voting securities as majority-owned subsidiaries for purposes of the 40% test. We have not requested that the SEC staff approve our treatment of any entity as a majority-owned subsidiary and the SEC staff has not done so.  If the SEC staff were to disagree with our treatment of one or more companies as majority-owned subsidiaries, we would need to adjust our strategy and our assets in order to continue to pass the 40% test. Any such adjustment in our strategy could have a material adverse effect on us.

In the event that the company or any of its wholly or majority-owned subsidiaries would ever inadvertently fall within one of the definitions of “investment company,” we intend to rely on the exclusion provided by Section 3(c)(5)(C) of the Investment Company Act, which is available for entities “primarily engaged in the business of purchasing or otherwise acquiring mortgages and other liens on and interests in real estate.” In addition to prohibiting the issuance of certain types of securities, this exclusion generally requires that at least 55% of an entity’s assets must be comprised of mortgages and other liens on and interests in real estate, also known as “qualifying assets,” and at least another 25% of the entity’s assets must be comprised of additional qualifying assets or a broader category of assets that we refer to as “real estate-related assets” under the Investment Company Act (and no more than 20% of the entity’s assets may be comprised of miscellaneous assets). We will measure our Section 3(c)(5)(C) exclusion on an unconsolidated basis. We intend to treat as qualifying assets fee interests in real property, the debt and equity securities of wholly-owned entities that we control and that are primarily engaged in real estate businesses and certain “fully secured” mortgage loans. We intend to treat as real estate-related assets CMBS, debt and equity securities of non-majority owned companies primarily engaged in real estate businesses and securities issued by pass-through entities of which substantially all of the assets consist of qualifying assets or real estate-related assets.

Qualification for exemption from registration under the Investment Company Act will limit our ability to make certain investments. For example, these restrictions may limit the ability of the company and its subsidiaries to invest directly in mortgage-backed securities that represent less than the entire ownership in a pool of mortgage loans, debt and equity tranches of securitizations and certain asset-backed securities and real estate companies or in assets not related to real estate. Although we intend to monitor our portfolio, there can be no assurance that we will be able to maintain this exemption from registration for our company or each of our subsidiaries.

To the extent that the SEC staff provides more specific guidance regarding any of the matters bearing upon the definition of investment company and the exceptions to that definition, we may be required to adjust our strategy accordingly. Any additional guidance from the SEC staff could provide additional flexibility to us, or it could further inhibit our ability to pursue the strategies we have chosen.

Estimated Use of Proceeds

The amounts listed in the table below represent our best good faith estimate of the use of offering proceeds.  The organization and offering expenses, including the due diligence expense reimbursement discussed below, may not be greater than 15% of the gross offering proceeds.  The estimates may not accurately reflect the actual receipt or application of the offering proceeds.  Although we estimate total organization and offering expenses will be less than the total permitted in the case of the “maximum offering,” actual organization and offering expenses may total 15% of the gross offering proceeds.  The first scenario assumes we sell the minimum of 200,000 shares in the “best efforts” portion of the offering at $10.00 per share.  The second scenario assumes we sell the maximum of 500,000,000 shares in the “best efforts” portion of the offering at $10.00 per share.  We have not given effect to any special sales or volume discounts which could reduce selling commissions under either scenario.  In addition, we will not pay selling commissions, the marketing contribution or issuer costs in connection with shares of common stock issued through our distribution reinvestment plan.

	Minimum Offering		Maximum Offering
	Amount	Percent	Amount	Percent
Gross Offering Proceeds	$2,000,000	100.00%	$5,000,000,000	100.00%
Less Organization and Offering Expenses:
Selling Commissions	$150,000	7.50%	$375,000,000	7.50%
Marketing Contribution(1)	$50,000	2.50%	$125,000,000	2.50%
Issuer Costs(1)(2)	$100,000	5.00%	$75,500,000	1.51%
TOTAL EXPENSES:	$300,000	15.00%	$575,500,000	11.51%
Gross Amount Available	$1,700,000	85.00%	$4,424,500,000	88.49%
Less:
Acquisition Expenses(3)	$20,000	1.00%	$25,000,000	0.50%
NET CASH AVAILABLE FOR INVESTMENT(4):	$1,680,000	84.00%	$4,399,500,000	87.99%

(1)

We will reimburse Inland Securities and soliciting dealers for bona fide out-of-pocket, itemized and detailed due diligence expenses incurred by these entities, in amounts up to 0.5% of the gross offering proceeds.  These expenses may, in our sole discretion, be reimbursed from amounts paid or reallowed to these entities as a marketing contribution, or may be reimbursed from issuer costs.  If these expenses are reimbursed from issuer costs, we will pay $25 million in the aggregate if we sell the maximum number of 500,000,000 shares in our “best efforts” offering.  If these expenses are reimbursed from amounts paid or reallowed as a marketing contribution, there will be no additional costs to us.

(2)

Issuer costs may not exceed 5% of the gross offering proceeds.  Issuer costs were estimated by us, for illustrative purposes, based on the prior experience of IREIC, our sponsor, in sponsoring four other REIT programs. Issuer costs include amounts for SEC registration fees, FINRA filing fees, certain bona fide itemized and detailed due diligence expenses, printing and mailing expenses, blue sky fees and expenses, legal fees and expenses, accounting fees and expenses, advertising and sales literature, transfer agent fees, data processing fees, bank fees and other administrative expenses of the offering.

(3)

Acquisition expenses were estimated by us, for illustrative purposes, based on the prior experience of IREIC, our sponsor, in sponsoring four other REIT programs.  The actual amount of acquisition expenses cannot be determined at the present time and will depend on numerous factors including the type of real estate asset acquired, the aggregate purchase price paid to acquire the real estate asset, the aggregate amount borrowed, if any, to acquire the real estate asset, the number of real estate assets acquired, and the type of consideration, cash or common stock, used to pay the expenses.  Assuming that we sell the maximum number of shares in our “best efforts” offering and that we reimburse the maximum amount of acquisition expenses permitted under our charter, we will reimburse approximately $265.5 million for acquisition expenses, or $589.9 million assuming aggregate borrowings equal to 55% of the total fair market value of our assets or $1.1 billion assuming maximum aggregate borrowings equivalent to a 75% loan-to-asset value ratio.

(4)

Once we have completed our “best efforts” offering, after paying organization and offering expenses, we expect that no less than 70% of our assets will consist of investments in real property, including any loans secured by real property and any joint ventures that we control, and that approximately 30% of our assets will consist of investments in other real estate assets, such as real estate-related securities and joint ventures that we do not control.   Pending the acquisition of properties or other real estate assets, we may invest proceeds in cash and short-term, highly liquid investments.   Further, we may use proceeds to pay operating expenses or to fund reserves.

QUESTIONS AND ANSWERS ABOUT THE OFFERING

Q:  What is Inland Diversified Real Estate Trust, Inc.?

A:   Inland Diversified Real Estate Trust, Inc., which we sometimes refer to as the company, was formed on June 30, 2008, to acquire and develop commercial real estate located in the United States and Canada.  We will focus primarily on retail properties, office buildings, multi-family properties, including student housing properties, industrial/distribution and warehouse facilities, and lodging properties.  We also may purchase medical office buildings and other healthcare-related facilities and public infrastructure assets, including toll roads, water utilities, correctional facilities, airports, ports, electricity and gas transmission and distribution networks and telecommunications facilities.  We may purchase properties that have been constructed and have operating histories, are newly constructed, are under development or construction, or have not yet been developed.  We may acquire these assets directly by purchasing the property, also known as a “fee interest,” or indirectly by purchasing interests, including controlling interests, in real estate investment trusts, or REITs, or other “real estate operating companies” that own these assets, such as real estate management companies and real estate development companies. See “Business and Policies — Investment Strategy” for a more complete definition of “real estate operating company.”  We also may acquire assets through joint ventures, including joint ventures in which we do not own a controlling interest.

We may originate and invest in real estate-related loans, including first and second mortgage loans, mezzanine loans, B-Notes, bridge loans, convertible mortgages, wraparound mortgage loans, construction mortgage loans and participations in these loans. These loans may be secured by first or second mortgages on commercial real estate or a pledge of ownership interests in the entity owning commercial real estate. In no event will we make, or invest in, loans secured by a property if the aggregate amount of all loans secured by that property exceed an amount equal to 85% of the appraised value of the property, unless we find substantial justification due to the presence of other underwriting criteria, as determined in the sole discretion of our board of directors, including a majority of our independent directors, and provided further that the loans do not exceed the appraised value of the property at the date of the loans.

We also may invest in real estate-related securities including commercial mortgage-backed securities, sometimes referred to herein as “CMBS.”  See “Risk Factors — Risks Related to Investments in Other Real Estate Assets” for a more detailed discussion of the risks related to these types of investments.

We do not have any employees but instead will be managed by our Business Manager, Inland Diversified Business Manager & Advisor, Inc.  We intend to be taxed as a REIT for federal and state income tax purposes.

Q:  What kind of offering is this?

A:   We are offering a minimum of 200,000 shares and a maximum of 500,000,000 shares at a price of $10.00 per share on a “best efforts” basis. We also are offering up to 50,000,000 shares at a purchase price of $9.50 per share to stockholders who elect to participate in our distribution reinvestment plan.  We reserve the right to reallocate the shares offered between our best efforts offering and the distribution reinvestment plan.

Q:  How does a “best efforts” offering work?

A:   A “best efforts” offering means that an underwriter, broker-dealer, including our dealer manager or any soliciting dealer, or other person may, but is not obligated to, purchase any specific number or dollar amount of shares provided that the purchases comply with FINRA regulations. Therefore, we cannot guarantee the sale of any minimum number of shares in this offering.  Prior to the time we sell at least 200,000 shares, subscription payments will be placed in an escrow account with our escrow agent, UMB Bank, N.A.  If we are not able to sell at least 200,000 shares by August 24, 2010, which is one year from the original effective date of this prospectus, we will terminate this offering and all funds in the escrow account, including any interest earned on the funds, will be returned to subscribers within ten business days following the termination date.  Common stock purchased by any of our officers, directors or affiliates, or by our dealer manager or any soliciting dealer, will not count toward satisfying the minimum offering.  If you choose to purchase shares in this offering, you will need to fill out a subscription agreement, forms of which are included in this prospectus as Appendix C-1, and pay for the shares at the time you subscribe. If you decide to purchase shares, our escrow agent will hold your funds in escrow, along with those of other subscribers, until we accept your subscription. Generally, we accept or reject subscriptions within ten days of receipt.

Q:  How long will the offering last?

A:   This offering will end no later than August 24, 2011.  Our board may terminate this offering at any time and may extend the best efforts offering for an additional year.  If we extend the offering for another year and file another registration statement during the one-year extension in order to sell additional shares, we could continue to sell shares in this offering until the earlier of 180 days after the third anniversary of commencing this offering or the effective date of the subsequent registration statement.  If we decide to extend the best efforts offering beyond two years from the date of this prospectus, we will provide that information in a prospectus supplement.  If we file a subsequent registration statement, we could continue offering shares with the same or different terms and conditions.  Nothing in our organizational documents prohibits us from engaging in additional subsequent public offerings of our stock.

The offering must be registered in every state in which we offer or sell shares. Generally, these registrations are for a period of one year.  Thus, we may have to stop offering and selling in any state in which the registration is not renewed annually.

Q:  Who can buy shares?

A:   Anyone who receives this prospectus can buy shares provided that they satisfy the minimum suitability standards described elsewhere in this prospectus and offer to purchase the minimum required number of shares at a price of $10.00 per share.

Q:  Will I receive a stock certificate?

A:   No, unless expressly authorized by our board of directors. In this offering, we anticipate that all common stock will be issued only in book entry form. The use of book entry registration protects against loss, theft or destruction of stock certificates and reduces our offering costs.

Q:  Will fractional shares be issued?

A:   Yes, we may issue fractional shares of common stock in this offering.

Q:  Is there any minimum required investment?

A:   Yes. Individuals must initially invest at least $3,000 and tax-exempt entities must initially invest at least $1,000. The minimum amount of any subsequent investments, other than investments through our distribution reinvestment plan, is $100.

Q:  After I subscribe for shares, can I change my mind and withdraw my money?

A:  Prior to the time we sell at least 200,000 shares, you may rescind your subscription.  If you choose to rescind your subscription, all subscription payments held in escrow for your benefit will be returned to you by the escrow agent within ten business days of being notified by us of your election to rescind.  You will not be able to rescind your subscription after we sell at least 200,000 shares.  Purchases of common stock by any of our officers, directors and affiliates, or by our dealer manager or any soliciting dealer, will not count toward satisfying the minimum offering.

Q:  If I buy shares in the offering, how can I sell them?

A:   Our shares are not listed for trading on any national securities exchange and our board does not anticipate evaluating a listing on a national securities exchange until at least 2014. A public market may never develop. You may not be able to sell your shares when you desire or at a price equal to or greater than the offering price.  In addition, our charter imposes restrictions on the ownership of our common stock, which will apply to potential purchasers of your stock.  As a result, you may find it difficult to find a buyer for your shares.

If you meet the limited qualifications to participate in our share repurchase program, you may be able to sell your shares to us.  We may repurchase shares through the program, from time to time, at prices ranging from $9.00 per share for stockholders who have owned shares for at least one year to $9.50 per share for stockholders who have owned shares for at least five years. In the event that the board or our Business Manager makes a future determination regarding the estimated value of our shares, however, our board of directors, in its sole discretion, may change these repurchase prices.  Stockholders who have held their shares for at least one year may request that we repurchase any number of shares by submitting a repurchase request, the form of which is available on our website, to our repurchase agent. However, if a stockholder dies prior to or after owning the shares for one year, the one-year holding period will not be applicable, and any shares held for less than one year by the deceased will be repurchased at a price equal to $9.00 per share.  We will effect all repurchases on the last business day of the calendar month or any other business day that may be established by our board of directors.

In the case of any repurchases other than upon the death of a stockholder, we are authorized to use only the proceeds from our distribution reinvestment plan during that month and we will limit the number of shares repurchased during any calendar year to 3% of the number of shares of common stock outstanding on December 31st of the previous calendar year.  In the case of repurchases made upon the death of a stockholder, we are authorized to use any funds to complete the repurchase, and neither the limit regarding funds available from the distribution reinvestment plan nor the 3% limit will apply.  The share repurchase program will immediately terminate if our shares are listed on any national securities exchange.  In addition, our board of directors, in its sole discretion, may at any time amend, suspend (in whole or in part), or terminate our share repurchase program.  In the event that we amend, suspend or terminate the share repurchase program, however, we will send stockholders notice of the change at least thirty days prior to the change.  Further, our board reserves the right in its sole discretion to reject any requests for repurchases.

Q:  What will you do with the proceeds from this offering?

A:   Our use of proceeds will depend on the number of shares sold in the offering. After paying the fees and expenses of the offering, we expect to use the remaining proceeds to acquire interests in commercial real estate, including acquiring REITs or other “real estate operating companies,” and other real estate assets such as joint ventures and commercial mortgage debt. We may originate or invest in real estate-related loans to third parties or to affiliates of, or entities sponsored by, IREIC. These loans may be secured by first or second mortgages on commercial real estate or a pledge of ownership interests in the entity owning commercial real estate. In no event will we make, or invest in, loans secured by a property if the aggregate amount of all loans secured by that property exceeds an amount equal to 85% of the appraised value of the property, unless we find substantial justification due to the presence of other underwriting criteria, as determined in the sole discretion of our board of directors, including a majority of our independent directors, and provided further that the loans do not exceed the appraised value of the property at the date of the loans. Aside from these requirements, we do not have, and do not expect to adopt, any policies limiting the amount or percentage of assets that will be used to fund loans to affiliates of, or entities sponsored by, IREIC. Our investment policies and strategies are very broad. We expect that no less than 70% of our assets will consist of investments in real property, including any loans secured by real property and any joint ventures that we control, and that approximately 30% of our assets will consist of investments in other real estate assets, such as real estate-related securities and joint ventures that we do not control.   We also may invest proceeds received from this offering in short-term, highly liquid investments. These short-term investments typically yield less than investments in commercial real estate or other real estate related assets.

We also may use proceeds to pay operating expenses or to fund reserves.  Assuming all 500,000,000 shares are sold at a price of $10.00 per share in the “best efforts” portion of this offering, we expect to generate net proceeds of approximately $4.4 billion.

Q:   What competitive advantages does the company achieve through its relationship with Inland?

A:   We believe our relationship with Inland provides us the following benefits:

•                                          Experienced Management Team — Inland’s management team has substantial experience in all aspects of acquiring, owning, managing and operating commercial real estate and other real estate assets across diverse property types, as well as a broad range of experience in financing real estate assets.

•                                          Centralized Resources — Inland’s headquarters in the Chicago metropolitan area provides us with skilled personnel specializing in areas such as real estate management, leasing, marketing, human resources, cash management, risk management, tax and internal audit.

•                                          Long-Term Track Record — Inland has more than forty years of experience in acquiring and managing real estate assets. As of June 30, 2009, Inland and its affiliates cumulatively had 1,362 employees, owned properties in forty-six states and managed assets with a value exceeding $25.5 billion.

See “Conflicts of Interest” for a discussion of certain risks and potential disadvantages of our relationship with Inland.

Q:  How do you select investments and make investment decisions?

A:   Our Business Manager will have the authority, subject to the direction and approval of our board of directors, to make all of our investment decisions.

Q:  Do you currently own any real estate assets?

A:  No.  This offering is a “blind pool” offering.  As of the date of this prospectus, we have not identified any specific assets to acquire with the proceeds from this offering.

Q:  What is the significance of our “blind pool” offering?

A:   Traditionally, public real estate programs acquire interests in one or more properties or mortgage loans. The property or properties in which these public programs intend to invest are not always known prior to commencing the offering.  A real estate program is commonly referred to as a “blind pool” program when a significant number of the real estate assets that the real estate program intends to acquire are not yet identified. During a blind pool offering, we will identify acquisition opportunities during and possibly after our public offering has closed. Pending investment in real estate assets, we expect to invest the offering proceeds in short-term government securities or other liquid instruments.

We believe that the blind pool offering format offers us a greater degree of flexibility than a specified asset program because we are more likely to have funds available before identifying specific assets for acquisition. Otherwise, IREIC would need to begin the SEC registration process only after identifying assets we may acquire. Under this scenario, we believe we would operate at a significant competitive disadvantage as compared to entities that may have currently available sources of financing. Because we own no real estate assets, you cannot currently consider the financial history of any assets we may acquire. Therefore, we provide you with “prior performance” or a “track-record” of information of other programs sponsored by IREIC. Please note however, that the prior performance of IREIC’s other programs does not indicate, and should not be relied upon as to, how we may perform in the future.

Q:  How is investing in commercial real estate different than investing in single-family, residential real estate?

A:   In general, commercial real estate investments offer the following advantages over investments in single-family, residential real estate:

•                                          with the exception of leases for multi-family properties and lodging properties, commercial real estate leases tend to have a much longer duration than single-family residential real estate leases;

•                                          many commercial real estate leases provide for periodic rent escalations through the term of the lease, thereby providing for a steady income stream that matches or exceeds the rate of consumer price inflation; and

•                                          the commercial real estate market tends to be more transparent than the residential market in terms of the availability of financial information (specifically rental rates) and relevant comparisons to similarly situated commercial properties.

Q:  How is an investment in shares of your common stock different from listed REITs?

A:   An investment in shares of our common stock generally differs from an investment in listed REITs in the following respects:

•                                          Shares of listed REITs are priced by the trading market, which generally causes stock prices and a company’s market capitalization to fluctuate in value with the stock market as a whole, based on factors such as supply (number of sellers) and demand (number of buyers) of shares, reflecting shifting preferences among sectors of the economy.  In contrast, our board of directors determined the offering price of our shares in its sole discretion.  You should keep in mind that, because we are not trading on a national securities exchange, there is no public market for our shares and no assurance that one may develop. Our board does not anticipate evaluating a listing on a national securities exchange until at least 2014.  You likely will not be able to realize appreciation in the value of our portfolio, if any, until we liquidate or list our stock for trading.

•                                          Listed REITs often focus on selected property types or geographic markets, which would require you to own shares of several listed REITs, with attendant transaction costs and effort, in order to invest in a well diversified real property portfolio.  In contrast, we already intend to own a well diversified portfolio of various real estate assets.

Q:  What is a public, non-listed REIT?

A:  A public, non-listed REIT includes all of the REIT factors listed above.  In addition, in a public, non-listed REIT:

•                                          the shares of stock are not listed and traded on a national stock exchange;

•                                          the shares of stock are not priced on a daily basis; and

•                                          the REIT files all financial statements and material updates to the program with the Securities and Exchange Commission, sometimes referred to herein as the “SEC,” and all necessary regulatory authorities.

Q:  If I buy shares, will I receive distributions and, if so, how often?

A:   We intend to pay regular monthly cash distributions to our stockholders. The actual amount and timing of distributions will be determined by our board of directors in its discretion and typically will depend on the amount of funds available, which depends on items such as current and projected cash requirements and tax considerations, among other things. As a result, our distribution rate and payment frequency may vary from time to time. However, in order to remain qualified as a REIT, we must make distributions equal to at least 90% of our “REIT taxable income” each year.  We anticipate that we will begin declaring distributions no later than sixty days after we have sold enough shares to satisfy the minimum offering condition. Until the proceeds from this offering are fully invested and from time to time thereafter, we may not generate sufficient cash flow from operations, determined in accordance with GAAP, to fully fund distributions.  Some or all of our distributions may be paid from the proceeds generated by borrowings, including borrowings secured by our assets, resulting in us having less money available to invest in properties or other real estate assets. We also may fund distributions from cash flow generated from investing activities, including the net proceeds from the sale of our assets.  We will not fund any distributions from the net proceeds of this offering.  We may also fund distributions from advances from our Business Manager or IREIC or from the cash retained by us in the case that our Business Manager defers, accrues or waives all, or a portion, of its business management fee.  A deferral, accrual or waiver of any fee owed to our Business Manager will have the effect of increasing cash flow from operations for the relevant period.  There is no assurance that our Business Manager will defer, accrue or waive any fees.

Q:  Are distributions I receive taxable?

A:   Yes, for tax purposes, any distributions that you receive generally will be considered ordinary income to the extent that the distributions are paid out of our current and accumulated earnings and profits (excluding distributions of amount either subject to corporate-level taxation or designated as a capital gain dividend). However, because depreciation expense reduces taxable income but does not reduce cash available for distribution, we expect a portion of your distributions will be considered a return of capital for tax purposes up to the amount of your tax basis in your shares (and any excess will result in capital gain). The amounts considered a return of capital will not be subject to tax immediately but will instead reduce the tax basis of your investment in effect deferring a portion of your tax until you sell your shares or we liquidate. Because each investor’s tax implications are different, you should consult with your tax advisor.

Q:  When will I get my tax information?

A:   We expect to mail a Form 1099 with your tax information by January 31st of each year.

Q:  Do you have a reinvestment program through which I can reinvest my cash distributions in additional shares?

A:   Yes, our distribution reinvestment plan allows investors to reinvest cash distributions in additional shares at $9.50 per share. This plan may, however, be amended, suspended or terminated in the sole discretion of our board, without prior notice to participants. See “Distribution Reinvestment Plan and Share Repurchase Program — Distribution Reinvestment Plan” for additional discussion regarding the plan.

Q:  What are your strategies for providing stockholders with a liquidity event?

A:  Our board does not anticipate evaluating a listing on a national securities exchange until at least 2014. If listing our shares of common stock is not feasible, our board may decide to:

•                                          sell our assets individually, including seeking stockholder approval if the action would constitute the sale of all or substantially all of our assets, or sell certain subsidiaries or joint venture interests;

•                                          continue our business and evaluate a listing of our shares of common stock at a future date; or

•                                          adopt a plan of liquidation.

Q:  Have you set a finite date for a liquidity event?

A:  No, due to the uncertainties of market conditions in the future, we believe setting finite dates for possible, but uncertain, liquidity events may result in actions that are not necessarily in the best interests or within the expectations of our stockholders. Therefore, we believe it is more appropriate to allow us and our board of directors the flexibility to consider multiple options and not be obligated to execute a particular liquidity event by a set date.

Q:  Who can help answer questions?

A:   If you have more questions about the offering or if you would like additional copies of this prospectus, you should contact your registered representative or our dealer manager:

Inland Securities Corporation
2901 Butterfield Road
Oak Brook, Illinois 60523
(630) 218-8000
Attention: Ms. Roberta S. Matlin

RISK FACTORS

An investment in our shares involves significant risks and is suitable only for those persons who understand the following risks and who are able to bear the risk of losing their entire investment. The occurrence of any of the risks discussed in this prospectus, particularly those described under the subheadings “ — Risks Related to the Offering,” “— Risks Related to Our Business,” “— Risks Related to Investments in Real Estate,” “— Risks Related to Investments in Other Real Estate Assets” and “— Risks Associated with Debt Financing,” “— Risks Related to Our Corporate Structure,” and “— Federal Income Tax Risks,” could have a material adverse affect on our business, financial condition, results of operations and ability to pay distributions to you.  You should consider the following risks in addition to other information set forth elsewhere in this prospectus before making your investment decision.

Risks Related to the Offering

We have no operating history, and neither our prior performance nor the prior performance of programs sponsored by IREIC should be used to predict our future results.

We are newly-formed with no operating history.  We are subject to all of the business risks and uncertainties associated with any new business, including the risk that we will not achieve our investment objectives and that the value of your investment could decline substantially. You should not rely on the past performance of other real estate investment programs sponsored by IREIC to predict our future results.

There is no public market for our shares, and you may not be able to sell your shares.

Our charter does not require our directors to seek stockholder approval to liquidate our assets by a specified date, nor does our charter require our directors to list our shares for trading by a specified date. There is no public market for our shares and no assurance that one may develop. We do not expect that our shares will be listed for trading on a national securities exchange in the near future, if ever. Our board will determine when, and if, to apply to have our shares of common stock listed for trading on a national securities exchange, subject to satisfying existing listing requirements. Our board does not anticipate evaluating a listing on a national securities exchange until at least 2014.  Further, our charter limits a person or group from owning more than 9.8% in value of our outstanding stock or more than 9.8% in value or in number of shares, whichever is more restrictive, of our outstanding common stock without prior approval of our board. These restrictions may inhibit your ability to sell your shares.

The offering price of our shares was determined by the board in its sole discretion.

Our board of directors determined the offering price in its sole discretion based on:

•                                          the offering price of other REITs organized by IREIC;

•                                          the range of offering prices of other REITs that do not have a public trading market; and

•                                          the recommendation of Inland Securities Corporation.

Because the offering price is not based upon any independent valuation, the offering price may not be indicative of the proceeds that you would receive upon liquidation. Further, the offering price may be significantly more than the price at which the shares would trade if they were to be listed on an exchange or actively traded by broker-dealers.

We intend to have our Business Manager prepare an annual report of the estimated value of our shares and to include this information in our annual report on Form 10-K. Until eighteen months after the last primary offering of our shares and prior to a listing, our Business Manager intends to use the most recent price paid to acquire a share in our “best efforts” offering (ignoring purchase price discounts for certain categories of purchasers) as its estimated per share value of our shares. The value of our shares using this approach will likely exceed what you might receive for your shares if you tried to sell them or if we liquidated our portfolio.

In determining the estimated value of our shares eighteen months after the last primary offering of our shares and prior to a listing, our board, our Business Manager or another firm we choose for that purpose, will estimate the value of our shares based upon a number of assumptions that may not be complete. These estimates may not accurately reflect the fair market value of our investments nor will they necessarily represent the amount of net proceeds that would result from an immediate sale of our assets.  See “ERISA Considerations — Annual Valuation Requirement” for additional discussion regarding the annual statement of value.

Because this is a “blind pool” offering, you will not have the opportunity to evaluate our investments before we make them, which makes your investment more speculative.

To the extent we have not yet acquired or identified assets to acquire at the time you make your investment decisions, you will not be able to evaluate the economic merits, transaction terms or other financial or operational data concerning our investments prior to purchasing shares of our common stock.  You must rely on our Business Manager and our board of directors to implement our investment policies, to evaluate our investment opportunities and to structure the terms of our investments.

This is a “best efforts” offering and the number and type of investments will depend on the proceeds raised in this offering.

This offering is being made on a “best efforts” basis, meaning that our dealer manager is only required to use its best efforts to sell our shares and has no firm commitment or obligation to purchase any of our shares.  The minimum amount we are required to sell is $2 million and we are not required to sell the full amount offered in this prospectus.  Accordingly, if we are unable to raise substantially more than the minimum offering amount of $2 million, we will make very few investments, resulting in less diversification in terms of the number of investments owned, the geographic regions in which our real property investments are located and the type of investments that we make.  For example, in the event we only raise the minimum amount, we will most likely make our investments through one or more joint ventures with third parties and may only be able to make one investment. A lack of diversification would increase the likelihood that any single investment’s performance would materially affect our overall investment performance.  Additionally, our inability to raise substantial funds would increase our fixed operating expenses as a percentage of gross income.

We depend on an affiliate of our sponsor to raise funds in this offering.  Events that prevent our dealer manager from serving in that capacity would jeopardize the success of this offering and could reduce the value of your investment.

The success of this offering depends to a large degree on the capital-raising efforts of our dealer manager, Inland Securities Corporation, an affiliate of our sponsor.  Our dealer manager has limited capital.  In order to conduct its operations, our dealer manager depends on transaction-based compensation that it earns in connection with offerings in which it participates.  If our dealer manager does not earn sufficient revenues from the offerings that it manages, it may not have sufficient resources to retain the personnel necessary to market and sell large amounts of shares on our behalf.  In the event that Inland Securities became unable to serve in the capacity of dealer manager for this or any public offering of our shares, we believe that it could be difficult to secure the services of another dealer manager.  Therefore, any event that hinders the ability of our dealer manager to conduct the offering on our behalf would jeopardize the success of the offering.

Our share repurchase program may be amended, suspended or terminated by our board of directors.

Our board of directors, in its sole discretion, may amend, suspend (in whole or in part), or terminate our share repurchase program.  Further, our board reserves the right in its sole discretion to change the repurchase prices or reject any requests for repurchases.  Any amendments to, or suspension or termination of, the share repurchase program may restrict or eliminate your ability to have us repurchase your shares and otherwise prevent you from liquidating your investment. See “Distribution Reinvestment Plan and Share Repurchase Program — Share Repurchase Program” for additional discussion regarding amendments to, or suspension or termination of, our share repurchase program.

Risks Related to Our Business

The amount and timing of distributions may vary.  We may pay distributions from the proceeds generated by borrowings.

There are many factors that can affect the availability and timing of cash distributions to stockholders such as our ability to buy, and earn positive yields on, real estate assets, the yields on securities of other entities in which we invest, our operating expense levels, as well as many other variables. The actual amount and timing of distributions will be determined by our board of directors in its discretion, based on its analysis of our earnings, cash flow, anticipated cash flow, capital expenditure requirements and general financial condition.  Actual cash available for distribution may vary substantially from estimates.  In addition, to the extent we invest in development or redevelopment projects, or in properties that have significant capital requirements, our ability to make distributions may be negatively impacted, especially during our early period of operation.  Until the proceeds from this offering are fully invested and from time to time thereafter, we may not generate sufficient cash flow from operations, determined in accordance with GAAP, to fully fund distributions.  Some or all of our distributions may be paid from the proceeds generated by borrowings, including borrowings secured by our assets, and from the proceeds from the sale of our assets.  Distributions reduce the amount of money available to invest in properties or other real estate assets.  Further, distributions that exceed cash flows from operations or the cash flow generated by investing activities will likely not be sustainable for a significant period of time.

We may suffer from delays in selecting, acquiring and developing suitable properties.

Regardless of the amount of capital we raise or borrow, we may experience delays in deploying our capital into assets or in realizing a return on the capital we invest.  The more money we raise in this offering, the more difficult it will be to invest the net offering proceeds promptly. Therefore, the relatively large size of this offering increases the risk of delays.  We could suffer from delays in locating suitable investments as a result of competition in the relevant market, regulatory requirements such as those imposed by the SEC which require us to provide audited financial statements and our reliance on our Business Manager to locate suitable investments for us at times when the management of our Business Manager is simultaneously seeking to locate suitable investments for other IREIC-sponsored programs.  Further, our investments may not yield immediate returns.  For example, properties acquired before the start of construction or during the early stages of construction typically will not generate income for some period of time. Likewise, we may experience delays as a result of negotiating or obtaining the necessary purchase documentation to close an acquisition.

We also may invest all proceeds we receive from this offering in short-term, highly-liquid investments. These short-term investments, although liquid, generally generate very little current yield.  These yields will likely be less than the distribution yield paid to stockholders. Further, we may use the principal amount of these investments, and any returns generated on these investments, to pay fees in connection with our current offering and the expenses of our Business Manager, Real Estate Managers and other affiliates of IREIC in connection with acquiring real estate assets for us.

Our charter authorizes us to issue additional shares of stock, which may reduce the percentage of our common stock owned by our other stockholders, subordinate your rights or discourage a third party from acquiring us.

Investors purchasing in this offering will not have preemptive rights to purchase any shares issued by us in the future. Our charter authorizes us to issue up to 2.5 billion shares of capital stock, of which 2.46 billion shares are designated as common stock and 40 million are designated as preferred stock. We may, in the sole discretion of our board:

•                                          sell additional shares in this or future offerings;

•                                          issue equity interests in a private offering of securities;

•                                          classify or reclassify any unissued shares of common or preferred stock by setting or changing the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications, or terms or conditions of redemption of the stock;

•                                          increase or decrease the aggregate number of shares or the number of shares of any class or series that we have authority to issue;

•                                          issue shares of our capital stock on the exercise of options granted to our independent directors or employees of our Business Manager, Real Estate Managers, IREA or their affiliates;

•                                          issue shares of our capital stock in exchange for real estate assets; or

•                                          issue shares of our capital stock to our Business Manager or Real Estate Managers in connection with any business combination between us and any of them.

Future issuances of common stock will reduce the percentage of our outstanding shares owned by our other stockholders.  Further, our board of directors could authorize the issuance of stock with terms and conditions that could subordinate the rights of the holders of our current common stock or have the effect of delaying, deferring or preventing a change in control of us, including an extraordinary transaction (such as a merger, tender offer or sale of all or substantially all of our assets) that might provide a premium price for our stockholders.  See “Description of Securities — Authorized Stock” for additional discussion regarding the issuance of additional shares.

Your investment may be subject to additional risks if we make investments in Canada.

We may purchase real estate assets located in Canada, and may make or purchase mortgage, bridge, mezzanine or other loans or participations in these loans made by a borrower located in, or secured by property located in, Canada.  To the extent that we invest in real estate assets located in Canada, in addition to risks inherent in domestic real estate investments, we will also be subject to fluctuations in foreign currency exchange rates and the uncertainty of foreign laws and markets including, but not limited to, unexpected changes in regulatory requirements, difficulties in managing international operations, currency exchange controls, potentially adverse tax consequences, additional accounting and control expenses and the administrative burden associated with complying with a wide variety of foreign laws. Changes in foreign currency exchange rates may adversely impact the fair values and earnings streams of our international holdings and therefore the returns on our non-dollar denominated investments. To the extent that we make real property investments in Canada, we will be subject to changes in the value of the Canadian Dollar relative to the value of the U.S. Dollar.  Although we may hedge our foreign currency risk, we may not be able to do so successfully and may incur losses on these investments as a result of exchange rate fluctuations.  In addition, if our REIT status is not recognized in Canada, any income or gains from Canadian sources may be subject to foreign taxation, withholding taxes, transfer taxes and value added taxes.

Actions of our joint venture partners could negatively impact our performance.

We may enter into joint ventures with third parties. Our organizational documents do not limit the amount of available funds that we may invest in these joint ventures, and we intend to develop and acquire properties through joint ventures with other persons or entities when warranted by the circumstances. The venture partners may share certain approval rights over major decisions and these investments may involve risks not otherwise present with other methods of investment in real estate, including, but not limited to:

•                                          the current economic conditions make it more likely that our co-member, co-venturer or partner in an investment may become bankrupt, which would mean that we and any other remaining general partners, members or co-venturers would generally remain liable for the partnership’s, limited liability company’s or joint venture’s liabilities;

•                                          that our co-member, co-venturer or partner may at any time have economic or business interests or goals which are or which become inconsistent with our business interests or goals;

•                                          that our co-member, co-venturer or partner may be in a position to take action contrary to our instructions or requests or contrary to our policies or objectives, including our objective to qualify as a REIT;

•                                          that, if our partners fail to fund their share of any required capital contributions, we may be required to contribute that capital;

•                                          that joint venture, limited liability company and partnership agreements often restrict the transfer of a co-venturer’s, member’s or partner’s interest or may otherwise restrict our ability to sell the interest when we desire or on advantageous terms;

•                                          that our relationships with our partners, co-members or co-venturers are contractual in nature and may be terminated or dissolved under the terms of the agreements and, in each event, we may not continue to own or operate the interests or assets underlying the relationship or may need to purchase these interests or assets at an above-market price to continue ownership;

•                                          that disputes between us and our partners, co-members or co-venturers may result in litigation or arbitration that would increase our expenses and prevent our officers and directors from focusing their time and effort on our business; and

•                                          that we may in certain circumstances be liable for the actions of our partners, co-members or co-venturers.

Current credit market disruptions and recent economic trends may increase the likelihood of a commercial developer defaulting on its obligations with respect to a development project or becoming bankrupt or insolvent.

We may enter into projects that are in various stages of pre-development and development.  Current credit market disruptions and recent economic trends have increased the risk that development projects will fail.  The developers of the projects in which we may invest may be exposed to risks not only with respect to our projects, but also other projects in which they may be involved.  Default by a developer in respect of one of our development project investments, or the bankruptcy, insolvency or other failure of a developer of one of these projects, may require us to assume the senior loan, fund beyond what we are contractually obligated to fund, take over development of the project, find another developer for the project, or sell our interest in the project.  Attempts to limit our capital obligations may be unsuccessful.  Developer failures could delay efforts to complete or sell the development project and could ultimately preclude us from realizing a return on our investment.  These events could cause a decrease in the value of our development assets and compel us to seek additional sources of liquidity, which may or may not be available, in order to hold and complete the development project.  We cannot provide assurance that we would be able to complete the development on terms as favorable as when we first entered into the project.

The failure of any bank in which we may deposit our funds could reduce the amount of cash we have available to pay distributions and invest in real estate assets.

We expect to deposit our cash and cash equivalents in several banking institutions in an attempt to minimize exposure to the failure of any one of these entities.  However, the Federal Insurance Deposit Corporation, or “FDIC,” generally only insures limited amounts per depositor per insured bank.  Through 2013, the FDIC is insuring up to $250,000 per depositor per insured bank.  If our deposits exceed these federally insured levels and the banking institutions in which we have deposited our funds ultimately fail, we may lose our deposits over the federally insured levels.

If we internalize our management functions, your interest in us could be diluted, we could incur other significant costs associated with being self-managed and we may have increased exposure to litigation as a result of internalizing our management functions.

At some point in the future, we may consider becoming “self-managed” by internalizing the functions performed for us by our Business Manager and Real Estate Managers, particularly if we seek to list our shares on an exchange as a way of providing our stockholders with a liquidity event.  The method by which we could internalize these functions could take many forms.  We may hire our own group of executives and other employees or we may acquire our Business Manager and Real Estate Managers or their respective assets, including their existing workforce.  The method or cost of internalizing cannot be determined or estimated at this time.  Further, if we acquired our Business Manager and Real Estate Managers, the amount and form of any consideration that we would pay in this type of transaction could take many forms.  For example, we could acquire the Business Manager and Real Estate Managers through a merger in which we issued shares of our common stock for all of the outstanding common stock or assets of these entities.  Issuing shares of our common stock would reduce the percentage of our outstanding shares owned by stockholders prior to any transaction.  Further, issuing promissory notes could reduce our net income, cash flow from operations and our ability to pay distributions to you, particularly if internalizing these functions does not produce cost savings.   Any internalization transaction could result in significant payments to the owners of our Business Manager and Real Estate Managers. The three self-administered REITs previously sponsored by IREIC, IRC, IRRETI and Inland Western, paid approximately $68 million, $197 million and $375 million, respectively, to acquire their respective business managers and real estate managers.  In addition, there is no assurance that internalizing our management functions will prove to be beneficial to us and our stockholders.  For example, we may not realize the perceived benefits or we may not be able to properly integrate a new staff of managers and employees or we may not be able to effectively replicate the services provided previously by our Business Manager, Real Estate Managers or their affiliates.  In addition, we may not be able to effect an internalization plan that enables us to retain all of the employees of our Business Manager or Real Estate Managers and their affiliates or to maintain a relationship with IREIC.

Internalization transactions have also, in some cases, been the subject of litigation.  Even if these claims are without merit, we could be forced to spend significant amounts of money defending claims which would reduce the amount of funds available for us to invest in real estate assets or to pay distributions.  As of the date of this prospectus, Inland Western, another REIT sponsored by IREIC, and IREIC are defendants to a lawsuit filed in connection with Inland Western’s internalization transaction. See “Prior Performance of IREIC Affiliates — Publicly Registered REITs — Inland Western Retail Real Estate Trust, Inc.” for additional discussion regarding this litigation.

If another investment program sponsored by IREIC hires the employees of our Business Manager and Real Estate Mangers and their affiliates in connection with its own internalization transaction, our ability to conduct our business may be adversely affected.

We will rely on persons employed by our Business Manager and Real Estate Managers to manage our day-to-day operations. Some of the employees of our Business Manager and Real Estate Managers, including Mr. Parks and Ms. Foust, who serve as our chairman of the board and a director and as our treasurer, respectively, and Ms. Gujral, who serves as one of our directors, also are employed by IREIC or its affiliates, and may provide services to one or more other investment programs sponsored by IREIC, including specifically Inland American Real Estate Trust, Inc., which is an externally advised REIT.  If Inland American decides to internalize its management functions in the future, it may do so by hiring and retaining certain of the persons currently employed by our Business Manager and Real Estate Managers and their affiliates, and if it did so, would likely not allow these persons to perform services for us.

Although IREIC or its affiliates have previously forgone or deferred business management fees in an effort to increase cash available for distribution by the other REITs previously sponsored by IREIC, our Business Manager is under no obligation, and may not agree, to continue to forgo or defer its business management fee.

From time to time, IREIC or its affiliates have agreed to either forgo or defer a portion of the business management fee due them from the other REITs previously sponsored by IREIC to ensure that the particular REIT generated sufficient cash from operating, investing and financing activities to pay distributions while continuing to raise capital and acquire properties. In each case, IREIC or its affiliates determined the amounts that would be forgone or deferred in their sole discretion and, in some cases, were paid the deferred amounts in later periods.  There is no assurance that our Business Manager will charge less than it is entitled to charge.

Your investment return may be reduced if we are required to register as an investment company under the Investment Company Act.

The company is not registered, and does not intend to register itself or any of its subsidiaries, as an investment company under the Investment Company Act. If we become obligated to register the company or any of its subsidiaries as an investment company, the registered entity would have to comply with a variety of substantive requirements under the Investment Company Act imposing, among other things:

•                                          limitations on capital structure;

•                                          restrictions on specified investments;

•                                          prohibitions on transactions with affiliates; and

•                                          compliance with reporting, record keeping, voting, proxy disclosure and other rules and regulations that would significantly change our operations.

The company intends to conduct its operations, directly and through wholly or majority-owned subsidiaries, so that the company and each of its subsidiaries are exempt from registration as an investment company under the Investment Company Act. Under Section 3(a)(1)(A) of the Investment Company Act, a company is not deemed to be an “investment company” if it neither is, nor holds itself out as being, engaged primarily, nor proposes to engage primarily, in the business of investing, reinvesting or trading in securities. Under Section 3(a)(1)(C) of the Investment Company Act, a company is not deemed to be an “investment company” if it neither is engaged, nor proposes to engage, in the business of investing, reinvesting, owning, holding or trading in securities and does not own or propose to acquire “investment securities” having a value exceeding 40% of the value of its total assets on an unconsolidated basis, which we refer to as the “40% test.”

We believe that the company and most, if not all, of its wholly and majority-owned subsidiaries will not be considered investment companies under either Section 3(a)(1)(A) or Section 3(a)(1)(C) of the Investment Company Act. In the event that the company or any of its wholly or majority-owned subsidiaries would ever inadvertently fall within one of the definitions of “investment company,” we intend to rely on the exception provided by Section 3(c)(5)(C) of the Investment Company Act.

Under Section 3(c)(5)(C), the SEC staff generally requires the company to maintain at least 55% of its assets directly in qualifying assets to qualify for this exception.  Mortgage-backed securities may or may not constitute such qualifying assets, depending on the characteristics of the mortgage-backed securities, including the rights that we have with respect to the underlying loans.  The company’s ownership of mortgage-backed securities, therefore, is limited by provisions of the Investment Company Act and SEC staff interpretations.  See “Business and Policies — Investment Company Act of 1940.”

The method we use to classify our assets for purposes of the Investment Company Act will be based in large measure upon no-action positions taken by the SEC staff in the past.  These no-action positions were issued in accordance with factual situations that may be substantially different from the factual situations we may face, and a number of these no-action positions were issued more than ten years ago.  No assurance can be given that the SEC staff will concur with our classification of our assets.  In addition, the SEC staff may, in the future, issue further guidance that may require us to re-classify our assets for purposes of qualifying for exemption from regulation under the Investment Company Act.  If we are required to re-classify our assets, we may no longer be in compliance with the exclusion from the definition of an “investment company” provided by Section 3(c)(5)(C) of the Investment Company Act.

A change in the value of any of our assets could cause us to fall within the definition of “investment company” and negatively affect our ability to maintain our exemption from regulation under the Investment Company Act.  To avoid being required to register the company or any of its subsidiaries as an investment company under the Investment Company Act, we may be unable to sell assets we would otherwise want to sell and may need to sell assets we would otherwise wish to retain.  In addition, we may have to acquire additional income- or loss-generating assets that we might not otherwise have acquired or may have to forgo opportunities to acquire interests in companies that we would otherwise want to acquire and would be important to our investment strategy.

If we were required to register the company as an investment company but failed to do so, we would be prohibited from engaging in our business, and criminal and civil actions could be brought against us. In addition, our contracts would be unenforceable unless a court required enforcement, and a court could appoint a receiver to take control of us and liquidate our business.

Risks Related to Investments in Real Estate

There are inherent risks with real estate investments.

Investments in real estate assets are subject to varying degrees of risk. For example, an investment in real estate cannot generally be quickly converted to cash, limiting our ability to promptly vary our portfolio in response to changing economic, financial and investment conditions. Investments in real estate assets also are subject to adverse changes in general economic conditions which reduce the demand for rental space. Other factors also affect the value of real estate assets, including:

•                                          federal, state or local regulations and controls affecting rents, zoning, prices of goods, fuel and energy consumption, water and environmental restrictions;

•                                          the attractiveness of a property to tenants; and

•                                          labor and material costs.

Further, our investments may not generate revenues sufficient to meet operating expenses.

Your investment will be directly affected by general economic and regulatory factors that impact real estate investments.

Because we will invest primarily in commercial real estate, we are impacted by general economic and regulatory factors impacting real estate investments. These factors are generally outside of our control. Among the factors that could impact our real estate assets and the value of your investment are:

•                                          local conditions such as an oversupply of space or reduced demand for real estate assets of the type that we seek to acquire, including, with respect to any lodging properties, quick changes in supply of and demand for rooms that are rented or leased on a day-to-day basis;

•                                          inability to collect rent from tenants;

•                                          vacancies or inability to rent space on favorable terms;

•                                          inflation and other increases in operating costs, including insurance premiums, utilities and real estate taxes;

•                                          increases in energy costs or airline fares or terrorist incidents which impact the propensity of people to travel and therefore impact revenues from any lodging properties we may acquire, although operating costs cannot be adjusted as quickly;

•                                          adverse changes in the laws and regulations applicable to us;

•                                          the relative illiquidity of real estate investments;

•                                          changing market demographics;

•                                          an inability to acquire and finance properties on favorable terms;

•                                          acts of God, such as earthquakes, floods or other uninsured losses; and

•                                          changes or increases in interest rates and availability of permanent mortgage funds.

In addition, periods of economic slowdown or recession, or declining demand for real estate, or the public perception that any of these events may occur, could result in a general decline in rents or increased defaults under existing leases.

We will depend on tenants for the majority of our revenue from real property investments, and lease terminations or the exercise of any co-tenancy rights could have an adverse effect.

Defaults on lease payment obligations by our tenants would cause us to lose the revenue associated with that lease and require us to find an alternative source of revenue to pay our mortgage indebtedness and prevent a foreclosure action. If a tenant defaults, we may experience delays in enforcing our rights as a landlord and may incur substantial costs in protecting our investment.  In addition, if a tenant at one of our “single-user facilities,” properties designed or built primarily for a particular tenant or a specific type of use, fails to renew its lease or defaults on its lease obligations, we may not be able to readily market a single-user facility to a new tenant, if at all, without making substantial capital improvements or incurring other significant re-leasing costs.

Further, with respect to any retail properties we may acquire, we may enter into leases containing co-tenancy provisions. Co-tenancy provisions may allow a tenant to exercise certain rights if, among other things, another tenant fails to open for business, delays its opening or ceases to operate, or if a percentage of the property’s gross leasable space or a particular portion of the property is not leased or subsequently becomes vacant. A tenant exercising co-tenancy rights may be able to abate minimum rent, reduce its share or the amount of its payments of common area operating expenses and property taxes or cancel its lease.

Increasing vacancy rates for certain classes of real estate assets resulting from the recent economic downturn and disruption in the financial markets could adversely affect the value of assets we acquire.

Recent disruptions in the financial markets and deteriorating economic conditions have resulted in a trend toward increasing vacancy rates for certain classes of commercial property, including office and retail properties, due to increased tenant delinquencies and defaults under leases, generally lower demand for rentable space, as well as the potential oversupply of rentable space. Business failures and downsizings have led to reduced demand for office space and reduced consumer demand for retail products and services, which has led to reduced demand for retail space. Reduced demand for commercial properties such as retail and office space could require us to increase concessions, tenant improvement expenditures or reduce rental rates to maintain occupancies beyond those anticipated at the time we acquire the property. The continuation of disruptions in the financial markets and deteriorating economic conditions could impact certain of the properties we may acquire and these properties could experience higher levels of vacancies than anticipated at the time of our acquisition. The value of our real estate assets could decrease below the amounts we paid for them. Revenues from properties could decrease due to lower occupancy rates, reduced rental rates and potential increases in uncollectible rent. Additionally, we will incur expenses, such as for maintenance costs, insurances costs and property taxes, even though a property is vacant. The longer the period of significant vacancies for a property, the greater the potential negative impact on our revenues and results of operations.

We may suffer adverse consequences due to the financial difficulties, bankruptcy or insolvency of our tenants.

The current economic conditions may cause the tenants in any properties we acquire to experience financial difficulties, including bankruptcy, insolvency or a general downturn in their business.  We cannot assure you that any tenant that files for bankruptcy protection will continue to pay us rent.  A bankruptcy filing by, or relating to, one of our tenants or a lease guarantor would bar efforts by us to collect pre-bankruptcy debts from that tenant or lease guarantor, or its property, unless we receive an order permitting us to do so from the bankruptcy court.  In addition, we cannot evict a tenant solely because of bankruptcy.  The bankruptcy of a tenant or lease guarantor could delay our efforts to collect past due balances under the relevant leases, and could ultimately preclude collection of these sums.  If a lease is assumed by the tenant in bankruptcy, all pre-bankruptcy balances due under the lease must be paid to us in full.  If, however, a lease is rejected by a tenant in bankruptcy, we would have only a general, unsecured claim for damages.  An unsecured claim would only be paid to the extent that funds are available and only in the same percentage as is paid to all other holders of general, unsecured claims.  Restrictions under the bankruptcy laws further limit the amount of any other claims that we can make if a lease is rejected.  As a result, it is likely that we would recover substantially less than the full value of the remaining rent during the term.

Geographic concentration of our portfolio may make us particularly susceptible to adverse economic developments in the real estate markets of those areas.

In the event that we have a concentration of properties in a particular geographic area, our operating results are likely to be impacted by economic changes affecting the real estate markets in that area.  Your investment will be subject to greater risk to the extent that we lack a geographically diversified portfolio of properties.

If we acquire retail properties, we may be restricted from re-leasing space.

In the case of leases with retail tenants, the majority of the leases contain provisions giving the particular tenant the exclusive right to sell particular types of merchandise or provide specific types of services within the particular retail center. These provisions may limit the number and types of prospective tenants interested in leasing space in a particular retail property.

Acquiring or attempting to acquire multiple properties in a single transaction may adversely affect our operations.

From time to time, we may attempt to acquire multiple properties in a single transaction. Portfolio acquisitions typically are more complex and expensive than single property acquisitions, and the risk that a multiple-property acquisition does not close may be greater than in a single-property acquisition. Portfolio acquisitions may also result in us owning investments in geographically dispersed markets, placing additional demands on our Business Manager and Real Estate Managers in managing the properties in the portfolio. In addition, a seller may require that a group of properties be purchased as a package even though we may not want to purchase one or more properties in the portfolio. In these situations, if we are unable to identify another person or entity to acquire the unwanted properties, we may be required to operate or attempt to dispose of these properties.  We also may be required to accumulate a large amount of cash to fund such acquisitions. We would expect the returns that we earn on such cash to be less than the returns on real property.  Therefore, acquiring multiple properties in a single transaction may reduce the overall yield on our portfolio.

If we acquire lodging or healthcare-related properties, we will depend on third-parties to manage those facilities.

In order to qualify as a REIT, we will not be able to operate any lodging or healthcare-related properties that we acquire or participate in the decisions affecting the daily operations of these properties. We will lease any lodging and healthcare-related properties we acquire to a taxable REIT subsidiary, or “TRS,” in which we may own up to a 100% interest.  Our TRS will enter into management agreements with eligible independent contractors that are not our subsidiaries or otherwise controlled by us to manage these properties. Thus, independent operators, under management agreements with our TRS, will control the daily operations of our lodging and healthcare-related properties.

We will depend on these independent management companies to operate our lodging and healthcare-related properties. We will not have the authority to require these properties to be operated in a particular manner or to govern any particular aspect of the daily operations, such as establishing room rates at our lodging properties. Thus, even if we believe our lodging or healthcare-related properties are being operated inefficiently or in a manner that does not result in satisfactory results, we may not be able to force the management company to change its method of operation of these properties. We can only seek redress if a management company violates the terms of the applicable management agreement with the TRS, and then only to the extent of the remedies provided for under the terms of the management agreement.  In the event that we need to replace any management company, we may be required by the terms of the management agreement to pay substantial termination fees and may experience significant disruptions at the affected properties.

Franchise agreements may limit our flexibility.

Any lodging properties that we acquire will be operated pursuant to franchise or license agreements with nationally recognized hotel brands. These franchise agreements may contain specific standards for, and restrictions and limitations on, the operation and maintenance of our properties. We do not know whether those limitations may conflict with our ability to create specific business plans tailored to each property and to each market.

The standards may change over time, in some cases at the direction of the franchisor, and may restrict our TRS’s ability, as franchisee, to make improvements or modifications to a property without the consent of the franchisor. In addition, compliance with the standards could require us or our TRS, as franchisee, to incur significant expenses or capital expenditures. Action or inaction on our part, or by our TRS, could result in a breach of those standards or other terms and conditions of the franchise agreements and could result in the loss or cancellation of a franchise license.

In connection with terminating or changing the franchise affiliation of a lodging property, we may be required to incur significant expenses or capital expenditures. Moreover, the loss of a franchise license could have a material adverse effect upon the operations or the underlying value of the property covered by the franchise because of the loss of associated name recognition, marketing support and centralized reservation systems provided by the franchisor.

The lodging industry is seasonal.

The lodging industry is seasonal in nature. Generally, occupancy rates and hotel revenues are greater in the second and third quarters than in the first and fourth quarters. As a result of the seasonality of the lodging industry, there will likely be quarterly fluctuations in results of operations of any lodging properties that we may own. Quarterly financial results may be adversely affected by factors outside our control.

The lodging market is highly competitive and generally subject to greater volatility than other market segments in which we may invest.

The lodging business is highly competitive and influenced by factors such as location, room rates and quality, service levels, reputation and reservation systems, among many other factors. There are many competitors in this market, and these competitors may have substantially greater marketing and financial resources than those available to us. This competition, along with other factors, such as over-building in the lodging industry and certain deterrents to traveling, may increase the number of rooms available and may decrease the average occupancy and room rates of our lodging properties. The demand for rooms at any lodging properties that we may acquire will change much more rapidly than the demand for space at other properties that we acquire.

The healthcare industry is heavily regulated and existing and new laws or regulations, changes to existing laws or regulations, loss of licensure or failure to obtain licensure could result in the inability of tenants at our healthcare-related facilities to make lease payments to us.

We intend to invest in medical office buildings and healthcare-related facilities.  The healthcare industry is highly regulated by federal, state and local laws, and is directly affected by federal conditions of participation, state licensing requirements, facility inspections, state and federal reimbursement policies, regulations concerning capital and other expenditures, certification requirements and other laws, regulations and rules. In addition, healthcare facilities are subject to regulatory approvals not required for other types of real estate. Sanctions for failure to comply with these regulations and laws include, but are not limited to, loss of or inability to obtain licensure, fines and loss of or inability to obtain certification to participate in the Medicare and Medicaid programs, as well as potential criminal penalties. The failure of any tenant to comply with these laws, requirements and regulations could affect its ability to establish or continue its operation of the facility or facilities and could adversely affect the tenant’s ability to make lease payments to us.  In addition, restrictions and delays in transferring the operations of healthcare facilities, in obtaining new third-party payor contracts, including Medicare and Medicaid provider agreements, and in receiving licensure and certification approval from appropriate state and federal agencies by new tenants may affect our ability to terminate lease agreements, remove tenants that violate lease terms and replace existing tenants with new tenants at these facilities. Furthermore, these matters may affect new tenants’ ability to obtain reimbursement for services rendered, which could adversely affect their ability to pay rent to us and to pay principal and interest on their loans from us.

Reductions in reimbursement from third-party payors, including Medicare and Medicaid, could adversely affect the profitability of tenants at our healthcare-related facilities, and hinder their ability to make rent payments to us.

Sources of revenue for tenants and operators at any healthcare-related facilities that we may acquire may include the federal Medicare program, state Medicaid programs, private insurance carriers and health maintenance organizations, among others. Efforts by these payors to reduce healthcare costs will likely continue, which may result in reductions or slower growth in reimbursement for certain services provided by some of these tenants. In addition, the failure of any of our tenants to comply with various laws and regulations could jeopardize their ability to continue participating in Medicare, Medicaid and other government-sponsored payment programs.

The healthcare industry continues to face various challenges, including increased government and private payor pressure on healthcare providers to control or reduce costs. We believe that tenants at healthcare-related facilities will continue to experience a shift in payor mix away from fee-for-service payors, resulting in an increase in the percentage of revenues attributable to managed care payors, government payors and general industry trends that include pressures to control healthcare costs. Pressures to control healthcare costs and a shift away from traditional health insurance reimbursement have resulted in an increase in the number of patients whose healthcare coverage is provided under managed care plans, such as health maintenance organizations and preferred provider organizations. In addition, due to the aging of the population and the expansion of governmental payor programs, we anticipate that there will be a marked increase in the number of patients reliant on healthcare coverage provided by governmental payors. These changes could have a material adverse effect on the financial condition of tenants at our healthcare-related facilities.

Tenants of our medical office buildings and healthcare-related facilities may be subject to significant legal action that could subject them to increased operating costs and substantial uninsured liabilities, which may affect their ability to pay their rent payments to us.

Certain types of tenants of medical office buildings and healthcare-related facilities may often become subject to claims that their services have resulted in patient injury or other adverse effects.  The insurance coverage maintained by these tenants may neither cover all claims made against them nor continue to be available at a reasonable cost, if at all. In some states, insurance coverage for the risk of punitive damages arising from professional liability and general liability claims or litigation may not, in certain cases, be available due to state law.  Tenants in these states may be liable for punitive damage awards that are either not covered or that exceed their insurance policy limits. We also believe that there has been, and will continue to be, an increase in governmental investigations of certain healthcare providers, particularly in the area of Medicare/Medicaid false claims, as well as an increase in enforcement actions resulting from these investigations. Insurance is not typically available to cover these losses. Any adverse determination in a legal proceeding or governmental investigation, whether currently asserted or arising in the future, could have a material adverse effect on a tenant’s financial condition. If a tenant is unable to obtain or maintain insurance coverage, if judgments exceed their insurance coverage, if a tenant is required to pay uninsured punitive damages, or if a tenant is subject to an uninsurable government enforcement action, the tenant could be exposed to substantial additional liabilities, which may affect the tenant’s ability to pay rent.

Delays in collecting accounts receivable by tenants at our healthcare-related facilities could adversely affect their cash flows and financial condition and their ability to meet their obligations to us.

Billing and collection of accounts receivable by our tenants at healthcare-related facilities are subject to the complex regulations that govern Medicare and Medicaid reimbursement and rules imposed by non-government payors. If these tenants fail to bill and collect on a timely basis in accordance with these regulations and rules, they could be subject to payment delays that could negatively impact their cash flows and ultimately their financial condition and their ability to meet their obligations to us.

Short-term leases may expose us to the effects of declining market rent.

Certain types of the properties we may acquire, such as multi-family and student housing properties, typically have short term leases with tenants.  There is no assurance that we will be able to renew these leases as they expire or attract replacement tenants on comparable terms, if at all.

We may be exposed to the annual leasing cycle of student housing properties, changing university admission and housing policies, and other risks inherent in the student housing industry.

Student housing properties must be almost entirely re-leased each year, exposing us to increased leasing risk. These facilities are highly dependent on the effectiveness of their marketing and leasing efforts and personnel during the late summer and early fall re-leasing season. Changes in university admission policies can also adversely affect student housing properties, such as requirements that freshman, or other classes of students, live in a university-owned facility, resulting in lower occupancy rates for other facilities. Additionally, many colleges and universities own and operate their own competing on-campus housing, offering better proximity to the campus and on-campus facilities. Colleges and universities can generally avoid real estate taxes and borrow funds at lower interest rates than us, thereby enabling them to offer lower rental rates than competing facilities and negatively impacting our property occupancy or rental rates. Federal and state requirements to publish reports of crime or other negative publicity regarding the safety of the students residing on, or near, our student housing properties may have an adverse effect on the operations of these types of properties.

Your investment may be subject to additional risks if we invest in public infrastructure assets.

Your investment may be subject to additional risks if we invest in public infrastructure assets.  Public infrastructure assets are subject to different operating risks than more traditional investments in real properties. These risks include, but are not limited to:

•                                           operational problems or supply disruption at a facility;

•                                           disruptions caused by significant catastrophic events, such as major plant breakdowns, pipeline or electricity line ruptures, or other disasters;

•                                           the imposition of special tariffs and changes in tax laws, regulatory policies and accounting standards;

•                                           a change in the number of users who use the assets, which could negatively impact our profitability; and

•                                           general changes in market sentiment towards infrastructure assets.

Moreover, acquiring infrastructure assets often involves an ongoing commitment to a governmental agency. The nature of these commitments exposes the owners of infrastructure assets to a higher level of regulatory control and risk than typically imposed on other businesses or real estate assets. Cash flows from these assets may be disrupted or altered by an adverse change in regulation by various government authorities, including regulation of rates charged to customers.

In addition, specific infrastructure assets may face completely unique risks. For example, in the case of private toll roads, there are risks relating to improper grading, improper lane design and improper access. States and the federal government generally do not face suits relating to these factors because of the doctrine of sovereign immunity, which would not apply to a private toll road operator. Thus, absent specific protective legislation, any person injured on a private toll road may sue the toll road owner. As another example, correctional facilities entail heightened risks associated with fire safety (due to prisoner incarceration and the inability to quickly exit a burning facility), design (prison population control issues and non-inmate safety), and potentially high construction costs associated with security features. Additionally, government agencies are the only likely lessees, thus reducing the competitive pressures for high lease rates. Also potentially affecting lease rates would be demand for cells, which could decline dramatically because of a variety of factors, most particularly the crime rate, but also factors such as prison sentence guidelines and parole policies.

We will not own or control the land in any ground lease properties that we may acquire.

We may acquire property on land owned by a governmental entity or other third party, while we own a leasehold, permit, or similar interest. This means that while we have a right to use the property, we do not retain fee ownership in the underlying land. Accordingly, we will have no economic interest in the land or building at the expiration of the ground lease or permit. As a result, we will not share in any increase in value of the land associated with the underlying property. Further, because we do not control the underlying land, the lessor could take certain actions to disrupt our rights in the property or our tenants’ operation of the properties or the case of a governmental entity, take the property in an eminent domain proceeding.

We may be unable to sell assets if or when we decide to do so.

Qualifying as a REIT and avoiding registration under the Investment Company Act as well as many other factors, such as general economic conditions, the availability of financing, interest rates and the supply and demand for the particular asset type, may limit our ability to sell real estate assets.  These factors are beyond our control. We cannot predict whether we will be able to sell any real estate asset on favorable terms and conditions, if at all, or the length of time needed to sell an asset.

If we sell properties by providing financing to purchasers, we will bear the risk of default by the purchaser.

We may, from time to time, sell a property or other asset by providing financing to the purchaser. There are no limits or restrictions on our ability to accept purchase money obligations secured by a mortgage as payment for the purchase price. The terms of payment to us will be affected by custom in the area where the property being sold is located and then-prevailing economic conditions. If we receive promissory notes or other property in lieu of cash from property sales, the distribution of the proceeds of sales to our stockholders, or reinvestment in other properties, will be delayed until the promissory notes or other property are actually paid, sold, refinanced or otherwise disposed. In some cases, we may receive initial down payments in cash and other property in the year of sale in an amount less than the selling price and subsequent payments will be spread over a number of years. We will bear the risk of default by the purchaser and may incur significant litigation costs in enforcing our rights against the purchaser.

Sale leaseback transactions may be recharacterized in a manner unfavorable to us.

We may from time to time enter into a sale leaseback transaction where we purchase a property and then lease the property to the seller. The transaction may, however, be characterized as a financing instead of a sale in the case of the seller’s bankruptcy. In this case, we would not be treated as the owner of the property but rather as a creditor with no interest in the property itself. The seller may have the ability in a bankruptcy proceeding to restructure the financing by imposing new terms and conditions. The transaction also may be recharacterized as a joint venture. In this case, we would be treated as a joint venturer with liability, under some circumstances, for debts incurred by the seller relating to the property.

An increase in real estate taxes may decrease our income from properties.

From time to time the amount we pay for property taxes will increase as either property values increase or assessment rates are adjusted. Increases in a property’s value or in the assessment rate will result in an increase in the real estate taxes due on that property. If we are unable to pass the increase in taxes through to our tenants, our net operating income for the property will decrease.

CC&Rs may restrict our ability to operate a property.

We may acquire properties that are contiguous to other parcels of real property, comprising part of the same commercial center.  These properties may be subject to significant covenants, conditions and restrictions, known as “CC&Rs,” that restrict our operation of these properties and any improvements on these properties, and our ability to grant easements on such properties. Moreover, the operation and management of contiguous properties may impact those properties. Compliance with CC&Rs may adversely affect our operating costs.

Uninsured losses or premiums for insurance coverage may adversely affect your returns.

The nature of the activities at certain properties we may acquire will expose us and our tenants or operators to potential liability for personal injuries and, in certain instances, property damage claims. In addition, there are types of losses, generally catastrophic in nature, such as losses due to wars, acts of terrorism, earthquakes, floods, hurricanes, pollution or environmental matters that are uninsurable or not economically insurable, or may be insured subject to limitations, such as large deductibles or co-payments. Insurance risks associated with potential terrorist acts could sharply increase the premiums we pay for coverage against property and casualty claims. Mortgage lenders generally require property owners to purchase specific coverage insuring against terrorism as a condition for providing mortgage, bridge or mezzanine loans. These policies may or may not be available at a reasonable cost, if at all, which could inhibit our ability to finance or refinance our properties. In such instances, we may be required to provide other financial support, either through financial assurances or self-insurance, to cover potential losses. We cannot assure you that we will have adequate coverage for these losses. In the event that any of our properties incurs a casualty loss that is not fully covered by insurance, the value of the particular asset will likely be reduced by the uninsured loss. In addition, we cannot assure you that we will be able to fund any uninsured losses.

Our operating results may be negatively affected by potential development and construction delays and the resulting increase in costs and risks.

Investing in properties under development, including lodging properties which typically must be renovated or otherwise improved on a regular basis, subjects us to uncertainties such as the ability to achieve desired zoning for development, environmental concerns of governmental entities or community groups, ability to control construction costs or to build in conformity with plans, specifications and timetables. We may have to institute legal action to compel performance, or rescind a purchase contract or construction contract if a builder fails to perform.  Construction delays could give tenants the right to terminate preconstruction leases. We may incur additional risks when we make periodic progress payments or advance other costs to third parties prior to completing construction. These and other factors can increase the costs of a project or cause us to lose our investment. In addition, we will be subject to normal lease-up risks relating to newly constructed or renovated projects. Furthermore, we must rely upon projections of rental income and expenses and estimates of fair market value upon completing construction when agreeing upon a price to be paid for the property at the time we acquire the property. If our projections are inaccurate, we may pay too much for a property.

The costs of complying with environmental laws and other governmental laws and regulations may adversely affect us.

All real property and the operations conducted on real property are subject to federal, state and local laws and regulations relating to environmental protection and human health and safety. These laws and regulations generally govern wastewater discharges, air emissions, the operation and removal of underground and above-ground storage tanks, the use, storage, treatment, transportation and disposal of solid and hazardous materials, and the remediation of contamination associated with disposals. We also are required to comply with various local, state and federal fire, health, life-safety and similar regulations.  Some of these laws and regulations may impose joint and several liability on tenants, owners or operators for the costs of investigating or remediating contaminated properties.  These laws and regulations often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of the hazardous or toxic substances.   The cost of removing or remediating could be substantial.  In addition, the presence of these substances, or the failure to properly remediate these substances, may adversely affect our ability to sell or rent a property or to use the property as collateral for borrowing.

Environmental laws and regulations also may impose restrictions on the manner in which property may be used or businesses may be operated, and these restrictions may require substantial expenditures by us.  Environmental laws and regulations provide for sanctions in the event of noncompliance and may be enforced by governmental agencies or, in certain circumstances, by private parties.  Third parties may seek recovery from owners or operators of real properties for personal injury or property damage associated with exposure to released hazardous substances.  Compliance with new or more stringent laws or regulations or stricter interpretations of existing laws may require material expenditures by us.  We cannot assure you that future laws, ordinances or regulations will not impose any material environmental liability on us or that the environmental condition of our properties will not be affected by the manner in which tenants operate their businesses, by the existing condition of the land, by operations in the vicinity of the properties, such as the presence of underground storage tanks, or by the activities of unrelated third parties.

Our properties may contain or develop harmful mold, which could lead to liability for adverse health effects and costs of remediating the problem.

The presence of mold at any of our properties could require us to undertake a costly program to remediate, contain or remove the mold. Mold growth may occur when moisture accumulates in buildings or on building materials. Some molds may produce airborne toxins or irritants. Concern about indoor exposure to mold has been increasing because exposure to mold may cause a variety of adverse health effects and symptoms, including allergic or other reactions. The presence of mold could expose us to liability from our tenants, their employees and others if property damage or health concerns arise.

We may incur significant costs to comply with the Americans With Disabilities Act or similar laws.

Our properties will generally be subject to the Americans With Disabilities Act of 1990, as amended, which we refer to as the Disabilities Act. Under the Disabilities Act, all places of public accommodation are required to comply with federal requirements related to access and use by disabled persons. The Disabilities Act has separate compliance requirements for “public accommodations” and “commercial facilities” that generally require that buildings and services be made accessible and available to people with disabilities. In addition, with respect to any apartment properties, we also must comply with the Fair Housing Amendment Act of 1988, or FHAA, which requires that apartment communities first occupied after March 13, 1991 be accessible to handicapped residents and visitors.

The requirements of the Disabilities Act or FHAA could require removal of access barriers and could result in the imposition of injunctive relief, monetary penalties or, in some cases, an award of damages. We will attempt to acquire properties that comply with the Disabilities Act and the FHAA or place the burden on the seller or other third party, such as a tenant, to ensure compliance with these laws. However, we cannot assure you that we will be able to acquire properties or allocate responsibilities in this manner. We may incur significant costs to comply with these laws.

Terrorist attacks and other acts of violence or war may affect the markets in which we operate, our operations and our profitability.

We may acquire real estate assets located in areas that are susceptible to attack. In addition, any kind of terrorist activity, including terrorist acts against public institutions or buildings or modes of public transportation (including airlines, trains or buses) could lessen travel by the public, which could have a negative effect on any of our lodging operations. These attacks may directly impact the value of our assets through damage, destruction, loss or increased security costs. Although we may obtain terrorism insurance, we may not be able to obtain sufficient coverage to fund any losses we may incur. Risks associated with potential acts of terrorism could sharply increase the premiums we pay for coverage against property and casualty claims. Further, certain losses resulting from these types of events are uninsurable or not insurable at reasonable costs.

More generally, any terrorist attack, other act of violence or war, including armed conflicts, could result in increased volatility in, or damage to, the United States and worldwide financial markets and economy. Any terrorist incident may, for example, deter people from traveling, which could affect the ability of our lodging properties to generate operating income and therefore our ability to pay distributions to you. Additionally, increased economic volatility could adversely affect our tenants’ ability to pay rent on their leases or our ability to borrow money or issue capital stock at acceptable prices.

We may have increased exposure to liabilities as a result of any participation by us in Section 1031 Exchange Transactions.

We may enter into transactions that qualify for like-kind exchange treatment under Section 1031 of the Internal Revenue Code, referred to herein as “1031 Exchange Transactions.”  Real estate acquired through a 1031 Exchange Transaction is commonly structured as the acquisition of real estate owned in co-tenancy arrangements as tenants-in-common with persons (referred to as “1031 Participants”), generally held in tax pass-through entities, including single-member limited liability companies or similar entities. Changes in tax laws may adversely affect 1031 Exchange Transactions. Owning co-tenancy interests involves risks generally not otherwise present with an investment in real estate such as:

•                                          the risk that a co-tenant may at any time have economic or business interests or goals that are or that become inconsistent with our business interests or goals;

•                                          the risk that a co-tenant may be in a position to take action contrary to our instructions or requests or contrary to our policies or objectives; or

•                                          the possibility that a co-tenant might become insolvent or bankrupt, which may be an event of default under mortgage loan financing documents or allow a bankruptcy court to reject the tenants in common agreement or management agreement entered into by the co-tenants owning interests in the property.

Actions by a co-tenant might have the result of subjecting the property to liabilities in excess of those contemplated and may have the effect of reducing your returns.

If our interests become adverse to those of the other co-tenants in a 1031 Exchange Transaction, we may not have the contractual right to purchase the co-tenancy interests from the other co-tenants. Even if we are given the opportunity to purchase the co-tenancy interests, we cannot guarantee that we will have sufficient funds available to complete a purchase.

In addition, we may desire to sell our co-tenancy interests in a given property at a time when the other co-tenants do not desire to sell their interests. Therefore, we may not be able to sell our interest in a property at the time we would like to sell. We also expect it to be more difficult to find a willing buyer for our co-tenancy interests in a property than it would be to find a buyer for a property we owned outright. Further, agreements that contain obligations to acquire unsold co-tenancy interests in properties may be viewed by institutional lenders as a contingent liability against our cash or other assets, limiting our ability to borrow funds in the future.

Risks Related to Investments in Other Real Estate Assets

We may own equity interests in a number of REITs or other real estate operating companies that invest in real estate or real estate-related assets and are, therefore, subject to the risks impacting each entity’s assets.

We may invest in real estate-related securities of both publicly traded and private real estate companies.  Real estate-related equity securities are always unsecured and subordinated to other obligations of the issuer.  Investments in real estate-related equity securities are subject to numerous risks including: (1) limited liquidity in the secondary trading market in the case of unlisted or thinly traded securities; (2) substantial market price volatility resulting from, among other things, changes in prevailing interest rates in the overall market or related to a specific issuer, as well as changing investor perceptions of the market as a whole, REIT or real estate securities in particular or the specific issuer in question; (3) subordination to the liabilities of the issuer; (4) the operation of mandatory sinking fund or call/redemption provisions during periods of declining interest rates that could cause the issuer to redeem the securities; and (5) the possibility that earnings of the issuer may be insufficient to meet its debt service and distribution obligations.  In addition, investments in real estate-related securities will involve special risks relating to the particular issuer of the securities, including the financial condition and business outlook of the issuer.  Issuers of real estate-related securities generally invest in real estate or real estate-related assets and are subject to the inherent risks associated with real estate-related investments discussed in this prospectus.

Recent market conditions and the risk of continued market deterioration may reduce the value of any real estate related securities in which we may invest.

Recently the U.S. credit markets and the residential mortgage market have experienced severe dislocations and liquidity disruptions. Mortgage loans have experienced increasing rates of delinquency, foreclosure and loss. These and other related events have had a significant impact on the capital markets associated not only with mortgage-backed securities, asset-backed securities and collateralized debt obligations, but also with the U.S. credit and financial markets as a whole.

If we invest in real estate related securities, including CMBS, as part of our investment strategy, we will be further exposed to the credit market volatility.  Turmoil in the credit market may have a material adverse effect on the value of our securities portfolio.

Because there may be significant uncertainty in the valuation of, or in the stability of the value of, securities holdings, the fair values of these investments might not reflect the prices that we would obtain if we sold these investments.  Furthermore, due to the recent market events, these investments would be subject to rapid changes in value caused by sudden developments that could have a material adverse affect on the value of these investments.

To the extent that these volatile market conditions persist or deteriorate, they may negatively impact our ability to both acquire and sell any real estate related securities holdings at a price and with terms acceptable to us, and we could be required to recognize impairment charges or unrealized losses.

Our investments in mortgage, mezzanine, bridge and other loans as well as our investments in CMBS and other debt may be affected by unfavorable real estate market conditions, which could decrease the value of those assets and the return on your investment.

If we make, or invest in, mortgage, mezzanine or other real estate-related loans, we will be at risk of defaults by the borrowers on those loans. These defaults may be caused by many conditions beyond our control, including interest rate levels and local and other economic conditions affecting real estate values. We will not know whether the value of the properties ultimately securing our loans will remain at the level existing on the date of origination. If the value of the underlying properties decreases, our risk will increase because of the lower value of the security associated with such loans. Our investments in CMBS and other real estate-related debt will be similarly affected by real estate market conditions.

If we make, or invest in, mortgage, mezzanine, bridge or other real estate-related loans, our loans will be subject to interest rate fluctuations that will affect our returns as compared to market interest rates; accordingly, the value of your investment would be subject to fluctuations in interest rates.

If we make, or invest in, fixed-rate, long-term loans and interest rates rise, the loans could yield a return that is lower than then-current market rates. If interest rates decrease, we will be adversely affected to the extent that loans are prepaid because we may not be able to make new loans at the higher interest rate. If we invest in variable-rate loans and interest rates decrease, our revenues will also decrease. For these reasons, if we invest in mortgage, mezzanine, bridge or other real estate-related loans, our returns on those loans and the value of your investment will be subject to fluctuations in interest rates.

The CMBS in which we may invest are subject to all of the risks of the underlying mortgage loans and the risks of the securitization process.

CMBS are securities that evidence interests in, or are secured by, a single commercial mortgage loan or a pool of commercial mortgage loans. Accordingly, these securities are subject to all of the risks of the underlying mortgage loans.

In a rising interest rate environment, the value of CMBS may be adversely affected when payments on underlying mortgages do not occur as anticipated, resulting in the extension of the security’s effective maturity and the related increase in interest rate sensitivity of a longer-term instrument. The value of CMBS may also change due to shifts in the market’s perception of issuers and regulatory or tax changes adversely affecting the mortgage securities market as a whole. In addition, CMBS are subject to the credit risk associated with the performance of the underlying mortgage properties. In certain instances, third-party guarantees or other forms of credit support designed to reduce credit risk may not be effective due, for example, to defaults by third party guarantors.

CMBS are also subject to several risks created through the securitization process.  Generally, CMBS are issued in classes or tranches similar to mortgage loans.  To the extent that we invest in a subordinate class or tranche, we will be paid interest only to the extent that there are funds available after paying the senior class. To the extent the collateral pool includes delinquent loans, subordinate classes will likely not be fully paid. Subordinate CMBS are also subject to greater credit risk than those CMBS that are more highly rated. Further, the ratings assigned to any particular class of CMBS may prove to be inaccurate.  Thus, any particular class of CMBS may be riskier and more volatile than the rating may suggest, all of which may cause the returns on any CMBS investment to be less than anticipated.

Any mortgage loans that we originate or purchase will be subject to the risks of delinquency and foreclosure.

We may originate and purchase mortgage loans. Mortgage loans are subject to risks of delinquency and foreclosure, and risks of loss.  Typically we will not have recourse to the personal assets of our borrowers. The ability of a borrower to repay a loan secured by an income-producing property generally depends upon the successful operation of the property rather than upon the existence of independent income or assets of the borrower. If the net operating income of the property is reduced, the borrower’s ability to repay the loan may be impaired. A property’s net operating income can be affected by, among other things:

•                                          increased costs, including, with respect to any lodging properties, added costs imposed by franchisors for improvements or operating changes required, from time to time, under the franchise agreements;

•                                          poor real estate management decisions;

•                                          property location and condition;

•                                          competition from comparable types of properties;

•                                          changes in specific industry segments;

•                                          declines in regional or local real estate values, or occupancy rates; and

•                                          increases in interest rates, real estate tax rates and other operating expenses.

We will bear the risks of loss of principal to the extent of any deficiency between the value of the collateral and the principal and accrued interest of the mortgage loan. In the event of the bankruptcy of a mortgage loan borrower, the mortgage loan to that borrower will be deemed to be collateralized only to the extent of the value of the underlying collateral at the time of bankruptcy (as determined by the bankruptcy court), and the lien securing the mortgage loan will be subject to the avoidance powers of the bankruptcy trustee or debtor-in-possession to the extent the lien is unenforceable under state law. Foreclosure of a mortgage loan can be an expensive and lengthy process that could have a substantial negative effect on our anticipated return on the foreclosed mortgage loan. We may also be forced to foreclose on certain properties, be unable to sell these properties and be forced to incur substantial expenses to operate or improve the property.

The mezzanine loans in which we may invest would involve greater risks of loss than senior loans secured by income-producing real properties.

We may invest in mezzanine loans that take the form of subordinated loans secured by second mortgages on the underlying real property or loans secured by a pledge of the ownership interests of either the entity owning the real property or the entity that owns the entity owning the real property. These types of investments involve a higher degree of risk than if we invest in the senior mortgage secured by income producing real property because if a borrower defaults on our mezzanine loan or debt senior to our loan, or in the event of a borrower bankruptcy, our mezzanine loan will be satisfied only after the senior debt is satisfied. As a result, we may not recover some or all of our investment.

The B-Notes in which we may invest may be subject to additional risks relating to the privately negotiated structure and terms of the transaction, which may result in losses to us.

We may invest in B-Notes, which are typically (1) secured by a first mortgage on a single large commercial property or group of related properties and (2) subordinated to an A-Note secured by the same first mortgage on the same collateral.  As a result, if a borrower defaults, there may not be sufficient funds remaining for B-Note holders after payment to the A-Note holders. Since each transaction is privately negotiated, B-Notes can vary in their structural characteristics and risks. For example, the rights of holders of B-Notes to control the process following a borrower default may be limited in certain investments. We cannot predict the terms of each B-Note investment. Further, B-Notes typically are secured by a single property, and so reflect the increased risks associated with a single property compared to a pool of properties.

Bridge loans may involve a greater risk of loss than conventional mortgage loans.

We may provide bridge loans secured by first lien mortgages on properties to borrowers who are typically seeking short-term capital to be used in an acquisition, development or refinancing of real estate. The borrower may have identified an undervalued asset that has been undermanaged or is located in a recovering market. The market in which the asset is located may not recover according to the borrower’s projections, or if the borrower fails to improve the quality of the asset’s management or the value of the asset, the borrower may not receive a sufficient return on the asset to satisfy the bridge loan, and we may not recover some or all of our investment.

In addition, owners usually borrow funds under a conventional mortgage loan to repay a bridge loan. In these cases, we may be exposed to a borrower’s ability to obtain permanent financing to repay our bridge loan, which could depend on market conditions and other factors. Bridge loans are also subject to risks of borrower defaults, bankruptcies, fraud, losses and special hazard losses that are not covered by standard hazard insurance. In the event of any default under bridge loans held by us, we bear the risk of loss of principal and nonpayment of interest and fees to the extent of any deficiency between the value of the mortgage collateral and the principal amount of the bridge loan. To the extent we suffer such losses with respect to our investments in bridge loans, the value of our company and of our common stock may be adversely affected.

Investment in non-conforming and non-investment grade loans may involve increased risk of loss.

Loans we may acquire or originate may not conform to conventional loan criteria applied by traditional lenders and may not be rated or may be rated as “non-investment grade.” Non-investment grade ratings for these loans typically result from the overall leverage of the loans, the lack of a strong operating history for the properties underlying the loans, the borrowers’ credit history, the properties’

underlying cash flow or other factors. As a result, loans we acquire or originate may have a higher risk of default and loss than conventional loans. Any loss we incur may reduce distributions to stockholders and adversely affect the value of our common stock.

We may be required to repurchase loans that we have sold.

If any of the loans we originate or acquire and sell do not comply with representations and warranties that we make about certain characteristics of the loans, the borrowers and the underlying properties, we may be required to repurchase those loans or replace them with substitute loans.  In addition, in the case of loans that we have sold instead of retained, we may be required to indemnify persons for losses or expenses incurred as a result of a breach of a representation or warranty. Repurchased loans typically require a significant allocation of working capital to be carried on our books, and our ability to borrow against such assets may be limited. Any significant repurchases or indemnification payments could materially and adversely affect our financial condition and operating results.

Risks Associated with Debt Financing

Borrowings may reduce the funds available for distribution and increase the risk of loss since defaults may cause us to lose the properties securing the loans.

We may, in some instances, acquire real estate assets by using either existing financing or borrowing new monies to satisfy the requirement that we distribute at least 90% of our annual “REIT taxable income” to our stockholders, or as is otherwise necessary or advisable to assure that we continue to qualify as a REIT for federal income tax purposes. Payments required on any amounts we borrow reduce the funds available for, among other things, distributions to our stockholders because cash otherwise available for distribution is required to pay principal and interest associated with amounts we borrow.

Defaults on loans secured by a property we own may result in us losing the property or properties securing the loan that is in default as a result of foreclosure actions initiated by a lender. For tax purposes, a foreclosure would be treated as a sale of the property for a purchase price equal to the outstanding balance of the debt secured by the property. If the outstanding balance of the debt exceeds our tax basis in the property, we would recognize taxable gain on the foreclosure but would not receive any cash proceeds. We also may fully or partially guarantee any monies that subsidiaries borrow to purchase or operate real estate assets. In these cases, we will be responsible to the lender for repaying the loans if the subsidiary is unable to do so. If any mortgage contains cross-collateralization or cross-default provisions, more than one property may be affected by a default.

Recent disruptions in the financial markets and deteriorating economic conditions could adversely affect our ability to secure debt financing on attractive terms and the values of our investments.

The capital and credit markets have been experiencing extreme volatility and disruption. Liquidity in the global credit market has been severely contracted by these market disruptions, making it costly to obtain new financing or refinance existing debt. As a result of the ongoing credit market turmoil, we may not be able to obtain financing on attractive terms. Accordingly, we may be forced to use a greater proportion of our offering proceeds to finance our acquisitions. If the current debt market environment persists, we may modify our investment strategy in order to optimize our portfolio performance. Our options would include limiting or eliminating the use of debt and focusing on those investments that do not require the use of leverage.

The disruptions in the financial markets and deteriorating economic conditions could adversely affect the values of our investments. Turmoil in the capital markets has constrained equity and debt capital available for investment in commercial real estate, resulting in fewer buyers seeking to acquire commercial properties and possible increases in cap rates and lower property values. Further, these deteriorating economic conditions could negatively impact commercial real estate fundamentals and result in lower occupancy, lower rental rates and declining values in our real estate portfolio and in the collateral securing any loan investments we may make, which could have the following negative effects:

•                                          the values of our investments in commercial properties could decrease below the amounts paid for such investments;

•                                          the value of collateral securing any loan investment we may make could decrease below the outstanding principal amounts of such loans, requiring us to pledge more collateral;

•                                          revenues from our properties could decrease due to fewer tenants or lower rental rates, making it more difficult for us to pay distributions or meet our debt service obligations on debt financing; or

•                                          revenues on the properties and other assets underlying any loan investments we may make could decrease, making it more difficult for borrowers to meet their payment obligations to us.

If we are unable to borrow at favorable rates, we may not be able to acquire new properties, REITs or other real estate operating companies, which could reduce our income and the amount of distributions that we can make to you.

If we are unable to borrow money at favorable rates, we may be unable to acquire additional real estate assets or refinance existing loans at maturity. Further, we may enter into loan agreements or other credit arrangements that require us to pay interest on amounts we borrow at variable or “adjustable” rates. Increases in interest rates increase our interest costs. If interest rates are higher when we refinance our loans, our expenses will increase and we may not be able to pass on this added cost in the form of increased rents, thereby reducing our cash flow and the amount available for distribution to you. Further, during periods of rising interest rates, we may be forced to sell one or more of our properties in order to repay existing loans, which may not permit us to maximize the return on the particular properties being sold.

Lenders may restrict certain aspects of our operations, which could, among other things, limit our ability to make distributions to you.

The terms and conditions contained in any of our loan documents may require us to maintain cash reserves, limit the aggregate amount we may borrow on a secured and unsecured basis, require us to satisfy restrictive financial covenants, prevent us from entering into certain business transactions, such as a merger, sale of assets or other business combination, restrict our leasing operations or require us to obtain consent from the lender to complete transactions or make investments that are ordinarily approved only by our board of directors. In addition, secured lenders may restrict our ability to discontinue insurance coverage on a mortgaged property even though we may believe that the insurance premiums paid to insure against certain losses, such as losses due to wars, acts of terrorism, earthquakes, floods, hurricanes, pollution or environmental matters, are greater than the potential risk of loss.

We may acquire or finance properties with lock-out provisions, which may prohibit us from selling a property, or may require us to maintain specified debt levels for a period of years on some properties.

Lock-out provisions, which preclude pre-payments of a loan, could materially restrict us from selling or otherwise disposing of or refinancing properties. These provisions would affect our ability to turn our investments into cash and thus affect cash available for distributions. Lock-out provisions may prohibit us from reducing the outstanding indebtedness with respect to any properties, refinancing such indebtedness on a non-recourse basis at maturity, or increasing the amount of indebtedness with respect to such properties. Lock-out provisions could impair our ability to take other actions during the lock-out period. In particular, lock-out provisions could preclude us from participating in major transactions that could result in a disposition of our assets or a change in control even though that disposition or change in control might be in the best interests of our stockholders.

To hedge against interest rate fluctuations, we may use derivative financial instruments that may be costly and ineffective.

From time to time, we may use derivative financial instruments to hedge exposures to changes in interest rates on loans secured by our assets and investments in commercial mortgage-backed securities. Derivative instruments may include interest rate swap contracts, interest rate cap or floor contracts, futures or forward contracts, options or repurchase agreements. Our actual hedging decisions will be determined in light of the facts and circumstances existing at the time of the hedge and may differ from our currently anticipated hedging strategy.  There is no assurance that our hedging strategy will achieve our objectives.  We may be subject to costs, such as transaction fees or breakage costs, if we terminate these arrangements.

To the extent that we use derivative financial instruments to hedge against interest rate fluctuations, we will be exposed to credit risk, basis risk and legal enforceability risks. In this context, credit risk is the failure of the counterparty to perform under the terms of the derivative contract. If the fair value of a derivative contract is positive, the counterparty owes us, which creates credit risk for us. Basis risk occurs when the index upon which the contract is based is more or less variable than the index upon which the hedged asset or liability is based, thereby making the hedge less effective. Finally, legal enforceability risks encompass general contractual risks including the risk that the counterparty will breach the terms of, or fail to perform its obligations under, the derivative contract.  As a result of the global credit crisis, there is a risk that counterparties could fail, shut down, file for bankruptcy or be unable to pay out contracts. The failure of a counterparty that holds collateral that we post in connection with an interest rate swap agreement could result in the loss of that collateral.

We may be contractually obligated to purchase property even if we are unable to secure financing for the acquisition.

We expect to finance a portion of the purchase price for each property that we acquire. However, to ensure that our offers are as competitive as possible, we do not expect to enter into contracts to purchase property that include financing contingencies. Thus, we may be contractually obligated to purchase a property even if we are unable to secure financing for the acquisition. In this event, we may choose to close on the property by using cash on hand, which would result in less cash available for our operations and distributions to stockholders. Alternatively, we may choose not to close on the acquisition of the property and default on the purchase contract. If we default on any purchase contract, we could lose our earnest money and become subject to liquidated or other contractual damages and remedies.

The total amount we may borrow is limited by our charter.

Our charter generally limits the total amount we may borrow to 300% of our net assets, equivalent to a 75% loan-to-asset value ratio, unless our board of directors determines that a higher level is appropriate and the excess in borrowing is disclosed to stockholders in our next quarterly report along with the justification for the excess. This limit could adversely affect our business, including:

•                                          limiting our ability to purchase real estate assets;

•                                          causing us to lose our REIT status if we cannot borrow to fund the monies needed to satisfy the REIT distribution requirements;

•                                          causing operational problems if there are cash flow shortfalls for working capital purposes; and

•                                          causing the loss of a property if, for example, financing is necessary to cure a default on a mortgage.

Risks Related to Conflicts of Interest

IREIC may face a conflict of interest in allocating personnel and resources between its affiliates, our Business Manager and our Real Estate Managers.

We do not have any employees and will rely on persons employed by our Business Manager and Real Estate Managers and their affiliates to manage our day-to-day operations. Some of the employees of our Business Manager and Real Estate Managers and their affiliates, including Mr. Parks and Ms. Foust, who serve as our chairman of the board and a director and as our treasurer, respectively, and Ms. Gujral, who serves as one of our directors, also are employed by IREIC or its affiliates, and may provide services to one or more investment programs previously sponsored by IREIC. These individuals face competing demands for their time and service and may have conflicts in allocating their time between our business and assets and the business and assets of IREIC, its affiliates and the other entities formed and organized by IREIC. In addition, if another investment program sponsored by IREIC, including specifically Inland American Real Estate Trust, Inc., which is an externally advised REIT, decides to internalize its management functions in the future, it may do so by hiring and retaining certain of the persons currently employed by our Business Manager and Real Estate Managers, and if it did so, would likely not allow these persons to perform services for us.

We do not have arm’s-length agreements with our Business Manager, our Real Estate Managers or any other affiliates of IREIC.

None of the agreements and arrangements with our Business Manager, our Real Estate Managers or any other affiliates of IREIC were negotiated at arm’s-length.  These agreements may contain terms and conditions that are not in our best interest and would not otherwise be applicable if we entered into arm’s length agreements with third parties.

Our Business Manager, our Real Estate Managers and other affiliates of IREIC will receive commissions, fees and other compensation based upon our invested assets.

Our Business Manager will receive fees based on the aggregate book value, including acquired intangibles, of our invested assets.  Further, our Real Estate Managers will receive fees based on the gross income from properties under management or for overseeing management of our properties.  Other parties related to, or affiliated with our Business Manager or Real Estate Managers may also receive fees or cost reimbursements from us.  These compensation arrangements may cause these entities to take or not take certain actions.  For example, these arrangements may provide an incentive for our Business Manager to: (1) borrow more money than prudent to increase the amount we can invest; (2) retain instead of sell assets, even if our stockholders may be better served by sale or disposition of the assets; or (3) avoid reducing the carrying value of assets that may otherwise be viewed as impaired.  The interests of these parties in receiving fees may conflict with the interest of our stockholders in earning income on their investment in our common stock.

We compete with other REITs previously sponsored by IREIC for certain properties and other real estate-related investments.

IREIC has sponsored four REITs with similar investment objectives as ours.  One of these entities, Inland American Real Estate Trust, Inc., relies on an affiliate of our Business Manager to serve as its business manager.  Inland American seeks to invest in the same broad range of asset types, as us.  As a result, we may be seeking to buy properties and other real estate assets at the same time as Inland American.  We, along with Inland American, rely to some degree on IREA to identify and assist in acquiring real estate assets.  IREA is an indirect wholly owned indirect subsidiary of The Inland Group.  Mr. Parks is a director of The Inland Group and Mr. Parks and Ms. Gujral are both directors of IREIC and two of the other REITs.  See “Management” above for additional discussion on the positions held by Mr. Parks and Ms. Gujral with these entities.

We will not have our own acquisition group.

We do not intend to employ directly any person(s) responsible for identifying and acquiring properties or other real estate assets. Instead, we will rely on entities affiliated with IREIC such as IREA, Inland Capital Markets Group and Inland Institutional Capital Partners Corporation to identify and acquire other real estate assets. Other entities formed and organized by IREIC likewise utilize these entities to identify and acquire real estate assets, including the type of assets that we seek to acquire. IREA is an indirect wholly owned subsidiary of The Inland Group, and Inland Capital Markets Group and Inland Institutional Capital Partners Corporation are wholly owned subsidiaries of IREIC.  We have limited pre-emptive rights such as a right of first refusal or first offer to any of the properties, REITs or real estate operating companies any of these entities identify, acquire or obtain the right to acquire.

In addition, in the event that we acquire real estate assets from affiliates of IREIC, although the purchase price we pay may not exceed the appraised value of the real estate at the time of its acquisition, it is possible that we would have negotiated a better price if we had negotiated directly with the seller.

Our Business Manager may have conflicting fiduciary obligations if we acquire real estate assets from affiliates of IREIC.

Our Business Manager may seek to acquire an interest in a real estate asset through a joint venture with entities related to, or affiliated with, IREIC.  In these circumstances, persons employed by our Business Manager who also are employed by IREIC or these other parties may have conflicting fiduciary duties.  In order to minimize the conflict between these fiduciary duties, our charter requires a majority of our disinterested directors, including a majority of our disinterested independent directors, to determine that the transaction is fair and reasonable to us and is on terms and conditions no less favorable than from unaffiliated third parties entering into the joint venture.

From time to time, we may purchase real estate assets from persons who have prior business relationships with affiliates of IREIC.  Our interests in these transactions may be different from the interests of affiliates in these transactions.

From time to time, we may purchase real estate assets from third parties who have existing or previous business relationships with entities affiliated with IREIC. The officers, directors or employees of our Business Manager, IREA, our Real Estate Managers, Inland Capital Markets Group or Inland Institutional Capital Partners who also perform services for IREIC or these other affiliates may have a conflict in representing our interests in these transactions on the one hand and the interests of IREIC and its affiliates in preserving or furthering their respective relationships on the other hand. We may, therefore, end up paying a higher price to acquire the asset or sell the asset for a lower price than we would if these other relationships did not exist.

We will pay significant fees to our Business Manager, Real Estate Managers and other affiliates of IREIC and cannot predict the amount of fees to be paid.

We will pay significant fees to our Business Manager, Real Estate Managers and other affiliates of IREIC for services provided to us. Because these fees generally will be based on the amount of our invested assets, the purchase price for these assets or the revenues generated by our properties, and not the quality of services provided, we cannot predict the amounts that we will ultimately pay to these entities. Fees paid to our Business Manager, Real Estate Managers and other affiliates of IREIC will reduce funds available for distribution to our stockholders.

We may make loans to affiliates of, or entities sponsored by, IREIC.

We may, from time to time, and subject to the limits in our charter, make loans to affiliates of, or entities sponsored by, IREIC, including the other REITs previously sponsored by IREIC. These loan arrangements will not be negotiated at arm’s length and may contain terms and conditions that are not in our best interest and would not otherwise be applicable if we entered into arrangements with a third-party borrower not affiliated with these entities.

Inland Securities Corporation, the dealer manager of this offering, is an affiliate of IREIC.

Inland Securities Corporation, the dealer manager of this offering, is an affiliate of IREIC and is not, therefore, independent. Thus, you will not have the benefit of an independent due diligence review and investigation of the type normally performed by unaffiliated, independent underwriters in securities offerings. Further, none of the fees and expenses payable to Inland Securities have been negotiated at arm’s length.

We have the same legal counsel as our dealer manager and certain of its affiliates.

Shefsky & Froelich Ltd. serves as our legal counsel as well as legal counsel to Inland Securities, our dealer manager. Under applicable legal ethics rules, Shefsky & Froelich Ltd. may be precluded from representing us due to a conflict of interest between us and our dealer manager. If any situation arises in which our interests are in conflict with those of our dealer manager or its affiliates, we would be required to retain additional counsel and may incur additional fees and expenses.

Risks Related to Our Corporate Structure

Our rights, and the rights of our stockholders, to recover claims against our officers, directors and Business Manager are limited.

Under our charter, we may generally indemnify our directors, our Business Manager and their respective affiliates for any losses or liabilities suffered by any of them and hold these persons or entities harmless for any loss or liability suffered by us as long as: (1) these persons or entities have determined in good faith that the course of conduct that caused the loss or liability was in our best interest; (2) these persons or entities were acting on our behalf or performing services for us; (3) the loss or liability was not the result of the negligence or misconduct of the directors (gross negligence or willful misconduct of the independent directors), Business Manager or their respective affiliates; or (4) the indemnity or agreement to hold harmless is recoverable only out of our net assets and not from our stockholders.  As a result, we and our stockholders may have more limited rights against our directors, officers, employees and agents, and our Business Manager and its affiliates, than might otherwise exist under common law.  In addition, we may be obligated to fund the defense costs incurred by our directors, officers, employees and agents or our Business Manager in some cases.

Our board of directors may, in the future, adopt certain measures under Maryland law without stockholder approval that may have the effect of making it less likely that you would receive a “control premium” for your shares.

Corporations organized under Maryland law with a class of registered securities and at least three independent directors are permitted to protect themselves from unsolicited proposals or offers to acquire the company by electing to be subject, by a charter or bylaw provision or a board of directors resolution and notwithstanding any contrary charter or bylaw provision, to any or all of five provisions:

•                                          staggering the board of directors into three classes;

•                                          requiring a two-thirds vote of stockholders to remove directors;

•                                          providing that only the board can fix the size of the board;

•                                          providing that all vacancies on the board, regardless of how the vacancy was created, may be filled only by the affirmative vote of a majority of the remaining directors in office and for the remainder of the full term of the class of directors in which the vacancy occurred; and

•                                          requiring that special stockholders meetings be called only by holders of shares entitled to cast a majority of the votes entitled to be cast at the meeting.

These provisions may discourage an extraordinary transaction, such as a merger, tender offer or sale of all or substantially all of our assets, all of which might provide a premium price for your shares.

Further, under the Maryland Business Combination Act, we may not engage in any merger or other business combination with an “interested stockholder” or any affiliate of that interested stockholder for a period of five years after the most recent date on which the interested stockholder became an interested stockholder. After the five-year period ends, any merger or other business combination with the interested stockholder must be recommended by our board of directors and approved by the affirmative vote of at least:

•                                          80% of all votes entitled to be cast by holders of outstanding shares of our voting stock; and

•                                          two-thirds of all of the votes entitled to be cast by holders of outstanding shares of our voting stock other than those shares owned or held by the interested stockholder unless, among other things, our stockholders receive a minimum payment for their common stock equal to the highest price paid by the interested stockholder for its common stock.

Our directors have adopted a resolution exempting any business combination involving us and The Inland Group or any affiliate of The Inland Group, including our Business Manager and Real Estate Managers, from the provisions of this law.

Our charter places limits on the amount of common stock that any person may own without the prior approval of our board of directors.

To qualify as a REIT, no more than 50% of the outstanding shares of our common stock may be beneficially owned, directly or indirectly, by five or fewer individuals at any time during the last half of each taxable year (other than the first taxable year for which an election to be a REIT has been made). Our charter prohibits any persons or groups from owning more than 9.8% in value of our outstanding stock or more than 9.8% in value or in number of shares, whichever is more restrictive, of our outstanding common stock without the prior approval of our board of directors. These provisions may have the effect of delaying, deferring or preventing a change in control of us, including an extraordinary transaction such as a merger, tender offer or sale of all or substantially all of our assets that might involve a premium price for holders of our common stock. Further, any person or group attempting to purchase shares exceeding these limits could be compelled to sell the additional shares and, as a result, to forfeit the benefits of owning the additional shares.

Our charter permits our board of directors to issue preferred stock on terms that may subordinate the rights of the holders of our current common stock or discourage a third party from acquiring us.

Our board of directors is permitted, subject to certain restrictions set forth in our charter, to issue up to forty million shares of preferred stock without stockholder approval. Further, our board may classify or reclassify any unissued common or preferred stock and establish the preferences, conversions or other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, and terms or conditions of redemption of the stock and may increase or decrease the aggregate number of shares or the number of shares of any class or series that we have authority to issue without stockholder approval. Thus, our board of directors could authorize us to issue shares of preferred stock with terms and conditions that could subordinate the rights of the holders of our common stock or have the effect of delaying, deferring or preventing a change in control of us, including an extraordinary transaction such as a merger, tender offer or sale of all or substantially all of our assets, that might provide a premium price for holders of our common stock.

Maryland law limits, in some cases, the ability of a third party to vote shares acquired in a “control share acquisition.”

Under the Maryland Control Share Acquisition Act, persons or entities owning “control shares” of a Maryland corporation acquired in a “control share acquisition” have no voting rights with respect to those shares except to the extent approved by a vote of two-thirds of the corporation’s disinterested stockholders. Shares of stock owned by the acquirer or by officers or by employees who are directors of the corporation are not considered disinterested for these purposes. “Control shares” are shares of stock that, taken together with all other shares of stock the acquirer previously acquired, would entitle the acquirer to exercise voting power in electing directors (except solely by virtue of a revocable proxy) within one of the following ranges of voting power:

•                                          one-tenth or more but less than one-third of all voting power;

•                                          one-third or more but less than a majority of all voting power; or

•                                          a majority or more of all voting power.

Control shares do not include shares of stock the acquiring person is entitled to vote as a result of having previously obtained stockholder approval. A “control share acquisition” means the acquisition of control shares, subject to certain exceptions. The Control Share Acquisition Act does not apply to (1) shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (2) acquisitions approved or exempted by our charter or bylaws. Our bylaws exempt acquisitions of our stock by any person, from the limits imposed by the Control Share Acquisition Act. This statute could have the effect of discouraging offers from third parties to acquire us and increase the difficulty of successfully completing this type of offer by anyone other than The Inland Group and its affiliates.

Federal Income Tax Risks

If we fail to qualify as a REIT, our operations and distributions to stockholders will be adversely affected.

In connection with this offering, Shefsky & Froelich Ltd. has rendered an opinion to us that we will be organized in conformity with the requirements for qualification and taxation as a REIT under the Internal Revenue Code for our taxable year ending December 31, 2009 and that our proposed method of operations, as described in this prospectus, will enable us to meet the requirements for qualification and taxation as a REIT beginning with our taxable year ending December 31, 2009.  In providing its opinion, Shefsky & Froelich Ltd. has relied, as to certain factual matters, upon the statements and representations contained in certificates provided by us.  These certificates include representations regarding the manner in which we are and will be owned, the nature of our assets and the past, present and future conduct of our operations.  Shefsky & Froelich Ltd. has not independently verified, and will not verify, these facts.  Moreover, our qualification for taxation as a REIT depends on our ability to meet the various qualification tests imposed under the Internal Revenue Code, the results of which have not been, and will not be, reviewed by Shefsky & Froelich Ltd. Accordingly, we cannot assure you that the actual results of our operations for any one taxable year will satisfy these requirements. Moreover, an opinion of counsel is not binding on the Internal Revenue Service, and we cannot assure you that the Internal Revenue Service will not successfully challenge our status as a REIT.  In addition, new legislation, new regulations, administrative interpretations or court decisions could significantly change the tax laws with respect to qualifying as a REIT or the federal income tax consequences of qualification.

If we were to fail to qualify as a REIT, without the benefit of certain relief provisions, in any taxable year:

•                                          we would not be allowed to deduct distributions paid to stockholders when computing our taxable income;

•                                          we would be subject to federal income tax (including any applicable alternative minimum tax) on our taxable income at regular corporate rates;

•                                          we would be disqualified from being taxed as a REIT for the four taxable years following the year during which we failed to qualify, unless entitled to relief under certain statutory provisions;

•                                          we would have less cash to pay distributions to stockholders; and

•                                          we may be required to borrow additional funds or sell some of our assets in order to pay corporate tax obligations we may incur as a result of being disqualified.

In addition, if we were to fail to qualify as a REIT, we would not be required to pay distributions to stockholders, and all distributions to stockholders that we did pay would be subject to tax as regular corporate dividends to the extent of our current and accumulated earnings and profits.  This means that, under current law, which is subject to change, our U.S. stockholders who are taxed as individuals would be taxed on our dividends at long-term capital gains rates through 2010 and that our corporate stockholders generally would be entitled to the dividends received deduction with respect to such dividends, subject, in each case, to applicable limitations under the Internal Revenue Code.

To maintain our REIT status, we may be forced to borrow funds during unfavorable market conditions to make distributions to our stockholders, which could increase our operating costs and decrease the value of your investment.

To qualify as a REIT, we must distribute to our stockholders each year 90% of our REIT taxable income (which is determined without regard to the dividends-paid deduction or net capital gain). At times, we may not have sufficient funds to satisfy these distribution requirements and may need to borrow funds to make these distributions and maintain our REIT status and avoid the payment of income and excise taxes. These borrowing needs could result from (1) differences in timing between the actual receipt of cash and inclusion of income for federal income tax purposes; (2) the effect of non-deductible capital expenditures; (3) the creation of reserves; or (4) required debt amortization payments. We may need to borrow funds at times when market conditions are unfavorable. Further, if we are unable to borrow funds when needed for this purpose, we would have to fund alternative sources of funding or risk losing our status as a REIT.  If we borrow the needed monies, distributions to tax-exempt investors may be classified as unrelated business taxable income.

Certain of our business activities are potentially subject to the prohibited transaction tax, which could reduce the return on your investment.

Our ability to dispose of property during the first two years following acquisition is restricted to a substantial extent as a result of our REIT status. Under applicable provisions of the Internal Revenue Code regarding prohibited transactions by REITs, we will be subject to a 100% tax on any gain realized on the sale or other disposition of any property (other than foreclosure property) we own, directly or through any subsidiary entity, excluding our taxable REIT subsidiaries, that is deemed to be inventory or property held primarily for sale to customers in the ordinary course of trade or business. Determining whether property is inventory or otherwise held primarily for sale to customers in the ordinary course of a trade or business depends on the particular facts and circumstances surrounding each property. We cannot provide assurance that any particular property we own, directly or through any subsidiary entity, excluding our taxable REIT subsidiaries, will not be treated as inventory or property held primarily for sale to customers in the ordinary course of a trade or business.

Certain fees paid to us may affect our REIT status.

Income received in the nature of rental subsidies or rent guarantees, in some cases, may not qualify as rental income from real estate and could be characterized by the Internal Revenue Service as non-qualifying income for purposes of satisfying the 75% and 95% gross income tests required for REIT qualification. If the aggregate of non-qualifying income under the 95% gross income test in any taxable year ever exceeded 5% of our gross revenues for the taxable year or non-qualifying income under the 75% gross income test in any taxable year ever exceeded 25% of our gross revenues for the taxable year, we could lose our REIT status for that taxable year and the four taxable years following the year of losing our REIT status.

Complying with the REIT requirements may force us to liquidate otherwise attractive investments.

To qualify as a REIT, we must ensure that at the end of each calendar quarter, at least 75% of the value of our assets consists of cash, cash items, government securities and qualified REIT real estate assets, including shares of stock in other REITs, certain mortgage loans and mortgage backed securities. The remainder of our investment in securities (other than governmental securities, qualified real estate assets and taxable REIT subsidiaries) generally cannot include more than 10% of the outstanding voting securities of any one issuer or more than 10% of the total value of the outstanding securities of any one issuer. In addition, in general, no more than 5% of the value of our assets (other than government securities, qualified real estate assets and taxable REIT subsidiaries) can consist of the securities of any one issuer, and no more than 25% of the value of our total securities can be represented by securities of one or more taxable REIT subsidiaries. If we fail to comply with these requirements at the end of any calendar quarter, we must correct the failure within thirty days after the end of the calendar quarter to avoid losing our REIT status and suffering adverse tax consequences. As a result, we may be required to liquidate otherwise attractive investments, which, in the case of foreign stockholders, may impose a withholding tax obligation on us.

The “taxable mortgage pool” rules may increase the taxes that we or our stockholders incur and may limit the manner in which we conduct securitizations.

We may make investments in entities that own or are deemed to be taxable mortgage pools. Similarly, if we securitize mortgages, certain of our securitizations could be considered to result in the creation of taxable mortgage pools for federal income tax purposes. As a REIT, provided that we own 100% of the equity interests in a taxable mortgage pool, we generally would not be adversely affected by the characterization of the securitization as a taxable mortgage pool. Certain categories of stockholders, however, such as foreign stockholders eligible for treaty or other benefits, stockholders with net operating losses, and certain tax-exempt stockholders that are subject to unrelated business income tax, could be subject to increased taxes on a portion of their dividend income from us that is attributable to the taxable mortgage pool, which, in the case of foreign stockholders, may be imposed as a withholding tax obligation on us. In addition, to the extent that our stock is owned by tax-exempt “disqualified organizations,” such as certain government-related entities and charitable remainder trusts that are not subject to tax on unrelated business income, we will incur a corporate-level tax on a portion of our income from the taxable mortgage pool. In that case, we are authorized to reduce and intend to reduce the amount of our distributions to any disqualified organization whose stock ownership gave rise to the tax. Moreover, we would be precluded from selling equity interests in these securitizations to outside investors, or selling any debt securities issued in connection with these securitizations that might be considered to be equity interests for federal income tax purposes. These limitations may prevent us from using certain techniques to maximize our returns from securitization transactions.

You may have tax liability on distributions that you elect to reinvest in our common stock.

If you participate in our distribution reinvestment plan, you will be deemed to have received, and for income tax purposes will be taxed on, the fair market value of the share of our common stock that you receive in lieu of cash distributions. As a result, unless you are a tax-exempt entity, you will have to use funds from other sources to pay your tax liability.

In certain circumstances, we may be subject to federal, state and local income taxes as a REIT, which would reduce our cash available to pay distributions to you.

Even if we qualify and maintain our status as a REIT, we may become subject to federal, state and local income taxes.  For example:

•                                          We will be subject to tax on any undistributed income.  We will be subject to a 4% nondeductible excise tax on the amount, if any, by which distributions we pay in any calendar year plus amounts retained for which federal income tax was paid are less than the sum of 85% of our ordinary income, 95% of our capital gain net income and 100% of our undistributed income from prior years.

•                                          If we have net income from the sale of foreclosure property that we hold primarily for sale to customers in the ordinary course of business or other non-qualifying income from foreclosure property, we must pay a tax on that income at the highest corporate income tax rate.

•                                          If we sell a property, other than foreclosure property, that we hold primarily for sale to customers in the ordinary course of business, our gain would be subject to the 100% “prohibited transaction” tax.

•                                          We will be subject to a 100% penalty tax on certain amounts if the economic arrangements of our tenants, our taxable REIT subsidiaries and us are not comparable to similar arrangements among unrelated parties.

Certain equity participation in mortgage loans may result in taxable income and gains from these properties, which could adversely impact our REIT status.

If we participate under a mortgage loan in any appreciation of the properties securing the mortgage loan or its cash flow and the Internal Revenue Service characterizes this participation as “equity,” we might have to recognize income, gains and other items from the property. This could affect our ability to maintain our status as a REIT.

Complying with REIT requirements may limit our ability to hedge effectively.

The REIT provisions of the Internal Revenue Code may limit our ability to hedge the risks inherent to our operations. Under current law, any income that we generate from derivatives or other transactions intended to hedge our interest rate risk generally will not constitute gross income for purposes of the 75%  and 95% income requirements applicable to REITs.  In addition, any income from other hedging transactions would generally not constitute gross income for purposes of both the 75% and 95% income tests.  However, we may have to limit the use of hedging techniques that might otherwise be advantageous, which could result in greater risks associated with interest rate or other changes than we would otherwise incur.

Legislative or regulatory action could adversely affect investors.

In recent years, numerous legislative, judicial and administrative changes have been made in the federal income tax laws applicable to investments similar to an investment in shares of our common stock.  Additional changes to the tax laws are likely to continue to occur, and we cannot assure you that any of these changes will not adversely affect the taxation of a stockholder.  Any such changes could have an adverse effect on an investment in our shares or on the market value or the resale potential of our assets.  You are urged to consult with your own tax advisor with respect to the impact of recent legislation on your investment in our shares and the status of legislative, regulatory or administrative developments and proposals and their potential effect on an investment in our shares.  You also should note that our counsel’s tax opinion is based upon existing law and Treasury Regulations, applicable as of the date of its opinion, all of which are subject to change, either prospectively or retroactively.

Congress passed major federal tax legislation in 2003, with modifications to that legislation in 2005.  One of the changes effected by that legislation generally reduced the tax rate on dividends paid by corporations to individuals to a maximum of 15% prior to 2011.  REIT distributions generally do not qualify for this reduced rate.  The tax changes did not, however, reduce the corporate tax rates.  Therefore, the maximum corporate tax rate of 35% has not been affected.  However, as a REIT, we generally would not be subject to federal or state corporate income taxes on that portion of our ordinary income or capital gain that we distribute currently to our stockholders, and we thus expect to avoid the “double taxation” to which other corporations are typically subject.

Although REITs currently avoid the double taxation applicable generally to taxed as corporations, it is possible that future legislation would result in a REIT having fewer tax advantages, and it could become more advantageous for a company that invests in real estate to elect to be taxed for federal income tax purposes as a corporation.  As a result, our charter provides our board of directors with the power, under certain circumstances, to revoke or otherwise terminate our REIT election and cause us to be taxed as a corporation, other than a REIT, without the vote of our stockholders.

Retirement Plan Risks

Investors subject to ERISA must address special considerations when determining whether to acquire our common stock.

Fiduciaries of a pension, profit-sharing or other employee benefit plans subject to the Employee Retirement Income Security Act of 1974, as amended, or “ERISA,” should consider whether investing in our common stock:

•                                          is subject to the “plan assets” rules under ERISA and the Internal Revenue Code;

•                                          satisfies the fiduciary standards of care established under ERISA;

•                                          is subject to the unrelated business taxation rules under Section 511 of the Internal Revenue Code; and

•                                          constitutes a prohibited transaction under ERISA or the Internal Revenue Code.

We intend to satisfy the “real estate operating company” exception to the plan assets regulations promulgated pursuant to ERISA. Consequently, our assets should not be treated as plan assets of an investing plan subject to ERISA. We cannot assure you, however, that this exception will apply to our assets and, if not, our assets may be treated as plan assets of an investing plan subject to ERISA.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes forward-looking statements that reflect our expectations and projections about our future results, performance, prospects and opportunities. We have attempted to identify these forward-looking statements by using words such as “may,” “will,” “expects,” “anticipates,” “believes,” “intends,” “should,” “estimates,” “could” or similar expressions. These forward-looking statements are based on information currently available to us and are subject to a number of known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. These factors include, among other things, those discussed above under the heading “Risk Factors” above. We do not undertake to publicly update or revise any forward-looking statements, whether as a result as new information, future events or otherwise, except as may be required to satisfy our obligations under federal securities law.

SELECTED FINANCIAL DATA

We are a newly-formed entity without any operating history.  See “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our financial statements and related notes thereto appearing elsewhere in this prospectus.

CAPITALIZATION

The following table sets forth our historical capitalization as of June 30, 2009 and December 31, 2008 and our pro forma capitalization as of June 30, 2009 as adjusted to give effect to the sale of the minimum offering of 200,000 shares of common stock and the application of the estimated net proceeds therefrom as described in “Estimated Use of Proceeds.”  We sold 20,000 shares to IREIC for an aggregate purchase price of $200,000 in connection with our formation.  The information set forth in the following table should be read in conjunction with our historical financial statements included elsewhere in this prospectus and the discussion set forth in “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources.”

	June 30, 2009		December 31,
	Historical	Pro Forma	2008 - Historical
Debt:
Mortgage Notes Payable	$—	$—	$—
Stockholders Equity:
Preferred stock, $0.001 par value, 40,000,000 shares authorized, none outstanding	—	—	—
Common stock, $0.001 par value, 2,460,000,000 shares authorized, 20,000 shares issued and outstanding historical; 220,000 shares issued and outstanding pro forma	20	220	20
Additional Paid-in Capital	199,980	2,199,780	199,980
Retained Earnings Deficit	(125,035)	(125,035)	(69,574)
TOTAL STOCKHOLDERS’ EQUITY:	$74,965	$2,074,965	$130,426
TOTAL CAPITALIZATION:	$74,965	$2,074,965	$130,426

COMPENSATION TABLE

The following tables describe the compensation we will pay, or expect to pay, to affiliates of IREIC such as Inland Securities, our Business Manager and our Real Estate Managers and their respective affiliates. We also will reimburse these entities for expenses incurred in performing services on our behalf. In those instances in which there are maximum amounts or ceilings on the compensation that may be received, excess amounts may not be recovered by reclassifying them under a different compensation or fee category.  Our independent directors will determine, from time to time but at least annually, that our total fees and expenses are reasonable in light of our investment performance, net assets, net income, and the fees and expenses of other comparable unaffiliated REITs.  Each determination will be reflected in the minutes of our board of directors meetings.

We define “net income” as total revenues less expenses, other than additions to reserves for depreciation, bad debts or other similar non-cash reserves and acquisition expenses to the extent not capitalized, and excluding any gain from the sale of our assets. This definition of net income is prescribed by the Statement of Policy Regarding REITs adopted by the North American Securities Administrators Association, Inc., or “NASAA,” but is not in accordance with GAAP. Thus, our net income calculated in accordance with GAAP may be greater or less than our net income calculated under the NASAA REIT Guidelines.

Nonsubordinated Payments

The following compensation, allowances and fees we expect to pay to our Business Manager and its affiliates are not subordinated to the returns on invested capital paid to our stockholders.

Offering Stage

ORGANIZATION AND OFFERING EXPENSES

Type of Compensation and Recipient	Method of Compensation	Estimated Amount

Selling commissions payable to Inland Securities Corporation and soliciting dealers designated by Inland Securities.

We will pay Inland Securities a selling commission equal to 7.5% (up to 7% of which may be reallowed to participating dealers) of the sale price for each share sold in the “best efforts” offering, subject to reduction for special sales under the circumstances as described in the “Plan of Distribution - Compensation We Pay for the Sale of Our Shares.”

The actual amount will depend on the number of shares sold.  If we sell only the minimum amount of 200,000 shares, and there are no special sales, we will pay a total of $150,000 in selling commissions.  If the maximum amount of 500,000,000 shares is sold in our “best efforts” offering, and there are no special sales, we

ORGANIZATION AND OFFERING EXPENSES

Type of Compensation and Recipient	Method of Compensation	Estimated Amount

Inland Securities, or any of its directors, officers, employees or affiliates, may purchase shares net of sales commissions and the marketing contribution for $9.00 per share.

Each soliciting dealer and their respective directors, officers, employees or affiliates may purchase shares net of selling commissions for $9.30 per share.

will pay a total of $375 million in selling commissions. We will not pay commissions in connection with shares of common stock issued through our distribution reinvestment plan.

Marketing contribution paid to Inland Securities and the soliciting dealers.

We will pay a fee for marketing the shares in connection with this offering, which includes coordinating the marketing of the shares with any soliciting dealers, in an amount equal to 2.5% of the gross offering proceeds from shares sold in the “best efforts” offering, to Inland Securities, which may reallow up to 1.5% to soliciting dealers.  We will not pay the marketing contribution in connection with any special sales, except those receiving volume discounts and those described in “Plan of Distribution — Volume Discounts.”

The actual amount will depend on the number of shares sold.  Assuming no special sales, we will pay $50,000 in the aggregate if we sell the minimum number of 200,000 shares, or $125 million in the aggregate if we sell the maximum number of 500,000,000 shares in our “best efforts” offering for marketing.  We will not pay this fee in connection with shares of common stock issued through our distribution reinvestment plan.

Itemized and detailed due diligence expenses reimbursed to Inland Securities and the soliciting dealers.

We will reimburse Inland Securities and soliciting dealers for bona fide out-of-pocket, itemized and detailed due diligence expenses incurred by these entities, in amounts up to 0.5% of the gross offering proceeds.  These expenses may, in our sole discretion, be reimbursed from amounts paid or reallowed to these entities as a marketing contribution, or may be reimbursed from issuer costs.

The actual amount will depend on the number of shares sold.  Assuming no special sales and assuming that all expenses are reimbursed from issuer costs, we will pay $10,000 in the aggregate if we sell the minimum number of 200,000 shares, or $25 million in the aggregate if we sell the maximum number of 500,000,000 shares in our “best efforts” offering.  If these expenses are reimbursed from amounts paid or reallowed as a

ORGANIZATION AND OFFERING EXPENSES

Type of Compensation and Recipient	Method of Compensation		Estimated Amount

			marketing contribution, there will be no additional costs to us. We will not reimburse these expenses in connection with shares of common stock issued through our distribution reinvestment plan.

Issuer Costs.	We expect to pay the following expenses in connection with this offering:

All amounts other than the SEC registration fee and the FINRA filing fee are estimates.  The actual amounts of these expenses cannot be determined at the present time.  We estimate the total amount for expenses of issuances and distribution will be approximately $75.5 million.

	SEC filing fees	$293,768
	FINRA filing fee	$75,500
	Printing & mailing exp.	$20,000,000
	Blue sky fees/exp.	$1,000,000
	Legal fees/exp.	$5,000,000
	Accounting fees/exp.	$6,000,000
	Advertising/sales lit.	$10,000,000
	Transfer agent fees	$4,000,000
	Data processing fees	$800,000
	Bank fees and other admin. exp.	$3,330,732
	Due diligence exp. reimbursement	$25,000,000

ORGANIZATION AND OFFERING EXPENSES

Type of Compensation and Recipient	Method of Compensation	Estimated Amount

We will reimburse IREIC, its affiliates and third parties for any issuer costs that they pay on our behalf, including any bona fide out-of-pocket, itemized and detailed due diligence expenses not reimbursed from amounts paid or reallowed as a marketing contribution, in an amount not to exceed 5% of the gross offering proceeds.  Our Business Manager has agreed to pay or reimburse any organization and offering expenses, including any due diligence expense reimbursement, that exceed 15% of the gross offering proceeds.

We may reimburse IREIC $100,000 if we sell the minimum offering or $250 million if we sell the maximum. If we do not sell the minimum number of shares, IREIC will be responsible for all of these expenses.

Operational Stage

ACQUISITION EXPENSES

Type of Compensation and Recipient	Method of Compensation	Estimated Amount

Acquisition expenses paid to our Business Manager, Real Estate Managers and entities affiliated with each of them, such as IREA, Inland Capital Markets Group, Inland Institutional Capital Partners Corporation and their respective affiliates.

We will reimburse our Business Manager, Real Estate Managers and entities affiliated with each of them, such as IREA, Inland Capital Markets Group, Inland Institutional Capital Partners Corporation and their respective affiliates for expenses paid on our behalf in connection with acquiring real estate assets, regardless of whether we acquire the real estate assets.  We may not, however, reimburse expenses that exceed the greater of 6% of the contract price of any real estate asset or, in the case of a loan, 6% of the funds advanced.  Reimbursable expenses include items such as property appraisals, environmental surveys, property audit fees, legal fees, asset due diligence review and business travel, such as airfare, hotel, meal and phone charges.

The actual amount will depend on the cost associated with each asset and cannot be determined at this time.  Assuming that we sell the maximum number of 500,000,000 shares in our “best efforts” offering, we estimate that we will reimburse approximately $25 million without debt, or approximately $88.5 million assuming maximum aggregate borrowings equivalent to a 75% loan-to-asset value ratio, based on the prior experience of IREIC, our sponsor, in sponsoring four other REIT programs.  See “Estimated use of Proceeds.”  However, assuming that we sell the maximum number of shares in our “best efforts” offering, we are permitted to reimburse up to the 6% limits of acquisition costs, or approximately $265.5 million without debt, or $589.9 million assuming aggregate borrowings equal to 55% of the total fair market value of our assets or $1.1 billion assuming maximum aggregate borrowings equivalent to a 75% loan-to-asset value ratio.  For purposes of this table, we have presented the maximum reimbursement based on the maximum amount that we may borrow under our charter; however, as a matter of policy, we do not expect our aggregate borrowings, secured by all of our assets, to exceed 55% of the total fair market value of our assets.

The following table sets forth other fees and expenses that we expect to pay in operating our business.

OTHER OPERATIONAL EXPENSES

Type of Compensation and Recipient	Method of Compensation	Estimated Amount

Real estate management fees paid to our Real Estate Managers.

We will pay the applicable Real Estate Manager a monthly fee of up to 4.5% of the gross income from each property that is managed directly by the Real Estate Manager or its affiliates.  We will pay this fee for real estate management services, including leasing and property management. The applicable Real Estate Manager will determine, in its sole discretion, the amount of the fee with respect to a particular property, subject to the 4.5% limitation.  This fee may be increased, subject to the approval of a majority of our independent directors, for certain properties. We also will reimburse each Real Estate Manager and its affiliates for property-level expenses that they pay or incur on our behalf, including the salaries, bonuses and benefits of persons employed by the Real Estate Manager and its affiliates except for the salaries, bonuses and benefits of persons who also serve as one of our executive officers or as an executive officer of any of our Real Estate Managers.  See “Management — Real Estate Management Agreements” for more information about the services provided or arranged by our Real Estate Managers.

The actual amount will depend on the gross income generated by properties managed by our Real Estate Managers and their affiliates, and cannot be determined at the present time.

Oversight fee paid to our Real Estate Managers.

We will pay the applicable Real Estate Manager a monthly oversight fee of up to 1% of the gross income from each property that is managed directly by entities other than our Real Estate Managers or their affiliates. We will pay this fee to compensate our Real Estate Managers for monitoring the performance of these properties.  We expect that our Real Estate Managers will oversee management of property

The actual amount will depend on the gross income generated by the properties overseen by our Real Estate Managers and their affiliates, and cannot be determined at the present time.

OTHER OPERATIONAL EXPENSES

Type of Compensation and Recipient	Method of Compensation	Estimated Amount

types such as healthcare-related properties and lodging properties which must be operated by third parties to ensure proper treatment of the income generated by these properties under the applicable REIT rules, properties we own through joint ventures and properties we own as a result of acquiring interests in other REITs or real estate operating companies.  The applicable Real Estate Manager will determine, in its sole discretion, the amount of the fee with respect to a particular property, subject to the 1% limit.  We also will reimburse each Real Estate Manager and its affiliates for property-level expenses that they pay or incur on our behalf, including the salaries, bonuses and benefits of persons employed by the Real Estate Manager and its affiliates except for the salaries, bonuses and benefits of persons who also serve as one of our executive officers or as an executive officer of any of our Real Estate Managers.

In addition, with respect to any property that is managed directly by entities other than our Real Estate Managers or their affiliates and does not generate income, such as properties that are newly constructed, are under development or construction, or have not yet been developed, we may pay a monthly oversight fee based upon the “hourly billing rate” of the applicable Real Estate Manager, multiplied by the number of hours spent by its employees in providing oversight services for us in respect of that property.  For these purposes, the “hourly billing rate” approximates the hourly cost to that Real Estate Manager to provide services to us based on:

OTHER OPERATIONAL EXPENSES

Type of Compensation and Recipient	Method of Compensation	Estimated Amount

•                  the amount of salaries, bonuses and benefits paid to or for the employees of the Real Estate Manager providing the services; and

•                  an allocation for overhead including rent, materials, fees, taxes, and other operating expenses incurred by the Real Estate Manager in operating its business, except for direct expenses for which we reimburse the Real Estate Manager.

In no event will any of our Real Estate Managers receive a real estate management fee and an oversight fee with respect to a particular property.  In addition, except as otherwise approved by a majority of our independent directors, the total fees paid to our Real Estate Managers for managing a particular property, including oversight fees, will not exceed 4.5% of the gross income generated by the applicable property.

Interest expense paid to our Business Manager and its affiliates, and other REITs previously sponsored by IREIC.

We may borrow money from our Business Manager and its affiliates, as well as other REITs previously sponsored by IREIC, so long as a majority of our disinterested directors, including a majority of our disinterested independent directors, approves the transaction as fair, competitive and commercially reasonable and no less favorable to us than loans between unaffiliated parties under the same circumstances.  We will pay interest on these loans at prevailing market rates.

The actual amount of interest paid will depend on the amount borrowed and the interest rate prevailing at the time. We cannot determine the amount at this time.

We will pay Inland Mortgage Servicing Corporation, Inland Mortgage Brokerage Corporation and Inland Commercial Mortgage	We will pay Inland Mortgage Servicing Corporation 0.03% per year on the first billion dollars and 0.01% thereafter on all mortgages that are serviced by Inland Mortgage Servicing	The actual amount will depend on the dollar amount of the loans in our portfolio and cannot be determined at the present time.

OTHER OPERATIONAL EXPENSES

Type of Compensation and Recipient	Method of Compensation	Estimated Amount

Corporation for purchasing, selling and servicing mortgages.

Corporation. In addition, we will pay Inland Mortgage Brokerage Corporation and Inland Commercial Mortgage Corporation 0.2% of the principal amount of each loan placed for us by either entity. These fees must be approved by a majority of our directors and a majority of our independent directors not otherwise interested in the transaction as fair and reasonable to us.

We will pay Inland Financial Products, Inc. or its affiliate a brokerage fee.

We will pay Inland Financial Products, Inc. or its affiliate a brokerage fee for facilitating transactions in real estate related-loans and CMBS, in an amount up to 1% of the purchase price of the loans or CMBS.  Notwithstanding the above, in respect of any acquisition of a real estate-related loan or commercial mortgage-backed securities, the total brokerage fee paid plus the amount of acquisition expenses reimbursed may not exceed the 6% limits on acquisition expenses, as described above.

The actual amount will depend on the dollar amount of these assets that we purchase, and cannot be determined at the present time.

We will reimburse IREIC, our Business Manager and their respective affiliates for providing ancillary services.

We will reimburse IREIC, our Business Manager and their respective affiliates for any expenses that they pay or incur in providing ancillary services to us, including the costs of salaries and benefits of persons employed by these entities and performing services for us.  See “Management — The Business Management Agreement — Ancillary Agreements” for a description of how we may reimburse these service providers.

The actual amount will depend on the services provided and the method by which reimbursement rates are calculated. Actual amounts cannot be determined at the present time.

We will pay Inland Investment Advisors, Inc. a monthly fee for providing investment advisory services in connection with our

We will pay monthly fees, at an annual rate equal to 1% of the first $1 to $5 million of securities under management, 0.85% of securities from $5 to $10 million, 0.75% of securities from $10 to $25 million, 0.65% of

The actual amount will depend on the total amount of securities under management and cannot be determined at this time.

OTHER OPERATIONAL EXPENSES

Type of Compensation and Recipient	Method of Compensation	Estimated Amount

investments in securities.

securities from $25 to $50 million, 0.60% of securities from $50 to $100 million and 0.50% of securities above $100 million. Assets under management will be determined based on the aggregate carrying value of the securities as reported on the applicable broker’s monthly statement or report.

We will pay Inland Institutional Capital Partners Corporation, or “ICAP,” a fee for identifying institutional partners and operating partners, including real estate developers, owners and other unaffiliated third parties, with whom we may enter into joint ventures, partnerships, co-tenancies and other co-ownership arrangements.

We will pay ICAP an hourly advisory fee equal to $250 per hour for ICAP’s principals and $100 per hour for ICAP’s other employees.  The advisory fee will be paid in arrears on a quarterly basis.  In addition, in the event that ICAP identifies an institutional partner or operating partner with whom we actually enter into a definitive agreement, we will pay ICAP an investment fee of 0.35% of the amount paid by a new partner to the joint venture or other arrangement and 0.25% of amounts paid by partners that have already invested in a joint venture with us.  This investment fee will be offset by the hourly advisory fee described above.

The actual amount will depend on the number of partners identified and the number of joint ventures and other co-ownership arrangements that we enter into, and cannot be determined at the present time.

Liquidation Stage

LIQUIDATION STAGE

Type of Compensation and Recipient	Method of Compensation	Estimated Amount

Property disposition fee to be paid to Inland Real Estate Brokerage, Inc. or Inland Partnership Property Sales Corporation.

We may pay a property disposition fee to Inland Real Estate Brokerage or Inland Partnership Property Sales in an amount equal to the lesser of:

•                  3% of the contract sales price of the property; or

•                  50% of the customary commission which would be paid to a third party broker for the sale of a comparable property.

The amount paid, when added to the

The actual amounts to be received will depend upon the contract sales price of our properties and the customary commissions paid to third party brokers and, therefore, cannot be determined at the present time.

LIQUIDATION STAGE

Type of Compensation and Recipient	Method of Compensation	Estimated Amount

sums paid to unaffiliated parties, may not exceed either the customary commission or an amount equal to 6% of the contract sales price. We may pay these fees only if these entities provide substantial service in connection with selling a property.  The obligation to pay this will terminate if we acquire our Business Manager.

Subordinated Payments

We may pay the following additional fees to our Business Manager after a minimum return on invested capital has been paid to our stockholders.

Operational Stage

ASSET MANAGEMENT FEES

Type of Compensation and Recipient	Method of Compensation	Estimated Amount

Business management fee paid to our Business Manager.

Subject to satisfying the criteria described below, we will pay our Business Manager a quarterly business management fee equal to a percentage of our “average invested assets,” calculated as follows:

(1) if we have declared distributions during the prior calendar quarter just ended, in an amount equal to or greater than an average 7% annualized distribution rate (assuming a share was purchased for $10.00), we will pay a fee equal to 0.25% of our “average invested assets” for that prior calendar quarter;

(2) if we have declared distributions during the prior calendar quarter just ended, in an amount equal to or greater than an average 6% annualized distribution rate but less than an average 7% annualized distribution rate (in each case, assuming a share was

The actual amount will depend on the carrying value of our assets and distributions declared to our stockholders and cannot be determined at the present time.

ASSET MANAGEMENT FEES

Type of Compensation and Recipient	Method of Compensation	Estimated Amount

purchased for $10.00), we will pay a fee equal to 0.1875% of our “average invested assets” for that prior calendar quarter;

(3)   if we have declared distributions during the prior calendar quarter just ended, in an amount equal to or greater than an average 5% annualized distribution rate but less than an average 6% annualized distribution rate (in each case, assuming a share was purchased for $10.00), we will pay a fee equal to 0.125% of our “average invested assets” for that prior calendar quarter; or

(4) if we do not satisfy the criteria in (1), (2) or (3) above in a particular calendar quarter just ended, we will not, except as set forth below, pay a business management fee for that prior calendar quarter.

For example, if during the first calendar quarter of a particular year, we declared monthly distribution rates of 5%, 7% and 7% (in each case, assuming a share was purchased for $10.00) for the three months comprising the quarter, respectively, the average distribution rate would be equal to 6.33%. Accordingly, we would pay a business management fee equal to 0.1875% for the first quarter, payable on the last business day of the first quarter. Further, assuming that (1), (2) or (3) above is satisfied, our Business Manager may decide, in its sole discretion, to be paid an amount less than the total amount that may be paid. If the Business Manager decides to accept less in any particular quarter, the excess amount that is not paid may, in the Business Manager’s sole discretion, be waived permanently or

ASSET MANAGEMENT FEES

Type of Compensation and Recipient	Method of Compensation	Estimated Amount

accrued, without interest, to be paid at a later point in time. “Average invested assets” means, for any period, the average of the aggregate book value of our assets, including all intangibles and goodwill, invested, directly or indirectly, in equity interests in, and loans secured by, real estate assets, as well as amounts invested in consolidated and unconsolidated joint ventures or other partnerships, REITs and other real estate operating companies, before reserves for amortization and depreciation or bad debts or other similar non-cash reserves, computed by taking the average of these values at the end of each month during the relevant calendar quarter. Notwithstanding the above, “average invested assets” excludes, for these purposes, any investments in securities, including any non-controlling interests in REITs or other real estate operating companies, for which a separate investment advisor fee is paid. The obligation to pay this fee on a going forward basis will terminate if we acquire our Business Manager.

We will pay the business management fee for services provided or arranged by our Business Manager, such as managing our day-to-day business operations, arranging for the ancillary services provided by other affiliates and overseeing these services, administering our bookkeeping and accounting functions, consulting with our board, overseeing our real estate assets and providing other services as our board deems appropriate.

Separate and distinct from any business management fee, we also will reimburse our Business Manager or any affiliate for all expenses that it, or

ASSET MANAGEMENT FEES

Type of Compensation and Recipient	Method of Compensation	Estimated Amount

any affiliate including IREIC, pays or incurs on our behalf including the salaries and benefits of persons employed by our Business Manager or its affiliates and performing services for us except for the salaries and benefits of persons who also serve as one of our executive officers or as an executive officer of our Business Manager or its affiliates. For these purposes, secretary will not be considered an “executive officer.”

For any year in which we qualify as a REIT, our Business Manager must reimburse us for the amounts, if any, by which our total operating expenses paid during the previous fiscal year exceed the greater of:

•             2% of our average invested assets for that fiscal year; or

•             25% of our net income for that fiscal year.

For these purposes, items such as organization and offering expenses, property-level expenses (including any real estate management fees and oversight fees), interest payments, taxes, non-cash charges, any incentive fees payable to our Business Manager and acquisition fees and expenses (including any brokerage fees) are excluded from the definition of total operating expenses.

Incentive fee paid to our Business Manager.

After stockholders have first received, on an aggregate basis, from distributions from all sources, a 10% per annum cumulative, non-compounded return on, plus return of, aggregate “invested capital,” we will pay our Business Manager an incentive fee equal to 15% of the net proceeds from the sale of our real estate assets,

The actual amount will depend on the amount of net proceeds from the sale of our real estate assets and cannot be determined at the present time.

ASSET MANAGEMENT FEES

Type of Compensation and Recipient	Method of Compensation	Estimated Amount

including assets owned by a REIT or other real estate operating company that we acquire and operate as a subsidiary. For these purposes, “invested capital” means the aggregate original issue price paid for the shares of our common stock reduced by prior distributions identified as special distributions from the sale or financing of our real estate assets. Net sales proceeds will be calculated after paying any property disposition fee to Inland Real Estate Brokerage or Inland Partnership Property Sales. The obligation to pay this fee will terminate if we acquire our Business Manager.

LISTING FEE

Type of Compensation and Recipient	Method of Compensation	Estimated Amount

Listing fee to be paid to our Business Manager.

Upon a “liquidity event,” we will pay our Business Manager a listing fee equal to 15% of the amount by which (1) the “market value” of the outstanding shares of our common stock, or the common stock of our subsidiary, plus the total distributions paid to stockholders from inception until the date that market value is determined exceeds (2) the aggregate invested capital, less any distributions of net sales or financing proceeds, plus the total distributions required to be paid to our stockholders in order to pay them the “priority return” from inception through the date that market value is determined.  In the event that, at the date of determination, stockholders have not received a return of capital plus the priority return, less any distributions of net sales or financing proceeds, the fee will be paid at the time that we have paid the total distributions required to be paid to our stockholders in order to pay them the

The actual amounts will depend upon the results of our operations and cannot be determined at the present time.

LISTING FEE

Type of Compensation and Recipient	Method of Compensation	Estimated Amount

priority return, calculated as described herein.  The obligation to pay this fee will terminate if we acquire our Business Manager prior to a liquidity event.

As used herein, a “liquidity event” means a listing or any merger, reorganization, business combination, share exchange, acquisition or other similar transaction in which our stockholders receive cash or the securities of another issuer that are listed on a national securities exchange, as full or partial consideration for their shares.  “Market value” means the value measured in connection with a liquidity event determined as follows: (1) in the case of the listing of our shares, or the shares of the common stock of any of our subsidiaries, on a national securities exchange, by taking the average closing price over the period of thirty consecutive trading days during which our shares, or the shares of the common stock of our subsidiary, as applicable, are eligible for trading, beginning on the 180th day after the applicable listing or (2) in the case of the receipt by our stockholders of securities of another entity that are trading on a national securities exchange prior to, or that become listed concurrent with, the consummation of the liquidity event, as follows: (a) in the case of shares trading before consummation of the liquidity event, the value ascribed to the shares in the transaction giving rise to the liquidity event; and (b) in the case of shares which become listed concurrent with the closing of the transaction giving rise to the liquidity event, the average closing price over the period of thirty consecutive trading days during which the shares are

LISTING FEE

Type of Compensation and Recipient	Method of Compensation	Estimated Amount

eligible for trading, beginning on the 180th day after the applicable listing.  In addition, any cash consideration received by our stockholders in connection with any liquidity event will be added to the market value determined in accordance with clause (1) or (2). Finally, for these purposes, “priority return” means, on an aggregate basis, a 6% per annum cumulative, non-compounded return on aggregate invested capital.

ESTIMATED USE OF PROCEEDS

The amounts listed in the table below represent our best good faith estimate of the use of offering proceeds.  The organization and offering expenses, including the due diligence expense reimbursement discussed below, may not be greater than 15% of the gross offering proceeds.  The estimates may not accurately reflect the actual receipt or application of the offering proceeds.  Although we estimate total organization and offering expenses will be less than the total permitted in the case of the “maximum offering,” actual organization and offering expenses may total 15% of the gross offering proceeds.  The first scenario assumes we sell the minimum of 200,000 shares in the “best efforts” portion of the offering at $10.00 per share.  The second scenario assumes we sell the maximum of 500,000,000 shares in the “best efforts” portion of the offering at $10.00 per share.  We have not given effect to any special sales or volume discounts which could reduce selling commissions under either scenario.  In addition, we will not pay selling commissions, the marketing contribution or issuer costs in connection with shares of common stock issued through our distribution reinvestment plan.

	Minimum Offering		Maximum Offering
	Amount	Percent	Amount	Percent
Gross Offering Proceeds	$2,000,000	100.00%	$5,000,000,000	100.00%
Less Organization and Offering Expenses:
Selling Commissions	$150,000	7.50%	$375,000,000	7.50%
Marketing Contribution(1)	$50,000	2.50%	$125,000,000	2.50%
Issuer Costs(1)(2)	$100,000	5.00%	$75,500,000	1.51%
TOTAL EXPENSES:	$300,000	15.00%	$575,500,000	11.51%
Gross Amount Available	$1,700,000	85.00%	$4,424,500,000	88.49%
Less:
Acquisition Expenses(3)	$20,000	1.00%	$25,000,000	0.50%
NET CASH AVAILABLE FOR INVESTMENT(4):	$1,680,000	84.00%	$4,399,500,000	87.99%

(1)

We will reimburse Inland Securities and soliciting dealers for bona fide out-of-pocket, itemized and detailed due diligence expenses incurred by these entities, in amounts up to 0.5% of the gross offering proceeds. These expenses may, in our sole discretion, be reimbursed from amounts paid or reallowed to these entities as a marketing contribution, or may be reimbursed from issuer costs. If these expenses are reimbursed from issuer costs, we will pay $25 million in the aggregate if we sell the maximum number of 500,000,000 shares in our “best efforts” offering. If these expenses are reimbursed from amounts paid or reallowed as a marketing contribution, there will be no additional costs to us.

(2)

Issuer costs may not exceed 5% of the gross offering proceeds. Issuer costs were estimated by us, for illustrative purposes, based on the prior experience of IREIC, our sponsor, in sponsoring four other REIT programs. Issuer costs include amounts for SEC registration fees, FINRA filing fees, certain bona fide itemized and detailed due diligence expenses, printing and mailing expenses, blue sky fees and expenses, legal fees and expenses, accounting fees and expenses, advertising and sales literature, transfer agent fees, data processing fees, bank fees and other administrative expenses of the offering.

(3)

Acquisition expenses were estimated by us, for illustrative purposes, based on the prior experience of IREIC, our sponsor, in sponsoring four other REIT programs. The actual amount of acquisition expenses cannot be determined at the present time and will depend on numerous factors including the type of real estate asset acquired, the aggregate purchase price paid to acquire the real estate asset, the aggregate amount borrowed, if any, to acquire the real estate asset, the number of real estate assets acquired, and the type of consideration, cash or common stock, used to pay the expenses. Assuming that we sell the maximum number of shares in our “best efforts” offering and that we reimburse the maximum amount of acquisition expenses permitted under our charter, we will reimburse approximately $265.5 million for acquisition expenses, or $589.9 million assuming aggregate borrowings equal to 55% of the total fair market value of our assets or $1.1 billion assuming maximum aggregate borrowings equivalent to a 75% loan-to-asset value ratio.

(4)

Once we have completed our “best efforts” offering, after paying organization and offering expenses, we expect that no less than 70% of our assets will consist of investments in real property, including any loans secured by real property and any joint ventures that we control, and that approximately 30% of our assets will consist of investments in other real estate assets, such as real estate-related securities and joint ventures that we do not control.Pending the acquisition of properties or other real estate assets, we may invest proceeds in cash and short-term, highly liquid investments.Further, we may use proceeds to pay operating expenses or to fund reserves.

PRIOR PERFORMANCE OF IREIC AFFILIATES

Prior Investment Programs

During the ten year period ending June 30, 2009, IREIC and its affiliates have sponsored three other REITs and eighty-four real estate exchange private placements, which altogether have raised more than $15.7 billion from over 360,000 investors in offerings for which Inland Securities has served as dealer manager. During that period, Inland Retail Real Estate Trust, Inc., Inland Western Retail Real Estate Trust, Inc. and Inland American Real Estate Trust, Inc. the other REITs previously sponsored by IREIC, raised approximately $15 billion from over 357,000 investors.  These REITs have, or, with respect to Inland Retail Real Estate Trust, Inc., had,  investment objectives similar to ours in that they seek to invest in real estate that produces both current income and long-term capital appreciation for stockholders.  Inland Western and Inland Real Estate Corporation, a fourth REIT previously sponsored by IREIC, are self-administered REITs that acquire and manage retail properties.  Inland Real Estate Corporation focuses on neighborhood, community, power and lifestyle retail centers and single-tenant retail properties, located primarily in the Midwest.  Inland Western owns a national retail portfolio including lifestyle, power and community centers, as well as single-tenant net lease properties. Inland American may purchase any type of real estate assets throughout the United States and Canada, although it focuses on retail, multi-family, industrial, lodging, office and student housing properties located in the United States.  We will actively seek to invest in the same types of assets as these entities.  We will also seek to acquire healthcare-related facilities and public infrastructure assets.  Another entity sponsored by IREIC, Inland Real Estate Exchange Corporation, offers real estate exchange transactions, on a private basis, designed, among other things, to provide replacement properties for persons wishing to complete an IRS Section 1031 real estate exchange. Thus, these private placement programs do not have investment objectives similar to ours. However, these private placement programs have owned real estate assets similar to those that we may seek to acquire, including industrial/distribution buildings, shopping centers, office buildings and other retail buildings.  The four REITs represent approximately 95% of the aggregate amount raised in offerings for which Inland Securities has served as dealer manager, approximately 99% of the aggregate number of investors, approximately 95% of properties purchased and approximately 93% of the aggregate cost of the properties purchased by the prior programs sponsored by IREIC and its affiliates.

With respect to the disclosures set forth herein, we have not provided information for Inland Retail Real Estate Trust, Inc., or IRRETI, as of June 30, 2009. On February 27, 2007, all of the outstanding common stock of IRRETI was acquired in a merger with Developers Diversified Realty Corporation (“DDR”).  Pursuant to the merger agreement, DDR acquired IRRETI for a total merger consideration of $14.00 per share plus accrued but unpaid dividends for the month of February 2007 in cash, prorated in accordance with the agreement. DDR elected to pay the merger consideration to the IRRETI stockholders through a combination of $12.50 in cash and $1.50 in common shares of DDR, which equates to a 0.021569 common share of DDR. The transaction had a total enterprise value of approximately $6.2 billion. No further information regarding IRRETI is available.

We will pay fees to, and reimburse expenses incurred by, Inland Securities and our Business Manager, Real Estate Managers, TIREG and their affiliates, as described in more detail in the section of this prospectus captioned “Compensation Table.”  The other four REITs previously sponsored by IREIC have similarly compensated IREIC and each of their respective business managers, real estate managers and affiliates.  However, Inland American is the only REIT that has paid an acquisition fee to its business manager or an oversight fee to its real estate managers.  The private placement programs sponsored by Inland Real Estate Exchange Corporation pay some of the same types of fees and expenses that we pay, such as selling commissions, marketing contributions, bona fide due diligence expenses, acquisition fees and real estate management fees. However, because the business conducted by, and the underlying investment objectives of, these private placement programs are substantially different than our business and investment objectives, other fees and expenses paid by the private placement programs are not directly comparable to ours.

The following discussion and the Prior Performance Tables, included in this prospectus as Appendix A, provide information on the prior performance of the real estate programs sponsored by IREIC and its affiliates. Past performance is not necessarily indicative of future performance.

Summary Information

The following table provides summarized information concerning prior programs sponsored by IREIC or its affiliates, with the exception of IRRETI, for the ten year period ending June 30, 2009, and is qualified in its entirety by reference to the introductory discussion above and the detailed information appearing in the Prior Performance Tables in Appendix A of the prospectus. With respect to IRRETI, information is presented for the ten year period ended September 30, 2006. This information set forth in this table, and in the narrative that follows, represents capital raised by these prior programs only through offerings for which Inland Securities has served as dealer manager. All information regarding the REITs previously sponsored by IREIC is derived from the public filings by these entities. WE ARE NOT, BY INCLUDING THESE TABLES, IMPLYING THAT WE WILL HAVE RESULTS COMPARABLE TO THOSE REFLECTED IN THE TABLES BECAUSE OUR YIELD, CASH AVAILABLE FOR DISTRIBUTION AND OTHER FACTORS MAY BE SUBSTANTIALLY DIFFERENT. ACQUIRING OUR SHARES WILL NOT GIVE YOU ANY INTEREST IN ANY PRIOR PROGRAM.

	Inland Western Retail Real Estate Trust, Inc. as of June 30, 2009	Inland Retail Real Estate Trust, Inc. as of September 30, 2006	Inland Real Estate Corporation as of June 30, 2009 (1)(2)	Inland American Real Estate Trust, Inc. as of June 30, 2009	Inland Real Estate Exchange Private Placement Offerings as of June 30, 2009
Number of programs sponsored	1	1	1	1	86
Number of public offerings	2	3	4	2	0
Aggregate amount raised from investors	$4,415,431,000	2,424,515,000	741,792,000	8,114,099,000	832,000,000
Approximate aggregate number of investors (3)	110,000	57,600	22,000	190,600	1,900
Number of properties purchased	316	287	182 (4)	942 (5)	90
Aggregate cost of properties	$8,572,346,000	4,138,046,000	1,589,897,500	9,760,073,000	1,725,000,000
Number of mortgages/notes receivable	4	0	0	15	0
Principal amount of mortgages/notes receivable	$8,764,000	0	0	500,515,000 (6)	0
Number of investments in unconsolidated entities	2	1	8	14	0
Investment in unconsolidated entities	86,561,000	22,626	134,000	512,386,000 (7)	0
Percentage of properties (based on cost) that were:
Commercial—
Retail	76.00%	89.00%	78.00%	23.00%	30.00%
Single-user net lease	24.00%	11.00%	22.00%	32.00%	10.00%
Nursing homes	0.00%	0.00%	0.00%	0.00%	0.00%
Offices	0.00%	0.00%	0.00%	8.00%	48.00%
Industrial	0.00%	0.00%	0.00%	3.00%	12.00%
Health clubs	0.00%	0.00%	0.00%	0.00%	0.00%
Mini-storage	0.00%	0.00%	0.00%	0.00%	0.00%
Multi-family residential	0.00%	0.00%	0.00%	6.00%	0.00%
Lodging	0.00%	0.00%	0.00%	28.00%	0.00
Total commercial	100.00%	100.00%	100.00%	100.00%	100.0%
Land	0.00%	0.00%	0.00%	0.00%	0.00%

Percentage of properties (based on cost) that were:
Newly constructed (within a year of acquisition)	38.00%	39.00%	38.00%	13.00%	31.00%
Existing construction	62.00%	61.00%	62.00%	87.00%	69.00%

Number of properties sold in whole or in part	15	13	42 (4)	2	6

Number of properties exchanged	0	0	0	0	0

(1)

With respect to Inland Real Estate Corporation, or “IRC,” the table provides summary information for the entire duration of the program, from its inception in 1994. However, any information relating to IRC’s offerings reflects only those public offerings conducted prior to the listing of its shares on the New York Stock Exchange, plus the issuance of shares under IRC’s distribution reinvestment program.

(2)

On November 13, 2006, IRC issued $180 million aggregate principal amount of its 4.625% convertible senior notes due in 2026, which included the exercise by the initial purchasers of their option to purchase an additional $10 million to cover over-allotments. IRC received net proceeds of approximately $177.3 million after deducting selling discounts and commissions. IRC used the net proceeds from the offering to repurchase 2,776,000 shares of its common stock at a price equal to $18.01 per share (approximately $50 million in the aggregate) concurrently with the closing of the offering. Neither Inland Securities nor any Inland affiliate received any fees in connection with this private placement. Accordingly, information regarding this private placement has been excluded from the table and the narrative below.

(3)	Includes proceeds from the issuance of shares under each program’s distribution reinvestment plan.
(4)

IRC’s joint venture with Inland Real Estate Exchange Corporation has offered tenant-in-common (“TIC”) interest in properties that it holds together with its joint venture partner, to investors in a private placement exempt from registration under the Securities Act of 1933, as amended. Included in the amounts above are all properties purchased for this joint venture. During 2007, IRC purchased ten properties, of which nine have been either partially or entirely contributed to the joint venture and subsequently sold to TIC investors by the joint venture. During 2008, IRC purchased one property which it contributed to the joint venture and the joint venture purchased five properties directly. Interests in five of these properties have partially or entirely been sold. During the six months ended June 30, 2009, IRC did not purchase or contribute any properties.

(5)	Excludes six properties in development as of June 30, 2009.
(6)	Exclusive of notes receivable discount, impairment and related amortization.
(7)

These entities are owned by Inland American and other unaffiliated parties in joint ventures. Net income, cash flow from operations and capital transactions for these properties are allocated to Inland American and its joint venture partners in accordance with the respective partnership agreements. Inland American’s partners manage the day-to-day operations of the properties and hold key management positions. These entities are not consolidated by Inland American, and the equity method of accounting is used to account for these investments. Under the equity method of accounting, the net equity investment of Inland American and Inland American’s share of net income or loss from the unconsolidated entity are reflected in the consolidated balance sheets and the consolidated statements of operations.

During the three years prior to June 30, 2009, Inland American purchased 885 properties, excluding development properties, Inland Western purchased twenty-eight properties and Inland Real Estate Corporation purchased two commercial properties. During the three years prior to September 30, 2006, IRRETI purchased sixty-eight commercial properties. Upon written request, you may obtain, without charge, a copy of Table VI filed with the Securities and Exchange Commission in Part II of our registration statement. Table VI provides more information about these acquisitions. In addition, upon written request, you may obtain, without charge, a copy of the most recent Form 10-K annual report filed with the Securities and Exchange Commission by any of these REITs within the last twenty-four months. We will provide exhibits to each such Form 10-K upon payment of a reasonable fee for copying and mailing expenses.

Publicly Registered REITs

Inland Real Estate Corporation was formed in May 1994. Through a total of four public offerings, the last of which was completed in 1998, Inland Real Estate Corporation, which we refer to herein as IRC, sold a total of 51.6 million shares of common stock. In May 2009, IRC made an additional public offering and sold a total of 17.1 million shares of common stock.  In addition, through June 30, 2009, IRC had issued approximately 17.2 million shares of common stock through its distribution reinvestment program and repurchased approximately 5.3 million shares of common stock through its share repurchase program. As a result, IRC has realized total gross offering proceeds of approximately $803.0 million as of June 30, 2009. On June 9, 2004, IRC listed its shares on the New York Stock Exchange and began trading under the ticker “IRC”. On June 30, 2009, the closing price of the stock on the New York Stock Exchange was $7.00 per share.

IRC focuses on purchasing neighborhood, community, power, lifestyle and single tenant retail centers, which primarily provide “everyday” goods and services to consumers.  IRC seeks to provide stockholders with regular cash distributions and a hedge against inflation through capital appreciation. IRC also may acquire single-user retail properties throughout the United States. As of June 30, 2009, the properties owned by IRC were generating sufficient cash flow to pay operating expenses, debt service requirements and current distributions.

As of June 30, 2009, IRC owned 140 properties for an aggregate purchase price of approximately $1.6 billion. These properties were purchased in part with proceeds received from the above described offerings of shares of its common stock, borrowings secured by its properties draws on its line of credit or sales proceeds from previous sales of properties. As of June 30, 2009, IRC had debt of approximately $412.8 million secured by its properties and had $15 million and $140 million outstanding through an unsecured line of credit and term loan, respectively.

On July 1, 2000, IRC became a self-administered REIT by acquiring, through merger, Inland Real Estate Advisory Services, Inc., its advisor, and Inland Commercial Property Management, Inc., its property manager. As a result of the merger, IREIC, the sole stockholder of the advisor, and The Inland Property Management Group, Inc., the sole stockholder of its property manager, received an aggregate of approximately 6.2 million shares of IRC’s common stock valued at $11.00 per share, or approximately 9% of its common stock.

Inland Retail Real Estate Trust, Inc. was formed in February 1999. Through a total of three public offerings, the last of which was completed by Inland Securities in 2003, Inland Retail Real Estate Trust, Inc., which we refer to herein as IRRETI, sold a total of approximately 213.7 million shares of its common stock. In addition, through September 30, 2006, IRRETI had issued approximately 41.1 million shares through its distribution reinvestment program, and has repurchased a total of approximately 11.4 million shares through the share reinvestment program. As a result, IRRETI had realized total net offering proceeds of approximately $2.4 billion as of September 30, 2006. On December 29, 2004, IRRETI issued approximately 19.7 million shares as a result of a merger with its advisor and property managers, as described below.

IRRETI focused on purchasing shopping centers located east of the Mississippi River in addition to single-user retail properties in locations throughout the United States. IRRETI sought to provide investors with regular cash distributions and a hedge against inflation through capital appreciation. As of September 30, 2006, the properties owned by IRRETI were generating sufficient cash flow to pay operating expenses and an annual cash distribution of $0.83 per share, a portion of which was paid monthly.

As of September 30, 2006, IRRETI owned 287 properties for an aggregate purchase price of approximately $4.1 billion. These properties were purchased with proceeds received from the above described offerings of shares of its common stock, financings sole of properties and the line of credit. As of September 30, 2006, IRRETI had borrowed approximately $2.3 billion secured by its properties.

On December 29, 2004, IRRETI became a self-administered REIT by acquiring, through merger, Inland Retail Real Estate Advisory Services, Inc., its business manager and advisor, and Inland Southern Management Corp., Inland Mid-Atlantic Management Corp., and Inland Southeast Property Management Corp., its property managers. As a result of the merger, IRRETI issued to our sponsor, IREIC, the sole stockholder of the business manager and advisor, and the stockholders of the property managers, an aggregate of approximately 19.7 million shares of IRRETI’s common stock, valued at $10.00 per share for purposes of the merger agreement, or approximately 7.9% of its common stock.

As noted above, on February 27, 2007, IRRETI and DDR completed a merger.

Inland Western Retail Real Estate Trust, Inc. was formed in March 2003. Through a total of two public offerings, the last of which was completed in 2005, Inland Western Retail Real Estate Trust, Inc., which we refer to herein as Inland Western, sold a total of approximately 422 million shares of its common stock. In addition, through June 30, 2009, Inland Western had issued approximately 64 million shares through its distribution reinvestment program and had repurchased approximately 44 million shares through its share repurchase program. As a result, Inland Western has realized total gross offering proceeds of approximately $4.4 billion as of June 30, 2009.  On October 14, 2008, the board of directors of Inland Western voted to suspend its share repurchase program until further notice, effective November 19, 2008.  However, on October 22, 2008, the 5% limit under the share repurchase program was reached, and the program was suspended at that time.

Inland Western focuses on the acquisition and management of strategically located retail assets, including lifestyle, power, neighborhood and community centers, as well as single-user net lease properties throughout the United States.  In December 2008, the board of directors of Inland Western amended the stockholder distribution policy so that, beginning in 2009, distributions are paid quarterly as opposed to monthly. As of June 30, 2009, the properties owned by Inland Western were generating sufficient cash flow to pay operating expenses and first and second quarter 2009 cash distributions totaling $0.10 per share.

As of June 30, 2009, Inland Western owned 301 properties, for an aggregate purchase price of approximately $7.7 billion. These properties were purchased with proceeds received from the above described offering of shares of its common stock and financings. Inland Western also has invested in twelve operating properties that it does not consolidate and seventeen properties in seven development joint ventures, six of which it consolidates.  As of June 30, 2009, Inland Western had borrowed approximately $4.3 billion secured by its properties.

On November 15, 2007, Inland Western became a self-administered REIT by acquiring, through merger, Inland Western Retail Real Estate Advisory Services, Inc., its business manager and advisor, and Inland Southwest Management Corp., Inland Northwest Management Corp., and Inland Western Management Corp., its property managers. As a result of the merger, Inland Western issued to our sponsor, IREIC, the sole stockholder of the business manager and advisor, and the stockholders of the property managers, an aggregate of approximately 37.5 million shares of Inland Western’s common stock, valued at $10.00 per share for purposes of the merger agreement, or approximately 7.7% of its common stock.

Inland Western previously disclosed in its Form 10-K for the fiscal years ended December 31, 2008 and December 31, 2007, respectively, the lawsuit filed against Inland Western and nineteen other defendants, including IREIC, by City of St. Clair Shores General Employees Retirement System and Madison Investment Trust in the United States District Court for the Northern District of Illinois. In an amended complaint filed on June 12, 2008, plaintiffs alleged that all the defendants violated the federal securities laws, and certain defendants breached fiduciary duties owed to Inland Western and its shareholders, in connection with Inland Western’s merger with its business manager/advisor and property managers as reflected in its Proxy Statement dated September 12, 2007 (the “Proxy Statement”). All the defendants, including Inland Western, filed motions to dismiss the lawsuit, arguing that the amended complaint failed to comply with various rules and standards for pleading the kinds of claims in issue.

In a Memorandum Opinion and Order dated April 1, 2009 (the “Order”), the court granted in part the defendants’ motions to dismiss the amended complaint. The court dismissed five of the seven counts of the amended complaint in their entirety, including all claims that Inland Western’s board of directors breached their fiduciary duties to Inland Western and its shareholders in connection with the merger. As to the remaining two counts, which alleged that the Proxy Statement contained false and misleading statements, or omitted to state material facts necessary to make the statements therein not false and misleading, in violation of Sections 14(a) and 20(a) of the Securities Exchange Act of 1934 (the “Exchange Act”), the motions to dismiss were granted in part and denied in part. The court also held that the amended complaint adequately alleged a claim under Section 14(a) of the Exchange Act against KPMG LLP, in connection with its independent audit report for the advisor and property managers’ financial statements, and William Blair & Company, LLC, in connection with its fairness opinion that the consideration to be paid by Inland Western under the merger agreement was fair to Inland Western from a financial point of view. The court ordered the plaintiffs to file a second amended complaint conforming to the Order. Plaintiffs filed a second amended complaint on May 1, 2009.

All the defendants moved to dismiss the second amended complaint, but at a June 4, 2009 hearing, the court denied the motion to dismiss. All defendants have now answered the second amended complaint, and the court has entered a discovery schedule.

In connection with this litigation, Inland Western continues to advance legal fees for certain directors and officers and William Blair & Company, LLC as part of its obligations under existing indemnity provisions. Inland Western believes the plaintiffs’ allegations are without merit and intends to vigorously defend the lawsuit.

Inland American Real Estate Trust, Inc. was formed in October 2004.  Inland American Real Estate Trust, Inc., which we refer to herein as Inland American, completed its initial public offering on July 31, 2007 and completed its follow-on offering on April 6, 2009.  Through June 30, 2009, Inland American has sold a total of approximately 790.2 million shares of its common stock, which includes 670,000 shares issued to its sponsor and business manager primarily in respect of acquisition fees. In addition, through June 30, 2009, Inland American had issued approximately 54.2 million shares through its distribution reinvestment program and had repurchased approximately 32.5 million shares through its share repurchase program. As a result, Inland American had realized total gross offering proceeds of approximately $8.1 billion as of June 30, 2009.

Inland American focuses on acquiring and developing a diversified portfolio of commercial real estate including retail, multi-family, industrial, lodging, office and student housing properties, located in the United States and Canada.  The company also invests in joint ventures, development projects, real estate loans and real estate-related securities, and has selectively acquired REITs and other real estate operating companies. As of June 30, 2009, Inland American owned, directly or indirectly through joint ventures in which it has a controlling interest, 940 properties, representing approximately 42.7 million square feet of retail, industrial and office properties, 6,663 multi-family units and 15,125 lodging rooms. As of June 30, 2009, Inland American had borrowed approximately $5.0 billion secured by its properties.

Contemporaneous with Inland American’s merger with Winston Hotels, Inc., its wholly-owned subsidiary, Inland American Winston Hotels, Inc., referred to herein as “Inland American Winston,” WINN Limited Partnership, or “WINN,” and Crockett Capital Corporation, or “Crockett,” memorialized in a development memorandum their intentions to subsequently negotiate and enter into a series of contracts to develop certain hotel properties, including without limitation a Westin Hotel in Durham, North Carolina, a Hampton Inn & Suites/Aloft Hotel in Raleigh, North Carolina, an Aloft Hotel in Chapel Hill, North Carolina and an Aloft Hotel in Cary, North Carolina (collectively referred to herein as the “development hotels”).  On March 6, 2008, Crockett filed an amended complaint in the General Court of Justice of the State of North Carolina against Inland American Winston and WINN.  The complaint alleges that the development memorandum reflecting the parties’ intentions regarding the development hotels was instead an agreement that legally bound the parties. The complaint further claims that Inland American Winston and WINN breached the terms of the alleged agreement by failing to take certain actions to develop the Cary, North Carolina hotel and by refusing to convey their rights in the three other development hotels to Crockett.  The complaint seeks, among other things, monetary damages in an amount not less than $4,800,000 with respect to the Cary, North Carolina property.  With respect to the remaining three development hotels, the complaint seeks specific performance in the form of an order directing Inland American Winston and WINN to transfer their rights in the hotels to Crockett or, alternatively, monetary damages in an amount not less than $20,100,000.

Inland American Winston and WINN deny these claims and, on March 26, 2008, filed a motion to dismiss the amended complaint.  On March 13, 2009, the court denied the motion to dismiss.  Inland American Winston and WINN have filed answers and affirmative defenses to the amended complaint as well as counter claims against the plaintiff.  The parties are now undertaking discovery.  In the opinion of Inland American and its legal counsel, the outcome of this matter will not have a material effect on the Inland American’s financial condition or results of operations, thus no liability was recorded as of June 30, 2009.

On May 22, 2009, Inland American Concord (Sub), LLC (“IA Sub”) filed an action against Lex-Win Concord LLC (“Concord”) in the Delaware Court of Chancery seeking a declaration in connection with certain of Inland American’s rights and obligations under the limited liability company agreement that governs this venture.  IA Sub filed this action, in part, due to a capital call demanded by Concord, which was, in purpose or effect, directed toward satisfying a lender’s concerns about the venture’s ability to perform under its existing credit facilities.  IA Sub claims, as a result of the foregoing, that it was not required to fund the capital call.  In response to this action, Concord has answered and filed counterclaims against IA Sub.  It claims that IA Sub is required to fund the additional capital and it also claims damages against IA Sub for not contributing the additional capital.  A negative outcome in the litigation could impact the priority of future capital calls or a future liquidation, including a loss of Inland American’s preferred position.  A negative outcome on the counterclaim could also subject IA Sub to damages.  Inland American believes, however, that there are good and valid defenses to any claim for damages against IA Sub.  IA Sub intends to vigorously pursue its case and defend its position with regard to the counterclaim.

The following tables summarize distributions paid by IRC, Inland Western and Inland American through June 30, 2009. The rate at which each company raises capital, acquires properties and generates cash from all sources determines the amount of cash available for distribution. As described in more detail below, IREIC or its affiliates agreed, from time to time, to either forgo or defer all or a portion of the business management and advisory fees due them to increase the amount of cash available to pay distributions while each REIT raised capital and acquired properties. As described below, IREIC also advanced monies to Inland Western to pay distributions. Inland Western has since repaid these advances. With respect to IRC, from 1995 through 2000, IREIC or its affiliates agreed to forgo approximately $10.5 million in advisor fees. With respect to IRRETI, from 1999 through 2004, IREIC or its affiliates agreed to forgo approximately $3.2 million and deferred an additional $13.1 million in advisor fees. As of December 31, 2004, IRRETI had paid IREIC or its affiliates all deferred advisor fees. With respect to Inland Western, since 2003 through June 30, 2009, IREIC or its affiliates received approximately $84 million in advisor fees and agreed to forgo an additional $129 million. During this time, IREIC also advanced funds to Inland Western to pay distributions. In 2003 and 2004, Inland Western received approximately $1.2 million and $4.7 million, respectively, for an aggregate amount of approximately $5.9 million. IREIC forgave approximately $2.4 million of this amount, which is included as “additional paid in capital” in Inland Western’s financial statements, and Inland Western had repaid the remaining $3.5 million.  For the years ended December 31, 2007 and 2008, Inland American incurred business management fees of approximately $9 million and $18.5 million, or approximately 0.20% and 0.22% of its average invested assets on an annual basis, respectively, in each case which are less than the full 1% fee that the business manager could be paid.  For the six months ended June 30, 2009, Inland American incurred an $18.0 million business management fee and an investment advisory fee of approximately $0.6 million, which together are less than the full 1% fee that its business manager could be paid.

In each case, if IREIC or its affiliates had not agreed to forgo or defer all or a portion of the advisor fee, or, in the case of Inland Western, advance monies to pay distributions, the aggregate amount of distributions made by each REIT may have been reduced or the REIT would have likely had to decrease the number of properties acquired or the pace at which it acquired properties.  Our Business Manager may agree to forgo or defer all or a portion of its business management fee during the periods that we are raising capital and acquiring real estate assets with this capital. Our Business Manager is not, however, obligated to forgo any portion of this fee, thus we may pay less in distributions or have less cash available to acquire real estate assets. See “Risk Factors — Risks Related to Our Business” for a discussion of risks associated with the availability and timing of our cash distributions.

Inland Real Estate Corporation — Last Offering By Inland Securities Completed In 1998

	Total Distribution	Ordinary Income(1)	Non Taxable Distribution(2)	Capital Gain Distribution(3)	Total Distributions per Share
	$	$	$	$	$
1998	35,443,213	27,015,143	8,428,070	—	.88
1999	48,379,621	35,640,732	12,738,889	—	.89
2000	52,964,010	40,445,730	12,518,280	—	.90
2001	58,791,604	45,754,604	12,662,414	374,586.93
2002	60,090,685	41,579,944	18,315,640	195,101.94
2003	61,165,608	47,254,096	13,577,679	333,833.94
2004	62,586,577	53,458,760	7,883,026	1,244,791.94
2005 (4)	58,867,790	57,502,980	—	1,364,810.87
2006 (5)	64,689,179	55,737,360	8,520,125	431,694.96
2007 (5)	63,659,150	59,860,450	516,781	3,281,919.98
2008 (5)	64,714,708	56,250,016	7,521,418	943,274.98
2009 (6)	31,241,641	31,241,641	—	—	.43
	662,593,786	551,741,456	102,682,322	8,170,008

(1)                  The breakout between ordinary income and return of capital is finalized on an annual basis after the calendar year end.

(2)                  Represents a reduction in basis for federal income tax purposes resulting from cash distributions (other than in respect of property sale proceeds) in excess of current or accumulated earnings and profits.

(3)                  Represents a capital gain distribution for federal income tax purposes.

(4)                  For the year ended December 31, 2005, IRC declared distributions of $0.95 per diluted weighted average number of shares outstanding and distributed $0.87 per share for the eleven-month period February 17, 2005 through December 19, 2005. The distribution declared on December 20, 2005 with a record date of January 3, 2006 and payment date of January 17, 2006 is reportable for tax purposes in 2006 and is not reflected in the 2005 calculation.

(5)                  The December distribution declared in December in each year and with a payment date in January of the following year, is reportable for tax purposes in the year in which the payment was made.

(6)                  On May 6, 2009, IRC announced that the actual amount and timing of each distribution starting with the distribution paid in June 2009 will be determined by its board at the time it authorizes the distribution.

Inland Retail Real Estate Trust, Inc. — Last Offering By Inland Securities Completed In 2003

	Total Distribution		Ordinary Income(1)		Non Taxable Distribution(2)		Capital Gain Distribution(3)		Total Distributions per Share
	$		$		$		$		$
1999	1,396,861		318,484		1,078,377		—		.49	(4)
2000	6,615,454		3,612,577		3,002,877		—		.77
2001	17,491,342		10,538,534		6,952,808		—		.80
2002	58,061,491		36,387,136		21,674,355		—		.82
2003	160,350,811		97,571,099		62,779,712		—		.83
2004	190,630,575		110,922,403		79,708,172		—		.83
2005	193,733,000		146,820,000		45,713,000		1,200,000.76			(5)
2006	162,705,000	(1)	162,705,000	(1)	—	(1)	—	(1)
	790,894,534		568,875,233		220,909,301		1,200,000

(1)                  The breakout between ordinary income and return of capital is finalized on an annual basis after the calendar year end. Because of the acquisition by DDR, this information reflects distributions as of September 30, 2006.

(2)                  Represents a reduction in basis for federal income tax purposes resulting from cash distributions (other than in respect of property sale proceeds) in excess of current or accumulated earnings and profits.

(3)                  Represents a capital gain distribution for federal income tax purposes.

(4)                  IRRETI began paying monthly distributions in May 1999. This amount represents total distributions per share made during the period from May 1999 through December 1999.

(5)                  For the year ended December 31, 2005, IRRETI declared distributions of $0.83 per diluted weighted average number of shares outstanding and distributed $0.76 per share for the eleven-month period February 7, 2005 through December 7, 2005.

Inland Western Retail Real Estate Trust, Inc. — Last Offering By Inland Securities Completed In 2005

	Total Distribution	Ordinary Income(1)	Non Taxable Distribution(2)	Capital Gain Distribution(3)	Total Distributions per Share(4)
	$	$	$	$	$
2003	358,000	—	358,000	—	.13	(5)
2004	54,542,000	29,998,000	24,544,000	—	.66
2005	211,327,000	114,117,000	97,210,000	—	.64
2006	283,769,000	128,962,000	154,807,000	—	.64
2007	290,550,000	141,560,000	148,990,000	—	.64
2008	309,192,000	114,625,000	194,567,000	—	.64
2009	48,925,000	48,925,000	—	—	.10
	1,198,663,000	578,187,00	620,476,000	—

(1)                  The breakout between ordinary income and return of capital is finalized on an annual basis after the calendar year end.

(2)                  Represents a reduction in basis for federal income tax purposes resulting from cash distributions (other than in respect of property sale proceeds) in excess of current or accumulated earnings and profits.

(3)                  Represents a capital gain distribution for federal income tax purposes.

(4)                  In December 2008, the board of directors of Inland Western amended the stockholder distribution policy so that beginning in 2009, distributions are paid quarterly as opposed to monthly.

(5)                  Inland Western began paying monthly distributions in November 2003. This amount represents total distributions per share paid during the period from November 2003 through December 2003.

Inland American Real Estate Trust, Inc. — Offering By Inland Securities Completed In 2009

	Total Distribution	Ordinary Income(1)	Non Taxable Distribution(2)	Capital Gain Distribution(3)	Total Distributions per Share
	$	$	$	$	$
2005	123,000	—	123,000	—	.11	(4)
2006	33,393,000	16,696,000	16,697,000	—	.60
2007	222,697,000	140,996,000	81,701,000	—	.61
2008	405,925,000	211,686,000	194,239,000	—	.62
2009 (5)	207,588,000	207,588,000	—	—	.25
	869,726,000	576,966,000	292,760,000

(1)                  The breakout between ordinary income and return of capital is finalized on an annual basis after the calendar year end.

(2)                  Represents a reduction in basis for federal income tax purposes resulting from cash distributions (other than in respect of property sale proceeds) in excess of current or accumulated earnings and profits.

(3)                  Represents a capital gain distribution for federal income tax purposes.

(4)                  Inland American began paying monthly distributions in November 2005. This amount represents total distributions per share paid during the period from November 2005 through December 2005.

(5)                  On January 20, 2009, the Inland American board of directors voted unanimously to determine each monthly distribution rate on an adjustable basis.

Private Partnerships

Through June 30, 2009, affiliates of IREIC have sponsored 514 private placement limited partnerships which have raised more than $524.2 million from approximately 17,000 investors and invested in properties for an aggregate price of more than $1 billion in cash and notes. Of the 522 properties purchased, 93% have been located in Illinois. Approximately 90% of the funds were invested in apartment buildings, 6% in shopping centers, 2% in office buildings and 2% in other properties. Including sales to affiliates, 507 partnerships have sold their original property investments. Officers and employees of IREIC and its affiliates invested more than $17 million in these limited partnerships.

From January 1, 1999 through June 30, 2009, investors in these private partnerships have received total distributions in excess of $599 million consisting of cash flow from partnership operations, interest earnings, sales and refinancing proceeds and cash received from the course of property exchanges.

1031 Exchange Private Placement Offering Programs

In March 2001, IREIC formed Inland Real Estate Exchange Corporation, or IREX, to, among other things, provide replacement properties for people wishing to complete an IRS Section 1031 real estate exchange as well as investors seeking a quality multi-owner real estate investment. Through June

30, 2009, IREX had offered the sale of eighty-four real estate exchange private placements containing eighty-eight properties with a total property value of approximately $1.7 billion.

The following table summarizes certain aspects of the offering and distributions for each of the 1031 exchange private placement offerings through June 30, 2009:

Name of Entity	Number of Investors	Offering Equity	Offering Completed	Distributions To Date	2009 Annualized Distribution		2008 Annualized Distribution		2007 Annual Distribution
		($)		($)	(%)		(%)		(%)
Landings of Sarasota DBT(A)	9	4,000,000	05/2002	8,487,300	N/A		N/A		N/A
Sentry Office Building DBT	7	3,500,000	04/2002	3,362,769	17.55		16.91		16.28
Pets Bowie DBT	7	2,600,000	07/2002	3,023,331	16.28		15.70		15.70
1031 Chattanooga DBT	9	1,900,000	05/2002	1,830,608	11.20		11.20		11.20
Lansing Shopping Center DBT	5	5,000,000	09/2001	4,203,781	11.59		11.59		11.19
Inland 220 Celebration Place DBT	35	15,800,000	09/2003	9,463,895	9.72		9.72		9.31
Taunton Circuit DBT (B)	1	3,750,000	09/2002	6,210,312	N/A		N/A		8.31
Broadway Commons DBT (C)	32	8,400,000	12/2003	6,744,187	10.41		10.96		11.55
Bell Plaza 1031, LLC (B)	1	890,000	11/2003	1,690,298	N/A		N/A		6.93
Inland 210 Celebration Place DBT (D)	1	6,300,000	01/2003	3,403,341	10.94		9.72		11.21
CompUSA Retail Building, LLC (E)	11	3,950,000	02/2004	1,446,500	0.00		0.00		7.00
Janesville Deere Distribution Facility 1031, LLC (F)	35	10,050,000	01/2004	4,512,335	7.24		6.96		8.15
Fleet Office Building 1031, LLC (G)	30	10,000,000	01/2004	22,080,639	N/A		8.52		8.77
Davenport Deere Distribution Facility 1031, LLC	35	15,700,000	04/2004	6,803,486	8.50		8.40		7.36
Grand Chute DST (C)	29	6,370,000	03/2004	3,240,672	8.70		8.58		9.32
Macon Office DST	29	6,600,000	03/2004	3,121,986	8.74		8.54		8.35
White Settlement Road Investment, LLC	1	1,420,000	12/2003	668,193	9.60		8.34		8.34
Plainfield Marketplace 1031, LLC (R)	31	12,475,000	06/2004	4,912,127	6.81		7.24		7.21
Pier 1 Retail Center 1031, LLC (M)	22	4,300,000	06/2004	1,222,235	0.00		0.00		8.14
Long Run 1031, LLC (I)	1	4,935,000	05/2004	2,119,113	N/A		N/A		8.69
Forestville 1031, LLC	1	3,900,000	05/2004	1,395,673	6.98		6.98		6.98
Bed, Bath & Beyond 1031, LLC (S)	20	6,633,000	08/2004	2,489,533	7.48		7.65		7.53
Cross Creek Commons 1031, LLC (N)	26	6,930,000	08/2004	2,705,906	6.06		7.75		7.68
BJ’s Shopping Center 1031, LLC (H)	22	8,365,000	01/2005	3,209,167	5.97		8.55		8.12
Barnes & Noble Retail Center 1031, LLC	12	3,930,000	02/2005	1,283,153	6.76		6.68		6.68
Port Richey 1031, LLC (L)	1	3,075,000	07/2004	1,392,117	12.14		8.28		8.28
Walgreen Store Hobart 1031, LLC	24	6,534,000	02/2005	4,653,392	7.06		6.91		6.91
Kraft Cold Storage Facility 1031, LLC	19	5,667,000	12/2004	1,937,465	8.27		7.21		7.00
Huntington Square Plaza 1031, LLC	39	20,050,000	06/2005	6,107,727	6.98		6.66		6.51
Best Buy Store Reynoldsburg 1031, LLC	19	5,395,000	02/2005	1,664,601	6.73		6.73		6.73
Jefferson City 1031, LLC	28	10,973,000	04/2005	3,787,424	7.96		7.96		7.96
Stoughton 1031, LLC	27	10,187,000	05/2005	3,113,317	6.66		6.66		6.66
Indianapolis Entertainment 1031, LLC	1	1,129,000	11/2004	383,880	7.79		7.79		7.31
Mobile Entertainment 1031, LLC	1	808,000	11/2004	277,997	7.82		7.82		7.65
Chenal Commons 1031, LLC (C)	19	7,550,000	06/2005	2,524,222	7.80		7.64		7.87
Oak Brook Kensington 1031, LLC	60	23,500,000	12/2006	7,216,425	7.79		7.45		7.42
Columbus 1031, LLC	38	23,230,000	12/2006	7,634,188	8.12		8.77		7.81
Edmond 1031, LLC	1	1,920,000	05/2005	625,109	7.96		7.96		7.96
Taunton Broadway 1031, LLC (J)	1	1,948,000	08/2005	239,051		(J)		(J)		(D)
Wilmington 1031, LLC	1	2,495,000	09/2005	663,480	7.09		7.09		7.09
Wood Dale 1031, LLC (B)	16	3,787,500	03/2006	4,998,660	N/A		N/A		7.34
Cincinnati Eastgate 1031, LLC	13	3,210,000	06/2006	769,091	7.00		7.00		7.00
Norcross 1031, LLC	1	3,000,000	11/2005	753,847	6.90		6.90		6.90
Martinsville 1031, LLC	1	2,360,000	12/2005	561,523	6.74		6.74		6.74

Name of Entity	Number of Investors	Offering Equity	Offering Completed	Distributions To Date	2009 Annualized Distribution	2008 Annualized Distribution	2007 Annual Distribution
		($)		($)	(%)	(%)	(%)
Indiana Office 1031, LLC	34	18,200,000	03/2006	4,938,624	7.73	7.73	7.65
Yorkville 1031, LLC	21	8,910,000	03/2006	1,861,468	6.28	6.09	5.91
Louisville 1031, LLC	39	18,830,000	06/2006	4,308,391	7.00	7.00	7.00
Madison 1031, LLC	1	1,387,500	03/2006	300,625	5.83	7.00	7.00
Murfreesboro 1031, LLC (T)	20	7,185,000	06/2006	1,393,745	6.06	6.06	6.00
Aurora 1031, LLC	1	1,740,000	06/2006	347,717	6.17	7.01	7.00
Craig Crossing 1031, LLC	29	14,030,000	08/2006	2,594,071	6.18	6.17	6.17
Charlotte 1031, LLC	52	24,105,000	03/2007	4,504,879	6.05	6.05	6.06
Olivet Church 1031, LLC (O)	33	10,760,000	03/2007	1,874,418	3.48	6.24	6.27
Glenview 1031, LLC	38	23,350,000	05/2007	4,014,764	6.25	6.25	6.25
Yuma Palms 1031, LLC (Q)	32	42,555,000	06/2007	6,924,236	4.50	6.25	6.23
Honey Creek, LLC (P)	40	13,137,300	06/2007	1,824,436	2.97	6.29	6.29
Dublin 1031, LLC	19	10,550,000	05/2007	1,664,995	7.02	6.40	6.40
Inland Riverwoods, LLC	40	15,712,805	06/2007	2,411,309	7.25	6.86	6.48
Inland Sioux Falls, LLC	40	18,110,000	07/2007	2,763,980	7.28	7.03	6.89
Burbank 1031 Venture, LLC	1	5,285,000	09/2007	582,389	6.20	6.20	6.20
Houston 1031 Limited Partnership	35	32,900,000	09/2007	4,016,069	6.22	6.09	6.00
Inland Chicago Grace Office L.L.C.	30	7,097,195	08/2007	863,199	6.67	6.30	6.06
Plano 1031 Limited Partnership	28	16,050,000	11/2007	2,274,802	7.70	7.33	7.19
Eden Prairie 1031, DST	23	9,573,827	11/2007	1,412,108	8.06	8.06	8.05
Carmel 1031 L.L.C. (K)	1	3,655,000	11/2007	371,141	6.40	6.40	6.68
West St. Paul 1031 Venture L.L.C.	28	4,315,000	03/2008	475,866	6.30	6.30	6.32
Schaumburg 1031 Venture L.L.C.	16	9,950,000	01/2008	1,032,225	6.26	6.23	6.05
Waukesha 1031 DST	28	11,490,000	01/2008	1,424,554	7.43	7.43	7.44
Tampa-Coconut Palms Office Bldg 1031, LLC	23	13,866,000	03/2008	1,241,081	5.81	5.58	5.58
Delavan Crossing 1031 Venture, LLC	1	5,295,000	03/2008	404,337	6.06	6.11	N/A
Geneva 1031, LLC	38	15,030,000	05/2008	1,432,351	6.87	6.69	N/A
Memorial Square Retail Center (U)	35	19,840,000	08/2008	1,203,383	3.14	6.00	N/A
Greenfield Commons Retail Building	1	3,556,000	07/2008	211,001	6.22	6.21	N/A
Telecommunications 1031 Venture, DST	60	23,265,000	06/2008	2,005,407	6.60	6.38	N/A
GE Inspections Technologies Buildings	24	6,915,000	08/2008	533,469	6.21	6.14	N/A
Flowserve Industrial Building	21	5,515,000	08/2008	383,027	6.42	6.41	N/A
Pueblo 1031, DST	29	10,070,000	09/2008	748,943	6.57	6.23	N/A
Countrywood Crossing Shopping Center	33	28,990,000	*	1,928,983	6.65	6.65	N/A
Fox Run Square Shopping Center	34	13,435,000	01/2009	903,923	6.68	6.77	N/A
Midwest ISO Office Building	39	15,420,000	*	869,208	6.82	6.68	N/A
LV-M Venture Holdings DST	52	37,789,715	*	2,031,145	6.45	6.45	N/A
University of Phoenix Building	13	3,425,000	*	93,963	5.49	N/A	N/A
RR-HV Venture Holdings DST	62	47,140,485	*	2,297,121	6.50	6.50	N/A
Charlotte Office 1031, DST	32	11,317,600	*	471,773	6.26	N/A	N/A
Bristol 1031, DST	3	8,302,000	*	202,190	7.31	N/A	N/A
Austell 1031, DST	10	8,100,800	*	190,234	7.04	N/A	N/A
		$900,667,727		230,265,604

*                   Offering was not complete as of June 30, 2009.

(A)        This property was sold in 2005.

(B)          These properties were sold in 2007.

(C)          For calendar years 2006 and 2007, these properties outperformed the projections contained in the private placement memorandum. With the completion of the calendar year 2008, a determination will be made as to any additional operational cash and it will be distributed as an additional distribution to the investor.

(D)         The owner of this property chose to allocate September 2008 net rental cash flow to fund landlord required capital improvements.

(E)           CompUSA vacated its space in October 2006 and continued paying rent through August 2007. CompUSA ceased paying rent in September 2007. CompUSA never filed bankruptcy but instead settled out of court with creditors and vendors. The settlement provided $530,436.00 to the owners. In November 2007, the CompUSA owners unanimously determined to cease paying quarterly distributions until the facility was re-tenanted.

(F)           This property was refinanced in February 2008, and the interest rate increased from 4.84% to 6.1%.

(G)          This property was sold in 2008.

(H)         In May 2009 the loan’s hyper-amortization provision came into effect. This provision increases the interest rate from 4.0% to 6.0% and also requires all rents in excess of operating expenses to be used to pay down the loan balance.

(I)              In June 2007, the sole investor of the Long Run property elected to terminate the property management agreement with an affiliate of the sponsor and manage the property on his own.

(J)             The Commonwealth of Massachusetts instituted an eminent domain proceeding to acquire the property for expansion of its courthouse. Upon the eminent domain taking by the Commonwealth of Massachusetts, Walgreens, the tenant, stopped making payments to the sole owner. The sole owner has retained legal counsel located in Massachusetts to negotiate and settle the proceeding. The property’s performance prior to the eminent domain was consistent with the projections in the offering memorandum.

(K)         Higher distributions in 2007 resulted from additional rent from amortized tenant improvements.

(L)           Variance from the projected cash-on-cash return was due to a potential vacancy from Movie Gallery, Inc. (“Hollywood Video”). In 2007, Hollywood Video filed for Chapter 11 Bankruptcy filing. While the sole owner elected to contribute a portion of the 2007-2008 net rental income to the working capital reserve for possible re-tenanting costs, Hollywood Video accepted its lease and will remain a tenant at the center. Therefore, the 2009 annual distribution percentage has been increased to 11.49% as compared to the original projection in the offering memorandum of 10.84% due to a return of some of the working capital reserve, which is no longer needed.

(M)      Bombay, which occupied 8,192 of the total 21,071 square feet, filed for Chapter 11 Bankruptcy in September 2007. Bombay vacated its space in January 2008 and paid rent through January 2008, with the exception of September 2007 rent of $33,800, which was part of a pre-petition claim. IREX has submitted an administrative claim to the bankruptcy court for the pre-bankruptcy petition and unpaid September 2007 rent. In February 2008 quarterly distributions were suspended until the facility is re-tenanted. In January 2009, the loan’s hyper-amortization provision came into effect. This provision increases the interest rate from 4.0% to 6.0% and also requires all rents in excess of operating expenses be use to pay down the loan balance.

(N)         Currently, there are three vacancies. Paul’s Liquors, which occupied 2,600 square feet, vacated February 28, 2007; Pak Mail, which occupied 1,300 square feet, vacated July 20, 2008; and Quality +Plus Cleaners, which occupied 1,300 square feet, vacated December 14, 2008. For 2009, the annual distribution percentage has been re-projected at 6.00% until the vacant spaces are re-tenanted.

(O)         Cost Plus, which occupied 18,230 of the total 165,600 square feet, closed its store at the Olivet Church Center on May 15, 2008. Cost Plus paid its rent through August 2008 and on August 21, 2008, investors approved a Cost Plus lease termination. The termination provided $900,000 to the owners. For 2009, the annual percentage distribution has been re-projected at 3.28% until the vacant spaces are re-tenanted.

(P)           Dress Barn, which occupies 7,005 square feet, exercised its right to terminate under its lease. In June 2008, the Honey Creek owners unanimously voted to modify the Dress Barn lease in order to keep the tenant, reducing the rent from $15.74 to $11.00 per square foot starting in November 2009. Linens ‘N Things filed for Chapter 11 Bankruptcy in May 2008. In October 2008, the bankruptcy court approved a motion to change the Linens ‘N Things bankruptcy from Chapter 11 to Chapter 7. Linens ‘N Things occupied 25,127 square feet in the shopping center. In December 2008, the owners of the property unanimously consented to accept JoAnn’s Stores, Inc. as a replacement tenant in the 25,127 square foot space. The new base rent is $9.00 per square foot, increasing to $9.50 per square foot after the fifth year. As an incentive for JoAnn’s Stores Inc. signing the lease, the owners are giving the tenant $251,270 for tenant improvements and abating the base rent for the initial nineteen months.

(Q)         Linens ‘N Things (“Linens”), which occupied 29,943 square feet of the total 496,692 square feet, filed for Chapter 11 Bankruptcy in May, 2008. In October, 2008 the bankruptcy court approved a motion to change the Linens bankruptcy filing from Chapter 11 to Chapter 7. Linens vacated its space in August 2008 and paid rent through August 2008, with the exception of May 2008 rent, which was part of a pre-petition claim. An administrative claim has been filed with the bankruptcy court, for the pre-bankruptcy petition, unpaid May 2008 rent. For 2009, the annual distribution percentage has been re-projected at 5.00% until the vacant space is re-tenanted.

(R)          Gymboree, which occupied 2,819 square feet of the total 125,057 square feet, vacated its space in December 2007. For 2009, the annual distribution percentage has been re-projected at 6.81% until the vacant space is re-tenanted.

(S)           Golfsmith, which occupies 30,036 square feet of the total 100,773 square feet, submitted a request for a rental rate reduction from $13.00 per square foot to $9.88 per square foot for a period of two years commencing in April 2009 and expiring in March 2011. After this two year period, the base rent reverts to the original rental rate of $13.00 per square foot through the end of the original lease term of September 30, 2012. The co-owners agreed to the temporary rental reduction to help the tenant through unprecedented economic times. However, IREX, the asset manager, was able to negotiate a better deal. Instead of paying $9.88 per square foot, Golfsmith has agreed to pay $12 per square foot. As a result, the 2009 and 2010 annual distribution percentages have been re-projected at 7.29% and 7.14%, respectively.

(T)          Currently, there are five vacancies totaling 9,771 square feet of the total 88,257 square feet at the center. Two spaces, totaling 4,200 square feet, were previously vacant. The remaining vacant space was previously occupied by the following tenants: Thin and Healthy, which occupied 2,771 square feet, vacated its space in August 2008; Mezza Cuisine, which occupied 1,400 square feet, filed for Chapter 13 Bankruptcy in October 2008; Innsbrooke Wine & Spirits, which occupied 1,400 square feet, vacated its space in January 2009. For 2009, the annual distribution percentage has been re-projected at 6.06% until the vacant spaces are re-tenanted.

(U)         Circuit City, which occupied 8,192 square feet of the total 123,753 square feet, filed for Chapter 11 Bankruptcy in November 2008. Circuit City vacated its space in February, 2009 and paid rent through part of February 2009. For 2009, the annual distribution percentage has been re-projected at 3.14% until the vacant space is re-tenanted.

Liquidity of Prior Programs

While engaged in a public offering of its common stock, each of the four REITs previously sponsored by IREIC disclosed in its prospectus the time at which it anticipated its board would consider listing, liquidating or selling its assets individually. The following summary sets forth both the dates on which these REITs anticipated considering a liquidity event and the dates on which the liquidity events occurred, if ever.

•                                          Inland Real Estate Corporation. IRC stated that the company anticipated that, by 1999, its directors would determine whether to apply to have the shares of its common stock listed for trading on a national stock exchange. In July 2000, IRC became a self-administered REIT by acquiring, through merger, its advisor and its property manager. The board evaluated market conditions each year thereafter. The board decided that conditions were finally favorable in 2004, and IRC listed its shares on the New York Stock Exchange and began trading in June 2004. On June 30, 2009, the closing price of IRC’s common stock on the New York Stock Exchange was $7.00 per share.

•                                          Inland Retail Real Estate Trust, Inc. IRRETI stated that the company anticipated that, by February 2004, its directors would determine whether to apply to have shares of its common stock listed for trading on a national stock exchange. In December 2004, IRRETI became a self-administered REIT by acquiring, through merger, its business manager and advisor and its property managers. The board of directors of IRRETI thereafter considered market conditions and chose not to list its common stock. IRRETI instead consummated a liquidity event by merging with Developers Diversified Realty Corporation, a New York Stock Exchange-listed REIT, in February 2007. IRRETI’s stockholders received, for each share of common stock held, $12.50 in cash and $1.50 in common shares of DDR, which equates to a 0.021569 common share of DDR.

•                                          Inland Western Retail Real Estate Trust, Inc. Inland Western stated that the company anticipated that, by September 2008, its directors would determine whether to apply to have the shares of its common stock listed for trading on a national stock exchange, or whether to commence subsequent offerings of its common stock. In November 2007, Inland Western became a self-administered REIT by acquiring, through merger, its business manager and advisor and its property managers. Inland Western’s board of directors, in accordance with the prospectus, then conducted due diligence to determine when, and if, to apply to have Inland Western’s common shares listed for trading on a national exchange. The process incorporated outside advisors, detailed reports on the current real estate and financial markets, as well as the applicable listing requirements for various national stock exchanges. After these discussions and review of the reports received, the board of directors determined, as of October 2008, not to list the shares on a national exchange at this time. The Inland Western board of directors will proceed to position the company for a liquidity event in the future, as it believes market conditions and other circumstances may warrant, whether through a listing of shares on a national exchange, a merger or a sale of its assets.

•                                          Inland American Real Estate Trust, Inc. Inland American has disclosed to its investors that its board does not anticipate evaluating a listing on a national securities exchange until at least 2010. As of June 30, 2009, Inland American had not applied to list its common stock for trading.

MANAGEMENT

Board of Directors

We will operate under the direction of our board of directors, which will be responsible for managing and controlling our business affairs.  The board has retained Inland Diversified Business Manager & Advisor, Inc. to serve as our Business Manager and to manage our day-to-day operations.  Our charter and bylaws provide that the number of our directors may be established by a majority of the entire board of directors but may not be more than eleven.  The charter further provides that the majority of our directors must be “independent,” except for a period of up to sixty days after the death, removal or resignation of an independent director, pending the election of that independent director’s successor.  An “independent director” is a person who is not one of our officers or employees or an officer or employee of our Business Manager, Real Estate Managers or their respective affiliates either currently or at any time in the previous two years.  An ownership interest in another program sponsored by IREIC will not, by itself, preclude status as an independent director.

Each director will serve until the next annual meeting of stockholders or until his or her successor has been duly elected and qualified.  Although the number of directors may be increased or decreased, a decrease will not have the effect of shortening the term of any incumbent director.  A director may resign at any time and be removed with or without cause by the stockholders upon the affirmative vote of at least a majority of all the votes entitled to be cast at a meeting called for the purpose of the proposed removal.  The notice of the meeting must indicate that the purpose of the meeting is to determine if the director is to be removed.  Unless filled by a vote of the stockholders following the removal of a director, a vacancy created by an increase in the number of the directors or by the death, resignation, removal, adjudicated incompetence or other incapacity of a director will be filled by a vote of a majority of the remaining directors. However, any replacements for vacancies among the independent directors may be nominated only by our independent directors.

Our directors and officers will not be required to devote all of their time to our business; however, our directors will meet at least once each quarter.  In the exercise of their duties, our directors will rely heavily on our Business Manager, Real Estate Managers and their affiliates.  Our board will have the power to set the compensation of all officers that it selects and to negotiate the terms and conditions of the agreements with all third parties including our Business Manager and Real Estate Managers.

Our directors will establish written policies on investments and borrowings and will monitor the administrative procedures, investment operations and performance to ensure that the policies are fulfilled and are in the best interest of our stockholders.  We will follow the policies on investments and borrowing set forth in our organizational documents and described in this prospectus until and unless they are modified by our directors or amended in the manner described in “Summary of our Organizational Documents — Amendment of the Organizational Documents.”

Inland Affiliated Companies

Our sponsor, Inland Real Estate Investment Corporation, or IREIC, is an affiliate of The Inland Real Estate Group, Inc., or TIREG, which is wholly owned by The Inland Group, Inc.  The first Inland entity was formed by a group of Chicago schoolteachers in 1967, and incorporated the following year.  TIREG and its affiliates are still centered in the Chicago metropolitan area.  Over the past forty years, TIREG’s affiliates have experienced significant growth and now make up a fully-integrated group of legally and financially separate companies that have been engaged in diverse facets of real estate providing property management, leasing, marketing, acquisition, disposition, development, redevelopment, renovation, construction, finance, investment products and other related services.  IREIC, our Business Manager and TIREG are part of The Inland Real Estate Group of Companies, Inc., which is comprised of independent legal entities that are either subsidiaries of the same entity, affiliates of each other, share some common ownership or were previously sponsored and managed by subsidiaries of IREIC.  These entities, some or all of which are sometimes referred to herein as “Inland,” were, in the aggregate, ranked by Crain’s Chicago Business in April 2009 as the sixteenth largest privately held company headquartered in the Chicago area.  In April 2009, Retail Traffic ranked the entities that comprise The Inland Real Estate Group of Companies as the eighth top owner and ninth manager in the United States.  In July 2008 National Real Estate Investor ranked The Inland Real Estate Group of Companies twenty-second in a survey of the top twenty-five owners of office space as of December 31, 2007.  Inland is one of the largest real estate management firms in Illinois and one of the largest commercial real estate and mortgage banking firms in the Midwest.  As of June 30, 2009, Inland affiliates or related parties have raised more than $17.9 billion from investment product sales to over 344,000 investors, many of whom have invested in more than one product.  Inland has completed 406 programs, comprised of 400 public and private limited partnerships, five 1031 exchange programs and one public REIT.  No program has paid total distributions less than the total contributed capital.  For these purposes, we consider a program to be “completed” at the time that it no longer owns any assets.

As of June 30, 2009, Inland affiliates or related parties cumulatively had 1,362 employees, owned properties in forty-six states and managed assets with a value exceeding $25.5 billion.  As of June 30, 2009, IREIC was the general partner of limited partnerships which owned in excess of 2,007 acres of pre-development land in the Chicago area, as well as over 2.2 million square feet of real property and 1,775 apartment units.  Another affiliate, Inland Real Estate Brokerage, Inc., since 2000 has completed more than $862 million in commercial real estate sales and leases and has been involved in the sale of more than 6,700 multi-family units and the sale and lease of over seventy-two million square feet of commercial property. As of June 30, 2009, another affiliate, Inland Mortgage Brokerage Corporation, had originated more than $14.58 billion in financing including loans to third parties and affiliated entities and owned a loan portfolio totaling approximately $340 million.  Another affiliate, Inland Commercial Mortgage Corporation, had originated more than $385.5 million in financing as of June 30, 2009. Inland Mortgage Servicing Corporation services a loan portfolio with a face value exceeding $11.4 billion.

As of June 30, 2009, Inland was responsible for managing approximately 113.4 million square feet of commercial properties located in forty-six states, as well as 8,239 multi-family units.  A substantial portion of the portfolio, approximately 34 million square feet, consists of properties leased on a triple-net lease basis.  A triple-net lease means that the tenant operates and maintains the property and pays rent that is net of taxes, insurance, and operating expenses.  This group also manages more than 8,239 multi-family units that are principally located in the Chicago metropolitan area.  Inland Real Estate Acquisitions, another affiliate, has extensive experience in acquiring real estate for investment.   Over the years, through Inland Real Estate Acquisitions and other affiliates, Inland has acquired more than 2,743 properties.

Another affiliate, Inland Real Estate Development Corporation, has handled the design, approval and entitlement of parcels that have included in excess of 11,000 residential units, 13.5 million square feet of retail land and 7.6 million square feet of industrial land.  Inland Real Estate Development has been responsible for the land development of over 3,300 of those residential units, 7.6 million square feet of the retail land and all 7.6 million square feet of the industrial land.  Inland Real Estate Development currently manages an inventory of over 3,500 acres of land for development of which approximately 1,500 acres it or its affiliates own.

The following sets forth information with respect to the directors and principal executive officers of The Inland Group:

Name	Age*	Position
Daniel L. Goodwin	65	Chairman and Chief Executive Officer
Robert H. Baum	65	Vice Chairman, Executive Vice President and General Counsel
G. Joseph Cosenza	65	Vice Chairman
Robert D. Parks	65	Director

*As of January 1, 2009

Messrs. Goodwin, Baum, Cosenza and Parks also are the principals of The Inland Group.

Daniel L. Goodwin was the founder of the Inland real estate organization in May 1968 and is currently the controlling stockholder, chairman of the board and chief executive officer of The Inland Group, Inc., a holding company that was formed in July 1982. Mr. Goodwin also serves as a director or officer of entities wholly owned or controlled by The Inland Group. In addition, Mr. Goodwin has served as the chairman of the board and chief executive officer of Inland Mortgage Investment Corporation since March 1990 and chairman and chief executive officer of Inland Bancorp, Inc., a bank holding company, since January 2001. Mr. Goodwin also has served as a director of Inland Real Estate Corporation, a publicly traded real estate investment trust, since 2001, and served as its chairman of the board from 2004 to April 2008.

Housing. Mr. Goodwin is a member of the National Association of Realtors, the Illinois Association of Realtors, the Northern Illinois Commercial Association of Realtors, and was inducted into the Hall of Fame of the Chicago Association of Realtors in 2005. He is also the author of a nationally recognized real estate reference book for the management of residential properties. Mr. Goodwin served on the Board of the Illinois State Affordable Housing Trust Fund. He served as an advisor for the Office of Housing Coordination Services of the State of Illinois, and as a member of the Seniors Housing Committee of the National Multi-Housing Council. He has served as Chairman of the DuPage County Affordable Housing Task Force. Mr. Goodwin also founded New Directions Affordable Housing Corporation, a not for profit entity.

Education. Mr. Goodwin obtained his bachelor degree from Northeastern Illinois University and his master’s degree from Northern Illinois University. Following graduation, he taught for five years in the Chicago Public Schools. Over the past twenty years, Mr. Goodwin served as a member of the Board of Governors of Illinois State Colleges and Universities, vice chairman of the Board of Trustees of Benedictine University, vice chairman of the Board of Trustees of Springfield College, and chairman of the Board of Trustees of Northeastern Illinois University.

Robert H. Baum has been a principal of the Inland real estate organization since May 1968 and is currently the vice-chairman and executive vice-president and general counsel of The Inland Group, positions he has held since July 1982. In his capacity as general counsel, Mr. Baum is responsible for supervising the legal activities of The Inland Group and its affiliates. This includes supervising the Inland Law Department and serving as liaison with outside counsel.

Mr. Baum has served as a member of the North American Securities Administrators Association Real Estate Advisory Committee and as a member of the Securities Advisory Committee to the Secretary of State of Illinois. He is a member of the American Corporation Counsel Association and has also been a guest lecturer for the Illinois State Bar Association. Mr. Baum has been admitted to practice before the Supreme Court of the United States, as well as the bars of several federal courts of appeals and federal district courts and the State of Illinois. He is also an Illinois licensed real estate broker. He has served as a director of American National Bank of DuPage and Inland Bank and currently serves as a director of Inland Bancorp, Inc., a bank holding company. Mr. Baum is a past member of the Men’s Council of the Museum of Contemporary Art in Chicago.

Mr. Baum is a member of the board of directors of Wellness House, a charitable organization that exists to improve the quality of life for people whose lives have been affected by cancer and its treatment by providing psychosocial and educational support to cancer patients, their families and friends. He also is a governing member of the Chicago Symphony Orchestra. Mr. Baum received a bachelor degree from The University of Wisconsin and a juris doctor degree from The Northwestern School of Law.

G. Joseph Cosenza has been a principal of the Inland real estate organization since May 1968 and is currently the president of Inland Real Estate Acquisitions, Inc., a position he has held since November 1988. Mr. Cosenza immediately supervises a staff of twenty-five persons who engage in property acquisitions and due diligence. Mr. Cosenza has been a consultant to other real estate entities and lending institutions on property appraisal methods. He has directly overseen the purchases of more than $28 billion of income-producing real estate from 1968 to the present.

Mr. Cosenza received his bachelor degree from Northeastern Illinois University and his master’s degree from Northern Illinois University. From 1967 to 1972, he taught in the LaGrange and Wheeling, Illinois School Districts where he also served as assistant principal while operating Inland with Messrs. Goodwin, Parks, and Baum on a part time basis. Mr. Cosenza has been a licensed real estate broker since 1968 and has previously been active in various national and local real estate associations, including the National Association of REALTORS®, the Urban Land Institute, and the Northern Illinois Association of REALTORS®.

Mr. Cosenza was chairman of the board of American National Bank of DuPage from 1983 to 1990 and served as chairman, 1981 to 1983, and a director, 1983 to 1990, of Continental Bank of Oakbrook Terrace. He also served as a director of Inland Bank & Trust (formerly known as Westbank) from 1996 to 2005, and was chairman for a short time. He was also a director on the board of Inland Bancorp, Inc., which owns Inland Bank & Trust and which recently combined three banks having a total of eleven locations in the Chicago area, from 2001 to 2005. Mr. Cosenza was a director and a member of the management committee of Inland Real Estate Corporation from 1994 to 2005.

Robert D. Parks has been a principal of the Inland real estate organization since May 1968 and is currently chairman of IREIC, a position he has held since November 1984. Mr. Parks has also served as a director of Inland Investment Advisors, Inc. since June 1995. Mr. Parks served as a director of Inland Securities Corporation from August 1984 until June 2009. He served as a director of Inland Real Estate Corporation from 1994 to June 2008, and served as chairman of the board from May 1994 to May 2004 and president and chief executive officer from 1994 to April 2008. He also served as a director and chairman of the board of Inland Retail Real Estate Trust, Inc. from its inception in September 1998 to March 2006, and as chief executive officer until December 2004. Mr. Parks also has served as the chairman of the board and a director of Inland American Real Estate Trust, Inc. since its inception in October 2004 and as the chairman of the board and a director of Inland Western Retail Real Estate Trust since its inception in March 2003. Mr. Parks is responsible for the ongoing administration of existing investment programs, corporate budgeting and administration for IREIC. He oversees and coordinates the marketing of all investments and investor relations.

He received his bachelor degree from Northeastern Illinois University, Chicago, Illinois, and his master’s degree from the University of Chicago and later taught in Chicago’s public schools. He is a member of the Real Estate Investment Association, the Financial Planning Association, the Foundation for Financial Planning and the National Association of Real Estate Investment Trusts, or “NAREIT.”

Our Directors and Executive Officers

The following table sets forth information with respect to our directors and executive officers. The biography of Mr. Parks is set forth above.

Name	Age*	Position
Robert D. Parks	65	Director and Chairman of the Board
Brenda G. Gujral	66	Director
Lee A. Daniels	66	Independent Director
Donald J. Figura	63	Independent Director
Charles H. Wurtzebach	59	Independent Director
Barry L. Lazarus	62	President and Chief Operating Officer
Roberta S. Matlin	64	Vice President
Lori J. Foust	44	Treasurer
Cathleen M. Hrtanek	32	Secretary

*As of January 1, 2009

Brenda G. Gujral, a director, also serves as chief executive officer, president and a director of IREIC, our sponsor and the parent company of our Business Manager. She served as president and a director of IREIC from July 1987 through June 1992. Upon her return to IREIC in January 1998, she was again named president and a director. She was named chief executive officer of IREIC in January 2008. She served as the president and chief operating officer of Inland Securities Corporation from January 1997 to June 2009, and has been a director of Inland Securities Corporation since January 1997. Additionally, Ms. Gujral has served as a director of Inland Investment Advisors, Inc., an investment advisor, since January 2001 and has been a director of Inland Western Retail Real Estate Trust, Inc. since its inception in March 2003 and served as its chief executive officer from June 2005 until November 2007. Ms. Gujral also has served as president and a director of Inland American Real Estate Trust, Inc. since its inception in October 2004, the chairman of the board of Inland Real Estate Exchange Corporation since May 2001 and a director of Inland Opportunity Business Manager & Advisor, Inc. since April 2009. Ms. Gujral was a director of Inland Retail Real Estate Trust, Inc. from its inception in September 1998 until it was acquired in February 2007.

Ms. Gujral has overall responsibility for the operations of IREIC, including investor relations, regulatory compliance and filings, review of asset management activities and broker-dealer marketing and communication. Ms. Gujral works with internal and outside legal counsel in structuring IREIC’s investment programs and in connection with preparing offering documents and registering the related securities with the SEC and state securities commissions.

Ms. Gujral has been with the Inland organization for twenty-five years, becoming an officer in 1982. Prior to joining the Inland organization, she worked for the Land Use Planning Commission, establishing an office in Portland, Oregon, to implement land use legislation for that state. Ms. Gujral graduated from California State University. She holds Series 7, 22, 39 and 63 certifications from FINRA, and is a member of NAREIT.

Lee A. Daniels, an independent director, has over thirty-five years of experience in real estate development. Mr. Daniels has owned Lee Daniels & Associates, LLC, a full-service commercial real estate and investment strategies firm providing acquisition and disposition services, brokerage and transaction management services, construction management services and property development, management and leasing services, since February 2007. From 1992 to 2006, Mr. Daniels was an equity partner at the Chicago law firm of Bell Boyd & Lloyd, and previously had been an equity partner at Katten Muchin & Zavis from 1982 to 1991 and Daniels & Faris from 1967 to 1982. Mr. Daniels also served as a member of the Illinois House of Representatives from 1975 to 2007, and was Speaker of the Illinois House of Representatives from 1995 to 1997. Mr. Daniels currently serves on the board of governors and board of trustees for Elmhurst Memorial Hospital. Mr. Daniels also previously served on the boards of directors of Suburban Bank of Elmhurst and Elmhurst Federal Savings and Loan Association.

Mr. Daniels received his bachelor degree from University of Iowa in Iowa City, and received his law degree from The John Marshall School of Law in Chicago, Illinois. Mr. Daniels is a licensed real estate broker in the State of Illinois and is a certified negotiation consultant.

Donald J. Figura, an independent director, has over thirty years of public accounting experience. Mr. Figura is one of the four founding partners of Wolf & Company LLP, Certified Public Accountants and Consultants, and has served as its managing partner since 1992. In his role at Wolf & Company, Mr. Figura provides a variety of consulting services, including corporate strategic planning, succession planning and income and estate planning, and oversees the audits and financial statements for clients. Mr. Figura also serves as the chairman of the firm’s executive committee. In addition, Mr. Figura has served as the chief executive officer of Wolf Financial Management LLC, a FINRA-registered broker-dealer providing wealth management services to individuals and qualified employee benefit plans, since November 2004; as the chief executive officer of Wolf Capital LLC, a FINRA-registered broker-dealer specializing in private investment banking (formerly Wolf Capital Corporation), since June 1995; and as the chief executive officer of PKF Chicago, LLC, a CPA firm created to facilitate and joint venture professional engagements for international clients, since July 2008. Mr. Figura is a founding member of each of these entities. Mr. Figura was a member of the board of directors of PKF North America Network, an association of ninety-five certified public accounting firms throughout the United States, Canada and Mexico, from January 2005 to December 2008, and served as the chairman of the board of this organization during 2007. Mr. Figura received his bachelor degree from DePaul University in Chicago, Illinois. He is a licensed certified public accountant and holds Series 7, 65, 63 and 24 certifications from FINRA.

Charles H. Wurtzebach, Ph.D., an independent director, is currently a George L. Ruff Visiting Professor in Real Estate Studies in the Department of Real Estate at DePaul University in Chicago, Illinois, lecturing at both the undergraduate and graduate levels, participating in joint research projects with other faculty, and providing support to the DePaul Real Estate Center. Mr. Wurtzebach joined the faculty at DePaul University in January 2009. From 1999 to November 2008, Mr. Wurtzebach served as managing director and property chief information officer of Henderson Global Investors (North America) Inc., where he was responsible for the strategic portfolio planning and the overall management of Henderson’s North American business. This included responsibility for Henderson’s overall product offerings including institutional equity, property, and retail equity and fixed interest. As property chief information officer, Mr. Wurtzebach worked directly with Henderson’s property portfolio managers developing client investment strategies. He also chaired Henderson’s North American Property Investment and Management Committees. He was also a member of Henderson’s Global Senior Management Team. Mr. Wurtzebach was president and chief executive officer of Heitman Capital Management June 1994 to May 1998 and as president of JMB Institutional Realty from June 1991 to June 1994. In addition, Mr. Wurtzebach was the Director of the Real Estate and Urban Land Economics program within the Graduate School of Business at the University of Texas at Austin from 1974 to 1986.

Mr. Wurtzebach has co-authored or acted as co-editor of several books including Modern Real Estate, co-authored with Mike Miles, and Managing Real Estate Portfolios, co-edited with Susan Hudson-Wilson. Additional publication experience includes authorship of numerous academic and professional articles. A frequent featured speaker at professional and academic gatherings, Mr. Wurtzebach was the 1994 recipient of the prestigious Graaskamp Award for Research Excellence presented by the Pension Real Estate Association and is a member of the American Real Estate Society and a past president and director of the Real Estate Research Institute. Mr. Wurtzebach obtained his bachelor degree from DePaul University, a master’s degree in business administration from Northern Illinois University and a Ph.D in finance from the University of Illinois at Urbana.

Barry L Lazarus, our president and chief operating officer, as well as the president of our Business Manager, since May 2009, has been affiliated with the Inland real estate organization for thirty-six years. During this time, Mr. Lazarus has had executive level responsibility for several Inland entities involved in land and property acquisition, development, financing and related investments.

Mr. Lazarus originally joined Inland in 1973, after three years in public accounting, His first position was controller and he was later promoted to treasurer. In 1979, he relocated to Arizona and formed The Butterfield Company, a development and contracting firm, while also serving as a consultant to investors in several commercial ventures. In October 1990, Mr. Lazarus rejoined Inland and became the president of Intervest Midwest Real Estate Corporation (“Intervest”), then an affiliate of The Inland Group, and in 1994 Mr. Lazarus’s company Wisconsin and Southern Land Company, Inc. acquired Intervest from The Inland Group.

From January 1999 through December 2004, Mr. Lazarus was president and chief financial officer of Inland Retail Real Estate Trust, Inc. (“IRRETI”). In December 2004, he was also promoted to chief executive officer at which time he relinquished his position as chief financial officer. As chief financial officer, Mr. Lazarus structured the company’s overall financial plan, including budgeting, arranging corporate lines of credit and development and permanent financing. As president, he coordinated the major operating divisions of IRRETI as well as the various entities providing services to IRRETI. He was part of the team of professionals that negotiated the merger and sale of IRRETI to Developers Diversified Real Estate Corporation, which closed in February 2007. Beginning in May 2007, Mr. Lazarus became chief executive officer of Inland Atlantic Development Corporation, a private company providing development services in the Southeastern United States.

Mr. Lazarus received his bachelor degree from the University of Wisconsin and is a certified public accountant.

Roberta S. Matlin is our vice president. Ms. Matlin joined IREIC in 1984 as director of investor administration and currently serves as a director and senior vice president of IREIC, in the latter capacity directing its day-to-day internal operations. Ms. Matlin also has been a director of Inland Real Estate Exchange Corporation since May 2001, a director of Inland Institutional Capital Partners Corporation since May 2006 and a director of Pan American Bank since December 2007. She also has served as a director and president of Inland Investment Advisors, Inc. since June 1995 and Intervest Southern Real Estate Corporation since July 1995 and a director and vice president of Inland Securities Corporation since July 1995. Ms. Matlin has served as the vice president of our Business Manger since May 2009, and served as its president from June 2008 until May 2009. Ms. Matlin also has served as the president of Inland Opportunity Business Manager & Advisor, Inc. since April 2009. She has served as vice president — administration of Inland American Real Estate Trust, Inc. since its inception in October 2004. Ms. Matlin served as vice president of administration of Inland Western Retail Real Estate Trust, Inc. from 2003 until 2007, vice president of administration of Inland Retail Real Estate Trust, Inc. from 1998 until 2004, vice president of administration of Inland Real Estate Corporation from 1995 until 2000 and trustee and executive vice president of Inland Mutual Fund Trust from 2001 until 2004. Prior to joining Inland, Ms. Matlin worked for the Chicago Region of the Social Security Administration of the United States Department of Health and Human Services. Ms. Matlin received her bachelor degree from the University of Illinois in Champaign. She holds Series 7, 22, 24, 39, 63 and 65 certifications from FINRA.

Lori J. Foust is our treasurer, as well as the treasurer of our Business Manager. Ms. Foust also has served as the treasurer and principal financial officer of Inland American Real Estate Trust, Inc. since October 2005 and September 2007, respectively, and served as the principal accounting officer of Inland Western Retail Real Estate Trust, Inc. from February 2004 to December 2005. Ms. Foust joined the Inland organization in 2003, in the capacity of vice president of Inland Western Retail Real Estate Advisory Services, Inc. Prior to joining the Inland organization, Ms. Foust worked in the field of public accounting and was a senior manager in the real estate division for Ernst and Young, LLP. She received her bachelor of science degree in accounting and her master of business administration from the University of Central Florida. Ms. Foust is a certified public accountant and a member of the American Institute of Certified Public Accountants.

Cathleen M. Hrtanek is our secretary. Ms. Hrtanek joined Inland in 2005 and is an assistant counsel of The Inland Real Estate Group, Inc. In her capacity as assistant counsel, Ms. Hrtanek represents many of the entities that comprise the Inland Real Estate Group of Companies on a variety of legal matters. She is also a member of the audit committee for all public partnerships sponsored by IREIC. Ms. Hrtanek also has served as the secretary of Inland Opportunity Business Manager & Advisor, Inc. since April 2009. Prior to joining Inland, Ms. Hrtanek had been employed by Wildman Harrold Allen & Dixon LLP in Chicago, Illinois since September 2001. Ms. Hrtanek has been admitted to practice law in the State of Illinois and is a licensed real estate broker. Ms. Hrtanek received her bachelor degree from the University of Notre Dame in South Bend, Indiana and her law degree from Loyola University of Chicago School of Law.

Duties of Our Executive Officers

As an externally advised corporation with no paid employees, our day-to-day operations generally will be performed by our Business Manager. All of our executive officers are also officers or directors of our Business Manager. Generally, the only services performed by our executive officers in their capacity as executive officers of our company will be those required by law or regulation, such as executing documents as required by Maryland law and providing certifications required by the federal securities laws. Otherwise, these executive officers will be acting on behalf of our Business Manager in performing its obligations under the business management agreement. Our board of directors, including a majority of our independent directors not otherwise interested in the transactions, will be responsible for approving all transactions between us and our Business Manager or its affiliates and for approving the compensation paid to our Business Manager and its affiliates as reasonable in relation to the nature and quality of services to be performed. Our board also will be responsible for ensuring that the provisions of the business management agreement are being carried out.

Committees of Our Board of Directors

Under our bylaws, our board may establish any committee the board believes appropriate and appoint all committee members in its discretion. Our bylaws require, however, that a majority of the members of each committee be independent directors.

Audit Committee

Our board has formed an audit committee consisting of our three independent directors, Messrs. Daniels, Figura and Wurtzebach. Mr. Figura, who qualifies as an “audit committee financial expert,” serves as the chairman of the committee. The audit committee will assist the board in overseeing:

•                                          our accounting and financial reporting processes;

•                                          the integrity and audits of our financial statements;

•                                          our compliance with legal and regulatory requirements; and

•                                          the performance of our internal and independent auditors.

The audit committee will be responsible for engaging our independent public accountants, reviewing the plans and results of the audit engagement with the independent public accountants, approving professional services provided by, and the independence of, the independent public accountants, considering the range of audit and non-audit fees and consulting with the independent public accountants regarding the adequacy of our internal accounting controls. The audit committee will operate pursuant to a written charter to be adopted by our board of directors. The charter will be posted on our web site, www.inlanddiversified.com.

Nominating and Corporate Governance Committee

Our board of directors has formed a nominating and corporate governance committee consisting of three independent directors, Messrs. Daniels, Figura and Wurtzebach. Mr. Daniels serves as the chairman of the committee. The nominating and corporate governance committee will be responsible for (1) identifying individuals qualified to serve on the board of directors and recommending that the board of directors select a slate of director nominees for election by the stockholders at the annual meeting; (2) developing and recommending to the board of directors a set of corporate governance policies and principles and periodically reevaluating such policies and guidelines for the purpose of suggesting amendments to them if appropriate; and (3) overseeing an annual evaluation of the board of directors and each of the committees of the board of directors. The nominating and corporate governance committee will consider director nominees submitted by stockholders. Our nominating and corporate governance committee will operate pursuant to a written charter to be adopted by the board of directors. The charter will be posted on our web site, www.inlanddiversified.com.

Compensation Committee Interlocks and Insider Participation

None of our officers or employees, or the officers or employees of our subsidiaries will participate in the deliberations of our board of directors concerning executive officer compensation. In addition, none of our executive officers have served as a director or a member of the compensation committee of any entity that has one or more executive officers serving as a member of our board of directors.

Compensation of Directors and Officers

Effective July 1, 2009, we will pay our independent directors an annual fee of $20,000 plus $1,000 for each in-person meeting of the board or a committee of the board and $500 for each meeting of the board or a committee of the board attended by telephone. We also will pay the chairpersons of any committee of our board, including any special committee, an annual fee of $5,000. We will reimburse all of our directors for any out-of-pocket expenses incurred by them in attending meetings. We will not compensate any director that also is an employee of our Business Manager or its affiliates.

Compensation of Executive Officers

All of our executive officers are officers of IREIC or one or more of its affiliates and will be compensated by those entities, in part, for their service rendered to us. We will not separately compensate our executive officers for their service as officers, nor will we reimburse either our Business Manager or Real Estate Managers for any compensation paid to individuals who also serve as our executive officers, or the executive officers of our Business Manager or its affiliates or our Real Estate Managers; provided that, for these purposes, the secretaries of our company and the Business Manager will not be considered “executive officers.” In the future, our board may decide to pay annual compensation or bonuses or long-term compensation awards to one or more persons for services as officers. We also may, from time to time, grant restricted shares of our common stock to one or more of our officers.

Our Business Manager

Our Business Manager, Inland Diversified Business Manager & Advisor, Inc., is an Illinois corporation and a wholly owned subsidiary of IREIC. The following table sets forth information regarding its executive officers and directors. The biographies of Messrs. Goodwin, Parks and Cosenza are set forth above under “— Inland Affiliated Companies” and the biographies of Mr. Lazarus, Ms. Matlin, Ms. Gujral, Ms. Foust and Ms. Hrtanek are set forth above under “— Our Directors and Executive Officers.”

Name	Age*	Position
Daniel L. Goodwin	65	Director
Robert D. Parks	65	Director
G. Joseph Cosenza	65	Director
Barry L. Lazarus	62	President
Brenda G. Gujral	66	Vice President
Roberta S. Matlin	64	Vice President
Lori J. Foust	44	Treasurer
Cathleen M. Hrtanek	32	Secretary

*As of January 1, 2009

Our Real Estate Managers

Our four real estate managers, Inland Diversified Real Estate Services LLC, Inland Diversified Asset Services LLC, Inland Diversified Leasing Services LLC and Inland Diversified Development Services LLC, which we refer to collectively herein as our “Real Estate Managers,” are Delaware limited liability companies, the sole member of which is Inland Diversified Management HOLDCO LLC, which has four members, all corporations, which are controlled by the four principals of The Inland Group. Each Real Estate Manager conducts its activities at its principal executive office at 2901 Butterfield Road in Oak Brook, Illinois. Any healthcare-related and lodging properties we acquire will be managed by third party managers, unaffiliated with us or IREIC and its affiliates.

The following table sets forth information regarding the executive officers and directors of these entities.

Name	Age*	Position
Thomas P. McGuinness	54	Chairman, Director and Chief Executive Officer
Robert M. Barg	55	Director, Treasurer and Secretary
JoAnn M. Armenta	34	Director and Senior Vice President
Elizabeth D. McNeeley	53	Director and Vice President
Alan F. Kremin	62	Director

*As of January 1, 2009

Thomas P. McGuinness joined Inland Property Management in 1982 and became president of Mid-America Management Corporation in July 1990 and chairman in 2001.  He has served as the president of Inland Property Management, Inc. since January 1, 1991 and a director of Inland Commercial Property Management since June 2000.  Mr. McGuinness also has served as the president of Inland American Holdco Management, LLC since August 2, 2005 and, in that capacity, oversees a staff of 150, with four senior vice presidents reporting directly to him on the day-to-day operations of that company and its four subsidiaries.  Mr. McGuinness is responsible for the performance and activities of diverse platforms created within Inland American Real Estate Trust Inc., including Inland American Winston Hotels, Inc., Inland American Lodging Corporation, Inland American Communities Group, Inc., and Inland Public Properties Development, Inc., and is responsible for new acquisitions and partnerships.  Mr. McGuinness oversees a diverse and nationally-positioned portfolio of 45 million square feet, including retail, office, and industrial properties, and 15,015 hotel rooms.  In past positions with Inland he has been responsible for over 60 million square feet of real estate assets.

Mr. McGuinness is a licensed real estate broker and is past president of the Chicagoland Apartment Association and past regional vice president of the National Apartment Association.  He was on the board of directors of the Apartment Building Owners and Managers Association, and was a trustee with the Service Employees’ Local No. 1 Health and Welfare Fund, as well as the Pension Fund and holds CLS and CSM accreditations from the International Council of Shopping Centers.

Robert M. Barg joined the Inland organization in 1986 and has served as the treasurer of Inland Property Management Group, Inc. since July 1998.  During his tenure with Inland, Mr. Barg has been an officer and director of all of the Inland management companies.  He has served as a senior vice president and treasurer for Inland North American Property Management Corp. since November 2004, Inland Continental Property Management Corp. since September 2004 and Mid America Management Corp. since January 1998.  Prior to joining the Inland organization, Mr. Barg was an accounting manager of the Charles H. Shaw Co.   He received his bachelor of science degree in business administration from the University of Illinois at Chicago, served a year as a VISTA Volunteer and received a master’s degree in accounting from Western Illinois University in Macomb, Illinois.   Mr. Barg is a certified public accountant and member of the Illinois CPA Society and holds a real estate broker’s license in Illinois.

JoAnn Armenta joined the Inland organization in 1992.  Ms. Armenta currently serves as the senior vice president and director of due diligence for the real estate management companies, overseeing the department that performs due diligence on the majority of Inland’s acquisitions, and that is responsible for all financial modeling, property inspection, capital projections and all other processes involved with purchasing an asset for the Inland Real Estate Group of Companies.  Ms. Armenta originally joined the multi-family/residential management division of Mid-America Management in 1992 and began overseeing the management of retail, office and industrial properties in 1995.

In 2001, Ms. Armenta became president of real estate management for the portfolio of Inland Retail Real Estate Trust, Inc., or IRRETI.  Her responsibilities in this role included complete oversight of the company’s management, leasing, marketing and operations, including supervising 165 employees located in thirteen offices through out the eastern part of the United States. Ms. Armenta was the 2008 Dean of Open Air Centers for the University of Shopping Centers at the Wharton Business School and holds SCSM, SCLS, SCMD and a CDP accreditations with the International Council of Shopping Centers, or ICSC.

Elizabeth D. McNeeley joined Inland Southeast Property Management as a property accountant in January 2002.  In January 2003 she was promoted to Senior Property Accountant for Inland Western Management Corp., and in July 2003 was promoted to a vice president of Inland Northwest Management Corp., Inland Pacific Management Corp., Inland Southwest Management Corp., and Inland Western Management Corp.  Ms. McNeeley also has served as a vice president of Inland American Retail Management Corp., Inland American Office Management Corp. and Inland American Industrial Management LLC, since August 2005.  Prior to joining Inland, Ms. McNeeley was an accountant for the Burlington Northern Railroad, Pinnacle Relocation and Trase Miller Teleservices.  She also taught mathematics at both the middle school and junior college level.  Ms. McNeeley holds a bachelor degree from North Central College, Naperville, Illinois, and a master’s degree from DePaul University, Chicago, Illinois.  She is a licensed real estate broker.

Alan F. Kremin joined The Inland Group in 1982.  Mr. Kremin was promoted to treasurer of The Inland Group, Inland Commercial Property Management, Inc. and various other subsidiaries of The Inland Group in March 1991.  As the chief financial officer of The Inland Group, a position he has held since 1991, his responsibilities include financial management, corporate asset management, cash budgeting and corporate tax planning for the consolidated group and serving as a director for various subsidiaries of The Inland Group, Inc.  Mr. Kremin has served as vice president of finance and manager of Inland Real Estate Development, LLC since November 2004.  He also has served as treasurer and director of Midwest Real Estate Equities, Inc. since June 1999, chief financial officer and director of Inland Atlantic Development Corporation since March 2007 and treasurer and manager of Metropolitan Construction Services, LLC since November 1999.  He also serves as director of Inland North American Property Management Corp., Inland North American Retail Management Corp., Inland North American Office Management Corp., Inland Continental Property Management Corp., Mid-America Management Corp. and Community Property Management Corp.  Mr. Kremin also served as treasurer of our sponsor from 1986 to 1990, when he supervised the daily operations of its accounting department.  Prior to joining The Inland Group, Mr. Kremin served for three years as a controller of JMB Realty Corporation.  Prior thereto, Mr. Kremin worked eight years in public accounting, including four years at Arthur Young & Company.  He received his bachelor degree in accounting from Loyola University in Chicago, Illinois.  Mr. Kremin is a certified public accountant and holds insurance and real estate broker licenses.

The Business Management Agreement

Duties of Our Business Manager.  We have entered into a business management agreement with Inland Diversified Business Manager & Advisor, Inc. to serve as our Business Manager with responsibility for overseeing and managing our day-to-day operations including:

•                                          identifying potential investment opportunities in real estate assets and assisting our board of directors in evaluating those opportunities;

•                                          preparing, on our behalf, all reports and regulatory filings including those required by federal and state securities law;

•                                          administering our bookkeeping and accounting functions; and

•                                          undertaking and performing all services or other activities necessary and proper to carry out our investment objectives.

Our business management agreement provides that the Business Manager is deemed to be in a fiduciary relationship with us and our stockholders.  See “Conflicts of Interest” for additional discussion regarding the business management agreement.

Ancillary Agreements.  Under the business management agreement, the Business Manager is obligated to provide, either directly or indirectly through affiliates, various services and licenses needed to operate our business.  To do so, the Business Manager, or we in the case of the trademark license agreement, have entered into various agreements with IREIC and its affiliates.  We have agreed to reimburse the Business Manager, IREIC and its affiliates, each referred to as a “service provider” or, collectively, the “service providers,” for the expenses paid or incurred to provide these services including all expenses and the costs of salaries and benefits of persons employed by these entities and performing services for us. Expenses include, but are not limited to, all:

•                                          taxes and assessments on income or real property and taxes;

•                                          premiums and other associated fees for insurance policies including director and officer liability insurance;

•                                          expenses associated with investor communications including the cost of preparing, printing and mailing annual reports, proxy statements and other reports required by governmental entities;

•                                          administrative service expenses charged to, or for the benefit of, us by third parties;

•                                          audit, accounting and legal fees charged to, or for the benefit of, us by third parties;

•                                          transfer agent and registrar’s fees and charges paid to third parties; and

•                                          expenses relating to any offices or office facilities maintained solely for our benefit that are separate and distinct from our executive offices.

We also will reimburse the service providers for the salaries, benefits and overhead of persons employed by these entities and performing services for us.  In the case of employees of IREIC who also provide services for other entities sponsored by, or affiliated with, IREIC, we will reimburse only a pro rata portion of the salary and benefits of these persons based on the amount of time spent by those persons on matters for us compared to the time spent by that same person on all other matters including our matters.  In the case of each service provider other than IREIC, but except as otherwise provided below or otherwise agreed to in writing by us or the Business Manager, we will be responsible for the payment of the charges billed by that entity for work done for our benefit.  These charges will be based upon (1) the “hourly billing rate” of the service provider’s employees, (2) fixed amounts or (3) a combination of the “hourly billing rate” and fixed amounts, all as set forth in the respective ancillary agreements between us or the Business Manager and the service provider.  The “hourly billing rate” for employees of these service providers will be based on the budgeted salaries, benefits, overhead and operating expenses of the service providers.  In the event that a service provider has revenues for any particular fiscal year that exceed its expenses for that year, the service provider will rebate the excess on a pro rata basis to its clients based on the revenues attributable to each client.

These ancillary agreements will terminate upon the termination of the business management agreement unless the Business Manager or the service provider agrees otherwise.

•                                          Brokerage Services.  Inland Financial Products, Inc. or its affiliate will facilitate transactions in real-estate related loans and commercial mortgage backed securities.  This service provider will not be reimbursed for any expenses incurred in providing these services.

•                                          Communications Services.  Inland Communications, Inc. will provide marketing, communications and media relations services, including designing and placing advertisements, editing marketing materials, preparing and reviewing press releases, distributing certain investor communications and maintaining branding standards.

•                                          Computer Services.  Inland Computer Services, Inc., or ICS, will provide data processing, computer equipment and support services and other information technology services, including custom application, development and programming, support and troubleshooting, data storage and backup, email services, printing services and networking services, including Internet access.  ICS will be compensated for all direct costs incurred and reasonable expenses paid in providing computer services, including programming and consulting time, printing costs and usage charges, equipment rentals and computer usage.

•                                          Insurance and Risk Management Services.  Inland Risk and Insurance Management Services, Inc., or IRIM, will provide insurance and risk management services, including negotiating and obtaining insurance policies, managing and settling claims and reviewing and monitoring our insurance policies.  IRIM will receive a portion of any commissions paid to third party brokers for placing insurance policies for us, and will not be reimbursed for any expenses incurred in providing these services.

•                                          Legal Services.  TIREG will provide legal services, including drafting and negotiating real estate purchase and sales contracts, leases and other real estate or corporate agreements and documents, performing due diligence and rendering legal opinions.

•                                          Mortgage Placement Services.  Inland Mortgage Brokerage Corporation, or IMBC, and Inland Commercial Mortgage Corporation, or ICMC, will place mortgages for us.  IMBC and ICMC will not be reimbursed for any expenses incurred in providing these services.

•                                          Mortgage Servicing.  Inland Mortgage Servicing Corporation, or IMSC, will service mortgages for us.  IMSC will not be reimbursed for any expenses incurred in providing these services.

•                                          Office Services.  Inland Office Services, Inc., or IOS, will provide office and administrative services, including purchasing and maintaining office supplies, office equipment and furniture, installing and maintaining telephones, maintaining security, providing mailroom, courier and switchboard services and procurement services.  IOS will negotiate and manage contract programs including but not limited to business travel, cellular phone services and shipping services.

•                                          Personnel Services.  Inland Human Resource Services, Inc. will provide personnel services, including pre-employment services, new hire services, human resources, benefit administration and payroll and tax administration.

•                                          Property Tax Services.  Investors Property Tax Services, Inc. will provide property tax services, including tax reduction, such as monitoring properties and seeking ways to lower assessed valuations, and tax administration, such as coordinating payment of real estate taxes.

•                                          Software License.  ICS has granted the Business Manager a non-exclusive and royalty-free right and license to use and copy software owned by ICS and to use certain third party software according to the terms of the applicable third party licenses to ICS, all in connection with the Business Manager’s obligations under the business management agreement.  ICS provides the Business Manager with all upgrades to the licensed software.

•                                          Trademark License.  We have entered into a license agreement with TIREG granting us a non-exclusive, royalty-free right and license to use the “Inland” name and marks, and the goodwill associated with them, in connection with our business.  TIREG retains exclusive ownership of all trademarks and, except for permitted sublicenses, we will not be able to transfer, sell, assign or modify any right granted to us under the trademark license agreement.  The license agreement contains customary and usual representations, warranties and covenants for agreements of this type, and requires us to indemnify TIREG for any damages resulting from a breach of its obligations under the trademark license agreement.  Either party may terminate the license agreement upon thirty days prior written notice.  If TIREG terminates the agreement, we will have a reasonable opportunity to transition to other trademarks.

Term.  The business management agreement has a term of one year and is renewable for successive one year terms upon the mutual consent of the parties, including an affirmative vote of a majority of our independent directors.  Our board of directors will evaluate the performance of our Business Manager each time before renewing the business management agreement.  The criteria used in this review will be reflected in the minutes of that meeting.  The agreement may be terminated, without cause or penalty, by us, upon a vote by a majority of the independent directors, or by the Business Manager on sixty days written notice to the other party.  The agreement also will terminate upon a business combination with our Business Manager, as described below.  If the business management agreement is terminated, our Business Manager must cooperate with us and take all reasonable steps requested by our board to assist it in making an orderly transition. Our board of directors, including a majority of our independent directors, will approve a successor business manager only upon a determination that the new business manager possesses sufficient qualifications to perform the business management functions for us and that the compensation to be received by the new business manager pursuant to the new business management agreement is justified.

Compensation.  Subject to satisfying the criteria described below, we will pay our Business Manager a quarterly business management fee equal to a percentage of our “average invested assets,” calculated as follows:

(1)                                  if we have declared distributions during the prior calendar quarter just ended, in an amount equal to or greater than an average 7% annualized distribution rate (assuming a share was purchased for $10.00), we will pay a fee equal to 0.25% of our “average invested assets” for that prior calendar quarter;

(2)                                  if we have declared distributions during the prior calendar quarter just ended, in an amount equal to or greater than an average 6% annualized distribution rate but less than an average 7% annualized distribution rate (in each case, assuming a share was purchased for $10.00), we will pay a fee equal to 0.1875% of our “average invested assets” for that prior calendar quarter;

(3)                                  if we have declared distributions during the prior calendar quarter just ended, in an amount equal to or greater than an average 5% annualized distribution rate but less than an average 6% annualized distribution rate (in each case, assuming a share was purchased for $10.00), we will pay a fee equal to 0.125% of our “average invested assets” for that prior calendar quarter; or

(4)                                  if we do not satisfy the criteria in (1), (2) or (3) above in a particular calendar quarter just ended, we will not, except as set forth below, pay a business management fee for that prior calendar quarter.

For example, if during the first calendar quarter of a particular year, we declared monthly distribution rates of 5%, 7% and 7% (in each case, assuming a share was purchased for $10.00) for the three months comprising the quarter, respectively, the average distribution rate would be equal to 6.33%.  Accordingly, we would pay a business management fee equal to 0.1875% for the first quarter, payable on the last business day of the first quarter.  Further, assuming that (1), (2) or (3) above is satisfied, our Business Manager may decide, in its sole discretion, to be paid an amount less than the total amount that may be paid.  If the Business Manager decides to accept less in any particular quarter, the excess amount that is not paid may, in the Business Manager’s sole discretion, be waived permanently or accrued, without interest, to be paid at a later point in time.  “Average invested assets” means, for any period, the average of the aggregate book value of our assets, including all intangibles and goodwill, invested, directly or indirectly, in equity interests in, and loans secured by, real estate assets, as well as amounts invested in consolidated and unconsolidated joint ventures or other partnerships, REITs and other real estate operating companies, before reserves for amortization and depreciation or bad debts or other similar non-cash reserves, computed by taking the average of these values at the end of each month during the relevant calendar quarter.  Notwithstanding the above, “average invested assets” excludes, for these purposes, any investments in securities, including any non-controlling interests in REITs or other real estate operating companies, for which a separate investment advisor fee is paid. The actual amount will depend on the carrying value of our assets and cannot be determined at the present time.  The obligation to pay this fee on a going forward basis will terminate if we acquire our Business Manager.

Separate and distinct from any business management fee, we also will reimburse our Business Manager or any affiliate for all expenses that it, or any affiliate including IREIC, pays or incurs on our behalf including the salaries and benefits of persons employed by our Business Manager or its affiliates and performing services for us except for the salaries and benefits of persons who also serve as one of our executive officers or as an executive officer of our Business Manager or its affiliates.  For these purposes, secretary will not be considered an “executive officer.”

Further, after stockholders have first received, on an aggregate basis, from distributions from all sources, a 10% per annum cumulative, non-compounded return on, plus return of, aggregate invested capital, as defined above, we will pay our Business Manager an incentive fee equal to 15% of the net proceeds from the sale of our real estate assets, including assets owned by a REIT or other real estate operating company that we acquire and operate as a subsidiary.  Net sales proceeds will be calculated after paying any property disposition fee to Inland Real Estate Brokerage or Inland Partnership Property Sales.

Upon a “liquidity event,” we will pay our Business Manager a listing fee equal to 15% of the amount by which (1) the “market value” of the outstanding shares of our common stock, or the common stock of our subsidiary, plus the total distributions paid to stockholders from inception until the date that market value is determined exceeds (2) the aggregate invested capital, less any distributions of net sales or financing proceeds, plus the total distributions required to be paid to our stockholders in order to pay them the “priority return” from inception through the date that market value is determined.  In the event that, at the date of determination, stockholders have not received a return of capital plus the priority return, less any distributions of net sales or financing proceeds, the fee will be paid at the time that we have paid the total distributions required to be paid to our stockholders in order to pay them the priority return, calculated as described herein.  The obligation to pay this fee will terminate if we acquire our Business Manager prior to a liquidity event.

As used herein, a “liquidity event” means a listing or any merger, reorganization, business combination, share exchange, acquisition or other similar transaction in which our stockholders receive cash or the securities of another issuer that are listed on a national securities exchange, as full or partial consideration for their shares.  “Market value” means the value measured in connection with a liquidity event determined as follows: (1) in the case of the listing of our shares, or the shares of the common stock of any of our subsidiaries, on a national securities exchange, by taking the average closing price over the period of thirty consecutive trading days during which our shares, or the shares of the common stock of our subsidiary, as applicable, are eligible for trading, beginning on the 180th day after the applicable listing or (2) in the case of the receipt by our stockholders of securities of another entity that are trading on a national securities exchange prior to, or that become listed concurrent with, the consummation of the liquidity event, as follows: (a) in the case of shares trading before consummation of the liquidity event, the value ascribed to the shares in the transaction giving rise to the liquidity event; and (b) in the case of shares which become listed concurrent with the closing of the transaction giving rise to the liquidity event, the average closing price over the period of thirty consecutive trading days during which the shares are eligible for trading, beginning on the 180th day after the applicable listing.  In addition, any cash consideration received by our stockholders in connection with any liquidity event will be added to the market value determined in accordance with clause (1) or (2). Finally, for these purposes, “priority return” means, on an aggregate basis, a 6% per annum cumulative, non-compounded return on aggregate invested capital.

Our independent directors will supervise the performance of our Business Manager and the compensation that we pay to it to ensure compliance with the provisions of our business management agreement.  Each determination will be recorded in the minutes of our board of directors meetings and based on the factors set forth below and other factors that the independent directors deem relevant:

•                                          the size of the business management fee in relation to the size, composition and profitability of our portfolio;

•                                          the success of our Business Manager in generating opportunities that meet our investment objectives;

•                                          the rates charged to other REITs, especially similarly structured REITs, and to investors other than REITs by business managers performing similar services;

•                                          additional revenues realized by our Business Manager and its affiliates through its relationship with us;

•                                          the quality and extent of service and advice furnished by our Business Manager;

•                                          the performance of our investment portfolio, including income, conservation or appreciation of capital, frequency of problem investments and competence in dealing with distress situations; and

•                                          the quality of our portfolio in relation to the investments generated by affiliates of our Business Manager for the account of their clients.

If our Business Manager or its affiliates perform services that are outside of the scope of those required under the business management agreement, we will compensate our Business Manager at rates and in amounts approved by our board of directors.  See “Conflicts of Interest” for additional discussion regarding fees paid to the Business Manager.

Reimbursement.  Notwithstanding the above, our Business Manager is required to reimburse us for the amounts, if any, that our total operating expenses paid during the previous fiscal year exceed the greater of:

•                                          2% of our “average invested assets” for that fiscal year; or

•                                          25% of our net income, before any additions to, or allowance for, reserves for depreciation, amortization or bad debts or other similar reserves before any gain from the sale of our assets, for that fiscal year.

Items such as organization and offering expenses, property expenses, interest payments, taxes, non-cash charges and acquisition expenses are excluded from the definition of total operating expenses.  Our Business Manager also is obligated to pay organization and offering expenses exceeding specified levels.  See “Compensation Table” for a description of the fees and reimbursements to which our Business Manager is entitled.

Liability and Indemnification.  Under the business management agreement, and the real estate management agreements described below, we are required to indemnify our Business Manager, Real Estate Managers and each of their officers, directors, employees and agents and to pay or reimburse its or their reasonable expenses in advance of the final disposition of a proceeding so long as:

•                                          our board of directors has determined in good faith that the course of conduct that caused the loss, liability or expense was in our best interest;

•                                          the person seeking indemnity was acting on behalf of, or performing services for, us;

•                                          the liability or loss was not the result of negligence or misconduct on the part of the person seeking indemnity; and

•                                          the indemnification or agreement to hold harmless is recoverable only out of our net assets and not from the assets of our stockholders.

We will not indemnify any person or entity for losses, liabilities or expenses arising from, or out of, an alleged violation of federal or state securities laws by that person or entity unless one or more of the following conditions are met:

•                                          there has been a successful adjudication on the merits of each count involving alleged securities law violations as to the particular person or entity;

•                                          the claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the particular person or entity; or

•                                          a court approves a settlement of the claims and finds that indemnification of the settlement and related costs should be made and the court has been advised of the position of the SEC and the published opinions of any state securities regulatory authority in which our securities were offered and sold with respect to the availability or propriety of indemnification for securities law violations.

We will advance amounts to any person seeking indemnity for legal and other expenses only if:

•                                          the legal action relates to acts or omissions concerning the performance of duties or services by the person seeking indemnification for or on our behalf;

•                                          the legal action is initiated by a third party who is not a stockholder or the legal action is initiated by a stockholder acting in his or her capacity as such and a court of competent jurisdiction specifically approves the advance; and

•                                          the person receiving the advance undertakes to repay any monies advanced, together with interest thereon at the applicable rate, if a court finds that the person is not entitled to be indemnified.

Real Estate Management Agreements

We have entered into real estate management agreements, sometimes referred to herein as the “master management agreements,” with each of our Real Estate Managers.

Duties of our Real Estate Managers.  Our Real Estate Managers and their affiliates will manage or oversee each of our real properties.  If we acquire a property that we would like one of our Real Estate Managers to manage or oversee, we will enter into a separate property-specific agreement.  Under this agreement, the applicable Real Estate Manager will be responsible for:

•                                          managing, overseeing and reporting leasing activities of the property;

•                                          preparing monthly operating reports and annualized budgets for the property;

•                                          collecting rent, assessments and other items, including security deposits;

•                                          making, or causing to be made, ordinary repairs and replacements necessary to preserve the property;

•                                          negotiating and entering into contracts for budgeted expense items;

•                                          instituting actions to evict tenants or to recover rent and other sums due, if necessary;

•                                          evaluating, on an ongoing basis, the financial strength of each tenant as well as the overall tenant mix at each property;

•                                          monitoring distressed, weak or bankrupt tenants and pursuing collections;

•                                          performing construction management for tenant build-outs and out-parcel developments, to the extent applicable;

•                                          administering ongoing preventative maintenance programs for structures such as roofs and parking lots and crisis management programs in the event of a flood, fire, hurricane or other disaster;

•                                          reviewing environmental needs and remediation projects at each property;

•                                          coordinating marketing events, including community events to drive traffic at properties;

•                                          performing due diligence, including conducting preliminary site reviews and tenant interviews, confirming the status of new construction and participating in the review of all leases and financial analysis;

•                                          reviewing incoming invoices, leases and internal control points;

•                                          monitoring master lease tenants; and

•                                          coordinating all post-closing activities related to the purchase and sale of each property, including preparing tax and common area maintenance prorations between the buyer and seller.

Our Real Estate Managers also will implement systems to oversee the performance of any properties.

To carry out their duties under the property-specific agreements, Inland Diversified Management HOLDCO LLC, the sole member of our Real Estate Managers, will hire, direct and establish policies for employees who will have direct responsibility for operating each real property that they manage, including but not limited to non-supervisory managers and building and maintenance personnel. The Real Estate Managers also will direct the purchase of equipment and supplies and will supervise all maintenance activity at our properties.

Compensation.  For each property that is managed directly by any of our Real Estate Managers, we will pay the applicable Real Estate Manager a monthly fee of up to 4.5% of the gross income from each property the entity manages.  The applicable Real Estate Manager will determine, in its sole discretion, the amount of the fee with respect to a particular property, subject to the 4.5% limitation.  This fee may be increased, subject to the approval of a majority of our independent directors, for certain properties.  We also will reimburse each Real Estate Manager and its affiliates for property-level expenses that they pay or incur on our behalf, including the salaries, bonuses and benefits of persons employed by the Real Estate Manager and its affiliates except for the salaries, bonuses and benefits of persons who also serve as one of our executive officers or as an executive officer of any of our Real Estate Managers.

For each property that is managed directly by entities other than our Real Estate Managers or their affiliates, such as healthcare-related properties and lodging properties which must be operated by third parties to ensure proper treatment of the income generated by these properties under the applicable REIT rules, properties we own through joint ventures and properties we own as a result of acquiring interests in other REITs or real estate operating companies, we will pay the applicable Real Estate Manager a monthly oversight fee of up to 1% of the gross income from the applicable property.  The applicable Real Estate Manager will determine, in its sole discretion, the amount of the fee with respect to a particular property, subject to the 1% limit.  We also will reimburse each Real Estate Manager and its affiliates for property-level expenses that they pay or incur on our behalf, including the salaries, bonuses and benefits of persons employed by the Real Estate Manager and its affiliates except for the salaries, bonuses and benefits of persons who also serve as one of our executive officers or as an executive officer of any of our Real Estate Managers.

In addition, with respect to any property that is managed directly by entities other than our Real Estate Managers or their affiliates and does not generate income, such as properties that are newly constructed, are under development or construction, or have not yet been developed, we may pay a monthly oversight fee based upon the “hourly billing rate” of the applicable Real Estate Manager, multiplied by the number of hours spent by its employees in providing oversight services for us in respect of that property.  For these purposes, the “hourly billing rate” approximates the hourly cost to that Real Estate Manager to provide services to us based on:

•                                          the amount of salaries, bonuses and benefits paid to or for the employees of the Real Estate Manager providing the services; and

•                                          an allocation for overhead including rent, materials, fees, taxes, and other operating expenses incurred by the Real Estate Manager in operating its business, except for direct expenses for which we reimburse the Real Estate Manager.

In no event will any of our Real Estate Managers receive both a real estate management fee and an oversight fee with respect to a particular property.  In addition, except as otherwise approved by a majority of our independent directors, the total fees paid to our Real Estate Managers for managing a particular property, including oversight fees, will not exceed 4.5% of the gross income generated by the applicable property.  See “Conflicts of Interest” for additional discussion regarding fees paid to our Real Estate Managers.

Term.  The master management agreement with each Real Estate Manager has a term of one year and is renewable for successive one year terms.  Each master management agreement may be terminated by mutual consent of the parties.  We also may terminate each master management agreement without cause or penalty upon a vote by a majority of the independent directors on sixty days written notice to the respective Real Estate Manager.  If any master management agreement is terminated, the respective Real Estate Manager must cooperate with us and take all reasonable steps requested by our board to assist it in making an orderly transition.

The Real Estate Manager or its affiliates may subcontract with an affiliate or a third party agent to provide a limited scope of real estate management services for a particular property.  The applicable Real Estate Manager would be responsible for paying any fees due to these entities.  Inland Diversified Management HOLDCO LLC may form additional subsidiary real estate management companies as necessary to manage the properties we acquire, and may approve of the change of management of a property from one manager to another.

Other Agreements with Affiliates of IREIC

We have entered into, or will enter into, agreements with other affiliates of IREIC to provide services to us.  The terms of these agreements are summarized herein.

Investment Advisory Agreement.  We have entered into an investment advisory agreement with Inland Investment Advisors, Inc., referred to herein as “Inland Advisors,” under which Inland Advisors will serve as our investment advisor.  The agreement grants Inland Advisors full discretionary authority to invest or reinvest certain of our assets in securities of publicly traded and privately held entities.  The agreement also gives Inland Advisors the power to act as our proxy and attorney-in-fact to vote, tender or direct the voting or tendering of these securities.  We will pay Inland Investment Advisors, Inc. a monthly fee for providing investment advisory services in connection with our investments in securities. We will pay fees at an annual rate equal to 1% of the first $1 to $5 million of securities under management, 0.85% of securities from $5 to $10 million, 0.75% of securities from $10 to $25 million, 0.65% of securities from $25 to $50 million, 0.60% of securities from $50 to $100 million and 0.50% of securities above $100 million. Assets under management will be determined based on the aggregate carrying value of the securities as reported on the applicable broker’s monthly statement or report.   Both we and Inland Advisors may terminate the agreement upon thirty days’ written notice.

Property Acquisition Agreement.  We and our Business Manager have entered into an agreement with Inland Real Estate Acquisitions, Inc., or “IREA,” under which IREA will assist us in acquiring properties, REITs, real estate operating companies or other real estate assets.  We will reimburse IREA for expenses paid on our behalf in connection with evaluating real estate assets for us, regardless of whether we acquire the assets.  We may not, however, reimburse expenses that exceed the greater of 6% of the contract price of any real estate asset or, in the case of a loan, 6% of the funds advanced.  This agreement will continue in effect concurrently with the term of the business management agreement, provided that it will terminate upon a “change in control” of our company.  As defined in the property acquisition agreement, “change in control” means: (1) any sale, lease, exchange or other transfer of all or substantially all of our assets to any person or group of related persons, excluding any sale, lease, exchange or transfer to any affiliate that we control, our sponsor, any of the REITs previously sponsored by our sponsor, The Inland Group or any affiliate controlled by, or sponsored by, any of these persons or entities; (2) the approval by our stockholders of any plan or proposal for the liquidation or dissolution of our company; (3) the occurrence of any person or group of related persons becoming the owner of our shares representing more than 25% of the aggregate ordinary voting power represented by our issued and outstanding common shares; or (4) following any change in the composition of our board, a majority of our board is not a combination of either (a) members of our current board, (b) members of the board whose nomination for election or election to the board has been recommended, approved or ratified by at least 80% of our current directors or directors whose election was previously so approved pursuant to this clause (b), or (c) members of the board who have been elected pursuant to a proxy consent other than in connection with a business combination transaction that would otherwise result in a “change in control” under clauses (1) or (2) above.

Institutional Investor Relationship Services Agreement. We will enter into an institutional investor relationships services agreement with Inland Institutional Capital Partners Corporation, referred to herein as “ICAP,” under which ICAP will serve as our institutional investment relationship advisor.  The agreement will provide that ICAP will advise us regarding our current market position, secure institutional investor commitments, and form ventures with unaffiliated operating partners.  We will pay ICAP an hourly advisory fee equal to $250 per hour for ICAP’s principals and $100 per hour for ICAP’s other employees.  The advisory fee will be paid in arrears on a quarterly basis.  In addition, in the event that ICAP identifies an institutional partner or operating partner with whom we actually enter into a definitive agreement, we will pay ICAP an investment fee of 0.35% of the amount paid by a new partner to the joint venture or other arrangement and 0.25% of amounts paid by partners that have already invested in a joint venture with us.  This investment fee will be offset by the hourly advisory fee described above.  The agreement will have a term of one year, and will automatically renew for successive one year terms thereafter.  Both we and ICAP may terminate the agreement upon 180 days’ written notice.

Inland Securities Corporation

Inland Securities Corporation, our dealer manager, was formed in 1984 and is registered under the applicable federal and state securities laws as a securities broker-dealer throughout the United States.  Inland Securities also is licensed to sell securities in the province of Ontario, Canada as an international dealer.  Since being formed, Inland Securities has served as the dealer manager in connection with offering investment products sponsored by IREIC.  Inland Securities has not rendered these services to anyone other than affiliates of TIREG or entities sponsored by IREIC.  Inland Securities is a member firm of the Financial Industry Regulatory Authority, Inc., or “FINRA.” See “Conflicts of Interest” for additional discussion regarding Inland Securities.

The following table sets forth information about the directors, officers and principal employees of Inland Securities.  The biographies of Ms. Gujral and Ms. Matlin are set forth above under “— Our Directors and Executive Officers” in this section.

Name	Age*	Position
Brenda G. Gujral	66	Director
Brian M. Conlon	50	Director and President
Roberta S. Matlin	64	Director and Vice President
Catherine L. Lynch	50	Director, Treasurer and Secretary
Fred C. Fisher	64	Senior Vice President
David Bassitt	66	Senior Vice President
John Cunningham	50	Senior Vice President

*As of January 1, 2009

Brian M. Conlon has been a director and the president of Inland Securities Corporation since July 2009 and June 2009, respectively.  Mr. Conlon joined Inland Securities Corporation as executive vice president in September 1999 and served in that position until June 2009. Prior to joining Inland, Mr. Conlon was executive vice president and chief operating officer of Wells Real Estate Funds, where he was responsible for overseeing day-to-day operations of the company’s real estate investment and capital raising initiatives.  Mr. Conlon is a general securities principal, is licensed as a real estate broker in Georgia, and has earned the certified financial planner and certified commercial investment member designations.  Mr. Conlon served on the national board of directors for the Financial Planning Association in 2001 and 2002.  Mr. Conlon received his bachelor degree from Georgia State University in Atlanta, Georgia and received a master’s degree in business administration from the University of Dallas, in Dallas, Texas.  Mr. Conlon holds Series 7, 24 and 63 certifications with FINRA.

Catherine L. Lynch joined the Inland organization in 1989.  Ms. Lynch has served as the treasurer and secretary of IREIC since January 1995, as a director and treasurer of Inland Investment Advisors, Inc. since June 1995, as treasurer and secretary of Inland Securities Corp. since June 1995, as treasurer of Inland Institutional Capital Partners, Inc. since May 2006 and as treasurer of Inland Capital Markets Group, Inc. since January 2008.  Ms. Lynch worked for KPMG Peat Marwick LLP from 1980 to 1989.  Ms. Lynch received her bachelor degree in accounting from Illinois State University, Normal, Illinois.  Ms. Lynch is a certified public accountant and a member of the American Institute of Certified Public Accountants and the Illinois CPA Society.  Ms. Lynch also is registered with FINRA as a financial operations principal.

Fred C. Fisher is a senior vice president of Inland Securities Corporation, which he joined in 1984. Mr. Fisher began his career with Inland Securities Corporation as regional vice president for the Midwest region.  In 1994, he was promoted to senior vice president.  Mr. Fisher received his bachelor degree from John Carroll University, University Heights, Ohio.  Before joining Inland Securities Corporation, he spent nine years as a regional sales manager for the S.S. Pierce Company.  Mr. Fisher holds Series 7, 22 and 63 certifications with FINRA.

David Bassitt joined Inland Securities Corporation as a senior vice president in March 2001. Prior to joining Inland, Mr. Bassitt was director of financial services with AEI Fund Management, Inc. and was responsible for wholesaling public and private net lease real estate investments and 1031 property exchanges to financial planners.  Mr. Bassitt received a bachelor degree from Ferris State University, Big Rapids, Michigan, and a master degree from St. Cloud University, St. Cloud, Minnesota.  Mr. Bassitt holds Series 6, 7, 22 and 63 certifications with FINRA.

John Cunningham is a senior vice president of Inland Securities Corporation.  He joined an affiliate of TIREG in January 1995 as a commercial real estate broker and joined Inland Securities Corporation as a regional representative for the western region in March 1997. He became a vice president in 1999. In 2002, he became senior vice president of the western region.  Mr. Cunningham graduated from Governors State University, University Park, Illinois, with a bachelor degree in business administration, concentrating in marketing.  Before joining the Inland organization, Mr. Cunningham owned and operated his own business and developed real estate.  He holds Series 7 and 63 certifications with FINRA.

Becoming Self-Administered

As noted herein, we are a newly-formed entity with no operating history and no assets.  There is no assurance that we will achieve our objectives or that we will operate profitably.  We anticipate incurring significant costs to acquire assets and to operate our business.  As discussed herein, we will use the net proceeds of the offering to, among other things, acquire assets.  Because we may not generate net income or sufficient proceeds to pay our costs, we have engaged the Business Manager to manage and operate our business and the Real Estate Managers to provide real estate management services.  Even though we pay fees to these entities and reimburse these entities for the cost they incur in providing service to us, historically, entities similar to our Business Manager have waived fees due to them by REITs previously sponsored by IREIC.  See “Prior Performance of IREIC Affiliates — Publicly Registered REITs.”  The Business Manager also arranges for all of the ancillary services described herein and provided by entities related to, or affiliated with, the Business Manager.

Because we are not self-administered, that is, we do not have our own employees and rely on a third party to operate our business, our ability to list our shares in an exchange may be impacted.

We understand that substantially all of the REITs that are publicly-traded are “self-administered” not because it is legally required but rather because of market preferences.  As a starting point, we will likely not consider listing our shares until our board believes that our assets and income can support a fully-internalized management and operating staff within the context of the returns that we are paying, or seek to pay, to our stockholders.  If we do reach this point, we will likely consider various methods for internalizing these functions.  One method would be for us to acquire, or consider acquiring, our Business Manager and Real Estate Managers through a business combination.  If we pursue a business combination with our Business Manager and Real Estate Managers, our board will have a fiduciary duty to act in our best interest.  To fulfill this duty, our board will likely take various actions both procedurally and substantively, including, for example, forming a committee comprised entirely of independent directors to evaluate the proposal and granting the committee the authority to retain its own counsel and independent advisors to evaluate the proposal.

For a description of some of the risks related to an internalization transaction, see “Risk Factors — Risks Related to Our Business.”

CONFLICTS OF INTEREST

Conflicts of Interest

Conflicts of interest exist between us and other entities sponsored by, or affiliated with, IREIC.  The most significant conflicts of interest we may face in operating our business are described below, and should be read together with the risk factors described in the section of our prospectus captioned “Risk Factors.”

IREIC may face a conflict of interest in allocating personnel and resources between its affiliates, our Business Manager and our Real Estate Managers.

We do not have any employees and will rely on persons employed by our Business Manager and Real Estate Managers and their affiliates to manage our day-to-day operations. Some of the employees of our Business Manager and Real Estate Managers and their affiliates, including Mr. Parks and Ms. Foust, who serve as our chairman of the board and a director and as our treasurer, respectively, and Ms. Gujral, who serves as one of our directors, also are employed by IREIC or its affiliates, and may provide services to one or more investment programs previously sponsored by IREIC. These individuals face competing demands for their time and service and may have conflicts in allocating their time between our business and assets and the business and assets of IREIC, its affiliates and the other entities formed and organized by IREIC. In addition, if another investment program sponsored by IREIC, including specifically Inland American Real Estate Trust, Inc., which is an externally advised REIT, decides to internalize its management functions in the future, it may do so by hiring and retaining certain of the persons currently employed by our Business Manager and Real Estate Managers, and if it did so, would likely not allow these persons to perform services for us.

We do not have arm’s-length agreements with our Business Manager, our Real Estate Managers or any other affiliates of IREIC.

None of the agreements and arrangements with our Business Manager, our Real Estate Managers or any other affiliates of IREIC were negotiated at arm’s-length.  Although these agreements may contain terms and conditions that are not in our best interest and would not otherwise be applicable if we entered into arm’s length agreements with third parties, we believe that these agreements and arrangements are no less favorable to us than those available from an unaffiliated party under the same circumstances.  Further, a majority of our independent directors will make all decisions regarding enforcing these agreements or arrangements with our Business Manager, our Real Estate Managers and other affiliates of IREIC.

Our Business Manager, our Real Estate Managers and other affiliates of IREIC will receive commissions, fees and other compensation based upon our invested assets.

Our Business Manager will receive fees based on the aggregate book value, including acquired intangibles, of our invested assets.  Further, our Real Estate Managers will receive fees based on the gross income from properties under management or for overseeing management of our properties.  Other parties related to, or affiliated with our Business Manager or Real Estate Managers may also receive fees or cost reimbursements from us.  These compensation arrangements may cause these entities to take or not take certain actions.  For example, these arrangements may provide an incentive for our Business Manager to: (1) borrow more money than prudent to increase the amount we can invest; (2) retain instead of sell assets, even if our stockholders may be better served by sale or disposition of the assets; or (3) avoid reducing the carrying value of assets that may otherwise be viewed as impaired.

The interests of these parties in receiving fees may conflict with the interest of our stockholders in earning income on their investment in our common stock.

We compete with other REITs previously sponsored by IREIC for certain properties and other real estate-related investments.

IREIC has sponsored four REITs with similar investment objectives as ours.  One of these entities, Inland American Real Estate Trust, Inc., relies on an affiliate of our Business Manager to serve as its business manager.  Inland American seeks to invest in the same broad range of asset types, as us.  As a result, we may be seeking to buy properties and other real estate assets at the same time as Inland American.  We, along with Inland American, rely to some degree on IREA to identify and assist in acquiring real estate assets.  IREA is an indirect wholly owned indirect subsidiary of The Inland Group.  Mr. Parks is a director of The Inland Group and Mr. Parks and Ms. Gujral are both directors of IREIC and two of the other REITs.  See “Management” above for additional discussion on the positions held by Mr. Parks and Ms. Gujral with these entities.

We will not have our own acquisition group.

We do not intend to employ directly any person(s) responsible for identifying and acquiring properties or other real estate assets. Instead, we will rely on entities affiliated with IREIC such as IREA, Inland Capital Markets Group and Inland Institutional Capital Partners Corporation to identify and acquire other real estate assets. Other entities formed and organized by IREIC likewise utilize these entities to identify and acquire real estate assets, including the type of assets that we seek to acquire. IREA is an indirect wholly owned subsidiary of The Inland Group, and Inland Capital Markets Group and Inland Institutional Capital Partners Corporation are wholly owned subsidiaries of IREIC.

We have limited pre-emptive rights such as a right of first refusal or first offer to any of the properties, REITs or real estate operating companies any of these entities identify, acquire or obtain the right to acquire.  When determining the IREIC-sponsored program for which a particular investment opportunity would be most suitable, IREA, Inland Capital Markets Group and Inland Institutional Capital Partners Corporation will consider several factors, including whether any program has a contractual right of first refusal or first offer to acquire the particular asset.  For example, IREA has granted IRC and Inland Western rights of first refusal to acquire neighborhood retail facilities, community centers or single-user properties located throughout the United States that IREA identifies, acquires or obtains the right to acquire.  IREA also has granted Inland American a right of first refusal to acquire all properties, REITs or real estate operating companies that IREA identifies, acquires or obtains the right to acquire, as well as the right to acquire any neighborhood retail facilities, community centers or single-user properties that IRC and Inland Western do not acquire.  Other factors that will be taken into consideration include:

•                                          the investment objectives and criteria of each program;

•                                          the cash requirements of each program;

•                                          the effect of the acquisition both on diversification of each program’s investments by type of commercial property and geographic area and on diversification of the tenants of its properties;

•                                          the policy of each program relating to leverage of properties;

•                                          the anticipated cash flow of each program;

•                                          the income tax effects of the purchase on each program;

•                                          the size of the investment; and

•                                          the amount of funds available to each program and the length of time that funds have been available for investment.

If a subsequent development, such as a delay in the closing of a property or a delay in the construction of a property, causes any investment to be more appropriate for a program other than the program that committed to make the investment, the entity offering the investment may determine that another IREIC-sponsored program will make the investment.

In addition, in the event that we acquire real estate assets from affiliates of IREIC, although the purchase price we pay may not exceed the appraised value of the real estate at the time of its acquisition, it is possible that we would have negotiated a better price if we had negotiated directly with the seller.

Our Business Manager may have conflicting fiduciary obligations if we acquire real estate assets from affiliates of IREIC.

Our Business Manager may seek to acquire an interest in a real estate asset through a joint venture with entities related to, or affiliated with, IREIC.  In these circumstances, persons employed by our Business Manager who also are employed by IREIC or these other parties may have conflicting fiduciary duties.  In order to minimize the conflict between these fiduciary duties, our charter requires a majority of our disinterested directors, including a majority of our disinterested independent directors, to determine that the transaction is fair and reasonable to us and is on terms and conditions no less favorable than from unaffiliated third parties entering into the joint venture.

From time to time, we may purchase real estate assets from persons who have prior business relationships with affiliates of IREIC.  Our interests in these transactions may be different from the interests of affiliates in these transactions.

From time to time, we may purchase real estate assets from third parties who have existing or previous business relationships with entities affiliated with IREIC. The officers, directors or employees of our Business Manager, IREA, our Real Estate Managers, Inland Capital Markets Group or Inland Institutional Capital Partners who also perform services for IREIC or these other affiliates may have a conflict in representing our interests in these transactions on the one hand and the interests of IREIC and its affiliates in preserving or furthering their respective relationships on the other hand. We may, therefore, end up paying a higher price to acquire the asset or sell the asset for a lower price than we would if these other relationships did not exist.

We will pay significant fees to our Business Manager, Real Estate Managers and other affiliates of IREIC and cannot predict the amount of fees to be paid.

We will pay significant fees to our Business Manager, Real Estate Managers and other affiliates of IREIC for services provided to us. Because these fees generally will be based on the amount of our invested assets, the purchase price for these assets or the revenues generated by our properties, and not the quality of services provided, we cannot predict the amounts that we will ultimately pay to these entities. Fees paid to our Business Manager, Real Estate Managers and other affiliates of IREIC will reduce funds available for distribution to our stockholders.

We may make loans to affiliates of, or entities sponsored by, IREIC.

We may, from time to time, and subject to the limits in our charter, make loans to affiliates of, or entities sponsored by, IREIC, including the other REITs previously sponsored by IREIC. These loan arrangements will not be negotiated at arm’s length and may contain terms and conditions that are not in our best interest and would not otherwise be applicable if we entered into arrangements with a third-party borrower not affiliated with these entities.

Inland Securities Corporation, the dealer manager of this offering, is an affiliate of IREIC.

Inland Securities Corporation, the dealer manager of this offering, is an affiliate of IREIC and is not, therefore, independent. Thus, you will not have the benefit of an independent due diligence review and investigation of the type normally performed by unaffiliated, independent underwriters in securities offerings. Further, none of the fees and expenses payable to Inland Securities have been negotiated at arm’s length.

We have the same legal counsel as our dealer manager and certain of its affiliates.

Shefsky & Froelich Ltd. serves as our legal counsel as well as legal counsel to Inland Securities, our dealer manager. Under applicable legal ethics rules, Shefsky & Froelich Ltd. may be precluded from representing us due to a conflict of interest between us and our dealer manager. If any situation arises in which our interests are in conflict with those of our dealer manager or its affiliates, we would be required to retain additional counsel and may incur additional fees and expenses.

PRINCIPAL STOCKHOLDERS

The following table sets forth information as of June 30, 2009 regarding the number and percentage of shares beneficially owned by each director, each executive officer, all directors and executive officers as a group, and any person known to us to be the beneficial owner of more than 5% of our outstanding shares of common stock.  As of June 30, 2009, we had one stockholder of record.  Beneficial ownership includes outstanding shares and shares which are not outstanding that any person has the right to acquire within sixty days after the date of this table.  Except as indicated, the persons named in the table have sole voting and investing power with respect to all shares beneficially owned by them.

Name of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership	Percent of Class
Robert D. Parks, Director and Chairman of the Board	—	*

Brenda G. Gujral, Director	—	*

Lee A. Daniels, Independent Director	—	*

Donald J. Figura, Independent Director	—	*

Charles H. Wurtzebach, Independent Director	—	*

Barry L. Lazarus, President	—	*

Roberta S. Matlin, Vice President	—	*

Lori J. Foust, Treasurer	—	*

Cathleen M. Hrtanek, Secretary	—	*

All Directors and Officers as a Group (nine persons)	—	*

Inland Real Estate Investment Corporation	20,000	100%

* Less than 1%.

(1)  The business address of each person listed in the table is 2901 Butterfield Road, Oak Brook, Illinois 60523.

BUSINESS AND POLICIES

Inland Diversified Real Estate Trust, Inc., which we sometimes refer to as the company, was formed on June 30, 2008, to acquire and develop commercial real estate located in the United States and Canada.  We will focus primarily on retail properties, office buildings, multi-family properties, including student housing properties, industrial/distribution and warehouse facilities, and lodging properties.  We also may purchase medical office buildings and other healthcare-related facilities and public infrastructure assets, including toll roads, water utilities, correctional facilities, airports, ports, electricity and gas transmission and distribution networks and telecommunications facilities.  We may purchase properties that have been constructed and have operating histories, are newly constructed, are under development or construction, or have not yet been developed.  We may acquire these assets directly by purchasing the property also known as a “fee interest” or indirectly by purchasing interests, including controlling interests, in real estate investment trusts, or REITs, or other “real estate operating companies” that own these assets, such as real estate management companies and real estate development companies.  See “ — Investment Strategy” for a more complete definition of “ real estate operating company.”  We also may acquire assets through joint ventures, including joint ventures in which we do not own a controlling interest.  We are not limited as to the geographic area where we may conduct our operations, and we are not specifically limited in the number or size of properties we may acquire, or on the percentage of net proceeds of this offering that we may invest in a single property. The number and mix of properties we acquire will depend upon real estate and market conditions and other circumstances existing at the time we are acquiring our properties and the amount of proceeds we raise in this offering.

We may originate and invest in real estate-related loans, including first and second mortgage loans, mezzanine loans, B-Notes, bridge loans, convertible mortgages, wraparound mortgage loans, construction mortgage loans and participations in these loans. These loans may be secured by first or second mortgages on commercial real estate or a pledge of ownership interests in the entity owning commercial real estate. In no event will we make, or invest in, loans secured by a property if the aggregate amount of all loans secured by that property exceed an amount equal to 85% of the appraised value of the property, unless we find substantial justification due to the presence of other underwriting criteria, as determined in the sole discretion of our board of directors, including a majority of our independent directors, and provided further that the loans do not exceed the appraised value of the property at the date of the loans.

We also may invest in real estate-related securities including commercial mortgage-backed securities. See “Risk Factors — Risks Related to Investments in Other Real Estate Assets” for a more detailed discussion of the risks related to these types of investments.

We intend to elect to be taxed as a real estate investment trust, or REIT, commencing with the tax year ending December 31, 2009.  A real estate investment trust or REIT is a company that owns and, in most cases, operates income-producing properties.  To qualify as a REIT, a company must generally distribute at least 90% of its “REIT taxable income” to its stockholders on an annual basis.

Investment Strategy

We expect to use substantially all of the net proceeds from this offering to acquire commercial real estate located throughout the United States and Canada.  We will not focus our property acquisitions in any one particular geographic location within these countries.  We intend to invest in a geographically diverse portfolio in order to reduce the risk of reliance on a particular market, a particular property or a particular tenant.  However, we generally will endeavor to acquire multiple properties within the same major metropolitan market so that we can efficiently manage each property.  We will also seek properties with existing “net” leases.  “Net” leases require tenants to pay a share, either prorated or fixed, of all, or a majority, of a particular property’s operating expenses, including real estate taxes, special assessments, utilities, insurance, common area maintenance and building repairs, as well as base rent payments.  We also may enter into sale and leaseback transactions in which we purchase a property and lease the property back to the seller.

To provide us with a competitive advantage over other potential purchasers, we generally will not condition any acquisition on our ability to secure financing.  See “Risk Factors — Risks Associated with Debt Financing” for additional discussion regarding our ability to secure financing.  We also may agree to acquire a property once construction is completed.  In this case, we would be obligated to purchase the property if the completed property conforms to definitive plans, specifications and costs approved by us.  We also may require the developer to have entered into leases for a certain percentage of the property.  We also may construct or develop properties and render services in connection with developing or constructing the property so long as providing these services does not cause us to lose our qualification to be taxed as a REIT.

We also may seek to acquire publicly traded or privately owned entities that own commercial real estate assets.  These entities may include REITs and other “real estate operating companies,” such as real estate management companies and real estate development companies.  For these purposes “real estate operating company” means: (1) any entity that has equity securities registered under Sections 12(b) or 12(g) of the Exchange Act; (2) any entity that files periodic reports under Sections 13 or 15(d) of the Exchange Act; or (3) any other entity; provided, that, in each case, the entity, either itself or through its subsidiaries:

•                                          owns and operates interests in real estate on a going concern basis rather than as a conduit vehicle for investors to participate in the ownership of assets for a limited period of time;

•                                          has a policy or purpose of, or the authority for, reinvesting sale, financing or refinancing proceeds or cash from operations;

•                                          has its own directors, managers or managing general partners, as applicable; and

•                                          either:

•                                         has its own officers and employees that, on a daily basis, actively operate the entity and its subsidiaries and businesses; or

•                                         has retained the services of an affiliate or sponsor of, or advisor to, the entity to, on a daily basis, actively operate the entity and its subsidiaries and businesses.

Notwithstanding the above, for these purposes, any joint venture or other partnership we form with a third party, in which we are a member, stockholder or partner (whether the entity is consolidated or unconsolidated on our financial statements), will not constitute a “real estate operating company.”

We do not have, and do not expect to adopt, any policies limiting our acquisitions of REITs or other real estate operating companies to those conducting a certain type of real estate business or owning a specific property type or real estate asset.  In most cases, we will evaluate the feasibility of acquiring these entities using the same criteria we will use in evaluating a particular property.  Each acquired entity would be operated as either a wholly owned or controlled subsidiary.  We may acquire these entities in negotiated transactions or through tender offers.  Any acquisition must, however, be consistent with maintaining our qualification to be taxed as a REIT.  As part of any such acquisition or shortly thereafter, we may sell certain properties to affiliates of our sponsor or others, that, in our view, would not be consistent with the remaining properties in our portfolio.  See “Risk Factors — Risks Related to Investments in Other Real Estate Assets” for additional discussion regarding the acquisition of REITs and other real estate operating companies.

Once we have completed our “best efforts” offering, after paying organization and offering expenses and excluding cash retained by us, we expect that no less than 70% of our assets will consist of investments in real property, including any loans secured by real property and any joint ventures that we control, and that approximately 30% of our assets will consist of investments in other real estate assets, such as real estate-related securities and joint ventures that we do not control.  Pending the acquisition of properties or other real estate assets, we may invest proceeds in cash and short-term, highly liquid investments.

Investment Objectives

Our board of directors will be responsible for implementing our investment objectives and policies. Our investment objectives generally are:

•                                          to balance investing in real estate assets that produce attractive current yield and long-term risk-adjusted returns to our stockholders, with our desire to preserve stockholders’ capital; and

•                                          to pay sustainable and predictable distributions to our stockholders.

Appropriateness of Investment

An investment in our shares may be appropriate as part of your investment portfolio if:

•                                          You seek regular distributions, because we intend to pay regular monthly cash distributions to our stockholders.

•                                          You seek a hedge against inflation, because we intend to enter into leases with tenants that provide for scheduled rent escalations or participation in the growth of tenant sales.

•                                          You seek to preserve your capital and obtain the benefits of potential long-term capital appreciation, because we intend to acquire diverse commercial real estate assets that offer appreciation potential while balancing the objective of preserving your capital.

We cannot guarantee that we will achieve any of these objectives.  For example, although we enter into leases that contain scheduled rent escalation provisions, our operating expenses may increase with inflation and may not be offset by increases in scheduled rent payments.  Further, our board does not anticipate evaluating a listing of our shares until at least 2014.  There is no assurance that we will list our shares or that a public market will develop if we list our shares.  See “Risk Factors — Risks Related to the Offering” and “— Risks Related to Our Business” for additional discussion of these risks.

Acquisition Standards

We will consider a number of factors in evaluating whether to acquire any particular asset, including:

•                                          geographic location and property type;

•                                          condition and use of the assets;

•                                          historical performance;

•                                          current and projected cash flow;

•                                          potential for capital appreciation;

•                                          potential for economic growth in the area where the assets are located;

•                                          presence of existing and potential competition;

•                                          prospects for liquidity through sale, financing or refinancing of the assets; and

•                                          tax considerations.

In evaluating whether to acquire any particular asset, we will take into account the fact that recent disruptions in the financial markets and deteriorating economic conditions have resulted in a trend toward increasing vacancy rates for certain classes of commercial property, including office and retail properties, due to increased tenant delinquencies and defaults under leases, generally lower demand for rentable space, as well as potential oversupply of rentable space. Reduced demand for commercial properties such as retail and office space could require us to increase concessions, tenant improvement expenditures or reduce rental rates to maintain occupancies beyond those anticipated at the time we acquire a property. The continuation of disruptions in the financial markets and deteriorating economic conditions could impact certain of the properties we may acquire and these properties could experience higher levels of vacancy than anticipated at the time of our acquisition. See “Risk Factors —Risks Related to Investments in Real Estate” for further discussion.

Specialized Real Estate Investments

As part of our investment strategy, we intend to invest in real estate assets within specific industries, including the lodging industry and the healthcare industry, as well as in public infrastructure assets.  Our investment strategies with respect to these types of real estate assets are described below.

Lodging Properties.  Lodging investments may include full-service, select-service and extended-stay lodging facilities, as well as all-inclusive resorts.  Full-service lodging facilities generally provide a full complement of guest amenities including restaurants, concierge and room service, porter service or valet parking. Select-service lodging facilities typically do not include these amenities. Extended-stay lodging facilities offer upscale, high-quality, residential style lodging with a comprehensive package of guest services and amenities for extended-stay business and leisure travelers. We will have no limitation as to the brand of franchise or license with which our lodging facilities will be associated.  We may acquire existing lodging properties or properties under construction and development.

Because the REIT rules prohibit us from operating lodging facilities directly, we will lease any lodging properties that we acquire to a wholly-owned, “taxable REIT subsidiary.”  See “Federal Income Tax Considerations — REIT Qualification” for a discussion of a “taxable REIT subsidiary.” Our taxable REIT subsidiary will engage a third party in the business of operating lodging properties to manage the property.

Healthcare-Related Real Estate Assets.  We intend to invest in healthcare-related facilities and medical office buildings.  We intend to identify qualified local, regional and national healthcare operators to lease our healthcare-related properties. We will seek tenants that possess local market knowledge, demonstrate hands-on management, have proven track records, are management owned and controlled and emphasize patient care.

The tenants and mortgagors of our healthcare-related properties, as well as any facilities that may be owned and operated for our own account from time to time, may derive a substantial portion of their net operating revenues from third-party payors, including the Medicare and Medicaid programs. These programs are highly regulated by federal, state and local laws, rules and regulations and are subject to frequent and substantial change. There are no assurances that payments from governmental payors will be sufficient to cover the costs allocable to patients eligible for reimbursement under these programs.

We intend to focus on acquiring and developing facilities that are designed to address what we view as the latest trends in healthcare delivery methods. These facilities include:

•                                          senior housing facilities, including independent living facilities, assisted living facilities and continuing care retirement communities;

•                                          hospitals, including rehabilitation hospitals, long-term acute care hospitals, regional and community hospitals and women’s and children’s hospitals;

•                                          skilled nursing facilities;

•                                          ambulatory surgery centers;

•                                          other single-discipline facilities; and

•                                          medical office buildings.

Because the REIT rules prohibit us from operating healthcare-related facilities directly, we will lease any healthcare-related facilities that we acquire to a wholly-owned, “taxable REIT subsidiary.”  See “Federal Income Tax Considerations —REIT Qualification” for a discussion of a “taxable REIT subsidiary.” Our taxable REIT subsidiary will engage a third party in the business of operating healthcare-related facilities to manage the property.

Public Infrastructure Assets.  Public infrastructure assets consist of facilities such as toll roads, water utilities, correctional facilities, airports, ports, electricity and gas transmission and distribution networks, telecommunications facilities and other facilities that form the essential infrastructure of communities. We may acquire existing infrastructure assets or those under construction and development or redevelopment. We expect to acquire infrastructure assets with high growth potential through various strategies and located in areas with above-average population growth rates that we believe will influence demand for the goods or services offered by these investments. To maintain our REIT qualification, some infrastructure assets may be leased to a taxable REIT subsidiary in which we may own a 100% ownership interest and which would in turn engage a governmental agency, quasi-governmental agency, third party or affiliate with the requisite knowledge and experience to operate and manage the particular asset.

Investments in Land

We also may acquire and develop, directly or through joint ventures or other common ownership entities with third parties, undeveloped real estate assets that we believe present opportunities to enhance value.  “Undeveloped real estate” generally means any real property that has no development or construction in process on the land and produces little or no rental or other operating income.  After acquiring a property or properties, we will take steps that we believe will increase its value such as site planning and design, arranging engineering studies and obtaining various regulatory approvals for specific types of development such as those required by environmental laws and regulations.  In some cases, we may also construct improvements and lease space.

Investments in Securities

We expect to invest in REITs and other real estate operating companies. We may purchase the common or preferred stock of these entities (or debt securities issued by these entities) or options to acquire interests in these entities. We will generally seek investments in public companies that own commercial real estate or real estate-related assets when we believe its stock is trading at a discount to that company’s net asset value. We may eventually seek to acquire or gain a controlling interest in these companies.

Commercial Mortgage-Backed Securities. Commercial mortgage-backed securities, or “CMBS,” are securities that evidence interests in, or are secured by, a single commercial mortgage loan or a pool of commercial mortgage loans. Accordingly, these securities are subject to all of the risks of the underlying mortgage loans. We may invest in investment grade and non-investment grade CMBS classes.

CMBS are generally pass-through certificates that represent beneficial ownership interests in common law trusts whose assets consist of defined portfolios of one or more commercial mortgage loans. They are typically issued in multiple tranches whereby the more senior classes are entitled to priority distributions from the trust’s income. Losses and other shortfalls from expected amounts to be received on the mortgage pool are borne by the most subordinate classes, which receive payments only after the more senior classes have received all principal and interest to which they are entitled.

The credit quality of mortgage-backed securities depends on the credit quality of the underlying mortgage loans, which is a function of factors such as:

•                                          the principal amount of the loans relative to the value of the related properties;

•                                          the mortgage loan terms (such as amortization);

•                                          market assessment and geographic location;

•                                          construction quality of the property; and

•                                          the creditworthiness of the borrowers.

We will evaluate the risk of investment grade and non-investment grade CMBS based on the credit risk of the underlying collateral and the risk of the transactional structure. The credit risk of the underlying collateral is crucial in evaluating the expected performance of an investment. Key variables in this assessment include rent levels, vacancy rates, supply and demand forecasts and tenant incentives (build-out incentives or other rent concessions) related to the underlying properties. We also will review monthly servicing reports of the master and special servicers as well as reports from rating agencies. With respect to transactional structure, we will assess the structure of a particular CMBS transaction as well as utilize third party data providers for a structural sensitivity analysis. After assessing loan-level data and structural data, we will combine this information to forecast expected cash flows, probability of default and loss given a default.

Joint Ventures and Other Co-Ownership Arrangements

We also may acquire, develop or improve properties through joint ventures, partnerships, co-tenancies and other co-ownership arrangements or participations with real estate developers, owners and other affiliated or unaffiliated third parties.  In determining whether to invest in a particular joint venture, our Business Manager will evaluate the real estate assets that the joint venture owns or is being formed to own under the same criteria described elsewhere in this prospectus for the selection of our investments.

Our Business Manager will evaluate each potential joint venture partner as to its financial condition, operating capabilities and integrity. We may enter into joint ventures with third parties or other IREIC-sponsored programs; however, we may only enter into joint ventures with other IREIC-sponsored programs if a majority of our directors, including a majority of our independent directors, not otherwise interested in the transaction determine that the transaction is fair and reasonable to us and on substantially the same terms and conditions as those received by the other joint venturers. In the event that we enter into a material joint venture for the acquisition of a specific property, we will supplement this prospectus to disclose the terms of the transaction.

We have not established the specific terms we will require in the joint venture agreements we may enter. Instead, we will establish the terms with respect to any particular joint venture agreement on a case-by-case basis after our board of directors considers all of the facts that are relevant, including the nature and attributes of our other potential joint venture partners, the proposed structure of the joint venture, the nature of the operations, the liabilities and assets associated with the proposed joint venture and the size of our interest when compared to the interests owned by other partners in the venture. With respect to any joint venture we enter, we expect to consider the following types of concerns and safeguards:

•                                          Our ability to manage and control the joint venture.  We will consider whether we should obtain certain approval rights in joint ventures we do not control. For proposed joint ventures in which we are to share control with another entity, we will consider the procedures to address decisions in the event of an impasse.

•                                          Our ability to exit a joint venture.  We consider requiring buy/sell rights, redemption rights or forced liquidation rights.

•                                          Our ability to control transfers of interests held by other partners to the venture.  As a matter of policy, we will seek to invest in joint ventures only where we have a right of first refusal to purchase the co-venturer’s interest in the venture.

Nevertheless, our interests may not be totally aligned with our co-venturer.  For example, if the co-venturer elects to sell a property, we may not have sufficient funds to exercise our right of first refusal to buy the other co-venturer’s interest in the property.  See “Risk Factors — Risks Related to Our Business” for additional discussion of these risks.

Construction and Development Activities

From time to time, we may construct and develop real estate assets or render services in connection with these activities.  We may be able to reduce overall purchase costs by constructing and developing property versus purchasing a finished property.  Developing and constructing properties would, however, expose us to risks such as cost overruns, carrying costs of projects under construction or development, availability and costs of materials and labor, weather conditions and government regulation.  See “Risk Factors — Risks Related to Investments in Real Estate” for additional discussion of these risks.  To comply with the applicable requirements under federal income tax law, we intend to limit our construction and development activities to performing oversight and review functions, including reviewing the construction and tenant improvement design proposals, negotiating and contracting for feasibility studies and supervising compliance with local, state or federal laws and regulations; negotiating contracts; overseeing construction; and obtaining financing.  In addition, we may use taxable REIT subsidiaries or retain independent contractors to carry out these oversight and review functions.  We intend to retain independent contractors to perform the actual construction work on tenant improvements, such as installing heating, ventilation and air conditioning systems.

Investments in Loans

We also expect to make investments in real estate-related loans, including first and second mortgage loans, mezzanine loans, B-Notes, bridge loans, convertible mortgages, wraparound mortgage loans, construction mortgage loans and participations in these loans.  Our underwriting process typically will involve comprehensive financial, structural, operational and legal due diligence.

We will not make, or invest in, mortgage loans, excluding investments in CMBS, unless we obtain an appraisal of the underlying property from a certified independent appraiser, except for mortgage loans insured or guaranteed by a government or governmental agency. We will maintain each appraisal in our records for at least five years and will make it available during normal business hours for inspection and duplication by any stockholder at such stockholder’s expense. In addition to the appraisal, we will seek to obtain a customary lender’s title insurance policy or commitment as to the priority of the mortgage or condition of the title.

We will not make, or invest in, mortgage loans, excluding investments in CMBS, secured by a property if the aggregate amount of all mortgage loans secured by the property, including our loans, would exceed an amount equal to 85% of the appraised value of the property, unless we find substantial justification due to the presence of other underwriting criteria, as determined in the sole discretion of our board of directors, including a majority of our independent directors, and provided further that the loans do not exceed the appraised value of the property at the date of the loans.  We may find such justification in connection with the purchase of mortgage loans in cases in which we believe there is a high probability of our foreclosure upon the property in order to acquire the underlying assets and in which the cost of the mortgage loan investment does not exceed the appraised value of the underlying property.  These mortgages may or may not be insured or guaranteed by a governmental agency or third party.

In addition, we may not make, or invest in, any mortgage loans that are subordinate to any mortgage or equity interest of IREIC, our Business Manager, our directors or any of our affiliates.

In evaluating prospective investments in and originations of loans, our Business Manager will consider factors such as:

•                                          the ratio of the amount of the investment to the value of the property by which it is secured;

•                                          the property’s potential for capital appreciation;

•                                          expected levels of rental and occupancy rates;

•                                          current and projected cash flow of the property;

•                                          potential for rental increases;

•                                          the degree of liquidity of the investment;

•                                          the geographic location of the property;

•                                          the condition and use of the property;

•                                          the property’s income-producing capacity;

•                                          the quality, experience and creditworthiness of the borrower; and

•                                          general economic conditions in the area where the property is located.

Our Business Manager will evaluate all potential loan investments to determine if the security for the loan and the loan-to-value ratio meets our investment criteria and objectives. Our Business Manager or one of its affiliates will inspect the property during the loan approval process.

Our mortgage loan investments may be subject to regulation by federal, state and local authorities and subject to laws and judicial and administrative decisions imposing various requirements and restrictions, including, among other things, regulating credit granting activities, establishing maximum interest rates and finance charges, requiring disclosure to customers, governing secured transactions and setting collection, repossession and claims handling procedures and other trade practices. In addition, certain states have enacted legislation requiring the licensing of mortgage bankers or other lenders, and these requirements may affect our ability to effectuate our proposed investments in mortgage loans. Commencing operations in these or other jurisdictions will not be permitted until the applicable regulatory authority concludes that we have not complied in all material respects with applicable requirements.

Our charter does not limit the amount of the gross offering proceeds that we may apply to loan investments. Our charter also does not place any limit or restriction on:

•                                          the percentage of our assets that may be invested in any type of loan or in any single loan; or

•                                          the types of properties subject to mortgages or other loans in which we may invest.

In determining whether to make investments in mortgage and other loans, we will consider such factors as: positioning the overall portfolio to achieve an optimal mix of real estate investments; the diversification benefits of the loans relative to the rest of the portfolio; the potential for the investment to generate high current income and attractive risk-adjusted total returns; and other factors considered important to meeting our investment objectives.

Set forth below are some of the types of loans in which we may invest other than traditional commercial mortgage loans.

Second Mortgages. Second mortgages are secured by second deeds of trust on real property that is already subject to prior mortgage indebtedness, in an amount which, when added to the existing indebtedness, does not generally exceed 75% of the appraised value of the mortgage property.

B-Notes. B-Notes are junior participations in a first mortgage loan on a single property or group of related properties. The senior participation is known as an A-Note. Although a B-Note may be evidenced by its own promissory note, it shares a single borrower and mortgage with the A-Note and is secured by the same collateral. B-Note lenders have the same obligations, collateral and borrower as the A-Note lender, but in most instances B-Note lenders are contractually limited in rights and remedies in the event of a default. The B-Note is subordinate to the A-Note by virtue of a contractual or intercreditor arrangement between the A-Note lender and the B-Note lender. For the B-Note lender to actively pursue its available remedies (if any), it must, in most instances, purchase the A-Note or maintain its performing status in the event of a default on the B-Note. The B-Note lender may in some instances require a security interest in the stock or partnership interests of the borrower as part of the transaction. If the B-Note holder can obtain a security interest, it may be able to accelerate gaining control of the underlying property, subject to the rights of the A-Note holder. These debt instruments are senior to the mezzanine debt tranches described below, though they may be junior to another junior participation in the first mortgage loan. B-Notes may or may not be rated by a recognized rating agency.

B-Notes typically are secured by a single property, and the associated credit risk is concentrated in that single property. B-Notes share certain credit characteristics with second mortgages in that both are subject to more credit risk with respect to the underlying mortgage collateral than the corresponding first mortgage or the A-Note. After the A-Note is satisfied, any remaining recoveries go next to the B-Note holder.

Mezzanine Loans. The mezzanine loans in which we may invest or originate will generally take the form of subordinated loans secured by a pledge of the ownership interests of an entity that directly or indirectly owns real property. We may hold senior or junior positions.

We may require other collateral to provide additional security for mezzanine loans, including letters of credit, personal guarantees or collateral unrelated to the property. We may receive a stated fixed or variable interest rate on the loan as well as prepayment lockouts, penalties, minimum profit hurdles and other mechanisms to protect and enhance returns in the event of premature repayment.  In no event will we make, or invest in, loans secured by a property if the aggregate amount of all loans secured by that property exceed an amount equal to 85% of the appraised value of the property.

These types of investments generally involve a lower degree of risk than an equity investment in an entity that owns real property because the mezzanine investment is generally secured by the ownership interests in the property-owning entity and, as a result, is senior to the equity. Upon a default by the borrower under the mezzanine loan, the mezzanine lender generally can take immediate control and ownership of the property-owning entity, subject to the senior mortgage on the property that stays in place in the event of a mezzanine default and change of control of the borrower.

These types of investments involve a higher degree of risk relative to the long-term senior mortgage secured by the underlying real property because the investment may become unsecured as a result of foreclosure by the senior lender. In the event of a bankruptcy of the entity providing the pledge of its ownership interests as security, we may not have full recourse to the assets of such entity, or the assets of the entity may not be sufficient to satisfy the mezzanine loan. If a borrower defaults on our mezzanine loan or debt senior to our loan, or in the event of a borrower bankruptcy, our mezzanine loan will be satisfied only after the senior debt.

Bridge Loans. We may provide bridge financing to borrowers who are typically seeking short-term capital to be used in an acquisition, development or refinancing of a given property. From the borrower’s perspective, shorter term bridge financing is advantageous because it allows time to improve the property value through repositioning without encumbering it with restrictive long-term debt. The terms of these loans will generally not exceed three years.

Convertible Mortgages. Convertible mortgages are similar to equity participations. We may invest in or originate convertible mortgages if our directors conclude that we may benefit from the cash flow or any appreciation in the value of the subject property.

Wraparound Mortgages. A wraparound mortgage loan is secured by a wraparound deed of trust on a real property that is already subject to prior mortgage indebtedness, in an amount which, when added to the existing indebtedness, does not generally exceed 75% of the appraised value of the mortgage property. A wraparound loan is one or more junior mortgage loans having a principal amount equal to the outstanding balance under the existing mortgage loan, plus the amount actually to be advanced under the wraparound mortgage loan. Under a wraparound loan, we would generally make principal and interest payments on behalf of the borrower to the holders of the prior mortgage loans.

Construction Loans. Construction loans are loans made for either original development or renovation of property. Construction loans in which we would generally consider an investment would be secured by first deeds of trust on real property for terms generally not exceeding six months to two years.

Loans on Leasehold Interests. Loans on leasehold interests are secured by an assignment of the borrower’s leasehold interest in the particular real property. These loans generally have maturity dates ranging from six months to fifteen years. The leasehold interest loans are either amortized over a period that is shorter than the lease term or have a maturity date prior to the date the lease terminates. These loans would generally permit us to cure any default under the lease.

Participations. Mortgage and mezzanine participation investments are investments in partial interests of mortgages and mezzanine loans of the type described above that are made and administered by third-party lenders.

Investment Limitations

We do not intend to:

•                                          invest in commodities or commodity future contracts;

•                                          issue redeemable shares of common stock;

•                                          issue shares on a deferred payment basis or other similar arrangement; or

•                                          operate in such a manner as to be classified as an “investment company” for purposes of the Investment Company Act.

See “Summary of Our Organizational Documents - Restrictions on Investments” for additional investment limitations.  We do not intend to engage in hedging or similar activities for speculative purposes.  We may invest proceeds from this offering or other funds for the purpose of exercising control over REITs or other real estate operating companies.  We also may invest in the securities of other entities regardless of whether they own commercial real estate or other developed or undeveloped properties and we may make loans to third parties owning commercial real estate or other developed or undeveloped properties.

Borrowing Policy

In some instances, we will borrow money to acquire real estate assets either at closing or at sometime thereafter.  These borrowings may take the form of temporary, interim or permanent financing from banks, institutional investors and other lenders including lenders affiliated with IREIC or us.  These borrowings generally will be secured solely by a mortgage on one or more of our properties but also may require us to be directly or indirectly (through a guarantee) liable for the borrowings.  We may borrow at either fixed or variable interest rates and on terms that require us to repay the principal on a typical, level schedule or at one-time in “balloon” payments.  We also may establish a revolving line of credit for short-term cash management and bridge financing purposes.  See “Risk Factors — Risks Associated with Debt Financing” for additional discussion regarding our borrowings.

As a matter of policy, we do not expect the aggregate borrowings secured by all of our assets to exceed 55% of their total fair market value.  For these purposes, the fair market value of each asset will be equal to the purchase price paid for the asset or the value reported in the most recent appraisal of the asset, whichever is later.  In the case of assets acquired through a merger, we will use the value accorded to the assets on the acquisition balance sheet.  In addition, unless otherwise approved by our board of directors, we may borrow money in connection with developing certain construction projects so long as the aggregate borrowing per property does not exceed $50 million and the loan to cost ratio for the loan does not exceed 75%.   We may fully guarantee any construction loan that satisfies these criteria.

Further, our charter limits the amount we may borrow, in the aggregate, to 300% of our net assets, equivalent to a 75% loan-to-asset value ratio, unless our board determines that a higher level is appropriate.  For these purposes, net assets are defined as total assets, other than intangibles, at cost before deducting depreciation or other non-cash reserves less total liabilities, calculated at least quarterly on a basis consistently applied.  Any borrowings over this limit must be approved by a majority of our independent directors and disclosed to our stockholders in our next quarterly report along with the reason for exceeding the limit.  In addition, a majority of the holders of common stock present at a meeting of the stockholders must approve any issuance of preferred stock that would cause our aggregate borrowings, including amounts payable by us in respect of the preferred stock, to exceed 300% of our net assets.

We may use derivative financial instruments, including interest rate swap contracts, interest rate cap or floor contracts, futures or forward contracts, options or repurchase agreements, to hedge exposures to changes in interest rates on loans secured by our assets. To the extent that we use derivative financial instruments to hedge against interest rate fluctuations, we will be exposed to credit risk, basis risk and legal enforceability risks. In this context, credit risk is the failure of the counterparty to perform under the terms of the derivative contract. If the fair value of a derivative contract is positive, the counterparty owes us, which creates credit risk for us. We intend to manage credit risk by dealing only with major financial institutions that have high credit ratings. Basis risk occurs when the index upon which the contract is based is more or less variable than the index upon which the hedged asset or liability is based, thereby making the hedge less effective. We intend to manage basis risk by matching, to a reasonable extent, the contract index to the index upon which the hedged asset or liability is based. Finally, legal enforceability risks encompass general contractual risks including the risk that the counterparty will breach the terms of, or fail to perform its obligations under, the derivative contract. We intend to manage legal enforceability risks by ensuring, to the best of our ability, that we contract with reputable counterparties and that each counterparty complies with the terms and conditions of the derivative contract.

Disposition of Properties and Other Real Estate Assets

To maintain our status as a REIT and as part of our business plan, we intend to hold our assets for an extended period of time.  Circumstances may arise, however, that could result in us selling an asset or assets earlier than contemplated.  In determining to sell or hold an asset, we will consider prevailing economic and market conditions, among other things.  See “Risk Factors —Risks Related to Investments in Real Estate” for additional discussion regarding the sale of assets.

Appraisals

Prior to acquiring a property, we will obtain an appraisal prepared by an independent appraiser who is a member in good standing of the Appraisal Institute.  As a matter of policy, the purchase price that we pay will not exceed the appraised value.  Appraisals are, however, only estimates of value and may not reflect true worth of realizable value.  We will not, however, necessarily obtain appraisals or fairness opinions to acquire interests in a REIT or other real estate operating company or to acquire properties through joint ventures.  We will maintain copies of all appraisals in our records for at least five years.  These copies will be available for review by our stockholders.

Return of Uninvested Proceeds

If at least 200,000 shares are not sold within one year from the original effective date of the registration statement, of which this prospectus is a part, all funds received from subscribers will be returned to them within ten business days, together with any interest earned on the funds.  We also will return any of the proceeds of this offering that are not invested in real estate assets within the later of twenty-four months from the original effective date of the registration statement, of which this prospectus is a part, or twelve months from the termination of the offering.  All funds we receive out of the escrow account will be available for our general use from the time we receive them until expiration of the period discussed in the prior sentence.

We use these funds to:

•                                          pay any costs related to this offering;

•                                          make capital contributions or additional investments in real estate assets;

•                                          pay expenses incurred to acquire real estate assets;

•                                          reimburse IREIC and its affiliates for expenses it and they have paid;

•                                          pay fees to our Business Manager, Real Estate Managers and their affiliates; and

•                                          pay day-to-day operating expenses.

See “Estimated Use of Proceeds” and “Plan of Distribution — Escrow Conditions.”  We do not segregate funds from our other funds pending investment.

Exchange Listing and Liquidity Events

Our board will determine when, and if, we should apply to have our shares of common stock listed for trading on a national securities exchange.  Our board does not anticipate evaluating a listing on a national securities exchange until at least 2014.  A public market for our shares may allow us to increase our size, portfolio diversity, stockholder liquidity and access to capital.  There is no assurance however that we will list our shares or that a public market will develop if we list our shares.  Our board may decide to sell our assets individually or sell certain subsidiaries or joint venture interests, liquidate or seek listing at a date later than 2014.  The sale of all, or substantially all, of our assets as well as our liquidation and dissolution would require the affirmative vote of holders of a majority of our then outstanding shares of common stock.

Upon a “liquidity event,” we will pay our Business Manager a listing fee equal to 15% of the amount by which (1) the “market value” of the outstanding shares of our common stock, or the common stock of our subsidiary, plus the total distributions paid to stockholders from inception until the date that market value is determined exceeds (2) the aggregate invested capital, less any distributions of net sales or financing proceeds, plus the total distributions required to be paid to our stockholders in order to pay them the “priority return” from inception through the date that market value is determined.  In the event that, at the date of determination, stockholders have not received a return of capital plus the priority return, less any distributions of net sales or financing proceeds, the fee will be paid at the time that we have paid the total distributions required to be paid to our stockholders in order to pay them the priority return, calculated as described herein.  The obligation to pay this fee will terminate if we acquire our Business Manager prior to a liquidity event.

As used herein, a “liquidity event” means a listing or any merger, reorganization, business combination, share exchange, acquisition or other similar transaction in which our stockholders receive cash or the securities of another issuer that are listed on a national securities exchange, as full or partial consideration for their shares.  “Market value” means the value measured in connection with a liquidity event determined as follows: (1) in the case of the listing of our shares, or the shares of the common stock of any of our subsidiaries, on a national securities exchange, by taking the average closing price over the period of thirty consecutive trading days during which our shares, or the shares of the common stock of our subsidiary, as applicable, are eligible for trading, beginning on the 180th day after the applicable listing or (2) in the case of the receipt by our stockholders of securities of another entity that are trading on a national securities exchange prior to, or that become listed concurrent with, the consummation of the liquidity event, as follows: (a) in the case of shares trading before consummation of the liquidity event, the value ascribed to the shares in the transaction giving rise to the liquidity event; and (b) in the case of shares which become listed concurrent with the closing of the transaction giving rise to the liquidity event, the average closing price over the period of thirty consecutive trading days during which the shares are eligible for trading, beginning on the 180th day after the applicable listing.  In addition, any cash consideration received by our stockholders in connection with any liquidity event will be added to the market value determined in accordance with clause (1) or (2). Finally, for these purposes, “priority return” means, on an aggregate basis, a 6% per annum cumulative, non-compounded return on aggregate invested capital.

Competition

We will be subject to significant competition in seeking real estate investments.  We will compete with many third parties engaged in real estate investment activities including other REITs, including other REITs previously sponsored by IREIC, specialty finance companies, savings and loan associations, banks, mortgage bankers, insurance companies, mutual funds, institutional investors, investment banking firms, lenders, hedge funds, governmental bodies and other entities.  See “Risk Factors — Risks Related to Our Business” for additional discussion.  Some of these competitors may have substantially greater financial resources and generally may be able to accept more risk than us.  They also may enjoy significant competitive advantages that result from, among other things, a lower cost of capital and enhanced operating efficiencies.

Competition may limit the number of suitable investment opportunities offered to us and result in higher prices, lower yields and a narrower spread of yields over our borrowing costs, making it more difficult for us to acquire new investments on attractive terms.  In addition, competition for desirable investments could delay the investment of proceeds from this offering in desirable assets, which may in turn reduce our funds from operations and negatively affect our ability to make or maintain distributions.

Insurance

We anticipate purchasing comprehensive liability, rental loss and all-risk property casualty insurance covering our real property investments provided by reputable companies, with commercially reasonable deductibles, limits and policy specifications customarily carried for similar properties.  There are, however, certain types of losses that may be either uninsurable or not economically insurable, such as losses due to floods, riots, terrorism or acts of war.  If an uninsured loss occurs, we could lose our “invested capital” in, and anticipated profits from, the property. For these purposes, “invested capital” means the original issue price paid for the shares of our common stock reduced by prior distributions from the sale or financing of our properties.  See “Risk Factors — Risks Related to Investments in Real Estate” for additional discussion regarding insurance.

We expect to enter into an agreement to become a member of a limited liability company which has been formed as an insurance association captive, referred to herein as the “Captive,” and is owned by Inland Real Estate Corporation, Inland Western Retail Real Estate Trust, Inc. and Inland American Real Estate Trust, Inc.  Inland Risk & Insurance Management Services, Inc., an affiliate of TIREG, provides services to the Captive.  The Captive was formed to more efficiently manage the respective insurance coverage, and premiums associated with that coverage, of its members.  The Captive annually oversees the purchase of one or more insurance policies on properties of its members, on terms that will be acceptable to all members. Portions of these insurance policies are funded or reimbursed by insurance policies purchased from the Captive by the members. The premium associated with the non-catastrophic property and casualty insurance policies purchased from the Captive are divided among each of the members based upon a determination by a third-party, independent actuary of the losses, loss reserves and loss expenses that each member is expected to incur, and a proportional allocation of associated operating costs.  We expect to contribute $187,500 to the Captive to become a member.  The Captive uses its capital to pay a portion of certain property and casualty losses and general liability losses suffered by a member under the policies purchased by the Captive subject to deductibles applicable to each occurrence.  These losses are paid by the Captive up to and including a certain dollar limit, after which the losses are covered by the third party insurer.  Future contributions to capital will be made in the form of premium payments determined for each member based on its individualized loss experiences as well as the level of deductible each member desires.

Conservation Initiatives

One of our goals is to promote cost-effective, environmentally-friendly practices at our properties and to increase energy efficiency across our entire portfolio of assets in order to reduce costs.  We intend to employ sustainability initiatives that include recycling, installing efficient outdoor lighting and utilizing industry-described “green” roofs that generate energy via solar panels and provide superior insulation for heating and cooling efficiencies.  In addition, we expect to adopt eco-friendly practices in the operation of our business and in connection with our offering, including using recycled materials and soy-based inks in the production of marketing materials.  Inland is a member of the U.S. Green Building Council, a nonprofit organization comprised of corporations, contractors, developers, manufacturers and retailers working to advance buildings that are environmentally responsible, profitable and healthy places to live and work.

Government Regulations

Our business is subject to many laws and governmental regulations.  Changes in these laws and regulations, or their interpretation by agencies and courts, occur frequently.

Americans With Disabilities Act.  Under the Americans With Disabilities Act, or ADA, all public accommodations and commercial facilities are required to meet certain federal requirements related to access and use by disabled persons.  These requirements became effective in 1992.  Complying with the ADA requirements could require us to remove access barriers.  Failing to comply could result in the imposition of fines by the federal government or an award of damages to private litigants.  Although we intend to acquire properties that substantially comply with these requirements, we may incur additional costs to comply with the ADA.  In addition, a number of additional federal, state and local laws may require us to modify any properties we purchase, or may restrict further renovations thereof, with respect to access by disabled persons.  Additional legislation could impose financial obligations or restrictions with respect to access by disabled persons.  Although we believe that these costs will not have a material adverse effect on us, if required changes involve a greater amount of expenditures than we currently anticipate, our ability to make expected distributions could be adversely affected.

Environmental Matters.  Under various federal, state and local laws, ordinances and regulations, a current or previous owner or operator of real property may be held liable for the costs of removing or remediating hazardous or toxic substances.  These laws often impose clean-up responsibility and liability without regard to whether the owner or operator was responsible for, or even knew of, the presence of the hazardous or toxic substances.  The costs of investigating, removing or remediating these substances may be substantial, and the presence of these substances may adversely affect our ability to rent or sell the property or to borrow using the property as collateral and may expose us to liability resulting from any release of or exposure to these substances.  If we arrange for the disposal or treatment of hazardous or toxic substances at another location, we may be liable for the costs of removing or remediating these substances at the disposal or treatment facility, whether or not the facility is owned or operated by us.  We may be subject to common law claims by third parties based on damages and costs resulting from environmental contamination emanating from a site that we own or operate.  Certain environmental laws also impose liability in connection with the handling of or exposure to asbestos-containing materials, pursuant to which third parties may seek recovery from owners or operators of real properties for personal injury associated with asbestos-containing materials and other hazardous or toxic substances.  See “Risk Factors — Risks Related to Investments in Real Estate” for additional discussion regarding environmental matters.

Fraud and Abuse Laws.  There are various federal and state laws prohibiting fraudulent and abusive business practices by healthcare providers who participate in, receive payments from or are in a position to make referrals in connection with government-sponsored healthcare programs, including the Medicare and Medicaid programs. Our lease arrangements with certain tenants at our healthcare-related properties may also be subject to these fraud and abuse laws.

These laws include:

•                                          the Federal Anti-Kickback Statute, which prohibits, among other things, the offer, payment, solicitation or receipt of any form of remuneration in return for, or to induce, the referral of any item or service reimbursed by Medicare or Medicaid;

•                                          the Federal Physician Self-Referral Prohibition, which, subject to specific exceptions, restricts physicians from making referrals for specifically designated health services for which payment may be made under Medicare or Medicaid programs to an entity with which the physician, or an immediate family member, has a financial relationship;

•                                          the False Claims Act, which prohibits any person from knowingly presenting false or fraudulent claims for payment to the federal government, including claims paid by the Medicare and Medicaid programs; and

•                                          the Civil Monetary Penalties Law, which authorizes the U.S. Department of Health and Human Services to impose monetary penalties for certain fraudulent acts.

Each of these laws includes criminal or civil penalties for violations that range from punitive sanctions, damage assessments, penalties, imprisonment, denial of Medicare and Medicaid payments or exclusion from the Medicare and Medicaid programs. Certain laws, such as the False Claims Act, allow for individuals to bring whistleblower actions on behalf of the government for violations thereof. Additionally, states in which the facilities are located may have similar fraud and abuse laws.

Other Regulations.  The properties we acquire likely will be subject to various federal, state and local regulatory requirements, such as zoning and state and local fire and life safety requirements.  Failure to comply with these requirements could result in the imposition of fines by governmental authorities or awards of damages to private litigants.  We intend to acquire properties that are in material compliance with all such regulatory requirements.  However, there can be no assurance that these requirements will not be changed or that new requirements will not be imposed which would require significant unanticipated expenditures by us and could have an adverse effect on our financial condition and results of operations.

Investment Company Act of 1940

We intend to conduct our operations so that the company and its subsidiaries are each exempt from registration as an investment company under the Investment Company Act of 1940, as amended, referred to herein as the “Investment Company Act.” Under the Investment Company Act, in relevant part, a company is not an “investment company” if:

•                                          under Section 3(a)(1)(A), it neither is, nor holds itself out as being, engaged primarily, nor proposes to engage primarily, in the business of investing, reinvesting or trading in securities; and

•                                          under Section 3(a)(1)(C), it neither is engaged, nor proposes to engage, in the business of investing, reinvesting, owning, holding or trading in securities and does not own or propose to acquire “investment securities” having a value exceeding 40% of the value of its total assets on an unconsolidated basis, which we refer to as the “40% test.” “Investment securities” excludes U.S. Government securities and securities of majority-owned subsidiaries that are not themselves investment companies and are not relying on the exception from the definition of investment company under Section 3(c)(1) or Section 3(c)(7) of the Investment Company Act.

We intend to acquire real estate and real-estate related assets directly, for example, by acquiring fee interests in real property, or by purchasing interests, including controlling interests, in REITs or other “real estate operating companies,” such as real estate management companies and real estate development companies, that own real property.  We also may acquire real estate assets through investments in joint venture entities, including joint venture entities in which we do not own a controlling interest.  We anticipate that our assets generally will be held in wholly and majority-owned subsidiaries of the company, each formed to hold a particular asset.

We intend to conduct our operations so that the company and most, if not all, of its wholly and majority-owned subsidiaries will comply with the 40% test. We will continuously monitor our holdings on an ongoing basis to determine the compliance of the company and each majority-owned subsidiary with this test. We expect that most, if not all, of the company’s wholly owned and majority-owned subsidiaries will not be relying on exemptions under either Section 3(c)(1) or 3(c)(7) of the Investment Company Act. Consequently, interests in these subsidiaries (which are expected to constitute a substantial majority of our assets) generally will not constitute “investment securities.” Accordingly, we believe that the company and most, if not all, of its wholly and majority-owned subsidiaries will not be considered investment companies under Section 3(a)(1)(C) of the Investment Company Act.

In addition, we believe that neither the company nor any of its wholly or majority-owned subsidiaries will be considered investment companies under Section 3(a)(1)(A) of the Investment Company Act because they will not engage primarily or hold themselves out as being engaged primarily in the business of investing, reinvesting or trading in securities. Rather, the company and its subsidiaries will be primarily engaged in non-investment company businesses related to real estate. Consequently, the company and its subsidiaries expect to be able to conduct their respective operations such that none of them will be required to register as an investment company under the Investment Company Act.

The determination of whether an entity is a majority-owned subsidiary of our company is made by us. The Investment Company Act defines a majority-owned subsidiary of a person as a company 50% or more of the outstanding voting securities of which are owned by such person, or by another company which is a majority-owned subsidiary of such person. The Investment Company Act further defines voting securities as any security presently entitling the owner or holder thereof to vote for the election of directors of a company. We treat entities in which we own at least a majority of the outstanding voting securities as majority-owned subsidiaries for purposes of the 40% test. We have not requested that the SEC staff approve our treatment of any entity as a majority-owned subsidiary and the SEC staff has not done so.  If the SEC staff were to disagree with our treatment of one or more subsidiary entities as majority-owned subsidiaries, we would need to adjust our strategy and our assets in order to continue to pass the 40% test. Any such adjustment in our strategy could have a material adverse effect on us.

In the event that the company or any of its wholly or majority-owned subsidiaries would ever inadvertently fall within one of the definitions of “investment company,” we intend to rely on the exclusion provided by Section 3(c)(5)(C) of the Investment Company, which is available for entities “primarily engaged in the business of purchasing or otherwise acquiring mortgages and other liens on and interests in real estate.” In addition to prohibiting the issuance of certain types of securities, this exclusion generally requires that at least 55% of an entity’s assets must be comprised of mortgages and other liens on and interests in real estate, also known as “qualifying assets,” and at least another 25% of the entity’s assets must be comprised of additional qualifying assets or a broader category of assets that we refer to as “real estate-related assets” under the Investment Company Act (and no more than 20% of the entity’s assets may be comprised of miscellaneous assets). We will measure our 3(c)(5)(C) exclusion on an unconsolidated basis.

We will classify our assets for purposes of the Investment Company Act, including our 3(c)(5)(C) exclusion, in large measure upon no-action positions taken by the SEC staff in the past. These no-action positions were issued in accordance with factual situations that may be substantially different from the factual situations we may face, and a number of these no-action positions were issued more than ten years ago. No assurance can be given that the SEC will concur with our classification of our assets. In addition, the SEC staff may, in the future, issue further guidance that may require us to re-classify our assets for purposes of the Investment Company Act. If we are required to re-classify our assets, we may no longer be in compliance with the exclusion from the definition of an investment company provided by Section 3(c)(5)(C) of the Investment Company Act.

For purposes of determining whether we satisfy the 55%/25% tests, we will classify the assets in which we invest as follows:

•                                          Investments in Real Property.  Based on the no-action letters issued by the SEC staff, we will classify our fee interests in real properties as qualifying assets. In addition, based on no-action letters issued by the SEC staff, we will treat our investments in joint ventures, which in turn invest in qualifying assets such as real property, as qualifying assets only if we have the right to approve major decisions affecting the joint venture; otherwise, they will be classified as real estate-related assets. We expect that no less than 55% of our assets will consist of investments in real property, including any joint ventures that we control.

•                                          Investments in Securities.  We intend to treat as real estate-related assets CMBS, debt and equity securities of non-majority owned companies primarily engaged in real estate businesses and securities issued by pass-through entities of which substantially all of the assets consist of qualifying assets or real estate-related assets.

•                                          Investments in Loans.  Based on the no-action letters issued by the SEC staff, we will classify our investments in various types of whole loans as qualifying assets, as long as the loans are “fully secured” by an interest in real estate at the time we originate or acquire the loan.  However, we will consider loans with loan-to-value ratios in excess of 100% to be real estate-related assets. We will treat our mezzanine loan investments as qualifying assets so long as they are structured as “Tier 1” mezzanine loans in accordance with the guidance published by the SEC staff in a no-action letter that discusses the classifications of Tier 1 mezzanine loans under Section 3(c)(5)(C) of the Investment Company Act.

We will classify our investments in construction loans as qualifying assets, as long as the loans are “fully secured” by an interest in real estate at the time we originate or acquire the loan.  With respect to construction loans that are funded over time, we will consider the outstanding balance (i.e., the amount of the loan actually drawn) as a qualifying asset. The SEC staff has not issued no-action letters specifically addressing construction loans. If the SEC staff takes a position in the future that is contrary to our classification, we will modify our classification accordingly.

Consistent with no-action positions taken by the SEC staff, we will consider any participation in a whole mortgage loan, including B-Notes, to be a qualifying real estate asset only if: (1) we have a participation interest in a mortgage loan that is fully secured by real property; (2) we have the right to receive our proportionate share of the interest and the principal payments made on the loan by the borrower, and our returns on the loan are based on such payments; (3) we invest only after performing the same type of due diligence and credit underwriting procedures that we would perform if we were underwriting the underlying mortgage loan; (4) we have approval rights in connection with any material decisions pertaining to the administration and servicing of the loan and with respect to any material modification to the loan agreements; and (5) in the event that the loan becomes non-performing, we have effective control over the remedies relating to the enforcement of the mortgage loan, including ultimate control of the foreclosure process, by having the right to: (a) appoint the special servicer to manage the resolution of the loan; (b) advise, direct or approve the actions of the special servicer; (c) terminate the special servicer at any time with or without cause; (d) cure the default so that the mortgage loan is no longer non-performing; and (e) purchase the senior loan at par plus accrued interest, thereby acquiring the entire mortgage loan.

We will base our treatment of any other investments as qualifying assets and real estate-related assets on the characteristics of the underlying collateral and the particular type of loan (including whether we have foreclosure rights with respect to those securities or loans that have underlying real estate collateral) and we will make these determinations in a manner consistent with guidance issued by the SEC staff.

Qualification for exemption from registration under the Investment Company Act will limit our ability to make certain investments. For example, these restrictions may limit the ability of the company and its subsidiaries to invest directly in mortgage-backed securities that represent less than the entire ownership in a pool of mortgage loans, debt and equity tranches of securitizations and certain asset-backed securities and real estate companies or in assets not related to real estate. Although we intend to monitor our portfolio, there can be no assurance that we will be able to maintain this exemption from registration for our company or each of our subsidiaries.

A change in the value of any of our assets could negatively affect our ability to maintain our exemption from regulation under the Investment Company Act. To maintain compliance with the Section 3(c)(5)(C) exclusion, we may be unable to sell assets we would otherwise want to sell and may need to sell assets we would otherwise wish to retain. In addition, we may have to acquire additional assets that we might not otherwise have acquired or may have to forego opportunities to acquire assets that we would otherwise want to acquire and would be important to our investment strategy.

To the extent that the SEC staff provides more specific guidance regarding any of the matters bearing upon the definition of investment company and the exceptions to that definition, we may be required to adjust our strategy accordingly. Any additional guidance from the SEC staff could provide additional flexibility to us, or it could further inhibit our ability to pursue the strategies we have chosen.

If we are required to register as an investment company under the Investment Company Act, we would become subject to substantial regulation with respect to our capital structure (including our ability to use borrowings), management, operations, transactions with affiliated persons (as defined in the Investment Company Act), and portfolio composition, including restrictions with respect to diversification and industry concentration and other matters. Compliance with the Investment Company Act would, accordingly, limit our ability to make certain investments and require us to significantly restructure our business plan.  For additional discussion of the risks that we would face if we were required to register as an investment company under the Investment Company Act, see “Risk Factors — Risks Related to Our Business.”

Other Policies

Pending investment in real estate assets, we will invest monies so as to allow us to qualify as a REIT.  We will seek highly liquid investments that provide for safety of principal and may include, but are not limited to, commercial mortgage-backed securities such as bonds issued by the Government National Mortgage Association, or “GNMA,” and real estate mortgage investment conduits also known as “REMICs.”  See “Federal Income Tax Considerations —REIT Qualification.”

We will not make distributions-in-kind, except for:

•                                          distributions of readily marketable securities;

•                                          distributions of beneficial interests in a liquidating trust established for our dissolution and the liquidation of our assets in accordance with the terms of our charter; or

•                                          distributions of in-kind property which meet all of the following conditions:

•                                          our board advises each stockholder of the risks associated with direct ownership of the in-kind property;

•                                          our board offers each stockholder the election of receiving in-kind property distributions; and

•                                          we distribute in-kind property only to those stockholders who accept our offer.

We have no current plans to invest the proceeds of the offering, other than on a temporary basis, in non-real-estate-related investments.  Although we are authorized to issue senior securities, we have no current plans to do so.  See “Description of Securities — Preferred Stock,” “— Authorized Stock” and “— Restrictions on Issuance of Securities.”

Employees

We have no employees.

Distributions

We intend to pay regular monthly cash distributions to our stockholders.  We anticipate that we will begin declaring distributions no later than sixty days after we have sold enough shares to satisfy the minimum offering condition. Until the proceeds from this offering are fully invested and from time to time thereafter, we may not generate sufficient cash flow from operations, determined in accordance with GAAP, to fully fund distributions.  Some or all of our distributions may be paid from the proceeds generated by borrowings, including borrowings secured by our assets, resulting in us having less money available to invest in properties or other real estate assets.  We also may fund distributions from cash flow generated from investing activities, including the net proceeds from the sale of our assets.  We will not fund any distributions from the net proceeds of this offering.  We may also fund distributions from advances from our Business Manager or IREIC or from the cash retained by us in the case that our Business Manager defers, accrues or waives all, or a portion, of its business management fee.  A deferral, accrual or waiver of any fee owed to our Business Manager will have the effect of increasing cash flow from operations for the relevant period.  There is no assurance that our Business Manager will defer, accrue or waive any fees.  See “Risk Factors — Risks Related to Our Business.”

Litigation

As of the date of this prospectus, we were not party to any pending legal proceedings.  IREIC and two other REITs previously sponsored by IREIC, Inland Western Retail Real Estate Trust, Inc. and Inland American Real Estate Trust, Inc., are currently parties to litigation.  Two of our directors, Mr. Parks and Ms. Gujral, are also directors of Inland Western and Inland American and are named in the Inland Western litigation.  For further discussion regarding this litigation, see “Prior Performance of IREIC Affiliates — Publicly Registered REITs.”  Because we are not a party to these proceedings, we do not believe that the proceedings will have a material adverse effect on our company or our offering.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

As of the date of this prospectus, we have not identified any real estate assets to acquire.  We will file an amendment to our registration statement to update our prospectus, including this Management’s Discussion and Analysis section, after identifying any to be acquired real estate assets.

General

The gross proceeds from this offering will be used to make investments in real estate assets and to pay or reimburse selling commissions and other organization and offering expenses.  See “Estimated Use of Proceeds.”  We will experience a relative increase in liquidity as additional subscriptions for shares are received and a relative decrease in liquidity as net offering proceeds are used to acquire, develop and operate real estate assets.

We have not entered into any arrangements to acquire any specific assets with the net proceeds from this offering.  The number and type of real estate assets we may acquire will depend upon the number of shares sold and the resulting amount of the net proceeds available for investment.  If we are unable to raise substantially more than the minimum offering amount, we will make fewer investments resulting in less diversification in terms of the number of investments owned and the geographic regions in which our investments are located.  Consequently, the likelihood of our profitability being affected by the performance of any one of our investments will increase.  In addition, if we are unable to raise substantial funds, our fixed operating expenses, as a percentage of gross income, will be higher, which may have a material adverse effect on our ability to pay distributions.

We are not aware of any material trends or uncertainties, favorable or unfavorable, other than national economic conditions affecting real estate generally, that may be reasonably anticipated to have a material impact on either capital resources or the revenues or income to be derived from acquiring and operating real estate assets, other than those referred to in this prospectus.

Our Business Manager will establish working capital reserves from net offering proceeds, out of cash flow generated by operating assets or out of proceeds from the sale of assets.  Working capital reserves are typically utilized to fund tenant improvements, leasing commissions and major capital expenditures.  Our lenders also may require working capital reserves.

The net proceeds of this offering will provide funds to enable us to purchase real estate assets.  We may acquire these assets free and clear of permanent mortgage indebtedness by paying the entire purchase price in cash or equity securities, or a combination thereof, and we may selectively encumber all or certain assets.  The proceeds from any loans will be used to acquire additional real estate assets, increase cash flow and further diversify our portfolio.

We intend to make an election under Section 856(c) of the Internal Revenue Code to be taxed as a REIT beginning with the tax year ending December 31, 2009.  If we qualify as a REIT for federal income tax purposes, we generally will not be subject to federal income tax on income that we distribute to our stockholders.  If we fail to qualify as a REIT in any taxable year, we will be subject to federal income tax on our taxable income at regular corporate rates and generally will not be permitted to qualify for treatment as a REIT for federal income tax purposes for four years following the year in which qualification is denied.  Failing to qualify as a REIT could materially and adversely affect our net income.  We believe that we are organized and will operate in a manner that will enable us to qualify for treatment as a REIT for federal income tax purposes for the tax year ending December 31, 2009, and we intend to continue to operate so as to remain qualified as a REIT for federal income tax purposes.

We will monitor the various qualification tests that we must meet to maintain our status as a REIT.  Ownership of our shares will be monitored to ensure that no more 50% in value of our outstanding shares is owned, directly or indirectly, by five or fewer individuals at any time.  We also will determine, on a quarterly basis, that the gross income, asset and distribution tests as described in the section of this prospectus entitled “Federal Income Tax Considerations—REIT Qualification Tests” are satisfied.

Liquidity and Capital Resources

Our principal demand for funds will be to acquire real estate assets to pay operating expenses, interest on our outstanding indebtedness and to make distributions to our stockholders.  We will generally fund our cash needs for items other than asset acquisitions from operations.  Our cash needs for acquisitions will be funded primarily from the sale of our shares, including those offered for sale through our distribution reinvestment plan.  There may be a delay between the sale of our shares and our purchase of assets, which could result in a delay in generating returns, if any, of returns generated from our investment operations.  Our Business Manager and IREA will evaluate potential acquisitions and will engage in negotiations with sellers and lenders on our behalf.  Pending investment in real estate assets, we may decide to temporarily invest any unused proceeds from the offering in certain investments that could yield lower returns than those earned on real estate assets.  These lower returns may affect our ability to make distributions to you.

Potential future sources of capital include proceeds from secured or unsecured financings from banks or other lenders, proceeds from the sale of assets and undistributed funds from operations.  If necessary, we may use financings or other sources of capital in the event of unforeseen significant capital expenditures.  We have not identified any sources for these types of financings.

Results of Operations

As of the date of this prospectus, we are in our organizational and development stage and have not commenced significant operations.

Inflation

The real estate market has not been affected significantly by inflation in the past three years due to the relatively low inflation rate.  With the exception of leases with tenants in multi-family properties, we expect to include provisions in the majority of our tenant leases designed to protect us from the impact of inflation.  These provisions will include reimbursement billings for operating expense pass-through charges, real estate tax and insurance reimbursements on a per square foot basis, or in some cases, annual reimbursement of operating expenses above a certain per square foot allowance.  Due to the long-term nature of the leases, the leases may not reset frequently enough to cover inflation.  Leases in multi-family properties typically turn-over once a year and do not present the same issue regarding inflation protection.

Critical Accounting Policies

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions in certain circumstances that affect amounts reported in the accompanying consolidated financial statements and related notes.  This section discusses those critical accounting policies and estimates.  These judgments often result from the need to make estimates about the effect of matters that are inherently uncertain.  Critical accounting policies discussed in this section are not to be confused with GAAP.  GAAP requires information in financial statements about accounting principles, methods used and disclosures pertaining to significant estimates.  This discussion addresses our judgment pertaining to trends, events or uncertainties known which were taken into consideration upon the application of those policies.

Acquisition of Investment Property

We will be required to allocate the purchase price of each acquired investment property between land, building and improvements, acquired above market and below market leases, in-place lease value, and any assumed financing that is determined to be above or below market terms.  In addition, we will be required to allocate a portion of the purchase price to the value of customer relationships, if any.  The allocation of the purchase price is an area that requires judgment and significant estimates.  We will use the information contained in the independent appraisal obtained at acquisition as the primary basis for the allocation to land and building and improvements.  The aggregate value of intangibles is measured based on the difference between the stated price and the property value calculation as if vacant.  We will determine whether any financing assumed is above or below market based upon comparison to similar financing terms for similar investment properties.  We also will allocate a portion of the purchase price to the estimated acquired in-place lease costs based on estimated lease execution costs for similar leases as well as lost rent payments during assumed lease up period when calculating as if vacant fair values.  We also will evaluate each acquired lease based upon current market rates at the acquisition date and we will consider various factors including geographical location, size and location of leased space within the investment property, tenant profile and the credit risk of the tenant in determining whether the acquired lease is above or below market lease costs.  After an acquired lease is determined to be above or below market lease costs, we will allocate a portion of the purchase price to such above or below acquired lease costs based upon the present value of the difference between the contractual lease rate and the estimated market rate.  The determination of the discount rate used in the present value calculation is based upon the “risk free rate.”  This discount rate is a significant factor in determining the market valuation which will require our judgment of subjective factors such as market knowledge, economics, demographics, location, visibility, age and physical condition of the property.

Impairment of Long-Lived Assets

In accordance with Statement of Financial Accounting Standard No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets (SFAS No. 144), we will conduct an analysis on a quarterly basis to determine if indicators of impairment exist to ensure that the property’s carrying value does not exceed its fair value.  If this were to occur, we would be required to record an impairment loss.  The valuation and possible subsequent impairment of investment properties is a significant estimate that can and will change based on our continuous process of analyzing each property and reviewing assumptions about uncertain inherent factors, as well as the economic condition of the property at a particular point in time.

Under Accounting Principles Board (APB) Opinion No. 18 (“The Equity Method of Accounting for Investments in Common Stock”), the company will evaluates its equity method investments for impairment indicators.  The valuation analysis considers the investment positions in relation to the underlying business and activities of our investment.

Cost Capitalization and Depreciation Policies

We will review all expenses paid and capitalize any items exceeding $5,000 which are deemed to be an upgrade or a tenant improvement.  These costs will be capitalized and included in the investment properties classification as an addition to buildings and improvements.

Buildings and improvements will be depreciated on a straight-line basis based upon estimated useful lives of thirty years for buildings and improvements, and five to fifteen years for site improvements.  Furniture, fixtures and equipment will be depreciated on a straight-line basis over five to ten years.  Tenant improvements will be depreciated on a straight line basis over the lesser of the life of the lease or the life of the asset. The portion of the purchase price allocated to acquired above market costs and acquired below market costs will be amortized on a straight-line basis over the life of the related lease as an adjustment to net rental income.  Acquired in-place lease costs, other leasing costs, and tenant improvements will be amortized on a straight-line basis over the life of the related lease as a component of amortization expense.  The portion of the purchase price allocated to acquired in-place lease costs will be amortized on a straight line basis over the life of the related lease.

Cost capitalization and the estimate of useful lives require judgment and include significant estimates that can and do change.

Investment in Marketable Securities

In accordance with FASB 115, “Accounting for Certain Investments in Debt and Equity Securities,” a decline in the market value of any available-for-sale or held-to-maturity security below cost that is deemed to be other-than-temporary results in an impairment to reduce the carrying amount to fair value.  The impairment will be charged to earnings and a new cost basis for the security will be established.  To determine whether an impairment is other-than-temporary, we will consider whether we have the ability and intent to hold the investment until a market price recovery and consider whether evidence indicating the cost of the investment is recoverable outweighs evidence to the contrary.  Evidence considered in this assessment includes the reasons for the impairment, the severity and duration of the impairment, changes in value subsequent to year-end, forecasted performance of the investee, and the general market condition in the geographic area or industry the investee operates in.  We will consider the following factors in evaluating our securities for impairments that are other than temporary:

•                                          declines in the REIT and overall stock market relative to our security positions;

•                                          the estimated net asset value (“NAV”) of the companies we invest in relative to their current market prices;

•                                          future growth prospects and outlook for companies using analyst reports and company guidance, including dividend coverage, NAV estimates and growth in “funds from operations,” or “FFO;” and

•                                          duration of the decline in the value of the securities.

Revenue Recognition

We will commence revenue recognition on our leases based on a number of factors.  In most cases, revenue recognition under a lease will begin when the lessee takes possession of or controls the physical use of the leased asset.  Generally, this will occur on the lease commencement date.  The determination of who is the owner, for accounting purposes, of the tenant improvements determines the nature of the leased asset and when revenue recognition under a lease begins.  If we are the owner, for accounting purposes, of the tenant improvements, then the leased asset is the finished space and revenue recognition begins when the lessee takes possession of the finished space, typically when the improvements are substantially complete.

If we conclude we are not the owner, for accounting purposes, of the tenant improvements (the lessee is the owner), then the leased asset will be the unimproved space and any tenant improvement allowances funded under the lease are treated as lease incentives which reduces revenue recognized over the term of the lease.  In these circumstances, we will begin revenue recognition when the lessee takes possession of the unimproved space for the lessee to construct their own improvements.  We will consider a number of different factors to evaluate whether it or the lessee is the owner of the tenant improvements for accounting purposes.  These factors include:

•                                          whether the lease stipulates how and on what a tenant improvement allowance may be spent;

•                                          whether the tenant or landlord retains legal title to the improvements;

•                                          the uniqueness of the improvements;

•                                          the expected economic life of the tenant improvements relative to the length of the lease; and

•                                          who constructs or directs the construction of the improvements.

We will recognize rental income on a straight-line basis over the term of each lease. The difference between rental income earned on a straight-line basis and the cash rent due under the provisions of the lease agreements is recorded as deferred rent receivable and is included as a component of accounts and rents receivable in the accompanying consolidated balance sheets.  Due to the impact of the straight-line basis, rental income generally will be greater than the cash collected in the early years and decreases in the later years of a lease.  We periodically will review the collectability of outstanding receivables.  Allowances will be taken for those balances that we deem to be uncollectible, including any amounts relating to straight-line rent receivables.

Reimbursements from tenants for recoverable real estate tax and operating expenses will be accrued as revenue in the period the applicable expenses are incurred.  We will make certain assumptions and judgments in estimating the reimbursements at the end of each reporting period. We do not expect the actual results to differ from the estimated reimbursement.

We will recognize lease termination income if there is a signed termination letter agreement, all of the conditions of the agreement have been met, collectability is reasonably assured and the tenant is no longer occupying the property. Upon early lease termination, we will provide for losses related to unrecovered intangibles and other assets.

We recognize lodging operating revenue on an accrual basis consistent with operations.

Partially-Owned Entities

We will consider FASB Interpretation No. 46R (Revised 2003): “Consolidation of Variable Interest Entities - An Interpretation of ARB No. 51” (“FIN 46(R)”), EITF 04-05: “Determining Whether a General Partner, or the General Partners as a Group, Controls a Limited Partnership or Similar Entity When the Limited Partners Have Certain Rights,” and SOP 78-9: “Accounting for Investments in Real Estate Ventures,” to determine the method of accounting for any partially-owned entities.  In instances where we determine that a joint venture is not a variable interest entity, or VIE, we will first consider EITF 04-05.  The assessment of whether the rights of the limited partners should overcome the presumption of control by the general partner is a matter of judgment that depends on facts and circumstances. If the limited partners have either (a) the substantive ability to dissolve (liquidate) the limited partnership or otherwise remove the general partner without cause or (b) substantive participating rights, the general partner does not control the limited partnership and as such overcome the presumption of control by the general partner and consolidation by the general partner.  We will finally consider SOP 78-9 to determine if we have voting control over the entity.  If we do not have control, we will account for our investment using the equity method of accounting.

Acquisition of Businesses

Acquisitions of businesses, if any, will be accounted for using purchase accounting as required by Statement of Financial Accounting Standards 141(Revised), “Business Combinations.” The assets and liabilities of the acquired entities will recorded using the fair value at the date of the transaction and allocated to tangible and intangible assets.  Any additional amounts will be allocated to goodwill as required, based on the remaining purchase price in excess of the fair value of the tangible and intangible assets acquired and liabilities assumed.  We will amortize identified intangible assets that are determined to have finite lives which are based on the period over which the assets are expected to contribute directly or indirectly to the future cash flows of the business acquired.  Intangible assets subject to amortization will be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable.  An impairment loss is recognized if the carrying amount of an intangible asset, including the related real estate when appropriate, is not recoverable and the carrying amount exceeds the estimated fair value.

Goodwill

We apply SFAS No. 142, “Goodwill and Other Intangible Assets” or SFAS No. 142, when accounting for goodwill, which requires that goodwill not be amortized, but instead evaluated for impairment at least annually.  The goodwill impairment test is a two-step test.  Under the first step, the fair value of the reporting unit is compared with its carrying value (including goodwill). If the fair value of the reporting unit is less than its carrying value, an indication of goodwill impairment exists for the reporting unit and the enterprise must perform step two of the impairment test (measurement).  Under step two, an impairment loss is recognized for any excess of the carrying amount of the reporting unit’s goodwill over the implied fair value of that goodwill.

Valuation of Accounts and Rents Receivable

We will take into consideration certain factors that require judgments to be made as to the collectability of receivables.  Collectability factors taken into consideration are the amounts outstanding, payment history and financial strength of the tenant, which taken as a whole determines the valuation.

REIT Status

In order to qualify as a REIT, we will be required to distribute at least 90% of our REIT taxable income to our stockholders.  We must also meet certain asset and income tests, as well as other requirements.  We will monitor the business and transactions that may potentially impact our REIT status.  If we fail to qualify as a REIT in any taxable year, we will be subject to federal income tax (including any applicable alternative minimum tax) on our taxable income at regular corporate rates.

Recent Accounting Pronouncements

FASB Statement No. 157, “Fair Value Measurements,” defines fair value, establishes a framework for measuring fair value in U.S. GAAP and expands disclosures about fair value measurements. The statement does not require new fair value measurements, but is applied to the extent other accounting pronouncements require or permit fair value measurements. The statement emphasizes fair value as a market-based measurement which should be determined based on assumptions market participants would use in pricing an asset or liability. We will be required to disclose the methodology used to determine fair value, the extent to which fair value is used to measure assets and liabilities, the inputs used to develop the measurements, and the effect of certain of the measurements on earnings (or changes in net assets) for the period.

FASB Statement No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities,” expands opportunities to use fair value measurement in financial reporting and permits entities to choose to measure many financial instruments and certain other items at fair value.

FASB Statement No. 141 (Revised 2007), “Business Combinations” (“SFAS No. 141R”), requires an acquiring entity to recognize all the assets acquired and liabilities assumed in a transaction at the acquisition-date fair value with limited exceptions. SFAS No. 141R changed the accounting treatment for certain specific acquisition-related items including: (1) expensing acquisition related costs as incurred; (2) valuing noncontrolling interests at fair value at the acquisition date; and (3) expensing restructuring costs associated with an acquired business. SFAS No. 141R also includes a substantial number of new disclosure requirements.

FASB Statement No. 160, “Noncontrolling Interests in Consolidated Financial Statements,” establishes requirements for ownership interests in subsidiaries held by parties other than the company (sometimes called “minority interests”) be clearly identified, presented, and disclosed in the consolidated statement of financial position within equity, but separate from the parent’s equity. All changes in the parent’s ownership interests are required to be accounted for consistently as equity transactions and any noncontrolling equity investments in deconsolidated subsidiaries must be measured initially at fair value.

FASB Statement No. 161, “Disclosures about Derivative Instruments and Hedging Activities — an amendment of FASB Statement No. 133,” amends SFAS No. 133 to provide additional information about how derivative and hedging activities affect our financial position, financial performance, and cash flows and requires enhanced disclosures about our derivatives and hedging activities.

FASB Statement No. 162, “The Hierarchy of Generally Accepted Accounting Principles,” provides a consistent framework for determining applicable accounting principles to be used in the preparation of financial statements presented in conformity with GAAP.

FASB 167 “Amendments to FASB Interpretation No. 46(R)”, providing further guidance on assessing the consolidation of variable interest entities (“VIE”), is effective January 1, 2010. This statement will, among other things, establish new criteria for determining the primary beneficiary, and increase the frequency of required reassessments to determine whether a company is the primary beneficiary of a VIE. It also clarifies the characteristics that identify a VIE and contains a new requirement that any term, transaction, or arrangement that does not have a substantive effect on an entity’s status as a VIE, a company’s power over a VIE, or a company’s obligation to absorb losses or its rights to receive benefits of an entity must be disregarded in applying Interpretation No. 46(R)’s provisions.

Distributions

We intend to pay regular monthly cash distributions to our stockholders.  We anticipate that we will begin declaring distributions no later than sixty days after we have sold enough shares to satisfy the minimum offering condition. Until the proceeds from this offering are fully invested and from time to time thereafter, we may not generate sufficient cash flow from operations, determined in accordance with GAAP, to fully fund distributions.  Some or all of our distributions may be paid from the proceeds generated by borrowings, including borrowings secured by our assets, resulting in us having less money available to invest in properties or other real estate assets.  We also may fund distributions from cash flow generated from investing activities, including the net proceeds from the sale of our assets.  We will not fund any distributions from the net proceeds of this offering.  We may also fund distributions from advances from our Business Manager or IREIC or from the cash retained by us in the case that our Business Manager defers, accrues or waives all, or a portion, of its business management fee.  A deferral, accrual or waiver of any fee owed to our Business Manager will have the effect of increasing cash flow from operations for the relevant period.  There is no assurance that our Business Manager will defer, accrue or waive any fees.    See “Risk Factors — Risks Related to Our Business.”

Offering and Operational Fees and Expenses

If we sell at least the minimum offering of 200,000 shares, our Business Manager has agreed to pay or reimburse any organization and offering expenses, including any due diligence expense reimbursement, that exceed 15% of the gross offering proceeds.

Certain fees and expenses payable to IREIC or its affiliates for services to be provided to us are limited to maximum amounts.  See “Compensation Table” above for a more detailed discussion regarding the fees and expenses that we may pay our Business Manager and its affiliates.

Funds from Operations

Due to certain unique operating characteristics of real estate companies, the National Association of Real Estate Investment Trusts, or “NAREIT,” an industry trade group, has promulgated a standard known as “Funds from Operations,” or “FFO,” which it believes more accurately reflects the operating performance of a REIT such as us.   As defined by NAREIT, FFO means net income computed in accordance with GAAP, excluding gains (or losses) from sales of property, plus depreciation and amortization on real property and after adjustments for unconsolidated partnerships and joint ventures in which we hold an interest.  FFO is not intended to be an alternative to “Net Income” as an indicator of our performance nor to “Cash Flows from Operating Activities” as determined by GAAP as a measure of our capacity to pay distributions.  Because FFO excludes depreciation and amortization unique to real estate, gains from property dispositions and extraordinary items, it provides a performance measure that, when compared year over year or with other REITs, reflects the impact to operations from trends in occupancy rates, rental rates, operating costs, development activities and interest costs, providing perspective not immediately apparent from net income.

We offer this measure to assist the users of our financial performance under GAAP, but FFO is not a financial measure recognized under GAAP and should not be considered a measure of liquidity, an alternative to net income or an indicator of any other performance measure determined in accordance with GAAP, nor is it indicative of funds available to fund our cash needs, including our ability to make distributions. In addition, our calculation of FFO is not necessarily comparable to FFO as calculated by other REITs that do not use the same definition or implementation guidelines or interpret the standards differently from us. Investors in our common stock should not rely on these measures as a substitute for any GAAP measure, including net income.

Quantitative and Qualitative Disclosures about Market Risk

We may be exposed to interest rate changes primarily as a result of long-term debt used to maintain liquidity and fund capital expenditures and expand our real estate investment portfolio and operations.  We will seek to limit the impact of interest rate changes on earnings and cash flows and to lower our overall borrowing costs.

We may use derivative financial instruments to hedge exposures to changes in interest rates on loans secured by our assets and investments in commercial mortgage-backed securities.  Derivative instruments may include interest rate swap contracts, interest rate cap or floor contracts, futures or forward contracts, options or repurchase agreements.  Our actual hedging decisions will be determined in light of the facts and circumstances existing at the time of the hedge and may differ from our currently anticipated hedging strategy.  If we use derivative financial instruments to hedge against interest rate fluctuations, we will be exposed to both credit risk and market risk.  Credit risk is the failure of the counterparty to perform under the terms of the derivative contract.  If the fair value of a derivative contract is positive, the counterparty will owe us, which creates credit risk for us.  If the fair value of a derivative contract is negative, we will owe the counterparty and, therefore, do not have credit risk.  We will seek to minimize the credit risk in derivative instruments by entering into transactions with high-quality counterparties.  Market risk is the adverse effect on the value of a financial instrument that results from a change in interest rates.  The market risk associated with interest-rate contracts is managed by establishing and monitoring parameters that limit the types and degree of market risk that may be undertaken.  See “Risk Factors — Risks Associated with Debt Financing” for additional discussion regarding our use of derivative financial instruments.

With regard to variable rate financing, our Business Manager will assess our interest rate cash flow risk by continually identifying and monitoring changes in interest rate exposures that may adversely impact expected future cash flows and by evaluating hedging opportunities.  Our Business Manager will maintain risk management control systems to monitor interest rate cash flow risk attributable to both of our outstanding or forecasted debt obligations as well as our potential offsetting hedge positions.  While this hedging strategy will be designed to minimize the impact on our net income and funds from operations from changes in interest rates, the overall returns on your investment may be reduced.  Our board has not yet established policies and procedures regarding our use of derivative financial instruments for hedging or other purposes.

DESCRIPTION OF SECURITIES

We are a corporation formed under the laws of the State of Maryland.  Your rights as a stockholder are governed by Maryland law, our charter and our bylaws.  The following summarizes the material terms of our common stock as described in our charter and bylaws which you should refer to for a full description.  Copies of these documents are filed as exhibits to the registration statement of which this prospectus is a part.  You also can obtain copies of these documents if you desire.  See “Where You Can Find More Information” below.

Authorized Stock

Our charter authorizes us to issue up to 2,460,000,000 shares of common stock and 40,000,000 shares of preferred stock.  Upon completing this offering, if the maximum number of 500,000,000 shares is sold under our “best efforts” offering and the maximum number of 50,000,000 shares is sold under our distribution reinvestment plan, there may be up to 550,020,000 shares of common stock outstanding and no preferred stock outstanding.  Our charter contains a provision permitting the board, without any action by the stockholders, to classify or reclassify any unissued shares of common or preferred stock into one or more classes or series by setting or changing the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of any new class or series of shares of stock.  In addition, our charter permits our board, without any action by the stockholders, to amend the charter to increase or decrease the aggregate number of shares or the number of shares of any class or series of stock that we have the authority to issue.  We believe that the power of our board to issue additional authorized but unissued shares of common stock or preferred stock and to classify or reclassify shares of common or preferred stock will provide us with increased flexibility in structuring possible future financings and acquisitions and in meeting other business needs which might arise.  See “Risk Factors — Risks Related to Our Business” for additional discussion regarding the issuance of shares.

Common Stock

The shares issued in this offering, upon receipt of full payment in accordance with the terms of this offering, will be fully paid and nonassessable.  We expect that all shares of our common stock will be issued only in book entry form.  Subject to the preferential rights of any class or series of preferred stock and to the provisions of our charter regarding the restriction on the transfer of shares of our common stock, holders of our common stock will be entitled to receive distributions if authorized by our board and declared by us and to share ratably in our assets available for distribution to the stockholders in the event of a liquidation, dissolution or winding-up.

Each outstanding share of our common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including votes to elect directors.  There is no cumulative voting in the election of directors, which means that the holders of a majority of the outstanding shares of common stock will be able to elect all of the directors nominated for election.

Holders of our common stock have no conversion, sinking fund, redemption or exchange rights, have no preemptive rights to subscribe for any securities we may offer or issue in the future and have no appraisal rights unless our board of directors determines that appraisal rights apply, with respect to all or any classes or series of shares, to one or more transactions occurring after the date of such determination in connection with which stockholders would otherwise be entitled to exercise appraisal rights.

Under Maryland law and our charter, we cannot make certain material changes to our business form or operations without the approval of stockholders holding at least a majority of the shares of stock entitled to vote on the matter.

Under our bylaws, the presence in person or by proxy by the holders of 50% of our outstanding shares entitled to vote will constitute a quorum for the transaction of business at a meeting of our stockholders.  Under our charter, the election of directors requires a majority of all the votes present in person or by proxy at a meeting of our stockholders at which a quorum is present.  Stockholders may also, upon the affirmative vote of the holders of a majority of our outstanding shares of common stock, remove any director with or without cause.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is DST Systems, Inc.

Book Entry System

Our charter provides that we may not issue certificates representing shares of our common stock unless expressly authorized by our board.  As a result we anticipate that all shares of our common stock will be issued only in book entry form.  This means that, except to the extent expressly authorized by our board, we will not issue actual share certificates to any holder of our common stock.  The use of book entry only registration protects stockholders against loss, theft or destruction of stock certificates and reduces offering costs.  Once we accept a subscription to purchase shares of our common stock, we create an account in our book entry registration system and credit the principal amount of the subscription to the individual’s account.  We will send each stockholder a book entry receipt indicating acceptance of his or her subscription.  All issuances of common stock through our distribution reinvestment plan also are made only in book entry form.

Preferred Stock

Subject to certain restrictions set forth in our charter, we may issue shares of our preferred stock in the future in one or more series as authorized by our board.  Prior to issuing the shares of any series, our board is required by Maryland law and our charter to fix the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each series.  Because our board has the power to establish the preferences, powers and rights of each series of preferred stock, it may, without any consideration or approval by our stockholders, provide the holders of any series of preferred stock with preferences, powers and rights, voting or otherwise, senior to the rights of holders of our common stock, in each case subject to the certain restrictions contained in our charter.  The issuance of preferred stock must be approved by a majority of independent directors not otherwise interested in the transaction, who will have access at our expense to our legal counsel or to independent legal counsel.  The issuance of preferred stock could have the effect of delaying, deferring or preventing a change of control of us, including an extraordinary transaction such as merger, tender offer or sale of all or substantially all of our assets that might provide a premium price for holders of our common stock.  See “Risk Factors — Risks Related to Our Business” and “— Risks Related to Our Corporate Structure” for additional discussion regarding change of control restrictions.  We have no current plans to issue any preferred stock.

Restrictions on Issuance of Securities

We may not issue:

•                                          common stock which is redeemable;

•                                          debt securities unless the debt service coverage, on a pro forma basis after giving effect to the issuance of the debt securities, calculated as of the end of our most recently completed fiscal quarter, is equal to or greater than 1.0.  For these purposes, “debt service coverage” means the ratio equal to annualized net income for the latest quarterly period divided by aggregate debt service.  Aggregate debt service means, for these purposes, the aggregate amount of interest expense, principal amortization and other charges payable with respect to our outstanding borrowings and indebtedness, whether secured or unsecured, including all loans, senior debt and junior debt;

•                                          options or warrants to purchase stock to IREIC, director(s) or any affiliates, including our Business Manager and Real Estate Managers, except on the same terms as sold to the general public (excluding for these purposes underwriting fees, commissions and discounts) and in an amount not to exceed 9.8% in value of our outstanding stock or more than 9.8% in value or in number of shares, whichever is more restrictive, of our outstanding common stock on the date of grant of any options or warrants unless waived by the board; or

•                                          stock on a deferred payment basis or similar arrangement.

Restrictions on Ownership and Transfer

In order for us to qualify as a REIT under the Internal Revenue Code, shares of our common stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of twelve months (other than the first year for which an election to be a REIT has been made) or during a proportionate part of a shorter taxable year.  Also, not more than 50% of the value of our outstanding shares of common stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Internal Revenue Code to include some entities such as qualified person plans) during the last half of a taxable year (other than the first year for which an election to be a REIT has been made).

Our charter, subject to some exceptions, prohibits any person from acquiring or holding, directly or indirectly, more than 9.8% in value of our outstanding stock or more than 9.8% in value or in number of shares, whichever is more restrictive, of the aggregate outstanding shares of common stock.  This limit may be further reduced if our board of directors waives this limit for certain holders, including The Inland Group and its affiliates.  Our board of directors, in its sole discretion, may exempt (prospectively or retroactively) a person from these ownership limits, unless granting the exemption would result in us being “closely held” within the meaning of Section 856(h) of the Internal Revenue Code or otherwise would result in us failing to qualify as a REIT, including if the person seeking the exemptions owns, directly or indirectly, an interest in any of our tenants (or in a tenant of any entity owned or controlled by us) that would cause us to own, directly or indirectly, more than a 9.9% interest in the tenant.  Our board may require a ruling from the Internal Revenue Service or an opinion of counsel, in either case in form and substance satisfactory to our board of directors in its sole discretion, in order to determine or ensure our status as a REIT.

In addition, our charter prohibits any person from beneficially or constructively owning shares of our common or preferred stock that would result in us being “closely held” within the meaning of Section

856(h) of the Internal Revenue Code.  Our charter further provides that any transfer of our stock that would result in our common stock and preferred stock being beneficially owned by fewer than one hundred persons will be void.  Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of our common or preferred stock that will or may violate any of the foregoing restrictions on transferability and ownership, or any person who would have owned shares of our common or preferred stock that resulted in a transfer of shares to the trust, is required to give us notice immediately and to provide us with such other information as we may request in order to determine the effect of the transfer on our status as a REIT.  The foregoing restrictions on transferability and ownership will not apply if our board determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT.

If any transfer of shares of our common stock occurs that, if effective, would result in any person violating the transfer or ownership limitations described above, then the transfer will be null and void or the number of shares of our common stock causing the person to violate the limitations will be automatically transferred under the provisions of our charter to a trust for the exclusive benefit of one or more charitable beneficiaries within the meaning of 501(c)(3) of the Internal Revenue Code.  The proposed transferee that exceeds the ownership limits will not acquire any rights in these shares.  The automatic transfer is deemed effective as of the close of business on the business day prior to the date of the transfer violating these restrictions.  Shares of stock held in the trust will continue to be treated as issued and outstanding.  The proposed transferee will not benefit economically from ownership of any shares of stock held in the trust, will have no rights to dividends or other distributions and will not have any rights to vote or other rights attributable to the shares of stock held in the trust.  The trustee of the trust will have all voting rights and rights to dividends or other distributions with respect to shares of stock held in the trust.  The voting rights and rights to dividends or other distributions will be exercised for the exclusive benefit of the charitable beneficiary.  Any dividend or other distribution paid prior to our discovery that shares of stock have been transferred to the trustee will be paid by the recipient of the dividend or other distribution to the trustee upon demand, and any dividend or other distributions authorized but unpaid will be paid when due to the trustee.  Subject to Maryland law, effective as of the date that such shares of stock have been transferred to the trust, the trustee will have the authority in its sole discretion: (1) to rescind as void any vote cast by the proposed transferee prior to our discovery that the shares have been transferred to the trust; and (2) to recast the vote in accordance with the desires of the trustee acting for the benefit of the charitable beneficiary.  However, if we have already taken irreversible corporate action, then the trustee will not have the authority to rescind and recast the vote.

Within twenty days of receiving notice from us that shares have been transferred to the trust, the trustee must sell the shares to a person or group, designated by the trustee, whose ownership of the shares will not violate the ownership limitations.  Upon the sale, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the proposed transferee and to the charitable beneficiary as follows.  The proposed transferee will receive the lesser of: (1) the price paid for the shares by the proposed transferee or, if the proposed transferee did not give value for the shares in connection with the event causing the shares to be held in the trust (e.g., a gift, devise or other such transaction), the market price, as defined in our charter, of the shares on the day of the event causing the shares to beheld in the trust; and (2) the price per share received by the trustee from the sale or other disposition of the shares held in the trust.  Sale proceeds exceeding the amount payable to the proposed transferee will be paid immediately to the charitable beneficiary.  If, prior to our discovery that shares of stock have been transferred to the trust, the shares are sold by the proposed transferee, then the shares will be deemed to have been sold on behalf of the trust; and if to the extent that the proposed transferee received an amount for the shares exceeding the amount that the proposed transferee was entitled to receive, the excess will be paid to the trustee upon demand.

In addition, shares of our stock held in the trust will be deemed to have been offered for sale to us or our designees, at a price per share equal to the lesser of: (1) the price per share in the transaction that resulted in the transfer to the trust, or, in the case of a devise or gift, the market price at the time of the devise or gift; and (2) the market price on the date we, or our designate, accept such offer.  We can accept this offer until the trustee has sold the shares held in the trust.  Upon a sale to us, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the proposed transferee.

Our charter requires all persons who own more than 5%, or any lower percentage required by the Internal Revenue Code or the regulations thereunder, of our outstanding common and preferred stock, within thirty days after the end of each taxable year, to provide to us written notice stating their name and address, the number of shares of common and preferred stock they beneficially own directly or indirectly, and a description of how the shares are held.  In addition, each beneficial owner must provide us with any additional information as we may request in order to determine the effect, if any, of their beneficial ownership on our status as a REIT to ensure compliance with the 9.8% ownership limit.  In addition, each stockholder will, upon demand, be required to provide us any information as we may request, in good faith, in order to determine our status as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance.

Certain Provisions of Maryland Corporate Law and Our Charter and Bylaws

The following paragraphs summarize provisions of Maryland corporate law and the material terms of our charter and bylaws.  The following summary does not purport to be complete and is subject to and qualified in its entirety by reference to Maryland corporate law and our charter and bylaws.  See “Where You Can Find More Information.”

Business Combinations.  Under the Maryland Business Combination Act, completion of a business combination (including a merger, consolidation, share exchange or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and an interested stockholder is prohibited for five years following the most recent date on which the interested stockholder becomes an interested stockholder.  Maryland law defines an interested stockholder as any person who beneficially owns 10% or more of the voting power of the corporation’s outstanding voting stock or an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding stock of the corporation (an interested stockholder) or an affiliate of such interested stockholder.  A person is not an interested stockholder if, prior to the most recent time at which the person would otherwise have become an interested stockholder, the board of directors of the Maryland corporation approved the transaction which otherwise would have resulted in the person becoming an interested stockholder.  The board of directors may condition its approval on the person complying with terms and conditions determined by the board.  Following the five-year period, any business combination with that interested stockholder must be recommended by the board of directors and approved by the affirmative vote of at least:

•                                          80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation; and

•                                          two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom (or with whose affiliate) the business combination is to be effected or held by an affiliate or associate of the interested stockholder, unless, among other conditions, the corporation’s common stockholders receive a minimum price (as defined in the Maryland business combination statute) equal to the highest price paid by the interested stockholder for its shares and the consideration is received in cash or in the same form as previously paid by the interested stockholder for its shares.

These provisions of Maryland law do not apply, however, to business combinations that are approved or exempted by our board prior to the time that the interested stockholder becomes an interested stockholder.  As permitted under Maryland law, business combinations involving us and The Inland Group or any of its affiliates including our Business Manager and Real Estate Managers are exempt from the Maryland business combinations statute.  See “Risk Factors — Risks Related to Our Corporate Structure” for additional discussion regarding these provisions of Maryland law.

Control Share Acquisition.  The Maryland Control Share Acquisition Act provides that shares of a Maryland corporation acquired in a “control share acquisition” have no voting rights except to the extent approved by the corporation’s stockholders by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares owned by: (1) the acquiring person; (2) the corporation’s officers; and (3) employees of the corporation who are also directors.  “Control shares” mean voting shares which, if aggregated with all other voting shares owned by an acquiring person, or which the acquiring person can exercise or direct the exercise of voting power, would entitle the acquiring person to exercise or direct the exercise of voting power of shares of the corporation in electing directors (except solely by virtue of a revocable proxy) within one of the following ranges of voting power:

•                                          one-tenth or more but less than one-third of all voting power;

•                                          one-third or more but less than a majority of all voting power; or

•                                          a majority or more of all voting power.

Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval.  A “control share acquisition” occurs when, subject to some exceptions, a person directly or indirectly acquires ownership or the power to direct the exercise of voting power of issued and outstanding control shares.  A person who has made or proposes to make a control share acquisition, upon satisfaction of some specific conditions, including an undertaking to pay expenses, may compel our board to call a special meeting of stockholders to be held within fifty days after that person’s demand upon the corporation to consider the voting rights to be accorded to the control shares.  If no request for a meeting is made, we may present the question at any stockholders’ meeting.

If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then, subject to some statutory conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquirer or of any meeting of stockholders at which the voting rights of such shares are considered and not approved.  If voting rights for control shares are approved at a stockholders meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights and be entitled to receive in cash the fair value for their shares of stock.  The fair value of the shares as determined for these purposes may not be less than the highest price per share paid by the acquirer in the control share acquisition.

The Control Share Acquisition Act does not apply to shares acquired in a merger, consolidation or share exchange if the corporation is party to the transaction or to acquisitions approved or exempted by the charter or bylaws of the corporation.  Our bylaws exempt acquisitions of our stock by any person, from the limits imposed by the Control Share Acquisition Act.

Tender Offers.  Our charter provides that any tender offer made by a person, including any “mini-tender” offer, must comply with most of the provisions of Regulation 14D of the Exchange Act, including the notice and disclosure requirements.  The offeror must provide us notice of such tender offer at least ten business days before initiating the tender offer.  If the offeror does not comply with the provisions set forth above, we will have the right to redeem that person’s shares and any shares acquired in such tender offer.  In addition, the non-complying offeror will be responsible for all of our expenses in connection with that person’s noncompliance.

Subtitle 8.  Subtitle 8 of Title 3 of the Maryland General Corporation Law permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of five provisions:

•                                          a classified board;

•                                          a two-thirds vote requirement for removing a director;

•                                          a requirement that the number of directors be fixed only by vote of the directors;

•                                          a requirement that a vacancy on the board be filled only by the remaining directors and for the remainder of the full term of the class of directors in which the vacancy occurred; and

•                                          a majority requirement for the calling of a special meeting of stockholders.

Through provisions in our charter and bylaws unrelated to Subtitle 8, we already vest in the board the exclusive power to fix the number of directorships.

SHARES ELIGIBLE FOR FUTURE SALE

Shares to be Outstanding or Issuable upon Exercise or Conversion of Other Securities

Outstanding Securities.  Upon the completion of the offering, we expect to have up to 550,020,000 shares of common stock issued and outstanding including:

•                                          the 20,000 shares purchased by IREIC;

and assuming that:

•                                          we sell all 500,000,000 shares of common stock offered in the “best efforts” portion of this offering;

•                                          we sell all 50,000,000 shares to be issued under our distribution reinvestment plan described in this prospectus; and

•                                          no options are exercised.

All of the common stock we are offering by this prospectus will be free of any restrictions on transfer by any person not otherwise affiliated with our company, which, in this offering, is deemed an underwriter.  All common stock issued by us in this offering or otherwise will be subject to the restrictions explained under “Description Of Securities — Restrictions on Ownership and Transfer.”

Securities Act Restrictions

Shares of common stock owned by affiliates of IREIC will be subject to Rule 144 adopted under the Securities Act of 1933, as amended (referred to herein as the “Securities Act”), and may not be sold in the absence of registration under the Securities Act unless an exemption from registration is available, including exemptions contained in Rule 144. In general, under Rule 144, a person, or persons whose common stock is aggregated with them in accordance with Rule 144, who has beneficially owned securities acquired from an issuer or an affiliate of the issuer for at least one year, is entitled, within any three-month period, to sell a number of shares of common stock that does not exceed the greater of: (1) 1% of the then outstanding number of shares; or (2) the average weekly reported trading volume of the common stock on a national securities exchange or national market system during the four calendar weeks preceding each sale.  Sales under Rule 144 must be transacted in the manner specified by Rule 144 and must meet requirements for public notice as well as public information about us. Any person who: (1) is not deemed to have been an affiliate at any time during the three months preceding a sale; and (2) has beneficially owned our common stock for at least two years, would be entitled to sell the common stock under Rule 144(k) without regard to the volume limitations, manner of sale provisions, notice requirements or public information requirements of Rule 144. An affiliate, for purposes of the Securities Act, is a person that directly, or indirectly, through one or more intermediaries, controls, or is controlled by, or under common control with, us.

Effect of Availability of Shares on Market Price of Shares

There is no public market for our common stock and no assurance that a public market will develop.  See “Risk Factors — Risks Related to This Offering.” If a market develops, we cannot predict the effect that future sales of common stock, including sales under Rule 144, or the availability of common stock for future sale will have on the market price, if any, prevailing from time to time.  Sales of substantial amounts of our common stock, including shares issued upon the exercise of options or the perception that these sales could occur, could adversely affect prevailing market prices of our common stock and impair our ability to obtain additional capital through the sale of equity securities.

Registration Rights

In the future we may grant “demand” or “piggyback” registration rights to persons receiving our common stock in exchange for their equity interests in assets we acquire or properties we acquire.  “Piggyback” registration rights allow the holder to have his, her or its shares registered at such time(s) in the future when we would choose to register shares.  “Demand” registration rights permit the holder of the rights to require us to register his, her or its shares at such time(s) in the future as the holder requests.  The terms and conditions of any registration rights agreement will be negotiated and determined in the future.  We could incur substantial expense in connection with filing the necessary registration statements.

LIMITATION OF LIABILITY AND INDEMNIFICATION
OF DIRECTORS AND OFFICERS

Under Maryland law and our charter and bylaws, our officers and directors are deemed to be in a fiduciary relationship to us and our stockholders.  However, a director will have no liability under Maryland law for monetary damages if the director performs his or her duties in good faith, in a manner he or she reasonably believes to be in our best interests, and with the care that an ordinarily prudent person in a like position would use under similar circumstances.  Under Maryland law, the third party has the burden of showing that the director did not satisfy this standard of care.  In addition, we have provided in our charter that no director or officer will be liable to us or to any stockholder for money damages to the extent that Maryland law, in effect from time to time, permits the limitation of the liability of directors and officers of a corporation.  We have included a requirement in our charter and bylaws that we indemnify and pay, advance or reimburse reasonable expenses to any director or officer from and against any liability or loss to which the director or officer may become subject or which the director or officer may incur by reason of his or her service as a director or officer.  Thus, except as described below, our directors and officers will not be liable for monetary damages unless:

•                                          the person actually received an improper benefit or profit in money, property or services; and

•                                          the person is held liable based on a final judgment that the person’s action, or failure to act, was the result of active and deliberate dishonesty which was material to the cause of action before the court;

and, except as described below, our directors and officers will be indemnified against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that:

•                                          the act or omission of the person was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty;

•                                          the person actually received an improper personal benefit in money, property or services; or

•                                          in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received.  However, indemnification for an adverse judgment in a suit by us or in our right, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.

Notwithstanding the above, our charter provides that no director or officer may be indemnified for any loss or liability suffered by him or her unless all of the following conditions are satisfied:

•                                          our board of directors has determined, in good faith, that the course of conduct that caused the loss or liability was in our best interests;

•                                          the director or officer was acting on our behalf or performing services for us;

•                                          the liability or loss was not the result of negligence or misconduct on the part of the director or officer; provided that if the person is or was an independent director, the independent director need only establish that the liability or loss was not the result of that person’s gross negligence or willful misconduct; and

•                                          the indemnification is recoverable out of our net assets only and not from the personal assets of any stockholder.

Notwithstanding the above, our charter provides that we will not indemnify any director or officer for losses, liabilities or expenses arising from or out of an alleged violation of federal or state securities laws unless one or more of the following conditions are satisfied:

•                                          there has been a successful defense on the merits of each count involving alleged securities law violations;

•                                          the claims have been dismissed with prejudice by a court of competent jurisdiction; or

•                                          a court of competent jurisdiction approves a settlement of the claims and finds that indemnification of the settlement and related costs should be made; provided that the court considering the request must be advised of the Securities and Exchange Commission’s position on indemnity for securities law violations as well as the published position of any state securities regulatory authority in which our securities were offered.

In addition, our charter provides that we will advance amounts to any director or officer entitled to indemnification for legal and other expenses and costs incurred as a result of any legal action for which indemnification is being sought only if all of the following conditions are satisfied:

•                                          the legal action relates to acts or omissions relating to the performance of duties or services by the director or officer seeking indemnification for us or on our behalf;

•                                          the legal action is initiated by a third party who is not a stockholder or the legal action is initiated by a stockholder acting in his or her capacity as such and a court of competent jurisdiction specifically permits us to advance expenses; and

•                                          the director or officer seeking indemnification undertakes in writing to repay us the advanced funds, together with interest at the applicable legal rate of interest, if it is later determined that the person seeking indemnification was not entitled to indemnification.

We may purchase and maintain insurance or provide similar protection on behalf of any director or officer against any liability incurred in any such capacity with us or on our behalf.  We may enter into any contract requiring us to indemnify and advance expenses with any director, officer, employee or agent as may be determined by the board and as permitted by our charter.

Our bylaws further describe situations in which directors and officers will be indemnified by the company.

We have been advised that, in the opinion of the Securities and Exchange Commission, indemnification of liabilities arising under the Securities Act is contrary to public policy and, therefore, unenforceable.

SUMMARY OF OUR ORGANIZATIONAL DOCUMENTS

Each stockholder is bound by and is deemed to have agreed to the terms of our organizational documents by his, her or its election to become a stockholder of our company.  Our organizational documents consist of our charter and bylaws.  Our directors, including our independent directors, have reviewed and ratified these documents.  The following summarizes the material provisions of these documents but does not purport to be complete and is qualified in its entirety by specific reference to the organizational documents filed as exhibits to our registration statement of which this prospectus is a part.  See “Where You Can Find More Information.”

We were formed on June 30, 2008. Our current charter was filed with the State Department of Assessments and Taxation of Maryland on August 14, 2009. Our charter and bylaws will remain operative in their current form throughout our existence, unless they are amended or we are dissolved.

Charter and Bylaw Provisions

The rights of stockholders and related matters are governed by our organizational documents and Maryland law. Certain provisions of these documents or of Maryland law, summarized below, may make it more difficult to change the composition of our board and could have the effect of delaying, deferring, or preventing a change in control of us, including an extraordinary transaction (such as a merger, tender offer or sale of all or substantially all of our assets) that might provide a premium price for holders of our common stock.  See generally “Risk Factors — Risks Related to Our Corporate Structure.”

Stockholders’ Meetings and Voting Rights

Our bylaws require us to hold an annual meeting of stockholders not less than thirty days after delivering our annual report to stockholders.  The purpose of each annual meeting will be to elect directors and to transact any other business that may properly come before the meeting.  The chairman, the chief executive officer, the president, a majority of the directors or a majority of the independent directors may also call a special meeting of the stockholders.  The secretary must call a special meeting when stockholders holding in the aggregate not less than 10% of our outstanding shares entitled to vote make a written request.  The written request must state the purpose(s) of the meeting and the matters to be acted upon.  The secretary will inform the stockholders making the request of the reasonably estimated cost of preparing and mailing a notice of the special meeting.  Once the stockholders making the request pay these costs, the secretary will prepare and mail a notice announcing the date of and purpose for the special meeting.  The meeting will be held on a date not less than fifteen nor more than sixty days after the notice is sent, at the time and place specified in the notice.

Except as provided above, we will give notice of any annual or special meeting of stockholders not less than ten nor more than ninety days before the meeting.  The notice must state the purpose of the meeting.  At any meeting of the stockholders, each stockholder is entitled to one vote for each share owned of record on the applicable record date.  In general, the presence in person or by proxy of 50% of the outstanding shares entitled to vote at the meeting will constitute a quorum.  The affirmative vote of a majority of the shares of our stock, present in person or by proxy at a meeting of stockholders at which a quorum is present and entitled to vote, will be sufficient to elect directors and the affirmative vote of a majority of votes cast will be sufficient to take action on any other matter that may properly come before the meeting, unless more than a majority of the votes cast is required by law or our charter.  Any action permitted or required to be taken at a meeting of stockholders may also be taken by written or electronic consent of the requisite holders.

Board of Directors

Under our organizational documents, we must have at least three but not more than eleven directors.  We currently have five members on our board.  A majority of these directors must be “independent.” A person will be “independent” if the person is not and has not been affiliated with us or IREIC and its affiliates, and has not within the two years prior to becoming a director performed any other services on our behalf.  A director may resign at any time and may be removed with or without cause by the affirmative vote of the holders of not less than a majority of the outstanding shares entitled to vote generally in the election of directors.  A vacancy on the board caused by the death, resignation, removal or incapacity of a director or by an increase in the number of directors, within the limits described above, may be filled by the vote of a majority of the remaining directors whether or not the voting directors constitute a quorum.  Vacancies resulting from the removal of a director by our stockholders may also be filled by our stockholders by the affirmative vote of a majority of the shares of our stock, present in person or by proxy at a meeting of stockholders at which a quorum is present and entitled to vote.  However, any replacements for vacancies among the independent directors may be nominated only by our independent directors.  Our bylaws require our audit committee to be comprised entirely of independent directors.

Our non-independent directors must have at least three years of relevant experience and demonstrate the knowledge required to successfully acquire and manage the type of assets that we intend to acquire to serve as a director.  Our charter provides that at least one of our independent directors must have three years of relevant real estate experience.

The approval of a majority of our independent directors is required to take action with respect to certain provisions of the NASAA REIT Guidelines.  The matters which require independent director approval are specified in Section 6.9 of our charter.

Maryland law provides that any action required or permitted to be taken at a meeting of the board also may be taken without a meeting by the unanimous written or electronic consent of all directors.

The approval by our board and by holders of at least a majority of our outstanding voting shares of stock is generally necessary for us to do any of the following:

•                                          amend our charter;

•                                          transfer all or substantially all of our assets other than in the ordinary course of business;

•                                          engage in mergers, consolidations or share exchanges; or

•                                          dissolve or liquidate.

A sale of two-thirds or more of our assets, based on the total number of assets or the current fair market value of the assets, will constitute a sale of substantially all of our assets.  See “Description of Securities — Common Stock” for an explanation of instances where stockholder approval is not required.

Under our charter, IREIC, the Business Manager and any affiliates including directors employed by IREIC are generally prohibited from voting any shares they own on any proposal brought to stockholders seeking to remove IREIC, the Business Manager, the directors or any affiliates or to vote on any transaction between us and any of them.  For these purposes, shares owned by IREIC, the Business Manager, the directors or any affiliates will not be included in the denominator to determine the number of votes needed to approve the matter.  In the case of a business combination with our Business Manager or Real Estate Managers, IREIC and its affiliates will be permitted to vote their shares but only if the proposal would otherwise be approved by a vote of the other stockholders.

Inspection of Books and Records; Stockholder Lists

Any stockholder or his or her designated representative will be permitted, upon reasonable notice and during normal business hours, to inspect and obtain copies of our records, subject to the limits contained in our charter.  Specifically, the request cannot be made to secure a copy of our stockholder list or other information for the purpose of selling the list or using the list or other information for a commercial purpose.

For example, a stockholder may, subject to the limits described above, in person or by agent during normal business hours, on written request, inspect and obtain copies of our books of account and our stock ledger.  Any stockholder also may present to any officer or its resident agent a written request for a statement of our affairs or our stockholder list, an alphabetical list of names and addresses of our stockholders along with the number of shares of equity stock held by each of them.  Our stockholder list will be maintained and updated at least quarterly as part of our corporate documents and records and will be printed on white paper in a readily readable type size.  A copy of the stockholder list will be mailed to the stockholder within ten days of the request.

We may impose, and require the stockholder to pay, a reasonable charge for expenses incurred in reproducing any of our corporate documents and records.  If our Business Manager or our directors neglect or refuse to produce or mail a copy of the stockholder list requested by a stockholder, then in accordance with applicable law and our charter, our Business Manager and our directors will be liable to the stockholder for the costs, including reasonable attorneys’ fees, incurred by the stockholder in compelling production of the list and actual damages suffered by the stockholder because of the refusal or neglect.  As noted above, if the stockholder’s actual purpose is to sell the list or use it for a commercial or other purposes, we may refuse to supply the list.

Our books and records are open for inspection by state securities administrators upon reasonable notice and during normal business hours at our principal place of business.

Amendment of the Organizational Documents

Our charter may be amended, after the amendment is declared advisable by our board, by the affirmative vote of a majority of the then outstanding shares of common stock.  Our bylaws may be amended in any manner not inconsistent with the charter by a majority vote of our directors present at the board meeting.

Dissolution or Termination of the Company

As a Maryland corporation, we may be dissolved at any time if the distribution is declared advisable by a majority of our entire board and approved by of a majority of the then outstanding shares of common stock.  Our board will determine when, and if, to:

•                                          apply to have our shares of common stock listed for trading on a national securities exchange, subject to satisfying existing listing requirements; and

•                                          commence subsequent offerings of common stock after completing this offering.

Our board does not anticipate evaluating a listing on a national securities exchange until at least 2014. If listing our shares of common stock is not feasible, our board may decide to:

•                                          sell our assets individually, including seeking stockholder approval if the action would constitute the sale of all or substantially all of our assets, or sell certain subsidiaries or joint venture interests;

•                                          continue our business and evaluate a listing of our shares of common stock at a future date; or

•                                          adopt a plan of liquidation.

Advance Notice of Director Nominations and New Business

Proposals to elect directors or conduct other business at an annual or special meeting must be brought in accordance with our bylaws.  The bylaws provide that any business may be transacted at the annual meeting without being specifically designated in the notice of meeting.  However, with respect to special meetings of stockholders, only the business specified in the notice of the special meeting may be brought at that meeting.

Our bylaws also provide that nominations of persons for election to the board may be made at an annual meeting or a special meeting, but only:

•                                          in accordance with the notice of the meeting;

•                                          by or at the direction of our board; or

•                                          provided that our board has determined that directors will be elected at the meeting, by a stockholder who was a stockholder of record at the time of the giving of notice and at the time of the meeting, who is entitled to vote at the meeting and has complied with the advance notice procedures set forth in our bylaws.

A notice of a stockholder proposal to be considered at an annual meeting must be delivered to our secretary at our principal executive offices:

•                                          not later than ninety days nor earlier than one hundred twenty days prior to the first anniversary of the date of mailing of the notice of the previous year’s annual meeting; or

•                                          if the date of the meeting is advanced by more than thirty or delayed by more than sixty days from the anniversary date or if an annual meeting has not yet been held, not earlier than one hundred twenty days prior to the annual meeting or not later than the ninetieth day prior to the annual meeting or the tenth day following our first public announcement of the date of the meeting.

A notice of a stockholder proposal to be considered at a special meeting must be delivered to our secretary at our principal executive offices:

•                                          not earlier than one hundred twenty days prior to the special meeting; and

•                                          not later than the close of business on the later of either:

•                                             ninety days prior to the special meeting; or

•                                             ten days following the day of our first public announcement of the date of the special meeting and the nominees proposed by our board to be elected at the meeting.

Restrictions on Certain Conversion Transactions and Roll-ups

Our charter requires that some transactions involving an acquisition, merger, conversion or consolidation in which our stockholders receive securities in a surviving entity (known in the charter as a “roll-up entity”), must be approved by the holders of a majority of our then-outstanding shares of common stock.  Approval of a transaction with, or resulting in, a “roll-up entity” is required if as part of the transaction our board determines that it is no longer in our best interest to attempt or continue to qualify as a REIT.  Transactions effected because of changes in applicable law or to preserve tax advantages for a majority in interest of our stockholders do not require stockholder approval.

A “roll-up entity” is a partnership, REIT, corporation, trust or other entity created or surviving a roll-up transaction.  A roll-up transaction does not include: (1) a transaction involving securities that have been listed on a national securities exchange for at least twelve months; or (2) a transaction involving conversion of an entity to corporate, trust or association form if, as a consequence of the transaction, there will be no significant adverse change in any of the following:

•                                          stockholders’ voting rights;

•                                          our term and existence;

•                                          sponsor or Business Manager compensation; or

•                                          investment objectives.

In the event of a proposed roll-up, an appraisal of all our assets must be obtained from a person with no current or prior business or personal relationship with our Business Manager or our directors.  Further, that person must be substantially engaged in the business of rendering valuation opinions of assets of the kind we hold or own. The appraisal must be included in a prospectus used to offer the securities of the roll-up entity and must be filed with the Securities and Exchange Commission and the state regulatory commissions as an exhibit to the registration statement for the offering of the roll-up entity’s shares.  As a result, an issuer using the appraisal will be subject to liability for violation of Section 11 of the Securities Act and comparable provisions under state laws for any material misrepresentations or material omissions in the appraisal.  The assets must be appraised in a consistent manner and the appraisal must:

•                                          be based on an evaluation of all relevant information;

•                                          indicate the value of the assets as of a date immediately prior to the announcement of the proposed roll-up transaction; and

•                                          assume an orderly liquidation of the assets over a twelve-month period.

The engagement agreement with the appraiser must clearly state that the engagement is for the benefit of the company and its stockholders.  A summary of the independent appraisal, indicating all material assumptions underlying it, must be included in a report to the stockholders in the event of a proposed roll-up.

We may not participate in any proposed roll-up that would:

•                                          result in the stockholders of the roll-up entity having rights that are more restrictive to our common stockholders than those provided in our charter, including any restriction on the frequency of meetings;

•                                          result in our common stockholders having less comprehensive voting rights than are provided in our charter;

•                                          result in our common stockholders having greater liability than provided in our charter;

•                                          result in our common stockholders having fewer rights to receive reports than those provided in our charter;

•                                          result in our common stockholders having access to records that are more limited than those provided for in our charter;

•                                          include provisions that would operate to materially impede or frustrate the accumulation of shares by any purchaser of the securities of the roll-up entity, except to the minimum extent necessary to preserve the tax status of the roll-up entity;

•                                          limit the ability of an investor to exercise its voting rights in the roll-up entity on the basis of the number of the shares held by that investor; or

•                                          place any of the costs of the transaction on us if the roll-up is rejected by our stockholders.

However, with the prior approval of the holders of a majority of our then outstanding shares of our common stock, we may participate in a proposed roll-up if our common stockholders would have rights and be subject to restrictions comparable to those contained in our charter.

Stockholders who vote “no” on the proposed roll-up must have the choice of:

•                                          accepting the securities of the roll-up entity offered; or

•                                          one of either:

•                                             remaining as our stockholder and preserving their interests on the same terms and conditions as previously existed; or

•                                             receiving cash in an amount equal to their pro rata share of the appraised value of our net assets.

These provisions, as well as others contained in our charter, bylaws and Maryland law could have the effect of delaying, deferring or preventing a change in control of us, including an extraordinary transaction (such as a merger, tender offer or sale of all or substantially all of our assets) that might provide a premium price for holders of our common stock.  See generally “Risk Factors — Risks Related to Our Corporate Structure.”

Limitation on Total Operating Expenses

In any fiscal year, our annual total operating expenses may not exceed the greater of 2% of our average assets or 25% of our net income for that year.  For these purposes, items such as the business management fee, ancillary service fees, investment advisory fee, institutional investment fee and listing fee are included in the definition of total operating expenses.  Items such as organization and offering expenses, property-level expenses (including any real estate management fees and oversight fees), interest payments, taxes, non-cash charges, any incentive fees payable to our Business Manager and acquisition fees and expenses (including any brokerage fees) are excluded from the definition.  Our independent directors will have a fiduciary responsibility to ensure that we do not exceed these limits.  Our independent directors may, however, permit us to exceed these limits if they determine that doing so is justified because of unusual and non-recurring expenses.  Any finding by our independent directors and the reasons supporting it must be recorded in the minutes of meetings of our directors.  If at the end of any fiscal quarter, our total operating expenses for the twelve months then ended exceed these limits, we will disclose this in writing to the stockholders within sixty days of the end of the fiscal quarter and explain the reason for exceeding the limit.  If our board does not believe that exceeding the limit was justified, our Business Manager must, within sixty days after the end of our fiscal year, reimburse us the amount by which the aggregate expenses exceed the limit.

Transactions with Affiliates of Our Sponsor

Our charter also restricts certain transactions between us and IREIC, and its affiliates including our Business Manager, Real Estate Managers and IREA, and our directors as follows:

•                                          Sales and Leases.  We may not purchase real estate assets from any of these parties unless a majority of our disinterested directors, including a majority of our disinterested independent directors, approves the transaction as being fair and reasonable and the price for the real estate assets is no greater than the cost paid by these parties for the real estate assets, unless substantial justification for the excess exists and the excess is reasonable.  In no event may the cost of any real estate asset exceed its appraised value at the time we acquire the real estate asset.  We also may not sell assets to, or lease assets from any of these parties unless the sale or lease is approved by a majority of our disinterested directors, including a majority of our disinterested independent directors, as being fair and reasonable to us.

•                                          Loans.  We may not make loans to any of these parties except as provided in clauses (3) and (6) under “Restrictions on Investments” below in this section, or to our wholly owned subsidiaries.  Also, we may not borrow money from any of these parties, unless a majority of our disinterested directors, including a majority of our disinterested independent directors, approves the transaction as fair, competitive and commercially reasonable and no less favorable to us than loans between unaffiliated parties under the same circumstances.  For these purposes, amounts owed but not yet paid by us under the business management agreement, or any real estate management agreements, will not constitute amounts advanced pursuant to a loan.

•                                          Investments.  We may not invest in joint ventures with any of these parties as a partner, unless a majority of our disinterested directors, including a majority of our disinterested independent directors, approves the transaction as fair and reasonable to us and on substantially the same terms and conditions as those received by the other joint venturers.  We also may not invest in equity securities, except for securities of “publicly-traded entities,” unless a majority of our disinterested directors, including a majority of our disinterested independent directors, approves the transaction as being fair, competitive and commercially reasonable.  A “publicly-traded entity” means any entity having securities listed on a national securities exchange or included for quotation on an inter-dealer quotation system.

•                                          Other Transactions.  All other transactions between us and any of these parties require approval by a majority of our disinterested directors, including a majority of our disinterested independent directors, as being fair and reasonable and on terms and conditions not less favorable to us than those available from unaffiliated third parties.

Restrictions on Borrowing

Our board will review, at least quarterly, the aggregate amount of our borrowings, both secured and unsecured, to ensure that the borrowings are reasonable in relation to our net assets.  In general, our aggregate borrowings secured by all our assets may not exceed 300% of our net assets.  For these purposes, “net assets” are defined as total assets, other than intangibles, at cost before deducting depreciation or other non-cash reserves less total liabilities, calculated at least quarterly on a basis consistently applied.  Any borrowings exceeding this limit must be:

•                                          approved by a majority of our independent directors; and

•                                          disclosed to our stockholders in our next quarterly report to stockholders, along with justification for the excess.

See “Risk Factors — Risks Associated with Debt Financing” for additional discussion regarding our borrowings.

Restrictions on Investments

Our charter prohibits us from making certain investments, as follows:

(1)                                  Not more than 10% of our total assets will be invested in unimproved real property or mortgage loans on unimproved real property.  For purposes of this paragraph, “unimproved real property” does not include properties acquired for the purpose of producing rental or other operating income, properties under development or construction, and properties under contract for development or in planning for development within one year.

(2)                                  We will not invest in commodities or commodity future contracts.  This limitation does not apply to interest rate futures when used solely for hedging purposes.

(3)                                  Except for investments in CMBS, we will not make, or invest in, mortgage loans, unless we obtain an appraisal of the underlying property and the mortgage indebtedness on any property would in no event exceed the property’s appraised value.  This restriction will not apply to an investment in a “publicly-traded entity” which owns, invests in or makes mortgage loans.  In cases in which the majority of independent directors so determine, and in all cases in which the mortgage loan involves IREIC, its affiliates, our Business Manager, Real Estate Managers, directors or their respective affiliates, we must obtain the appraisal from an independent third party.  We will keep the appraisal in our records for at least five years, where it will be available to be inspected and copied by any stockholder.  In addition, we also will obtain a mortgagee’s or owner’s title insurance policy or commitment insuring the priority of the mortgage or condition of the title.

(4)                                  We will not invest in real estate contracts of sale otherwise known as land sale contracts unless the contracts are in recordable form and appropriately recorded in the chain of title.

(5)                                  Except for investments in CMBS, we will not make, or invest in, mortgage loans, including construction loans, on any one property if the aggregate amount of all outstanding mortgage loans outstanding on the property, including our loans, would exceed an amount equal to 85% of the appraised value of the property unless there is, in the board’s view, substantial justification and provided further that the loans do not exceed the appraised value of the property at the date of the loans.  The aggregate amount of all mortgage loans outstanding on the property, including the loans of the REIT, must include all interest (excluding contingent participation in income or appreciation in value of the mortgaged property), the current payment of which may be deferred pursuant to the terms of such loans, to the extent that deferred interest on each loan exceeds 5% per annum of the principal balance of the loan.  This restriction will not apply to an investment in a “publicly-traded entity” which owns, invests in or makes mortgage loans.

(6)                                  We will not make, or invest in, any mortgage loans that are subordinated to any mortgage or equity interest of IREIC or its affiliates.

(7)                                  We will not invest in equity securities unless a majority of our disinterested directors approves the transaction as being fair, competitive and commercially reasonable.  This restriction will not apply, however, to purchases by us of: (i) our own securities through our share repurchase program or when traded on a secondary market or national securities exchange if a majority of the directors, including a majority of the independent directors, determines that the purchase is in our best interests; (ii) the securities of a “publicly-traded entity” if the purchases are otherwise approved by a majority of our disinterested directors, including a majority of our disinterested independent directors; or (iii) the securities of a REIT or other “real estate operating company” as described herein.  See “Business and Policies — Investment Strategy” for a more complete definition of “real estate operating company.”

(8)                                  We will not invest in joint ventures with IREIC, our Business Manager, a director or any affiliate thereof as a partner, unless a majority of disinterested directors approves the investment as being fair and reasonable and on substantially the same terms and conditions as those received by other joint venturers.

(9)                                  Our aggregate borrowings secured by all our assets may not exceed 300% of our net assets, unless our board of directors determines that a higher level is appropriate and the excess in borrowing is disclosed to stockholders in our next quarterly report along with the justification for the excess.  For these purposes, “net assets” are defined as total assets, other than intangibles, at cost before deducting depreciation or other non-cash reserves less total liabilities, calculated at least quarterly on a basis consistently applied.

(10)                            A majority of the directors, including a majority of the independent directors, must approve all of our investments in real estate assets.

(11)                            We will not invest in debt that is secured by a mortgage on real property that is subordinate to the lien of other debt, except where the amount of total debt does not exceed 85% of the appraised value of the property unless there is, in the board’s view, substantial justification and provided further that the debt does not exceed the appraised value of the property at the date of the investment.  The value of all of these investments may not exceed 25% of our tangible assets.  The value of all investments in subordinated debt that does not meet these requirements will be limited to 10% of our tangible assets, which would be included within the 25% limit.  This restriction will not apply to an investment in a “publicly-traded entity” owning this type of debt.

The investment policies set forth in our charter, which include the restrictions on investments listed above, have been approved by a majority of our independent directors. Our independent directors will review our investment policies at least annually to determine whether these policies are in the best interests of our stockholders.  Each determination and the basis for that determination will be set forth in the minutes of our board of directors meetings.  The board may make material changes to the investment policies set forth in our charter only by amending our charter.  Any amendment to our charter generally requires the affirmative vote of a majority of the outstanding shares of our common stock.

FEDERAL INCOME TAX CONSIDERATIONS

Pursuant to regulations governing practice before the Internal Revenue Service, unless expressly stated otherwise, any tax advice contained herein or in any attachment hereto cannot be used, and is not intended to be used, by a taxpayer for (1) the purpose of avoiding tax penalties that may be imposed on the taxpayer under the Internal Revenue Code or (2) the promotion or marketing of any tax-related matter or program.

The following is a summary of material United States federal income tax considerations that may be relevant to a holder of our common stock. This summary does not discuss all aspects of United States federal income taxation that may be relevant to a prospective stockholder in light of his or her particular circumstances, nor does it discuss any state, local, foreign or other tax laws or considerations. Further, this summary deals only with stockholders that hold shares of our common stock as “capital assets” within the meaning of section 1221 of the Internal Revenue Code of 1986, as amended, which we refer to as the “Code”. This summary is for general information only and does not purport to discuss all aspects of the United States federal income tax consequences that may be relevant to certain types of stockholders who are subject to special treatment under the United States federal income tax laws, such as insurance companies, tax-exempt entities (except to the extent discussed below), and partnerships and other entities treated as partnerships for federal income tax purposes and the partners in these partnerships, financial institutions, regulated investment companies, broker-dealers, traders in securities who elect to mark to market, a person that has a functional currency other than the U.S. dollar, a trust, an estate, a REIT, a U.S. expatriate, persons holding shares as part of a “straddle,” “hedge,” or other integrated investment, persons who receive shares through the exercise of employee stock options or otherwise as compensation, persons who are foreign corporations or otherwise are not citizens or residents of the United States (except to the extent discussed below), and partnerships and other entities treated as partnerships for federal income tax purposes and the partners in these partnerships.

The statements in this discussion are based on:

•                                          current provisions of the Code;

•                                          current, temporary and proposed regulations promulgated by the U.S. Treasury Department;

•                                          the legislative history of the Code;

•                                          judicial decisions; and

•                                          current administrative interpretations of the Internal Revenue Service, which we refer to as the “IRS,” including its practices and policies as endorsed in private letter rulings, which are not binding on the IRS except with respect to the taxpayer that receives the private letter ruling.

Future legislation, regulations, administrative interpretations or court decisions could adversely change current law or adversely affect existing interpretations and cause any statement in this prospectus to be inaccurate, possibly with retroactive effect.

We have not obtained any rulings from the IRS concerning the tax matters discussed below, and thus can provide no assurance that the tax considerations contained in this summary will not be successfully challenged by the IRS.

This discussion is not tax advice and is not intended as a substitute for careful tax planning. Each prospective purchaser of our common stock is advised to consult with his or her own tax advisor regarding the specific tax consequences to him or her of the purchase, ownership and disposition of common stock in an entity electing to be taxed as a REIT, including the United States federal, state, local, foreign and other tax consequences of the purchase, ownership, and disposition of common stock and of potential changes in applicable tax laws.

Opinion of Counsel

In connection with this offering, Shefsky & Froelich Ltd. has rendered an opinion to us that we will be organized in conformity with the requirements for qualification and taxation as a REIT under the Internal Revenue Code for our taxable year ending December 31, 2009 and that our proposed method of operations, as described in this prospectus, will enable us to meet the requirements for qualification and taxation as a REIT beginning with our taxable year ending December 31, 2009.  In providing its opinion, Shefsky & Froelich Ltd. has relied, as to certain factual matters, upon the statements and representations contained in certificates provided by us.  These certificates include representations regarding the manner in which we are and will be owned, the nature of our assets and the past, present and future conduct of our operations.  Shefsky & Froelich Ltd. has not independently verified these facts.  Moreover, our qualification for taxation as a REIT depends on our ability to meet the various qualification tests imposed under the Code discussed below, the results of which have not been reviewed by Shefsky & Froelich Ltd. Accordingly, we cannot assure you that the actual results of our operations for any one taxable year will satisfy these requirements. See the “Risk Factors — Federal Income Tax Risks” section of this prospectus. The statements made in this section of the prospectus and in the opinion of Shefsky & Froelich Ltd. are based upon existing law and Treasury Regulations, as currently applicable, currently published administrative positions of the IRS and judicial decisions, all of which are subject to change, either prospectively or retroactively. We cannot assure you that any changes will not modify the conclusions expressed in counsel’s opinion. Moreover, an opinion of counsel is not binding on the IRS, and we cannot assure you that the IRS will not successfully challenge our status as a REIT.

Tax Status of Our Company

The following is a summary of certain federal income tax considerations relating to our qualification and taxation as a REIT beginning with our taxable year ending December 31, 2009, and the ownership and disposition of our common stock that you, as a stockholder, may consider relevant.  This summary does not address all possible tax considerations that may be material to an investor and does not constitute tax advice.  Moreover, this summary does not deal with all tax aspects that might be relevant to you, as a prospective stockholder, in light of your personal circumstances, nor does it deal with particular types of stockholders that are subject to special treatment under the Code, including insurance companies, financial institutions or broker-dealers.  The Code provisions governing the federal income tax treatment of REITs are highly technical and complex, and this summary is qualified in its entirety by the express language of applicable Code provisions, Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof.   This summary deals only with our stockholders that hold common stock as “capital assets” within the meaning of Section 1221 of the Code.  This summary does not address state, local or non-U.S. tax considerations.

We base the information in this section on the current Code, current, temporary and proposed Treasury regulations, the legislative history of the Code and current administrative interpretations of the IRS, including its practices and policies as endorsed in private letter rulings, which are not binding on the IRS, and existing court decisions.  We cannot assure you that new laws, interpretations of laws or court decisions, any of which may take effect retroactively, will not cause statements in this section to be inaccurate.

Regular domestic corporations (corporations that do not qualify as REITs or for other special classification under the Code) generally are subject to federal corporate income taxation on their net taxable income, and stockholders of regular domestic corporations generally are subject to tax on dividends that the stockholders receive. In any taxable year in which we qualify for taxation as a REIT, we generally will not be subject to federal corporate income tax on our net taxable income that is distributed currently to our stockholders as dividends. Stockholders generally will be subject to taxation on dividends that they receive (other than dividends designated as “capital gain dividends” or “qualified dividend income”) at rates applicable to ordinary income. Dividends designated as capital gain dividends or qualified dividend income may be taxable to non-corporate taxpayers at reduced long-term capital gain rates or, under certain circumstances, the tax rate applicable to “unrecaptured Section 1250 gain” related to certain depreciation on real estate assets. See “— Federal Income Taxation of Stockholders — Taxation of Taxable Domestic Stockholders.”

Qualification for taxation as a REIT enables the REIT and its stockholders to substantially eliminate the “double taxation” (that is, taxation at both the corporate and stockholder levels) that generally results from an investment in a regular corporation. Currently, however, stockholders of regular domestic corporations and certain types of foreign corporations who are taxed at individual rates generally are taxed on dividends the stockholders receive prior to 2011 at long-term capital gain rates, which are lower for non-corporate taxpayers than ordinary income rates. In addition, stockholders of regular domestic corporations that are taxed at regular corporate rates receive the benefit of a dividends received deduction that substantially reduces the effective rate that the corporate stockholders pay on these dividends. Still, income earned by a REIT and distributed currently to its stockholders generally will be subject to lower aggregate rates of federal income tax than if such income were earned by a regular domestic corporation, subjected to corporate income tax, and then distributed to stockholders and subjected to tax either at long-term capital gain rates or the effective rate paid by a corporate recipient entitled to the benefit of the dividends received deduction.

Although as a REIT we generally will not be subject to federal corporate income taxes on income that we distribute currently to stockholders, we will be subject to federal taxes as follows:

•                                          we will be taxed at regular corporate rates on any “REIT taxable income.” REIT taxable income is the taxable income of the REIT subject to specified adjustments, including a deduction for dividends paid;

•                                          under some circumstances, we (or our stockholders) may be subject to the “alternative minimum tax” due to our items of tax preference and alternative minimum tax adjustments;

•                                          if we have net income from the sale or other disposition of “foreclosure property” that is held primarily for sale to customers in the ordinary course of business, or other nonqualifying income from foreclosure property, we will be subject to tax at the highest corporate rate on this income; to the extent that income from foreclosure property is otherwise qualifying for the 75% income test, this tax is not applicable; in general, in addition to certain other requirements, foreclosure property is property we acquire as a result of having bid in a foreclosure or through other legal means after there was a default on a lease of such property or on an indebtedness secured by such property;

•                                          our net income from “prohibited transactions” will be subject to a 100% tax; in general, prohibited transactions are sales or other dispositions of property, other than foreclosure property, held primarily for sale to customers in the ordinary course of business;

•                                          if we fail to satisfy either the 75% gross income test or the 95% gross income test discussed below, but nonetheless maintain our qualification as a REIT because other requirements are met, we will be subject to a tax equal to the gross income attributable to the greater of the amount by which we fail either the 75% or the 95% gross income test, multiplied by a fraction intended to reflect our profitability;

•                                          we will be subject to a 4% excise tax on the excess of the required distribution over the sum of the amounts actually distributed and amounts retained for which federal income tax was imposed, if the amount we distribute during a calendar year (plus excess distributions made in prior years) does not equal at least the sum of:

•                                         85% of our REIT ordinary income for the year,

•                                         95% of our REIT capital gain net income for the year, and

•                                         any undistributed taxable income from prior taxable years;

•                                          we may elect to retain and pay income tax on our net capital gain. In that case, a U.S. stockholder would include the stockholder’s proportionate share of our undistributed net capital gain (to the extent we make a timely designation of such gain to the stockholder) in the stockholder’s income, would be deemed to have paid the tax that we paid on such gain, and would be allowed a credit for the stockholder’s proportionate share of the tax deemed to have been paid, and an adjustment would be made to increase the tax basis of the stockholder in our common shares;

•                                          we will be subject to a 100% penalty tax on amounts received by us (or on certain expenses deducted by one of our taxable REIT subsidiaries) if certain arrangements among us, one of our taxable REIT subsidiaries, or any operators of ours are not comparable to similar arrangements among unrelated parties;

•                                          if we fail to satisfy any of the asset tests discussed below (other than a de minimis failure of the 5% or 10% assets tests, as discussed below), due to reasonable cause and not due to willful neglect, and we nonetheless maintain our qualification as a REIT because of specified cure provisions, we will be required to pay a tax equal to the greater of $50,000 or the highest corporate tax rate multiplied by the net income generated by the nonqualifying assets that caused us to fail the test;

•                                          if we fail to satisfy a requirement under the Code which would result in the loss of our REIT status, other than a failure to satisfy a gross income test or an asset test described above, we may retain our qualification as a REIT if the failure was due to reasonable cause and not due to willful neglect, we will be subject to a penalty of $50,000 for each such failure;

•                                          if we fail to comply with the requirement to send annual letters to our stockholders requesting information regarding the actual ownership of our common shares, and the failure was not due to reasonable cause or was due to willful neglect, we will be subject to a $25,000 penalty or, if the failure is intentional, a $50,000 penalty; and

•                                          if we acquire any assets from a non-REIT “C” corporation in a carry-over basis transaction (including, for example, if we were to liquidate a taxable REIT subsidiary), we would be liable for corporate income tax, at the highest applicable corporate rate for the “built-in gain” with respect to those assets if we disposed of those assets within ten years after they were acquired; built-in gain is the amount by which an asset’s fair market value exceeds its adjusted tax basis at the time we acquire the asset; to the extent that assets are transferred to us in a carry-over basis transaction by a partnership in which a corporation owns an interest, we will be subject to this tax in proportion to the non-REIT “C” corporation’s interest in the partnership.

Furthermore, notwithstanding our status as a REIT, (a) we may also have to pay certain state and local income taxes, because not all states and localities treat REITs in the same manner as they are treated for federal income tax purposes and (b) our subsidiaries that are not subject to federal income tax may have to pay state and local income taxes because not all states and localities treat these entities in the same manner as they are treated for federal income tax purposes. Moreover, any taxable REIT subsidiary of ours will be subject to U.S. federal corporate income tax and all applicable non-U.S., state and local taxes on its net income and operations. We may also be subject to tax in situations not presently contemplated.

REIT Qualification

In order to maintain our REIT qualification, we must meet the following criteria:

•                                          we must be organized as an entity that would, but for Sections 856 through 859 of the Code, be taxable as a regular domestic corporation;

•                                          we must not be either a financial institution referred to in section 582(c)(2) of the Code or an insurance company to which subchapter L of the Code applies;

•                                          we must be managed by one or more directors;

•                                          our taxable year must be the calendar year;

•                                          our beneficial ownership must be evidenced by transferable shares;

•                                          beneficial ownership of our capital stock must be held by at least 100 persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a taxable year of less than 12 months (other than in the first taxable year in which the REIT election is made);

•                                          not more than 50% of the value of our shares of capital stock may be held, directly or indirectly, applying constructive ownership rules, by five or fewer individuals (as defined in the Code to include certain specified entities) at any time during the last half of each of our taxable years (other than in the first taxable year in which the REIT election is made);

•                                          we must satisfy the 95% and 75% income tests and the 75%, 25%, 10% and 5% asset tests described below;

•                                          we must distribute to our stockholders each year 90% of our REIT taxable income (which is determined without regard to the dividends paid deduction or net capital gain); and

•                                          we must make an election to be a REIT for 2009 and maintain the requirements for REIT status thereafter.

We expect to satisfy each of the requirements discussed above. We also expect to satisfy the requirements that are separately described below concerning the nature and amounts of our income and assets and the levels of required annual distributions.

Our charter contains provisions restricting the ownership and transfer of our stock in certain instances, which provisions are intended to assist us in satisfying the requirements that beneficial ownership of our capital stock be held by at least 100 persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a taxable year of less than 12 months and that not more than 50% of the value of our shares of capital stock be held, directly or indirectly, applying constructive ownership rules, by five or fewer individuals, including certain entities, at any time during the last half of each of our taxable years.  These ownership and transfer restrictions, however, may not ensure that we will, in all cases, be able to satisfy the share ownership requirements described above. If we fail to satisfy these share ownership requirements, except as provided below, our status as a REIT will terminate. See “— Failure to Qualify as a REIT.” Furthermore, the distribution reinvestment plan contains provisions that prevent it from causing a violation of these tests as will the terms of any options, warrants or other rights to acquire our common stock. Pursuant to the applicable requirements under federal income tax laws, we will maintain records that disclose the actual ownership of the outstanding stock, and demand written statements each year from the record holders of specified percentages of the stock disclosing the beneficial owners. If, however, we comply with these rules and we do not know, or would not have known through the exercise of reasonable diligence, that we failed to meet the requirement that no more than 50% in value of our stock may be owned, directly or indirectly, by five or fewer individuals (as described above), we will be treated as having met this requirement.

Those stockholders failing or refusing to comply with our written demand are required by the Treasury regulations to submit, with their tax returns, a similar statement disclosing the actual ownership of stock and certain other information. See “Description of Securities – Restrictions on Ownership and Transfer.”

Asset Tests. We must satisfy, at the close of each calendar quarter of the taxable year, certain tests based on the composition of our assets. After initially meeting these asset tests at the close of any quarter, we will not lose our status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely due to changes in value of our assets. In addition, if the failure to satisfy these asset tests results from an acquisition during a quarter, the failure can be cured by disposing of non-qualifying assets within thirty days after the close of that quarter. We intend to maintain adequate records of the value of our assets to ensure compliance with these tests, and we will act within thirty days after the close of any quarter or otherwise comply with the preceding rules as may be required to cure any noncompliance.

Certain relief provisions may be available to us if we discover a failure to satisfy the asset tests described below after the 30 day cure period. Under these provisions, we will be deemed to have met the 5% and 10% REIT asset tests described below if the value of our nonqualifying assets (i) does not exceed the lesser of (a) 1% of the total value of our assets at the end of the applicable quarter or (b) $10,000,000, and (ii) we dispose of the nonqualifying assets or otherwise satisfy such asset tests within (a) six months after the last day of the quarter in which the failure to satisfy the asset tests is discovered or (b) the period of time prescribed by Treasury regulations to be issued. For violations of any of the asset tests due to reasonable cause and not due to willful neglect and that are, in the case of the 5% and 10% asset tests, in excess of the de minimis exception described above, we may avoid disqualification as a REIT after the 30 day cure period by taking steps including (i) disposing of sufficient nonqualifying assets or taking other actions which allow us to meet the asset tests within (a) six months after the last day of the quarter in which the failure to satisfy the asset tests is discovered or (b) the period of time prescribed by Treasury regulations to be issued, (ii) paying a tax equal to the greater of (a) $50,000 or (b) the highest corporate tax rate multiplied by the net income generated by the nonqualifying assets, and (iii) disclosing certain information to the IRS.

75% Asset Test. At the close of each calendar quarter, at least 75% of the value of our assets must be represented by “real estate assets,” cash, cash items (including receivables) and government securities. Real estate assets include:

•                                          real property (including interests in real property and interests in mortgages on real property);

•                                          shares in other qualifying REITs; and

•                                          any property (not otherwise a real estate asset) attributable to the temporary investment of “new capital” in stock or a debt instrument, but only for the one-year period beginning on the date we received the new capital.

Property will qualify as being attributable to the temporary investment of new capital if the money used to purchase the stock or debt instrument is received by us in exchange for our stock (other than amounts received pursuant to our distribution reinvestment plan) or in a public offering of debt obligations that have a maturity of at least five years.

Additionally, regular and residual interests in a real estate mortgage investment conduit, known as a REMIC, are considered real estate assets. However, if less than 95% of the assets of a REMIC are real estate assets, we will be treated as holding a proportionate share of the assets and income of the REMIC directly.

We intend that the purchase contracts for a new property will apportion no more than 5% of the purchase price of any property to property other than “real property,” as defined in the Code. In addition, we intend to invest funds not used to acquire properties in cash sources, “new capital” investments or other liquid investments that will allow us to qualify under the 75% asset test. Therefore, our investment in real properties is anticipated to constitute “real estate assets” and should allow us to meet the 75% asset test.

Other Asset Tests. There are three other asset tests that apply to us at the close of each calendar quarter. First, the value of any one issuer’s securities owned by us may not exceed 5% of the value of our total assets. Second, we may not own more than 10% of any one issuer’s outstanding securities, as measured by either voting power or value. The 5% and 10% asset tests do not apply to certain securities of other REITs, securities of qualified REIT subsidiaries or taxable REIT subsidiaries (which are described below and interests in partnerships (or other entities classified as partnerships for federal income tax purposes), and the 10% value test does not apply to “straight debt” having specified characteristics, as well as other specified debt instruments such as a loan to an individual or estate and a security issued by a REIT. Finally, the aggregate value of all securities (including securities issued by our taxable REIT subsidiaries) held by us, excluding government securities, stock issued by our qualified REIT subsidiaries and other securities that quality as real estate assets under the 75% asset test may not exceed 25% of the value of our total assets. We intend to invest funds not otherwise invested in properties in cash sources and other liquid investments in a manner which will enable us to satisfy the asset tests described in this paragraph.

A qualified REIT subsidiary is a corporation that is wholly owned by a REIT and does not jointly elect with the REIT to be classified as a taxable REIT subsidiary of the REIT. All assets, liabilities and tax attributes of a qualified REIT subsidiary are treated as assets, liabilities and tax attributes of the REIT.

A qualified REIT subsidiary is not subject to federal income tax, but may be subject to state, local or foreign taxes. We may hold investments through qualified REIT subsidiaries.

A taxable REIT subsidiary is a corporation (other than another REIT) that is owned in whole or in part by a REIT, and joins in an election with the REIT to be classified as a taxable REIT subsidiary of the REIT. Corporations that directly or indirectly operate or manage lodging or healthcare facilities or, generally, provide to another person, under a franchise, license or otherwise, rights to any brand name under which any lodging or healthcare facility is operated, cannot be taxable REIT subsidiaries. A corporation that is 35% owned by a taxable REIT subsidiary also will be treated as a taxable REIT subsidiary. A taxable REIT subsidiary may not be a qualified REIT subsidiary, and vice versa. As described below regarding the 75% gross income test, a taxable REIT subsidiary is utilized in much the same way an independent contractor is used to provide certain types of services without causing the REIT to receive or accrue certain types of non-qualifying income. In addition to utilizing independent contractors to provide certain services in connection with the operation of our properties, we also may utilize taxable REIT subsidiaries to carry out these functions.

In the case of a REIT that is a partner in a partnership, Treasury regulations provide that the REIT is deemed to own its proportionate share of the partnership’s assets (generally based on its percentage interest in partnership capital, subject to special rules relating to the 10% value test which take into account the REIT’s interest in any securities issued by the partnership, excluding certain specified securities), for purposes of the asset tests described above and to earn its proportionate share of the partnership’s income for purposes of the gross income tests applicable to REITs as described below. In addition, the assets and gross income of the partnership are deemed to retain the same character in the hands of the REIT. Thus, our proportionate share, based upon our percentage capital interest, of the assets and items of income of partnerships in which we own an equity interest are treated as our assets and items of income for purposes of applying the REIT requirements. Consequently, to the extent that we directly or indirectly hold an equity interest in a partnership, the partnership’s assets and operations may affect our ability to qualify as a REIT, even though we may have no control, or only limited influence, over the partnership. A summary of certain rules governing the federal income taxation of partnerships and their partners is provided below in “Tax Aspects of Investments in Partnerships.” We may hold investments in partnerships and other entities (such as limited liability companies) that are classified as partnerships for federal income tax purposes.

We believe that our holdings of securities and other assets will comply with the foregoing REIT asset requirements, and we intend to monitor compliance on an ongoing basis. Certain mezzanine loans we make or acquire may qualify for the safe harbor in Revenue Procedure 2003-65 pursuant to which certain loans secured by a first priority security interest in ownership interests in a partnership, including an entity classified as a partnership for federal income tax purposes, such as a limited liability company, or an entity classified as a disregarded entity for federal income tax purposes will be treated as qualifying real estate assets for purposes of the 75% asset test.  If we or any of our subsidiaries enter into any mezzanine loans, we will determine, after consulting with our legal counsel, on the basis of relevant Treasury regulations and IRS rulings, whether the mezzanine loans should qualify as real estate assets for purposes of the REIT asset tests. We may make some mezzanine loans that do not qualify for that safe harbor and that do not qualify as “straight debt” securities or for one of the other exclusions from the definition of “securities” for purposes of the 10% value test.  We intend to make such investments in such a manner so as not to fail the asset tests described above.

Gross Income Tests. We must satisfy for each calendar year two separate tests based on the composition of our gross income (excluding gains from prohibited transactions and certain hedging transactions), as defined under our method of accounting.

75% Gross Income Test. At least 75% of our gross income for the taxable year must result from:

•                                          rents from real property;

•                                          interest on obligations secured by mortgages on real property or on interests in real property;

•                                          gains from the sale or other disposition of real property (including interests in real property and interests in mortgages on real property) other than property held primarily for sale to customers in the ordinary course of our trade or business;

•                                          dividends from other qualifying REITs and gain (other than gain from prohibited transactions) from the sale of shares of other qualifying REITs;

•                                          other specified investments relating to real property or mortgages thereon; and

•                                          income attributable to temporary investment of new capital, as defined under and for the one-year period described under the 75% asset test.

We intend to invest funds not otherwise invested in real properties in cash sources or other liquid investments in a manner that will allow us to qualify under the 75% gross income test.

To the extent that a REIT derives interest income from a mortgage loan or income from the rental of real property where all or a portion of the amount of interest or rental income payable is contingent, the income generally will qualify for purposes of the gross income tests only if it is based upon the gross receipts or sales, and not the net income or profits, of the borrower or lessee. This limitation does not apply, however, where the borrower or lessee leases substantially all of its interest in the property to tenants or subtenants, to the extent that the rental income derived by the borrower or lessee, as the case may be, would qualify as rents from real property had it been earned directly by a REIT, as described below.

Among the assets that we and our subsidiaries may hold are mezzanine loans, which are loans secured by equity interests in an entity that directly or indirectly owns real property, rather than by a direct mortgage of the real property. As discussed above, Revenue Procedure 2003-65 provides a safe harbor pursuant to which a mezzanine loan that meets each of the requirements contained in the Revenue Procedure will be treated by the IRS as a real estate asset for purposes of the REIT asset tests described above, and interest derived from the mezzanine loan will be treated as qualifying mortgage interest for purposes of the 75% gross income test. Although the Revenue Procedure provides a safe harbor on which taxpayers may rely, the Revenue Procedure does not prescribe rules of substantive tax law. If we or any of our subsidiaries enter into any mezzanine loans, we will determine, after consulting with Shefsky & Froelich Ltd. that, on the basis of relevant Treasury regulations and IRS rulings, whether the mezzanine loans should give rise to qualifying mortgage interest for purposes of the REIT gross income tests, or otherwise do not adversely affect our status as a REIT; however, the loans may not meet all of the requirements for reliance on the safe harbor, and in that case, there can be no assurance that the IRS will not challenge the tax treatment of the loans.

Income attributable to a lease of real property will generally qualify as “rents from real property” under the 75% gross income test (and the 95% gross income test, described below), subject to the rules discussed below:

•                                          We, or an actual or constructive owner of 10% or more of our capital stock, must not actually or constructively own 10% or more of the interests in the assets or net profits of the tenant or, if the tenant is a corporation, 10% or more of the voting power or value of all classes of stock of the tenant. Rents received from a tenant that is one of our taxable REIT subsidiaries, however, will not be excluded from the definition of “rents from real property” as a result of this condition if at least 90% of the space at the property to which the rents relate is leased to third parties, and the rents paid by the taxable REIT subsidiary are substantially comparable to rents paid by our other tenants for comparable space. Whether rents paid by one of our taxable REIT subsidiaries are substantially comparable to rents paid by our other tenants is determined at the time the lease with the taxable REIT subsidiary is entered into, extended, and modified, if the modification increases the rents due under the lease.  In addition, rents paid by one of our taxable REIT subsidiaries to us will qualify as “rents from real property” in connection with a lease of a “qualified lodging facility” or a “qualified healthcare property” if an eligible independent contractor operates the facility or property. Notwithstanding the foregoing, however, if a lease with a “controlled taxable REIT subsidiary” is modified and the modification results in an increase in the rents payable by the taxable REIT subsidiary, any increase will not qualify as “rents from real property.” For purposes of this rule, a “controlled taxable REIT subsidiary” is a taxable REIT subsidiary in which we own stock possessing more than 50% of the voting power or more than 50% of the total value of the outstanding stock of the taxable REIT subsidiary.

•                                          The portion of rent attributable to personal property rented in connection with real property will not qualify, unless the portion attributable to personal property is 15% or less of the total rent received under, or in connection with, the lease.

•                                          Generally, rent will not qualify if it is based in whole, or in part, on the income or profits of any person from the underlying property. However, rent will not fail to qualify if it is based on a fixed percentage (or designated varying percentages) of receipts or sales, including amounts above a base amount so long as the base amount is fixed at the time the lease is entered into, the provisions are in accordance with normal business practice and the arrangement is not an indirect method for basing rent on income or profits.

•                                          Rental income will not qualify if we furnish or render services to tenants or manage or operate the underlying property, subject to a 1% de minimis exception, other than through a permissible “independent contractor” from whom we derive no revenue, or through a taxable REIT subsidiary. This requirement, however, does not apply to the extent that the services, management or operations we provide are “usually or customarily rendered” in connection with the rental of space, and are not otherwise considered “rendered to the occupant.”

With respect to the “usual or customarily rendered” rule, we anticipate that our tenants will receive some services in connection with their leases and that the services to be provided are usually or customarily rendered in connection with the rental of the properties and are not services that are considered rendered to the occupant. Therefore, providing these services should not cause the rents we receive with respect to the properties to fail to qualify as rents from real property for purposes of the 75% gross income test (or the 95% gross income test, described below). Our board of directors intends to hire qualifying independent contractors or to utilize taxable REIT subsidiaries to render services that it believes, after consulting with Shefsky & Froelich Ltd., are not usually or customarily rendered in connection with the rental of space or are considered rendered to the occupant.

The 95% Gross Income Test. In addition to deriving 75% of our gross income from the sources listed above, at least 95% of our gross income (excluding gross income from prohibited transactions and certain hedging transactions) for the taxable year must be derived from:

•                                          sources which satisfy the 75% gross income test;

•                                          dividends;

•                                          interest; and

•                                          gain from the sale or disposition of stock or other securities that are not assets held primarily for sale to customers in the ordinary course of our trade or business.

Dividends and interest on obligations not collateralized by an interest in real property qualify under the 95% gross income test, but not under the 75% gross income test (other than income attributable to temporary investment of new capital). We intend to invest funds not otherwise invested in properties in cash sources or other liquid investments that will allow us to qualify under the 95% gross income test.

Our share of income from these properties primarily will give rise to rental income, interest income from mortgages and gains on sales of the properties, substantially all of which generally will qualify under the 75% gross income test and 95% gross income test. Our anticipated operations indicate that it is likely that we will have little or no non-qualifying income to cause adverse federal income tax consequences.

If we fail to satisfy either the 75% gross income test or the 95% gross income test for any taxable year, we may retain our status as a REIT for such year if we satisfy the IRS that the failure was due to reasonable cause and not due to willful neglect, and following our identification of the failure, we file a schedule describing each item of our gross income. If this relief provision is available, we would be subject to a tax equal to the gross income attributable to the greater of the amount by which we failed the 75% gross income test or the 95% gross income test multiplied by a fraction intended to reflect our profitability.

Annual Distribution Requirements. In addition to the other tests described above, we are required to distribute dividends (other than capital gain dividends) to the stockholders in an amount at least equal to:

•                                          the sum of:

•                  90% of our REIT taxable income (determined without regard to the deduction for dividends paid and by excluding any net capital gain); and

•                  90% of the excess of the net income (after tax) from foreclosure property; and

•                                          less the sum of certain types of items of non-cash income over 5% of our REIT taxable income.

Determinations whether sufficient amounts have been distributed is based on amounts paid in the taxable year to which they relate, or in the following taxable year if we:

•                                          declare a dividend before the due date of our tax return (including extensions);

•                                          distribute the dividend within the 12-month period following the close of the taxable year (and not later than the date of the first regular dividend payment made after such declaration); and

•                                          file an appropriate election with our tax return.

Additionally, dividends that we declare in October, November or December in a given year payable to stockholders of record in any such month will be treated as having been paid on December 31 of that year so long as the dividends are actually paid during January of the following year. If we fail to meet the annual distribution requirements as a result of an adjustment to our federal income tax return by the IRS or by filing an amended return, we may cure the failure by paying a “deficiency dividend” (plus interest to the IRS) within a specified period.

If we do not distribute all of our net capital gain or distribute at least 90%, but less than 100% of our REIT taxable income, we will be subject to federal income tax on the undistributed portion. Furthermore, to the extent that we fail to distribute by year end at least the sum of (i) 85% of our REIT ordinary income for such year, (ii) 95% of our REIT capital gain net income for such year, and (iii) any undistributed taxable income from prior years, we would be subject to an excise tax equal to 4% of the difference between the amount required to be distributed under this formula and the amount actually distributed.

We intend to pay sufficient dividends each year to satisfy the annual distribution requirements and avoid federal income tax on our REIT taxable income or net capital gains. It is possible that we may not have sufficient cash or other liquid assets to meet the annual distribution requirements due to tax accounting rules and other timing differences. We will closely monitor the relationship between our REIT taxable income and cash flow and, if necessary to comply with the annual distribution requirements, we may (but are not required to) borrow funds to provide fully the necessary cash flow.

Recordkeeping.  In order to continue to qualify as a REIT, we must maintain records as specified in applicable Treasury regulations.  Further, we must request on an annual basis information from our stockholders designed to disclose the indirect ownership of our outstanding shares.  We intend to comply with these requirements.

Failure to Qualify as a REIT. If we fail to qualify for federal income tax purposes as a REIT in any taxable year and the relief provisions are not available or cannot be met, we will not be able to deduct our dividends and will be subject to federal income tax (including any applicable alternative minimum tax) on our taxable income at regular corporate rates, thereby reducing cash available for distributions. In such event, all distributions to stockholders (to the extent of our current and accumulated earnings and profits), generally will be taxable as dividend income. Non-corporate taxpayers may be eligible for a reduced 15% maximum federal tax rate (set to expire for tax years beginning after December 31, 2010), and corporate taxpayers may be eligible for the dividends received deduction. This potential “double taxation” would result from our failure to qualify as a REIT. Unless entitled to relief under specific statutory provisions, we will not be eligible to elect REIT status for the four taxable years following the year during which qualification was lost.

We should not lose our REIT status as the result of a failure to satisfy a REIT requirement (other than the asset tests and the gross income tests, which relief provisions have been described above) if the failure is due to reasonable cause and not willful neglect and we pay a tax of $50,000 for each failure. We might not be entitled to this relief in all cases of a failure to satisfy a REIT requirement. See “Risk Factors – Federal Income Tax Risks” for additional discussion regarding the failure to satisfy a REIT requirement.

Prohibited Transactions. We will be subject to a 100% federal income tax on any net income derived from “prohibited transactions.” Net income derived from prohibited transactions arises from the sale or exchange of property held for sale to customers in the ordinary course of our business which is not foreclosure property. In addition, the IRS may assert that our origination or acquisition of loans and subsequent securitization should be treated as a prohibited transaction.  The Code includes a safe harbor provision that treats a sale of property as not constituting a prohibited transaction, the income from which would be subject to the 100% tax, if the following requirements are met:

•                                          the property is a real estate asset under the 75% asset test;

•                                          the property has been held for at least two years;

•                                          aggregate expenditures incurred in the two-year period preceding sale that are includable in the tax basis of the property were not in excess of 30% of the net selling price;

•                                          with respect to property that constitutes land or improvements (excluding foreclosure property and lease terminations), the property was held for production of rental income for at least two years;

•                                          either (i) we do not make more than seven sales of property during the taxable year (excluding foreclosure property and any involuntary conversion to which Section 1033 of the Code applies), (ii) the aggregate adjusted tax bases of the properties sold by us during the taxable year do not exceed 10% of the aggregate tax bases of all of our assets, each of these tax bases measured as of the beginning of the taxable year, or (iii) the fair market value of the properties sold by us during the taxable year do not exceed 10% of the fair market value of all of our assets, each of these values measured as of the beginning of the taxable; and

•                                          if we have made more than seven sales of property during the taxable year (excluding foreclosure property and any involuntary conversion to which Section 1033 of the Code applies), substantially all of the marketing and development expenditures with respect to the property were made through an independent contractor from whom we do not derive or receive any income.

For purposes of the limitation on the number of sales that we may complete in any given year in order to comply with the requirements of the safe harbor described above, the sale of more than one property to one buyer will be treated as one sale. Moreover, if we obtain replacement property pursuant to a like kind exchange to which Section 1031 of the Code applies, then we will be entitled to tack the holding period that we had in the relinquished property for purposes of complying with the two-year holding period requirement.  The failure of a sale to fall within the safe harbor does not alone cause the sale to be a prohibited transaction and subject to the 100% tax on prohibited transactions.  In that event, the particular facts and circumstances of the transaction must be analyzed to determine whether the sale is a prohibited transaction.

Although we may eventually sell some or all of our properties, our primary intention in acquiring and operating real estate properties is the production of rental income, and we do not expect to hold any property for sale to customers in the ordinary course of our business.

Penalty Tax. Any redetermined rents, redetermined deductions or excess interest we generate will be subject to a 100% penalty tax. In general, redetermined rents are rents from real property that are overstated as a result of any services furnished to any of our tenants by one of our taxable REIT subsidiaries, and redetermined deductions and excess interest represent any amounts that are deducted by a taxable REIT subsidiary for amounts paid to us that are in excess of the amounts that would have been deducted based on arm’s length negotiations. Rents we receive will not constitute redetermined rents if they qualify for certain safe harbor provisions contained in the Code.

We believe that, in all instances in which our taxable REIT subsidiaries will provide services to our tenants, the fees paid to our taxable REIT subsidiaries for these services will be at arm’s length rates, although the fees paid may not satisfy the safe-harbor provisions referenced above. These determinations are inherently factual, and the IRS has broad discretion to assert that amounts paid between related parties should be reallocated to reflect their respective incomes clearly. If the IRS successfully made such an assertion, we would be required to pay a 100% penalty tax on the excess of an arm’s length fee for tenant services over the amount actually paid.

Derivatives and Hedging Transactions. We and our subsidiaries may enter into hedging transactions with respect to interest rate exposure or currency rate fluctuations on one or more of our assets or liabilities. Any hedging transactions could take a variety of forms, including the use of derivative instruments such as interest rate swap contracts, interest rate cap or floor contracts, futures or forward contracts and options. If we or a pass-through subsidiary enters into such a contract either (i) to reduce interest rate risk on indebtedness incurred or to be incurred to acquire or carry real estate assets or (ii) to manage risk of currency fluctuations with respect to any item of income that would qualify under the 75% gross income test or the 95% gross income test, and, in each case, we clearly and timely identify the transaction, including gain from the sale or disposition of the financial instrument, any periodic income from the instrument, or gain from the disposition of it, would not constitute gross income for purposes of the 95% and 75% gross income tests. We intend to structure any hedging transactions in a manner that does not jeopardize our status as a REIT. We may conduct some or all of our hedging activities through a taxable REIT subsidiary or other corporate entity, the income from which may be subject to federal income tax, rather than participating in the arrangements directly or through pass-through subsidiaries to the extent such income would jeopardize our REIT status. No assurance can be given, however, that our hedging activities will not give rise to income that does not qualify for purposes of either or both of the gross income tests, and will not adversely affect our ability to satisfy the REIT qualification requirements.

Taxable Mortgage Pools. An entity, or a portion of an entity, may be classified as a taxable mortgage pool (“TMP”) under the Code if:

•                                          substantially all of its assets consist of debt obligations or interests in debt obligations;

•                                          more than 50% of those debt obligations are real estate mortgages or interests in real estate mortgages as of specified testing dates;

•                                          the entity has issued debt obligations (liabilities) that have two or more maturities; and

•                                          the payments required to be made by the entity on its debt obligations (liabilities) “bear a relationship” to the payments to be received by the entity on the debt obligations that it holds as assets.

Under regulations issued by the U.S. Treasury Department, if less than 80% of the assets of an entity (or a portion of an entity) consist of debt obligations, these debt obligations are considered not to comprise “substantially all” of its assets, and therefore the entity would not be treated as a TMP. Financing arrangements (particularly securitizations) entered into, directly or indirectly, by us could give rise to TMPs, with the consequences as described below.

If an entity, or a portion of an entity, is classified as a TMP, it is generally treated as a taxable corporation for federal income tax purposes. In the case of a REIT, or a portion of a REIT, or a disregarded subsidiary of a REIT, including a qualified REIT subsidiary, that is a TMP, however, special rules apply. The TMP is not treated as a corporation that is subject to corporate income tax, and the TMP classification does not directly affect the tax status of the REIT. Rather, the consequences of the TMP classification would, in general, except as described below, be limited to the stockholders of the REIT. The Treasury Department has not yet issued regulations to govern the treatment of stockholders as described below. A portion of the REIT’s income from the TMP arrangement, which might be non-cash accrued income, could be treated as “excess inclusion income.” The REIT’s excess inclusion income would be allocated among its stockholders. A stockholder’s share of excess inclusion income (i) would not be allowed to be offset by any net operating losses otherwise available to the stockholder, (ii) would be subject to tax as unrelated business taxable income in the hands of most types of stockholders that are otherwise generally exempt from federal income tax, and (iii) would result in the application of U.S. federal income tax withholding at the maximum rate (30%), without reduction for any otherwise applicable income tax treaty, to the extent allocable to most types of foreign stockholders. See “– Federal Income Taxation of Stockholders” in this section. To the extent that excess inclusion income is allocated to a tax-exempt stockholder of a REIT that is not subject to unrelated business income tax (such as government entities or charitable remainder trusts), the REIT would be taxable on this income at the highest applicable corporate tax rate (currently 35%). The manner in which excess inclusion income would be allocated among shares of different classes of stock is not clear under current law. Tax-exempt investors, foreign investors and taxpayers with net operating losses should carefully consider the tax consequences described above and are urged to consult their tax advisors.

We may limit the structures we use for financing arrangements, such as securitizations, that could give rise to TMPs, even though these structures might otherwise be beneficial to us, in order to avoid risks associated with satisfying the REIT requirement tests. For example, we might conduct these arrangements through a taxable REIT subsidiary.  To the extent that we engage in these activities through a taxable REIT subsidiary, the income associated with the activities generally would be subject to taxation at regular corporate income tax rates.  In addition, the level of activities engaged in by our taxable REIT subsidiaries must permit us to satisfy the 75% gross income test because dividends from a taxable REIT subsidiary generally do not constitute qualifying income for purposes of the 75% gross income test (as well as permit us to satisfy the requirement that no more than 25% of our value may be in the form of securities of our taxable REIT subsidiaries).

If a subsidiary partnership, not wholly owned by us directly or through one or more disregarded entities, is a TMP, the foregoing rules would not apply. Rather, the partnership that is a TMP would be treated as a corporation for federal income tax purposes, and would potentially be subject to corporate income tax. In addition, this characterization would alter the calculations of our asset tests and gross income tests, and could adversely affect our compliance with those requirements. We intend to monitor the structure of any TMPs in which we have an interest to ensure that they will not adversely affect our status as a REIT.

Sale-Leaseback Transactions

Some of our investments may be in the form of sale-leaseback transactions.  In most instances, depending on the economic terms of the transaction, we will be treated for federal income tax purposes as either the owner of the property or the holder of a debt secured by the property.  We do not expect to request an opinion of counsel concerning the status of any leases of properties as true leases for federal income tax purposes.

The IRS may take the position that a specific sale-leaseback transaction that we treat as a true lease is not a true lease for federal income tax purposes but is, instead, a financing arrangement or loan.  We also may structure some sale-leaseback transactions as loans for federal income tax purposes.  In this event, for purposes of the asset tests and the 75% gross income test, each such loan likely would be viewed as secured by real property to the extent of the fair market value of the underlying property.  We expect that, for this purpose, the fair market value of the underlying property would be determined without taking into account our lease.  If a sale-leaseback transaction is so recharacterized, we might fail to satisfy the asset tests or the gross income tests and, consequently, lose our REIT status effective with the year of recharacterization.  Alternatively, the amount of our REIT taxable income could be recalculated, which might also cause us to fail to meet the distribution requirement for a taxable year.

Tax Aspects of Investments in Partnerships

General. We may hold investments through entities (such as limited liability companies) that are classified as partnerships for federal income tax purposes. In general, partnerships are “pass-through” entities that are not subject to federal income tax. Rather, partners are allocated their proportionate shares of the items of income, gain, loss, deduction and credit of a partnership, and are potentially subject to tax on these items, without regard to whether the partners receive a distribution from the partnership. We will include in our income our proportionate share of these partnership items for purposes of the various gross income tests and in the computation of our REIT taxable income. Moreover, for purposes of the asset tests, we will include our proportionate share of assets held by subsidiary partnerships. We generally will apply these tests to a partnership based on our interest in the capital of the partnership, subject to the special rule relating to the 10% value test described above.

Consequently, to the extent that we hold an interest in a partnership, the partnership’s assets and operations may affect our ability to qualify as a REIT, even though we may have no control, or only limited influence, over the partnership.

Entity Classification. Our investment in partnerships involves special tax considerations, including the possibility of a challenge by the IRS of the status of any of our subsidiary partnerships as a partnership, as opposed to an association taxable as a corporation, for federal income tax purposes (for example, if the IRS were to assert that a subsidiary partnership is a TMP). See “ – REIT Qualification – Taxable Mortgage Pools” in this section. If any of these entities were treated as an association for federal income tax purposes, it would be taxable as a corporation and therefore could be subject to an entity-level tax on its income. In such a situation, the character of our assets and items of gross income would change and could preclude us from satisfying the asset tests (particularly the 10% asset tests, generally preventing a REIT from owning more than 10% of the voting securities, or more than 10% of the securities by value, of a corporation) or the gross income tests as discussed in “– REIT Qualification – Asset Tests” and “– Gross Income Tests,” and in turn could prevent us from qualifying as a REIT. See “– REIT Qualification – Failure to Qualify as a REIT,” above, for a discussion of the effect of our failure to meet these tests for a taxable year. In addition, any change in the status of any of our subsidiary partnerships for tax purposes might be treated as a taxable event, in which case we could have taxable income that is subject to the annual distribution requirements without receiving any cash.  See “– REIT Qualification – Annual Distribution Requirements,” above.

Tax Allocations with Respect to Partnership Properties. Under the Code and the Treasury regulations, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated for tax purposes in a manner such that the contributing partner is charged with, or benefits from, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of the unrealized gain or unrealized loss generally is equal to the difference between the fair market value of the contributed property at the time of contribution, and the adjusted tax basis of the property at the time of contribution (a “book-tax difference”). Such allocations are solely for federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners.

To the extent that one of our subsidiary partnerships acquires appreciated (or depreciated) properties by way of capital contributions from one or more of its partners, allocations would need to be made in a manner consistent with these requirements. If a partner contributes cash to a partnership at a time that the partnership holds appreciated (or depreciated) property, the Treasury regulations provide for a similar allocation of these items to the other (i.e., non-contributing) partners. These rules may apply to our contribution to any subsidiary partnerships of the cash proceeds received in offerings of our stock. As a result, partners, including us, in subsidiary partnerships, could be allocated greater or lesser amounts of depreciation and taxable income in respect of a partnership’s properties than would be the case if all of the partnership’s assets (including any contributed assets) had a tax basis equal to their fair market values at the time of any contributions to that partnership. This treatment could cause us to recognize, over a period of time, taxable income in excess of cash flow from the partnership, which might adversely affect our ability to comply with the annual distribution requirements discussed above.

Federal Income Taxation of Stockholders

Taxation of Taxable Domestic Stockholders. As long as we qualify as a REIT, distributions paid to our domestic stockholders out of current or accumulated earnings and profits (and not designated as capital gain dividends) generally will be ordinary income (subject to limited exceptions that may allow a portion to be treated as dividend income eligible for the reduced 15% maximum federal tax rate to non-corporate taxpayers). Distributions in excess of current and accumulated earnings and profits are treated first as a return of capital to the stockholder, reducing the tax basis in the stockholder’s common stock by the amount of the distribution, and then to the extent the distribution exceeds the stockholder’s tax basis in the stockholder’s common stock, as capital gain. Because earnings and profits are reduced for depreciation and certain other non-cash items, it is possible that a portion of each distribution will constitute a return of capital (or, to the extent a stockholder’s tax basis is reduced to zero, capital gain). Additionally, because distributions in excess of earnings and profits reduce the stockholder’s tax basis in our stock, this reduction will increase the stockholder’s gain (or reduce the stockholder’s loss) on any subsequent sale of the stock.

Dividend income is characterized as “portfolio” income under the passive loss rules and cannot be offset by a stockholder’s current or suspended passive losses. Corporate stockholders cannot claim the dividends received deduction for such dividends unless we lose our REIT status. Distributions that we properly designate as capital gain dividends generally will be taxable as a gain from the sale or disposition of a capital asset, to the extent that the gain does not exceed our actual net capital gain for the taxable year. We are required to designate which maximum rate bracket is applicable to each category of capital gain dividends, which currently are taxable to non-corporate stockholders at a 15% or 25% rate. If we fail to designate the applicable bracket, all capital gain dividends are taxable to non-corporate stockholders at the 25% rate. However, corporate stockholders may be required to treat up to 20% of some types of capital gain dividends as ordinary income. Although stockholders generally recognize taxable income in the year that a distribution is received, any distribution we declare in October, November or December of any year and is payable to a stockholder of record on a specific date in any such month will be treated as both paid by us and received by the stockholder on December 31 of the year it was declared provided that we actually pay the distribution during January of the following calendar year. Because we are not a pass-through entity for federal income tax purposes (such as a partnership), stockholders may not use any of our operating or capital losses to reduce their tax liabilities. We also may decide to retain, rather than distribute, our net long-term capital gains and pay any tax thereon. In this case, each stockholder would include the stockholder’s proportionate share of the gains in income and receive a credit on the stockholder’s returns for the stockholder’s proportionate share of our tax payments.  However, stockholders that are tax-exempt, such as charitable organizations or qualified pension plans, would have to file tax returns to claim a refund of their deemed payment of the tax liability.

Non-corporate stockholders that recognize capital gain upon the sale or disposition of shares of our common stock generally are subject to a maximum federal income tax rate of 15% (prior to January 1, 2011) if the non-corporate stockholder holds the shares of common stock for more than twelve months, and are subject to taxation at ordinary federal income rates (of up to a maximum rate equal to 35% prior to January 1, 2011) if the non-corporate stockholder holds the shares of common stock for twelve months or less. Corporate stockholders that recognize capital gain upon the sale or disposition of shares of our common stock generally are subject to federal income taxation at a maximum rate of 35% without regard to holding period. A stockholder that recognizes a capital loss upon the sale or disposition of shares of our common stock are generally available only to offset capital gain income of the stockholder but not ordinary income (except in the case of non-corporate stockholders who may offset up to $3,000 of ordinary income against capital loss each year), and any unused capital loss carry forward to the following year. In addition, any loss upon a sale or disposition of shares of common stock by a stockholder who has held the shares of common stock for six months or less, after applying holding period rules, will be treated as a long-term capital loss to the extent of distributions received from us that are required to be treated by the stockholder as long-term capital gain. In addition, under the so-called “wash sale” rules (as defined in the Code), all or a portion of any loss that a stockholder realizes upon a taxable sale or disposition of shares of common stock may be disallowed if the stockholder purchases (including through our Distribution Reinvestment Plan) other shares of our stock (or stock substantially similar to our stock) within 30 days before or after the sale or disposition.

If a stockholder recognizes a loss upon a subsequent sale or disposition of our stock or other securities in an amount that exceeds a prescribed threshold, the provisions of Treasury regulations involving “reportable transactions” (as defined in the Code) might apply, with a resulting requirement to separately disclose the loss-generating transaction to the IRS. These regulations, though directed primarily towards tax shelters, are broadly written and apply to transactions that would not typically be considered tax shelters. The Code imposes significant penalties for failure to comply with these requirements. You should consult your tax advisor concerning any possible disclosure obligation with respect to the receipt or disposition of our stock or securities or transactions that we might undertake directly or indirectly. Moreover, you should be aware that we and other participants in the transactions in which we are involved (including their advisors) might be subject to disclosure or other requirements pursuant to these regulations, and that the failure to make any required disclosures would result in substantial penalties.

We will report to our domestic stockholders and to the IRS the amount of dividends paid during each calendar year, and the amount (if any) of federal income tax we withhold. A stockholder may be subject to backup withholding (the current rate of which is 28%) with respect to dividends paid unless the stockholder: (a) is a corporation or comes within other exempt categories; or (b) provides us with a taxpayer identification number, certifies as to no loss of exemption, and otherwise complies with applicable requirements. A stockholder that does not provide us with the taxpayer’s correct taxpayer identification number may also be subject to penalties imposed by the IRS. Any amount paid as backup withholding may be credited against the stockholder’s federal income tax liability. See “Information Reporting Requirements and Backup Withholding for U.S. Stockholders” below.  In addition, we may be required to withhold a portion of distributions made to any stockholders who fail to certify their non-foreign status to us. See “– Taxation of Foreign Stockholders” in this section.

Passive Activity Loss and Investment Interest Limitations. Distributions that we make and gain arising from the sale or exchange by a domestic stockholder of our stock will not be treated as passive activity income. As a result, stockholders will not be able to apply any “passive losses” against income or gain relating to our stock. To the extent that distributions we make do not constitute a return of capital, the distributions generally will be treated as investment income for purposes of computing the investment interest limitation.

Taxation of Tax-Exempt Stockholders. Our distributions to a stockholder that is a tax-exempt entity should not constitute unrelated business taxable income, or UBTI, unless the stockholder borrows funds (or otherwise incurs acquisition indebtedness within the meaning of the Code) to acquire the common stock, or the common stock is otherwise used in an unrelated trade or business of the tax-exempt entity. See “– REIT Qualification – Taxable Mortgage Pools” above for special rules relating to UBTI of tax-exempt stockholders if we are treated as investing in a taxable mortgage pool.

For tax-exempt stockholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, or qualified group legal services plans exempt from federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) or (c)(20) of the Code, respectively, income from an investment in our common stock will constitute unrelated business taxable income unless the organization is able to claim properly a deduction for amounts set aside or placed in reserve for specific purposes so as to offset the income generated by its investment in our common stock. These entities should consult their tax advisors concerning these “set aside” and reserve requirements.

Special rules apply to the ownership of REIT shares by certain tax-exempt pension trusts. If we would fail to satisfy the “five or fewer” share ownership test (discussed above) in the event that the stock held by certain-exempt pension trusts (which otherwise are subject to look-through treatment to their beneficiaries for purposes of this test) is treated as being held by the trusts rather than by their respective beneficiaries, each of these tax-exempt pension trusts owning more than 10% by value of our stock may be required to treat a percentage of our dividends as UBTI. This rule applies if:

•                                          at least one of these tax-exempt pension trust owns more than 25% by value of our shares; or

•                                          one or more of these tax-exempt pension trusts (each owning more than 10% by value of our shares) hold in the aggregate more than 50% by value of our shares.

The percentage treated as UBTI is our gross income (less direct expenses) derived from an unrelated trade or business (determined as if we were a tax-exempt pension trust) divided by our gross income from all sources (less direct expenses). If this percentage is less than 5%, however, none of the dividends are treated as UBTI. Because of the restrictions in our charter regarding the ownership concentration of our common stock, we believe that a tax-exempt pension trust should not become subject to these rules. However, because shares of our common stock may become publicly traded, we can give no assurance of this.

Prospective tax-exempt purchasers should consult their own tax advisors as to the applicability of these rules and consequences to their particular circumstances.

Taxation of Foreign Stockholders. The following discussion is intended only as a summary of the rules governing federal income taxation of non-resident alien individuals, foreign corporations, foreign partnerships, and foreign trusts and estates. These rules are complex and prospective foreign stockholders should consult with their own tax advisors to determine the impact of federal, state, and local income tax laws including any reporting requirements with respect to their investment in us.

In general, foreign stockholders will be subject to regular U.S. federal income tax (subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of non-resident alien individuals) with respect to their investment if such investment is “effectively connected” with the conduct of a trade or business in the U.S. A corporate foreign stockholder that receives (or is deemed to have received) income that is effectively connected with a U.S. trade or business also may be subject to the 30% “branch profits tax” under Code Section 884 (unless entitled to tax treaty exemptions), which is payable in addition to regular federal corporate income tax. A foreign stockholder claims “effectively connected” treatment by filing with us federal Form W8-ECI referred to as a “Certificate of Foreign Person’s Claim for Exemption From Withholding in Income Effectively Connected With the Conduct of a Trade or Business in the United States.” The following discussion applies to foreign stockholders whose investment is not considered “effectively connected.”

Any dividend that constitutes ordinary income for federal income tax purposes generally will be subject to a U.S. tax equal to the lesser of 30% of the gross amount of dividends or the rate in an applicable tax treaty. A foreign stockholder claims benefits under a tax treaty by filing with us federal Form W8-BEN referred to as a “Certificate of Foreign Status of Beneficial Owner for United States Tax Withholding.”  A distribution that does not exceed our earnings and profits generally will be treated as a dividend taxable as ordinary income. A distribution in excess of our earnings and profits is treated first as a nontaxable return of capital that will reduce a foreign stockholder’s tax basis in the foreign stockholder’s common stock (but not below zero) and then as gain from the disposition of the common stock, subject to the rules discussed below for dispositions.

Our distributions that are attributable to gain from the sale or exchange of a “U.S. real property interest” are taxed to a foreign stockholder as if the distributions are gains “effectively connected” with a United States trade or business conducted by the foreign stockholder. As a result, a foreign stockholder will be taxed on these amounts at the capital gain rates applicable to a U.S. stockholder (subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). In addition, these dividends also may be subject to a 30% branch profits tax when made to a corporate foreign stockholder that is not entitled to tax treaty exemptions.

We will report to our foreign stockholders and the IRS the amount of dividends paid during each calendar year and the amount (if any) of federal income tax that we withhold. These information reporting requirements apply regardless of whether withholding was reduced or eliminated in any applicable tax treaty. Copies of these information returns also may be made available under the provisions of a specific treaty or agreement with the tax authorities in the country in which the foreign stockholder resides. As discussed below, withholding tax rates of 30% and 35% may apply to distributions on common stock to foreign stockholders. See “– REIT Qualification – Taxable Mortgage Pools” above for special rules relating to withholding for foreign stockholders if we are treated as investing in a taxable mortgage pool.

Although tax treaties may reduce our withholding obligations, we generally will be required to withhold:

•                                          35% of any distribution that could be designated as a capital gain dividend (regardless of the amount actually designated as a capital gain dividend) from dividends to a foreign stockholder (excluding a foreign stockholder who owns more than 5% of our stock at any time during the one-year period ending on the distribution date if the dividend occurs at a time during which our stock is regularly traded on an established securities market located in the United States) and remit to the IRS; and

•                                          30% of any other dividends paid out of earnings and profits (including capital gain dividends not subject to 35% withholding described immediately above) to all foreign stockholders.

In addition, if we designate prior dividends as capital gain dividends, subsequent dividends, up to the amount of these prior dividends, will be treated as capital gain dividends for withholding purposes. The amount of federal income tax withheld is creditable against the foreign stockholder’s federal income tax liability, and if the amount of tax we withhold exceeds the foreign stockholder’s U.S. tax liability, the foreign stockholder may file for a refund of such excess from the IRS. The 35% withholding tax rate on certain capital gain dividends currently corresponds to the maximum income tax rate applicable to corporations, but this rate is higher than the 15% maximum federal tax rate on long-term capital gains of non-corporate taxpayers.

Applicable Treasury regulations provide certain presumptions under which a foreign stockholder is subject to backup withholding and information reporting unless we receive certification from these stockholders of their foreign status. The regulations generally require a foreign stockholder to certify foreign status by filing with us federal Form W-8BEN, referred to as a “Certificate of Foreign Status of Beneficial Owner for United States Tax Withholding,” Form W-8ECI, referred to as a “Certificate of Foreign Person’s Claim for Exemption From Withholding on Income Effectively Connected With the Conduct of a Trade or Business in the United States,” or Form W-8EXP, referred to as a “Certificate of Foreign Government or Other Foreign Organization for United States Tax Withholding.”

Unless the shares of common stock constitute a “U.S. real property interest” under Section 897 of the Code, gain on a sale of common stock by a foreign stockholder generally will not be subject to U.S. income taxation unless (1) investment in the common stock is effectively connected with the foreign stockholder’s U.S. trade or business, in which case, as discussed above, the foreign stockholder would be subject to regular federal income tax, or (2) the foreign stockholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year, in which case the nonresident alien individual may be subject to a 30% tax on such gain.

Shares of our common stock will not constitute a “U.S. real property interest” if we are a “domestically controlled qualified investment entity.” A REIT qualifies as a domestically controlled qualified investment entity if the REIT, at all times during the shorter of (1) the period during which the REIT is in existence or (2) the five-year period ending on the disposition or distribution date, had less than 50% in value of the REIT’s stock held directly or indirectly by foreign stockholders. We expect to be a domestically controlled qualified investment entity, and, therefore, the sale of our shares should not be subject to taxation as a U.S. real property interest for foreign stockholders, except as discussed above or in the next sentence. Even if we constitute a domestically controlled qualified investment entity, upon disposition of our common stock (subject to the exception applicable to “regularly traded” stock described below), a foreign stockholder may be treated as having gain from the sale or exchange of a U.S. real property interest if the foreign stockholder (A) disposes of our common stock within a 30-day period preceding the ex-dividend date of a distribution, any portion of which, but for the disposition, would have been treated as gain from the sale or exchange of a U.S. real property interest and (B) acquires, or enters into a contract or option to acquire, other shares of our common stock within 30 days after such ex-dividend date. Because shares of our common stock may become (but are not guaranteed to become) publicly traded, we cannot assure you that we will be a domestically controlled qualified investment entity during the testing period that may be applicable to you when you sell our common stock. Even if we are not a domestically controlled qualified investment entity, whether a foreign stockholder’s gain on the sale of stock generally is not subject to federal income tax as a sale of a U.S. real property interest if the common stock is “regularly traded” on an established securities market and the foreign stockholder did not own more than 5% of our common stock at any time during the five-year period ending on the date of the sale. If the gain on the sale of common stock is not eligible for exemption from federal income tax under these rules, the foreign stockholder would be subject to the same treatment as a U.S. stockholder with respect to the gain (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). In any event, a purchaser of common stock from a foreign stockholder will not be required to withhold on the purchase price if the purchased shares are “regularly traded” on an established securities market or if we are a domestically controlled qualified investment entity. Otherwise, the purchaser of stock may be required to withhold 10% of the purchase price and remit this amount to the IRS.

If the proceeds of a disposition of common stock are paid by or through a U.S. office of a broker-dealer, the payment is generally subject to information reporting and to backup withholding (the current rate of which is 28%) unless the disposing foreign stockholder certifies as to the foreign stockholder’s name, address and non-U.S. status or otherwise establishes an exemption. Generally, U.S. information reporting and backup withholding may not apply to a payment of disposition proceeds if the payment is made outside the U.S. through a foreign office of a foreign broker-dealer. Prospective foreign purchasers should consult their tax advisers concerning these rules.

Information Reporting Requirements and Backup Withholding for U.S. Stockholders

In general, information reporting requirements will apply to payments of distributions on our common stock and to payments of the proceeds of the sale of our common stock, unless an exception applies.  Under some circumstances, you may be subject to backup withholding at a rate of 28% on payments made with respect to, or cash proceeds of a sale or exchange of, our shares.  Backup withholding will apply only if:

•                                          you fail to furnish properly your correct taxpayer identification number, which, if you are an individual, is your Social Security Number;

•                                          you fail to certify, under penalties of perjury, your taxpayer identification number when required;

•                                          the IRS notifies us (or another applicable requester) that you furnished an incorrect taxpayer identification number;

•                                          the IRS notifies you that you are subject to backup withholding because you failed properly to report payments of interest and distributions or is otherwise subject to backup withholding; or

•                                          under certain required circumstances, you fail to certify, under penalties of perjury, that you are not subject to backup withholding.

Backup withholding will not apply with respect to payments made to some stockholders, such as corporations and tax-exempt organizations.  Backup withholding is not an additional tax.  Rather, the amount of any backup withholding with respect to a payment to a U.S. stockholder will be allowed as a credit against the U.S. stockholder’s U.S. federal income tax liability and may entitle the U.S. stockholder to a refund, provided that the required information is furnished to the IRS.  U.S. stockholders should consult their tax advisors regarding their qualifications for exemption from backup withholding and the procedure for obtaining an exemption.

Statement of Stock Ownership

We are required to demand annual written statements from the record holders of designated percentages of our shares disclosing the actual owners of the shares.  Any record stockholder who, upon our request, does not provide us with required information concerning actual ownership of the stockholder’s shares is required to include specified information relating to the stockholder’s shares in the stockholder’s federal income tax return.  We also must maintain, within the Internal Revenue District in which we are required to file our federal income tax return, permanent records showing the information we have received about the actual ownership of shares and a list of those persons failing or refusing to comply with our demand.

Other Tax Considerations

Distribution Reinvestment Plan. If you participate in the distribution reinvestment plan, you will be treated for federal income tax purposes as having received, on the investment date, a dividend equal to the sum of (a) the fair market value of any common stock purchased under the plan (including common stock purchased through reinvestment of dividends), and (b) any cash distributions actually received by you with respect to your shares of common stock not included in the plan. The tax basis of shares of common stock purchased under the plan will be equal to the fair market value of the shares on the investment date. Your holding period for common stock purchased under the plan generally will begin on the date following the date on which the shares of common stock are purchased for you and registered in your name. Distributions in excess of our current and accumulated earnings and profits will not be taxable to you to the extent that the distributions do not exceed the adjusted tax basis of your shares. You will be required, however, to reduce the adjusted tax basis of your shares by the amount in excess of our current and accumulated earnings and profits. To the extent that the distributions exceed the adjusted tax basis of your shares, this excess amount will be taxable as capital gain.  See “— Federal Income Taxation of Stockholders” in this section.

Backup withholding amounts, if required, will be withheld from dividends before any dividends are reinvested under the distribution reinvestment plan. Therefore, if you are subject to backup withholding, dividends to be reinvested under the plan will be reduced by the backup withholding amount. In the case of a sale, the withheld amount will be deducted from the sale proceeds and the remaining amount will be sent to you. See “— Information Reporting Requirements and Backup Withholding for U.S. Stockholders” in this section.

If you are a foreign stockholder, you generally are exempt from backup withholding but may be subject to federal income tax withholding, subject to required income tax certifications to establish your status as a foreign stockholder and your entitlement to claim the benefit of exemptions from federal income tax withholding or reduced withholding rates under a tax treaty. If you are a foreign stockholder participating in the distribution reinvestment plan whose dividends are subject to federal income tax withholding, the appropriate amount will be withheld and the balance in shares of common stock will be purchased for you and registered in your name.  See “— Federal Income Taxation of Stockholders — Taxation of Foreign Stockholders” in this section.

You may recognize a gain or loss upon your sale or disposition of common stock received from the plan. The amount of gain or loss will be the difference between the amount received for the whole or fractional shares of common stock and the tax basis of the whole or fractional shares of common stock. Generally, any gain or loss recognized on the disposition of common stock acquired under the plan will be treated for federal income tax purposes as a capital gain or loss. See “— Federal Income Taxation of Stockholders” in this section.

State, Local and Foreign Taxes. We and you may be subject to state, local or foreign taxation in various jurisdictions, including those in which we transact business or reside. Our and your state, foreign and local tax treatment may not conform to the federal income tax consequences discussed above. To the extent that we or our subsidiaries own assets, directly or indirectly, or conduct operations in foreign jurisdictions, we will be subject to foreign tax systems.  Our favorable tax treatment in the United States as a REIT is not recognized by foreign jurisdictions where we will be treated as a foreign corporation subject to a variety of taxes, such as income, corporate, trade, local and capital taxes, and distributions from these operations may be subject to withholding both as to dividends and interests paid to us.  Although we seek to reduce the foreign taxes payable on foreign operations, it is unlikely that we will be able to mitigate totally these taxes, which could be significant.  To the extent of these foreign taxes, we will receive reduced amounts from foreign operations and will have less cash available for distribution to our stockholders.  Further, the foreign taxes cannot be passed through to our stockholders as a foreign tax credit and we cannot generally make effective use of foreign tax credits.  As a result, we expect that neither we nor our stockholders will be able to reduce U.S. tax liability on account of our payment of foreign taxes.  Accordingly, the foreign taxes impact our operations as an additional cost.

You should consult your own tax advisors regarding the effect of state and local tax laws on an investment in shares of our common stock.

Legislative Proposals. You should recognize that our and your present federal income tax treatment may be modified by legislative, judicial or administrative actions at any time, which may be retroactive in effect. The rules dealing with federal income taxation are constantly under review by Congress, the IRS and the Treasury Department, and statutory changes as well as promulgation of new regulations, revisions to existing statutes, and revised interpretations of established concepts occur frequently. We are not currently aware of any pending legislation that would affect our or your taxation materially as described in this prospectus. You should, however, consult your advisors concerning the status of legislative proposals that may pertain to a purchase of common stock.

ERISA CONSIDERATIONS

The following is a summary of material considerations arising under the Employee Retirement Income Security Act of 1974, as amended, which we refer to herein as “ERISA,” including the prohibited transaction provisions of ERISA and of Section 4975 of the Code that may be relevant to a holder of our common stock that is an employee benefit plan, IRA or other tax-exempt entity under the Code. This discussion does not deal with all aspects of ERISA or Section 4975 of the Code or, to the extent not preempted, state law that may be relevant to particular employee benefit plan stockholders (including plans subject to Title I of ERISA, other employee benefit plans and IRAs subject to the prohibited transaction provisions of Section 4975 of the Code, and governmental plans and church plans that are exempt from ERISA and Section 4975 of the Code but that may be subject to state law and other Code requirements) in light of their particular circumstances.

A FIDUCIARY MAKING THE DECISION TO INVEST IN SHARES ON BEHALF OF A PENSION, PROFIT-SHARING, RETIREMENT, IRA OR OTHER EMPLOYEE BENEFIT PLAN IS ADVISED TO CONSULT THE FIDUCIARY’S OWN LEGAL ADVISOR REGARDING THE SPECIFIC CONSIDERATIONS ARISING UNDER ERISA, SECTION 4975 OF THE CODE, AND (TO THE EXTENT NOT PREEMPTED) STATE LAW WITH RESPECT TO THE PURCHASE, OWNERSHIP, OR SALE OF SHARES BY THE BENEFIT PLAN. BENEFIT PLANS ALSO SHOULD CONSIDER THE ENTIRE DISCUSSION UNDER THE PRECEDING SECTION ENTITLED “FEDERAL INCOME TAX CONSIDERATIONS,” AS MATERIAL CONTAINED THEREIN IS RELEVANT TO ANY DECISION BY A BENEFIT PLAN TO PURCHASE THE SHARES.

In considering whether to invest a portion of the assets of a benefit plan in shares of our common stock, fiduciaries of the benefit plan should consider, among other things, whether the investment:

•                                          will be in accordance with the governing documents of the benefit plan and is authorized and consistent with their fiduciary responsibilities under ERISA;

•                                          will allow the benefit plan to satisfy the diversification requirements of ERISA, if applicable;

•                                          will result in UBTI to the benefit plan (see “Federal Income Tax Considerations – Federal Income Taxation of Stockholders – Taxation of Tax-Exempt Stockholders”);

•                                          will be sufficiently liquid for the benefit plan after taking this investment into account; and

•                                          is prudent and in the best interests of the benefit plan, its participants and beneficiaries under ERISA standards.

The fiduciary of an IRA or a benefit plan not subject to Title I of ERISA because it is a governmental or church plan or because it does not cover common law employees should consider that such an IRA or non-ERISA plan may be subject to prohibitions against certain related-party transactions under Section 503 of the Code, which operate similar to the prohibited transaction rules of ERISA and the Code. In addition, the fiduciary of any governmental or church plan must consider applicable state or local laws, if any, and the restrictions and duties of common law, if any, imposed upon such plan. We express no opinion on whether an investment in shares is appropriate or permissible for any governmental or church plan under Section 503 of the Code, or under any state, county, local, or other law respecting such plan.

Fiduciary Obligations — Prohibited Transactions

Any person identified as a “fiduciary” with respect to a plan incurs duties and obligations under ERISA as discussed herein. For purposes of ERISA, any person who exercises any authority or control with respect to the management or disposition of the assets of a plan is considered to be a fiduciary of the plan. Further, many transactions between plans or IRAs and “parties-in-interest” or “disqualified persons” are prohibited by ERISA or the Code. ERISA also requires generally that the assets of plans be held in trust and that the trustee, or a duly authorized investment manager, have exclusive authority and discretion to manage and control the assets of the plan.

In the event that our properties and other assets are deemed to be assets of a plan, referred to herein as “plan assets,” our directors and our Business Manager would, and other employees of affiliates of IREIC might, be deemed fiduciaries of any plans investing as stockholders. If this were to occur, certain contemplated transactions between us, our directors and Business Manager, and other employees of or affiliates could be deemed to be “prohibited transactions.” Additionally, ERISA’s fiduciary standards applicable to investments by plans would extend to our directors and Business Manager, and possibly to other employees of affiliates of IREIC as plan fiduciaries with respect to investments made by us, and the requirement that plan assets be held in trust could be deemed to be violated.

Plan Assets — Definition

A definition of plan assets is not set forth in ERISA or the Code; however, a Department of Labor regulation, referred to herein as the “Plan Asset Regulation,” provides guidelines as to whether, and under what circumstances, the underlying assets of an entity will be deemed to constitute plan assets. Under the Plan Asset Regulation, the assets of an entity in which a plan makes an equity investment generally will be deemed to be assets of the plan unless the entity satisfies one of the exceptions to this general rule. Generally, the exceptions require that the investment in the entity be one of the following:

•                                          in securities issued by an investment company registered under the Investment Company Act;

•                                          in “publicly offered securities,” defined generally as interests that are “freely transferable,” “widely held” and registered with the Securities and Exchange Commission;

•                                          in which equity participation by “benefit plan investors” is not significant; or

•                                          in an “operating company,” which includes “venture capital operating companies” and “real estate operating companies.”

The Plan Asset Regulation provides that equity participation in an entity by benefit plan investors is “significant” if at any time 25% or more of the value of any class of equity interest is held by benefit plan investors. The term “benefit plan investors” is broadly defined for this purpose, and includes all plans subject to ERISA, as well as non-ERISA plans such as IRAs, Keogh plans, governmental plans and church plans. We anticipate that we will qualify for this exception because we do not expect to have equity participation by “benefit plan investors” exceeding 25%, which would be deemed to be significant, as defined above. However, if we are deemed to have significant participation by benefit plan investors we believe that we would qualify for one or more of the exemptions discussed below.

Publicly Offered Securities Exemption

As noted above, if a plan acquires “publicly offered securities,” the assets of the issuer of the securities will not be deemed to be “plan assets” under the Plan Asset Regulation. The definition of publicly offered securities requires that the securities be “widely held,” “freely transferable” and satisfy registration requirements under federal securities laws. Although our shares are intended to satisfy the registration requirements under this definition, the determination of whether a security is “widely held” and “freely transferable” are inherently factual matters.

Under the Plan Asset Regulation, a class of securities will meet the registration requirements under federal securities laws if they are (i) part of a class of securities registered under section 12(b) or 12(g) of the Exchange Act, or (ii) part of an offering of securities to the public pursuant to an effective registration statement under the Securities Act and the class of securities of which the security is a part is registered under the Exchange Act within 120 days (or such later time as may be allowed by the Securities and Exchange Commission) after the end of the fiscal year of the issuer during which the offering of the securities to the public occurred. We anticipate that we will meet the registration requirements under the Plan Asset Regulation.

Under the Plan Asset Regulation, a class of securities will be “widely held” if it is held by 100 or more persons independent of the issuer. We anticipate that this requirement will be met; however, even if our shares are deemed to be widely held, the “freely transferable” requirement also must also be satisfied in order for us to qualify for this exemption. The Plan Asset Regulation provides that “whether a security is ‘freely transferable’ is a factual question to be determined on the basis of all relevant facts and circumstances,” and provides several examples of restrictions on transferability that, absent unusual circumstances, will not prevent the rights of ownership in question from being considered “freely transferable” if the minimum investment is $10,000 or less. The allowed restrictions in the examples are illustrative of restrictions commonly found in REITs that are imposed to comply with state and federal law, to assure continued eligibility for favorable tax treatment and to avoid certain practical administrative problems. We have been structured with the intent to satisfy the “freely transferable” requirement set forth in the Plan Asset Regulation with respect to our shares of common stock, although there are no assurances that the requirement is met by our shares of common stock.

Our shares of common stock are subject to certain restrictions on transferability intended to ensure that we continue to qualify for federal income tax treatment as a REIT. The Plan Asset Regulation provides, however, that where the minimum investment in a public offering of securities is $10,000 or less, the presence of a restriction on transferability intended to prohibit transfers that would result in a termination or reclassification of the entity for state or federal tax purposes ordinarily will not affect a determination that the securities are “freely transferable.” The minimum investment in our shares is less than $10,000; thus, the restrictions imposed in order to maintain our status as a REIT should not cause the shares to be deemed not “freely transferable.”

We believe that it is more likely than not that our shares will be deemed to constitute “publicly offered securities” and, accordingly, it is more likely than not that our underlying assets should not be considered “plan assets” under the Plan Assets Regulation, assuming the offering takes place as described in this prospectus. If our underlying assets are not deemed to be “plan assets,” the consequences of our assets being treated as plan assets discussed below will not apply.

Real Estate Operating Company Exemption

Even if we were deemed not to qualify for the “publicly offered securities” exemption, the Plan Asset Regulation also provides an exemption with respect to securities issued by a “real estate operating company.”  For purposes of the Plan Asset Regulation, we will be deemed to be a “real estate operating company” if, during the relevant valuation periods defined in the Plan Asset Regulation, at least 50% of our assets, other than short-term investments pending long-term commitment or distribution to investors valued at cost, are invested in real estate that is managed or developed and with respect to which we have the right to participate substantially in the management or development activities.

An example in the Plan Asset Regulation indicates, however, that although some management and development activities may be performed by independent contractors, rather than by the entity itself, if over one-half of an entity’s properties are acquired subject to long-term leases under which substantially all management and maintenance activities with respect to the properties are the responsibility of the tenants, then the entity may not be eligible for the “real estate operating company” exemption. Based on this example, and due to the uncertainty of the application of the standards set forth in the Plan Asset Regulation and the lack of further guidance as to the meaning of the term “real estate operating company,” there can be no assurance as to our ability to structure our operations to qualify for the “real estate operating company” exemption.

Consequences of Holding Plan Assets

In the event that our underlying assets are treated by the Department of Labor as plan assets, our management would be treated as fiduciaries with respect to each plan stockholder, and an investment in our shares of common stock might expose the fiduciaries of the plan to co-fiduciary liability under ERISA for any breach by our directors or Business Manager of the fiduciary duties mandated under ERISA. Further, if our assets are deemed to be plan assets, an investment by a plan in our shares might be deemed to result in an impermissible commingling of plan assets with other property.

If our Business Manager or affiliates are treated as fiduciaries with respect to plan stockholders, the prohibited transaction restrictions of ERISA would apply to any transaction involving our assets. These restrictions could, for example, require that we avoid transactions with entities that are affiliated with affiliates of IREIC or us or restructure our activities in order to obtain an administrative exemption from the prohibited transaction restrictions. Alternatively, we might be required to provide plan stockholders with the opportunity to sell their shares to us or we might dissolve or terminate.

Prohibited Transactions

Generally, both ERISA and the Code prohibit plans and IRAs from engaging in certain transactions involving plan assets with specified parties, such as sales or exchanges or leasing of property, loans or other extensions of credit, furnishing goods or services, or transfers to, or use of, plan assets. The specified parties are referred to as “parties-in-interest” under ERISA and as “disqualified persons” under the Code. These definitions generally include both parties owning threshold percentage interests in an investment entity and “persons providing services” to the plan or IRA, as well as employer sponsors of the plan or IRA, fiduciaries and other individuals or entities affiliated with the foregoing. For this purpose, a person generally is a fiduciary with respect to a plan or IRA if, among other things, the person has discretionary authority or control with respect to plan assets or provides investment advice for a fee with respect to plan assets. Under Department of Labor regulations, a person will be deemed to be providing investment advice if that person renders advice as to the advisability of investing in our shares, and that person regularly provides investment advice to the plan or IRA pursuant to a mutual agreement or understanding that the advice will serve as the primary basis for investment decisions, and that the advice will be individualized for the plan or IRA based on its particular needs. Thus, if we are deemed to hold plan assets, our Business Manager and its affiliates could be characterized as fiduciaries with respect to our assets, and each would be deemed to be a party-in-interest under ERISA and a disqualified person under the Code with respect to investing plans and IRAs. If we or affiliates of IREIC are affiliated with a plan or IRA investor, whether or not we are deemed to hold plan assets, we might be a disqualified person or party-in-interest with respect to the plan or IRA investor, resulting in a prohibited transaction merely upon investment by the plan or IRA in our shares of common stock.

Prohibited Transactions — Consequences

Under ERISA, plans may not engage in prohibited transactions. Fiduciaries of a plan that allow a prohibited transaction to occur will breach their fiduciary responsibilities under ERISA, and may be liable for any damage sustained by the plan, as well as civil (and criminal, if the violation is willful) penalties. If the Department of Labor or the IRS determines that a prohibited transaction has occurred, any disqualified person or party-in-interest involved with the prohibited transaction would be required to reverse or unwind the transaction and, with respect to a plan, compensate the plan for any loss resulting therefrom. Additionally, the Code requires a disqualified person involved with a prohibited transaction to pay an excise tax equal to a percentage of the “amount involved” in the transaction for each year in which the transaction remains uncorrected. The percentage is generally 15%, but is increased to 100% if the prohibited transaction is not corrected promptly. For IRAs, if an IRA engages in a prohibited transaction, the tax-exempt status of the IRA may be lost.

Annual Valuation Requirement

Fiduciaries of plans are required to determine the fair market value of the assets of the plans on at least an annual basis.  If the fair market value of any particular asset is not readily available, the fiduciary is required to make a good faith determination of that asset’s value.  Also, a trustee or custodian of an IRA must provide an IRA participant and the IRS with a statement of the value of the IRA each year.  However, currently, neither the IRS nor the Department of Labor has promulgated regulations specifying how “fair market value” should be determined.

Unless and until our shares of common stock are listed for trading on a national securities exchange, it is not expected that a public market for our shares will develop.  To assist fiduciaries of plans subject to the annual reporting requirements of ERISA and IRA trustees or custodians to prepare reports relating to an investment in our shares of common stock, we intend to provide reports of our annual estimates of the current value of a share of our common stock to those fiduciaries (including IRA trustees and custodians) who identify themselves to us and request the reports.  Until eighteen months after the last primary offering of our shares and prior to a listing, we intend to use the offering price of shares in our most recent “best efforts” offering as the estimated value of a share of our common stock; provided, however, that if we have sold properties or other assets and have made one or more special distributions to stockholders of all or a portion of the net proceeds from the sales, the estimated value of a share of our common stock will be equal to the offering price of shares in our most recent “best efforts” offering less the amount of net sale proceeds per share that constitute a return of capital distributed to investors as a result of the sales.  Beginning eighteen months after the last offering of our shares of common stock, the estimated value of our shares will be determined by our board of directors, our Business Manager or another firm that we choose for that purpose.

We anticipate that we will provide annual reports of our determination of value (1) to IRA trustees and custodians not later than January 15 of each year, and (2) to other plan fiduciaries within seventy-five days after the end of each calendar year.  Each determination may be based upon valuation information available as of October 31 of the preceding year, updated, however, for any material changes occurring between October 31 and December 31.  We also intend to make annual valuations available to our stockholders through our website beginning two years after the last public offering of our shares.

There can be no assurance, however, with respect to any estimate of value that we prepare, that:

•                                          the estimated value per share of common stock would actually be realized by our stockholders upon liquidation, because these estimates do not necessarily indicate the price at which properties and other assets can be sold;

•                                          our stockholders would be able to realize estimated share values if they attempted to sell their shares of common stock, because no public market for our shares exists or is likely to develop; or

•                                          that the value, or method used to establish value, would comply with ERISA or Code requirements described above.

PLAN OF DISTRIBUTION

General

Of the 550,000,000 shares of our common stock offered by this prospectus, we are offering:

•                                          up to 500,000,000 shares to the public at a purchase price of $10.00 per share through Inland Securities Corporation, the dealer manager, on a “best efforts” basis. Our dealer manager is an affiliate of IREIC, our sponsor. A “best efforts” basis means that neither the dealer manager nor the soliciting dealers are under any obligation to purchase any of the shares being offered. Therefore, no specified number of shares is guaranteed to be sold and no specified amount of money is guaranteed to be raised from this offering.

•                                          up to 50,000,000 shares at a purchase price of $9.50 per share for issuance through our distribution reinvestment plan.

We reserve the right to reallocate the shares offered between our best efforts offering and the distribution reinvestment plan.

The offering price of our common stock was determined by our board of directors based on the offering price of earlier REITs organized by IREIC, the range of offering prices of other REITs that do not have a public trading market and the recommendation of the dealer manager. See “Risk Factors — Risks Related to This Offering.” The offering will commence as of the effective date of this prospectus.  If the minimum offering of 200,000 shares is not sold by August 24, 2010, we will terminate this offering and your investment will be returned to you within ten business days after termination, together with any interest earned on your investment.  Common stock purchased by any of our officers, directors or affiliates, or by our dealer manager or any soliciting dealer, will not count toward satisfying the minimum offering.  If the minimum offering of 200,000 shares of common stock is sold and if this offering continues thereafter, the offering will terminate on or before, August 24, 2011.  Our board may terminate this offering at any time and may extend the best efforts offering for an additional year.  If we extend the offering for another year and file another registration statement during the one-year extension in order to sell additional shares, we could continue to sell shares in this offering until the earlier of 180 days after the third anniversary of commencing this offering or the effective date of the subsequent registration statement.  If we decide to extend the best efforts offering beyond two years from the date of this prospectus, we will provide that information in a prospectus supplement.  If we file a subsequent registration statement, we could continue offering shares with the same or different terms and conditions.  Nothing in our organizational documents prohibits us from engaging in additional subsequent public offerings of our stock.

Shares of our common stock may also be offered and sold in Canada in reliance on and in accordance with exemptions from the prospectus requirements of Canadian provincial and territorial securities laws or pursuant to discretionary exemption orders obtained in advance from applicable provincial or territorial regulatory authorities.

Escrow Conditions

If you are qualified to participate in this offering, the proceeds from your subscription will be deposited in a segregated escrow account with the escrow agent, UMB Bank, N.A., 1010 Grand Boulevard, Kansas City, Missouri, and will be held in trust for your benefit, pending release to us. Your investment will not be commingled with any other funds.  None of the common stock offered by this prospectus will be sold, no commissions or fees will be paid, and your initial admission as a stockholder will not take place unless the escrow agent has received and accepted paid subscriptions for at least 200,000 shares of common stock for $10.00 within one year from the original effective date of this prospectus.  If subscriptions for at least the minimum offering have not been received, accepted and paid for within one year from the original effective date of this prospectus, the escrow agent will promptly refund your investment, together with any interest earned on your investment.  If a refund is made, IREIC will pay any escrow fees.

Subscription proceeds received from residents of Tennessee will be placed in escrow with the escrow agent until we have received and accepted paid subscriptions for at least $10 million within one year from the original effective date of this prospectus.  If subscriptions for at least $10 million have not been received, accepted and paid for within one year from the original effective date of this prospectus, the escrow agent will promptly refund the Tennessee investors’ funds, together with any interest earned on that investment.  If a refund is made, IREIC will pay any escrow fees.

Subscription proceeds received from residents of Pennsylvania will be placed in escrow with the escrow agent until we have received and accepted paid subscriptions for at least $250 million, or for an escrow period of 120 days, whichever is shorter.  If subscriptions for at least $250 million have not been received, accepted and paid for by the end of the escrow period, the escrow agent will either:

•                                          promptly refund the Pennsylvania investors’ funds within fifteen calendar days of the end of the escrow period; or

•                                          notify the Pennsylvania investors in writing by certified mail, or any other means whereby receipt of delivery is obtained within ten calendar days after the end of the escrow period, that the Pennsylvania investors have a right to have their investment returned to them.  If a Pennsylvania investor requests the return of these funds within ten calendar days after receipt of notification, the escrow agent will return the funds within fifteen calendar days after receiving the investors’ request.

Any Pennsylvania investor that requests a return of his or her funds at the end of the initial 120-day escrow period or any subsequent 120-day escrow period will be entitled to receive interest earned, if any for the time that his or her funds remained in escrow.

The escrow agreement between us, the dealer manager and the escrow agent requires the escrow agent to invest the escrowed funds in an interest bearing bank account  Additionally, as soon as we have received subscription proceeds for at least 200,000 shares of our common stock, we may invest the proceeds in other short term investments which can be readily sold, with appropriate safety of principal.  After the minimum offering amount is sold, subscription proceeds are expected to be released to us as subscriptions are accepted.  We will accept or reject subscriptions within ten days after we receive a fully completed copy of the subscription agreement and payment for the shares.

The interest, if any, earned on subscription proceeds relating to the minimum offering prior to the release of the subscription proceeds to us from escrow will be distributed to you on a pro rata basis.  After your initial admission as a stockholder you will not be entitled to interest earned on our funds or to receive interest on your investment.

Subscription Process

We, IREIC, our dealer manager and each soliciting dealer will make reasonable efforts to determine that you satisfy the suitability standards set forth herein and that an investment in our common stock is an appropriate investment for you.  The agreement between our dealer manager and the soliciting dealers requires the soliciting dealers to transmit promptly to us the completed subscription document and any supporting documentation we may reasonably require.

The dealer manager or a soliciting dealer also is required to deliver to you a copy of this prospectus, its appendices and any supplements. We plan to make this prospectus, the appendices and any supplements available electronically to the dealer manager and the soliciting dealers, as well as to provide them paper copies. Any prospectus, amendments and supplements, as well as any quarterly reports, annual reports, proxy statements or other reports required to be made available to you will be posted on our website at www.inlanddiversified.com. The soliciting dealers will maintain records of the information we have to determine that an investment in our shares is suitable and appropriate for a stockholder for at least six years.

Our common stock is being sold as subscriptions for the common stock are received and accepted by us, subject to the satisfaction by us of the escrow conditions described above. We have the unconditional right to accept or reject your subscription within ten days after we receive a fully completed copy of the subscription agreement and payment for the shares. If we accept your subscription, a confirmation will be mailed to you not more than three business days after our acceptance. No sale of our common stock may be completed until at least five business days after the date you receive the final prospectus, as supplemented, and, if required by state regulatory authorities, a copy of our organizational documents. If for any reason your subscription is rejected, your funds and your subscription agreement will be returned to you, without interest or deduction, within ten days after receipt.

Representations and Warranties in the Subscription Agreement

The subscription agreement requires you to make the following factual representations:

•                                         you acknowledge that you have received a copy of the prospectus;

•                                         your tax identification number set forth in the subscription agreement is accurate and you are not subject to backup withholding;

•                                         you satisfy the minimum income, net worth and any other applicable suitability standards established for you, as described in “Suitability Standards,” which appears earlier in this prospectus;

•                                         you are purchasing our common stock for your own account; and

•                                         you acknowledge that our common stock cannot be readily resold.

Each of the above representations is included in the subscription agreement in order to help satisfy our responsibility to make every reasonable effort to determine that the purchase of our common stock is a suitable and appropriate investment for you and that appropriate income tax reporting information is obtained. We will not sell any common stock to you unless you are able to make the above factual representations by executing the subscription agreement. You will not, however, be waiving any rights under the federal or state securities laws by executing the subscription agreement.

Determination of Your Suitability as an Investor

We, IREIC, our dealer manager and each soliciting dealer will make reasonable efforts to determine that you satisfy the suitability standards set forth herein and that an investment in our common stock is an appropriate investment for you. The soliciting dealers must determine whether you can reasonably benefit from this investment. In making this determination, the soliciting dealers will consider whether:

•                                         you have the capability of understanding fundamental aspects of our business based on your employment experience, education, access to advice from qualified sources such as attorneys, accountants and tax advisors and prior experience with investments of a similar nature;

•                                         you have an apparent understanding of:

•                 the fundamental risks and possible financial hazards of this type of investment;

•                 that shares of our common stock cannot be readily sold;

•                 the role of our Business Manager in directing or managing your investment in us; and

•                 the tax consequences of your investment; and

•                                         you have the financial capability to invest in our common stock.

By executing the subscription agreement, each soliciting dealer acknowledges that it has determined that an investment in our common stock is suitable for you. Each soliciting dealer is required to represent and warrant that it has complied with all applicable laws in determining the suitability of our common stock as an investment for you. Our Business Manager will coordinate the processes and procedures used by the dealer manager and the soliciting dealers and, where necessary, implement additional reviews and procedures to determine that you meet the suitability standards set forth in this prospectus.

Compensation We Pay For the Sale of Our Shares

Except for the special sales or volume discounts described later in this section, we will pay the dealer manager selling commissions of 7.5% of the selling price of the shares of common stock sold on a “best efforts” basis. The dealer manager may reallow up to 7% of the selling commissions to soliciting dealers as compensation for their services in soliciting and obtaining subscriptions. Except for the special sales or volume discounts described later in this section, we will pay an additional 2.5% of the gross proceeds from the offering of shares sold on a “best efforts” basis to the dealer manager for marketing the shares in connection with this offering, which includes coordinating the marketing of the shares with any soliciting dealers.  The dealer manager may, in its discretion, reallow up to 1.5% of the marketing contribution to soliciting dealers.  We also will reimburse the dealer manager and soliciting dealers for bona fide out-of-pocket, itemized and detailed due diligence expenses incurred by these entities, in amounts up to 0.5% of the gross offering proceeds.  These expenses may, in our sole discretion, be reimbursed from amounts paid or reallowed to these entities as a marketing contribution, or may be reimbursed from issuer costs, as discussed in more detail in “Compensation Table.”  The following table shows the compensation payable to our dealer manager for sale of shares in the “best efforts” portion of this offering.

Type of Compensation	Amount	Estimated Maximum Amount
Selling Commissions	7.5% of the sale price for each share	$375,000,000
Marketing Contribution	2.5% of the gross offering proceeds	$125,000,000

We will not pay selling commissions or marketing contributions in connection with the following special sales:

•                                         the sale of common stock as compensation for services by IREIC or any of its directors, officers, employees or affiliates;

•                                         the purchase of common stock by each of Inland Securities or any of its or our directors, officers, employees or affiliates for $9.00 per share;

•                                         the purchase of common stock under our distribution reinvestment plan; and

•                                         the issuance of shares in connection with acquiring any entity, property or other real estate asset.

Reallowable 7% selling commissions will not be paid in connection with the following special sales:

•                                         the purchase of common stock by each soliciting dealer and any of their respective directors, officers, employees or affiliates who request and are entitled to purchase common stock net of selling commissions for $9.30 per share;

•                                         the sale of common stock to investors whose contracts for investment advisory and related brokerage services include a fixed or “wrap” fee feature; and

•                                         the common stock credited to an investor as a result of a volume discount.

All purchases of common stock by our dealer manager or any soliciting dealer must be made in accordance with FINRA regulations, including without limitation Rule 5130. We expect that these purchases, if any, will be made for investment purposes only.

We may not pay or award any commissions or other compensation to any person engaged by you for investment advice as an inducement to our Business Manager to advise you to purchase our common stock. A registered broker dealer or other properly licensed person may, however, earn a sales commission in connection with a sale of the common stock.

We will not pay any registered investment advisory fees in connection with any purchase by you of our common stock, although you may elect to have your registered investment advisory fees deducted from your account with us and paid directly to your registered investment advisor. See “How to Subscribe.”

Volume Discounts

Investors making an initial purchase of at least $250,000 worth of common stock (25,000 shares) through the same soliciting dealer will receive a reduction in the reallowable 7% selling commission payable in connection with the purchase of those shares in accordance with the following schedule set forth below.  Any reduction in the amount of the selling commissions will be credited to the investor in the form of additional shares, by reducing the purchase price per share payable by the investor, as follows:

Amount of Purchaser’s Investment		Purchase Price per Share in Volume	Amount of Selling Commission Volume	Maximum Reallowable Commission
From	To	Discount Range	Discount	Per Share
$0	$249,999	$10.00	0%	7%
$250,000	$499,999	$9.90	1%	6%
$500,000	$999,999	$9.80	2%	5%
$1,000,000	$2,499,999	$9.70	3%	4%
$2,500,000	$4,999,999	$9.60	4%	3%
$5,000,000	$9,999,999	$9.50	5%	2%
$10,000,000	and over	$9.40	6%	1%

Some purchases may be combined for the purpose of qualifying for a volume discount and for determining commissions payable to the dealer manager or the soliciting dealers, so long as all the combined purchases are made through the same soliciting dealer. Subscriptions made in this and any subsequent offering will be combined with other subscriptions in this and any subsequent offering for the purposes of computing amounts invested. Purchases by individuals within a “primary household group” also will be combined with other purchases by you and will be combined with other purchases of common stock to be held as a joint tenant or as tenants-in-common by you with others for purposes of computing amounts invested. For these purposes, a “primary household group” includes you, your spouse or “domestic or life partner” and all of your unmarried children under the age of twenty-one. For primary household group purposes, “domestic or life partners” means any two unmarried same-sex or opposite-sex individuals who are unrelated by blood, maintain a shared primary residence or home address, and have joint property or other insurable interests. Purchases by entities required to pay federal income tax that are combined with purchases by other entities not required to pay federal income tax for purposes of computing amounts invested if investment decisions are made by the same person may have tax consequences, and your tax advisor should be consulted prior to making the decision to combine. If the investment decisions are made by an independent investment adviser, that investment adviser may not have any direct or indirect beneficial interest in any of the entities not required to pay federal income tax whose purchases are sought to be combined. You must mark the “Additional Investment” space in Section A of the subscription agreement and provide a Letter of Instruction to identify the accounts to be combined, in order for purchases to be combined. We are not responsible for failing to combine purchases if you fail to mark the “Additional Investment” space or fail to provide a Letter of Instruction.

If the subscription agreements for the purchases to be combined are submitted at the same time, then the additional common stock to be credited to you as a result of such combined purchases will be credited on a pro rata basis, unless otherwise directed by you. If the subscription agreements for the purchases to be combined are not submitted at the same time, then any additional common stock to be credited as a result of the combined purchases will be credited to the last purchase made, unless we are otherwise directed in writing at the time of the submission. However, the additional common stock to be credited to any entities not required to pay federal income tax whose purchases are combined for purposes of the volume discount will be credited only on a pro rata basis based on the amount of the investment of each entity not required to pay federal income tax and their combined purchases.

Notwithstanding the preceding paragraphs, you may not receive a volume discount greater than 5% on any purchase of shares if you already own, or may be deemed to already own, any shares. This restriction may limit the amount of the volume discount available to you after your initial purchase and the amount of additional shares that you may be credited as a result of combining purchases.

In the case of subsequent investments or combined investments, a volume discount will be given only on the portion of the subsequent or combined investment that caused the investment to exceed the breakpoint. For example, if you are investing $50,000 with us today, but had previously invested $240,000, these amounts can be combined to reach the $250,000 breakpoint, which will entitle you to a lower sales commission on your $50,000 investment.

Indemnification

We have agreed to indemnify the dealer manager and the soliciting dealers against liabilities, including liabilities under the Securities Act if one or more of the following conditions are met:

•                                         there has been a successful adjudication on the merits of each count involving alleged securities law violations as to the particular indemnitee and a court of competent jurisdiction has approved indemnification of the litigation costs; or

•                                         the claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the particular indemnitee and the court has approved indemnification of the litigation costs; or

•                                         a court of competent jurisdiction approves a settlement of the claims against a particular indemnitee and approves indemnification of the settlement and related costs after being advised of the position of the Securities and Exchange Commission and the published opinions of any state securities regulatory authority in which our common stock was offered and sold respecting the availability or propriety of indemnification for securities law violations. The soliciting dealer will be required to indemnify us and our Business Manager against such liabilities.

In the opinion of the Securities and Exchange Commission, indemnification for liabilities arising under the Securities Act is against public policy and, therefore, unenforceable. The dealer manager and each of the soliciting dealers may be deemed to be an “underwriter” as that term is defined in the Securities Act.

HOW TO SUBSCRIBE

Investors who meet the suitability standards described herein may purchase shares of common stock. See “Suitability Standards” and “Plan of Distribution — Determination of Your Suitability as an Investor,” above, for the suitability standards. Investors who want to purchase shares must proceed as follows:

•                                         Read the entire prospectus, any appendices and supplement(s), accompanying the prospectus.

•                                         Complete the subscription agreement. A specimen copy of the subscription agreement, including instructions for completing the agreement, is included in the prospectus as Appendix C-1.

•                                         Deliver a check for the full purchase price of the shares being subscribed for, payable to the entity designated on your subscription agreement.  If you are qualified to participate in this offering, for administrative convenience, the proceeds from your subscription will be deposited in a segregated escrow account with the escrow agent, UMB Bank, N.A., 1010 Grand Boulevard, Kansas City, Missouri, and will be held in trust for your benefit, pending release to us.  Your investment will not be commingled with any other funds.  Subject to us selling the minimum amount, subscription proceeds are expected to be released to us as subscriptions are accepted.  We will accept or reject subscriptions within ten days after we receive them.  The name of your soliciting dealer appears on your subscription agreement.

•                                         By executing the subscription agreement and paying the total purchase price for the shares subscribed for, each investor attests that he or she meets the suitability standards as stated in the subscription agreement and agrees to be bound by all of its terms.

A sale of the shares may not be completed until at least five business days after the subscriber receives the final prospectus, as supplemented. Within ten days, and generally within twenty-four hours, of our receipt of each completed subscription agreement, we will accept or reject the subscription. If we accept the subscription, we will mail a confirmation within three days. If for any reason we reject the subscription, we will promptly return the check and the subscription agreement, without interest or deduction, within ten days after we received it.

An approved trustee must process through, and forward to, us subscriptions made through individual retirement accounts, Keogh plans and 401(k) plans.  In the case of individual retirement accounts, Keogh plans and 401(k) plan stockholders, we will send the confirmation to the trustee.

You have the option of placing a transfer on death, or TOD, designation on your shares purchased in this offering. A TOD designation transfers ownership of the shares to your designated beneficiary upon your death. This designation may only be made by individuals, not entities, who are the sole or joint owners with right of survivorship of the shares. This option, however, is not available to residents of the State of Louisiana. If you would like to place a transfer on death designation on your shares, you must complete a transfer on death form (in the form attached as Appendix C-2 to this prospectus).

You may elect to have any registered investment advisory fees deducted from your account with us and paid directly to your registered investment advisor by completing and signing a letter of instruction (in the form attached as Appendix D-1 to this prospectus). The letter of instruction will authorize us to deduct a specified dollar amount or a percentage of the asset value (calculated on a 365-day calendar year basis) to be paid by us as advisory fees payable to your registered investment advisor on a periodic basis. The letter of instruction will be irrevocable and we will continue to pay advisory fees payable from your account until such time as you provide us with a notice (in the form attached as Appendix D-2 to this prospectus) of your election to terminate deductions from your account for the purposes of such advisory fees or until we receive notice that you have changed or terminated your investment advisor.  This election is not available for custodial ownership accounts, such as individual retirement accounts, Keogh plans and 401(k) plans.

SALES LITERATURE

In addition to, and apart from, this prospectus, we may use certain supplemental sales material in this offering. This material may consist of a brochure describing our Business Manager and its affiliates and our investment objectives. The material also may contain pictures and summary descriptions of properties similar to those we intend to acquire that entities organized and sponsored by IREIC previously have acquired. This material also may include audiovisual materials and taped presentations highlighting and explaining various features of the offering, properties of prior real estate programs and real estate investments in general, and articles and publications concerning real estate. Business reply cards, introductory letters and seminar invitation forms may be sent to the FINRA members designated by Inland Securities Corporation and prospective investors. No person has been authorized to prepare for, or furnish to, a prospective investor any sales literature other than that described herein and “tombstone” newspaper advertisements or solicitations of interest that are limited to identifying the offering and the location of sources of further information.

The use of any sales materials is conditioned upon filing with and, if required, clearance by appropriate regulatory agencies. Clearance (if provided), however, does not indicate that the regulatory agency allowing the use of the materials has passed on the merits of the offering or the adequacy or accuracy of the materials.

This offering is made only by means of this prospectus. Except as described herein, we have not authorized the use of other supplemental literature or sales material in connection with this offering.

ELECTRONIC DELIVERY OF DOCUMENTS

Subject to availability, you may authorize us to provide prospectuses, prospectus supplements, annual reports and other information (“documents”) electronically by so indicating on the subscription agreement, or by sending us instructions in writing in a form acceptable to us to receive such documents electronically. You must have internet access to use electronic delivery. While we impose no additional charge for this service, there may be potential costs associated with electronic delivery, such as on-line charges. Documents will be available on our Internet web site. You may access and print all documents provided through this service. As documents become available, we will notify you of this by sending you an e-mail message that will include instructions on how to retrieve the document. If our e-mail notification is returned to us as “undeliverable,” we will contact you to obtain your updated e-mail address. If we are unable to obtain a valid e-mail address for you, we will resume sending a paper copy by regular U.S. mail to your address of record. You may revoke your consent for electronic delivery at any time and we will resume sending you a paper copy of all required documents. However, in order for us to be properly notified, your revocation must be given to us a reasonable time before electronic delivery has commenced. We will provide you with paper copies at any time upon request. Such request will not constitute revocation of your consent to receive required documents electronically.

DISTRIBUTION REINVESTMENT PLAN AND SHARE REPURCHASE PROGRAM

Distribution Reinvestment Plan

Our distribution reinvestment plan provides our stockholders with an opportunity to purchase additional shares of common stock by reinvesting cash distributions. Stockholders who elect to participate in the distribution reinvestment plan will authorize us to reinvest distributions on all or a portion of their shares to purchase additional shares of common stock, including fractional shares. A participant will not be able to acquire common stock under the program if the purchase will cause him or her to exceed the 9.8% ownership limits or will violate any of the other share ownership restrictions imposed by our charter.  Because our charter provides that we may not issue certificates representing shares of our common stock unless expressly authorized by our board of directors, the shares of our common stock purchased through our distribution reinvestment plan typically will be issued only in book entry form.

We are able to offer shares through our distribution reinvestment plan at prices below the offering price in our “best efforts” offering because of a decrease in costs associated with these issuances. Common stock will be purchased under the distribution reinvestment plan on the applicable payment date for the distribution used to purchase the common stock. Distributions, if any, on common stock acquired under the distribution reinvestment plan will be paid at the same time that distributions are paid on common stock purchased outside the plan.

DST Systems, Inc. will serve as the plan administrator. DST will administer the plan, keep records and, as soon as practicable after each distribution payment date, provide each participant with a summary statement of his or her reinvestment account.

Any stockholder who has received a copy of this prospectus and has shares registered in his or her name is eligible to participate in the distribution reinvestment plan; participation in this offering is not a requirement. Stockholders who own shares not registered in their name (e.g., registered in the name of a bank or trustee holding shares of common stock on their behalf) should consult with the entity holding their shares to determine if it can enroll directly in the plan. If the entity cannot enroll directly, the stockholder should register the required number of shares directly in his or her name to enroll in the plan.  We do not expect to distribute a separate prospectus relating solely to the distribution reinvestment plan prior to the termination of the offering; instead, we distribute copies of this prospectus, as supplemented or amended from time-to-time. Following the termination of the offering, we intend to separately register the shares reserved for issuance under the distribution reinvestment plan on a registration statement on Form S-3 or other appropriate form. Prospective enrollees will then receive a copy of the prospectus included in that registration statement, once it is declared effective.

Stockholders who are eligible to participate in the plan may join the plan at any time by properly completing the appropriate section of the subscription agreement. By signing the subscription agreement, stockholders certify that they have received and read a copy of this prospectus and agree to abide by the terms and conditions of the distribution reinvestment plan. A stockholder may enroll all, or less than all, of the shares registered in his or her name. If the stockholder’s subscription agreement is received by the administrator prior to a distribution payment date, reinvestment of distributions will begin with that distribution payment date. If the subscription agreement is received on or after a distribution payment date, the distribution payment will be made in cash and reinvestment of distributions on the enrolled shares will begin with the next following distribution payment date. Distribution and voting rights as to any purchased shares typically commence on the applicable distribution payment date. Once enrolled in the plan, a stockholder may change his or her reinvestment options at any time by submitting an election form at least five days prior to a distribution payment date.

If we declare a distribution, participants in the distribution reinvestment plan will be able to use distributions paid by us to purchase shares at a fixed price of $9.50 per share until the earlier of:

•                                          the change of the public offering price per share of common stock in a public “best efforts” offering of our common stock from $10.00 per share, if there is a change; and

•                                          termination of any “best efforts” public offering of our common stock, unless followed by a subsequent “best efforts” public offering.

After the termination of all “best efforts” public offerings of our common stock, participants may acquire our shares at a price equal to 95% of the “market price” of a share of our common stock on the date of purchase until the shares become listed for trading on a national securities exchange (referred to herein as a “liquidity event”).  For these purposes, “market price” means, prior to a liquidity event, either (1) the last price at which shares were offered by us in a “best efforts” public offering of our shares or (2) the fair market value of a share of our common stock, as estimated by us, if our estimate of fair market value on a per share basis is not equal to the last price at which shares were offered by us in a “best efforts” public offering. If a liquidity event occurs, participants will be able to purchase shares at a price equal to 100% of the average daily open and close price per share, as reported by the national securities exchange on which our shares are listed, on the distribution payment date.

The number of shares purchased for each participant will depend upon the aggregate amount of his or her cash distributions and the purchase price per share, as described above. We will not purchase shares of common stock for participants under the plan to the extent that the purchase will cause the participant to own in excess of 9.8% in value of our issued and outstanding shares of stock or 9.8% in value or in number of shares, whichever is more restrictive, of our issued and outstanding shares of common stock, unless those limitations are waived by our board.

Participants may terminate their participation in the plan at any time. A participant must notify the plan administrator in order to terminate participation in the plan. However, we reserve the right to terminate the enrollment of any participant who has caused undue expenses under the plan. We will send the stockholder a check for any distributions earned subsequent to the effective date of termination.

We may amend, suspend or terminate the plan at any time, without prior notice to, or the prior consent of, stockholders, but notice will be mailed to participants following the date of the amendment, suspension or termination. Neither we nor any affiliates of IREIC receive a fee for selling shares through the distribution reinvestment plan. We do not warrant or guarantee that participants will acquire shares at the lowest possible price through the plan.

See “Federal Income Tax Considerations — Other Tax Considerations — Distribution Reinvestment Plan” for a discussion regarding tax effects of participating in the plan.

Share Repurchase Program

The share repurchase program is designed to provide eligible stockholders with limited, interim liquidity by enabling them to sell shares back to us. Subject to certain restrictions discussed below, we may repurchase shares, including fractional shares, from time to time, at the following prices:

•                                          $9.00 per share for stockholders who have owned their shares for at least one year, but less than five years; and

•                                          $9.50 per share for stockholders who have owned their shares for at least five years.

During the period of any public offering, the repurchase price will be equal to or below the price of the shares offered in the relevant offering. In the event that the board or our Business Manager makes a future determination regarding the estimated value of our shares, our board of directors, in its sole discretion, may change the repurchase prices listed above.  We will report any new repurchase prices in the annual report and the three quarterly reports that we publicly file with the Securities and Exchange Commission.

The terms on which we may repurchase shares may differ between repurchases upon the death of a stockholder (referred to herein as “exceptional repurchases”) and all other repurchases (referred to herein as “ordinary repurchases”).

In the case of ordinary repurchases, we may repurchase shares beneficially owned by a stockholder continuously for at least one year. However, in the event a stockholder is having all his or her shares repurchased, our board may waive the one-year holding requirement for shares originally purchased under our distribution reinvestment plan.  We may make ordinary repurchases only if we have sufficient funds available to complete the repurchase.  In any given calendar month, we are authorized to use only the proceeds from our distribution reinvestment plan during that month to make ordinary repurchases; provided that, if we have excess funds during any particular month, we may, but are not obligated to, carry those excess funds to the subsequent calendar month for the purpose of making ordinary repurchases.  Subject to funds being available, in the case of ordinary repurchases, we will limit the number of shares repurchased during any calendar year to 3% of the number of shares of common stock outstanding on December 31st of the previous calendar year.  In the event that we determine not to repurchase all of the shares presented during any month, including as a result of having insufficient funds or satisfying the 3% limit, to the extent we decide to repurchase shares, shares will be repurchased on a pro rata basis up to the limits described above.  Any stockholder whose ordinary repurchase request has been partially accepted in a particular calendar month will have the remainder of his or her request included with all new repurchase requests we have received in the immediately following calendar month, unless he or she chooses to withdraw that request.

In the case of exceptional repurchases, we may repurchase shares upon the death of a stockholder who is a natural person, including shares held by the stockholder through a trust, or an IRA or other retirement or profit-sharing plan, after receiving a written request from (1) the estate of the stockholder, (2) the recipient of the shares through bequest or inheritance, even where the recipient has registered the shares in his or her own name or (3) in the case of the death of a settlor of a trust, the beneficiary of the trust, even where the beneficiary has registered the shares in his or her own name.  We must, however, receive the written request within one year after the death of the stockholder.  If spouses are joint registered holders of shares, the request to repurchase the shares may be made if either of the registered holders dies.  If the stockholder is not a natural person, such as a partnership, corporation or other similar entity, the right to an exceptional repurchase upon death does not apply.

We are authorized to use any funds to make exceptional repurchases.  In addition, there is no one-year holding period applicable to exceptional purchases, and any shares held for less than one year by the deceased will be repurchased at a price equal to $9.00 per share.  Further, the 3% limit described above will not apply to exceptional repurchases.

To request repurchase, the stockholder must submit a repurchase request, the form of which is available on our website, www.inlanddiversified.com, to the repurchase agent at least five days prior to the repurchase date.  The request must state the name of the person/entity who owns the shares and the number of shares to be repurchased, and must be properly executed.  The stockholder must notify us in writing if the stockholder wishes to withdraw a pending request to have shares repurchased. We will not repurchase that stockholder’s shares so long as we receive the written request to withdraw at least five days prior to the repurchase date.  We will effect all repurchases on the last business day of the calendar month or any other business day that may be established by the board. Following the repurchase, we will send the stockholder of record the cash proceeds of the repurchase.

All shares requested to be repurchased must be beneficially owned by the stockholder of record making the request, or the party presenting the shares must be authorized to do so by the owner of record of the shares, and must be fully transferable and not subject to any liens or encumbrances. In certain cases, we may ask the requesting stockholder to provide evidence satisfactory to us that the shares requested for repurchase are not subject to any liens or encumbrances. If we determine that a lien exists against the shares, we will not be obligated to repurchase any shares subject to the lien.

The share repurchase program will immediately terminate if our shares are listed on any national securities exchange.  In addition, our board of directors, in its sole discretion, may amend, suspend (in whole or in part), or terminate our share repurchase program.  In the event that we amend, suspend or terminate the share repurchase program, however, we will send stockholders notice of the change at least thirty days prior to the change, and we will disclose the change in a report filed with the SEC on either Form 8-K, Form 10-Q or Form 10-K, as appropriate.  Further, our board reserves the right in its sole discretion at any time and from time to time to reject any requests for repurchases.  See “Risk Factors — Risks Related to the Offering” for additional discussion regarding the amendment of our share repurchase program.

Shares we purchase under the share repurchase program will be canceled, and will have the status of authorized but unissued shares. The repurchased shares will not be reissued unless they are first registered with the Securities and Exchange Commission under the Securities Act and under appropriate state securities laws or otherwise issued in compliance with exemptions from the registration provisions contained in these laws.

We may appoint a repurchase agent to effect all repurchases of shares and to disburse funds to the stockholders in accordance with the share repurchase program. The repurchase agent will perform all recordkeeping and administrative functions involved in the program, and we will bear all costs involved in organizing, administering and maintaining the program.  No fees will be paid to IREIC, our Business Manager, our directors or any of their affiliates in connection with the repurchase of shares by us pursuant to the share repurchase program.

OPTIONAL INDIVIDUAL RETIREMENT ACCOUNT PROGRAM

To provide our stockholders with an opportunity to hold their investment in a Traditional, ROTH or SEP individual retirement account, we have entered into an agreement with First Trust Company of Onaga  (“FTCO”), pursuant to which FTCO will act as custodian for new or current accountholders of a Traditional, ROTH or SEP IRA (referred to herein as a “FTCO IRA”).  Enrollment forms must be submitted directly to FTCO in order to open the FTCO IRA.

Pursuant to our agreement, FTCO will offer the following benefits to any FTCO IRA accountholder that has invested an amount equal to or greater than $10,000 in shares of our common stock.

•                                          For any accountholder that makes an initial investment equal to or greater than $10,000 in shares of our common stock, the FTCO IRA account set-up fee of $25 will be waived.

•                                          The $8 fee charged for purchases of our shares will be waived.

•                                          We will pay the annual account fee for a FTCO IRA.

•                                          The ACH distribution fee of $1 per distribution will be waived.

•                                          The FTCO IRA closing fee has been reduced to $100. This fee will be charged to the accountholder.

•                                          The accountholder will receive an annual statement from FTCO. If an accountholder elects to receive statements on a monthly or quarterly basis, a fee will be charged to the accountholder based on the frequency of statement receipt. The annual fee to receive monthly statements is $25, and the annual fee to receive quarterly statements is $10.

Any stockholder that satisfies the $10,000 account minimum through multiple purchases or through distribution reinvestment will be granted the same benefits listed above effective on the first July 1st following the date that he or she satisfies the account minimum.  Until the July 1st following the date that he or she satisfies the account minimum, each stockholder will continue to be responsible for his or her own annual account fees in accordance with FTCO’s standard fee schedule.

The FTCO IRA program may be suspended or terminated if:

•                                          our shares are listed on any national securities exchange, or are subject to bona fide quotes on any inter-dealer quotation system or electronic communications network; or

•                                          our board of directors determines that it is in our best interest to suspend or terminate the FTCO IRA program.

We also may amend or modify any provision of the program at any time in our board’s discretion. In the event that we amend, suspend or terminate the FTCO IRA program, however, we will send stockholders notice of the changes at least thirty days prior to the changes.

For additional information and forms regarding the establishment of a FTCO IRA account, please contact the First Trust Company of Onaga by phone at 1-800-521-9897 (customer service) or 785-889-4213 (main phone number), by facsimile at 785-889-7169 or by visiting its web site at http://www.ftconaga.com/.

REPORTS TO STOCKHOLDERS

Our Business Manager will keep, or cause to be kept, full and true books of account on an accrual basis of accounting, in accordance with generally accepted accounting principles. All of these books of account, together with a copy of our charter, will at all times be maintained at our principal office, and are open to inspection, examination and duplication at reasonable times by the stockholders or their agents.

We will send an annual report to each stockholder within 120 days following the close of each fiscal year. Each annual report will contain:

•                                          audited income statements and balance sheets for the previous three and two years, respectively, or the period of time we have been operating if less, all prepared in accordance with SEC rules and regulations governing the preparation of financial statements;

•                                          if applicable, the ratio of the costs of raising capital during the period to the capital raised;

•                                          the aggregate amount of fees paid to IREIC and its affiliates including our Business Manager, our Real Estate Managers and IREA, including fees or charges paid to IREIC and its affiliates by third parties doing business with us;

•                                          our total operating expenses, stated as a percentage of the average assets and as a percentage of net income for the most recently completed fiscal year;

•                                          a report from the independent directors that the policies we follow are in the best interests of our stockholders in the aggregate and the basis for their determination; and

•                                          separately stated, full disclosure of all material terms, factors and circumstances surrounding any and all transactions involving us, our directors, IREIC and its affiliates including our Business Manager, our Real Estate Managers and IREA, occurring in the most recently completed fiscal year. Our independent directors must examine and comment on the fairness of these transactions.

Our directors, including the independent directors, will be required to take reasonable steps to ensure that the annual report requirements set forth above are satisfied.

In addition, unaudited quarterly reports containing the information required by Form 10-Q will be submitted to each stockholder within sixty days after the end of the first three fiscal quarters.

Further, we will supplement this prospectus to describe any material assets that we acquire or propose to acquire during the course of this offering.

We will submit appropriate tax information to the stockholders within thirty-one days following the end of each fiscal year but we will not provide a specific reconciliation between generally accepted accounting principles and income tax information to the stockholders. However, the reconciling information is available in our office for inspection and review by any interested stockholder. At the same time we send the appropriate tax information to stockholders, we will provide each stockholder with an individual report on his or her investment, including the purchase date(s), purchase price and number of shares owned, as well as the dates of distribution and amounts of distributions received during the prior fiscal year. This individual statement includes any purchases of shares under the distribution reinvestment plan. Stockholders requiring reports on a more frequent basis may request these reports. We will make every reasonable effort to supply more frequent reports, as requested, but we may, at our sole discretion, require payment of an administrative charge either directly by the stockholder, or through pre-authorized deductions from distributions payable to the stockholder making the request.

PRIVACY POLICY NOTICE

To help you understand how we protect your personal information, we have included our Privacy Policy Notice as Appendix E to this prospectus. This notice describes our current privacy policy and practices. Should you decide to establish or continue a stockholder relationship with us, we will advise you of our policy and practices at least once annually, as required by law.

RELATIONSHIPS AND RELATED TRANSACTIONS

We have entered into agreements to pay IREIC and its affiliates including our Business Manager, our Real Estate Managers and IREA certain fees or other compensation for providing services to us. These arrangements were not determined by arm’s length negotiations. In those instances in which there are maximum amounts or ceilings on the compensation which may be received, IREIC and its affiliates including our Business Manager, our Real Estate Managers and IREA may not recover any excess amounts for those services by reclassifying them under a different compensation or fee category. Set forth below is a brief summary of the material terms of our agreements with our Business Manager, our Real Estate Managers and other affiliates of IREIC. For a more detailed discussion of these agreements, see “Management” above.

Business Management Agreement. We have entered into a business management agreement with Inland Diversified Business Manager & Advisor, Inc. to serve as our Business Manager with responsibility for overseeing and managing our day-to-day operations, including entering into agreements with IREIC and its affiliates to provide the services and licenses needed to operate our business. This agreement has an initial term of one year, renewable for successive one year terms, but will terminate upon the mutual consent of the parties. The agreement may be terminated, without cause or penalty, by us, upon a vote by a majority of the independent directors, or by the Business Manager on sixty days written notice to the other party.  The agreement will also terminate upon a business combination with our Business Manager. We will compensate and reimburse the Business Manager in the manner set forth in the brief summary of the compensation table below. For a more detailed discussion on compensation, see the complete “Compensation Table” above.

Ancillary Agreements. Pursuant to the business management agreement, the Business Manager, or we, in the case of the trademark license agreement, have entered into the following service and license agreements. We have agreed to reimburse the Business Manager, IREIC and its affiliates for the expenses paid or incurred to provide these services, including expenses and the costs of the salaries and benefits of the persons employed by these entities that perform services for us.

•                                          Brokerage Services Agreement with Inland Financial Products, Inc. or its affiliate to facilitate transactions in real-estate related loans and commercial mortgage backed securities.

•                                          Communications Services Agreement with Inland Communications, Inc., to provide us with marketing, communications and media relations services.

•                                          Computer Services Agreement with Inland Computer Services, Inc., to provide us with data processing, computer equipment and support services and other information technology services.

•                                          Insurance and Risk Management Services Agreement with Inland Risk and Insurance Management Services, Inc., to provide us with insurance and risk management services.

•                                          Legal Services Agreement with TIREG, to provide us with legal services.

•                                          Mortgage Placement Services Agreements with Inland Mortgage Brokerage Corporation and Inland Commercial Mortgage Corporation to place mortgages for us.

•                                          Mortgage Servicing Agreement with Inland Mortgage Servicing Corporation to service mortgages for us.

•                                          Office Services Agreement with Inland Office Services, Inc. to provide us with office services.

•                                          Personnel Services Agreement with Inland Human Resource Services, Inc., to provide us with personnel services.

•                                          Property Tax Service Agreement with Investors Property Tax Services, Inc., to provide us with property tax services.

•                                          Software License Agreement with Inland Computer Services, Inc., to provide the Business Manager a right and license to use and copy certain software in connection with the Business Manager ‘s obligations under the business management agreement.

•                                          Trademark License Agreement with TIREG to provide us a non-exclusive, royalty-free right and license to use the “Inland” name and marks, and the goodwill associated with them, in connection with our business.

Real Estate Management Agreements. We have entered into real estate management agreements, sometimes referred to herein as the “master management agreements,” with each of our Real Estate Managers, under which our Real Estate Managers and their affiliates will manage or oversee each of our real properties.  If we acquire a property that we would like one of our Real Estate Managers to manage, we will enter into a separate property-specific agreement.  The master management agreement with each Real Estate Manager has a term of one year and is renewable for successive one year terms.  Each master management agreement may be terminated by mutual consent of the parties.  We also may terminate each master management agreement without cause or penalty upon a vote by a majority of the independent directors on sixty days written notice to the respective Real Estate Manager.  We will compensate and reimburse each Real Estate Manager in the manner set forth in the brief summary of the compensation table below. For a more detailed discussion on compensation, see the complete “Compensation Table” above.

Other Agreements with Affiliates of IREIC

We have entered into, or will enter into, agreements with other affiliates of IREIC to provide services to us.  The terms of these agreements are summarized herein.

Investment Advisory Agreement.  We have entered into an investment advisory agreement with Inland Investment Advisors, Inc., referred to herein as “Inland Advisors,” under which Inland Advisors will serve as our investment advisor.  The agreement provides that Inland Advisors has full discretionary authority with respect to the investment and reinvestment of our assets, subject to certain investment guidelines that we may provide from time to time, and which take effect generally fifteen days after notice to Inland Advisors.  The agreement also gives Inland Advisors the power to act as our proxy and attorney-in-fact to vote, tender or direct the voting or tendering of all of the assets of our accounts.  We will pay Inland Advisors a monthly fee for providing investment advisory services in connection with our investments in securities. We will pay Inland Investment Advisors, Inc. a monthly fee for providing investment advisory services in connection with our investments in securities. We will pay fees at an annual rate equal to 1% of the first $1 to $5 million of securities under management, 0.85% of securities from $5 to $10 million, 0.75% of securities from $10 to $25 million, 0.65% of securities from $25 to $50 million, 0.60% of securities from $50 to $100 million and 0.50% of securities above $100 million. Assets under management will be determined based on the aggregate carrying value of the securities as reported on the applicable broker’s monthly statement or report.  Both we and Inland Advisors may terminate the agreement upon thirty days’ written notice.

Property Acquisition Agreement.  We and our Business Manager have entered into an agreement with Inland Real Estate Acquisitions, Inc., or “IREA,” under which IREA will assist us in acquiring properties, REITs, real estate operating companies or other real estate assets.  We will reimburse IREA for expenses paid on our behalf in connection with evaluating real estate assets for us, regardless of whether we acquire the assets.  We may not, however, reimburse expenses that exceed the greater of 6% of the contract price of any real estate asset or, in the case of a loan, 6% of the funds advanced.  This agreement will continue in effect concurrently with the term of the business management agreement, provided that it will terminate upon a “change in control” of our company, as defined in the agreement.

Institutional Investor Relationship Services Agreement.  We will enter into an institutional investor relationships services agreement with Inland Institutional Capital Partners Corporation, referred to herein as “ICAP,” under which ICAP will serve as our institutional investment relationship advisor.  The agreement will provide that ICAP will advise us regarding our current market position, secure institutional investor commitments, and form ventures with unaffiliated operating partners.  We will pay ICAP an hourly advisory fee equal to $250 per hour for ICAP’s principals and $100 per hour for ICAP’s other employees.  The advisory fee will be paid in arrears on a quarterly basis.  In addition, in the event that ICAP identifies an institutional partner or operating partner with whom we actually enter into a definitive agreement, we will pay ICAP an investment fee of 0.35% of the amount paid by a new partner to the joint venture or other arrangement and 0.25% of amounts paid by partners that have already invested in a joint venture with us.  This investment fee will be offset by the hourly advisory fee described above.  The agreement will have a term of one year, and will automatically renew for successive one year terms thereafter.  Both we and ICAP may terminate the agreement upon 180 days’ written notice.

Compensation To Be Paid To Affiliates of IREIC

We will pay fees to affiliates of IREIC such as Inland Securities, our Business Manager and our Real Estate Managers and their respective affiliates. We also will reimburse these entities for expenses incurred in performing services on our behalf.  See “Compensation Table” for a summary of the most significant fees and expenses that we will pay, or expect to pay, to these entities.

Other Relationships and Fees

We have purchased 1,000 shares of common stock in The Inland Real Estate Group of Companies for $1,000. The Inland Real Estate Group of Companies, Inc. is a marketing entity whose primary function is to promote the business interests of its individual stockholder members, including other entities previously sponsored by IREIC. The Inland Real Estate Group of Companies coordinates, among other things, marketing to prospective tenants as well as identifying and monitoring legislation that may impact stockholders.

We expect to enter into an agreement to become a member of a limited liability company which has been formed as an insurance association captive, referred to herein as the “Captive,” and is owned by Inland Real Estate Corporation, Inland Western Retail Real Estate Trust, Inc. and Inland American Real Estate Trust, Inc.  Inland Risk & Insurance Management Services, Inc., an affiliate of TIREG, provides services to the Captive.  The Captive was formed to more efficiently manage the respective insurance coverage, and premiums associated with that coverage, of its members.  The Captive annually oversees the purchase of one or more insurance policies on properties of its members, on terms that will be acceptable to all members. Portions of these insurance policies are funded or reimbursed by insurance policies purchased from the Captive by the members. The premium associated with the non-catastrophic property and casualty insurance policies purchased from the Captive are divided among each of the members based upon a determination by a third-party, independent actuary of the losses, loss reserves and loss expenses that each member is expected to incur, and a proportional allocation of associated operating costs.  We expect to contribute $187,500 to the Captive to become a member.  The Captive uses its capital to pay a portion of certain property and casualty losses and general liability losses suffered by a member under the policies purchased by the Captive subject to deductibles applicable to each occurrence.  These losses are paid by the Captive up to and including a certain dollar limit, after which the losses are covered by the third party insurer.  Future contributions to capital will be made in the form of premium payments determined for each member based on its individualized loss experiences as well as the level of deductible each member desires.

LEGAL MATTERS

Shefsky & Froelich Ltd., Chicago, Illinois, has passed upon certain legal matters in connection with this offering including our status as a REIT for federal income tax purposes. Shefsky & Froelich Ltd. also serves as counsel for the dealer manager.  Venable LLP has passed upon the legality of the common stock offered hereby.

EXPERTS

The financial statements of Inland Diversified Real Estate Trust, Inc. as of December 31, 2008, and for the period from June 30, 2008 (inception) through December 31, 2008, have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are filing a registration statement on Form S-11 with the Securities and Exchange Commission in connection with our initial public offering. We are required to file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission.

This prospectus is part of the registration statement and does not contain all of the information included in the registration statement and all of its exhibits, certificates and schedules. Whenever a reference is made in this prospectus to any contract or other document of ours, the reference may not be complete and you should refer to the exhibits that are a part of the registration statement for a copy of the contract or document.

You can read our registration statement and our SEC filings over the Internet at www.sec.gov. You also may read and copy any document we file with the SEC at its Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You also may obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, NE, Washington, D.C. 20549. Please call the SEC at (800) SEC-0330 or e-mail at publicinfo@sec.gov for further information on the operation of the public reference facilities.

F-1

Report of Independent Registered Public Accounting Firm

Board of Directors

Inland Diversified Real Estate Trust, Inc.

We have audited the accompanying balance sheet of Inland Diversified Real Estate Trust, Inc. (the “Company”) as of December 31, 2008 and the related statement of operations, stockholder’s equity and cash flows for the period from June 30, 2008 (inception) through December 31, 2008.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Inland Diversified Real Estate Trust, Inc. as of December 31, 2008 and the results of its operations and its cash flows for the period from June 30, 2008 (inception) through December 31, 2008, in conformity with U.S. generally accepted accounting principles.

/s/  KPMG LLP

Chicago, Illinois

April 9, 2009

F-2

Inland Diversified Real Estate Trust, Inc.

(A Maryland Corporation)

BALANCE SHEET

December 31, 2008

ASSETS

Cash and cash equivalents	$399,798
Deferred offering costs	899,163

Total assets	$1,298,961

LIABILITIES AND STOCKHOLDER’S EQUITY

Liabilities:
Accrued offering expenses	$102,283
Accounts payable	35,145
Due to affiliates	1,031,107
Total Liabilities	$1,168,535

Stockholder’s equity:
Preferred stock, $.001 par value per share, 40,000,000 shares authorized, none outstanding	—
Common stock, $.001 par value per share, 2,460,000,000 shares authorized, 20,000 shares issued and outstanding	20
Additional paid in capital	199,980
Retained earnings deficit	(69,574)

Total stockholder’s equity	130,426

Total liabilities and stockholder’s equity	$1,298,961

See accompanying notes to financial statements.

F-3

Inland Diversified Real Estate Trust, Inc.

(A Maryland Corporation)

STATEMENT OF OPERATIONS

For the period from June 30, 2008 (inception) through December 31, 2008

Expenses
Organization	$22,988
General and Administrative	46,586

Net loss	$69,574

See accompanying notes to financial statements.

F-4

Inland Diversified Real Estate Trust, Inc.

(A Maryland Corporation)

STATEMENT OF STOCKHOLDER’S EQUITY

For the period from June 30, 2008 (inception) through December 31, 2008

	Number of	Common	Additional Paid in	Retained Earnings
	Shares	Stock	Capital	Deficit	Total

Initial capital contribution	20,000	$20	$199,980	$—	$200,000
Net loss for the period from June 30, 2008 (inception) through December 31, 2008	—	—	—	(69,574)	(69,574)

Balance at December 31, 2008	20,000	$20	$199,980	$(69,574)	$130,426

See accompanying notes to financial statements.

F-5

Inland Diversified Real Estate Trust, Inc.

(A Maryland Corporation)

STATEMENT OF CASH FLOWS

For the period from June 30, 2008 (inception) through December 31, 2008

Cash flows from operating activities -
Net loss for the period from June 30, 2008 (inception) through December 31, 2008	$(69,574)
Adjustments to reconcile net loss for the period from June 30, 2008 (inception) through December 31, 2008 to net cash from operating activities
Increase in accounts payable	35,145

Net cash flows used in operating activities	(34,429)

Cash flows provided by financing activities:
Capital contribution	200,000
Due to affiliates	1,031,107
Payment of offering costs, net of accrued offering expenses	(796,880)

Net cash flows provided by financing activities	434,227

Net increase in cash	399,798
Cash at beginning of period	—

Cash at end of period	$399,798

See accompanying notes to financial statements.

F-6

Inland Diversified Real Estate Trust, Inc.

(A Maryland Corporation)

NOTES TO FINANCIAL STATEMENTS

December 31, 2008

(1)  Organization

Inland Diversified Real Estate Trust, Inc. (the “Company”) was formed on June 30, 2008 to acquire and manage a diversified portfolio of commercial real estate investments located in the United States and Canada and has not commenced operations.  The Business Management Agreement (the “Agreement”) provides for Inland Diversified Business Manager & Advisor, Inc. (the “Business Manager”), an affiliate of the Company’s sponsor, Inland Real Estate Investment Corporation (the “Sponsor”), to be the Business Manager to the Company.  The Company contemplates the sale of up to 700,000,000 shares of common stock (“Shares”) at $10 each in an initial public offering (the “Offering”) to be registered with the Securities and Exchange Commission (the “Registration Statement”) and the issuance of 50,000,000 shares at $9.50 each which may be distributed pursuant to the Company’s distribution reinvestment plan.  No shares will be sold unless subscriptions for at least 200,000 shares (the minimum offering) have been obtained within one year after commencing the Offering.

The Company intends to qualify as a real estate investment trust (“REIT”) under the Internal Revenue Code of 1986, as amended, for federal income tax purposes.  If the Company qualifies for taxation as a REIT, the Company generally will not be subject to federal income tax to the extent it distributes its taxable income to its stockholders.  If the Company fails to qualify as a REIT in any taxable year without the benefit of certain relief provisions, the Company will be subject to federal and state income tax on its taxable income at regular corporate income tax rates.  Even if the Company qualifies for taxation as a REIT, the Company may be subject to certain state and local taxes on its income, property or net worth and federal income and excise taxes on its undistributed income.

The Company will provide the following programs to facilitate investment in the Company’s shares and to provide limited liquidity for stockholders.

The Company will allow stockholders who purchase shares in the offering to purchase additional shares from the Company by automatically reinvesting distributions through the distribution reinvestment plan (“DRP”), subject to certain share ownership restrictions. Such purchases under the DRP will not be subject to selling commissions or the marketing contribution and due diligence expense allowance, and are made at a price of $9.50 per share.

The Company will repurchase shares under the share repurchase program (“SRP”), if requested, subject to funds being available.  In any given calendar month, proceeds used for the SRP cannot exceed the proceeds from the DRP. In addition, the Company will limit the number of shares repurchased during any calendar year to 3% of the number of shares of common stock outstanding on December 31st of the previous calendar year.  The share repurchase program will be terminated if the Company’s shares become listed for trading on a national securities exchange.   In addition, the Company’s board of directors, in its sole discretion, may amend, suspend or terminate the SRP, without prior notice to stockholders.

The fiscal year-end of the Company is December 31.

F-7

Inland Diversified Real Estate Trust, Inc.

(A Maryland Corporation)

NOTES TO FINANCIAL STATEMENTS

(continued)

December 31, 2008

(2)  Summary of Significant Accounting Policies

The preparation of a balance sheet in conformity with U.S. generally accepted accounting principles requires management of the Company to make a number of estimates and assumptions relating to the reported amount of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the balance sheet.  Actual results could differ from those estimates.

Costs associated with the Offering are deferred and charged against the gross proceeds of the Offering upon closing.  Formation and organizational costs are expensed as incurred.  For the period from June 30, 2008 (inception) through December 31, 2008, $22,988 of organizational costs were expensed.

Cash and cash equivalents are stated at cost, which approximates fair value.  For purposes of the statement of cash flows, all short-term investments with maturities of three months or less are considered to be cash equivalents.

Tenant improvements will be depreciated over the lesser of the life of the lease or the life of the asset.

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for future tax consequences attributable to differences between financial statement carrying amounts and their respective tax bases. A valuation allowance is established for uncertainties relating to realization of deferred tax assets. As of December 31, 2008, the Company had a deferred tax asset of $27,652 related to organizational costs for which a valuation allowance was recorded due to current uncertainty of realization.

(3)  Transactions with Affiliates

The Sponsor contributed $200,000 to the capital of the Company for which it received 20,000 shares of common stock.

As of December 31, 2008, the Company had incurred $922,151 of offering and organization costs, of which $819,868 was advanced by the Sponsor. Pursuant to the terms of the Offering, the Business Manager has guaranteed payment of all public offering and organization expenses (excluding underwriting costs, consisting of sales commissions and the marketing contribution allowance) in excess of 5% of the gross proceeds of the offering or all organization and offering expenses (including underwriting costs) which together exceed 15% of gross offering proceeds. In the event that the minimum offering is not successful, an affiliate of the Business Manager will pay the related costs of the Offering.

The due to affiliates amount on the accompanying balance sheet represents non-interest bearing advances made by the Sponsor which will be repaid when the Company receives equity proceeds upon achieving the minimum offering.

F-8

Inland Diversified Real Estate Trust, Inc.

(A Maryland Corporation)

NOTES TO FINANCIAL STATEMENTS

(continued)

December 31, 2008

Certain compensation and fees payable to the Business Manager for services to be provided to the Company are limited to maximum amounts.

Nonsubordinated payments

Offering Stage

Selling commissions	The Company will pay Inland Securities Corporation, an affiliate of the Business Manager, 7.5% (up to 7% of which may be reallowed to participating dealers) of the sale price for each share sold.

Marketing contribution	The Company will pay a marketing contribution to Inland Securities equal to 2.5% (up to 1.5% of which may be reallowed to participating dealers) of the gross offering proceeds from shares sold.

Itemized and detailed due diligence expense reimbursement

The Company will reimburse Inland Securities Corporation and soliciting dealers for bona fide out-of-pocket, itemized and detailed due diligence expenses incurred by these entities, in amounts up to 0.5% of the gross offering proceeds.  These expenses may, in the Company’s sole discretion, be reimbursed from amounts paid or reallowed to these entities as a marketing contribution, or may be reimbursed from issuer costs.

Issuer costs

The Company will reimburse the Sponsor, its affiliates and third parties for costs and other expenses of the offering that they pay on its behalf, in an amount not to exceed 5% of the gross offering proceeds.

F-9

Inland Diversified Real Estate Trust, Inc.

(A Maryland Corporation)

NOTES TO FINANCIAL STATEMENTS

(continued)

December 31, 2008

Operational Stage

Acquisition expenses

The Company will reimburse the Business Manager and its affiliates for expenses paid on the Company’s behalf in connection with acquiring real estate assets, regardless of whether the Company acquires the real estate assets.  The Company may not, however, reimburse expenses that exceed, when combined with any acquisition fees that may be paid, the greater of 6% of the contract price of any real estate asset acquired or, in the case of a loan, 6% of the funds advanced.

Acquisition fees

The Company will pay the Business Manager for services performed in connection with acquiring a controlling interest in a REIT or other real estate operating company.  The fee will be equal to 2.5% of the aggregate purchase price paid for the entire interest but will only become due once we acquire a controlling interest.

F-10

Inland Diversified Real Estate Trust, Inc.

(A Maryland Corporation)

NOTES TO FINANCIAL STATEMENTS

(continued)

December 31, 2008

Real estate management fees

Up to 4.5% of the gross income from each property that is managed directly by the Real Estate Manager or its affiliates, paid on a monthly basis.  The applicable Real Estate Manager will determine, in its sole discretion, the amount of the fee with respect to a particular property, subject to the 4.5% limitation.  This fee may be increased, subject to the approval of a majority of the Company’s independent directors, for certain properties. The Company also will reimburse each Real Estate Manager and its affiliates for property-level expenses that they pay or incur on the Company’s behalf, including the salaries and benefits of persons employed by the Real Estate Manager and its affiliates except for the salaries and benefits of persons who also serve as one of the Company’s executive officers or as an executive officer of any of the Real Estate Managers.

F-11

Inland Diversified Real Estate Trust, Inc.

(A Maryland Corporation)

NOTES TO FINANCIAL STATEMENTS

(continued)

December 31, 2008

Oversight fee

Up to 1% of the gross income from each property that is managed directly by entities other than the Real Estate Managers or their affiliates. The applicable Real Estate Manager will determine, in its sole discretion, the amount of the fee with respect to a particular property, subject to the 1% limit.  The Company also will reimburse each Real Estate Manager and its affiliates for property-level expenses that they pay or incur on the Company’s behalf, including the salaries and benefits of persons employed by the Real Estate Manager and its affiliates except for the salaries and benefits of persons who also serve as one of the Company’s executive officers or as an executive officer of any of the Real Estate Managers.

In addition, with respect to any property that is managed directly by entities other than the Real Estate Managers or their affiliates and does not generate income, such as properties that are newly constructed, are under development or construction, or have not yet been developed, the Company may pay a monthly oversight fee based upon the “hourly billing rate” of the applicable Real Estate Manager, multiplied by the number of hours spent by its employees in providing oversight services for the Company in respect of that property.

F-12

Inland Diversified Real Estate Trust, Inc.

(A Maryland Corporation)

NOTES TO FINANCIAL STATEMENTS

(continued)

December 31, 2008

For these purposes, the “hourly billing rate” approximates the hourly cost to that Real Estate Manager to provide services to the Company based on: the amount of salaries and bonuses paid to the employees of the Real Estate Manager providing the services; and an allocation for overhead including employee benefits, rent, materials, fees, taxes, and other operating expenses incurred by the Real Estate Manager in operating its business, except for direct expenses for which the Company reimburses the Real Estate Manager.

Except as otherwise approved by a majority of the Company’s independent directors, the total fees paid to the Real Estate Managers for managing a particular property, including oversight fees, will not exceed 4.5% of the gross income generated by the applicable property.

Purchasing, selling and servicing mortgages fees	0.03% per year on the first billion dollars and 0.01% thereafter on all mortgages that are serviced. In addition, 0.2% of the principal amount of each loan placed for the Company.

Brokerage fee

The Company will pay Inland Mortgage Capital Corporation a brokerage fee for facilitating transactions in real estate related-loans, including commercial mortgage-backed securities, in an amount equal to 1% of the purchase price of the loans or commercial mortgage-backed securities.

F-13

Inland Diversified Real Estate Trust, Inc.

(A Maryland Corporation)

NOTES TO FINANCIAL STATEMENTS

(continued)

December 31, 2008

Reimbursable expenses for providing ancillary services.

The Company will reimburse the Business Manager and their respective affiliates for any expenses that they pay or incur in providing ancillary services to the Company, including the costs of salaries and benefits of persons employed by these entities and performing services for the Company.

Investment advisor fee

The Company will pay annual fees totaling 1% of the first $1 to $5 million of marketable securities under management, 0.85% of marketable securities from $5 to $10 million, 0.75% of marketable securities from $10 to $25 million, 0.65% of marketable securities from $25 to $50 million, 0.60% of marketable securities from $50 to $100 million and 0.50% of marketable securities above $100 million.

Institutional investment fee

The Company will pay Inland Institutional Capital Partners Corporation, or “ICAP,” a fee for identifying unaffiliated institutional partners and operating partners with whom it may enter into joint ventures, partnerships, co-tenancies and other co-ownership arrangements.  The Company will pay ICAP an advisory fee for the time that ICAP spends targeting and qualifying potential partners and providing related services to the Company, at a rate equal to $250 per hour for ICAP’s principals and $100 per hour for ICAP’s other employees.  The advisory fee will be accrued on a quarterly basis.

F-14

Inland Diversified Real Estate Trust, Inc.

(A Maryland Corporation)

NOTES TO FINANCIAL STATEMENTS

(continued)

December 31, 2008

In addition, in the event that ICAP identifies an unaffiliated institutional partner or operating partner with whom the Company actually enters into a definitive agreement, the Company will pay ICAP an investment fee equal to up to 0.35% of the amount invested by that partner in the joint venture or other arrangement.  This investment fee will be offset by the advisory fee described above.

Property disposition fee

The Company will pay Inland Real Estate Sales or an affiliate an amount equal to the lesser of:

•      3% of the contract sales price of the property; or

•      50% of the customary commission which would be paid to a third party broker for the sale of a comparable property.

The amount paid, when added to the sums paid to unaffiliated parties, may not exceed either the customary commission or an amount equal to 6% of the contract sales price.

F-15

Inland Diversified Real Estate Trust, Inc.

(A Maryland Corporation)

NOTES TO FINANCIAL STATEMENTS

(continued)

December 31, 2008

Subordinated Payments

Operational Stage

Business management fee

Subject to satisfying the criteria described below, the Company will pay the Business Manager a quarterly business management fee equal to a percentage of the Company’s “average invested assets,” calculated as follows:

(1) if the Company has declared distributions during the prior quarter, in an amount equal to or greater than an average 7% annualized distribution rate (assuming a share was purchased for $10.00), it will pay a fee equal to 0.25% of its “average invested assets” for that quarter;

(2) if the Company has declared distributions during the prior quarter, in an amount equal to or greater than an average 6% annualized distribution rate but less than an average 7% annualized distribution rate (assuming a share was purchased for $10.00), it will pay a fee equal to 0.1875% of its “average invested assets” for that quarter;

(3) if the Company has declared distributions during the prior quarter, in an amount equal to or greater than an average 5% annualized distribution rate but less than an average 6% annualized distribution rate (in each case, assuming a share was purchased for $10.00), it will pay a fee equal to 0.125% of its “average invested assets” for that quarter; or

F-16

Inland Diversified Real Estate Trust, Inc.

(A Maryland Corporation)

NOTES TO FINANCIAL STATEMENTS

(continued)

December 31, 2008

(4) if the Company does not satisfy the criteria in (1), (2) or (3) above in a particular quarter, it will not, except as set forth below, pay a business management fee for that quarter.

Assuming that either (1), (2) or (3) above is satisfied, the Business Manager may decide, in its sole discretion, to be paid an amount less than the total amount that may be paid.  If the Business Manager decides to accept less in any particular quarter, the excess amount that is not paid may, in the Business Manager’s sole discretion, be waived permanently or deferred, without interest, to be paid at a later point in time.

Incentive fee

After the stockholders have first received, from distributions from all sources, a 10% per annum cumulative, non-compounded return on, plus return of, their “invested capital,” the Company will pay the Business Manager an incentive fee equal to 15% of the net proceeds from the sale of its real estate assets, including assets owned by a REIT or other real estate operating company that was acquired and operates as a subsidiary.

F-17

Inland Diversified Real Estate Trust, Inc.

(A Maryland Corporation)

NOTES TO FINANCIAL STATEMENTS

(continued)

December 31, 2008

Listing fee

Upon listing the Company’s common stock, or the common stock of any of its subsidiaries, on a national securities exchange, the Company will pay its Business Manager 15% of the amount by which its market value plus distributions paid to the date of listing exceeds the aggregate capital contributed by investors in this offering plus an amount equal to a 6% cumulative, non-compounded annual return to investors.  In the event that, at the time of listing, investors have not received a 6% cumulative, non-compounded annual return, the fee may be paid at the time that this return is paid, calculated as described herein.

F-18

Inland Diversified Real Estate Trust, Inc.

(A Maryland Corporation)

BALANCE SHEETS

June 30, 2009 (unaudited) and December 31, 2008

ASSETS

	June 30, 2009	December 31, 2008
	(unaudited)

Cash and cash equivalents	$304,968	399,798
Other investments	1,000	—
Deferred offering costs	1,407,045	899,163

Total assets	$1,713,013	1,298,961

LIABILITIES AND STOCKHOLDER’S EQUITY

Liabilities:
Accrued offering expenses	$256,389	102,283
Accounts payable	57,702	35,145
Due to affiliates	1,323,957	1,031,107
Total liabilities	$1,638,048	1,168,535

Stockholder’s equity:
Preferred stock, $.001 par value, 40,000,000 shares authorized, none outstanding
Common stock, $.001 par value, 2,460,000,000 shares authorized, 20,000 shares issued and outstanding	20	20
Additional paid in capital	199,980	199,980
Retained earnings deficit	(125,035)	(69,574)

Total stockholder’s equity	74,965	130,426

Total liabilities and stockholder’s equity	$1,713,013	1,298,961

See accompanying notes to financial statements.

F-19

Inland Diversified Real Estate Trust, Inc.

(A Maryland Corporation)

STATEMENTS OF OPERATIONS

For the three and six month periods ended June 30, 2009 (unaudited)

	For the three months ended June 30, 2009	For the six months ended June 30, 2009
	(unaudited)	(unaudited)

Income:
Interest	78	$78
	78	78
Expenses:
Organization	45,911	$44,928
General and Administrative	4,061	10,611
	49,972	55,539

Net loss	(49,894)	$(55,461)

See accompanying notes to financial statements.

F-20

Inland Diversified Real Estate Trust, Inc.

(A Maryland Corporation)

STATEMENT OF STOCKHOLDER’S EQUITY

For the six month period ended June 30, 2009 (unaudited)

	Number of	Common	Additional Paid in	Retained Earnings
	Shares	Stock	Capital	Deficit	Total

Balance at December 31, 2008	20,000	$20	$199,980	$(69,574)	$130,426

Net loss for the six months ended June 30, 2009 (unaudited)	—	—	—	(55,461)	(55,461)

Balance at June 30, 2009	20,000	$20	$199,980	$(125,035)	$74,965

See accompanying notes to financial statements.

F-21

Inland Diversified Real Estate Trust, Inc.

(A Maryland Corporation)

STATEMENT OF CASH FLOWS

For the six month period ended June 30, 2009 (unaudited)

Cash flows from operating activities:
Net loss	$(55,461)
Adjustments to reconcile net loss to net cash from operating activities
Increase in accounts payable	22,557

Net cash flows used in operating activities	(32,904)

Net cash flows from investing activities:
Investment in affiliate	(1,000)

Cash flows from by financing activities:
Increase in Due to affiliates	292,850
Payment of offering costs, net of accrued offering expenses	(353,776)

Net cash flows used in financing activities	(60,926)

Net decrease in cash and cash equivalents	(94,830)
Cash at beginning of period	399,798

Cash at end of period	$304,968

See accompanying notes to financial statements.

F-22

Inland Diversified Real Estate Trust, Inc.

(A Maryland Corporation)

NOTES TO FINANCIAL STATEMENTS

June 30, 2009

(unaudited)

(1)  Organization

Inland Diversified Real Estate Trust, Inc. (the “Company”) was formed on June 30, 2008 to acquire and manage a diversified portfolio of commercial real estate investments located in the United States and Canada and has not commenced operations.  The Business Management Agreement (the “Agreement”) provides for Inland Diversified Business Manager & Advisor, Inc. (the “Business Manager”), an Affiliate of the Company’s sponsor, Inland Real Estate Investment Corporation (the “Sponsor”), to be the Business Manager to the Company.  The Company contemplates the sale of up to 500,000,000 shares of common stock (“Shares”) at $10 each in an initial public offering (the “Offering”) to be registered with the Securities and Exchange Commission (the “Registration Statement”) and the issuance of 50,000,000 shares at $9.50 each which may be distributed pursuant to the Company’s distribution reinvestment plan.  No shares will be sold unless subscriptions for at least 200,000 shares (the minimum offering) have been obtained within one year after commencement of the Offering.

The Company intends to qualify as a real estate investment trust (“REIT”) under the Internal Revenue Code of 1986, as amended, for federal income tax purposes.  If the Company qualifies for taxation as a REIT, the Company generally will not be subject to federal income tax to the extent it distributes its REIT taxable income to its stockholders.  If the Company fails to qualify as a REIT in any taxable year, the Company will be subject to federal income tax on its taxable income at regular corporate tax rates.  Even if the Company qualifies for taxation as a REIT, the Company may be subject to certain state and local taxes on its income, property or net worth and federal income and excise taxes on its undistributed income.

In the opinion of management, the financial statements contain all the adjustments necessary to present fairly the financial positions and results of operations for the period presented herein. Results of the interim period are not necessarily indicative of the results to be expected for the year.

The Company will provide the following programs to facilitate investment in the Company’s shares and to provide limited liquidity for stockholders.

The Company will allow stockholders who purchase shares in the offering to purchase additional shares from the Company by automatically reinvesting distributions through the distribution reinvestment plan (“DRP”), subject to certain share ownership restrictions. Such purchases under the DRP will not be subject to selling commissions or the marketing contribution and due diligence expense allowance, and are made at a price of $9.50 per share.

The Company will repurchase shares under the share repurchase program (“SRP”), if requested, subject to funds being available.  In any given calendar month, proceeds used for the SRP generally cannot exceed the proceeds from the DRP.  In addition, the Company generally will limit the number of shares repurchased during any calendar year to 3% of the number of shares of common stock outstanding on December 31st of the previous year.   The SRP will be terminated if the Company’s shares become listed for trading on a national securities exchange.  In addition, the Company’s board of directors, in its sole direction, may amend, suspend or terminate the SRP.

F-23

Inland Diversified Real Estate Trust, Inc.

(A Maryland Corporation)

NOTES TO FINANCIAL STATEMENTS

(continued)

June 30, 2009

(Unaudited)

The fiscal year-end of the Company is December 31.

(2)  Summary of Significant Accounting Policies

The preparation of a balance sheet in conformity with U.S. generally accepted accounting principles requires management of the Company to make a number of estimates and assumptions relating to the reported amount of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the balance sheet.  Actual results could differ from those estimates.

Costs associated with the Offering are deferred and charged against the gross proceeds of the Offering upon closing.  Formation and organizational costs are expensed as incurred.

Cash and cash equivalents are stated at cost, which approximates fair value.  For purposes of the statement of cash flows, all short-term investments with maturities of three months or less are considered to be cash equivalents.

Tenant improvements will be depreciated over the lesser of the life of the lease or the life of the asset.

Income taxes are accounted for under the asset and liability method.  Defined tax assets and liabilities are recognized for future tax consequences attributable to differences between financial statement carrying amounts and their respective tax basis.  A valuation allowance is established for uncertainties relating to realization of defined tax assets.  As of June 30, 2009, the Company had a deferred tax asset of $49,701 related to organizational costs for which a valuation allowance was recorded due to current uncertainty of realization.

(3)  Transactions with Affiliates

The Sponsor contributed $200,000 to the capital of the Company for which it received 20,000 shares of common stock.

For the period from June 30, 2008 (inception) through June 30, 2009, the Company had incurred $1,474,961 of offering and organizational costs, of which $1,218,572 was advanced by the Sponsor.  Pursuant to the terms of the Offering, the Business Manager has guaranteed payment of all public offering and organization expenses (excluding sales commissions and the marketing contribution allowance) in excess of 5% of the gross proceeds of the Offering or all organization and offering expenses (including selling commissions) which together exceed 15% of gross offering proceeds. In the event that the minimum offering is not successful, an Affiliate of the Business Manager will bear the related costs of the Offering.

On May 28, 2009, the Company purchased 1,000 shares of common stock in the Inland Real Estate Group of Companies for $1,000, which are accounted for under the cost method.

F-24

Inland Diversified Real Estate Trust, Inc.

(A Maryland Corporation)

NOTES TO FINANCIAL STATEMENTS

(continued)

June 30, 2009

(Unaudited)

The due to affiliates amount on the accompanying balance sheet represents non-interest bearing advances made by the Sponsor which will be repaid when the Company receives equity proceeds upon achieving the minimum offering.

F-25

Inland Diversified Real Estate Trust, Inc.

(A Maryland Corporation)

NOTES TO FINANCIAL STATEMENTS

(continued)

June 30, 2009

(Unaudited)

Certain compensation and fees payable to the Business Manager for services to be provided to the Company are limited to maximum amounts.

Nonsubordinated payments

Offering Stage

Selling commissions	The Company will pay Inland Securities Corporation, an affiliate of the Business Manager, 7.5% (up to 7% of which may be reallowed to participating dealers) of the sale price for each share sold.

Marketing contribution	The Company will pay a marketing contribution to Inland Securities equal to 2.5% (up to 1.5% of which may be reallowed to soliciting dealers) of the gross offering proceeds from shares sold.

Itemized and detailed due diligence expense reimbursement

The Company will reimburse Inland Securities Corporation and soliciting dealers for bona fide out-of-pocket, itemized and detailed due diligence expenses incurred by these entities, in amounts up to 0.5% of the gross offering proceeds.  These expenses may, in the Company’s sole discretion, be reimbursed from amounts paid or reallowed to these entities as a marketing contribution, or may be reimbursed from issuer costs.

F-26

Inland Diversified Real Estate Trust, Inc.

(A Maryland Corporation)

NOTES TO FINANCIAL STATEMENTS

(continued)

June 30, 2009

(Unaudited)

Issuer costs

The Company will reimburse the Sponsor, its affiliates and third parties for costs and other expenses of the offering that they pay on its behalf, in an amount not to exceed 5% of the gross offering proceeds.  Our Business Manager has agreed to pay or reimburse these costs to the Company to the extent they exceed 15% of the gross offering proceeds.

Operational Stage

Acquisition expenses

The Company will reimburse the Business Manager and its affiliates for expenses paid on the Company’s behalf in connection with acquiring real estate assets, regardless of whether the Company acquires the real estate assets.  The Company may not, however, reimburse expenses that exceed the greater of 6% of the contract price of any real estate asset or, in the case of a loan, 6% of the funds advanced.

F-27

Inland Diversified Real Estate Trust, Inc.

(A Maryland Corporation)

NOTES TO FINANCIAL STATEMENTS

(continued)

June 30, 2009

(Unaudited)

Real estate management fees

Up to 4.5% of the gross income from each property that is managed directly by the Real Estate Manager or its affiliates.  The applicable Real Estate Manager will determine, in its sole discretion, the amount of the fee with respect to a particular property, subject to the 4.5% limitation.  This fee may be increased, subject to the approval of a majority of the Company’s independent directors, for certain properties. The Company also will reimburse each Real Estate Manager and its affiliates for property-level expenses that they pay or incur on the Company’s behalf, including the salaries, bonuses and benefits of persons employed by the Real Estate Manager and its affiliates except for the salaries, bonuses and benefits of persons who also serve as one of the Company’s executive officers or as an executive officer of any of the Real Estate Managers.

F-28

Inland Diversified Real Estate Trust, Inc.

(A Maryland Corporation)

NOTES TO FINANCIAL STATEMENTS

(continued)

June 30, 2009

(Unaudited)

Oversight fee

The Company may pay up to 1% of the gross income from each property that is managed directly by entities other than the Real Estate Managers or their affiliates. The applicable Real Estate Manager will determine, in its sole discretion, the amount of the fee with respect to a particular property, subject to the 1% limitation.  The Company also will reimburse each Real Estate Manager and its affiliates for property-level expenses that they pay or incur on the Company’s behalf, including the salaries, bonuses and benefits of persons employed by the Real Estate Manager and its affiliates except for the salaries and benefits of persons who also serve as one of the Company’s executive officers or as an executive officer of any of the Real Estate Managers.

In addition, with respect to any property that is managed directly by entities other than the Real Estate Managers or their affiliates and does not generate income, such as properties that are newly constructed, are under development or construction, or have not yet been developed, the Company may pay a monthly oversight fee based upon the “hourly billing rate” of the applicable Real Estate Manager, multiplied by the number of hours spent by its employees in providing oversight services for the Company in respect of that property.

F-29

Inland Diversified Real Estate Trust, Inc.

(A Maryland Corporation)

NOTES TO FINANCIAL STATEMENTS

(continued)

June 30, 2009

(Unaudited)

For these purposes, the “hourly billing rate” approximates the hourly cost to that Real Estate Manager to provide services to the Company based on: the amount of salaries, bonuses and benefits paid to or for the employees of the Real Estate Manager providing the services; and an allocation for overhead including rent, materials, fees, taxes, and other operating expenses incurred by the Real Estate Manager in operating its business, except for direct expenses for which the Company reimburses the Real Estate Manager.

Except as otherwise approved by a majority of the Company’s independent directors, the total fees paid to the Real Estate Managers for managing an asset, including oversight fees, will not exceed 4.5% of the gross income generated by the applicable property.

Brokerage fees

The Company will pay Inland Financial Products, Inc. or its affiliate a brokerage fee for facilitating transactions in real estate related-loans and commercial mortgage-based securities, in an amount up to 1% of the purchase price of the loans or commercial mortgage backed securities.  In respect of any acquisition of a real estate-related loan or commercial mortgage-backed securities, the total brokerage fee paid plus the amount of acquisition expenses reimbursed may not exceed the 6% limits on acquisition expenses.

F-30

Inland Diversified Real Estate Trust, Inc.

(A Maryland Corporation)

NOTES TO FINANCIAL STATEMENTS

(continued)

June 30, 2009

(Unaudited)

Purchasing, selling and servicing mortgages fees	0.03% per year on the first billion dollars and 0.01% thereafter on all mortgages that are serviced. In addition, 0.2% of the principal amount of each loan placed for the Company.

Reimbursable expenses for providing ancillary services

The Company will reimburse the Business Manager and their respective affiliates for any expenses that they pay or incur in providing ancillary services to the Company, including the costs of salaries and benefits of persons employed by these entities and performing services for the Company.  The Company will not reimburse for the costs of salaries and benefits of persons who also serve as one of the Company’s executive officers, except for the Secretary, or as an executive officer of any of the Real Estate Managers.

Investment advisor fee

The Company will pay monthly fees at an annual rate equal to 1% of the first $1 to $5 million of marketable securities under management, 0.85% of marketable securities from $5 to $10 million, 0.75% of marketable securities from $10 to $25 million, 0.65% of marketable securities from $25 to $50 million, 0.60% of marketable securities from $50 to $100 million and 0.50% of marketable securities above $100 million.

F-31

Inland Diversified Real Estate Trust, Inc.

(A Maryland Corporation)

NOTES TO FINANCIAL STATEMENTS

(continued)

June 30, 2009

(Unaudited)

Institutional investment fee

The Company will pay Inland Institutional Capital Partners Corporation, or “ICAP,” a fee for identifying unaffiliated institutional partners and operating partners with whom it may enter into joint ventures, partnerships, co-tenancies and other co-ownership arrangements.  The Company will pay ICAP an advisory fee for the time that ICAP spends targeting and qualifying potential partners and providing related services to the Company, at a rate equal to $250 per hour for ICAP’s principals and $100 per hour for ICAP’s other employees.  The advisory fee will be paid in arrears on a quarterly basis.  In addition, in the event that ICAP identifies an institutional unaffiliated partner or operating partner with whom the Company actually enters into a definitive agreement, the Company will pay ICAP an investment fee of 0.35% of the amount paid by a new partner to the joint venture or other arrangement and 0.25% of amounts paid by partners that have already invested in a joint venture with the Company.  The investment will be offset by the hourly advisory fee described above.

F-32

Inland Diversified Real Estate Trust, Inc.

(A Maryland Corporation)

NOTES TO FINANCIAL STATEMENTS

(continued)

June 30, 2009

(Unaudited)

Property disposition fee

The Company will pay Inland Real Estate Brokerage or an affiliate an amount equal to the lesser of:

•      3% of the contract sales price of the property; or

•      50% of the customary commission which would be paid to a third party broker for the sale of a comparable property.

The amount paid, when added to the sums paid to unaffiliated parties, may not exceed either the customary commission or an amount equal to 6% of the contract sales price.

F-33

Inland Diversified Real Estate Trust, Inc.

(A Maryland Corporation)

NOTES TO FINANCIAL STATEMENTS

(continued)

June 30, 2009

(Unaudited)

Subordinated Payments

Operational Stage

Business management fee

Subject to satisfying the criteria described below, the Company will pay the Business Manager a quarterly business management fee equal to a percentage of the Company’s “average invested assets,” calculated as follows:

(1)               if the Company has declared distributions during the prior calendar quarter just ended, in an amount equal to or greater than an average 7% annualized distribution rate (assuming a share was purchased For $10.00), it will pay a fee equal to 0.25% of its “average invested assets” for that prior calendar quarter;

(2)               if the Company has declared distributions during the prior calendar quarter just ended, in an amount equal to or greater than an average 6% annualized distribution rate but less than an average 7% annualized distribution rate (assuming a share was purchased for $10.00), it will pay a fee equal to 0.1875% of its “average invested assets” for that prior calendar quarter;

(3)               if the Company has declared distributions during the prior calendar quarter just ended, in an amount equal to or greater than an average 5% annualized distribution rate but less than an average 6% annualized distribution rate (in each case

F-34

Inland Diversified Real Estate Trust, Inc.

(A Maryland Corporation)

NOTES TO FINANCIAL STATEMENTS

(continued)

June 30, 2009

(Unaudited)

assuming a share was purchased for $10.00), it will pay a fee equal to 0.125% of its “average invested assets” for that prior calendar quarter; or

(4)               if the Company does not satisfy the criteria in (1), (2) or (3) above in a particular calendar quarter just ended, it will not, except as set forth below, pay a business management fee for that prior calendar quarter.

Assuming that (1), (2) or (3) above is satisfied, the Business Manager may decide, in its sole discretion, to be paid an amount less than the total amount that may be paid.  If the Business Manager decides to accept less in any particular quarter, the excess amount that is not paid may, in the Business manager’s sole discretion, be waived permanently or accrued, without interest, to be paid at a later point in time.  The Company also will reimburse the Business Manager or any affiliate for all expenses that it, or any affiliate including the Sponsor, pays or incurs on our behalf including the salaries and benefits of persons employed by the Business Manager or its affiliates and performing services for the Company except for the salaries and benefits of persons who also serve as one of the executive officers of the Company or the Business Manager or its affiliates.  For these purposes, secretary will not be considered an “executive officer.”

F-35

Inland Diversified Real Estate Trust, Inc.

(A Maryland Corporation)

NOTES TO FINANCIAL STATEMENTS

(continued)

June 30, 2009

(Unaudited)

Incentive fee

After the stockholders have first received, from distributions from all sources, a 10% per annum cumulative, non-compounded return on, plus return of, their “invested capital,” the Company will pay the Business Manager an incentive fee equal to 15% of the net proceeds from the sale of its real estate assets, including assets owned by a REIT or other real estate operating company that was acquired and operates as a subsidiary.

Listing fee

Upon a “liquidity event,” the Company will pay its Business Manager a listing fee equal to 15% of the amount by which (1) the “market value” of the outstanding shares of its common stock, or the common stock of its subsidiary, plus the total distributions paid to stockholders from inception until the date that market value is determined exceeds (2) the aggregate invested capital, less any distributions of net sales or financing proceeds, plus the total distributions required to be paid to the Company’s stockholders in order to pay them the “priority return” from inception through the date that market value is determined.  In the event that, at the date of determination, stockholders have not received a return of capital plus the priority return, less any distributions of net sales or financing proceeds, the fee will be paid at the time that we have paid the total distributions required to be paid to stockholders in order to pay them the priority return, calculated as described herein.

F-36

Inland Diversified Real Estate Trust, Inc.

(A Maryland Corporation)

NOTES TO FINANCIAL STATEMENTS

(continued)

June 30, 2009

(Unaudited)

As used herein, a “liquidity event” means a listing or any merger, reorganization, business combination, share exchange, acquisition or other similar transaction in which the Company’s stockholders receive cash or the securities of another issuer that are listed on a national securities exchange, as full or partial consideration for their shares.  “Market value” means the value measured in connection with a liquidity event determined as follows: (1) in the case of the listing of the Company’s shares, or the shares of the common stock of any of the Company’s subsidiaries, on a national securities exchange, by taking the average closing price over the period of thirty consecutive trading days during which the Company’s shares, or the shares of the common stock of its subsidiary, as applicable, are eligible for trading, beginning on the 180th day after the applicable listing or (2) in the case of the receipt by the Company’s stockholders of securities of another entity that are trading on a national securities exchange prior to, or that become listed concurrent with, the consummation of the liquidity event, as follows: (a) in the case of shares trading before consummation of the liquidity event, the value ascribed to the shares in the transaction giving rise to the liquidity event; and (b) in the case of shares which become listed concurrent with the closing of the transaction giving rise to the liquidity event, the average closing price over the period of thirty consecutive trading days during which the shares are

F-37

Inland Diversified Real Estate Trust, Inc.

(A Maryland Corporation)

NOTES TO FINANCIAL STATEMENTS

(continued)

June 30, 2009

(Unaudited)

eligible for trading, beginning on the 180th day after the applicable listing.  In addition, any cash consideration received by the Company’s stockholders in connection with any liquidity event will be added to the market value determined in accordance with clause (1) or (2). Finally, for these purposes, “priority return” means, on an aggregate basis, a 6% per annum cumulative, non-compounded return on aggregate invested capital.

(4)  Significant Changes in Business Terms Subsequent to Issuance of Audited Financial Statements

Subsequent to the issuance of the Company’s audited financial statements as of and for the period ended December 31, 2008 the following significant changes have been made to the business terms:

•                  The Company currently contemplates the offer and sale of up to 500,000,000 shares of its common stock on a “best efforts” basis, as compared to 700,000,000 shares as of December 31, 2008.

•                  The Business Manager will not be paid an acquisition fee for services performed in connection with acquiring a controlling interest in a REIT or other real estate operating company.

F-38

APPENDIX A

PRIOR PERFORMANCE TABLES

The following prior performance tables contain information concerning real estate programs sponsored by IREIC.  This information has been summarized in narrative form under “Prior Performance of IREIC Affiliates” in the prospectus.  The tables provide information on the performance of a number of programs.  You can use the information to evaluate the experience of IREIC and its affiliates.  The inclusion of these tables does not imply that we will make investments comparable to those reflected in the tables or that investors in our shares will experience returns comparable to those experienced in the programs referred to in these tables.  If you purchase our shares, you will not acquire any ownership in any of the programs to which these tables relate.  The tables consist of:

Table I	Experience in Raising and Investing Funds
Table II	Compensation to IREIC and Affiliates
Table III	Operating Results of Prior Programs
Table IV	Results of Completed Programs
Table V	Sales or Disposals of Properties
Table VI*	Acquisition of Properties by Programs

* Prospective investors may obtain copies of Table VI by contacting our Business Manager, Inland Diversified Business Manager & Advisor, Inc.

Table VI is included in Part II to Form S-11 Registration Statement, as amended, that we filed with the Securities and Exchange Commission.  Upon written request to us or our Business Manager, any prospective investor may obtain, without charge, a copy of Table VI.  See also “Where You Can Find More Information” for information on examining at offices of, or obtaining copies from, the SEC.

Upon written request, any potential investor may obtain, without charge, the most recent annual report on Form 10-K filed with the SEC by any public program sponsored by any of the affiliated companies described below that has reported to the SEC within the last twenty-four months.  For a reasonable fee, these affiliated companies will provide copies of any exhibits to such annual reports upon request.

Our investment objectives are to: (i) preserve stockholders’ capital; (ii) invest in real estate assets that produce attractive current yield and long-term risk-adjusted returns to our stockholders; and (iii) generate sustainable and predictable cash flow from our operations to distribute to our stockholders.  The following programs have investment objectives similar to ours in that we all seek to provide regular distributions to stockholders, provide a hedge against inflation and preserve stockholders’ capital.  Inland American Real Estate Trust, Inc., or “Inland American,” is a REIT that was formed primary to invest in several segments of real estate properties including operating companies that own real estate. Inland Western Retail Real Estate Trust, Inc., or “Inland Western”, Inland Retail Real Estate Trust, Inc., or “IRRETI,” and Inland Real Estate Corporation, or “IRC,” are REITs formed primarily to invest in multi-tenant shopping centers, and Inland Monthly Income Fund, L.P. and Inland Monthly Income Fund II, L.P. are public real estate limited partnerships formed primarily to acquire, operate and sell existing residential and commercial real properties.  Inland Mortgage Investors Fund, L.P., Inland Mortgage Investors Fund-II, L.P. and Inland Mortgage Investors Fund III, L.P. were public real estate limited partnerships formed primarily to make or acquire loans secured by mortgages on improved, income producing multifamily residential properties.  The real estate exchange private placements offered by Inland Real Estate Exchange Corporation, referred to as the “1031 Exchange Programs,” are designed to provide replacement properties for persons wishing to complete an IRS Section 1031 real estate exchange.  Thus, these 1031 Exchange Programs do not have investment objectives similar to ours.  However, these 1031 Exchange Programs have owned real estate assets similar to those that we may seek to acquire, including industrial buildings, shopping centers, office buildings and other retail buildings.

TABLE I

EXPERIENCE IN RAISING AND INVESTING FUNDS

(000’s omitted)

This Table sets forth a summary of the experience of the IREIC-sponsored prior real estate programs that have closed offerings since January 1, 2006 and that have similar or identical investment objectives to us.  Information is provided with regard to the manner in which the proceeds of the offerings have been applied.  Also set forth is information pertaining to the timing and length of these offerings and the time period over which the proceeds have been invested in the properties.  All figures are as of December 31, 2008.

	Inland American Real Estate Trust, Inc.			1031 Exchange Programs
Number of programs:	1 Program		%	33 Programs	%

Dollar amount offered	$10,000,000	(A)		421,126
Dollar amount raised	7,928,167	(B)	100.0	420,145	99.8
Less offering expenses:
Syndication fees (C)	762,612		9.6	31,809	7.6
Other fees (D)	37,407		0.5	50,378	12.0
Organizational fees	0			3,691	0.9
Reserves (E)	0		0.0	9,256	2.2

Available for investment	$7,128,148		89.9	325,010	77.4

Acquisition costs:
Cash down payments	$4,801,678		60.6	325,010	77.4
Repayment of indebtedness	163,999		2.1	0	0.0
Temporary cash investments	795,134		10.0	0	0.0
Investment in unconsolidated entities	875,676		11.0	0	0.0
Investment in securities	491,661		6.2	0	0.0
Total acquisition costs	$7,128,148		89.9	325,010	77.4

Percent leverage	49%			53.9%
Date offerings commenced		(F)		2005-2008
Length of offering		(F)		3-11 months
Months to invest 90% of amount available for investment (measured from beginning of offering)		(F)		3-9 months

TABLE I-(continued)

EXPERIENCE IN RAISING AND INVESTING FUNDS (A)

NOTES TO TABLE I

(A)

This amount reflects the aggregate amount offered on a “best efforts” basis in the program’s initial and follow-on public offerings. The amount does not reflect shares offered for distribution to stockholders participating in Inland American’s distribution reinvestment plan.

(B)

These figures are cumulative and are as of December 31, 2008. The dollar amount raised represents the cash proceeds collected by the program, including shares sold pursuant to its distribution reinvestment program and net of shares repurchased pursuant to its share repurchase program.

(C)

Syndication fees are paid by the program to an affiliate of our sponsor, Inland Securities Corporation, or unaffiliated third parties’ commissions for the sale of shares. All of these syndication fees were used to pay commissions and other expenses of the offerings.

(D)	Other fees are paid by the program to unaffiliated parties and consist principally of printing, selling and registration costs related to the offering.

(E)	Generally, a working capital reserve is established to fund property upgrades and future cash flow deficits, if any, among other things.

(F)

In August 2005, the program commenced an initial public offering, on a best effort basis, of 500,000,000 shares of common stock at $10.00 per share. In August 2007, the program commenced an offering of an additional 500,000,000 shares at $10.00 per share, on a best efforts basis. As of December 31, 2008, 100% of the proceeds available for investment from the initial offering were invested in real properties.

TABLE II

COMPENSATION TO IREIC AND AFFILIATES (A)
(000’s omitted)

This Table sets forth the compensation received by IREIC and its affiliates including compensation paid out of offering proceeds and compensation paid in connection with the ongoing operations, for IREIC-sponsored prior real estate programs that have closed offerings since January 1, 2006 and that have similar or identical investment objectives to us.  All figures are as of December 31, 2008.

	Inland American Real Estate Trust, Inc.		1031 Exchange Programs (83 Programs)

Date offering commenced	08/31/2005	(B)	2003-2007
Dollar amount raised	$7,928,167		831,472

Total amounts paid to general partner or affiliates from proceeds of offerings:
Selling commissions and underwriting fees	738,138	(C)	51,667	(C)
Other offering expenses (D)	24,474		8,053
Mortgage brokerage fees	7,155		0
Acquisition cost and expense	65,058	(E)	100,113	(E)

Dollar amount of cash available from operations before deducting payments to general partner or affiliates	816,629		131,740

Amounts paid to general partner or affiliates related to operations:
Property management fees (F)	40,890		10,111
Advisor asset management fee	29,900		5,218
Accounting services	0		0
Data processing service	0		0
Legal services	0		100
Professional services	0		0
Mortgage servicing fees	567		1,006
Investment advisor fees	6,392		0
Acquisition costs expensed	3,648		0
Other administrative services	10,066		0

Dollar amount of property sales and refinancings before payments to general partner and affiliates (G):
Cash	1,634		38,378
Notes	0		0

Dollar amounts paid or payable to general partner or affiliates from sales and refinancings:
Sales commissions	0		1,399
Mortgage brokerage or refinancing fees	274		1,190
Participation in cash distributions	0		0

TABLE II-(continued)

COMPENSATION TO IREIC AND AFFILIATES (A)

NOTES TO TABLE II

(A)

The figures in this Table II relating to proceeds of the offerings are cumulative and are as of December 31, 2008 and the figures relating to cash available from operations are for the three years ending December 31, 2008. The dollar amount raised represents the cash proceeds collected by the partnerships or program. Amounts paid or payable to IREIC or affiliates from proceeds of the offerings represent payments made or to be made to IREIC and affiliates from investor capital contributions.

(B)

Inland American completed its initial public offering on July 31, 2007 and commenced its follow-on offering on August 1, 2007. Information in this Table reflects compensation paid in respect of both offerings.

(C)	The selling commissions paid to an affiliate include amounts which were in turn paid to third party soliciting dealers.

(D)

Consists of legal, accounting, printing and other offering expenses, including amounts to be paid to Inland Securities Corporation to be used as incentive compensation to its regional marketing representatives and amounts for reimbursement of the general partner for marketing, salaries and direct expenses of its employees while directly engaged in registering and marketing the securities and other marketing and organization expenses.

(E)	Represents acquisition fees paid to IREIC and its affiliates in connection with the acquisition of properties.

(F)

An affiliate provides property management services for all properties, exclusive of lodging properties, acquired by the partnerships or program. Management fees have not exceeded 4.5% of the gross receipts from the properties managed.

(G)	See Table V and Notes thereto regarding sales and disposals of properties.

TABLE III

OPERATING RESULTS OF PRIOR PROGRAMS

This Table sets forth the annual operating results of IREIC-sponsored prior real estate programs that have closed offerings since January 1, 2004 and that have similar or identical investment objectives to us.  All results are through December 31, 2008.  The operating results consist of:

•      The components of taxable income (loss);

•      Taxable income or loss from operations and property sales;

•      Cash available and source, before and after cash distributions to investors; and

•      Tax and distribution data per $1,000 invested.

Based on the following termination dates of the public, “best efforts” offerings by these entities, only Inland American, Inland Western and the eighty-four 1031 Exchange Programs are included in this Table.

•      Inland Monthly Income Fund, L.P. – offering terminated in 1988

•      Inland Monthly Income Fund II, L.P. – offering terminated in 1990

•      Inland Mortgage Investors Fund, L.P. – offering terminated in 1987

•      Inland Mortgage Investors Fund II, L.P. – offering terminated in 1988

•      Inland Mortgage Investors Fund III, L.P. – offering terminated in 1991

•      Inland Real Estate Corporation – offering terminated in 1998

•      Inland Retail Real Estate Trust, Inc. – offering terminated in 2003

•      Inland Western Retail Real Estate Trust, Inc. - offering terminated in 2005

•      Inland American Real Estate Trust, Inc. – initial offering terminated in 2007

TABLE III-(continued)

OPERATING RESULTS OF PRIOR PROGRAMS
(000’s omitted, except for amounts presented per $1,000 invested)

Inland American Retail Real Estate Trust Inc. (A)

	2008	2007	2006	2005	2004

Gross revenues	$1,050,738	478,736	123,202	6,668	0
Profit on sale of properties	0	0	0	0	0
Other income (expenses)	(296,012)	62,630	2,732	(1,001)	0

Less:
Operating expenses (B)	514,703	174,755	32,791	987	0
Interest expense	231,822	108,060	31,553	1,412	0
Program expenses (C)	52,587	28,466	10,013	1,266	24
Depreciation & amortization	320,792	174,163	49,681	3,459	0

Net income (loss)-GAAP basis	$(365,178)	55,922	1,896	(1,457)	(24)

Taxable income (loss) (A)	$0	0	0	0	0

Cash available (deficiency) from operations	384,365	263,420	65,883	11,498	(14)

Cash available from investing Payments under master leases (E)	484	576	245	6	0

Cash available from financing:
Principal amortization of debt	(3,375)	(929)	(794)	0	0
Advances from (repayment to) sponsor	0	0	(3,081)	2,709	372

Total cash available before distributions and special items	381,474	263,067	62,253	14,213	358

Less distributions paid to investors:
From operations, financing and investing (excluding sales)	405,925	222,697	33,394	123	0
From sales	0	0	0	0	0

Cash available (deficit) after distributions before special items (F)	(24,451)	40,370	28,859	14,090	358

Special items	0	0	0	0	0
Cash available (deficit) after distributions and special items (F)	$(24,451)	40,370	28,859	14,090	358

Available cash used to partially fund distributions (F)
Excess cash available from prior years	0	0	0	0	0

	2008	2007	2006	2005	2004

Cash from financing activities	0	0	0	0	0

Total available cash used to partially fund distributions	$0	0	0	0	0

Tax data per $1,000 invested (A)	0	0	0	0	0

Distribution data per $1,000 invested:	0	0	0	0	0

Cash distributions to investors:
Source (on GAAP basis):
Investment income	62	61	60	13	0
Source (on cash basis):
Sales	0	0	0	0	0
Financing	3	0	0	0	0
Operations (G)	59	61	60	13	0

Percent of properties remaining unsold	100%	100%	100%	100%	0

TABLE III-(continued)

OPERATING RESULTS OF PRIOR PROGRAMS
(000’s omitted, except for amounts presented per $1,000 invested)

Inland Western Retail Real Estate Trust Inc. (A)

	2008	2007	2006	2005	2004

Gross revenues	$748,633	738,147	686,251	494,723	124,537
Profit on sale of properties (H)	1,096	39,496	1,591	1,397	1,227
Other income (expenses)	(539,282)	30,636	59,127	27,038	(356)

Less:

Operating expenses (B)	381,701	249,824	200,610	134,268	31,095

Interest expense	224,015	217,771	215,065	133,081	33,398

Program expenses (C)	22,871	41,883	54,711	31,654	4,856
Depreciation & amortization	265,587	257,132	244,640	178,906	44,358

Net income (loss)-GAAP basis	$(683,727)	41,669	31,943	45,249	11,701

Taxable income (loss) (A)	$0	0	0	0	0

Cash available (deficiency) from operations	309,351	318,641	296,578	201,857	63,520

Cash available from investing

Payments under master leases (E)	3,067	4,790	7,659	6,805	3,025

Cash available from financing:
Principal amortization of debt	(2,560)	(2,422)	(2,298)	(1,416)	(175)
Advances from (repayment to) sponsor	—	—	—	(3,523)	—

Total cash available before distributions and special items	309,858	321,009	301,939	203,723	66,370

Less distributions paid to investors:
From operations, financing and investing (excluding sales)	309,192	290,551	283,769	211,327	54,542
From sales	0	0	0	0	0
	309,192	290,551	283,769	211,327	54,542

Cash available (deficit) after distributions before special items (F)	666	30,458	18,170	(7,604)	11,828

Special items	0	0	0	0	0
Cash available (deficit) after distributions and special items (F)	$666	30,458	18,170	(7,604)	11,828

	2008	2007	2006	2005	2004

Available cash used to partially fund distributions (F)
Excess cash available from prior years	0	0	0	7,604	0
Cash from financing activities	0	0	0	0	0

Total available cash used to partially fund distributions	$0	0	0	7,604	0

Tax data per $1,000 invested (A)	0	0	0	0	0

Distribution data per $1,000 invested:

Cash distributions to investors:
Source (on GAAP basis):
Investment income	64	64	64	64	66
Source (on cash basis):
Sales	0	0	0	0	0
Operations (G)	64	64	64	64	66

Percent of properties remaining unsold	100%	100%	100%	100%	100%

TABLE III-(continued)

OPERATING RESULTS OF PRIOR PROGRAMS
(000’s omitted, except for amounts presented per $1,000 invested)

1031 Exchange Programs

(84 Programs)

	2008	2007	2006	2005	2004

Number of programs	78	61	48	43	27
Gross revenues	$118,378	84,114	54,221	42,866	24,497
Profit on sale of properties	18,542	6,493	0	5,554	0

Less:
Operating expenses (B)	19,703	16,014	9,652	7,471	4,333
Interest expense	42,536	29,160	16,681	13,351	8,031
Program expenses (C)	2,823	2,259	2,595	1,521	1,203
Depreciation & amortization (D)	0	0	0	0	0

Net income	$71,857	43,174	25,293	26,067	10,930

Taxable income (loss) (D)	0	0	0	0	0

Cash available from operations	53,316	35,871	25,293	26,067	10,930
Cash available from sales	18,570	7,993	5,670	10,604	0
Cash available from financing	0	0	0	0	0
Principal payment of debt amortization	0	(39)	(64)	(70)	(84)

Total cash available before distributions and special items	71,857	44,635	30,899	36,601	10,846

Less distributions to investors:
From operations, financing and investing (excluding sales)	50,199	35,871	24,782	19,734	10,721
From sales	18,542	7,993	5,670	10,604	0
	68,740	43,864	30,452	30,338	10,721

Cash available after distributions before special items	3,146	770	467	6,263	125

Special items	0	0	0	0	0
Cash available after distributions and special items	$3,146	770	467	6,263	125

Tax data per $1,000 invested (D)	0	0	0	0	0

Distribution data per $1,000 invested:

Cash distributions to investors:
Source (on GAAP basis):
Investment income	0	0	0	0	0
Source (on cash basis):
Sales	1,854	1,172	311	1,157	0
Operations	71	82	79	77	87

Percent of properties remaining unsold	100%	100%	100%	100%	100%

TABLE III-(continued)

OPERATING RESULTS OF PRIOR PROGRAMS

NOTES TO TABLE III

(A)

Inland American and Inland Western qualified as REITs under the Internal Revenue Code for federal income tax purposes. Since each program qualified for taxation as a REIT, it generally will not be subject to federal income tax to the extent it distributes its REIT taxable income to its stockholders. If Inland American or Inland Western fails to qualify as a REIT in any taxable year, it will be subject to federal income tax on its taxable income at regular corporate tax rates. However, even if the program qualifies for taxation as a REIT, it may be subject to certain state and local taxes on its income, property or its net worth and federal income and excise taxes on its undistributed income.

(B)

Operating expenses include property operating expenses such as real estate tax expense, insurance expense, property management fees, utilities, repairs, maintenance and any provisions for asset impairment.

(C)	Program expenses include advisor fees and general and administrative costs such as salaries, audit and tax services, D&O insurance, printing and postage.

(D)	For the 1031 Exchange Programs, depreciation and amortization and tax data are calculated by each individual investor based on their individual basis.

(E)

From time to time, Inland American or Inland Western may acquire a property that includes one or more unleased premises. In certain cases, Inland American or Inland Western may enter into a master lease agreement with the seller of the property with respect to these unleased premises. These master lease agreements provide for payments to be made to the program and are designed to offset lost rent and common area maintenance (or CAM) expenses paid by the program with respect to the unleased premises. Payments are made from an escrow account established at the time of closing and may continue for a period of up to three years following the closing date as certain re-leasing conditions are satisfied. These escrow payments are recorded as a reduction in the purchase price of the property rather than as rental, or operating, income.

(F)

In any year in which distributions to investors exceeded total cash available before distributions and special items, Inland American and Inland Western partially funded the distributions in that year with excess cash available from prior years or cash provided from financing activities.

(G)

Distributions by a REIT to the extent of its current and accumulated earnings and profits for federal income tax purposes are taxable to stockholders as ordinary income. Distributions in excess of these earnings and profits generally are treated as a non-taxable reduction of the stockholder’s basis in the shares to the extent thereof, and thereafter as taxable gain (a return of capital). These distributions in excess of earnings and profits will have the effect of deferring taxation of the amount of the distribution until the sale of the stockholder’s shares.

Inland American Real Estate Trust, Inc.

	2008	2007	2006	2005	2004
% of Distribution Representing:
Ordinary income	52.00	63.00	50.00	0.00	0.00
Return of capital	48.00	37.00	50.00	100.00	0.00
	100.00	100.00	100.00	100.00	0.00

TABLE III-(continued)

OPERATING RESULTS OF PRIOR PROGRAMS

NOTES TO TABLE III

Inland Western Retail Real Estate Trust, Inc.

	2008	2007	2006	2005	2004
% of Distribution Representing:
Ordinary income	37.00	49.00	45.00	54.00	55.00
Return of capital	63.00	51.00	55.00	46.00	45.00
	100.00	100.00	100.00	100.00	100.00

(H)

Profit on sale of properties consists of operations for four properties sold in 2007 and one property that was held for sale as of December 31, 2008. These amounts are accounted for as discontinued operations for all periods presented in compliance with U.S. GAAP.

TABLE IV

RESULTS OF COMPLETED PROGRAMS

(000’s omitted, except for amounts presented per $1,000 invested)

This Table sets forth summary information on the results of IREIC-sponsored prior real estate programs that have completed operations since January 1, 2004 and that have similar or identical investment objectives to us.  All figures are through December 31, 2008.

Program Name	Monthly Income Fund I	Monthly Income Fund II	Landings of Sarasota		Taunton Broadway		Market Day		Taunton Circuit		Bell Plaza		Fleet Office Building		Inland Retail Real Estate Trust Inc.
Dollar amount raised	$30,000	$25,324	$4,000		$1,948		$3,788		$3,750		$890		$10,000		$2,371,012
Number of properties purchased	Seven	Five	One		One		One		One		One		One		287
Date of closing of offering	8/88	4/90	07/02		08/05		03/06		09/02		11/02		01/04		08/03
Date of first sale of property	7/94	1/91	07/05		02/07		05/07		07/07		07/07		01/08		02/07
Date of final sale of property	4/05	9/05	07/05		02/07		05/07		07/07		07/07		01/08		02/07

Tax and distribution data per $1,000 invested:
Federal income tax results:
Ordinary income (loss):
Operations	625	680		(A)		(A)		(A)		(A)		(A)		(A)		(C)
Recapture	0	0		(A)		(A)		(A)		(A)		(A)		(A)		(C)
Capital gain	514	59		(B)		(B)		(B)		(B)		(B)		(B)		(C)

Deferred gain:
Capital	0	0		(B)		(B)		(B)		(B)		(B)		(B)		(C)
Ordinary	0	0		(B)		(B)		(B)		(B)		(B)		(B)		(C)

Cash distributions to investors (cash basis):
Source (GAAP basis) (D)
Sales	862	681	7,715			(E)	4,550		949		969		18,542			(C)
Operations	1,209	1,043	1,279		244		419		593		722		3,224			(C)

(A)	For the 1031 Exchange Programs, depreciation and amortization and tax data are calculated by each individual investor based on their individual basis.

(B)

For tax purposes, this sale qualified as part of a tax-deferred exchange. As a result, no taxable gain will be recognized until the replacement property is disposed of in a subsequent taxable transaction.

(C)

Distributions from 1999 through September 30, 2008 totaled approximately $845.4 million. Based on Form 1099s filed by IRRETI during that period, tax and distribution data per $1,000 invested totaled: $369 in ordinary income, $267 in return of capital and $2.0 in capital gain.

TABLE IV -(continued)

RESULTS OF COMPLETED PROGRAMS

(000’s omitted, except for amounts presented per $1,000 invested)

On February 27, 2007, IRRETI and Developers Diversified Realty Corporation (“DDR”) consummated the transactions contemplated by the Agreement and Plan of Merger, dated October 20, 2006, among DDR, a subsidiary of the DDR and IRRETI. Pursuant to the agreement, DDR acquired IRRETI for a total merger consideration of $14.00 per share plus accrued but unpaid dividends for the month of February in cash, prorated in accordance with the agreement. DDR elected to pay the merger consideration to the IRRETI stockholders through combination of $12.50 in cash and $1.50 in common shares of DDR, which equates to a 0.021569 common share of DDR. The transaction has a total enterprise value of approximately $6.2 billion. No financial reports for IRRETI for the year ended December 31, 2006 were issued and, as a result of the acquisition by DDR, no further information regarding IRRETI is available.

(D)

The Landings of Sarasota, Taunton Broadway, Market Day, Taunton Circuit and Bell Plaza, as 1031 exchange programs, are not required to prepare their financial statements in conformity with GAAP, and accordingly, maintain their books on a cash basis. Therefore, the source of distributions is presented on a cash basis for these five entities.

(E)

The Commonwealth of Massachusetts instituted an eminent domain proceeding to acquire the property for expansion of its courthouse. Upon the eminent domain taking by the Commonwealth of Massachusetts, Walgreens, the tenant, stopped making payments to the sole owner. The sole owner has retained legal counsel located in Massachusetts to negotiate and settle the proceeding.

TABLE V

SALES OR DISPOSALS OF PROPERTIES

This Table sets forth summary information on the results of the sale or disposals of properties since January 1, 2006 by IREIC-sponsored prior real estate programs that have similar or identical investment objectives to us.  All figures are through December 31, 2008.  The Table provides certain information to evaluate property performance over the holding period such as:

•                  Sales proceeds received by the partnerships in the form of cash down payments at the time of sale after expenses of sale and secured notes received at sale;

•                  Cash invested in properties;

•                  Cash flow (deficiency) generated by the property;

•                  Taxable gain (ordinary and total); and

•                  Terms of notes received at sale.

TABLE V-(continued)

SALES OR DISPOSALS OF PROPERTIES (A)
(000’s omitted)

	Date Acquired	Date of Sale	Cash Received net of Closing Costs (B)		Selling Commiss- ions Paid or Payable to Inland		Mortgage at Time of Sale	Net Selling Price		Original Mortgage Financing	Partnership Capital Invested (C)	Total	Excess (deficiency) of property operating cash receipts over cash expenditures (D)	Total Taxable Gain (loss) from Sale		Ordinary Income from Sale		Capital Gain (loss)

Inland American Real Estate Trust, Inc.
Faulkner Road (J)	01/07	12/08	1,284		0		25,636	26,920		0	26,920	26,920	3,407	(3,386)		0		(3,386)
SunTrust II – Cedartown	12/07	12/08	350		0		500	850		0	850	850	32	91		0		91

Inland Real Estate Corporation
Crestwood Plaza	12/96	02/06	1,201		0		904	2,105		0	2,105	2,105	(188)	(195)		0		(195)
Montgomery Sears	06/96	04/06	2,651		0		1,645	4,296		0	4,296	4,296	(10)	6		0		6
Bakers Shoes	09/98	06/06	3,240		0		0	3,240		0	3,240	3,240	2,365	0	(E)	0		0
Regency Point	04/96	09/06	8,016		0		0	8,016		0	8,016	8,016	4,421	0	(E)	0		0
Springhill Fashion Center	11/96	05/07	8,771		0		7,900	16,671		0	16,671	16,671	238	0	(E)	0		0
Maple Plaza	01/98	12/07	3,963		0		1,582	5,545		0	5,545	5,545	179	1,283		0		1,283
Walgreens – Decatur	01/95	02/08	313		0		0	313		0	313	313	80	(46)		0		(46)
Terramere Plaza	12/97	02/08	4,806		0		2,202	7,008		0	7,008	7,008	(94)	876		0		876
Wilson Plaza	12/97	04/08	1,556		0		0	1,556		0	1,556	1,556	11	606		0		606
High Point Center	04/98	09/08	6,854		0		0	6,854		0	6,854	6,854	(711)	(16)		0		(16)

Inland Real Estate Exchange Corporation
Taunton Broadway	08/05	02/07		(G)		(G)	1,737		(G)	1,737	1,948	3,685	228		(F)		(F)		(F)
Market Day	03/06	05/07	8,348		85		3,713	4,550		3,713	3,788	7,500	448		(F)		(F)		(F)
Taunton Circuit	09/02	07/07	7,764		265		2,800	4,699		2,800	3,750	6,550	1,112		(F)		(F)		(F)
Bell Plaza	11/02	07/07	4,109		0		3,140	969		3,140	890	4,030	539		(F)		(F)		(F)
Fleet Office Building	09/03	01/08	31,442		0		12,900	18,542		12,900	10,000	22,900	3,569		(F)		(F)		(F)

Inland Retail Real Estate Trust, Inc.
Undeveloped properties (H)	02/03 & 05/05	12/06	9,487		0		6,020	3,467		6,020	3,000	9,020	0	2,650		0		0

TABLE V-(continued)

SALES OR DISPOSALS OF PROPERTIES (A)

(000’s omitted)

	Date Acquired	Date of Sale	Cash Received net of Closing Costs (B)	Selling Commiss- ions Paid or Payable to Inland	Mortgage at Time of Sale	Net Selling Price	Original Mortgage Financing	Partnership Capital Invested (C)	Total	Excess (deficiency) of property operating cash receipts over cash expenditures (D)	Total Taxable Gain (loss) from Sale		Ordinary Income from Sale		Capital Gain (loss)

Inland Western Retail Real Estate Trust, Inc.
Sold
American Express-31st Ave.	12/04	11/07	27,684	—	31,860	59,544	31,860	27,684	59,544	1,787		(E)		(E)		(E)
American Express, Minneapolis, MN	12/04	11/07	37,339	—	56,050	93,389	56,050	37,339	93,389	3,138		(E)		(E)		(E)
American Express, Ft. Lauderdale, FL	12/04	11/07	34,393	—	37,170	71,563	37,170	34,393	71,563	1,882		(E)		(E)		(E)
American Express, Markham, Ontario, Canada	1/05	11/07	(4,958)	—	25,380	20,422	25,380	(4,958)	20,422	1,229		(E)		(E)		(E)
Contributed to Joint Venture
Huebner Oaks Center	1/04	4/07	29,569	—	48,000	77,569	0	80,486	80,486	530		(I)		(H)		(H)
John’s Creek Village	6/04	4/07	22,365	—	23,300	45,665	0	42,866	42,866	356		(I)		(H)		(H)
Lincoln Park, Dallas, TX	9/04	4/07	21,093	—	26,153	47,246	0	47,287	47,287	458		(I)		(H)		(H)
Oswego Commons	11/04	4/07	17,367	—	19,262	36,629	19,262	15,816	35,078	495		(I)		(H)		(H)
The Commons at Royal Palm	5/05	4/07	11,218	—	14,144	25,362	14,472	10,254	24,726	232		(I)		(H)		(H)
Gardiner Manor Mall	7/05	4/07	29,005	—	36,300	65,305	38,484	26,743	65,227	225		(I)		(H)		(H)
Southlake Corners	10/06	4/07	16,661	—	20,625	37,286	0	37,546	37,546	191		(I)		(H)		(H)

TABLE V-(continued)

SALES OR DISPOSALS OF PROPERTIES

NOTES TO TABLE V

(A)

The table includes all sales of properties by the programs with investment objectives similar to ours during the three years ended December 31, 2008. All sales have been made to parties unaffiliated with the partnerships. None of the sales involved secured notes received at sale or adjustments resulting from the application of U.S. GAAP.

(B)	Consists of cash payments received from the buyers and the assumption of certain liabilities by the buyers at the date of sale, less expenses of sale.

(C)	Amounts represent the dollar amount raised from the offerings, less sales commissions and other offering expenses plus additional costs incurred on the development of the land parcels.

(D)	Represents “Cash Available (Deficiency) from Operations (including subsidies)” as adjusted for applicable “Fixed Asset Additions” through the year of sale.

(E)

For tax purposes, this sale qualified as part of a tax-deferred exchange. As a result, no taxable gain will be recognized until the replacement property is disposed of in a subsequent taxable transaction.

(F)	For the 1031 Exchange Programs, depreciation and amortization and tax data are calculated by each individual investor based on their individual basis.

(G)

The Commonwealth of Massachusetts instituted an eminent domain proceeding to acquire the property for expansion of its courthouse. Upon the eminent domain taking by the Commonwealth of Massachusetts, Walgreens, the tenant, stopped making payments to the sole owner. The sole owner has retained legal counsel located in Massachusetts to negotiate and settle the proceeding.

(H)

During the nine months ended September 30, 2006, IRRETI disposed of two undeveloped parcels of land, aggregating eight acres. As previously disclosed, on February 27, 2007, IRRETI and DDR merged, and as previously discussed, no financial reports for IRRETI for the year ended 2006 were issued and, as a result of the acquisition by DDR, no further information regarding IRRETI is available.

(I)	Properties were contributed to a joint venture. There was no taxable gain or loss recognized as a result of the transaction.

(J)	As part of the sale proceeds, Inland American received a lease termination fee income of approximately $15 million at closing, as of December 31, 2008.

APPENDIX B

INLAND DIVERSIFIED REAL ESTATE TRUST, INC.
DISTRIBUTION REINVESTMENT PLAN

Inland Diversified Real Estate Trust, Inc. (“Inland Diversified” or the “Company”), as a service to its stockholders, hereby offers participation in its Distribution Reinvestment Plan (the “Plan”). The Plan is designed to provide participants with a simple, convenient and economical way to purchase shares of the Company’s common stock. Stockholders who choose not to participate in the Plan will receive cash distributions, as declared and paid by the Company.

To aid in your understanding of the question-and-answer statements set forth below, you may find the following basic definitions useful:

“Shares registered in your name” means shares of the Company’s common stock for which you are the owner of record. If you own shares of the Company’s common stock but are not the owner of record for those shares, it is likely that the shares you own are registered in the name of another (e.g., in the name of a bank or trustee holding shares of common stock on your behalf) and are held for you by the registered owner in an account in your name.

“Shares enrolled in the Plan” means shares registered in your name that you have chosen to enroll in the Plan. Distributions on all shares enrolled in the Plan are automatically reinvested in additional shares of the Company’s common stock. You do not have to enroll all of your shares of common stock in the Plan.

The following question-and-answer statements define the Company’s Distribution Reinvestment Plan, effective as of August 24, 2009.

Purpose

1.                                      What is the purpose of the Plan?

The purpose of the Plan is to provide eligible stockholders (see Question 5) with a simple and convenient way to invest cash distributions in additional shares of the Company’s common stock. The Plan is intended to be used by you as a vehicle for long-term investment in the Company’s common stock.

Maximum Ownership of Shares. To maintain the Company’s qualification as a REIT, no more than 50% of its outstanding shares of common stock may be owned directly or indirectly by five or fewer individuals at any time during July through December of each year. To ensure that the Company meets this test, its charter provides that no person may own more than 9.8% in value of its issued and outstanding stock or more than 9.8% in value or in number of shares, whichever is more restrictive, of its issued and outstanding common stock. Therefore, to the extent that any purchase of shares of common stock under the Plan would cause you to own in excess of 9.8% in value of the Company’s issued and outstanding stock or 9.8% in value or in number of shares, whichever is more restrictive, of the Company’s issued and outstanding common stock, you may not reinvest your distributions to purchase additional shares of common stock.

Investment Options

2.                                      What investment options are available to participants in the Plan?

The Plan provides two options for purchasing additional shares of common stock:

Full Distribution Reinvestment Option. You may have cash distributions on all of your shares of common stock automatically reinvested; or

Partial Distribution Reinvestment Option. You may reinvest distributions on a percentage of the shares of common stock you own and continue to receive cash distributions on the other shares registered in your name. You can take advantage of this option by enrolling in the Plan only that percentage of your shares for which you wish to reinvest distributions.

Benefits and Disadvantages

3.                                      What are the benefits and disadvantages of the Plan?

Benefits. Before deciding whether to participate, you should consider the following benefits of the Plan:

•                                          You may purchase additional shares of the Company’s common stock by automatically reinvesting cash distributions on all, or less than all, of the shares registered in your name. You will continue to receive cash distributions for those shares of common stock that you choose not to enroll in the Plan.

•                                          No commissions, brokerage fees or service charges will be paid by you in connection with purchases under the Plan.

•                                          Your funds will be fully invested because the Plan permits fractions of shares of common stock to be purchased for you and registered in your name. Distributions on such fractions, as well as on whole shares, will be reinvested in additional shares of common stock and registered in your name.

•                                          Regular statements from the Administrator reflecting all current activity in your account, including purchases, sales and latest balance, will simplify your recordkeeping.

Disadvantages. Before deciding whether to participate, you should consider the following disadvantages of the Plan:

•                                          You will be treated for federal income tax purposes as receiving a distribution equal to the fair market value of the shares of common stock purchased for you as a result of the reinvestment of cash distributions. This distribution will be taxable to the extent of the Company’s current and accumulated earnings and profits (and to the extent the distribution exceeds both the Company’s current and accumulated earnings and profits and the tax basis in your shares of common stock) . Accordingly, you may have a tax liability without a corresponding distribution of cash with which to pay the liability when it comes due.

•                                          You may not know the actual number of shares of common stock purchased for you as a result of the reinvestment of cash distributions until after the applicable Distribution Payment Date, as defined in Question 15.

•                                          You may incur brokerage commissions, fees and income taxes, as described in Question 19.

•                                          We may amend, suspend, modify or terminate the Plan at any time, without prior notice to, or the prior consent of, participants in the Plan.

Administration

4.                                      Who administers the Plan for participants?

DST Systems, Inc. (the “Administrator”) administers the Plan, keeps records, sends statements of account to each participant, and performs other duties related to the Plan. Shares purchased under the Plan will be registered in your name.

The Company, in conjunction with the Administrator, may adopt rules and regulations to facilitate the administration of the Plan. The Company reserves the right to interpret the provisions of the Plan, and any rules and regulations adopted in accordance therewith, in its sole discretion. The determination of any matter with respect to the Plan made by the Company in good faith shall be final and conclusive and binding on the Administrator and all participants in the Plan. The Administrator currently acts as distribution disbursing and transfer agent and registrar for the Company’s common stock and may have other business relationships with the Company from time to time.

For answers to questions regarding the Plan and to request Plan forms, please contact the Company at (800) 826-8228.

Eligibility and Enrollment

5.                                      Who is eligible to participate?

If you are a stockholder in the Company and have shares registered in your name, you are eligible to participate in the Plan. If your shares of common stock are registered in a name other than your own (e.g., in the name of a bank or trustee holding shares of common stock on your behalf) and you want to participate in the Plan, you should consult directly with the entity holding your shares to determine if they can enroll in the Plan. You will not be eligible to participate in the Plan, however, if you reside in a jurisdiction in which it is unlawful or unduly burdensome for the Company or the Administrator to let you participate.

The Company reserves the right to reject the enrollment of any participant who has abused the Plan through excessive sales, terminations and enrollments, or otherwise (see Questions 1 and 29).

6.                                      When may an eligible person join the Plan?

If you are eligible to participate as described in Question 5 and have been furnished a copy of the Company’s Prospectus, you may join the Plan at any time. Your enrollment will become effective as described below in Question 11.

7.                                      How does an eligible person join the Plan?

You may join the Plan by completing the appropriate section of the subscription agreement or submitting a distribution election form. In the event you wish to enroll shares of common stock that are registered in more than one name (i.e., joint tenants, trustees, etc.), all registered stockholders must sign the subscription agreement.

You should send any original subscription agreement to the address indicated on your subscription agreement.  You should send any distribution election forms to the address set forth on the form.

8.                                      Is partial participation possible under the Plan?

Yes.  You may elect to enroll in the Plan all, or less than all, of the shares registered in your name.

9.                                      For what reinvestment options does the Election Form provide?

By joining the Plan, you authorize the Administrator to invest in accordance with the Plan all cash distributions paid on your shares then or subsequently enrolled in the Plan. The Plan also provides for the partial enrollment in the Plan of your shares of common stock. If you do not wish all of the shares of common stock held in your name to be enrolled in the Plan, you may designate the percentage of shares of common stock you do wish enrolled.

10.                               How may a participant change options under the Plan?

As a participant, you may change your reinvestment options at any time by requesting a distribution election form and returning it to the Administrator at the address set forth on the form.  Any change in reinvestment option must be received by the Administrator not later than five days prior to the next Distribution Payment Date in order to make a change with respect to that distribution payment (see also Questions 11, 13 and 15).

11.                               When does enrollment in the Plan become effective?

Your signed subscription agreement will be processed as quickly as practicable after its receipt by the Administrator. Reinvestment of cash distributions on your shares enrolled in the Plan will take place as follows:

•                                          If your signed subscription agreement is received by the Administrator prior to the Distribution Payment Date, reinvestment of distributions on your enrolled shares of common stock will begin with that Distribution Payment Date.

•                                          If your signed subscription agreement is received by the Administrator on or after the Distribution Payment Date, that distribution payment will be made in cash and reinvestment of distributions on your enrolled shares of common stock will begin with the next following Distribution Payment Date.

For a discussion of Record Dates and Distribution Payment Dates, see Questions 13 and 15.

Costs

12.                               Are there any costs to participants in the Plan?

All costs to administer the Plan are paid by the Company, except that you may incur brokerage commissions, fees and income taxes as a result of your participation in the Plan (see Question 19).

Purchases

13.                               When are the Record Dates and Distribution Payment Dates for the Company’s distributions?

You should not assume that the Company will pay distributions or pay them in any particular amount or on any particular date. The Company’s board of directors will establish Distribution Payment Dates and corresponding Record Dates.

The Company currently has no plans to declare any special or extraordinary distributions. However, should any such special distribution be declared, the amount due on shares enrolled in the Plan will be paid to your account under the Plan and invested in accordance with the Plan, subject to your right to withdraw at any time.

14.                               What is the source of shares purchased under the Plan?

The sole source of shares purchased under the Plan is newly issued shares of common stock purchased directly from the Company.

15.                               When will shares be purchased under the Plan?

Cash distributions reinvested under the Plan will be applied to the purchase of shares of common stock on the dates that cash distributions are paid on the Company’s common stock (each, a “Distribution Payment Date”). Shares generally will be purchased for you and registered in your name on the Distribution Payment Date.

16.                               What will be the price of the shares purchased under the Plan?

The price per share for shares of common stock purchased for you under the Plan on any Distribution Payment Date will be equal to $9.50 per share until the earlier of:

•                                          the change of the public offering price per share of common stock in a public “best efforts” offering of the Company’s common stock from $10.00 per share, if there is a change; and

•                                          termination of any “best efforts” public offering of the Company’s common stock, unless followed by a subsequent “best efforts” public offering.

After the termination of all “best efforts” public offerings of the Company’s common stock, the price per share for shares of common stock purchased for you under the Plan on any Distribution Payment Date will be equal to 95% of the “market price” of a share of the Company’s common stock until the shares become listed for trading For these purposes, “market price” means, prior to a liquidity event, either (1) the last price at which shares were offered by the Company in a “best efforts” public offering of its shares or (2) the fair market value of a share of the Company’s common stock, as estimated by the

Company, if the Company’s estimate of fair market value on a per share basis is not equal to the last price at which shares were offered by the Company in a “best efforts” public offering. If a liquidity event occurs, the price per share for shares of common stock purchased for you under the Plan will be equal to 100% of the average daily open and close sales price per share, as reported by the national securities exchange or inter-dealer quotation system, whichever is applicable, on any Dividend Payment Date.

17.                               How many shares will be purchased for participants?

The number of shares of common stock purchased for you depends on the aggregate amount of your cash distributions and the purchase price per share, determined in accordance with Question 16. A number of shares of common stock, including fractions computed to three decimal places, equal to the aggregate amount of your cash distributions on any particular Distribution Payment Date, less taxes on distributions (if applicable, see Question 19 and Question 20), divided by the applicable purchase price per share, will be purchased for you and registered in your name. The Administrator and the Company will not accept orders to purchase a specific number of shares or to purchase on days other than the applicable Distribution Payment Date. The Company will not purchase shares of common stock for you under the Plan to the extent that the purchase would cause you to own in excess of 9.8% in value of the Company’s issued and outstanding shares of stock and 9.8% in value or in number of shares, whichever is more restrictive, of its issued and outstanding shares of common stock, unless those limitations are waived by the Company’s board of directors.

18.                               Will shares purchased through the Plan earn distributions?

Yes. All shares purchased through the Plan, including fractional shares, will be entitled to any distributions when and as declared by the Company. Only shares of common stock held as of a Record Date for a given distribution are entitled to that distribution.

Taxes

19.                               What are the income tax consequences of participation in the Plan?

The Company believes the following to be an accurate summary of the federal income tax consequences for Plan participants as of the effective date of this Plan. You are urged to consult with your own tax advisor to determine the particular tax consequences that may result from your participation in the Plan and the subsequent disposition by you of shares of common stock purchased pursuant to the Plan.

(1)                                  Cash distributions reinvested under the Plan are, in effect, treated for federal income tax purposes as having been received in cash on the Distribution Payment Date even though they are used to purchase additional shares of common stock. You will be treated for federal income tax purposes as having received, on the investment date, a dividend equal to the sum of (a) the fair market value of any common stock purchased under the plan (including common stock purchased through reinvestment of dividends on shares held in your account), and (b) any cash distributions actually received by you with respect to your shares of common stock not included in the plan.

(2)                                  The tax basis per share of common stock purchased under the Plan is the fair market value of the share on the Distribution Payment Date on which the share was purchased for you and registered in your name.

(3)                                  The holding period for shares of common stock acquired with reinvested distributions generally will begin on the day following the Distribution Payment Date on which the shares were purchased for you and registered in your name (see Question 15).

(4)                                  Distributions in excess of the Company’s current and accumulated earnings and profits will not be taxable to you to the extent that the distributions do not exceed the adjusted tax basis of your shares. You will be required, however, to reduce the adjusted tax basis of your shares by the amount in excess of the Company’s current and accumulated earnings and profits. To the extent that the distributions exceed the adjusted tax basis of your shares, this excess amount will be taxable as capital gain.

(5)                                  A gain or loss may be recognized upon your disposition of common stock received from the Plan. The amount of gain or loss will be the difference between the amount received for the whole or fractional shares of common stock and the tax basis of the whole or fractional shares of common stock. Generally, any gain or loss recognized on the disposition of common stock acquired under the Plan will be treated for federal income tax purposes as a capital gain or loss.

20.                               How are income tax withholding provisions applied to participants in the Plan?

If you fail to furnish a valid taxpayer identification number to the Administrator and to certify that you are not subject to backup withholding, then the Administrator is required by law to withhold taxes from the amount of distributions and the proceeds from any sale of your shares.  Under certain other circumstances, you also may be subject to backup withholding. The withheld amount will be deducted from the amount of distributions and the remaining amount of distributions reinvested. In the case of a sale, the withheld amount will be deducted from the sale proceeds and the remaining amount will be sent to you.

If you are a non-U.S. stockholder you need to provide the required federal income tax certifications to establish your status as a non-U.S. stockholder so that backup withholding does not apply to you. You also need to provide the required certifications if you wish to claim the benefit of exemptions from federal income tax withholding or reduced withholding rates under a treaty or convention entered into between the United States and your country of residence. If you are a non-U.S. stockholder participating in the plan whose dividends are subject to federal income tax withholding, the appropriate amount will be withheld and the balance in shares of common stock will be purchased for you and registered in your name.

Reports to Participants

21.                               What kinds of reports will be sent to participants in the Plan?

As soon as practicable after each Distribution Payment Date, a summary statement of your account will be mailed to you by the Administrator. These statements are your continuing record of current activity including the cost of your purchases and proceeds from your sales in the Plan. In addition, you will be sent copies of other communications sent to holders of the Company’s common stock, including the Company’s annual report, the notice of annual meeting, proxy statement, and the information you will need for reporting your distribution income for federal income tax purposes. If, after receiving and reviewing this information, you no longer wish to participate in the Plan, you may withdraw from the Plan in accordance with the terms set forth in Questions 23 and 24 below.

All notices, statements and reports from the Administrator and Company to you will be addressed to your latest address of record with the Administrator. Therefore, you must promptly notify the Administrator of any change of address. To be effective with respect to mailings of distribution checks, address changes must be received by the Administrator five business days prior to the next Distribution Payment Date.

Certificates for Shares

22.                               Will certificates be issued for shares purchased?

No. Shares of the Company’s common stock purchased through the Plan will be issued in book entry form only. This means that we will not issue actual share certificates to you or any holders of the Company’s common stock. The use of book entry only registration protects you against loss, theft or destruction of stock certificates and reduces costs. Shares of common stock purchased through the Plan will be registered in your name. The number of shares of common stock registered in your name will be shown on your statement of your account.

Termination of Participation

23.                               When may a participant terminate participation in the Plan?

You may request termination of your participation in the Plan at any time. Any distributions earned subsequent to the effective date of your termination will be paid to you by check unless you re-enroll in the Plan.

24.                               How does a participant terminate participation in the Plan?

To terminate your participation in the Plan, you must notify the Administrator that you wish to do so.  An election form should be sent to the address set forth on the election form.

25.                               May an individual’s participation be terminated by the Company or the Administrator?

The Company reserves the right to terminate the participation of any participant who, in the Company’s sole discretion, is abusing the Plan or causing undue expense. The Company also reserves the right to suspend or terminate the Plan with respect to participants in one or more jurisdictions.

Sales of Shares

26.                               What happens when a participant sells or transfers all of his or her shares?

If you sell or transfer all the shares registered in your name, the Administrator will continue to reinvest any distributions received after your disposition of the shares (for example, if the shares of common stock are disposed after the Record Date and before the Distribution Payment Date), subject to your right to withdraw from the Plan at any time.

27.                               What happens when a participant sells or transfers some but not all of his or her shares?

If you have elected the “Full Distribution Reinvestment” option described in Question 2, and you transfer or sell a portion of the shares registered in your name, then the Administrator will continue to reinvest the distributions on all remaining shares registered in your name.

If you have elected the “Partial Distribution Reinvestment” option described at Question 2 by enrolling in the Plan only a percentage of the shares you own, and you transfer or sell a portion of the shares registered in your name, then the Administrator will continue to reinvest the distributions on the remaining shares registered in your name up to the number of shares originally enrolled in the Plan. For example, if you requested the Company to enroll in the Plan 50% of the 100 shares registered in your name, and then you transferred or sold 20 shares, the Company would continue to reinvest the distributions on 40 shares. If instead, you transferred or sold 80 shares, the Company would continue to reinvest the distributions on 10 shares.

Other Information

28.                               What are the responsibilities of the Administrator and the Company under the Plan?

Subject to the limitations contained in the Company’s charter, the Administrator and the Company will not be liable under the Plan for any act done in good faith or for any good faith omission to act, including, without limitation, any claim of liability arising with respect to the prices or times at which shares are purchased for you or any change in the market value of the Company’s common stock.

You should not assume that the Company will pay distributions or pay them in any particular amount or on any particular date.

You should recognize that neither the Administrator nor the Company can assure you of a profit or protect you against a loss on the shares of common stock purchased by you under the Plan.

29.                               May the Plan be changed or discontinued?

Notwithstanding any other provisions of the Plan, the Company reserves the right to amend, modify, suspend or terminate the Plan at any time, in whole or in part, or in respect to participants in one or more jurisdictions, without prior notice to, or the prior consent of, participants in the Plan. Notice of any material amendment or modification, or of any suspension or termination, will be mailed to all affected participants following the date of such amendment, modification, suspension or termination.

The Inland name and logo are
registered trademarks being
used under license.

Appendix C-1

Inland Diversified Real Estate Trust, Inc.
Regular Mail ~ P.O. Box 219287, Kansas City, Missouri 64121-9287
Overnight Delivery ~ 430 W 7th Street, Kansas City, Missouri 64105 ~ 800.826.8228

INSTRUCTIONS TO INVESTORS - For Prospectus Dated 08/24/2009

Any person desiring to subscribe for shares of our common stock should carefully read and review the Prospectus, as supplemented to date, and if he (she) desires to subscribe for shares, complete the Subscription Agreement that follows these instructions. Follow the appropriate instructions listed below for the items indicated. Please print in ballpoint pen or type the information. AN INVESTMENT IN INLAND DIVERSIFIED REAL ESTATE TRUST, INC. CANNOT BE COMPLETED UNTIL AT LEAST FIVE (5) BUSINESS DAYS AFTER THE DATE THE INVESTOR RECEIVES THE FINAL PROSPECTUS, AS

SUPPLEMENTED.

A - INVESTMENT

Item (A-1)

Enter the dollar amount to be purchased. The minimum initial investment is 300 shares ($3000); 100 shares ($1000) for qualified plans. Check the box to indicate whether this is an initial or an additional investment. For additional investments, indicate the account to which shares are to be added. The “Additional Investment” box must be checked in order for this subscription to be combined with another subscription for purposes of a volume discount. Please refer to pages 210-212 of the prospectus. Check the box to indicate method of payment. We do not accept cash, starter checks, foreign checks, travelers checks, or third party checks. A completed Subscription Agreement is required for each initial and additional investment.

Item (A-2)	Check the box if purchase qualifies for volume discount breakpoint.

Item (A-3)	NAV - Net Asset Value - Check the box to indicate if Registered Representative is purchasing common stock net of selling commissions. Representative will not receive selling commissions.

Item (A-4)

RIA - Registered Investment Advisor - Check the box to indicate whether this subscription was solicited or recommended by an investment advisor/broker dealer whose agreement with the investor includes a fixed or “wrap” fee feature for advisory and related brokerage services and accordingly, may not charge the regular selling commission. No sales commissions are paid on these accounts. This box must be checked in order for such investor(s) to purchase shares net of the selling commissions.

B - TYPE OF OWNERSHIP (Please select only one option: Non-Custodial or Custodial)

FOR NON-CUSTODIAL OWNERSHIP ACCOUNTS, PLEASE SEND THE COMPLETED AND EXECUTED SUBSCRIPTION AGREEMENT AND YOUR CHECK MADE PAYABLE TO “INLAND DIVERSIFIED REAL ESTATE TRUST” TO THE ADDRESS ON PAGE 2.

Item (B-1)

Check the appropriate box to indicate the type of ownership. If this is an additional purchase, ownership information should be completed exactly the same as the previous investment. If you check the Individual Ownership or Joint Tenants with Rights of Survivorship box and you wish to designate a Transfer on Death beneficiary, check the “TOD” box under the selected type of ownership and fill out the separate Transfer on Death (TOD) form, in order to effect the designation.

Note: Pension or profit sharing plan appears under non-custodial ownership as well as custodial ownership - check non-custodial ownership if the plan has a trustee; custodial ownership if the plan has a custodian.

FOR CUSTODIAL OWNERSHIP ACCOUNTS, CHECKS SHOULD BE MADE PAYABLE TO THE CUSTODIAN AND SENT ALONG WITH THE COMPLETED AND EXECUTED SUBSCRIPTION AGREEMENT TO THE CUSTODIAN.

Item (B-2)	Check the appropriate box to indicate the type of ownership. If this is an additional purchase, ownership information should be completed exactly the same as the previous investment.

Item (B-3)	Enter the exact name of the custodian or institution and mailing address. If this is an additional purchase, please use the same exact names as the previous investment.

Item (B-4)

The custodian must complete this section by entering its custodian Tax ID number (for tax purposes), custodian telephone number and custodial account number. The custodian’s signature is required in Section F.

C - INVESTOR INFORMATION

Item (C-1)

Enter the investor/beneficial owner, trustee, administrator or UTMA/UGMA minor’s name and birth date. If the account is a trust, pension plan, PSP or other, please provide complete title, Tax ID number and date of trust/plan in section C-6.

Item (C-2)	Enter the Social Security number of the investor. The investor is certifying that this number is correct.

Item (C-3)

Check the appropriate box. If the investor is a non-resident alien, he (she) must apply to the Internal Revenue Service for an identification number, via Form SS-4 for an individual or SS-5 for a corporation, and supply the number to the Company as soon as it is available. If non-resident alien, investor must submit an original of the appropriate W-8 Form (W-8BEN, W-8ECI, W-8EXP or W-8IMY) in order to make an investment.

Item (C-4)	Check if the investor is an employee of Inland or an affiliate.

Item (C-5)	Enter the co-investor/beneficial owner, co-trustee, or custodian for UTMA/UGMA name and birth date.

Item (C-6)	Check if the investor is an employee of Inland or an affiliate.

Item (C-7)	Enter the Social Security number or Tax ID number of the co-investor.

Item (C-8)	If the account is a trust, pension plan, PSP or other, please provide complete title, Tax ID number and date of trust/plan.

Item (C-9)	Enter residence address, city, state, and zip code of the investor.

Item (C-10)	Enter the alternate mailing address if different than the residence address in Item C-7. P.O. Boxes are acceptable.

Item (C-11)	Enter the home telephone number and business telephone number.

C-1-1

D - DISTRIBUTION OPTIONS

NON-CUSTODIAL OWNERSHIP - CHECK THE APPROPRIATE BOX TO INDICATE DISTRIBUTION OPTION FOR NON-CUSTODIAL ACCOUNTS.

Item (D-1)	Check to mail distributions to the address of record in Section C above.

Item (D-2)	Check to change current distribution option on your existing account to the distribution option indicated in Section D (additional purchases only).

Item (D-3)	Check to participate in the Distribution Reinvestment Plan.

Item (D-3a)	Check if you are electing a partial cash distribution/reinvestment. Please complete section D-3b.

Item (D-3b)	Check and indicate the percent of each distribution to be reinvested (whole number only).

Item (D-4)

If you prefer direct deposit of cash distributions to an account or address other than as set forth in the Subscription Agreement, check the preferred option and complete the required information. For Automated Clearing House (ACH), indicate whether it is a checking or savings account, and enter the name of the institution, mailing address, ABA number and account number. A VOIDED CHECK/DEPOSIT SLIP MUST BE ENCLOSED FOR DISTRIBUTIONS VIA ACH.

CUSTODIAL OWNERSHIP - CHECK THE APPROPRIATE BOX TO INDICATE DISTRIBUTION OPTION FOR CUSTODIAL ACCOUNTS.

Item (D-5)	Check to mail distributions to custodian.

Item (D-6)	Check to change current distribution option on your existing account to the distribution option indicated in Section D (additional purchases only).

Item (D-7)	Check to participate in the Distribution Reinvestment Plan.

Item (D-7a)	Check if you are electing a partial cash distribution/reinvestment. Please complete section D-7b.

Item (D-7b)	Check and indicate the percent of each distribution to be reinvested (whole number only).

E - ELECTRONIC DELIVERY

Item (E-1)

Check the box if you consent to the electronic delivery of documents including the prospectus, prospectus supplements, annual and quarterly reports, and other stockholder communication and reports. E-mail address is required. Please carefully read the representations set forth on Page 3 before consenting to receive documents electronically.

F - SIGNATURE

Item (F-1)	The Subscription Agreement must be executed by the investor(s), trustee(s) or administrator(s) and if applicable, the custodian.

Item (F-2)

In addition, items A through D must be individually initialed by all signers indicating that they have read each item. For custodial accounts, a medallion signature guarantee stamp is required to certify the tax ID number provided in Section B-4.

G - BROKER DEALER - REGISTERED REPRESENTATIVE

Item (G-1)

Enter the Registered Representative name, mailing address, Broker Dealer Rep ID number, telephone number, and e-mail address. Also, enter the Broker Dealer name, branch number, telephone number, and Broker Dealer Client Account number. By executing the Subscription Agreement, the Registered Representative substantiates compliance with the conduct rules of FINRA by certifying that the Registered Representative has reasonable grounds to believe, based on information obtained from the investor concerning his, her or its investment objectives, other investments, financial situation and needs and any other information known by such Registered Representative, that investment in the Company is suitable for such investor in light of his, her or its financial position, net worth and other suitability characteristics and that the Registered Representative has informed the investor of all pertinent facts relating to the liability, liquidity and marketability of an investment in the Company during its term. The Registered Representative must sign where indicated.

SUBMISSION OF SUBSCRIPTION

FOR NON-CUSTODIAL OWNERSHIP ACCOUNTS, THE COMPLETED AND EXECUTED SUBSCRIPTION AGREEMENT WITH A CHECK MADE PAYABLE TO “INLAND DIVERSIFIED REAL ESTATE TRUST” SHOULD BE MAILED TO:

Regular Mail:	Inland Securities Corporation	Overnight Delivery:	Inland Securities Corporation
	c/o DST Systems, Inc.		c/o DST Systems, Inc.
	P.O. Box 219287		430 W. 7th Street
	Kansas City, Missouri 64121-9287		Kansas City, Missouri 64105

ALL INVESTORS AND THEIR REGISTERED REPRESENTATIVES MUST SIGN THE SUBSCRIPTION AGREEMENT PRIOR TO TENDERING ANY FUNDS FOR INVESTMENT IN SHARES.

If your subscription is accepted, a confirmation will be mailed to the investor not more than three business days after acceptance.

C-1-2

SPECIAL SUITABILITY STANDARDS

Certain states have imposed special financial suitability standards for investors who purchase shares.

In general, each investor must have either: (i) minimum net worth of at least $250,000; or (ii) minimum annual gross income of at least $70,000 and a minimum net worth of at least $70,000. In determining the investor’s net worth, do not include the investor’s home, home furnishings or automobile.

If the investor is a resident of California, the investor must have either a minimum net worth of at least $250,000 or a minimum annual gross income of at least $70,000 and a minimum net worth of at least $100,000.

If the investor is a resident of California, Kentucky, Massachusetts, Missouri, Oregon, Pennsylvania or Tennessee, in addition to meeting the applicable minimum suitability standards set forth above, the investment may not exceed 10% of the investor’s liquid net worth, which may be defined as the remaining balance of cash and other assets easily converted to cash after subtracting the investor’s total liabilities from total assets.

If the investor is a resident of Alabama, Iowa, Michigan, or Ohio, in addition to meeting the applicable minimum suitability standards set forth above, the investor’s investment in us and other Inland Real Estate Investment Corporation-sponsored real estate programs may not exceed 10% of the investor’s liquid net worth, which may be defined as the remaining balance of cash and other assets easily converted to cash after subtracting the investor’s total liabilities from total assets.

If the investor is a resident of Kansas, in addition to meeting the applicable minimum suitability standards set forth above, the Office of the Kansas Securities Commissioner recommends that the investor’s aggregate investment in our securities and similar direct participation investments should not exceed 10% of the investor’s liquid net worth. For these purposes, “liquid net worth” is defined as that portion of net worth that consists of cash, cash equivalents and readily marketable securities.

In the case of sales to fiduciary accounts (such as pension or profit-sharing plans), these suitability standards must be satisfied by the beneficiary, the fiduciary account, or by the donor or grantor who directly or indirectly supplies the funds to purchase the shares if the donor or the grantor is the fiduciary. In the case of uniform transfers or gifts to minors (UTMA/UGMA), the minimum suitability standards must be met by the custodian of the account or by the donor.

We intend to assert the foregoing representations as a defense in any subsequent litigation where such assertion would be relevant. We retain the right to accept or reject this subscription in whole or in part, so long as such partial acceptance or rejection does not result in an investment of less than the minimum number of shares specified in the Prospectus. As used above, the singular includes the plural in all respects if shares are being acquired by more than one person. As used in the Subscription Agreement, “Inland” refers to Inland Real Estate Group of Companies, Inc. and its affiliates. The Subscription Agreement and all rights hereunder shall be governed by, and interpreted in accordance with, the laws of the State of Illinois without giving effect to its conflict of laws/principles.

By executing the Subscription Agreement, the investor is not waiving any rights under the federal or state securities laws.

AUTOMATED CLEARING HOUSE (“ACH”) LANGUAGE

I (we) hereby authorize Inland Diversified Real Estate Trust, Inc. (“Company”) to deposit distributions from my (our) common stock of the Company into the account listed in Section D of the Subscription Agreement at the financial institution indicated in Section D of the Subscription Agreement. I further authorize the Company to debit my account noted in Section D of the Subscription Agreement in the event that the Company erroneously deposits additional funds to which I am not entitled, provided that such debit shall not exceed the original amount of the erroneous deposit. In the event that I withdraw funds erroneously deposited into my account before the Company reverses such deposit, I agree that the Company has the right to retain any future distributions to which I am entitled until the erroneously deposited amounts are recovered by the Company.

This authorization is to remain in full force and effect until the Company has received written notice from me of the termination of this authorization in time to allow reasonable opportunity to act on it, or until the Company has sent me written notice of termination of this authorization. This authorization is not valid to the extent that distributions are reinvested pursuant to the Distribution Reinvestment Plan.

CONSENT TO ELECTRONIC DELIVERY OF DOCUMENTS

(a) I acknowledge that access to both Internet e-mail and the World Wide Web is required in order to access documents electronically. I may receive by e-mail notification the availability of a document in electronic format. The notification e-mail will contain a web address (or hyperlink) where the document can be found. By entering this address into my web browser, I can view, download and print the document from my computer. I acknowledge that there may be costs associated with the electronic access, such as usage charges from my Internet provider and telephone provider, and that these costs are my responsibility.

(b) I acknowledge that documents distributed electronically may be provided in Adobe’s Portable Document Format (PDF). The Adobe Reader® software is required to view documents in PDF format. The Reader software is available free of charge from Adobe’s web site at www.adobe.com. The Reader software must be correctly installed on my system before I will be able to view documents in PDF format. Electronic delivery also involves risks related to system or network outage that could impair my timely receipt of or access to stockholder communications.

(c) I acknowledge that I may receive at no cost from Inland Diversified a paper copy of any documents delivered electronically by calling Inland Customer Service at 800.826.8228 from 8:00 am to 6:00 pm CT Monday-Friday.

(d) I understand that if the e-mail notification is returned to Inland Diversified as “undeliverable”, a letter will be mailed to me with instructions on how to update my e-mail address to begin receiving communication via electronic delivery. I further understand that if Inland Diversified is unable to obtain a valid e-mail address for me, Inland Diversified will resume sending a paper copy of Inland Diversified’s filings by U.S. mail to my address of record.

(e) I understand that my consent may be updated or cancelled, including any updates in e-mail address to which documents are delivered, at any time by going to the Inland Diversified website at www.inlanddiversified.com.

C-1-3

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C-1-4

Inland Diversified Real Estate Trust, Inc.

Regular Mail ~ P.O. Box 219287, Kansas City, Missouri 64121-9287

Overnight Delivery ~ 430 W 7th Street, Kansas City, Missouri 64105 ~ 800.826.8228

INSTRUCTIONS TO INVESTORS - For Prospectus Dated 08/24/2009

Please read this Subscription Agreement and the Terms and Conditions of the Offering set forth in the Prospectus before signing. Investor must read the Instructions to Investors. AN INVESTMENT IN INLAND DIVERSIFIED REAL ESTATE TRUST, INC. CANNOT BE COMPLETED UNTIL AT LEAST FIVE (5) BUSINESS DAYS AFTER THE DATE THE INVESTOR RECEIVES THE FINAL PROSPECTUS, AS SUPPLEMENTED.

A - INVESTMENT

(A-1)	Purchase of Inland Diversified Real Estate Trust, Inc. Shares at $10 per Share.			Method of Payment:
				☐ CHECK ENCLOSED		☐ CHECK SENT SEPARATELY
	Minimum initial investment is 300 shares; 100 shares for qualified plans.					We do not accept cash, starter checks, foreign checks, travelers checks or third party checks.
	Total $ invested $			☐ FUNDS WIRED

This is an: ☐ INITIAL INVESTMENT ☐ ADDITIONAL INVESTMENT TO ACCOUNT #

A completed Subscription Agreement is required for each initial and additional investment.

(A-2 )	☐ Volume Discount Qualification - See pages 210-212 of the prospectus.

(A-3 )	NAV - Net Asset Value	☐	REGISTERED REPRESENTATIVE NAV PURCHASE (NET OF SELLING COMMISSION). Representative will not receive selling commission. Investor will receive additional shares.

(A-4 )	RIA - Registered Investment Advisor	☐

REGISTERED INVESTMENT ADVISOR (RIA) NO SALES COMMISSIONS ARE PAID ON THESE ACCOUNTS. Check only if investment is made through the RIA in its capacity as an RIA and not in its capacity as a Registered Representative, if applicable, whose agreement with the investor includes a fixed or “wrap” fee feature for advisory and related brokerage services. If an advisor is a FINRA licensed Registered Representative affiliated with a broker dealer, the transaction should be conducted through that broker dealer, not through the RIA.

B - TYPE OF OWNERSHIP (Please select only one option: Non-Custodial or Custodial)

(B-1 )	NON-CUSTODIAL OWNERSHIP - Make check payable to: Inland Diversified Real Estate Trust
	☐	Individual Ownership	☐	Community Property*	☐	UTMA/UGMA
		☐ TOD**				State of
			☐	Community Property WROS*
	☐	Joint Tenants with Rights of Survivorship*	☐	Corporate Ownership	☐	Pension or Profit Sharing Plan*** - include plan document(s)
		☐ TOD**		include Corporate Resolution	☐	Trust - include Trust Certification

	☐	Tenants in Common*	☐	LLC Ownership
				include LLC Agreement	☐	Non-Profit - include plan document
	☐	Tenants by the Entirety*	☐	Partnership Ownership
				include Partnership Agreement	☐	Other (Specify)

*All parties must sign
**Please complete separate Transfer on Death (TOD) form
***See “ERISA Considerations” in the Company’s prospectus for a discussion of risks related to an investment in shares by certain tax-exempt or tax-deferred plans.

(B-2 )	CUSTODIAL OWNERSHIP - Make check payable to the Custodian listed below and SEND ALL paperwork directly to the Custodian.

☐ Traditional IRA* ☐ Roth IRA* ☐ Simplified Employee Pension/Trust (S.E.P.)* ☐ Pension or Profit Sharing Plan* **
☐ Other (Specify)*

(B-3)	Name of Custodian or Institution
Mailing Address
City State Zip

(B-4 )	CUSTODIAN INFORMATION - To be completed by custodian listed above.
Custodian Tax ID # Custodian Telephone
Custodial Account #

*CUSTODIAL SIGNATURE REQUIRED IN SECTION F
**See “ERISA Considerations” in the Company’s prospectus for a discussion of risks related to an investment in shares by certain tax-exempt or tax-deferred plans.

C-1-5

C - INVESTOR INFORMATION

(C-1)	INVESTOR/BENEFICIAL OWNER		Mr.☐	Mrs.☐	Ms.☐

	Investor/Trustee/Administrator/UTMA/UG MA Minor’s Name					Birth Date
/ /
	First	Middle	Last			MM/DD/YYYY

(C-2)		Social Security #	(C-3) Citizenship Status	☐ U.S. Citizen	☐ Resident Alien	☐ Non-Resident
		or Tax ID #	(Required)			Alien*

(C-4)		☐ Inland Employee or Affiliate	*If non-resident alien, investor must submit an original of the appropriate W-8
Form (W-8BEN, W-8ECI, W-8EXP OR W-8IMY) in order to make an investment.

(C-5)	CO-INVESTOR/BENEFICIAL OWNER		Mr.☐	Mrs.☐	Ms.☐

	Co-Investor/Co-Trustee/Administrator/UTMA/UGMA Custodian Name					Birth Date
/ /
	First	Middle	Last			MM/DD/YYYY

(C-6)	☐ Inland Employee or Affiliate		(C-7) Social Security # or Tax ID #

(C-8)	If Trust/Pension/PSP or Other, Please Provide Complete Title

	Tax ID #				Date of Trust/Pension/PSP/Other	/ /

(C-9)	Residence Address - No P.O. Boxes - Required by Law

	City				State	Zip

(C-10)	Alternate Mailing Address - P.O. Boxes are Acceptable

	City				State	Zip

(C-11)	Home Telephone				Business Telephone

D - DISTRIBUTION OPTIONS

NON-CUSTODIAL OWNERSHIP

(D-1)	☐ Mail To Address of Record	(D-2)	☐ Check Box to Change Current Distribution Option
applicable on additional purchases only

(D-3)	☐

Distribution Reinvestment Plan: Investor elects to participate in the Distribution Reinvestment Plan described in the Prospectus and reinvest the entire distribution. If you are electing a partial cash distribution/reinvestment, please refer to pages 215-216 of the prospectus.

	☐ (D-3a) Partial Cash Distribution/Reinvestment Option		(D-3b) ☐ Percent of Distribution to Reinvest (whole number only) %

(D-4)	Distributions Sent:	☐ Via Mail Complete information below	☐ Via Electronic Deposit (ACH) To authorize ACH as set forth on page 4, please check the box and complete the section below.

			If ACH, check type of account	☐ Checking	☐ Savings

Name of Bank, Brokerage
Firm or Individual

Distribution Mailing
Address

	City		State	Zip

Bank ABA/Routing # (For ACH Only)			Bank or Brokerage Account #
(Required)

REQUIRED: A VOIDED CHECK/DEPOSIT SLIP MUST BE ENCLOSED FOR DISTRIBUTIONS VIA ACH

CUSTODIAL OWNERSHIP

(D-5)	☐ Mail To Custodial Account	(D-6)	☐ Check Box to Change Current Distribution Option
applicable on additional purchases only

(D-7)	☐

Distribution Reinvestment Plan: Investor elects to participate in the Distribution Reinvestment Plan described in the Prospectus and reinvest the entire cash distribution. If you are electing a partial cash distribution/reinvestment, please refer to pages 215-216 of the prospectus.

(D-7a) ☐ Partial Cash Distribution/Reinvestment Option	(D-7b) ☐ Percent of Distribution to Reinvest (whole number only) %

C-1-6

E - ELECTRONIC DELIVERY

Instead of receiving paper copies of this prospectus, prospectus supplements, annual and quarterly reports, and other stockholder communications and reports, you may elect to receive electronic delivery of stockholder communications from Inland Diversified Real Estate Trust, Inc. If you would like to consent to electronic delivery as set forth on page 3, please fill out the section below.

(E-1) ☐ Yes, I consent to the electronic delivery of documents including the prospectus and prospectus supplements.

E-mail Address (Required)

F - SIGNATURE

(F-1)            THE UNDERSIGNED CERTIFIES, under penalties of perjury (i) that the taxpayer identification number shown on the Subscription Agreement is true, correct and complete, and (ii) that I am (we are) not subject to backup withholding either because I (we) have not been notified that I am (we are) subject to backup withholding as a result of a failure to report all interest or distributions, or the Internal Revenue Service has notified me (us) that I am (we are) no longer subject to backup withholding.

(F-2)            The undersigned further acknowledges and/or represents (or in the case of fiduciary accounts, the person authorized to sign on such investor’s behalf) the following:

Initials

(A)    I (we) have received, not less than five (5) business days prior to the signing of this Subscription Agreement, the final prospectus of the Company, as supplemented, relating to the shares, wherein the terms and conditions of the offering of the shares are described, including among other things, the restrictions on ownership and transfer of shares, which require, under certain circumstances, that a holder of shares shall give written notice and provide certain information to the Company. (Not required for residents of the State of Minnesota.)

(B)    I (we) either: (i) have a net worth (excluding home, home furnishings and automobiles) of at least $70,000 and estimate that (without regard to investment in the Company) I (we) have gross income due in the current year of at least $70,000; (ii) have a net worth (excluding home, home furnishings and automobiles) of at least $250,000; or (iii) have such higher suitability as may be required by certain states as set forth on page 3 of the Instructions to Investors attached hereto; in the case of sales to fiduciary accounts, the suitability standards must be met by the beneficiary, the fiduciary account or by the donor or grantor who directly or indirectly supplies the funds for the purchase of the shares.

(C)    I am (we are) purchasing the shares for my (our) own account and if I am (we are) purchasing shares on behalf of a trust or other entity of which I am (we are) trustee(s) or authorized agent(s) I (we) have due authority to execute the Subscription Agreement and do hereby legally bind the trust or other entity of which I am (we are) trustee(s) or authorized agent(s).

(D) I (we) acknowledge that the shares are not liquid, there is no current market for the shares and the investors may not be able to sell the securities.

Signature - Investor/Trustee/Administrator/Power of	Date / /
Attorney (Include POA)	MM/DD/YYYY

Print Name - Investor/Trustee/Administrator/Power of	For Custodian Use - Affix Medallion Signature
Attorney	Guarantee Stamp Here.
By stamping here you are attesting to
Section F-1 of this document.
Signature - Co-Investor/Co-Trustee (If Applicable)	Date / /
MM/DD/YYYY

Print Name - Co-Investor/Co-Trustee	Signature - Custodian

C-1-7

G - BROKER DEALER-REGISTERED REPRESENTATIVE

(G-1) BROKER DEALER DATA - completed by selling Registered Representative (Please use Representative address—not home office address)

Registered Mr. ☐ Mrs. ☐ Ms. ☐
Representative Name

Mailing Address

City	State	Zip

Broker Dealer Rep ID #	Registered Representative Telephone

Registered Representative E-mail

Broker Dealer Name

Branch #	Broker Dealer Telephone

Broker Dealer Client Account #

The undersigned confirm on behalf of the Broker Dealer that they (i) have reasonable grounds to believe that the information and representations concerning the investor identified herein are true, correct and complete in all respects; (ii) have discussed such investor’s prospective purchase of Shares with such investor; (iii) have advised such investor of all pertinent facts with regard to the lack of liquidity and marketability of the Shares; (iv) have delivered a current Prospectus and related supplements, if any, to such investor; (v) have reasonable grounds to believe that the investor is purchasing these Shares for his or her own account; and (vi) have reasonable grounds to believe that the purchase of Shares is a suitable investment for such investor, that such investor is in a financial position to enable such investor to realize the benefits of such an investment and to suffer any loss that may occur with respect thereto.

The undersigned Registered Representative further represents and certifies that, in connection with this subscription for Shares, he (she) has complied with and has followed all applicable policies and procedures under their firm’s existing Anti-Money Laundering Program and Customer Identification Program.

Signature - Registered Representative (Required)	Signature - Broker Dealer (If Applicable)

(This space has been intentionally left blank.)

C-1-8

Appendix C-2

The Inland name and logo are
registered trademarks being used
under license.

Inland Diversified Real Estate Trust, Inc.
TRANSFER ON DEATH FORM (TOD)
This form is NOT VALID for Trust or IRA accounts.
Both pages of this form must accompany the subscription agreement.

As our transfer agent, DST Systems, Inc., is located in Missouri, a Transfer on Death (“TOD”) designation pursuant to this form and all rights related thereto shall be governed by the laws of the State of Missouri.

PLEASE REVIEW THE FOLLOWING IN ITS ENTIRETY BEFORE COMPLETING THE TRANSFER ON DEATH FORM:

1.                                       Eligible accounts: Individual accounts and joint accounts with rights of survivorship are eligible. A TOD designation will not be accepted from residents of Louisiana.

2.                                       Designation of beneficiaries: The account owner may designate one or more beneficiaries of the TOD account. Beneficiaries are not “account owners” as the term is used herein.

3.                                       Primary and contingent beneficiaries: The account owner may designate primary and contingent beneficiaries of the TOD account. Primary beneficiaries are the first in line to receive the account upon the death of the account owner. Contingent beneficiaries, if any are designated, receive the account upon the death of the account owner if, and only if, there are no surviving primary beneficiaries.

4.                                       Minors as beneficiaries: Minors may be beneficiaries of a TOD account only if a custodian, trustee, or guardian is set forth for the minor on the Transfer on Death Form. By not providing a custodian, trustee, or guardian, the account owner is representing that all of the named beneficiaries are not minors.

5.                                       Status of beneficiaries: Beneficiaries have no rights to the account until the death of the account owner or last surviving joint owner.

6.                                       Joint owners: If more than one person is the owner of an account registered or to be registered TOD, the joint owners of the account must own the account as joint tenants with rights of survivorship.

7.                                       Transfer to designated beneficiaries upon the owner’s death:

a.                                       Percentage designation: Unless the account owner designates otherwise by providing a percentage for each beneficiary on the Transfer on Death Form, all surviving beneficiaries will receive equal portions of the account upon the death of the account owner.

b.                                      Form of ownership: Multiple beneficiaries will be treated as tenants in common (TEN COM) unless the account owner expressly indicates otherwise.

c.                                       Predeceasing beneficiaries: If the account owner wishes to have the account pass to the children of the designated beneficiaries in the event the designated beneficiaries predecease the account owner, the account owner must check the box labeled Lineal Descendants per Stirpes (“LDPS”) in Section B of this form. If the box is not checked, the children of beneficiaries who die before you will not receive a portion of your account. If the account is registered LDPS and has contingent beneficiaries, LDPS takes precedence.  If a TOD account with multiple beneficiaries is registered LDPS, the LDPS registration must apply to all beneficiaries. If the account is not registered LDPS, a beneficiary must survive the account owner to take the account or his or her part of the account. In the case of multiple beneficiaries, if one of the beneficiaries does not survive the account owner, the deceased beneficiary’s share of the account will be divided equally among the remaining beneficiaries upon the death of the account owner. If no beneficiary survives the account owner, the account will be treated as part of the estate of the account owner.

d.                                      Notice of dispute: Should the transfer agent receive written notice of a dispute over the disposition of a TOD account, re-registration of the account to the beneficiaries may be delayed.

8.                                       Revocation or changes: An account owner or all joint owners may revoke or change a beneficiary designation. The Change of Transfer on Death (TOD) Form is available for this purpose on our website (www.inlanddiversified.com) or from your registered representative.

9.                                       Controlling terms: The language as set forth in the TOD account registration shall control at all times. Unless the transfer agent is expressly instructed by the account owner to change the status of the account or the beneficiary designation prior to the account owner’s death, the person or persons set forth as the beneficiaries of the account shall remain the beneficiaries of the account, and events subsequent to the registration of the account as a TOD account shall not change either the rights of the persons designated as beneficiaries or the status of the account as a TOD account.

a.                                       Divorce: If the account owner designated his or her spouse as a TOD beneficiary of the account, and subsequently the account owner and the beneficiary are divorced, the fact of the divorce will not automatically revoke the beneficiary designation. If the account owner wishes to revoke the beneficiary designation, the account owner must notify Inland Diversified Real Estate Trust, Inc. of the desired change in writing as specified in paragraph 8 above.

b.                                      Will or other testamentary document: The beneficiary designation may not be revoked by the account owner by the provisions of a will or a codicil to a will.

c.                                       Dividends, interest, capital gains, and other distributions after the account owner’s death:

i.                                          Accruals to the account which occur after the death of the account owner or last surviving joint owner, and are still in the account when it is re-registered to the beneficiaries, stay with the account and pass to the beneficiaries.

ii.                                       Where the account has been coded for cash distributions, and such distributions have actually been paid out prior to notice to the transfer agent of the death of the account owner, such distributions are deemed to be the property of the estate of the original account owner and do not pass with the account to the designated beneficiaries.

10.                               TOD registrations may not be made irrevocable.

C-2-1

A - STOCKHOLDER INFORMATION

Name of stockholder(s) exactly as indicated on subscription agreement:

	Mr.	Mrs.	Ms.
Stockholder Name	☐	☐	☐
				First		Middle	Last

	Mr.	Mrs.	Ms.
Co-Stockholder Name	☐	☐	☐
(if applicable)				First		Middle	Last

Social Security Number(s) of Stockholder(s)				-	-		-	-
				Stockholder			Co-Stockholder

Daytime Telephone	-	-			State of Residence	(Not accepted from residents of Louisiana)

B - TRANSFER ON DEATH (Not permitted in Louisiana)

I (we) authorize Inland Diversified Real Estate Trust, Inc. to register the percentage of shares of common stock set forth below in beneficiary form, assigning investorship on my (our) death to the TOD beneficiary(ies) named below. Use an additional sheet of paper if space is needed to designate more TOD beneficiaries. Complete information must be provided for all TOD beneficiaries.

PRIMARY Beneficiary Name
				TOD Share Percentage	%
Social Security or Tax ID #	Birth Date		Relationship
	/	/
PRIMARY Beneficiary Name
				TOD Share Percentage	%
Social Security or Tax ID #	Birth Date		Relationship
	/	/
PRIMARY Beneficiary Name
				TOD Share Percentage	%
Social Security or Tax ID #	Birth Date		Relationship
	/	/
Contingent Beneficiary Name (Optional)
				TOD Share Percentage	%
Social Security or Tax ID #	Birth Date		Relationship
	/	/
Contingent Beneficiary Name (Optional)
				TOD Share Percentage	%
Social Security or Tax ID #	Birth Date		Relationship
	/	/

☐

Lineal Descendents per Stirpes (“LDPS”): Check if you wish to have the account pass to children of the above-designated beneficiary(ies) in the event the designated beneficiary(ies) predeceases the stockholder. The LDPS designation will apply to all designated beneficiaries.

C - SIGNATURE

By signing below, I (we) authorize Inland Diversified Real Estate Trust, Inc. to register the shares in beneficiary form as designated above. I (we) agree on behalf of myself (ourselves) and my (our) heirs, assigns, executors, administrators and beneficiaries to indemnify and hold harmless Inland Diversified Real Estate Trust, Inc. and any and all of its affiliates, agents, successors and assigns, and their respective directors, officers and employees, from and against any and all claims, liabilities, damages, actions and expenses arising directly or indirectly relating to this TOD designation or the transfer of my (our) shares in accordance with this TOD designation. If any claims are made or disputes are raised in connection with this TOD designation or account, Inland Diversified Real Estate Trust, Inc. reserves the right to require the claimants or parties in interest to arrive at a final resolution by adjudication, arbitration, or other acceptable method, prior to transferring any TOD account assets. I (we) have reviewed all the information set forth on pages 1 and 2 of this form.

I (we) further understand that Inland Diversified Real Estate Trust, Inc. cannot provide any legal advice and I (we) agree to consult with my (our) attorney, if necessary, to make certain that any TOD designation is consistent with my (our) estate and tax planning and is valid. Sign exactly as the name(s) appear(s) on the statement of account. All investors must sign. This TOD is effective subject to the acceptance of Inland Diversified Real Estate Trust, Inc.

Signature - Investor (Required)	Date	Signature - Co-Investor (If Applicable)	Date

C-2-2

APPENDIX D-1

LETTER OF DIRECTION*

                                      , 20

Inland Diversified Real Estate Trust, Inc.

c/o DST Systems

P.O. Box 219278

Kansas City, Missouri 64121-9287

Re:                               Registered Investment Advisory Fees

Account No.                                  (“Account”)

Ladies and Gentlemen:

You are hereby instructed and authorized by me to deduct advisory fees payable to                                   , my registered investment advisor, in the following amount from my Account, and to pay such amount by check to my registered investment advisor, upon each distribution by Inland Diversified Real Estate Trust, Inc. (the “Company”) on my Account, as payment for my registered investment advisor’s advisory fees (select only one):

(a)                                  $                                      ; or

(b)                                                                       % of Asset Value (calculated on a 365-day calendar year basis) to be paid by the Company on my Account.

I acknowledge that any and all advisory fees payable to my registered investment advisor are my sole responsibility and you are paying the amounts directed by me as an accommodation.

This letter shall serve as an irrevocable instruction to you to pay such advisory fees from my Account until such time as I provide you with written notice of my election to revoke this instruction.

Sincerely,

*                                         This election is not available for custodial ownership accounts, such as individual retirement accounts, Keogh plans and 401(k) plans.

D-1-1

APPENDIX D-2

NOTICE OF REVOCATION

                                      , 20

Inland Diversified Real Estate Trust, Inc.

c/o DST Systems

P.O. Box 219278

Kansas City, Missouri 64121-9287

Re:                               Revocation of Instruction

Account No.                                           (“Account”)

Ladies and Gentlemen:

This letter shall serve as notice to you of my revocation of my instruction to you to deduct advisory fees from my Account and pay such fees directly to                                       , my registered investment advisor, pursuant to my letter to you dated                                       .

I hereby instruct you to cease any and all future deductions from my Account for the purpose of such advisory fee payments. I understand and acknowledge that this revocation will be effective within one business day of receipt by you.

Sincerely,

D-2-1

APPENDIX E

INLAND DIVERSIFIED REAL ESTATE TRUST, INC.
PRIVACY POLICY NOTICE

OUR COMMITMENT TO PROTECTING YOUR PRIVACY. We consider customer privacy to be fundamental to our relationship with our stockholders. In the course of servicing your account, we collect personal information about you (“Non-Public Personal Information”). We collect this information to know who you are so that we can provide you with products and services that meet your particular financial and investing needs, and to meet our obligations under the laws and regulations that govern us.

We are committed to maintaining the confidentiality, integrity and security of our stockholders’ personal information. It is our policy to respect the privacy of our current and former stockholders and to protect the personal information entrusted to us. This Privacy Policy Notice (the “Policy”) describes the standards we follow for handling your personal information, with the dual goals of meeting your financial needs while respecting your privacy.

This Policy applies to the Inland family of companies, which includes Inland Diversified Real Estate Trust, Inc.

Information We May Collect. We may collect Non-Public Personal Information about you from three sources:

•                                          Information on applications, subscription agreements or other forms. This category may include your name, address, tax identification number, age, marital status, number of dependents, assets, debts, income, employment history, beneficiary information and personal bank account information.

•                                          Information about your transactions with us, affiliates of IREIC and others, such as the types of products you purchase, your account balances, margin loan history and payment history.

•                                          Information obtained from others, such as from consumer credit reporting agencies. This may include information about your creditworthiness, financial circumstances and credit history, including any bankruptcies and foreclosures.

Persons to Whom We May Disclose Information. We may disclose all three types of Non-Public Personal Information about you to the unaffiliated third parties and in the circumstances described below, as permitted by applicable laws and regulations.

•                                          Companies with whom we have contracted to provide account-related services, such as statement preparation, execution services, custodial services, and report preparation. Please note that our contracts with these service providers prohibit the service providers from disclosing or using your Non-Public Personal Information for any purpose except to provide the services for which we have contracted.

•                                          Our lawyers, accountants, auditors, regulators, advisors and quality-control consultants.

•                                          If we suspect fraud.

•                                          To protect the security of our records, web site and telephone customer service center.

E-1

•                                          Information you have authorized us to disclose.

Protecting Your Information. Our employees are required to follow the procedures we have developed to protect the integrity of your information. These procedures include:

•                                          Restricting physical and other access to your Non-Public Personal Information to persons with a legitimate business need to know the information in order to service your account.

•                                          Contractually obligating third parties doing business with us to comply with all applicable privacy and security laws.

•                                          Providing information to you only after we have used reasonable efforts to assure ourselves of your identity by asking for and receiving from you information only you should know.

•                                          Maintaining reasonably adequate physical, electronic and procedural safeguards to protect your information.

Former Customers. We treat information concerning our former customers the same way we treat information about our current customers.

Keeping You Informed. We will send you a copy of this Policy annually. We will also send you all changes to this Policy as they occur. You have the right to “opt out” of this Policy by notifying us in writing.

QUESTIONS?

If you have any questions about this Policy,

please do not hesitate to call Ms. Roberta S. Matlin at (630) 218-8000.

E-2

Up to 550,000,000 shares

Inland Diversified Real Estate Trust, Inc.

Common Stock

PROSPECTUS

August 24, 2009

Inland Securities Corporation

You should rely only on the information contained in this prospectus. No dealer, salesperson or other person is authorized to make any representations other than those contained in the prospectus and supplemental literature authorized by Inland Diversified Real Estate Trust, Inc. and referred to in this prospectus, and, if given or made, such information and representations must not be relied upon. This prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of these securities. You should not assume that the delivery of this prospectus or that any sale made pursuant to this prospectus implies that the information contained in this prospectus will remain fully accurate and correct of any time subsequent to the date of this prospectus.

Until November 22, 2009, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer’s obligation to deliver a prospectus when acting as soliciting dealers with respect to their unsold allotments or subscriptions.

SUPPLEMENT NO. 12
DATED MARCH 8, 2010
TO THE PROSPECTUS DATED AUGUST 24, 2009
OF INLAND DIVERSIFIED REAL ESTATE TRUST, INC.

This Supplement No. 12 supplements, and should be read in conjunction with, the prospectus of Inland Diversified Real Estate Trust, Inc., dated August 24, 2009.  This Supplement No. 12 supersedes and replaces the following prior supplements: Supplement No. 2 dated October 20, 2009 (which superseded and replaced Supplement No. 1 dated October 16, 2009); Supplement No. 3 dated November 5, 2009; Supplement No. 4 dated November 19, 2009; Supplement No. 5 dated December 1, 2009; Supplement No. 6 dated December 16, 2009; Supplement No. 7 dated January 6, 2010; Supplement No. 8 dated January 20, 2010; Supplement No. 9 dated January 29, 2010; Supplement No. 10 dated February 4, 2010; and Supplement No. 11 dated February 22, 2010.  Unless otherwise defined in this Supplement No. 12, capitalized terms used herein have the same meanings as set forth in the prospectus.

SUMMARY OVERVIEW

Status of the Offering

This public offering commenced on August 24, 2009.  As of September 28, 2009, we had satisfied our minimum offering requirements in all states except Pennsylvania and Tennessee, and as of November 5, 2009, we had satisfied our minimum offering requirement in the State of Tennessee.  With the exception of subscription proceeds received from residents of Pennsylvania, all subscription proceeds have been released from the escrow account maintained by our third-party escrow agent.

Through March 1, 2010, we have sold approximately 5.6 million shares of our common stock in our best efforts offering and approximately 45,000 shares of our common stock under our distribution reinvestment plan, or DRP, resulting in aggregate gross proceeds of approximately $56.3 million.  As of March 1, 2010, approximately 494.4 million shares of our common stock remain available for sale in our best efforts offering, and approximately 49.9 million shares of our common stock remain available for issuance under our DRP.  We reserve the right to reallocate the shares of common stock we are offering between our best efforts offering and our DRP.

Distributions

As of March 1, 2010, we had declared the following distributions:

Record Date(s)	Payment Date	Distribution Amount	Annualized Rate (2)

October 14, 2009	November 3, 2009	$0.02301376	N/A
October 15-31, 2009 (1)	November 3, 2009	$0.00164384 per share per day	6.0%
November 1-30, 2009 (1)	December 3, 2009	$0.00164384 per share per day	6.0%
December 1-31, 2009 (1)	January 4, 2009	$0.00164384 per share per day	6.0%
January 1-31, 2010 (1)	February 1, 2010	$0.00164384 per share per day	6.0%
February 1-28, 2010 (1)	March 3, 2010	$0.00164384 per share per day	6.0%
March 1-31, 2010 (1)	No later than April 5, 2010	$0.00164384 per share per day	6.0%

(1) Daily record dates.

(2) Assuming distributions paid each day for a 365-day period, based on a purchase price of $10.00 per share.

For the year ended December 31, 2009, we paid total distributions of approximately $96,000.  For income tax purposes only, 100.0% of the distributions paid in 2009 will be treated as non-dividend distributions.  See “Prospectus Summary — Distribution Policy” for a more detailed discussion regarding our distribution policy.

Recent Acquisitions and Potential Acquisitions

As of March 1, 2010, we, directly or indirectly, owned fee simple interests in the following properties:

Property Name	Property Type	Date of Acquisition	Aggregate Square Feet	Approximate Purchase Price	Cap Rate (1)	% Economic Occupancy at Date of Acquisition	% Physical Occupancy at Date of Acquisition
Pleasant Hill Commons	Retail	02/18/2010	70,642	$12,375,000	7.5%	100%	96.6%
–Kissimmee, FL
Merrimack Village Center	Retail	12/11/2009	82,292	$9,760,000	9.5%	96.8%	89.1%
–Merrimack, NH

(1) Capitalization rate, or “cap rate,” is determined by dividing the property’s projected annual net operating income, as determined during the due diligence process, by the purchase price of the property.  Net operating income includes, for these purposes, base rental income and expense reimbursements from in-place leases, net of operating expenses, and including replacement reserves and vacancy loss provisions.  See “Description of Real Estate Assets — Investments in Real Estate Assets” for a discussion of the facts considered during the due diligence process.

As of March 1, 2010, we had identified the following properties as potential acquisitions:

Property Name	Property Type	Aggregate Square Feet	Approximate Purchase Price	% Physical Occupancy (1)
Draper Crossing	Retail	166,845	$24,000,000	99.1%
–Draper, UT
Haines City Shopping Center	Retail	124,958	$9,500,000	85.2	%(2)
–Haines City, FL
Polo Grounds Shopping Center	Retail	129,826	$13,000,000	90.4	%(2)
–West Palm Beach, FL
Publix Shopping Center	Retail	78,820	$9,400,000	98.5%
–St. Cloud, FL

(1) Reflects information as of the date that the acquisition was considered to be a potential acquisition.

(2) Vacant spaces at these properties are subject to earnout closings.  See “Description of Real Estate Assets — Potential Investments in Real Estate Assets.”

See “Description of Real Estate Assets — Investments in Real Estate Assets” and “— Potential Investments in Real Estate Assets” for a detailed discussion regarding our recent acquisitions and potential acquisitions.

Recent Financing Transactions

The following table summarizes, as of March 1, 2010, the material terms of any outstanding loans that we or our subsidiaries have obtained, or assumed at closing, that are secured by first priority mortgages on our properties:

Property Name	Date of Financing	Approximate Amount of Loan	Interest per Annum (%)	Maturity Date
Merrimack Village Center	02/11/2010	$5,445,000	6.5%	March 1, 2015
–Merrimack, NH

See “Description of Real Estate Assets — Financing Transactions” for a detailed discussion regarding our financing transactions to date.

PROSPECTUS SUMMARY

Acquisition Group

The following subsection has been inserted to the prospectus following the section captioned “Prospectus Summary — Our Sponsor, Business Manager, Dealer Manager, Real Estate Managers and The Inland Real Estate Group, Inc.,” which begins on page 3 of the prospectus, and all other similar discussions throughout the prospectus.

Our Business Manager has established a dedicated acquisition group through a recently formed and wholly owned subsidiary, Inland Diversified Real Estate Acquisitions, Inc., sometimes referred to herein as “Acquisition Corp.”  Under the direction of our president, Mr. Lazarus, Acquisition Corp. has recently hired Mr. Mark Youngman and appointed him vice president.  Mr. Youngman worked for IREA prior to being hired by Acquisition Corp. and has over thirty years of experience acquiring commercial real estate.  Mr. Youngman works full-time for Acquisition Corp.; however, he is completing work on transactions on behalf of IREA that started prior to the time that we hired him.  IREA or another affiliate of our sponsor will be responsible for paying a portion of Mr. Youngman’s salary during this time as well as any costs that he incurs in connection with those transactions.  Mr. Youngman will be primarily responsible for generating acquisition opportunities for us.  Additionally, Mr. Lazarus also has both experience in acquiring real estate assets as well as relationships that we believe will also provide us with acquisition opportunities.  By forming this group, we believe that the Business Manager will be able to provide us with exclusive acquisition opportunities that will not be subject to rights of first refusal, such as those identified by IREA.  Except as otherwise described above, we will be responsible for reimbursing the Business Manager for costs incurred by Acquisition Corp., including compensation and benefits costs associated with its staff, except Mr. Lazarus.

Our relationship with Acquisition Corp. will not impact our relationship with IREA, which will continue to present us with acquisition opportunities.  In fact, the Business Manager may use personnel employed by IREA to perform all due diligence activities associated with any opportunities identified by Acquisition Corp. or by any of our executive officers.  IREA would not be paid any fees in these instances, only its costs would be reimbursed.

Distribution Policy

The following updates the section of the prospectus captioned “Prospectus Summary  — Distribution Policy,” which begins on page 14, and all other similar discussions throughout the prospectus.

We currently pay distributions based on daily record dates, payable monthly in arrears.  The distributions that we currently pay are equal to a daily amount equal to $0.00164384, which if paid each day for a 365-day period, would equal a 6.0% annualized rate based on a purchase price of $10.00 per share.  See “Summary Overview — Distributions” for a summary of the distributions we have declared through the date of this prospectus supplement.  We have not used, and will not use, any of the net proceeds from the offering to fund distributions.

We intend to continue paying distributions for future periods in the amounts and at times as determined by our board.  The monies needed to pay distributions declared for October, November, December, January and February were funded from capital contributions from our sponsor, IREIC.  We anticipate that some or all of the monies needed to fund the distributions declared and payable for March will be funded from capital contributions that IREIC has advised us that it intends to fund if needed.  IREIC has not received, and will not receive, any additional shares of our common stock for making any of these contributions.  IREIC previously invested $200,000 at the time of our formation.  We will not use any of this initial $200,000 contribution to fund distributions.  There is no assurance that IREIC will continue to contribute monies to fund future distributions.  See also “Risk Factors — Risks Related to Our Business — The amount and timing of distributions may vary.  We may pay distributions from the proceeds generated by borrowings.”

QUESTIONS AND ANSWERS ABOUT THE OFFERING

The following question and answer have been inserted to the section of the prospectus captioned “Questions and Answers About the Offering,” immediately preceding the question “What competitive advantages does the company achieve through its relationship with Inland?” which is on page 22.

Q:                                  What do you think distinguishes the company from most other unlisted REITs?

A:                                   In general, we believe our structure is distinguishable in some important ways:

•                                          the company will not use offering proceeds to pay cash distributions as stated in our prospectus, with no caveats;

•                                          unlike other unlisted REITs, our Business Manager will be paid no acquisition fees;

•                                          our business management fee is graduated, so that the maximum can only be paid if the distributions are at a rate of at least 7%, and the Business Manager will receive no fee whatsoever if the distributions are not at a rate of at least 5% (the distribution is calculated as an easy-to-understand average annualized rate); and

•                                          we believe that our total fees are among the lowest paid by unlisted REITs.

See “Compensation Table” for a discussion of the compensation we will pay, or expect to pay, to affiliates of IREIC.  See also “Risk Factors.”

RISK FACTORS

The following information updates certain information contained in the section of our prospectus captioned “Risk Factors — Risks Related to Conflicts of Interest,” which begins on page 52 of the prospectus.

The following risk factors have been removed in their entirety:

•                                          “We will not have our own acquisition group.” (removed)

•                                          “Our Business Manager may have conflicting fiduciary obligations if we acquire real estate assets from affiliates of IREIC.” (removed)

•                                          “We may make loans to affiliates of, or entities sponsored by, IREIC.” (removed)

CAPITALIZATION

The following supersedes the discussion contained in the section of our prospectus captioned “Capitalization,” which begins on page 63 of the prospectus.

The following table sets forth our historical capitalization as of September 30, 2009 and December 31, 2008 and our pro forma capitalization as of September 30, 2009 as adjusted to give effect to the sale of the minimum offering of 200,000 shares of common stock and the application of the estimated net proceeds therefrom as described in “Estimated Use of Proceeds.”  We sold 20,000 shares to IREIC for an aggregate purchase price of $200,000 in connection with our formation.  The information set forth in the following table should be read in conjunction with our historical financial statements included elsewhere in this prospectus and the discussion set forth in “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources.”

	September 30, 2009		December 31,
	Historical	Pro Forma	2008 - Historical
Debt:
Mortgage Notes Payable	$—	$—	$—
Stockholders Equity:
Preferred stock, $0.001 par value, 40,000,000 shares authorized, none outstanding	—	—	—
Common stock, $0.001 par value, 2,460,000,000 shares authorized, 20,000 shares issued and outstanding historical; 220,000 shares issued and outstanding pro forma	293	220	20
Additional Paid-in Capital	2,919,325	2,199,780	199,980
Retained Earnings Deficit	(172,861)	(172,861)	(69,574)
TOTAL STOCKHOLDERS’ EQUITY*:	$2,746,757	$2,027,139	$130,426
TOTAL CAPITALIZATION*:	$2,746,757	$2,027,139	$130,426

*Excludes offering costs.

PRIOR PERFORMANCE OF IREIC AFFILIATES

The following updates the discussion contained in the section of our prospectus captioned “Prior Performance of IREIC Affiliates,” which begins on page 82 of the prospectus.

Prior Investment Programs

During the ten year period ending September 30, 2009, IREIC and its affiliates have sponsored three other REITs and eighty-six real estate exchange private placements, which altogether have raised more than $15.9 billion from over 360,000 investors in offerings for which Inland Securities has served as dealer manager. During that period, Inland Retail Real Estate Trust, Inc., Inland Western Retail Real Estate Trust, Inc. and Inland American Real Estate Trust, Inc. raised approximately $15 billion from over 357,000 investors.  These REITs have, or, with respect to Inland Retail Real Estate Trust, Inc., had, investment objectives similar to ours in that they seek to invest in real estate that produces both current income and long-term capital appreciation for stockholders.  Inland Western and Inland Real Estate Corporation, a REIT previously sponsored by IREIC prior to this ten year period, are self-administered REITs that acquire and manage retail properties.  Inland Real Estate Corporation focuses on neighborhood, community, power and lifestyle retail centers and single-tenant retail properties, located primarily in the Midwest.  Inland Western owns a national retail portfolio including lifestyle, power and community centers, as well as single-tenant net lease properties. Inland American focuses on retail, multi-family, industrial, lodging, office and student housing properties located in the United States.  We will actively seek to invest in the same types of assets as these entities.  We will also seek to acquire healthcare-related facilities and public infrastructure assets.

Another entity sponsored by IREIC, Inland Real Estate Exchange Corporation, offers real estate exchange transactions, on a private basis, designed, among other things, to provide replacement properties for persons wishing to complete an IRS Section 1031 real estate exchange. Thus, these private placement programs do not have investment objectives similar to ours. However, these private placement programs have owned real estate assets similar to those that we may seek to acquire, including industrial/distribution buildings, shopping centers, office buildings and other retail buildings.  The four REITs represent approximately 95% of the aggregate amount raised in offerings for which Inland Securities has served as dealer manager, approximately 99% of the aggregate number of investors, approximately 95% of properties purchased and approximately 93% of the aggregate cost of the properties purchased by the prior programs sponsored by IREIC and its affiliates.

With respect to the disclosures set forth herein, we have not provided information for Inland Retail Real Estate Trust, Inc., referred to herein as “IRRETI,” as of September 30, 2009. On February 27, 2007, all of the outstanding common stock of IRRETI was acquired in a merger with Developers Diversified Realty Corporation (“DDR”).  Pursuant to the merger agreement, DDR acquired IRRETI for a total merger consideration of $14.00 per share plus accrued but unpaid dividends for the month of February 2007 in cash, prorated in accordance with the agreement. DDR elected to pay the merger consideration to the IRRETI stockholders through a combination of $12.50 in cash and $1.50 in common shares of DDR, which equates to a 0.021569 common share of DDR. The transaction had a total enterprise value of approximately $6.2 billion. No further information regarding IRRETI is available.

We will pay fees to, and reimburse expenses incurred by, Inland Securities and our Business Manager, Real Estate Managers, TIREG and their affiliates, as described in more detail in the section of this prospectus captioned “Compensation Table.”  The other four REITs previously sponsored by IREIC have similarly compensated IREIC and each of their respective business managers, real estate managers and affiliates.  However, Inland American is the only REIT that has paid an acquisition fee to its business manager or an oversight fee to its real estate managers.  The private placement programs sponsored by Inland Real Estate Exchange Corporation pay some of the same types of fees and expenses that we pay, such as selling commissions, marketing contributions, bona fide due diligence expenses, acquisition fees and real estate management fees. However, because the business conducted by, and the underlying investment objectives of, these private placement programs are substantially different than our business and investment objectives, other fees and expenses paid by the private placement programs are not directly comparable to ours.

The following discussion and the Prior Performance Tables, included in this prospectus as Appendix A, provide information on the prior performance of the real estate programs sponsored by IREIC and its affiliates. Past performance is not necessarily indicative of future performance.

Summary Information

The following table provides summarized information concerning prior programs sponsored by IREIC or its affiliates, with the exception of IRRETI, for the ten year period ending September 30, 2009, and is qualified in its entirety by reference to the introductory discussion above and the detailed information appearing in the Prior Performance Tables in Appendix A of the prospectus. With respect to IRRETI, information is presented for the ten year period ended September 30, 2006. This information set forth in this table, and in the narrative that follows, represents capital raised by these prior programs only through offerings for which Inland Securities has served as dealer manager and, where noted, through their respective distribution reinvestment plans. All information regarding the REITs previously sponsored by IREIC is derived from the public filings by these entities. WE ARE NOT, BY INCLUDING THESE TABLES, IMPLYING THAT WE WILL HAVE RESULTS COMPARABLE TO THOSE REFLECTED IN THE TABLES BECAUSE OUR YIELD ON INVESTMENTS, CASH AVAILABLE FOR DISTRIBUTION AND OTHER FACTORS MAY BE SUBSTANTIALLY DIFFERENT. ACQUIRING OUR SHARES WILL NOT GIVE YOU ANY INTEREST IN ANY PRIOR PROGRAM.

	Inland Western Retail Real Estate Trust, Inc. as of September 30, 2009	Inland Retail Real Estate Trust, Inc. as of September 30, 2006	Inland Real Estate Corporation as of September 30, 2009 (1)(2)	Inland American Real Estate Trust, Inc. as of September 30, 2009	Inland Real Estate Exchange Private Placement Offerings as of September 30, 2009
Number of programs sponsored	1	1	1	1	86
Number of public “best efforts” offerings	2	3	4	2	0
Aggregate amount raised from investors (3)	$4,425,551,000	2,424,515,000	742,861,000	8,170,148,000	850,000,000
Approximate aggregate number of investors	110,000	57,600	22,000	190,600	2,000
Number of properties purchased	316	287	182 (4)	948 (5)	90
Aggregate cost of properties	$8,569,696,000	4,138,046,000	1,584,285,000	9,886,991,500	1,725,000,000
Number of mortgages receivable and notes receivable	4	0	0	14	0
Principal amount of mortgages receivable and notes receivable	$8,342,000	0	0	499,306,246 (6)	0
Number of investments in unconsolidated entities	2	1	8	16	0
Investment in unconsolidated entities	84,955,000	22,626	135,000	490,247,000 (7)	0
Investment in securities	30,521,000	19,248,000	10,994,000	213,116,000	0
Percentage of properties (based on cost) that were:
Commercial—
Retail	76.00%	89.00%	78.00%	23.00%	30.00%
Single-user net lease	24.00%	11.00%	22.00%	31.00%	10.00%
Nursing homes	0.00%	0.00%	0.00%	0.00%	0.00%
Offices	0.00%	0.00%	0.00%	8.00%	48.00%
Industrial	0.00%	0.00%	0.00%	3.00%	12.00%
Health clubs	0.00%	0.00%	0.00%	0.00%	0.00%
Mini-storage	0.00%	0.00%	0.00%	0.00%	0.00%
Multi-family residential	0.00%	0.00%	0.00%	7.00%	0.00%
Lodging	0.00%	0.00%	0.00%	28.00%	0.00
Total commercial	100.00%	100.00%	100.00%	100.00%	100.0%
Land	0.00%	0.00%	0.00%	0.00%	0.00%

Percentage of properties (based on cost) that were:
Newly constructed (within a year of acquisition)	37.00%	39.00%	38.00%	13.00%	31.00%
Existing construction	63.00%	61.00%	62.00%	87.00%	69.00%

Number of properties sold in whole or in part	15	13	43 (4)	2	6

Number of properties exchanged	0	0	0	0	0

(1)         With respect to Inland Real Estate Corporation, or “IRC,” the table provides summary information for the entire duration of the program, from its inception in 1994.  However, any information relating to IRC’s offerings reflects only those public offerings conducted prior to the listing of its shares on the New York Stock Exchange, plus the issuance of shares under IRC’s distribution reinvestment program.

(2)         On November 13, 2006, IRC issued $180 million aggregate principal amount of its 4.625% convertible senior notes due in 2026, which included the exercise by the initial purchasers of their option to purchase an additional $10 million to cover over-allotments.  IRC received net proceeds of approximately $177.3 million after deducting selling discounts and commissions.  IRC used the net proceeds from the offering to repurchase 2,776,000 shares of its common stock at a price equal to $18.01 per share (approximately $50 million in the aggregate) concurrently with the closing of the offering.  Neither Inland Securities nor any Inland affiliate received any fees in connection with this private placement. In addition, in May 2009, IRC completed an equity offering of approximately 17.1 million common shares at a price of $6.50 per share.  Net of underwriting fees, the offering generated net proceeds of approximately $106.4 million, excluding offering costs.  Neither Inland Securities nor any Inland affiliate received any fees in connection with this offering.  Accordingly, information regarding the private placement and May 2009 equity offering has been excluded from the table.

(3)         Includes proceeds from the issuance of shares under each program’s distribution reinvestment plan.

(4)         IRC’s joint venture with Inland Real Estate Exchange Corporation has offered tenant-in-common or Delaware Statutory Trust (together referred to herein as “TIC”) interests in properties to investors in a private placement exempt from registration under the Securities Act of 1933, as amended.  Included in the amounts above are all properties purchased for this joint venture.  During 2007, IRC purchased ten properties, of which nine have been either partially or entirely contributed to the joint venture and subsequently sold to TIC investors by the joint venture.  During 2008, IRC purchased one property which it contributed to the joint venture and the joint venture purchased five properties directly.  Interests in five of these properties have partially or entirely been sold.  During the nine months ended September 30, 2009, IRC did not purchase or contribute any properties.

(5)         Excludes seven properties in development as of September 30, 2009.

(6)         Exclusive of notes receivable discount, impairment and related amortization.

(7)         These entities are owned by Inland American and other unaffiliated parties in joint ventures. Net income, cash flow from operations and capital transactions for these properties are allocated to Inland American and its joint venture partners in accordance with the respective partnership agreements. Inland American’s partners manage the day-to-day operations of the properties and hold key management positions.  These entities are not consolidated by Inland American, and the equity method of accounting is used to account for these investments. Under the equity method of accounting, the net equity investment of Inland American and Inland American’s share of net income or loss from the unconsolidated entity are reflected in the consolidated balance sheets and the consolidated statements of operations.

During the three years prior to September 30, 2009, Inland American purchased 883 properties, excluding development properties, Inland Western purchased twenty-eight properties and Inland Real Estate Corporation purchased one commercial property. During the three years prior to September 30, 2006, IRRETI purchased sixty-eight commercial properties. Upon written request, you may obtain, without charge, a copy of Table VI filed with the Securities and Exchange Commission in Part II of our registration statement. Table VI provides more information about these acquisitions. In addition, upon written request, you may obtain, without charge, a copy of the most recent Form 10-K annual report filed with the Securities and Exchange Commission by any of these REITs within the last twenty-four months. We will provide exhibits to each such Form 10-K upon payment of a reasonable fee for copying and mailing expenses.

Publicly Registered REITs

The information set forth below regarding IRC, Inland Western, Inland American and IRRETI is derived from the reports filed by these entities with the Securities and Exchange Commission under the Exchange Act, including without limitation the Quarterly Report on Form 10-Q as of and for the period ending September 30, 2009, filed by IRC on November 9, 2009 (referred to herein as the “IRC 10-Q”), the Quarterly Report on Form 10-Q as of and for the period ending September 30, 2009, filed by Inland Western on November 12, 2009 (referred to herein as the “Western 10-Q”), and the Quarterly Report on

Form 10-Q as of and for the period ending September 30, 2009, filed by Inland American on November 12, 2009 (referred to herein as the “American 10-Q”).

Inland Real Estate Corporation is a self-administered REIT formed in May 1994. IRC’s shares have been listed on the New York Stock Exchange under the ticker “IRC” since June 9, 2004. IRC focuses on purchasing neighborhood, community, power, lifestyle and single tenant retail centers, which primarily provide “everyday” goods and services to consumers.  IRC also may acquire single-user retail properties throughout the United States. As of September 30, 2009, the properties owned by IRC were generating sufficient cash flow to pay operating expenses, debt service requirements and current distributions.

As of September 30, 2009, IRC owned 139 properties for an aggregate purchase price of approximately $1.6 billion. These properties were purchased in part with proceeds received from the above described offerings of shares of its common stock, borrowings secured by its properties draws on its line of credit or sales proceeds from previous sales of properties. As of September 30, 2009, IRC had debt of approximately $400.3 million secured by its properties and had $35 million and $140 million outstanding through an unsecured line of credit and term loan, respectively.

On September 30, 2009, the closing price of the stock on the New York Stock Exchange was $8.76 per share.

Investor Update.  On May 6, 2009, IRC announced that its board of directors had decided to reduce the amount of the annual distribution that it will pay for 2009 in order to enhance financial flexibility.  In particular, the board decided that IRC will pay aggregate annual distributions in an amount equal to its annual taxable income for 2009, all of which would be paid in cash.  IRC reported that the actual amount of each distribution starting with the distribution to be paid in June 2009 would be determined by the board of directors at the time it authorizes the distribution.  For each of the months from June 2009 through November 2009, IRC has paid a cash distribution of $0.0475 per share on the outstanding shares of its common stock.

Capital Raise.  Through a total of four public offerings, for which Inland Securities served as dealer manager, the last of which was completed in 1998, IRC sold a total of 51.6 million shares of common stock.  Through September 30, 2009, IRC had issued approximately 17.3 million shares of common stock through its distribution reinvestment program and repurchased approximately 5.3 million shares of common stock through its share repurchase program. Further, in May 2009, IRC completed an equity offering of approximately 17.1 million common shares at a price of $6.50 per share.  Net of underwriting fees, the offering generated net proceeds of approximately $106.4 million, excluding offering costs.  As a result of these offerings, IRC had realized total gross offering proceeds of approximately $804.0 million as of September 30, 2009.

In addition, in November 2006, IRC issued $180 million aggregate principal amount of its 4.625% convertible senior notes due in 2026, which included the exercise by the initial purchasers of their option to purchase an additional $10 million to cover over-allotments.  Through this private placement, IRC received net proceeds of approximately $177.3 million after deducting selling discounts and commissions.

Changes in Economic Conditions

In the IRC 10-Q, IRC reported that the effect of the current economic downturn is having an impact on many retailers in its portfolio, and that certain national retail chains that filed for bankruptcy in 2008, including Wickes Furniture (a tenant at five of IRC’s investment properties, comprising approximately 204,000 gross leasable square feet), Linens ‘n Things (a tenant at three of IRC’s investment properties, comprising approximately 92,000 gross leasable square feet) and Circuit City (a tenant at two of IRC’s investment properties, comprising approximately 55,445 gross leasable square feet), had a negative impact on its portfolio.  IRC reported that it was able to re-lease four of the five vacated Wickes Furniture stores within a short period of time, and that with the new leases, it has replaced nearly all of the lost rental income from the store closings at average rates above the rejected leases.  IRC also reported that it was able to re-lease one of the three vacated Linens ‘n Things stores at a rental rate lower than the rejected lease, and that, as of the filing of the IRC 10-Q, leasing efforts were underway to find replacement tenants for the vacated Circuit City spaces.  In addition, IRC reported that during 2009, bankruptcy filings such as, but not limited to, Ritz Camera, Washington Mutual and Robbins Brothers had a negative impact on its revenues as certain locations have closed.

IRC also reported that, in order to mitigate the decline in its revenues, it we will attempt to re-lease those spaces that are vacant, or may become vacant, at existing properties, at more favorable rental rates and generally will acquire additional investment properties, if circumstances allow.  During the nine months ended September 30, 2009, IRC executed fifty-seven new, 138 renewal and three non-comparable leases (new, previously unleased space), aggregating approximately 1.1 million square feet.  During the remainder of 2009, sixty-nine leases will be expiring in IRC’s consolidated portfolio, which comprise approximately 350,000 square feet and account for approximately 2.5% of its annualized base rent.

According to the IRC 10-Q, approximately $161 million of IRC’s consolidated mortgages payable and its $140 million term loan mature during 2010 and approximately $100 million of consolidated mortgages payable and $155 million under its line of credit mature in 2011.  Additionally, 2011 is the earliest date that IRC’s $125 million in face value of convertible notes can be redeemed or the note holder can require IRC to repurchase their note.  IRC has stated that it intends to refinance this debt at market terms available at the time of the maturities, but that there is no assurance that it will obtain terms similar to those of the expiring debt and the interest rates charged may be higher than it is currently paying.

IRC stated that it has guaranteed approximately $25.4 million of unconsolidated joint venture debt as of September 30, 2009. These guarantees are in effect for the entire term of each respective loan as set forth in the loan documents.  Accordingly to the IRC 10-Q, IRC would be required to make payments related to these guarantees upon the default of any of the provisions in the loan documents.

Impairments.  IRC’s policies with respect to impairments, and the impairments recorded for the nine months ended September 30, 2009 and the year ended December 31, 2008, are explained in more detail below.

Investment Properties.  IRC assesses the carrying values of its investment properties, whenever events or changes in circumstances indicate that the carrying amounts of these investment properties may not be fully recoverable.  Recoverability of the investment properties is measured by comparison of the carrying amount of the investment property to the estimated future undiscounted cash flows.  In order to review its investment properties for recoverability, IRC considers current market conditions, as well as its intent with respect to holding or disposing of the asset.  If IRC’s analysis indicates that the carrying value of the investment property is not recoverable on an undiscounted cash flow basis, it recognizes an impairment charge for the amount by which the carrying value exceeds the current estimated fair value of the real estate property.  During the nine months ended September 30, 2009, IRC recorded an impairment loss of approximately $1.7 million related to a 229,639 square foot community center located in Michigan City, Indiana, as well as an impairment loss of $0.1 million related to a 12,903 square foot neighborhood retail center located in Montgomery, Illinois.  During the year ended December 31, 2008, IRC recorded an impairment loss of approximately $0.7 million related to an 86,004 square foot neighborhood retail center located in Madison, Wisconsin.  Each of these properties was subsequently sold.

Marketable Securities.  IRC’s policy for assessing near term recoverability of its “available for sale” securities is to record a charge against net earnings when it determines that a decline in the fair value of a security drops below the cost basis and it believes it to be other than temporary.  As of September 30, 2009 and December 31, 2008, IRC had investments in marketable securities equal to approximately $11.0 million and $8.4 million, respectively, consisting of preferred and common stock investments.  For the nine months ended September 30, 2009 and the year ended December 31, 2008, IRC recorded approximately $2.7 million and $12.0 million, respectively, in impairments against its marketable securities portfolio.

Joint Ventures. If circumstances indicate a potential loss in value of an equity method investment, IRC evaluates the investment for impairment by estimating its ability to recover its investments from future expected cash flows. If IRC determines the loss in value is other than temporary, it will recognize an impairment charge to reflect the investment at fair value.  During the nine months ended September 30, 2009, the total impairment loss recorded by IRC’s unconsolidated joint ventures was approximately $24.5 million at the joint venture level, and IRC’s pro rata share of this loss was approximately $13.6 million.  In addition, IRC recorded approximately $2.1 million in impairment loss related to basis differences recorded for interest costs incurred for each project that could have been avoided.

Sale of Assets.  During the nine months ended September 30, 2009 and the year ended December 31, 2008, IRC sold six and twelve investment properties, respectively, for an aggregate sale price of approximately $214.3 million, resulting in an aggregate gain on sale equal to approximately $3.8 million.  In addition, during the nine months ended September 30, 2009 and the year ended December 31, 2008, IRC completed sales of portions of its existing development properties, respectively, for an aggregate sale price of approximately $15.2 million.  Proceeds from the sales of these development properties were used to pay down the outstanding balances on the respective loans, with the exception of the proceeds from the Savannah Crossing sale, which were a return of equity to IRC. See also “Appendix A — Table V” for additional information regarding IRC’s sales.

Internalization Transaction.  On July 1, 2000, IRC became a self-administered REIT by acquiring, through merger, Inland Real Estate Advisory Services, Inc., its advisor, and Inland Commercial Property Management, Inc., its property manager. As a result of the merger, IREIC, the sole stockholder of the advisor, and The Inland Property Management Group, Inc., the sole stockholder of its property manager, received an aggregate of approximately 6.2 million shares of IRC’s common stock valued at $11.00 per share, or approximately 9% of its common stock.

Current Litigation.  IRC reported that, as of September 30, 2009, it was not party to, and none of its properties was subject to, any material pending legal proceedings.

Inland Western Retail Real Estate Trust, Inc. is a self-administered REIT formed in March 2003. Inland Western focuses on the acquisition and management of strategically located retail assets, including lifestyle, power, neighborhood and community centers, as well as single-user net lease properties throughout the United States.  As of September 30, 2009, Inland Western owned 301 properties, for an aggregate purchase price of approximately $7.7 billion. These properties were purchased with proceeds received from its securities offerings and financings. Inland Western also has invested in twelve operating properties that it does not consolidate and fourteen properties in seven development joint ventures, six of which it consolidates.  As of September 30, 2009, Inland Western had borrowed approximately $4.2 billion secured by its properties.

Investor Update.  Inland Western currently pays quarterly distributions.  Inland Western has paid a total of $0.175 in distributions per share to date in calendar year 2009, including the distributions described below.  Inland Western explained that this equates to a 1.75% annualized return based on a purchase price of $10.00 per share.  On March 19, 2009, Inland Western’s board of directors declared a first quarter 2009 distribution equal to $0.048783 per share, payable to stockholders of record as of March 19, 2009. On June 9, 2009, the board of directors declared a second quarter 2009 distribution equal to $0.05 per share, payable to stockholders of record as of June 22, 2009.  Finally, as stated on the Current Report on Form 8-K/A filed by Inland Western on October 9, 2009, the board of directors declared a third quarter 2009 distribution equal to $0.025 per share, payable on October 12, 2009, to stockholders of record as of September 30, 2009.  As each distribution is determined quarterly by Inland Western’s board of directors, the annualized yield is not necessarily indicative of future distributions.

For the purpose of reporting account values on an annual basis under the Employee Retirement Income Security Act (“ERISA”), as of December 31, 2009, the Inland Western board of directors estimated the value of the shares of Inland Western (for ERISA purposes) at $6.85 per share, which Inland Western explained in its filings reflected, among other things, the impact of adverse trends in the economy and the real estate industry.  In connection with the estimate of share value, Inland Western amended its distribution reinvestment program (referred to herein as the “Western DRP”), effective March 1, 2010, solely to modify the purchase price.  Additional shares of Inland Western stock purchased under the Western DRP on or after March 1, 2010, will be purchased at a price equal to $6.85 per share.  In addition, Inland Western suspended its share repurchase program, until further notice, on October 22, 2008.

Capital Raise.  Through a total of two public primary offerings, the last of which was completed in 2005, Inland Western Retail Real Estate Trust, Inc., which we refer to herein as Inland Western, sold a total of approximately 422.0 million shares of its common stock. In addition, through September 30, 2009, Inland Western had issued approximately 65.5 million shares through its distribution reinvestment program and had repurchased approximately 43.8 million shares through its share repurchase program. As a result, Inland Western has realized total net offering proceeds, before offering costs, of approximately $4.4 billion as of September 30, 2009.

Changes in Economic Conditions.  In the Western 10-Q, Inland Western noted that adverse changes in general or local economic conditions could result in the inability of some of its tenants to meet their lease obligations and could otherwise adversely affect its ability to attract or retain tenants.  According to the Western 10-Q, Inland Western has generally averaged an historical occupancy rate in its shopping center portfolio equal to 95.2%.  As of September 30, 2009, the occupancy rate was approximately 87%.  Inland Western has stated that the decline was, in large measure caused by the bankruptcies of Circuit City, Linens ‘n Things and Mervyn’s.  Notwithstanding, during the nine months ended September 30, 2009, Inland Western executed 130 new leases for an aggregate 918,500 square feet, including the re-leasing of one Circuit City, three Mervyn’s and seven Linens ‘n Things locations.  These leases have been signed with national tenants including:  T.J. Maxx, Ross Dress for Less, Best Buy and Kohl’s.  According to the Western 10-Q, Inland Western was in active negotiations on the majority of the remaining vacant big-box spaces resulting from these bankruptcies.  As of September 30, 2009, Inland Western had re-leased 17% of the vacated spaces and had received letters of intent or was in various stages of lease negotiations on an additional 61% of these vacated spaces.

Inland Western has approximately $788.6 million of indebtedness maturing during 2009, approximately $1.5 billion maturing during 2010 and approximately $1.2 billion maturing between 2011 and 2013.  According to the Western 10-Q, Inland Western’s mortgage loans outstanding as of September 30, 2009 were approximately $4.1 billion (of which approximately $59.2 million was recourse to Inland Western) and bore interest at a weighted average rate equal to 5.39% per annum.  Of this amount, approximately $4.0 billion bore interest at fixed rates ranging from 4.17% to 10.30% per annum and a weighted average fixed rate of 5.44% per annum.  The remaining approximately $130.1 million of outstanding indebtedness represented variable rate loans with a weighted average interest rate of 3.95% per annum.  Properties with a net carrying value of approximately $5.8 billion at September 30, 2009 and related tenant leases are pledged as collateral.

Further, during the nine months ended September 30, 2009, Inland Western obtained mortgage payable proceeds of approximately $220.4 million and made mortgage payable repayments of approximately $324.0 million. In addition, approximately $107.7 million of mortgage debt was assumed by the purchaser in the sales of investment properties.  The new mortgages payable that Inland Western entered into during the nine months ended September 30, 2009 bear interest at rates ranging from 1.71% to 8.00% per annum, and mature within two to ten years. The stated interest rates of the loans repaid during the nine months ended September 30, 2009 ranged from 1.86% to 5.50% per annum.  Inland Western stated in the Inland Western 10-Q that, as of September 30, 2009, its remaining mortgage debt maturities for 2009 were approximately $628.6 million, virtually all of which is under application or is in the process of being extended.

During the period from October 1, 2009 through November 11, 2009, the date of the Western 10-Q filing, Inland Western obtained mortgage payable proceeds of approximately $114.8 million and made mortgage payable repayments of approximately $157.8 million.  The new mortgages payable have interest rates ranging from 7.00% to 7.85% per annum and maturities from three to five years. The stated interest rates of the loans repaid during this period ranged from 4.13% to 5.28% per annum.  In addition, during this period, Inland Western had approximately $215.8 million of mortgage debt that had matured as of September 30, 2009, approximately $5.4 million of which was refinanced on October 1, 2009, approximately $6.1 million of which was repaid as part of the sale of a property on October 9, 2009, approximately $2.2 million of which was repaid and approximately $57.4 million of which was extended on November 5, 2009 to a new maturity date of December 31, 2009.  According to the Inland Western 10-Q, Inland Western was in the process of negotiating extensions for the remaining approximately $144.7 million as of the date of the Western 10-Q filing.

Impairments.  Inland Western’s policies with respect to impairments, and the impairments recorded for the nine months ended September 30, 2009 and the year ended December 31, 2008, are explained in more detail below.

Investment Properties.  Inland Western’s investment properties, including developments in progress, are reviewed for potential impairment whenever events or changes in circumstances indicate that the carrying value may not be recoverable.  Impairment indicators are assessed separately for each property and include, but are not limited to, significant decreases in property net operating income and occupancy percentages.  Impairment indicators for developments in progress are assessed by project and include, but are not limited to, significant changes in project completion dates, development costs and market factors.  If an indicator of potential impairment exists, the asset would be tested for recoverability by comparing its carrying value to the estimated future undiscounted operating cash flows, which is based upon many factors which require us to make difficult, complex or subjective judgments.  These assumptions include, but are not limited to, projecting vacancy rates, rental rates, operating expenses, lease terms, tenant financial strength, economic factors, demographics, property location, capital expenditures and sales value.  An investment property is considered to be impaired when the estimated future undiscounted operating cash flows are less than its carrying value.

During the nine months ended September 30, 2009, Inland Western recorded asset impairment charges for three multi-tenant retail properties and six single-user retail properties in an aggregate amount equal to $54.8 million.  During the year ended December 31, 2008, Inland Western recorded asset impairment charges for six single-user retail properties, three multi-tenant retail properties, one single-user office property and one consolidated joint venture operating property in an aggregate amount equal to $80 million.

Marketable Securities.  Inland Western classifies its investments in marketable securities as “available-for-sale” and they accordingly are carried at fair value, with unrealized gains and losses reported as a separate component of shareholders’ equity.  Declines in the value of these investments in marketable securities that Inland Western determines are other-than-temporary are recorded as recognized loss on marketable securities.  To determine whether an impairment is other-than-temporary, Inland Western considers whether it has the ability and intent to hold the investment until a market price recovery and considers whether evidence indicating the cost of the investment is recoverable outweighs evidence to the contrary, among other things.  Evidence considered in this assessment includes the nature of the investment, the reasons for the impairment (i.e. credit or market related), the severity and duration of the impairment, changes in value subsequent to the end of the reporting period and forecasted performance of the investee.  All available information is considered in making this determination with no one factor being determinative.  As of September 30, 2009 and December 31, 2008, Inland Western had investments in marketable securities equal to approximately $30.5 million and $118.4 million, respectively.  Inland Western did not consider its marketable securities investments with gross unrealized losses to be other than temporarily impaired as of September 30, 2009.  However, for the year ended December 31, 2008, Inland Western recorded approximately $160.3 million in impairment charges against its marketable securities portfolio.

Notes Receivable.  Inland Western’s notes receivable relate to real estate financing arrangements and bear interest at market rates based on the borrower’s credit quality and are initially recorded at face value.  A note is impaired if it is probable that Inland Western will not collect all principal and interest contractually due. The impairment is measured based on the present value of expected future cash flows discounted at a current market rate or on the fair value of the collateral when foreclosure is probable. Inland Western does not accrue interest when a note is considered impaired. Inland Western reported that based upon its judgment, one note receivable with a balance of approximately $0.3 million was impaired and fully reserved for as of September 30, 2009 and December 31, 2008 and two other notes receivable with a combined balance of approximately $17.3 million were impaired and fully reserved for as of September 30, 2009.

Joint Ventures. Inland Western’s investments in unconsolidated joint ventures are reviewed for potential impairment, in addition to impairment evaluations of the individual assets underlying these investments, whenever events or changes in circumstances warrant such an evaluation.  During the year ended December 31, 2008, Inland Western recorded approximately $3.5 million in impairment charges against its investment in unconsolidated joint ventures.

Sale of Assets.  According to its filings, during the nine months ended September 30, 2009, Inland Western sold four assets, aggregating 1,142,400 square feet, for a total sales price of approximately $226.6 million.  The aggregated sales resulted in the extinguishment of approximately $141.3 million of debt.  During the period from October 1, 2009 through November 11, 2009, the date of the Western 10-Q filing, Inland Western sold three additional assets, aggregating 391,900 square feet, for a total sales price of approximately $105.3 million, and consequently extinguished approximately $62.8 million of debt.  See also “Appendix A — Table V” for additional information regarding Inland Western’s sales.

Internalization Transaction.  On November 15, 2007, Inland Western became a self-administered REIT by acquiring, through merger, Inland Western Retail Real Estate Advisory Services, Inc., its business manager and advisor, and Inland Southwest Management Corp., Inland Northwest

Management Corp., and Inland Western Management Corp., its property managers. As a result of the merger, Inland Western issued to our sponsor, IREIC, the sole stockholder of the business manager and advisor, and the stockholders of the property managers, an aggregate of approximately 37.5 million shares of Inland Western’s common stock, valued at $10.00 per share for purposes of the merger agreement, or approximately 7.7% of its common stock.

Litigation.  Inland Western previously disclosed in its Form 10-K for the fiscal years ended December 31, 2008 and December 31, 2007, respectively, the lawsuit filed against Inland Western and nineteen other defendants, including IREIC, by City of St. Clair Shores General Employees Retirement System and Madison Investment Trust in the United States District Court for the Northern District of Illinois. In an amended complaint filed on June 12, 2008, plaintiffs alleged that all the defendants violated the federal securities laws, and certain defendants breached fiduciary duties owed to Inland Western and its shareholders, in connection with Inland Western’s merger with its business manager/advisor and property managers as reflected in its Proxy Statement dated September 12, 2007 (the “Proxy Statement”). All the defendants, including Inland Western, filed motions to dismiss the lawsuit, arguing that the amended complaint failed to comply with various rules and standards for pleading the kinds of claims in issue.

In a Memorandum Opinion and Order dated April 1, 2009 (the “Order”), the court granted in part the defendants’ motions to dismiss the amended complaint. The court dismissed five of the seven counts of the amended complaint in their entirety, including all claims that Inland Western’s board of directors breached their fiduciary duties to Inland Western and its shareholders in connection with the merger. As to the remaining two counts, which alleged that the Proxy Statement contained false and misleading statements, or omitted to state material facts necessary to make the statements therein not false and misleading, in violation of Sections 14(a) and 20(a) of the Securities Exchange Act of 1934 (the “Exchange Act”), the motions to dismiss were granted in part and denied in part. The court also held that the amended complaint adequately alleged a claim under Section 14(a) of the Exchange Act against KPMG LLP, in connection with its independent audit report for the advisor and property managers’ financial statements, and William Blair & Company, LLC, in connection with its fairness opinion that the consideration to be paid by Inland Western under the merger agreement was fair to Inland Western from a financial point of view. The court ordered the plaintiffs to file a second amended complaint conforming to the Order. Plaintiffs filed a second amended complaint on May 1, 2009.

All the defendants moved to dismiss the second amended complaint, but at a June 4, 2009 hearing, the court denied the motion to dismiss. All defendants have now answered the second amended complaint, and the court has entered a discovery schedule.

In connection with this litigation, Inland Western continues to advance legal fees for certain directors and officers and William Blair & Company, LLC as part of its obligations under existing indemnity provisions. Inland Western believes the plaintiffs’ allegations are without merit and intends to vigorously defend the lawsuit.

Inland American Real Estate Trust, Inc. is an externally managed REIT formed in October 2004.  The Inland American business manager is an affiliate of our sponsor.  Inland American focuses on acquiring and developing a diversified portfolio of commercial real estate including retail, multi-family, industrial, lodging, office and student housing properties, located in the United States and Canada.  The company also invests in joint ventures, development projects, real estate loans and real estate-related securities, and has selectively acquired REITs and other real estate operating companies. As of September 30, 2009, Inland American owned, directly or indirectly through joint ventures in which it has a controlling interest, 946 properties, representing approximately 42.7 million square feet of retail, industrial and office properties, 8,544 multi-family units and 15,125 lodging rooms. As of September 30, 2009, Inland American had borrowed approximately $5 billion secured by its properties.

Capital Raise. Inland American completed its initial public offering on July 31, 2007 and completed its follow-on offering on April 6, 2009.  Through September 30, 2009, Inland American had sold a total of approximately 790.2 million shares of its common stock, which includes 670,000 shares issued to its sponsor and business manager primarily in respect of acquisition fees. In addition, through September 30, 2009, Inland American had issued approximately 60.1 million shares through its distribution reinvestment program and had repurchased approximately 32.5 million shares through its share repurchase program. As a result, Inland American had realized total gross offering proceeds of approximately $8.2 billion as of September 30, 2009.

Investor Update. Inland American currently pays monthly distributions.  Beginning with the distribution for the month of January 2009, and through the distribution declared for the month of November 2009, Inland American has paid cash distributions at a rate equal to $0.50 per share on an annualized basis, which equates to a 5% annualized yield on a purchase price of $10.00 per share.  As Inland American was reaching the 5% limit of shares that it was permitted to redeem under its share repurchase program, its board of directors voted to suspend the program until further notice, effective March 30, 2009. Inland American has stated that this action allows it to, among other things, maintain a strong cash position to meet any financial challenges arising in an uncertain economy.

Changes in Economic Conditions.  In the American 10-Q, Inland American reviewed the occupancy rates of each of its property segments at September 30, 2009.  As September 30, 2009, the economic occupancy of Inland American’s retail segment was 94%.  As of September 30, 2009, Inland American’s retail portfolio contained only twelve retailers, renting approximately 289,348 square feet, that had filed for bankruptcy protection; Inland American stated that it did not believe these bankruptcies would have a material adverse effect on its results of operations, financial condition and ability to pay distributions.  With respect to Inland American’s lodging segment, as of September 30, 2009, the revenue per available room was $76.00, the average daily rate was $117.00 and the occupancy was 66%.  As stated in the American 10-Q, Inland American believes the decreases in these figures since September 30, 2008 were primarily a result of the current economic slowdown that has affected all industries and travel segments.  As of September 30, 2009, the economic occupancy of its office segment was 97%, the economic occupancy of its industrial segment was 97% and economic occupancy of its multi-family segment was 88%.

As of September 30, 2009, Inland American had approximately $39.7 million and $941.4 million in mortgage debt maturing in 2009 and 2010, respectively. As stated in the American 10-Q, as of September 30, 2009, Inland American was negotiating a refinancing of the maturing debt with the existing lenders at terms that will most likely require Inland American to, among other things, pay higher interest costs, which will require Inland American to use a portion of its cash balance to pay down existing principal balances. In the American 10-Q, Inland American stated that it anticipates being able to repay or refinance all of its debt on a timely basis, and believes that it has adequate sources of funds to meet its short term cash needs.

As stated in the American 10-Q, certain of Inland American’s unconsolidated joint ventures, in which it had invested approximately $490.2 million as of September 30, 2009, were experiencing longer lease-up timelines and generating lease rates less than originally expected.  The development joint ventures also have construction loans from third parties that could mature before the completion of the development.  Inland American advised that these lenders might not be willing to extend their loans or extend on terms acceptable to Inland American or its partners.  Inland American stated that it anticipated that the entities will be able to repay or refinance all of their debt on a timely basis; however, the debt maturities of the entities are not recourse to Inland American and Inland American had no obligation to fund any amounts under these obligations as of September 30, 2009.

Impairments.  Inland American’s policies with respect to impairments, and the impairments recorded for the nine months ended September 30, 2009 and the year ended December 31, 2008, are explained in more detail below.

Assets.  Inland American assesses the carrying values of its respective long-lived assets whenever events or changes in circumstances indicate that the carrying amounts of these assets may not be fully recoverable. Recoverability of the assets is measured by comparison of the carrying amount of the asset to the estimated future undiscounted cash flows. In order to review its assets for recoverability, Inland American considers current market conditions, as well as its intent with respect to holding or disposing of the asset. Fair value is determined through various valuation techniques, including discounted cash flow models, quoted market values and third party appraisals, where considered necessary. If Inland American’s analysis indicates that the carrying value of the long-lived asset is not recoverable on an undiscounted cash flow basis, Inland American recognizes an impairment charge for the amount by which the carrying value exceeds the current estimated fair value of the real estate property.  For the nine months ended September 30, 2009, Inland American recorded a provision for asset impairment of approximately $14.5 million to reduce the book value of certain of its investment properties to fair value.  In addition, Inland American recorded a loss of $148.9 million on consolidation of its investment in LIP Holdings, LLC. For the year ended December 31, 2008, Inland American recorded an approximately $20 million impairment charge on one of its developments and an approximately $13.8 million impairment charge in relation to the sale of a property.

Marketable Securities.  Inland American classifies its investment in securities in one of three categories: trading, available-for-sale, or held-to-maturity.  Trading securities are bought and held principally for the purpose of selling them in the near term.  Held-to-maturity securities are those securities which Inland American has the ability and intent to hold until maturity.  Available-for-sale securities are all securities other than trading securities and held-to-maturity securities.  Declines in the market value of any available-for-sale or held-to-maturity security below cost that Inland American deems to be other-than-temporary are recorded as impairments and reduce the carrying amount to fair value.  To determine whether an impairment is other-than-temporary, Inland American considers whether it has the ability and intent to hold the investment until a market price recovery and whether evidence indicating the cost of the investment is recoverable outweighs evidence to the contrary.  Evidence considered in this assessment include declines in the REIT and overall stock market relative to Inland American’s security positions, the estimated net asset value of the companies Inland American invests in relative to their current market prices and future growth prospects and outlook for those companies.  As of September 30, 2009 and December 31, 2008, Inland American had investments in marketable securities equal to approximately $213.1 million and $229.1 million, respectively.  For the nine months ended September 30, 2009 and the year ended December 31, 2008, Inland American recorded approximately $4.0 million and $246.2 million, respectively, in impairments against its marketable securities portfolio.

Notes Receivable.  Inland American’s notes receivable consist of installment notes from unrelated parties that mature on various dates through July 2012.  The notes are secured by mortgages on land, shopping centers and lodging facilities.  Interest only is due each month at rates ranging from 1.87% to 10.38% per annum.  The notes are secured by mortgages on land, shopping centers and hotel properties and guaranteed by the sponsors.  A note is impaired if it is probable that Inland American will not collect on all principal and interest contractually due.  The impairment is measured based on the present value of expected future cash flows discounted at the note’s effective interest rate.  Inland American does not accrue interest when a note is considered impaired.  If the ultimate collectibility of the principal balance of the impaired note is in doubt, all cash receipts on the impaired note are applied to reduce the principal amount of the note until the principal has been recovered.  As of September 30, 2009, some of Inland American’s mortgage notes receivable, with an aggregate outstanding balance of approximately $289 million, were considered impaired.  Inland American evaluates the collectibility of the notes, including an evaluation of the fair value of the collateral, which includes the review of third party appraisals.  Inland American determined that the fair value of the collateral was, as of September 30, 2009, in excess of the outstanding note receivable balance, except for four loans for which Inland American recorded approximately $22.9 million in impairments.

Joint Ventures.  Inland American reviews its investments in joint ventures for potential declines in fair value or impairment.  Impairments are recorded on joint ventures if a decline in the value of the investment has occurred that is considered to be other than temporary, without ability to recover or sustain operations that would support the value of the investment.  The valuation analysis considers the investment positions in relation to the underlying business and activities of Inland American’s investment.  As of September 30, 2009 and December 31, 2008, Inland American had investments in unconsolidated entities equal to approximately $490.2 million and $742.5 million, respectively.  For the nine months ended September 30, 2009 and the year ended December 31, 2008, Inland American recorded impairments on investments in unconsolidated entities in an amount equal to $2.7 million and $62 million respectively.

Litigation.  Contemporaneous with its merger with Winston Hotels, Inc., Inland American’s wholly-owned subsidiary, Inland American Winston Hotels, Inc., referred to herein as “Inland American Winston,” WINN Limited Partnership, or “WINN,” and Crockett Capital Corporation, or “Crockett,” memorialized in a development memorandum their intentions to subsequently negotiate and enter into a series of contracts to develop certain hotel properties, including without limitation a Westin Hotel in Durham, North Carolina, a Hampton Inn & Suites/Aloft Hotel in Raleigh, North Carolina, an Aloft Hotel in Chapel Hill, North Carolina and an Aloft Hotel in Cary, North Carolina (collectively referred to herein as the “development hotels”).

On March 6, 2008, Crockett filed an amended complaint in the General Court of Justice of the State of North Carolina against Inland American Winston and WINN.  The complaint alleges that the development memorandum reflecting the parties’ intentions regarding the development hotels was instead an agreement that legally bound the parties.  The complaint further claims that Inland American Winston and WINN breached the terms of the alleged agreement by failing to take certain actions to develop the Cary, North Carolina hotel and by refusing to convey their rights in the three other development hotels to Crockett.  The complaint seeks, among other things, monetary damages in an amount not less than $4.8 million with respect to the Cary, North Carolina property.  With respect to the remaining three development hotels, the complaint seeks specific performance in the form of an order directing Inland American Winston and WINN to transfer their rights in the hotels to Crockett or, alternatively, monetary damages in an amount not less than $20.1 million.  Inland American Winston and WINN deny these claims and, on March 26, 2008, filed a motion to dismiss the amended complaint.  On March 13, 2009, the court denied the motion to dismiss.  Inland American Winston and WINN have filed answers and affirmative defenses to the amended complaint as well as counter claims against the plaintiff.  The parties are now undertaking discovery.  Inland American’s management does not believe that the outcome of this lawsuit can be predicted with any certainty and they are currently unable to estimate an amount or range of potential loss that could result if an unfavorable outcome occurs.

On May 22, 2009, Inland American Concord (Sub), LLC (“IA Sub”) filed an action against Lex-Win Concord LLC (“Concord”) in the Delaware Court of Chancery seeking a declaration in connection with certain of Inland American’s rights and obligations under the Limited Liability Company Agreement (“Agreement”) that governs this venture.  IA Sub filed this action, in part, due to a capital call demanded by Concord, which was, in purpose or effect, directed toward satisfying a lender’s concerns about the venture’s ability to perform under its existing credit facilities.  IA Sub claims, as a result of the foregoing, that it was not required to fund the capital call. In response to this action, Concord has answered and filed counterclaims against IA Sub.  It claims that IA Sub is required to fund the additional capital and it also claims damages against IA Sub for not contributing the additional capital.  A negative outcome in the litigation could impact the priority of future capital calls or a future liquidation, including a loss of Inland American’s preferred position.  A negative outcome on the counterclaim could also subject IA Sub to damages.  Inland American has stated that it believes, however, that there are good and valid defenses to any claim for damages against IA Sub.  IA Sub intends to vigorously pursue its case and defend its position with regard to the counterclaim.  Upon motion of Concord, the court set a trial date for the week of February 22, 2010.  The parties are now undertaking discovery on an expedited basis. The outcome of this lawsuit cannot be predicted with any certainty and Inland American’s management is currently unable to estimate an amount or range of potential loss that could result if an unfavorable outcome occurs.

On July 21 2009, Inland American (LIP) Sub, L.L.C., (“IA LIP Sub”) filed an action against Robert Lauth, Michael Curless, Gregory Gurnick, Lawrence Palmer, (collectively “the Defendants”) and Thomas Peck (the “Peck Defendant”) for civil fraud, deception, racketeering, conspiracy and other violations of law (the “Lawsuit”) in order to recover damages with regard to certain losses of IA LIP Sub which occurred as a result with IA LIP Sub’s investment LIP Holdings, L.L.C. (“Holdings”).  On September 10, 2009, the Defendants filed answers and counterclaims against IA LIP Sub claiming breach of contract, promissory estoppel, constructive fraud, and breach of duty of good faith and fair dealing, claiming that IA LIP Sub promised to contribute additional funds to Holdings.  IA LIP Sub denies all aspects of this counterclaim, and believes that it was filed, without basis in fact, in an attempt to gain leverage over IA LIP Sub in connection with the Lawsuit.  On September 16, 2009, the Peck Defendant filed answers and counterclaims against IA LIP Sub claiming, inter alia, that the Lawsuit was filed against Peck for the purpose of inducing Peck to cooperate with IA LIP Sub in its prosecution of its claims against the Defendants.  IA LIP Sub denies all aspects of this counterclaim.  The parties are now undertaking discovery. Inland American’s management does not believe that the outcome of this lawsuit can be predicted with any certainty and they are currently unable to estimate an amount or range of potential loss that could result if an unfavorable outcome occurs.

In the American 10-Q, Inland American stated that its management does not believe that an adverse outcome in the above lawsuits would have a material adverse effect on Inland American’s financial condition, but there can be no assurance that an adverse outcome would not have a material effect on Inland American’s results of operations for any particular period.

Inland Retail Real Estate Trust, Inc. was a self-administered REIT formed in February 1999.  IRRETI focused on purchasing shopping centers located east of the Mississippi River in addition to single-user retail properties in locations throughout the United States. IRRETI sought to provide investors with regular cash distributions and a hedge against inflation through capital appreciation. As of September 30, 2006, the properties owned by IRRETI were generating sufficient cash flow to pay operating expenses and an annual cash distribution of $0.83 per share, a portion of which was paid monthly.

As of September 30, 2006, IRRETI owned 287 properties for an aggregate purchase price of approximately $4.1 billion. These properties were purchased with proceeds received from the above described offerings of shares of its common stock, financings sole of properties and the line of credit. As of September 30, 2006, IRRETI had borrowed approximately $2.3 billion secured by its properties.

Capital Raise.  Through a total of three public offerings, the last of which was completed in 2003, IRRETI sold a total of approximately 213.7 million shares of its common stock. In addition, through September 30, 2006, IRRETI had issued approximately 41.1 million shares through its distribution reinvestment program, and repurchased a total of approximately 11.4 million shares through the share reinvestment program. As a result, IRRETI had realized total net offering proceeds of approximately $2.4 billion as of September 30, 2006. On December 29, 2004, IRRETI issued approximately 19.7 million shares as a result of a merger with its advisor and property managers, as described below.

Internalization Transaction. On December 29, 2004, IRRETI became a self-administered REIT by acquiring, through merger, Inland Retail Real Estate Advisory Services, Inc., its business manager and advisor, and Inland Southern Management Corp., Inland Mid-Atlantic Management Corp., and Inland Southeast Property Management Corp., its property managers. As a result of the merger, IRRETI issued to our sponsor, IREIC, the sole stockholder of the business manager and advisor, and the stockholders of the property managers, an aggregate of approximately 19.7 million shares of IRRETI’s common stock, valued at $10.00 per share for purposes of the merger agreement, or approximately 7.9% of its common stock.

Sale.  As noted above, on February 27, 2007, IRRETI and DDR completed a merger.

Distributions by Publicly Registered REITs

The following tables summarize distributions paid by IRC, Inland Western and Inland American through September 30, 2009. The rate at which each company raises capital, acquires properties and generates cash from all sources determines the amount of cash available for distribution. As described in more detail below, IREIC or its affiliates agreed, from time to time, to either forgo or defer all or a portion of the business management and advisory fees due them to increase the amount of cash available to pay distributions while each REIT raised capital and acquired properties. As described below, IREIC also advanced monies to Inland Western to pay distributions. Inland Western has since repaid these advances. With respect to IRC, from 1995 through 2000, IREIC or its affiliates agreed to forgo approximately $10.5 million in advisor fees. With respect to IRRETI, from 1999 through 2004, IREIC or its affiliates agreed to forgo approximately $3.2 million and deferred an additional $13.1 million in advisor fees. As of December 31, 2004, IRRETI had paid IREIC or its affiliates all deferred advisor fees. With respect to Inland Western, since 2003 through September 30, 2009, IREIC or its affiliates received approximately $84 million in advisor fees and agreed to forgo an additional $129 million. During this time, IREIC also advanced funds to Inland Western to pay distributions. In 2003 and 2004, Inland Western received approximately $1.2 million and $4.7 million, respectively, for an aggregate amount of approximately $5.9 million. IREIC forgave approximately $2.4 million of this amount, which is included as “additional paid in capital” in Inland Western’s financial statements, and Inland Western had repaid the remaining $3.5 million.  For the years ended December 31, 2007 and 2008, Inland American incurred business management fees of approximately $9 million and $18.5 million, or approximately 0.20% and 0.22% of its average invested assets on an annual basis, respectively, in each case which are less than the full 1% fee that the business manager could be paid.  For the nine months ended September 30, 2009, Inland American incurred an $27.0 million business management fee and an investment advisory fee of approximately $1.0 million, which together are less than the full 1% fee that its business manager could be paid.

In each case, if IREIC or its affiliates had not agreed to forgo or defer all or a portion of the advisor fee, or, in the case of Inland Western, advance monies to pay distributions, the aggregate amount of distributions made by each REIT may have been reduced or the REIT would have likely had to decrease the number of properties acquired or the pace at which it acquired properties.  Our Business Manager may agree to forgo or defer all or a portion of its business management fee during the periods that we are raising capital and acquiring real estate assets with this capital. Our Business Manager is not, however, obligated to forgo any portion of this fee, thus we may pay less in distributions or have less cash available to acquire real estate assets. See “Risk Factors — Risks Related to Our Business” for a discussion of risks associated with the availability and timing of our cash distributions.

Inland Real Estate Corporation — Last Offering By Inland Securities Completed In 1998

		Total Distribution	Ordinary Income(1)	Non Taxable Distribution(2)		Capital Gain Distribution(3)		Total Distributions per Share(4)
		$	$	$		$		$
1998		35,443,213	27,015,143	8,428,070		—		.88
1999		48,379,621	35,640,732	12,738,889		—		.89
2000		52,964,010	40,445,730	12,518,280		—		.90
2001		58,791,604	45,754,604	12,662,414		374,586.93
2002		60,090,685	41,579,944	18,315,640		195,101.94
2003		61,165,608	47,254,096	13,577,679		333,833.94
2004		62,586,577	53,458,760	7,883,026		1,244,791.94
2005	(5)	58,867,790	57,502,980	—		1,364,810.87
2006	(6)	64,689,179	55,737,360	8,520,125		431,694.96
2007	(6)	63,659,150	59,860,450	516,781		3,281,919.98
2008	(6)	64,714,708	56,250,016	7,521,418		943,274.98
2009	(7)	43,255,787	43,255,787		(8)		(8)	.60
		674,607,932	563,755,602	102,682,322		8,170,008

(1)	The breakout between ordinary income and return of capital is finalized on an annual basis after the calendar year end.
(2)

Represents a reduction in basis for federal income tax purposes resulting from cash distributions (other than in respect of property sale proceeds) in excess of current or accumulated earnings and profits.

(3)	Represents a capital gain distribution for federal income tax purposes.
(4)	This assumes that the share was held as of January 1 of the applicable year.
(5)

For the year ended December 31, 2005, IRC declared distributions of $0.95 per diluted weighted average number of shares outstanding and distributed $0.87 per share for the eleven-month period February 17, 2005 through December 19, 2005. The distribution declared on December 20, 2005 with a record date of January 3, 2006 and payment date of January 17, 2006 is reportable for tax purposes in 2006 and is not reflected in the 2005 calculation.

(6)	The December distribution declared in December in each year and with a payment date in January of the following year, is reportable for tax purposes in the year in which the payment was made.
(7)

On May 6, 2009, IRC announced that the actual amount and timing of each distribution starting with the distribution paid in June 2009 will be determined by its board at the time it authorizes the distribution.

(8)	These amounts had not been determined as of September 30, 2009.

Inland Western Retail Real Estate Trust, Inc. — Last Offering By Inland Securities Completed In 2005

	Total Distribution	Ordinary Income(1)	Non Taxable Distribution(2)		Capital Gain Distribution(3)		Total Distributions per Share(4) (5)
	$	$	$		$		$
2003	358,000	—	358,000		—		.13	(6)
2004	54,542,000	29,998,000	24,544,000		—		.66
2005	211,327,000	114,117,000	97,210,000		—		.64
2006	283,769,000	128,962,000	154,807,000		—		.64
2007	290,550,000	141,560,000	148,990,000		—		.64
2008	309,192,000	114,625,000	194,567,000		—		.64
2009	72,924,000	72,924,000		(7)		(7)	.12
	1,222,662,000	602,186,000	620,476,000		—

(1)	The breakout between ordinary income and return of capital is finalized on an annual basis after the calendar year end.

(2)

Represents a reduction in basis for federal income tax purposes resulting from cash distributions (other than in respect of property sale proceeds) in excess of current or accumulated earnings and profits.

(3)	Represents a capital gain distribution for federal income tax purposes.
(4)	In December 2008, the board of directors of Inland Western amended the stockholder distribution policy so that beginning in 2009, distributions are paid quarterly as opposed to monthly.
(5)	This assumes that the share was held as of January 1 of the applicable year.
(6)	Inland Western began paying monthly distributions in November 2003. This amount represents total distributions per share paid during the period from November 2003 through December 2003.
(7)	These amounts had not been determined as of September 30, 2009.

Inland American Real Estate Trust, Inc. — Last Offering By Inland Securities Completed In 2009

		Total Distribution	Ordinary Income(1)	Non Taxable Distribution(2)		Capital Gain Distribution(3)		Total Distributions per Share(4)
		$	$	$		$		$
2005		123,000	—	123,000		—		.11	(5)
2006		33,393,000	16,696,000	16,697,000		—		.60
2007		222,697,000	140,996,000	81,701,000		—		.61
2008		405,925,000	211,686,000	194,239,000		—		.62
2009	(6)	309,326,000	309,326,000		(7)		(7)	.38
		971,464,000	678,704,000	292,760,000

(1)	The breakout between ordinary income and return of capital is finalized on an annual basis after the calendar year end.
(2)

Represents a reduction in basis for federal income tax purposes resulting from cash distributions (other than in respect of property sale proceeds) in excess of current or accumulated earnings and profits.

(3)	Represents a capital gain distribution for federal income tax purposes.
(4)	This assumes that the share was held as of January 1 of the applicable year.
(5)	Inland American began paying monthly distributions in November 2005. This amount represents total distributions per share paid during the period from November 2005 through December 2005.
(6)	On January 20, 2009, the Inland American board of directors voted unanimously to determine each monthly distribution rate on an adjustable basis.
(7)	These amounts had not been determined as of September 30, 2009.

Inland Retail Real Estate Trust, Inc. — Last Offering By Inland Securities Completed In 2003

	Total Distribution		Ordinary Income(1)		Non Taxable Distribution(2)		Capital Gain Distribution(3)		Total Distributions per Share(4)
	$		$		$		$		$
1999	1,396,861		318,484		1,078,377		—		.49	(5)
2000	6,615,454		3,612,577		3,002,877		—		.77
2001	17,491,342		10,538,534		6,952,808		—		.80
2002	58,061,491		36,387,136		21,674,355		—		.82
2003	160,350,811		97,571,099		62,779,712		—		.83
2004	190,630,575		110,922,403		79,708,172		—		.83
2005	193,733,000		146,820,000		45,713,000		1,200,000.76			(6)
2006	162,705,000	(1)	162,705,000	(1)	—	(1)	—	(1)
	790,894,534		568,875,233		220,909,301		1,200,000

(1)

The breakout between ordinary income and return of capital is finalized on an annual basis after the calendar year end. Because of the acquisition by DDR, this information reflects distributions as of September 30, 2006.

(2)

Represents a reduction in basis for federal income tax purposes resulting from cash distributions (other than in respect of property sale proceeds) in excess of current or accumulated earnings and profits.

(3)	Represents a capital gain distribution for federal income tax purposes.
(4)	This assumes that the share was held as of January 1 of the applicable year.
(5)	IRRETI began paying monthly distributions in May 1999. This amount represents total distributions per share made during the period from May 1999 through December 1999.
(6)

For the year ended December 31, 2005, IRRETI declared distributions of $0.83 per diluted weighted average number of shares outstanding and distributed $0.76 per share for the eleven-month period February 7, 2005 through December 7, 2005.

Private Partnerships

Through September 30, 2009, affiliates of IREIC have sponsored 515 private placement limited partnerships which have raised more than $526.4 million from approximately 17,000 investors and invested in properties for an aggregate price of more than $1 billion in cash and notes. Of the 522 properties purchased, 93% have been located in Illinois. Approximately 90% of the funds were invested in apartment buildings, 6% in shopping centers, 2% in office buildings and 2% in other properties. Including sales to affiliates, 507 partnerships have sold their original property investments. Officers and employees of IREIC and its affiliates invested more than $17 million in these limited partnerships.

From January 1, 1999 through September 30, 2009, investors in these private partnerships have received total distributions in excess of $599 million consisting of cash flow from partnership operations, interest earnings, sales and refinancing proceeds and cash received from the course of property exchanges.

1031 Exchange Private Placement Offering Programs

In March 2001, IREIC formed Inland Real Estate Exchange Corporation, or IREX, to, among other things, provide replacement properties for people wishing to complete an IRS Section 1031 real estate exchange as well as investors seeking a quality multi-owner real estate investment. Through September 30, 2009, IREX had offered the sale of eighty-six real estate exchange private placements containing ninety properties with a total property value of approximately $1.7 billion.

The following table summarizes certain aspects of the offering and distributions for each of the 1031 exchange private placement offerings through September 30, 2009:

Name of Entity	Number of Investors	Offering Equity	Offering Completed	Distributions To Date	2009 Annualized Distribution	2008 Annualized Distribution	2007 Annual Distribution
		($)		($)	(%)	(%)	(%)
Landings of Sarasota DBT(A)	9	4,000,000	05/2002	8,487,300	N/A	N/A	N/A
Sentry Office Building DBT	7	3,500,000	04/2002	3,504,634	17.55	16.91	16.28
Pets Bowie DBT	7	2,600,000	07/2002	3,067,064	16.28	15.70	15.70
1031 Chattanooga DBT	9	1,900,000	05/2002	1,861,391	11.20	11.20	11.20
Lansing Shopping Center DBT	5	5,000,000	09/2001	4,311,683	11.59	11.59	11.19
Inland 220 Celebration Place DBT	35	15,800,000	09/2003	9,847,897	9.72	9.72	9.31
Taunton Circuit DBT (B)	1	3,750,000	09/2002	6,210,312	N/A	N/A	8.31
Broadway Commons DBT (C)	32	8,400,000	12/2003	6,915,974	10.41	10.96	11.55
Bell Plaza 1031, LLC (B)	1	890,000	11/2003	1,690,298	N/A	N/A	6.93
Inland 210 Celebration Place DBT (D)	1	6,300,000	01/2003	3,536,764	10.94	9.72	11.21
CompUSA Retail Building, LLC (E)	11	3,950,000	02/2004	1,446,500	0.00	0.00	7.00
Janesville Deere Distribution Facility 1031, LLC (F)	35	10,050,000	01/2004	4,694,275	7.24	6.96	8.15
Fleet Office Building 1031, LLC (G)	30	10,000,000	01/2004	22,080,639	N/A	8.52	8.77
Davenport Deere Distribution Facility 1031, LLC	35	15,700,000	04/2004	7,137,240	8.50	8.40	7.36

Name of Entity	Number of Investors	Offering Equity	Offering Completed	Distributions To Date	2009 Annualized Distribution		2008 Annualized Distribution		2007 Annual Distribution
		($)		($)	(%)		(%)		(%)
Grand Chute DST	29	6,370,000	03/2004	3,377,342	8.66		8.58		9.32
Macon Office DST	29	6,600,000	03/2004	3,266,215	8.74		8.54		8.35
White Settlement Road Investment, LLC	1	1,420,000	12/2003	702,260	9.60		8.34		8.34
Plainfield Marketplace 1031, LLC (H)	31	12,475,000	06/2004	5,124,627	6.81		7.24		7.21
Pier 1 Retail Center 1031, LLC (I)	22	4,300,000	06/2004	1,222,235	0.00		0.00		8.14
Long Run 1031, LLC (J)	1	4,935,000	05/2004	2,119,113	N/A		N/A		8.69
Forestville 1031, LLC	1	3,900,000	05/2004	1,463,711	6.98		6.98		6.98
Bed, Bath & Beyond 1031, LLC (K)	20	6,633,000	08/2004	2,609,588	7.40		7.65		7.53
Cross Creek Commons 1031, LLC (L)	26	6,930,000	08/2004	2,810,906	6.06		7.75		7.68
BJ’s Shopping Center 1031, LLC (M)	22	8,365,000	01/2005	3,209,167	3.98		8.55		8.12
Barnes & Noble Retail Center 1031, LLC	12	3,930,000	02/2005	1,349,538	6.76		6.68		6.68
Port Richey 1031, LLC (N)	1	3,075,000	07/2004	1,475,427	11.70		8.28		8.28
Walgreen Store Hobart 1031, LLC	24	6,534,000	02/2005	4,708,196	7.06		6.91		6.91
Kraft Cold Storage Facility 1031, LLC (O)	19	5,667,000	12/2004	1,976,508	6.43		7.21		7.00
Huntington Square Plaza 1031, LLC	39	20,050,000	06/2005	6,457,560	6.98		6.66		6.51
Best Buy Store Reynoldsburg 1031, LLC (P)	19	5,395,000	02/2005	1,725,071	5.98		6.73		6.73
Jefferson City 1031, LLC	28	10,973,000	04/2005	4,005,785	7.96		7.96		7.96
Stoughton 1031, LLC	27	10,187,000	05/2005	3,282,971	6.66		6.66		6.66
Indianapolis Entertainment 1031, LLC (Q)	1	1,129,000	11/2004	393,951	6.38		7.79		7.31
Mobile Entertainment 1031, LLC (Q)	1	808,000	11/2004	284,942	6.36		7.82		7.65
Chenal Commons 1031, LLC	19	7,550,000	06/2005	2,671,353	7.80		7.64		7.87
Oak Brook Kensington 1031, LLC	60	23,500,000	12/2006	7,673,882	7.79		7.45		7.42
Columbus 1031, LLC	38	23,230,000	12/2006	8,105,914	8.12		8.77		7.81
Edmond 1031, LLC	1	1,920,000	05/2005	663,302	7.96		7.96		7.96
Taunton Broadway 1031, LLC (R)	1	1,948,000	08/2005	239,051		(J)		(J)		(D)
Wilmington 1031, LLC	1	2,495,000	09/2005	707,679	7.09		7.09		7.09
Wood Dale 1031, LLC (B)	16	3,787,500	03/2006	4,998,660	N/A		N/A		7.34
Cincinnati Eastgate 1031, LLC	13	3,210,000	06/2006	825,275	7.00		7.00		7.00
Norcross 1031, LLC	1	3,000,000	11/2005	805,598	6.90		6.90		6.90
Martinsville 1031, LLC	1	2,360,000	12/2005	601,295	6.74		6.74		6.74
Indiana Office 1031, LLC	34	18,200,000	03/2006	5,290,413	7.73		7.73		7.65
Yorkville 1031, LLC	21	8,910,000	03/2006	2,001,302	6.28		6.09		5.91
Louisville 1031, LLC	39	18,830,000	06/2006	4,637,916	7.00		7.00		7.00
Madison 1031, LLC (S)	1	1,387,500	03/2006	324,913	6.22		7.00		7.00
Murfreesboro 1031, LLC (T)	20	7,185,000	06/2006	1,502,624	6.06		6.06		6.00
Aurora 1031, LLC (S)	1	1,740,000	06/2006	374,549	6.17		7.01		7.00
Craig Crossing 1031, LLC (U)	29	14,030,000	08/2006	2,786,983	5.96		6.17		6.17
Charlotte 1031, LLC	52	24,105,000	03/2007	4,869,454	6.05		6.05		6.06
Olivet Church 1031, LLC (V)	33	10,760,000	03/2007	1,957,138	3.34		6.24		6.27
Glenview 1031, LLC	38	23,350,000	05/2007	4,379,731	6.25		6.25		6.25
Yuma Palms 1031, LLC (W)	32	42,555,000	06/2007	7,349,786	4.33		6.25		6.23
Honey Creek, LLC (X)	40	13,137,300	06/2007	1,950,624	3.26		6.29		6.29
Dublin 1031, LLC	19	10,550,000	05/2007	1,850,237	7.02		6.40		6.40
Inland Riverwoods, LLC	40	15,712,805	06/2007	2,696,080	7.25		6.86		6.48
Inland Sioux Falls, LLC	40	18,110,000	07/2007	3,093,792	7.28		7.03		6.89
Burbank 1031 Venture, LLC	1	5,285,000	09/2007	664,288	6.20		6.20		6.20
Houston 1031 Limited Partnership	35	32,900,000	09/2007	4,527,524	6.22		6.09		6.00
Inland Chicago Grace Office L.L.C.	30	7,097,195	08/2007	981,605	6.67		6.30		6.06
Plano 1031 Limited Partnership (Y)	28	16,050,000	11/2007	2,591,348	7.76		7.33		7.19
Eden Prairie 1031, DST	23	9,573,827	11/2007	1,605,092	8.06		8.06		8.05
Carmel 1031 L.L.C. (Z)	1	3,655,000	11/2007	429,609	6.40		6.40		6.68
West St. Paul 1031 Venture L.L.C.	28	4,315,000	03/2008	543,777	6.30		6.30		6.32
Schaumburg 1031 Venture L.L.C.	16	9,950,000	01/2008	1,188,033	6.26		6.23		6.05

Name of Entity	Number of Investors	Offering Equity	Offering Completed	Distributions To Date	2009 Annualized Distribution	2008 Annualized Distribution	2007 Annual Distribution
		($)		($)	(%)	(%)	(%)
Waukesha 1031 DST	28	11,490,000	01/2008	1,638,098	7.43	7.43	7.44
Tampa-Coconut Palms Office Bldg 1031, LLC	23	13,866,000	03/2008	1,442,437	5.81	5.58	5.58
Delavan Crossing 1031 Venture, LLC	1	5,295,000	03/2008	488,386	6.16	6.11	N/A
Geneva 1031, LLC	38	15,030,000	05/2008	1,690,332	6.87	6.69	N/A
Memorial Square Retail Center (AA)	35	19,840,000	08/2008	1,359,044	3.14	6.00	N/A
Greenfield Commons Retail Building	1	3,556,000	07/2008	266,307	6.22	6.21	N/A
Telecommunications 1031 Venture, DST	60	23,265,000	06/2008	2,389,247	6.60	6.38	N/A
GE Inspections Technologies Buildings	24	6,915,000	08/2008	640,891	6.21	6.14	N/A
Flowserve Industrial Building	21	5,515,000	08/2008	471,475	6.42	6.41	N/A
Pueblo 1031, DST	29	10,070,000	09/2008	914,460	6.57	6.23	N/A
Countrywood Crossing Shopping Center	36	28,990,000	*	2,411,194	6.65	6.65	N/A
Fox Run Square Shopping Center	34	13,435,000	01/2009	1,128,449	6.68	6.77	N/A
Midwest ISO Office Building	40	15,420,000	08/2009	1,132,016	6.82	6.68	N/A
LV-M Venture Holdings DST	59	37,789,715	*	2,658,129	6.51	6.45	N/A
University of Phoenix Building	14	3,470,000	07/2009	150,341	6.50	N/A	N/A
RR-HV Venture Holdings DST	74	47,140,485	*	3,062,828	6.50	6.50	N/A
Charlotte Office 1031, DST	32	11,317,600	*	649,380	6.27	N/A	N/A
Bristol 1031, DST	36	8,302,000	*	353,833	7.31	N/A	N/A
Austell 1031, DST	50	8,100,800	*	332,909	7.04	N/A	N/A
		$900,712,727		$244,425,668

*	Offering was not complete as of September 30, 2009.
(A)	This property was sold in 2005.
(B)	These properties were sold in 2007.
(C)

For calendar years 2006, 2007 and 2008, these properties outperformed the projections contained in the private placement memorandum. With the completion of the calendar year 2009, a determination will be made as to any additional operational cash and it will be distributed as an additional distribution to the investor.

(D)	The owner of this property chose to allocate September 2008 net rental cash flow to fund landlord required capital improvements.
(E)

CompUSA vacated its space in October 2006 and continued paying rent through August 2007. CompUSA ceased paying rent in September 2007. CompUSA never filed bankruptcy but instead settled out of court with creditors and vendors. The settlement provided $530,436.00 to the owners. In November 2007, the CompUSA owners unanimously determined to cease paying quarterly distributions until the facility was re-tenanted.

(F)	This property was refinanced in February 2008, and the interest rate increased from 4.84% to 6.1%.
(G)	This property was sold in 2008.
(H)

Gymboree, which occupied 2,819 square feet of the total 125,057 square feet, vacated its space in December 2007. For 2009, the annual distribution percentage has been re-projected at 6.81% until the vacant space is re-tenanted.

(I)

Bombay, which occupied 8,192 of the total 21,071 square feet, filed for Chapter 11 Bankruptcy in September 2007. Bombay vacated its space in January 2008 and paid rent through January 2008, with the exception of September 2007 rent of $33,800, which was part of a pre-petition claim. IREX has submitted an administrative claim to the bankruptcy court for the pre-bankruptcy petition and unpaid September 2007 rent. In February 2008 quarterly distributions were suspended until the facility is re-tenanted. In January 2009, the loan’s hyper-amortization provision came into effect.  This provision increases the interest rate from 4.0% to 6.0% and also requires all rents in excess of operating expenses be use to pay down the loan balance.

(J)	In June 2007, the sole investor of the Long Run property elected to terminate the property management agreement with an affiliate of the sponsor and manage the property on his own.
(K)

Golfsmith, which occupies 30,036 square feet of the total 100,773 square feet, submitted a request for a rental rate reduction from $13.00 per square foot to $9.88 per square foot for a period of two years commencing in April 2009 and expiring in March 2011. After this two year period, the base rent reverts to the original rental rate of $13.00 per square foot through the end of the original lease term of September 30, 2012. The co-owners agreed to the temporary rental reduction to help the tenant through unprecedented economic times. However, IREX, the asset manager, was able to negotiate a better deal. Instead of paying $9.88 per square foot, Golfsmith has agreed to pay $12 per square foot. As a result, the 2009 and 2010 annual distribution percentages have been re-projected at 7.29% and 7.14%, respectively.

(L)

Currently, there are three vacancies. Paul’s Liquors, which occupied 2,600 square feet, vacated February 28, 2007; Pak Mail, which occupied 1,300 square feet, vacated July 20, 2008; and Quality +Plus Cleaners, which occupied 1,300 square feet, vacated December 14, 2008. For 2009, the annual distribution percentage has been re-projected at 6.00% until the vacant spaces are re-tenanted.

(M)

In May 2009 the loan’s hyper-amortization provision came into effect. This provision increases the interest rate from 4.0% to 6.0% and also requires all rents in excess of operating expenses to be used to pay down the loan balance.

(N)

Variance from the projected cash-on-cash return was due to a potential vacancy from Movie Gallery, Inc. (“Hollywood Video”). In 2007, Hollywood Video filed for Chapter 11 Bankruptcy filing. While the sole owner elected to contribute a portion of the 2007-2008 net rental income to the working capital reserve for possible re-tenanting costs, Hollywood Video accepted its lease and will remain a tenant at the center. Therefore, the 2009 annual distribution percentage has been increased to 11.49% as compared to the original projection in the offering memorandum of 10.84% due to a return of some of the working capital reserve, which is no longer needed.

(O)

In August 2009 the loan’s hyper-amortization provision came into effect. This provision increases the interest rate from 5.39% to 7.39% and also requires all rents in excess of operating expenses to be used to pay down the loan balance.

(P)

In September 2009 the loan’s hyper-amortization provision came into effect. This provision increases the interest rate from 4.95% to 6.95% and also requires all rents in excess of operating expenses to be used to pay down the loan balance.

(Q)

The loans securing these properties have been amended to extend the maturity date from June 2009 to June 2011 and the interest rate for Indianapolis increased from 5.50% to 9.25% and for Mobile from 5.50% to 9.50%.

(R)

The Commonwealth of Massachusetts instituted an eminent domain proceeding to acquire the property for expansion of its courthouse. Upon the eminent domain taking by the Commonwealth of Massachusetts, Walgreens, the tenant, stopped making payments to the sole owner. The sole owner has retained legal counsel located in Massachusetts to negotiate and settle the proceeding. The property’s performance prior to the eminent domain was consistent with the projections in the offering memorandum.

(S)	The owner of this property chose to reduce the monthly net rental cash flow payments to fund landlord required capital repairs.
(T)

Currently, there are five vacancies totaling 9,771 square feet of the total 88,257 square feet at the center. Two spaces, totaling 4,200 square feet, were previously vacant. The remaining vacant space was previously occupied by the following tenants: Thin and Healthy, which occupied 2,771 square feet, vacated its space in August 2008; Mezza Cuisine, which occupied 1,400 square feet, filed for Chapter 13 Bankruptcy in October 2008; Innsbrooke Wine & Spirits, which occupied 1,400 square feet, vacated its space in January 2009. For 2009, the annual distribution percentage has been re-projected at 6.06% until the vacant spaces are re-tenanted.

(U)	A tenant with 2,828 out of a total 128,394 leasable square feet vacated increasing the total vacancy to 5% of the total leasable square feet.
(V)

Cost Plus, which occupied 18,230 of the total 165,600 square feet, closed its store at the Olivet Church Center on May 15, 2008. Cost Plus paid its rent through August 2008 and on August 21, 2008, investors approved a Cost Plus lease termination. The termination provided $900,000 to the owners. For 2009, the annual percentage distribution has been re-projected at 3.28% until the vacant spaces are re-tenanted.

(W)

Linens ‘N Things (“Linens”), which occupied 29,943 square feet of the total 496,692 square feet, filed for Chapter 11 Bankruptcy in May, 2008. In October, 2008 the bankruptcy court approved a motion to change the Linens bankruptcy filing from Chapter 11 to Chapter 7. Linens vacated its space in August 2008 and paid rent through August 2008, with the exception of May 2008 rent, which was part of a pre-petition claim. An administrative claim has been filed with the bankruptcy court, for the pre-bankruptcy petition, unpaid May 2008 rent. For 2009, the annual distribution percentage has been re-projected at 5.00% until the vacant space is re-tenanted.

(X)

Dress Barn, which occupies 7,005 square feet, exercised its right to terminate under its lease. In June 2008, the Honey Creek owners unanimously voted to modify the Dress Barn lease in order to keep the tenant, reducing the rent from $15.74 to $11.00 per square foot starting in November 2009. Linens ‘N Things filed for Chapter 11 Bankruptcy in May 2008. In October 2008, the bankruptcy court approved a motion to change the Linens ‘N Things bankruptcy from Chapter 11 to Chapter 7. Linens ‘N Things occupied 25,127 square feet in the shopping center. In December 2008, the owners of the property unanimously consented to accept JoAnn’s Stores, Inc. as a replacement tenant in the 25,127 square foot space. The new base rent is $9.00 per square foot, increasing to $9.50 per square foot after the fifth year. As an incentive for JoAnn’s Stores Inc. signing the lease, the owners are giving the tenant $251,270 for tenant improvements and abating the base rent for the initial nineteen months.

(Y)	The sole tenant expanded the building by 1,700 square feet to a total of 42,666 square feet resulting in additional rental income.
(Z)	Higher distributions in 2007 resulted from additional rent from amortized tenant improvements.
(AA)

Circuit City, which occupied 33,881 square feet of the total 123,753 square feet, filed for Chapter 11 Bankruptcy in November 2008. Circuit City vacated its space in February, 2009 and paid rent through part of February 2009. For 2009, the annual distribution percentage has been re-projected at 3.14% until the vacant space is re-tenanted.

Liquidity of Prior Programs

While engaged in a public offering of its common stock, each of the four REITs previously sponsored by IREIC disclosed in its prospectus the time at which it anticipated its board would consider listing, liquidating or selling its assets individually.  The following summary sets forth both the dates on which these REITs anticipated considering a liquidity event and the dates on which the liquidity events occurred, if ever.

•                                          Inland Real Estate Corporation. IRC stated that the company anticipated that, by 1999, its directors would determine whether to apply to have the shares of its common stock listed for trading on a national stock exchange.  In July 2000, IRC became a self-administered REIT by acquiring, through merger, its advisor and its property manager. The board evaluated market conditions each year thereafter.  The board decided that conditions were favorable in 2004, and IRC listed its shares on the New York Stock Exchange and began trading in June 2004.  On September 30, 2009, the closing price of IRC’s common stock on the New York Stock Exchange was $8.76 per share.

•                                          Inland Retail Real Estate Trust, Inc.  IRRETI stated that the company anticipated that, by February 2004, its directors would determine whether to apply to have shares of its common stock listed for trading on a national stock exchange.  In December 2004, IRRETI became a self-administered REIT by acquiring, through merger, its business manager and advisor and its property managers. The board of directors of IRRETI thereafter considered market conditions and chose not to list its common stock.  IRRETI instead consummated a liquidity event by merging with Developers Diversified Realty Corporation, a New York Stock Exchange-listed REIT, in February 2007.  IRRETI’s stockholders received, for each share of common stock held, $12.50 in cash and $1.50 in common shares of DDR, which equates to a 0.021569 common share of DDR.

•                                          Inland Western Retail Real Estate Trust, Inc.  Inland Western stated that the company anticipated that, by September 2008, its directors would determine whether to apply to have the shares of its common stock listed for trading on a national stock exchange, or whether to commence subsequent offerings of its common stock.  In November 2007, Inland Western became a self-administered REIT by acquiring, through merger, its business manager and advisor and its property managers.  Inland Western’s board of directors, in accordance with the prospectus, then conducted due diligence to determine when, and if, to apply to have Inland Western’s common shares listed for trading on a national exchange.  The process incorporated outside advisors, detailed reports on the current real estate and financial markets, as well as the applicable listing requirements for various national stock exchanges.   After these discussions and review of the reports received, the board of directors determined, as of October 2008, not to list the shares on a national exchange at that time. The Inland Western board of directors stated that it will proceed to position the company for a liquidity event in the future, as it believes market conditions and other circumstances may warrant, whether through a listing of shares on a national exchange, a merger or a sale of its assets.

•                                          Inland American Real Estate Trust, Inc.  Inland American has disclosed to its investors that its board does not anticipate evaluating a listing on a national securities exchange until at least 2010.  As of September 30, 2009, Inland American had not applied to list its common stock for trading.

MANAGEMENT

Board of Directors

The following supersedes the first paragraph of the section of the prospectus captioned “Management — Board of Directors,” which is located on page 96.

We operate under the direction of our board of directors, which is responsible for managing and controlling our business affairs.  The board has retained Inland Diversified Business Manager & Advisor, Inc. to serve as our Business Manager and to manage our day-to-day operations.  Our charter and bylaws provide that the number of our directors may be established by a majority of the entire board of directors but may not be more than eleven.  The charter further provides that the majority of our directors must be “independent,” except for a period of up to sixty days after the death, removal or resignation of an independent director, pending the election of that independent director’s successor.  An “independent director” is a director who: (1) is not associated, and has not been associated within the two years prior to becoming an independent director, directly or indirectly (including through any family affiliation), with our sponsor, our Business Manager or any of their affiliates, whether by ownership of, ownership interest in, employment by, any material business or professional relationship with or as an officer or director of the sponsor, the Business Manager or any of their affiliates; (2) has not served, or is not serving, as a director for more than three other REITs originated by our sponsor or advised by our Business Manager or any of its affiliates; and (3) performs no other services for us, except as a director.

Inland Affiliated Companies

The following updates the discussion contained in the section of our prospectus captioned “Management — Inland Affiliated Companies,” which begins on page 96 of the prospectus.

Our sponsor, Inland Real Estate Investment Corporation, or IREIC, is an affiliate of The Inland Real Estate Group, Inc., or TIREG, which is wholly owned by The Inland Group, Inc.  The first Inland entity was formed by a group of Chicago schoolteachers in 1967, and incorporated the following year.  TIREG and its affiliates are still centered in the Chicago metropolitan area.  Over the past forty years, TIREG’s affiliates have experienced significant growth and now make up a fully-integrated group of legally and financially separate companies that have been engaged in diverse facets of real estate providing property management, leasing, marketing, acquisition, disposition, development, redevelopment, renovation, construction, finance, investment products and other related services.  IREIC, our Business Manager and TIREG are part of The Inland Real Estate Group of Companies, Inc., which is comprised of independent legal entities that are either subsidiaries of the same entity, affiliates of each other, share some common ownership or were previously sponsored and managed by subsidiaries of IREIC.  These entities, some or all of which are sometimes referred to herein as “Inland,” were, in the aggregate, ranked by Crain’s Chicago Business in April 2009 as the sixteenth largest privately held company headquartered in the Chicago area.  In April 2009, Retail Traffic ranked the entities that comprise The Inland Real Estate Group of Companies as the eighth top owner and ninth manager in the United States.  In July 2008 National Real Estate Investor ranked The Inland Real Estate Group of Companies twenty-second in a survey of the top twenty-five owners of office space as of December 31, 2007.  Inland is one of the largest real estate management firms in Illinois and one of the largest commercial real estate and mortgage banking firms in the Midwest.  The Inland Real Estate Group of Companies was the 2009 winner, in the category including 1,000+ employees, of the thirteenth annual Torch Award for Marketplace Ethics, awarded by the Better Business Bureau serving Chicago & Northern Illinois (the “BBB”).  The award is given to companies that the BBB identifies as exemplifying ethical business practices.  In a press release issued by the BBB, the president and chief executive officer of the BBB noted that the 2009 competition had the largest number of nominations and entries, with more than 1,800 nominations from a wide variety of businesses.

As of September 30, 2009, Inland affiliates or related parties had raised more than $17.9 billion from investment product sales to over 344,000 investors, many of whom have invested in more than one product.  Inland had completed 409 programs, comprised of 403 public and private limited partnerships, five 1031 exchange programs and one public REIT, as of September 30, 2009.  No completed program has paid total distributions less than the total contributed capital.  For these purposes, Inland considers a program to be “completed” at the time that it no longer owns any assets.

As of September 30, 2009, Inland affiliates or related parties cumulatively had 1,389 employees, owned properties in forty-six states and managed assets with a value exceeding $25.3 billion.  As of September 30, 2009, IREIC was the general partner of limited partnerships which owned in excess of 2,007 acres of pre-development land in the Chicago area, as well as over 2 million square feet of real property and 1,522 apartment units.  Another affiliate, Inland Real Estate Brokerage, Inc., since 2000 has completed more than $862 million in commercial real estate sales and leases and has been involved in the sale of more than 6,700 multi-family units and the sale and lease of over 72 million square feet of commercial property. As of September 30, 2009, another affiliate, Inland Mortgage Brokerage Corporation, had originated more than $14.76 billion in financing including loans to third parties and affiliated entities and owned a loan portfolio totaling approximately $340 million.  Another affiliate, Inland Commercial Mortgage Corporation, had originated more than $455 million in financing as of September 30, 2009. Inland Mortgage Servicing Corporation services a loan portfolio with a face value exceeding $11.2 billion.

As of September 30, 2009, Inland was responsible for managing approximately 113.3 million square feet of commercial properties located in forty-six states, as well as 10,120 multi-family units.  A substantial portion of the portfolio, approximately 33.8 million square feet, consists of properties leased on a triple-net lease basis.  A triple-net lease means that the tenant operates and maintains the property and pays rent that is net of taxes, insurance, and operating expenses.  Inland Real Estate Acquisitions, another affiliate, has extensive experience in acquiring real estate for investment.  Over the years, through Inland Real Estate Acquisitions and other affiliates, Inland has acquired more than 2,748 properties.

The principals of another affiliate, Inland Real Estate Development Corporation, have handled the design, approval and entitlement of parcels that have included in excess of 11,000 residential units, 13.5 million square feet of retail land and 7.6 million square feet of industrial land.  The principals of Inland Real Estate Development have been responsible for the land development of over 3,300 of those residential units, 7.6 million square feet of the retail land and all 7.6 million square feet of the industrial land.  Inland Real Estate Development currently manages an inventory of over 3,500 acres of land for development of which approximately 1,500 acres it or its affiliates own.

Our Directors and Executive Officers

The following supplements the section of the prospectus captioned “Management — Our Directors and Executive Officers,” which begins on page 100.

On October 14, 2009, our board of directors voted to increase the size of the board from five to seven persons, and elected Mr. Lazarus and Mr. Gerald W. Grupe to fill those vacancies and serve as directors, effective immediately, until the next annual meeting of the stockholders or until their successors are duly elected and qualify.  Effective November 18, 2009, Mr. Steven T. Hippel was appointed to serve as our treasurer and chief accounting officer, and the treasurer and chief accounting officer of our Business Manager.  Mr. Hippel will replace Ms. Foust, who resigned from her positions as the treasurer of our company and the treasurer of our Business Manager, effective November 18, 2009, in order to focus exclusively on her responsibilities as an officer of Inland American Real Estate Trust, Inc.

The biography of Mr. Lazarus is set forth on page 102 of the prospectus, and the biographies of Messrs. Grupe and Hippel are set forth below.

Gerald W. Grupe, an independent director since October 2009, founded Ideal Insurance Agency, Inc., serving as president and chief executive officer from June 1980 to June 2009. Ideal provides insurance program administration, claims administration and related services to public and quasi-public entities in Illinois, including representing the Volunteer Firemen’s Insurance Services, for which Mr. Grupe served as regional director from June 1974 to June 2009.  Mr. Grupe retired from Ideal in June 2009.  In addition, Mr. Grupe served as the chairman of the board of the Illinois Public Risk Fund from 1984 to June 2006 and served as its treasurer from June 2006 to June 2009.  Mr. Grupe was 71 years old as of January 1, 2010.

Steven T. Hippel has been our treasurer and chief accounting officer as well as the chief accounting officer of our Business Manager since November 2009.  From September 2004 to May 2009,

Mr. Hippel served as the senior vice president and chief financial officer of ORIX Real Estate Capital, Inc., a wholly owned subsidiary of ORIX USA Corporation.  Mr. Hippel directed all corporate and partnership financial reporting, accounting, treasury and tax compliance for ORIX’s nationwide portfolio of commercial and residential real estate development and investment assets, mortgage loan receivables and third-party investment management assets.  Prior to joining ORIX, Mr. Hippel was employed by Shorenstein Company from January 2002 to September 2004, serving as the vice president of finance and accounting from March 2003 to September 2004.  At Shorenstein, Mr. Hippel oversaw the accounting, reporting, and operational requirements for three investment funds.  Mr. Hippel also worked with Deloitte & Touche in their Chicago-based real estate practice from June 1995 to December 2001, where he served as an audit and advisory manager from August 2000 to December 2001.

Mr. Hippel received his bachelor degree in economics, with honors, from Williams College in Williamstown, Massachusetts and his master of science degree in accountancy from DePaul University in Chicago, Illinois.  Mr. Hippel is a certified public accountant and a member of the American Institute of Certified Public Accountants and the Illinois CPA Society.  Mr. Hippel was 38 years old as of January 1, 2010.

Acquisition Corp.

The following subsection has been inserted to the prospectus directly following the section captioned “Management — Our Business Manager,” which begins on page 105 of the prospectus.

Inland Diversified Real Estate Acquisitions, Inc. is a Nevada corporation and a wholly owned subsidiary of our Business Manager.  The following table sets forth information regarding its executive officers and directors.  The biographies of Messrs. Goodwin and Parks are set forth above under “— Inland Affiliated Companies,” the biography of Mr. Lazarus is set forth above under “— Our Directors and Executive Officers” and the biography of Ms. Lynch is set forth under “— Inland Securities Corporation.”  The biography of Mr. Youngman is set forth below.

Name	Age*	Position
Daniel L. Goodwin	66	Director
Robert D. Parks	66	Director
Barry L. Lazarus	63	Director and President
Mark Youngman	53	Vice President
Catherine L. Lynch	51	Secretary and Treasurer

*As of January 1, 2010

Mark Youngman has been the vice president of Inland Diversified Real Estate Acquisitions, Inc. since its formation in October 2009.  Mr. Youngman has over thirty years of experience negotiating and financing real estate transactions.  Prior to joining Acquisition Corp., Mr. Youngman was employed by IREA from 1983 until 1992 and again as vice president from 2003 until October 2009.  Mr. Youngman focused on identifying, analyzing and completing the acquisition of multiple classes of real estate assets for IREA.  From 1992 to 2003, Mr. Youngman served as president of Midwest Acquisitions, Inc., where he focused primarily on finance, land acquisition and development of retail shopping centers.

Mr. Youngman attended DePaul University in Chicago, Illinois.  Mr. Youngman holds an Illinois Real Estate Brokers license.

Our Real Estate Managers

The following updates the discussion contained in the section of our prospectus captioned “Management — Our Real Estate Managers,” which begins on page 105 of the prospectus.

Ms. Armenta was appointed to serve as the president and chief executive officer of the four entities owning our Real Estate Managers, effective November 2009.  Ms. Armenta also continues to serve as a director of these entities.  Ms. Armenta replaces Mr. McGuinness, who resigned from his positions as chairman, chief executive officer and director of these entities in order to focus on his responsibilities to the property managers of Inland American Real Estate Trust, Inc.

CONFLICTS OF INTEREST

Conflicts of Interest

The following information updates certain information contained in the section of our prospectus captioned “Conflicts of Interest — Conflicts of Interest,” which begins on page 120 of the prospectus.

The following conflicts of interest have been removed in their entirety:

•                                          “We will not have our own acquisition group.” (removed)

•                                          “Our Business Manager may have conflicting fiduciary obligations if we acquire real estate assets from affiliates of IREIC.” (removed)

•                                          “We may make loans to affiliates of, or entities sponsored by, IREIC.” (removed)

Conflicts of Interest Policy

The following subsection is inserted at the end of the section of the prospectus captioned “Conflicts of Interest,” which begins on page 120.

Presently, under our charter, if we were to engage in certain transactions with entities sponsored by, or affiliated with, IREIC, such as: (1) purchasing or selling assets; (2) making loans to, or borrowing money from, these entities; or (3) entering into joint ventures with these entities, a majority of our board of directors, including a majority of our independent directors, would have to find the transaction to be fair and reasonable and on terms no less favorable to us than those from an unaffiliated party under the same circumstances.  Our board has now adopted a policy prohibiting these transactions.  Specifically, under this policy we will not engage in the following types of transactions with these IREIC-affiliated entities:

•                                          purchasing real estate assets from, or selling real estate assets to, any IREIC-affiliated entities (this excludes circumstances where an entity affiliated with IREIC, such as IREA, enters into a purchase agreement to acquire a property and then assigns the purchase agreement to us);

•                                          making loans to, or borrowing money from, any IREIC-affiliated entities (this excludes expense advancements under existing agreements and the deposit of monies in any banking institution affiliated with IREIC); and

•      investing in joint ventures with any IREIC-affiliated entities.

This policy does not impact agreements or relationships between us and IREIC and its affiliates that relate to the day-to-day management of our business or our offering, including, for example, agreements with our Business Manager, Real Estate Managers, IREA and Inland Securities Corporation.  These agreements and relationships are described elsewhere in this prospectus.  See “Summary of Our Organizational Documents — Transactions with Affiliates of Our Sponsor.”  These agreements will continue to be governed by our charter.

DESCRIPTION OF REAL ESTATE ASSETS

Investments in Real Estate Assets

This section has been inserted to the prospectus following the section captioned “Business and Policies,” which begins on page 125 of the prospectus.

Recent Acquisitions

As of March 1, 2010, we had completed the following property acquisitions:

Pleasant Hill Commons.  On February 18, 2010, we, through Inland Diversified Kissimmee Pleasant Hill, L.L.C., a wholly owned subsidiary formed for this purpose, entered into a contract and simultaneously acquired a fee simple interest in a 70,642 square foot grocery-anchored retail center known as Pleasant Hill Commons, located in Kissimmee, Florida.  We purchased this property from MCP Retail, LLC, an unaffiliated third party (“MCP”), for approximately $12.4 million in cash.  We do not believe closing costs will exceed $65,000.  We funded this purchase with proceeds from our offering.  We anticipate borrowing approximately $6.8 million, secured by the property, following closing.

The underwritten cap rate for Pleasant Hill Commons is approximately 7.5%, and is a reflection of assumptions and facts applied in the property due diligence process.  Among the items we considered were the following:

•                  The property is anchored by a necessity-based tenant, Publix Super Markets, Inc. (45,600 square feet).  According to its public SEC filings, Publix had retail sales of approximately $23.9 billion for the year ended December 27, 2008 and owned over 900 supermarkets, with over 700 locations in the State of Florida, at the end of 2008.  We believe that grocery-anchored centers will have a greater ability to withstand the negative impact of the current economic slowdown than other property types.

•                  The Publix lease does not expire until July 2028.

•                  Other tenants of Pleasant Hill Commons include Tijuana Flats, Subway, Jackson Hewitt, Metro PCS, Pizza Hut, BonWorth and Fantastic Sams.

•                  The property was constructed in 2008.

•                  The property is located within approximately fifteen miles of Walt Disney World and Universal Studios Florida®.  In addition, a 425-acre assisted living facility for senior citizens is located adjacent to the center.  This facility provides its 1,000 residents with golf cart and automobile access to Pleasant Hill Commons.

As of February 9, 2010, Pleasant Hill Commons was 100% leased to nineteen tenants, although the actual physical occupancy was 96.6%.  The difference is due to the fact that two of the leased tenants, which have signed leases through April 2014, are not currently occupying their spaces.  The weighted-average remaining lease term for the tenants occupying the property as of February 9, 2010 is approximately fourteen years.  Each tenant is required to pay its proportionate share of real estate taxes, insurance and common area maintenance, or “CAM,” costs, although the lease with Publix only requires it to pay these expenses up to a certain amount.

As of February 9, 2010, Publix leased 45,600 square feet, or 64.6% of the total gross leasable area of this property, paying an annual base rent of approximately $456,000 under a lease that expires in July 2028.  Under the terms of the lease, Publix has seven five-year options to renew through 2063.

The following table lists, on an aggregate basis, all of the scheduled lease expirations over each of the years ending December 31, 2010 through 2019 at Pleasant Hill Commons.  The table shows the approximate rentable square feet represented by the applicable lease expirations.

Year Ending December 31	Number of Leases Expiring	Approx. Gross Leasable Area of Expiring Leases (Sq. Ft.)	Total Annual Base Rental Income of Expiring Leases ($)	% of Total Annual Base Rental Income Represented by Expiring Leases
2010	—	—	—	—
2011	1	1,200	36,000	3%
2012	1	1,200	24,504	3%
2013	7	10,551	297,455	25%
2014	6	6,950	191,160	16%
2015	—	—	—	—
2016	—	—	—	—
2017	—	—	—	—
2018	2	3,301	97,378	8%
2019	—	—	—	—

The table below sets forth certain historical information with respect to the occupancy rate at Pleasant Hill Commons expressed as a percentage of total gross leasable area and the average effective annual base rent per square foot.

Year Ending December 31*	Occupancy Rate as of December 31	Average Effective Annual Rental Per Square Foot
2009	98.3%	$16.37
2008	85.9%	$14.56

*The first year of occupancy was 2008.

We believe that Pleasant Hill Commons is suitable for its intended purpose and adequately covered by insurance.  We do not intend to make significant renovations or improvements to the property. There are two competitive shopping centers located within approximately six miles of Pleasant Hill Commons.

Real estate taxes paid for the fiscal year ended December 31, 2009 (the most recent tax year for which information is generally available) were approximately $159,000.  The amount of real estate taxes paid was calculated by multiplying Pleasant Hill Commons’ assessed value by a tax rate of 0.016%.  For federal income tax purposes, the depreciable basis in this property will be approximately $8.8 million.  We will calculate depreciation expense for federal income tax purposes by using the straight-line method.  For federal income tax purposes, we depreciate buildings and land improvements based upon estimated useful lives of 40 and 20 years, respectively.

Merrimack Village Center.  On December 11, 2009, we, through Inland Diversified Merrimack Village, L.L.C., a wholly owned subsidiary formed for this purpose, acquired a fee simple interest in an 82,292 square foot grocery-anchored retail center known as Merrimack Village Center, located in Merrimack, New Hampshire.  We purchased the property from an affiliate of Regency Centers, L.P., an unaffiliated third party, for approximately $9.8 million in cash, plus closing costs which we do not believe will exceed $65,000.  We funded this purchase with proceeds from our offering.  We borrowed approximately $5.4 million, secured by the property, following closing.  See “— Financing Transactions” below for more information about this loan.

The underwritten cap rate for Merrimack Village Center is approximately 9.5%, and is a reflection of assumptions and facts applied in the property due diligence process.  Among the items we considered were the following:

•                  The property is anchored by a necessity-based tenant, Shaw’s Grocery Store (54,000 square feet).  We believe that grocery-anchored centers will have a greater ability to withstand the negative impact of the current economic slowdown than other property types.  Further, Shaw’s is a wholly owned subsidiary of SUPERVALU, INC. (NYSE: SVU), which, according to its public filings, is one of the largest food wholesalers in the U.S.

•                  The Shaw’s lease does not expire until February 2027.

•                  Credit tenants, which are those tenants that we believe have significant financial resources, comprised 77% of the gross leasable area of the property as of November 25, 2009.

•                  The retail center has no direct competition within a three mile radius.

•                  The property, which was built from 2005 to 2007, was inspected by an independent third party, and was determined to be in good condition.

•                  We believe that the Town of Merrimack has strong income and growth demographics:

•                  Merrimack is home to many leading manufactory high technology firms that produce a wide range of commercial and industrial products;

•                  according to an independent appraisal, within a five-mile radius of the property, the 2009 estimated average household income is approximately $100,000; and

•                  according to data from the State of New Hampshire Department of Employment and Training, as of September 2009, Merrimack’s unemployment rate is below the U.S. average.

•                  The purchase price of the property was underwritten assuming that existing vacancies totaling 2,600 square feet of gross leaseable area at closing do not become revenue-producing at any time.

As of March 1, 2010, Merrimack Village Center was 96.8% leased to twelve tenants.  The weighted-average remaining lease term for the tenants occupying the property as of March 1, 2010 was approximately fourteen years.  In general, each tenant is required to pay its proportionate share of real estate taxes, insurance and common area maintenance, or “CAM,” costs, although the leases with some tenants only require that the tenants pay these expenses up to a certain amount.  In 2008, approximately $350,000 out of a total of approximately $480,000 in real estate taxes, insurance and CAM expenses were reimbursed.

As of March 1, 2010, Shaw’s Grocery Store leased 54,000 square feet, or 65.6% of the total gross leasable area of this property, paying an annual base rent of approximately $534,600 under a lease that expires in February 2027.  Under the terms of the lease, Shaw’s has one ten-year option and five five-year options to renew through 2062.  Under the current lease, the rent increases from $9.90 per square foot in 2009 to $10.65 per square foot in 2012, $11.40 per square foot in 2017 and $12.15 per square foot in 2022.

Approximately 2,600 square feet, or 3.16% of gross leasable area, is vacant and unfinished.  At closing we received a credit against the purchase price equal to $52,000, which we expect to use to fund the improvement costs for this space.

The following table lists, on an aggregate basis, all of the scheduled lease expirations over each of the years ending December 31, 2010 through 2019 at Merrimack Village Center.  The table shows the approximate rentable square feet represented by the applicable lease expirations.

Year Ending December 31	Number of Leases Expiring	Approx. Gross Leasable Area of Expiring Leases (Sq. Ft.)	Total Annual Base Rental Income of Expiring Leases ($)	% of Total Annual Base Rental Income Represented by Expiring Leases
2010	—	—	—	—
2011	2	2,400	56,400	6%
2012	—	—	—	—
2013	3	4,000	84,260	8%
2014	4	12,692	230,206	22%
2015	—	—	—	—
2016	—	—	—	—
2017	—	—	—	—
2018	—	—	—	—
2019	1	3,200	55,680	5%

The table below sets forth certain historical information with respect to the occupancy rate at Merrimack Village Center expressed as a percentage of total gross leasable area and the average effective annual base rent per square foot.

Year Ending December 31*	Occupancy Rate as of December 31	Average Effective Annual Rental Per Square Foot
2009	97%	$13.10
2008	87%	$13.03

Year Ending December 31	Occupancy Rate as of December 31	Average Effective Annual Rental Per Square Foot
2007	83%	$12.70
2006	76%	$12.10

*The first year of occupancy was 2006.

We believe that Merrimack Village Center is suitable for its intended purpose and adequately covered by insurance. Except as otherwise disclosed herein, we do not intend to make significant renovations or improvements to Merrimack Village Center. There are four competitive shopping centers located within the Town of Merrimack and twelve competitive grocery anchored shopping centers located within ten miles of Merrimack Village Center.

Real estate taxes paid for the fiscal year ended March 31, 2010 (the most recent tax year for which information is generally available) were approximately $222,355.  The amount of real estate taxes paid was calculated by multiplying Merrimack Village Center’s assessed value by a tax rate of 19.17%.  For federal income tax purposes, the depreciable basis in this property is approximately $6.8 million.  We will calculate depreciation expense for federal income tax purposes by using the straight-line method.  For federal income tax purposes, we depreciate buildings and land improvements based upon estimated useful lives of 40 and 20 years, respectively.

Potential Investments in Real Estate Assets

This section has been inserted to the prospectus following the section captioned “Description of Real Estate Assets — Investments in Real Estate Assets.”

We are evaluating the purchase of the following properties.  We distinguish these potential investments from those investments that are considered “probable.”  We consider an acquisition to be “probable” only once the due diligence for that property has been completed and we have satisfied certain other requirements.  Also, these potential investments can be distinguished from the probable investments in that only the latter group of properties is included in our pro forma financial statements.

The decision to acquire each of the following properties will generally depend upon a number of factors, including satisfaction of the conditions to the acquisition contained in the purchase contract and the receipt of satisfactory due diligence information including appraisal, environmental reports and lease information.  In each case, we may decide not to proceed with the acquisition.

Draper Crossing.  We are evaluating the purchase of a fee simple interest in a 166,845 square foot grocery-anchored retail center known as Draper Crossing — Phase I, located in Draper, Utah.  IREA has entered into an agreement to acquire the property from Boyer Company, an unaffiliated third party (“Boyer”), for approximately $24.0 million.  We do not believe closing costs will exceed $75,000.  If we decide to acquire this property, IREA will assign the contract rights to acquire the property to us or one of our subsidiaries.  Until that time, we have no obligation under the contract between IREA and Boyer.  If we acquire the property, we will fund approximately $9.2 million of the purchase price with proceeds from our offering, and we will assume a loan secured by a first mortgage on the property, with a remaining principal balance of approximately $14.8 million.  This loan bears interest at a fixed rate equal to 7.33% per annum, amortizing over thirty years, and will require us to make payments of principal and interest on a monthly basis through maturity on December 1, 2011.  The loan may be pre-paid without penalty after September 1, 2011.

Among the items we are considering in determining to pursue acquiring this property include, but are not limited to, the following:

•                  The property is anchored by a necessity-based tenant, Smith’s Food & Drug (60,268 square feet), which is a wholly owned subsidiary of The Kroger Company.  According to its public SEC filings, Kroger had total sales of approximately $76 billion for the year ended January 31, 2009 and owned 2,481 supermarkets and multi-department stores in thirty-one states.

•                  Other tenants of the property include TJ Maxx, Quizno’s, Allstate Insurance, JPMorgan Chase Bank and Pizza Hut.

•                  The property is located approximately twenty miles south of Salt Lake City, in what we believe is one of the Salt Lake Valley’s largest and fastest-growing east-side retail corridors, with historical barriers to excessive development.

As of February 1, 2010, Draper Crossing was 99.1% leased to twenty-seven tenants.  The weighted-average remaining lease term for the tenants occupying the property as of February 1, 2010 was approximately five years.  Each tenant is required to pay its proportionate share of real estate taxes, insurance and CAM costs.

As of February 1, 2010, major tenants of the property included Smith’s Food & Drug, TJ Maxx and Downeast Home Furnishings.  Smith’s leased 60,268 square feet, or 36.1% of the total gross leasable area of this property as of February 1, 2010, paying an annual base rent of approximately $777,000 under a lease that expires in January 2018.  Under the terms of the lease, Smith’s has six five-year options to renew through January 2048.  TJ Maxx leased 28,000 square feet, or 16.8% of the total gross leasable area of this property as of February 1, 2010, paying an annual base rent of approximately $336,000 under a lease that expires in April 2013.  Under the terms of the lease, TJ Maxx has two five-year options to renew through April 2023.  Downeast Home Furnishings leased 16,749 square feet, or 10.0% of the total gross leasable area of this property as of February 1, 2010, paying an annual base rent of approximately $208,000 under a lease that expires in October 2012.

The following table lists, on an aggregate basis, all of the scheduled lease expirations over each of the years ending December 31, 2010 through 2019 at Draper Crossing.  The table shows the approximate rentable square feet represented by the applicable lease expirations.

Year Ending December 31	Number of Leases Expiring	Approx. Gross Leasable Area of Expiring Leases (Sq. Ft.)	Total Annual Base Rental Income of Expiring Leases ($)	% of Total Annual Base Rental Income Represented by Expiring Leases
2010	3	4,340	71,056	3%
2011	7	16,207	297,733	12%
2012	1	16,749	207,996	9%
2013	8	51,486	689,284	29%
2014	2	2,568	42,184	2%
2015	1	3,240	88,000	4%
2016	—	—	—	—
2017	—	—	—	—
2018	3	66,163	918,962	38%

Year Ending December 31	Number of Leases Expiring	Approx. Gross Leasable Area of Expiring Leases (Sq. Ft.)	Total Annual Base Rental Income of Expiring Leases ($)	% of Total Annual Base Rental Income Represented by Expiring Leases
2019	1	1,583	28,494	1%

The table below sets forth certain historical information with respect to the occupancy rate at Draper Crossing expressed as a percentage of total gross leasable area and the average effective annual base rent per square foot.

Year Ending December 31	Occupancy Rate as of December 31	Average Effective Annual Rental Per Square Foot
2009	99.1%	$14.53
2008	98.1%	$14.47
2007	99.1%	$13.48
2006	100.0%	$13.21
2005	100.0%	$14.00

We believe that Draper Crossing is suitable for its intended purpose and adequately covered by insurance. If we decide to acquire the property, we do not intend to make significant renovations or improvements to the property. There are two competitive shopping centers located within approximately two miles of Draper Crossing.

Real estate taxes paid for the fiscal year ended December 31, 2009 (the most recent tax year for which information is generally available) were approximately $298,000.  The amount of real estate taxes paid was calculated by multiplying Draper Crossing’s assessed value by a tax rate of 0.013%.  For federal income tax purposes, the depreciable basis in this property will be approximately $15.5 million.  We will calculate depreciation expense for federal income tax purposes by using the straight-line method.  For federal income tax purposes, we depreciate buildings and land improvements based upon estimated useful lives of 40 and 20 years, respectively.

Haines City Shopping Center.  We are evaluating the purchase of a fee simple interest in a 124,958 square foot grocery-anchored retail center known as Haines City Shopping Center, located in Haines City, Florida.  IREA has entered into an agreement to acquire the property from Haines City CPDC, LLC, Haines City OP CPDC, LLC and Florida OP CPDC, LLC, each an unaffiliated third party (collectively, the “Haines Sellers”), for approximately $9.5 million.  We do not believe closing costs will exceed $75,000.  However, we will only be required to pay approximately $8.1 million at closing, as vacant spaces totaling 18,485 square feet would be subject to earnout closings aggregating $1.4 million.  We will not be required to pay the earnouts on these vacant spaces unless the spaces are leased pursuant to the leasing parameters set forth in the purchase agreement within eighteen months of closing.

If we decide to acquire this property, IREA will assign the contract rights to acquire the property to us or one of our subsidiaries.  Until that time, we have no obligation under the contract between IREA and the Haines Sellers.  If we acquire the property, we will fund approximately $1.1 million of the purchase price with proceeds from our offering and will assume a loan secured by a first mortgage on the property, with a remaining principal balance of approximately $7.0 million.  This loan bears interest at a fixed rate equal to 5.325% per annum, amortizing over thirty years, and will require us to make payments of principal and interest on a monthly basis through maturity on August 1, 2015.

Among the items we are considering in determining to pursue acquiring this property include, but are not limited to, the following:

•                  The property is anchored by a necessity-based tenant, Publix Super Markets, Inc. (44,271 square feet). See the discussion regarding Pleasant Hill Commons for additional information about Publix.

•                  The property is located just off the intersection of US Highway 27 and US Highway 17-92, the major intersection in Haines City.

•                  Other tenants of Haines City Shopping Center include Beall’s, Dollar General, Enterprise Rent-a-Car, Radio Shack and Burger King on a ground lease.

•                  The property was remodeled in 2003.

As of January 28, 2010, Haines City Shopping Center was leased to eighteen tenants, and was 85.2% occupied.  Vacant spaces totaling 18,485 square feet are subject to earnout closings, which means that we will not pay for these vacant spaces unless the spaces are leased and rent-producing within eighteen months of closing.  The weighted-average remaining lease term for the tenants occupying the property as of January 28, 2010 was approximately eight years.  Each tenant is required to pay its proportionate share of real estate taxes, insurance and CAM costs.

As of January 28, 2010, major tenants of the property included Publix and Beall’s.  Publix leased 44,271 square feet, or 35.4% of the total gross leasable area of this property as of January 28, 2010, paying an annual base rent of approximately $354,000 under a lease that expires in January 2024.  Under the terms of the lease, Publix has seven five-year options to renew through January 2059.  Beall’s leased 16,757 square feet, or 13.4% of the total gross leasable area of this property as of January 28, 2010, paying an annual base rent of approximately $45,000 under a lease that expires in April 2013.  Under the terms of the lease, Beall’s has two five-year options to renew through April 2023.

The following table lists, on an aggregate basis, all of the scheduled lease expirations over each of the years ending December 31, 2010 through 2019 at Haines City Shopping Center.  The table shows the approximate rentable square feet represented by the applicable lease expirations.

Year Ending December 31	Number of Leases Expiring	Approx. Gross Leasable Area of Expiring Leases (Sq. Ft.)	Total Annual Base Rental Income of Expiring Leases ($)	% of Total Annual Base Rental Income Represented by Expiring Leases
2010	3	5,373	61,088	6%
2011	—	—	—	—
2012	3	3,465	52,325	6%
2013	4	21,015	124,394	13%
2014	4	10,574	109,661	11%
2015	1	11,200	66,416	7%
2016	1	11,000	53,130	5%
2017	1	2,400	76,800	8%
2018	—	—	—	—
2019	—	—	—	—

The table below sets forth certain historical information with respect to the occupancy rate at Haines City Shopping Center expressed as a percentage of total gross leasable area and the average effective annual base rent per square foot.

Year Ending December 31	Occupancy Rate as of December 31	Average Effective Annual Rental Per Square Foot
2009	87.5%	$8.63
2008	89.1%	$8.77
2007	86.5%	$8.67
2006	89.0%	$7.94
2005	93.0%	$7.88

We believe that Haines City Shopping Center is suitable for its intended purpose and adequately covered by insurance. If we decide to acquire the property, we do not intend to make significant renovations or improvements to the property. There are three competitive shopping centers located within approximately five miles of Haines City Shopping Center.

Real estate taxes paid for the fiscal year ended December 31, 2009 (the most recent tax year for which information is generally available) were approximately $168,000.  The amount of real estate taxes paid was calculated by multiplying Haines City Shopping Center’s assessed value by a tax rate of 0.022%.  For federal income tax purposes, the depreciable basis in this property will be approximately $6.6 million.  We will calculate depreciation expense for federal income tax purposes by using the straight-line method.  For federal income tax purposes, we depreciate buildings and land improvements based upon estimated useful lives of 40 and 20 years, respectively.

Polo Grounds Shopping Center.  We are evaluating the purchase of a fee simple interest in a 129,826 square foot grocery-anchored retail center known as Polo Grounds Shopping Center, located in West Palm Beach, Florida.  IREA has entered into an agreement to acquire the property from West Palm Beach, Fla., CPDC Ltd., an unaffiliated third party (the “Polo Seller”), for approximately $13.0 million in cash.  We do not believe closing costs will exceed $75,000.  However, we will only be required to pay approximately $11.4 million at closing, as vacant spaces totaling 12,455 square feet are subject to earnout closings aggregating $1.7 million.  We will not be required to pay the earnouts on these vacant spaces unless the spaces are leased pursuant to the leasing parameters set forth in the purchase agreement within eighteen months of closing.  If we decide to acquire this property, IREA will assign the contract rights to acquire the property to us or one of our subsidiaries.  Until that time, we have no obligation under the contract between IREA and the Polo Seller.  If we acquire the property, we will fund the purchase with proceeds from our offering.  We also may borrow monies secured by the property, either concurrently at closing or at some point in the future.

Among the items we are considering in determining to pursue acquiring this property include, but are not limited to, the following:

•                  The property is anchored by a necessity-based tenant, Publix Super Markets, Inc. (45,600 square feet).  See the discussion regarding Pleasant Hill Commons for additional information about Publix.

•                  The property is located just south of the Palm Beach International Airport.

•                  Other tenants of Polo Grounds Shopping Center include Beall’s, Dollar Store, the U.S. Postal Service and JPMorgan Chase.

•                  The property was redeveloped in 2007.

As of January 28, 2010, Polo Grounds Shopping Center was leased to nineteen tenants, and was 90.4% occupied.  Vacant spaces totaling 12,455 square feet are subject to earnout closings, which means that we will not pay for these vacant spaces unless the spaces are leased and rent-producing within eighteen months of closing.  The weighted-average remaining lease term for the tenants occupying the property as of January 28, 2010 was approximately eleven years.  Each tenant is required to pay its proportionate share of real estate taxes, insurance and CAM costs.

As of January 28, 2010, major tenants of the property included Publix, the U.S. Postal Service and Beall’s.  Publix leased 45,600 square feet, or 35.1% of the total gross leasable area of this property as of January 28, 2010, paying an annual base rent of approximately $593,000 under a lease that expires in August 2027.  Under the terms of the lease, Publix has six five-year options to renew through October 2057.  The U.S. Postal Service leased 20,156 square feet, or 15.5% of the total gross leasable area of this property as of January 28, 2010, paying an annual base rent of approximately $134,000 under a lease that expires in December 2024, with no renewal options.  Beall’s leased 13,750 square feet, or 10.6% of the total gross leasable area of this property as of January 28, 2010, paying an annual base rent of approximately $78,000 under a lease that expires in April 2010.  Under the terms of the lease, Beall’s has one three-year option to renew through April 2013.

The following table lists, on an aggregate basis, all of the scheduled lease expirations over each of the years ending December 31, 2010 through 2019 at Polo Grounds Shopping Center.  The table shows the approximate rentable square feet represented by the applicable lease expirations.

Year Ending December 31	Number of Leases Expiring	Approx. Gross Leasable Area of Expiring Leases (Sq. Ft.)	Total Annual Base Rental Income of Expiring Leases ($)	% of Total Annual Base Rental Income Represented by Expiring Leases
2010	3	16,590	125,158	8%
2011	—	—	—	—
2012	1	1,000	31,800	3%
2013	3	4,850	105,138	7%
2014	8	22,604	307,031	21%
2015	—	—	—	—
2016	—	—	—	—
2017	—	—	—	—
2018	2	5,750	94,340	6%
2019	—	—	—	—

The table below sets forth certain historical information with respect to the occupancy rate at Polo Grounds Shopping Center expressed as a percentage of total gross leasable area and the average effective annual base rent per square foot.

Year Ending December 31	Occupancy Rate as of December 31	Average Effective Annual Rental Per Square Foot
2009	90.1%	$13.41
2008	87.3%	$12.23
2007	83.8%	$11.87
2006	77.7%	$6.19
2005	80.0%	$6.20

We believe that Polo Grounds Shopping Center is suitable for its intended purpose and adequately covered by insurance. If we decide to acquire the property, we do not intend to make significant renovations or improvements to the property. There are three competitive shopping centers located within approximately five miles of Polo Grounds Shopping Center.

Real estate taxes paid for the fiscal year ended December 31, 2009 (the most recent tax year for which information is generally available) were approximately $336,000.  The amount of real estate taxes paid was calculated by multiplying Polo Grounds Shopping Center’s assessed value by a tax rate of 0.019%.  For federal income tax purposes, the depreciable basis in this property will be approximately $9.1 million.  We will calculate depreciation expense for federal income tax purposes by using the straight-line method.  For federal income tax purposes, we depreciate buildings and land improvements based upon estimated useful lives of 40 and 20 years, respectively.

Publix Shopping Center.  We are evaluating the purchase of a fee simple interest in a 78,820 square foot grocery-anchored retail center known as the Publix Shopping Center located in St. Cloud, Florida.  IREA has entered into an agreement to acquire the property from St. Cloud-192, LLC, an unaffiliated third party (the “Publix Seller”), for approximately $9.4 million in cash.  We do not believe closing costs will exceed $75,000.  If we decide to acquire this property, IREA will assign the contract rights to acquire the property to us or one of our subsidiaries.  Until that time, we have no obligation under the contract between IREA and the Publix Seller.  If we acquire the property, we will fund approximately $2.0 million of the purchase price with proceeds from our offering and will assume a loan secured by a first mortgage on the property, with a remaining principal balance of approximately $7.4 million.  This loan bears interest at a fixed rate equal to 5.90% per annum, amortizing over thirty years, and will require us to make payments of principal and interest on a monthly basis through maturity on May 1, 2014.

Among the items we are considering in determining to pursue acquiring this property include, but are not limited to, the following:

•                  The property is anchored by a necessity-based tenant, Publix Super Markets, Inc. (54,379 square feet).  See the discussion regarding Pleasant Hill Commons for additional information about Publix.

•                  The property is located directly across from a Wal-Mart Supercenter and a Home Depot.

•                  The property was constructed in 2003.

As of January 28, 2010, the Publix Shopping Center was 98.5% leased to fifteen tenants.  The weighted-average remaining lease term for the tenants occupying the property as of January 28, 2010 was approximately eleven years.  Each tenant is required to pay its proportionate share of real estate taxes, insurance and CAM costs.

As of January 28, 2010, Publix leased 54,379 square feet, or 69.0% of the total gross leasable area of this property, paying an annual base rent of approximately $536,000 under a lease that expires in December 2023.  Under the terms of the lease, Publix has seven five-year options to renew through October 2058.

The following table lists, on an aggregate basis, all of the scheduled lease expirations over each of the years ending December 31, 2010 through 2019 at the Publix Shopping Center.  The table shows the approximate rentable square feet represented by the applicable lease expirations.

Year Ending December 31	Number of Leases Expiring	Approx. Gross Leasable Area of Expiring Leases (Sq. Ft.)	Total Annual Base Rental Income of Expiring Leases ($)	% of Total Annual Base Rental Income Represented by Expiring Leases
2010	—	—	—	—
2011	2	2,400	47,472	5%
2012	1	1,200	25,800	3%
2013	7	10,110	222,423	22%
2014	4	9,531	171,921	17%
2015	—	—	—	—
2016	—	—	—	—
2017	—	—	—	—
2018	—	—	—	—
2019	—	—	—	—

The table below sets forth certain historical information with respect to the occupancy rate at the Publix Shopping Center expressed as a percentage of total gross leasable area and the average effective annual base rent per square foot.

Year Ending December 31	Occupancy Rate as of December 31	Average Effective Annual Rental Per Square Foot
2009	98.5%	$12.43
2008	98.5%	$12.80
2007	98.5%	$12.64
2006	98.5%	$12.51
2005	100.0%	$12.45

We believe that the Publix Shopping Center is suitable for its intended purpose and adequately covered by insurance. If we decide to acquire the property, we do not intend to make significant renovations or improvements to the property. There are three competitive shopping centers located within approximately five miles of the Publix Shopping Center.

Real estate taxes paid for the fiscal year ended December 31, 2009 (the most recent tax year for which information is generally available) were approximately $180,000.  The amount of real estate taxes paid was calculated by multiplying the Publix Shopping Center’s assessed value by a tax rate of 0.019%.  For federal income tax purposes, the depreciable basis in this property will be approximately $6.6 million.  We will calculate depreciation expense for federal income tax purposes by using the straight-line method.  For federal income tax purposes, we depreciate buildings and land improvements based upon estimated useful lives of 40 and 20 years, respectively.

Financing Transactions

This section has been inserted to the prospectus following the section captioned “Description of Real Estate Assets — Potential Investments in Real Estate Assets.”

Merrimack Village Center Loan.  On February 11, 2010, Inland Diversified Merrimack Village, L.L.C., our wholly owned subsidiary and the owner of Merrimack Village Center (referred to herein as the “Merrimack borrower”), entered into a loan with Delta Community Credit Union (referred to herein as the “Merrimack lender”) for approximately $5.4 million, secured by Merrimack Village Center.  The loan bears interest at a fixed rate equal to 6.5% per annum.  The Merrimack borrower is required to make monthly interest-only payments for the first twenty-four months of the term of the loan, and then must make monthly payments of principal and interest, based on a thirty year amortization schedule, until maturity on March 1, 2015.  Upon maturity, the Merrimack borrower is required to pay the outstanding principal balance of the loan along with any accrued and unpaid interest and any other amounts due and payable.  The Merrimack borrower may prepay any or all of the unpaid principal balance of the loan without penalty or premium.

The loan documents contain customary affirmative, negative and financial covenants, agreements, representations and warranties, including with respect to the environmental aspects of Merrimack Village Center, and borrowing conditions, all as set forth in the documents.  The loan documents also contain various customary events of default, including, among others: failing to pay principal and interest; breaching the representations or warranties contained in the loan documents; and certain bankruptcy events. If an event of default occurs under the loan, then, among other things, the Merrimack lender may declare the entire outstanding balance of the loan to be immediately due and payable, including all accrued and unpaid interest.

In connection with the loan, we have guaranteed the payment of the Merrimack borrower’s recourse liabilities.  For purposes of this guaranty, the Merrimack borrower’s recourse liabilities are described as the Merrimack borrower’s personal liability for losses incurred by the Merrimack lender as a result of the Merrimack borrower’s non-payment of the loan due to: (1) fraud or intentional misrepresentation by the Merrimack borrower or us in connection with obtaining the loan; (2) physical waste of the property; (3) certain insurance proceeds not being applied in accordance with the terms of loan documents; or (4) misappropriation of tenant security deposits and rents collected in advance, or of funds held by the Merrimack borrower for the benefit of another party.  Pursuant to this guaranty, the Merrimack lender is under no obligation to pursue its rights against the Merrimack borrower or any of the Merrimack borrower’s collateral before pursuing its rights against us.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following updates the discussion contained in the section captioned “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” which begins on page 146 of the prospectus.

Certain statements in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations” constitute “forward-looking statements” within the meaning of the Federal Private Securities Litigation Reform Act of 1995.  Forward-looking statements are statements that are not historical, including statements regarding management’s intentions, beliefs, expectations, representations, plans or predictions of the future and are typically identified by words such as “believe,” “expect,” “anticipate,” “intend,” “estimate,” “may,” “will,” “should” and “could.”  We intend that such forward-looking statements be subject to the safe harbors created by Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  These forward-looking statements involve numerous risks and uncertainties that could cause our actual results to be materially different from those set forth in the forward-looking statements.  The forward-looking statements should be read in light of the risk factors identified in the “Risk Factors” section of our prospectus.

The following discussion and analysis relates to the three and nine months ended September 30, 2009, the three months ended September 30, 2008 and the period from June 30, 2008 (inception) through September 30, 2008 and as of September 30, 2009 and December 31, 2008.  You should read the following discussion and analysis along with our Financial Statements and the related notes included in our prospectus, as supplemented.

Liquidity and Capital Resources

Our principal demand for funds will be to acquire real estate assets and securities, to pay operating expenses, interest on our outstanding indebtedness and to make distributions to our stockholders.  We will generally fund our cash needs for items other than asset acquisitions from operations.  Our cash needs for acquisitions will be funded primarily from the sale of our shares, including those offered for sale through our distribution reinvestment plan.  There may be a delay between the sale of our shares and our purchase of assets, which could result in a delay in generating returns, if any, from our investment operations.  Our Business Manager and Inland Real Estate Acquisitions, or “IREA,” will evaluate potential acquisitions and will engage in negotiations with sellers and lenders on our behalf.  Pending investment in real estate assets, we may decide to temporarily invest any unused proceeds from the offering in certain investments that could yield lower returns than those earned on real estate assets.  These lower returns may affect our ability to make distributions.

Potential future sources of liquidity include proceeds from secured or unsecured financings from banks or other lenders, proceeds from the sale of assets and undistributed cash flow from operations (funds from operations).  If necessary, we may use financings or other sources of liquidity (capital) in the event of unforeseen significant capital expenditures. We have not identified any sources for these types of financings.

As of September 30, 2009, we received offering proceeds, net of commissions, the marketing contribution and due diligence expense reimbursements, the majority of which are reallowed to third party soliciting dealers, totaling $2,658,866 from the sale of our stock.

Through September 30, 2009, our liquidity needs have primarily been to pay for organization and offering costs.   IREIC has advanced $2,223,800 to us for those requirements.

In addition to distributions declared for the month of October 2009, the following distributions have also been declared by our board of directors:

•                  For stockholders of record between November 1, 2009 and November 30, 2009, distributions to be paid will equal a daily amount that if paid each day for a 365- day period, would equal a 6.0% annualized rate based on a purchase price of $10.00 per share, calculated at a rate of $0.00164384 per share per day to be paid on December 3, 2009.

•                  For stockholders of record between December 1, 2009 and December 31, 2009, distributions to be paid will equal a daily amount that if paid each day for a 365- day period, would equal a 6.0% annualized rate based on a purchase price of $10.00 per share, calculated at a rate of $0.00164384 per share per day to be paid on January 4, 2010.

We intend to continue paying distributions for future periods in the amounts and at times as determined by our board.  We anticipate that some or all of the monies needed to pay these distributions will be funded from capital contributions that IREIC has advised us that it intends to fund.  IREIC will not receive any additional shares of our common stock for making any of these contributions.  IREIC previously invested $200,000 at the time of our formation.  We will not use any of this contribution to fund distributions.  There is no assurance that IREIC will continue to contribute monies to fund future distributions.

Stockholder liquidity: We will provide the following programs to facilitate investment in the shares and to provide limited liquidity for stockholders until such time as a market for the shares develops, if at all:

The distribution reinvestment plan will allow stockholders who purchased shares pursuant to our offering to automatically reinvest distributions by purchasing additional shares from us. Such purchases will not be subject to selling commissions or marketing contribution and due diligence expense allowance and will be sold at a price of $9.50 per share.

The share repurchase program will provide existing stockholders with limited interim liquidity by enabling them to sell shares back to us. The prices at which shares may be sold back to us are as follows:

•                  $9.00 per share for stockholders who have owned their shares for at least one year, but less than five years, and

•                  $9.50 per share for stockholders who have owned their shares for at least five years.

Shares repurchased by us will not be available for resale.  During any offering period, the repurchase price will be equal to or below the price of the shares specified in the offering.  However, if a stockholder dies prior to or after owning the shares for one year, the one-year holding period will not be applicable, and any shares held for less than one year by the deceased will, subject to the conditions of the program, be repurchased at a price equal to $9.00 per share.

In the case of any repurchases other than upon the death of a stockholder, we are authorized to use only the proceeds from our distribution reinvestment plan during that month and we will limit the number of shares repurchased during any calendar year to 3% of the number of shares of common stock outstanding on December 31st of the previous calendar year.  In the case of repurchases made upon the death of a stockholder, we are authorized to use any funds to complete the repurchase, and neither the limit regarding funds available from the distribution reinvestment plan nor the 3% limit will apply.

Cash Flow Analysis

We have not realized any cash flows from net rental income as of September 30, 2009. Our only cash flows from operating activities has been $81 in interest earned on the short term investment of our cash, over the past several months.

We have used $1,000 in cash flows from investing activities through September 30, 2009, which consists of an investment in a related party.

The net cash flows from financing activities for the nine months ending September 30, 2009, totals $2,277,742 and consists primarily of $2,719,618 from the sale of our stock, $1,192,693 advanced from IREIC, net of $1,775,639 used to pay offering costs.

As of September 30, 2009, we had not paid any distributions.

Results of Operations

We intend to use the proceeds of our offering to acquire interests in commercial real estate, including acquiring REITs or other “real estate operating companies,” and other real estate assets such as joint ventures and commercial mortgage debt. We may originate or invest in real estate-related loans to third parties or to related parties of, or entities sponsored by, IREIC.  Our primary investment objectives are to balance investing in real estate assets that produce attractive current yields and long-term risk-adjusted returns to our stockholders, with our desire to preserve stockholders’ capital and to pay sustainable and predictable distributions to our stockholders.

As of September 30, 2009, we had not acquired any real estate assets.

Due to certain unique operating characteristics of real estate companies, the National Association of Real Estate Investment Trusts, or “NAREIT,” an industry trade group, has promulgated a standard known as “Funds from Operations,” or “FFO,” which it believes more accurately reflects the operating performance of a REIT such as us. As defined by NAREIT, FFO means net income computed in accordance with GAAP, excluding gains (or losses) from sales of property, plus depreciation and amortization on real property and after adjustments for unconsolidated partnerships and joint ventures in which we hold an interest.  FFO is not intended to be an alternative to “Net Income” as an indicator of our performance nor to “Cash Flows from Operating Activities” as determined by GAAP as a measure of our capacity to pay distributions.  Because FFO excludes depreciation and amortization unique to real estate, gains from property dispositions and extraordinary items, it provides a performance measure that, when compared year over year or with other REITs, reflects the impact to operations from trends in occupancy rates, rental rates, operating costs, development activities and interest costs, providing perspective not immediately apparent from net income.

We will offer this measure to assist the users of our financial statements under GAAP, but FFO is not a financial measure recognized under GAAP and should not be considered a measure of liquidity, an alternative to net income or an indicator of any other performance measure determined in accordance with GAAP, nor is it indicative of funds available to fund our cash needs, including our ability to make distributions. In addition, our calculation of FFO is not necessarily comparable to FFO as calculated by other REITs that do not use the same definition or implementation guidelines or interpret the standards differently from us. These measures should not be relied upon as a substitute for any GAAP measure, including net income.

Critical Accounting Policies

The preparation of financial statements in conformity with United States generally accepted accounting principles, or “GAAP,” requires management to make estimates and assumptions in certain circumstances that affect amounts reported in the accompanying consolidated financial statements and related notes.  This section discusses those critical accounting policies and estimates which may impact our financial reporting in future periods.  These judgments may result from the need to make estimates about the effect of matters that are inherently uncertain. GAAP requires information in financial statements about accounting principles, methods used and disclosures pertaining to significant estimates.  This discussion summarizes our current views on what is expected to be taken into consideration upon the application of those policies.

Acquisition of Investment Property

We will be required to allocate the purchase price of each acquired investment property between land, building and improvements, acquired above market and below market leases, in-place lease value, and any assumed financing that is determined to be above or below market terms.  In addition, we will be required to allocate a portion of the purchase price to the value of customer relationships, if any.  The allocation of the purchase price is an area that requires judgment and significant estimates.  We will use the information contained in the independent appraisal obtained at acquisition as the primary basis for the allocation to land and building and improvements.  The aggregate value of intangibles is measured based on the difference between the stated price and the property value calculation as if vacant.  We also will allocate a portion of the purchase price to the estimated acquired in-place lease costs based on estimated lease execution costs for similar leases as well as lost rent payments during assumed lease up period when calculating as if vacant fair values.  We also will evaluate each acquired lease based upon current market rates at the acquisition date and we will consider various factors including geographical location, size and location of leased space within the investment property, tenant profile and the credit risk of the tenant in determining whether the acquired lease is above or below market lease costs.  After an acquired lease is determined to be above or below market lease costs, we will allocate a portion of the purchase price to such above or below acquired leases based upon the present value of the difference between the contractual lease rate and the estimated market rate.  The determination of the discount rate used in the present value calculation is based upon the “risk free rate.”  This discount rate is a significant factor in determining the market valuation which will require our judgment of subjective factors such as market knowledge, economics, demographics, location, visibility, age and physical condition of the property.  We will determine whether any financing assumed is above or below market based upon comparison to similar financing terms for similar investment properties.

Impairment of Investment Property

We will assess the carrying value of each investment property on a quarterly basis to determine if indicators of impairment exist.  If events or circumstances support the possibility of impairment we will prepare a projection of the undiscounted future cash flows of the investment property to determine if the investment is recoverable.  If impairment is indicated, an adjustment will be made to the carrying value of the investment property to reduce the carrying value to its current fair value.  The valuation and possible subsequent impairment of each investment property is a significant estimate that can and may change based on our continuous process of analyzing each property and reviewing assumptions about uncertain inherent factors, as well as the economic condition of the property at a particular point in time.

In addition, we will evaluate our equity method investments for impairment indicators.  The valuation analysis considers the investment positions in relation to the underlying business and activities of our investments.

Cost Capitalization and Depreciation Policies

Costs incurred in connection with the acquisition of investment property will be expensed as incurred.

We will review all expenses, paid at the property level and capitalize items which are deemed to be an upgrade or a tenant improvement.  These costs will be capitalized and included in the investment properties classification as an addition to buildings and improvements.

Buildings and improvements will be depreciated on a straight-line basis based upon estimated useful lives of thirty years for buildings and improvements, and five to fifteen years for site improvements.  Furniture, fixtures and equipment will be depreciated on a straight-line basis over five to ten years.  Tenant improvements will be depreciated on a straight line basis over the lesser of the term of the lease or the life of the asset. The portion of the purchase price allocated to acquired above market costs and acquired below market costs will be amortized on a straight-line basis over the term of the related lease as an adjustment to net rental income.  Acquired in-place lease costs, other leasing costs, and tenant improvements will be amortized on a straight-line basis over the term of the related lease as a component of amortization expense.  The portion of the purchase price allocated to acquired in-place lease costs will be amortized on a straight line basis over the term of the related lease.

Cost capitalization and the estimate of useful lives require judgment and include significant estimates that can and do change.

Investment in Marketable Securities

We will assess our investments in marketable securities for changes in the market value of the investments.   A decline in the market value of any available-for-sale or held-to-maturity security below cost that is deemed to be other-than-temporary, will result in an impairment to reduce the carrying amount to fair value.  The impairment will be charged to earnings and a new cost basis for the security will be established.  To determine whether an impairment is other-than-temporary, we will consider whether we have the ability and intent to hold the investment until a market price recovery and consider whether evidence indicating the cost of the investment is recoverable outweighs evidence to the contrary.  Evidence considered in this assessment includes the reasons for the impairment, the severity and duration of the impairment, changes in value subsequent to year-end, forecasted performance of the investee, and the general market condition in the geographic area or industry the investee operates in.  We will consider the following factors in evaluating our securities for impairments that are other than temporary:

•                  declines in the REIT and overall stock market relative to our security positions;

•                  the estimated net asset value (“NAV”) of the companies we invest in relative to their current market prices;

•                  future growth prospects and outlook for companies using analyst reports and company guidance, including dividend coverage, NAV estimates and growth in “funds from operations,” or “FFO;” and

•                  duration of the decline in the value of the securities.

Revenue Recognition

We will commence revenue recognition on our leases based on a number of factors.  In most cases, revenue recognition under a lease will begin when the lessee takes possession of or controls the physical use of the leased asset. Generally, this will occur on the lease commencement date.  The determination of who is the owner, for accounting purposes, of the tenant improvements determines the nature of the leased asset and when revenue recognition under a lease begins.  If we are the owner, for accounting purposes, of the tenant improvements, then the leased asset is the finished space and revenue recognition begins when the lessee takes possession of the finished space, typically when the improvements are substantially complete.

If we conclude we are not the owner, for accounting purposes, of the tenant improvements (the lessee is the owner), then the leased asset will be the unimproved space and any tenant improvement allowances funded under the lease are treated as lease incentives which reduces revenue recognized over the term of the lease.  In these circumstances, we will begin revenue recognition when the lessee takes possession of the unimproved space for the lessee to construct their own improvements.  We will consider a number of different factors to evaluate whether we or the lessee is the owner of the tenant improvements for accounting purposes.  These factors include:

•                  whether the lease stipulates how and on what a tenant improvement allowance may be spent;

•                  whether the tenant or landlord retains legal title to the improvements;

•                  the uniqueness of the improvements;

•                  the expected economic life of the tenant improvements relative to the length of the lease; and

•                  who constructs or directs the construction of the improvements.

We will recognize rental income on a straight-line basis over the term of each lease. The difference between rental income earned on a straight-line basis and the cash rent due under the provisions of the lease agreements will be recorded as deferred rent receivable and will be included as a component of accounts and rents receivable in the accompanying balance sheets.  Due to the impact of the straight-line basis, rental income generally will be greater than the cash collected in the early years and decreases in the later years of a lease.  We periodically will review the collectability of outstanding receivables.  Allowances will be taken for those balances that we deem to be uncollectible, including any amounts relating to straight-line rent receivables.

Reimbursements from tenants for recoverable real estate tax and operating expenses will be accrued as revenue in the period the applicable expenses are incurred.  We will make certain assumptions and judgments in estimating the reimbursements at the end of each reporting period. We do not expect the actual results to differ materially from the estimated reimbursement.

We will recognize lease termination income if there is a signed termination letter agreement, all of the conditions of the agreement have been met, collectability is reasonably assured and the tenant is no longer occupying the property. Upon early lease termination, we will provide for losses related to unrecovered intangibles and other assets.

We will recognize lodging operating revenue on an accrual basis consistent with operations.

Partially-Owned Entities

We will consolidate the operations of a joint venture if we determine that we are either the primary beneficiary of a variable interest entity or have substantial influence and control of the entity.  There are significant judgments and estimates involved in determining the primary beneficiary of a variable interest entity or the determination of who has control and influence of the entity.  If we consolidate an entity, the assets, liabilities and results of operations of a variable interest entity will be included in our consolidated financial statements.

In instances where we are not the primary beneficiary of a variable interest entity or we do not control the joint venture, we will use the equity method of accounting.  Under the equity method, the operations of a joint venture are not consolidated with our operations but instead our share of operations would be reflected as equity in earnings (loss) on unconsolidated joint ventures on our statements of operations.  Additionally, our net investment in the joint venture would be reflected as investment in and advances to joint venture as an asset on the balance sheets.

Acquisition of Businesses

Acquisitions of businesses, if any, will be accounted for using purchase accounting.  The assets and liabilities of the acquired entities will be recorded using the fair value at the date of the transaction and allocated to tangible and intangible assets.  Any additional amounts will be allocated to goodwill as required, based on the remaining purchase price in excess of the fair value of the tangible and intangible assets acquired and liabilities assumed.  We will amortize identified intangible assets that are determined to have finite lives, which are based on the period over which the assets are expected to contribute directly or indirectly to the future cash flows of the business acquired.  Intangible assets subject to amortization will be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable.  An impairment loss will be recognized if the carrying amount of an intangible asset, including the related real estate when appropriate, is not recoverable and the carrying amount exceeds the estimated fair value.

Goodwill

Amounts accounted for as goodwill will not be amortized, but instead evaluated for impairment at least annually.  The goodwill impairment test is a two-step test.  Under the first step, the fair value of the reporting unit is compared with its carrying value (including goodwill). If the fair value of the reporting unit is less than its carrying value, an indication of goodwill impairment exists for the reporting unit and the enterprise must perform step two of the impairment test (measurement).  Under step two, an impairment loss is recognized for any excess of the carrying amount of the reporting unit’s goodwill over the implied fair value of that goodwill.

Valuation of Accounts and Rents Receivable

We will take into consideration certain factors that require judgments to be made as to the collectability of receivables.  Collectability factors taken into consideration are the amounts outstanding, payment history and financial strength of the tenant, which taken as a whole determines the valuation.

REIT Status

We intend to qualify as a REIT.  In order to qualify as a REIT, we will be required to distribute at least 90% of our REIT taxable income to our stockholders.  We must also meet certain asset and income tests, as well as other requirements.  We will monitor the business and transactions that may potentially impact our REIT status.  If we fail to qualify as a REIT in any taxable year, we will be subject to federal income tax (including any applicable alternative minimum tax) on our taxable income at regular corporate rates.

Off-Balance Sheet Arrangements

We currently have no off-balance sheet arrangements that are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

Quantitative and Qualitative Disclosures About Market Risk

We may be exposed to interest rate changes primarily as a result of long-term debt used to maintain liquidity and fund capital expenditures and expand our real estate investment portfolio and operations.  We will seek to limit the impact of interest rate changes on earnings and cash flows and to lower our overall borrowing costs.

We may use derivative financial instruments to hedge exposures to changes in interest rates on loans secured by our assets and investments in commercial mortgage-backed securities.  Derivative instruments may include interest rate swap contracts, interest rate cap or floor contracts, futures or forward contracts, options or repurchase agreements. Our actual hedging decisions will be determined in light of the facts and circumstances existing at the time of the hedge and may differ from our currently anticipated hedging strategy.  If we use derivative financial instruments to hedge against interest rate fluctuations, we will be exposed to both credit risk and market risk.  Credit risk is the failure of the counterparty to perform under the terms of the derivative contract.  If the fair value of a derivative contract is positive, the counterparty will owe us, which creates credit risk for us.  If the fair value of a derivative contract is negative, we will owe the counterparty and, therefore, do not have credit risk.  We will seek to minimize the credit risk in derivative instruments by entering into transactions with high-quality counterparties.  Market risk is the adverse effect on the value of a financial instrument that results from a change in interest rates.  The market risk associated with interest-rate contracts is managed by establishing and monitoring parameters that limit the types and degree of market risk that may be undertaken.

With regard to variable rate financing, our Business Manager will assess our interest rate cash flow risk by continually identifying and monitoring changes in interest rate exposures that may adversely impact expected future cash flows and by evaluating hedging opportunities.  Our Business Manager will maintain risk management control systems to monitor interest rate cash flow risk attributable to both of our outstanding or forecasted debt obligations as well as our potential offsetting hedge positions.  While this hedging strategy will be designed to minimize the impact on our net income and funds from operations from changes in interest rates, the overall returns on your investment may be reduced.  Our board has not yet established policies and procedures regarding our use of derivative financial instruments for hedging or other purposes.

PLAN OF DISTRIBUTION

Representations and Warranties in the Subscription Agreement

The following supplements the discussion contained in the section of our prospectus captioned “Plan of Distribution — Representations and Warranties in the Subscription Agreement,” which begins on page 208 of the prospectus.

All investors, or the persons authorized to sign on their behalf, regardless of the state of residence, must initial each of the representations and warranties contained in the subscription agreement.

Status of the Offering

The following is inserted at the end of the section of the prospectus captioned “Plan of Distribution,” which begins on page 206.

During the month of February 2010, we accepted investors’ subscriptions to this offering and issued approximately 1,314,000 shares of our common stock, resulting in aggregate gross offering proceeds of approximately $13.1 million.  The following table provides information regarding the total shares sold in our offering as of February 28, 2010.

	Shares	Gross Proceeds ($) (1)	Commissions and Fees ($) (2)	Net Proceeds ($) (3)

From our sponsor:	20,000	200,000	—	200,000

Shares sold in the offering:	5,516,329	54,934,200	5,277,303	49,656,897

Shares sold pursuant to our distribution reinvestment plan:	28,469	270,455	—	270,455

Total:	5,564,798	$55,404,655	$5,277,303	$50,127,352

(1)          Gross proceeds received by us as of the date of this table for shares sold to investors pursuant to accepted subscription agreements.

(2)          Inland Securities Corporation serves as dealer manager of this offering and is entitled to receive selling commissions and certain other fees, as discussed further in our prospectus.

(3)          The amount indicated under net proceeds is prior to issuer costs.

EXPERTS

The following updates the section of the prospectus captioned “Experts,” which begins on page 224, and all other similar discussions throughout the prospectus.

The financial statements of Inland Diversified Real Estate Trust, Inc. as of December 31, 2008, and for the period from June 30, 2008 (inception) through December 31, 2008, have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

The following financial statements have been included herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing:

•                  the Historical Summary of Gross Income and Direct Operating Expenses of Merrimack Village Center for the year ended December 31, 2008; and

•                  the Historical Summary of Gross Income and Direct Operating Expenses of Pleasant Hill Commons for the year ended December 31, 2009.

The audit reports related to the above historical summaries of gross income and direct operating expenses refer to the fact that the statements were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission and are not intended to be a complete presentation of revenues and expenses.

FINANCIAL STATEMENTS

The following financial statements supplement the financial statements contained in the section captioned “Financial Statements,” which begins on page F-1 of the prospectus.

Index to Financial Statements

Page

Inland Diversified Real Estate Trust, Inc.

Balance Sheets as of September 30, 2009 (unaudited) and December 31, 2008	F-1

Statements of Operations for the three and nine months ended September 30, 2009 and for the three months ended September 30, 2008 and the period from June 30, 2008 (inception) through September 30, 2008 (unaudited)

F-2

Statement of Stockholders’ Equity (Deficit) for the nine months ended September 30, 2009 (unaudited)	F-3

Statements of Cash Flows for the nine months ended September 30, 2009 and for the period from June 30, 2008 (inception) through September 30, 2008 (unaudited)	F-4

Notes to Financial Statements (unaudited)	F-5

Merrimack Village Center

Independent Auditors’ Report	F-19

Historical Summary of Gross Income and Direct Operating Expenses for the nine month period ended September 30, 2009 (unaudited) and year ended December 31, 2008	F-20

Notes to Historical Summary of Gross Income and Direct Operating Expenses for the nine month period ended September 30, 2009 (unaudited) and year ended December 31, 2008	F-21

Pleasant Hill Commons

Independent Auditors’ Report	F-23

Historical Summary of Gross Income and Direct Operating Expenses for the year ended December 31, 2009	F-24

Notes to Historical Summary of Gross Income and Direct Operating Expenses for the year ended December 31, 2009	F-25

Unaudited Pro Forma Financial Statements

Pro Forma Consolidated Balance Sheet as of September 30, 2009 (unaudited)	F-27

Notes to Pro Forma Consolidated Balance Sheet as of September 30, 2009 (unaudited)	F-29

Pro Forma Consolidated Statement of Operations for the nine months ended September 30, 2009 (unaudited)	F-31

Notes to Pro Forma Consolidated Statement of Operations for the nine months ended September 30, 2009 (unaudited)	F-33

F-i

Pro Forma Consolidated Statement of Operations for the period from June 30, 2008 (inception) through December 31, 2008 (unaudited)	F-35

Notes to Pro Forma Consolidated Statement of Operations for the period from June 30, 2008 (inception) through December 31, 2008 (unaudited)	F-37

F-ii

Inland Diversified Real Estate Trust, Inc.

(A Maryland Corporation)

BALANCE SHEETS

ASSETS

	September 30, 2009 (unaudited)	December 31, 2008

Cash and cash equivalents	$2,371,136	$399,798
Deferred expenses	167,432	—
Investment in related party	1,000	—
Deferred offering costs	48,716	899,163

Total assets	$2,588,284	$1,298,961

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

Liabilities:
Accrued offering expenses	$395,816	$102,283
Accounts payable	459	35,145
Other liabilities	141,070	—
Due to related parties	2,223,800	1,031,107
Total liabilities	$2,761,145	$1,168,535

Stockholders’ equity:
Preferred stock, $.001 par value, 40,000,000 shares authorized, none outstanding
Common stock, $.001 par value, 2,460,000,000 shares authorized, 293,207 shares issued and outstanding at September 30, 2009 and 20,000 shares issued and outstanding at December 31, 2008	293	20
Additional paid in capital	2,919,325	199,980
Less: offering costs	(2,919,618)	—
Retained earnings deficit	(172,861)	(69,574)

Total stockholders’ equity (deficit)	(172,861)	130,426

Total liabilities and stockholders’ equity (deficit)	$2,588,284	$1,298,961

See accompanying notes to financial statements.

Inland Diversified Real Estate Trust, Inc.

(A Maryland Corporation)

STATEMENTS OF OPERATIONS

For the three and nine month periods ended September 30, 2009 and for the three months ended

September 30, 2008 and the period from June 30, 2008 (inception) through September 30, 2008 (unaudited)

	Three months ended September 30, 2009	Three months ended September 30, 2008	Nine months ended September 30, 2009	Period from June 30,2008 (inception) through September 30, 2008

Income:
Interest	$3	$—	$81	$—
	3	—	81	—
Expenses:
Organization	$(13,757)	$2,448	$31,483	$2,448
General and Administrative	58,107	1,742	71,885	1,742
	44,350	4,190	103,368	4,190

Net loss	$(44,347)	$(4,190)	$(103,287)	$(4,190)

Net loss per common share, basic and diluted	$1.55	$.21	$4.51	$.21
Weighted average number of common shares outstanding — basic and diluted	28,604	20,000	22,900	20,000

See accompanying notes to financial statements.

Inland Diversified Real Estate Trust, Inc.

(A Maryland Corporation)

STATEMENT OF STOCKHOLDERS’ EQUITY (DEFICIT)

For the nine months ended September 30, 2009 (unaudited)

	Number of	Common	Additional Paid in	Offering	Retained Earnings
	Shares	Stock	Capital	Costs	Deficit	Total

Balance at December 31, 2008	20,000	$20	$199,980	$—	$(69,574)	$130,426

Net loss for the nine months ended September 30, 2009	—	—	—	—	(103,287)	(103,287)

Proceeds from Offering	273,207	273	2,719,345	(2,919,618)	—	(200,000)

Balance at September 30, 2009	293,207	$293	$2,919,325	$(2,919,618)	$(172,861)	$(172,861)

See accompanying notes to financial statements.

Inland Diversified Real Estate Trust, Inc.

(A Maryland Corporation)

STATEMENT OF CASH FLOWS

For the nine month period ended September 30, 2009 and the period from June 30, 2008 (inception) through

September 30, 2008 (unaudited)

	For the nine months ended September 30, 2009	Period from June 30, 2008 (inception) through September 30, 2008
Cash flows from operating activities:
Net loss	$(103,287)	$(4,190)
Adjustments to reconcile net loss to net cash used in operating activities
Increase in deferred expenses	(167,432)	—
Decrease in accounts payable	(34,686)	—

Net cash flows used in operating activities	(305,405)	(4,190)

Net cash flows from investing activities:
Investment in related party	(1,000)	—

Cash flows from financing activities:
Proceeds from Offering	2,719,618	200,000
Other liabilities	141,070	—
Due to related parties	1,192,693	723,800
Payment of offering costs, net of accrued offering expenses	(1,775,638)	(631,696)

Net cash flows provided by financing activities	2,277,743	292,104

Net increase in cash and cash equivalents	1,971,338	287,914
Cash and cash equivalents at beginning of period	399,798	—

Cash and cash equivalents at end of period	$2,371,136	$287,914

See accompanying notes to financial statements.

Inland Diversified Real Estate Trust, Inc.
(A Maryland Corporation)

NOTES TO FINANCIAL STATEMENTS

September 30, 2009
(Unaudited)

(1)  Organization

Inland Diversified Real Estate Trust, Inc. (the “Company” which may be referred to as the “Company,” “we,” “us,” or “our”) was formed on June 30, 2008 to acquire and manage a diversified portfolio of commercial real estate investments located in the United States and Canada.  The Company has entered into a Business Management Agreement (the “Agreement”) with Inland Diversified Business Manager & Advisor, Inc. (the “Business Manager”), to be the Business Manager to the Company.  The Business Manager is a related party to our sponsor, Inland Real Estate Investment Corporation (the “Sponsor”). In addition, Inland Diversified Real Estate Services LLC, Inland Diversified Asset Services LLC, Inland Diversified Leasing Services LLC and Inland Diversified Development Services LLC, which are indirectly controlled by the four principals of The Inland Group (collectively, the “Real Estate Managers”), will serve as the Company’s real estate managers. The Company is authorized to sell up to 500,000,000 shares of common stock (the “Shares”) at $10 each in an initial public offering (the “Offering”) which commenced on August 24, 2009 and to issue 50,000,000 shares at $9.50 each issuable pursuant to the Company’s distribution reinvestment plan (“DRP”).

The Company intends to qualify as a real estate investment trust (“REIT”) under the Internal Revenue Code of 1986, as amended, for federal income tax purposes.  If the Company qualifies for taxation as a REIT, the Company generally will not be subject to federal income tax to the extent it distributes its REIT taxable income to its stockholders.  If the Company fails to qualify as a REIT in any taxable year, the Company will be subject to federal income tax on its taxable income at regular corporate tax rates.  Even if the Company qualifies for taxation as a REIT, the Company may be subject to certain state and local taxes on its income, property or net worth and federal income and excise taxes on its undistributed income.

In the opinion of management, the financial statements contain all the adjustments necessary to present fairly the financial positions and results of operations for the periods presented herein. Results of interim periods are not necessarily indicative of the results to be expected for the year.

The Company will provide the following programs to facilitate investment in the Company’s shares and to provide limited liquidity for stockholders.

The Company will allow stockholders who purchase shares in the offering to purchase additional shares from the Company by automatically reinvesting distributions through the DRP, subject to certain share ownership restrictions. Such purchases under the DRP will not be subject to selling commissions or the marketing contribution and due diligence expense allowance, and are made at a price of $9.50 per share.

The Company is authorized to repurchase shares under the share repurchase program (“SRP”), if requested, subject to, among other conditions, funds being available.  In any given calendar month, proceeds used for the SRP cannot exceed the proceeds from the DRP, for that month.  In addition, the Company will limit the number of shares repurchased during any calendar year to 3% of the number of shares of common stock outstanding on December 31st of the previous year.   In the case of repurchases made upon the death of a stockholder, however, the Company is authorized to use any funds to complete the repurchase, and neither the limit regarding funds available from the DRP nor the 3% limit will apply.  The SRP will be terminated if the Company’s shares become listed for trading on a national securities exchange.  In addition, the Company’s board of directors, in its sole direction, may amend, suspend or terminate the SRP.

The fiscal year-end of the Company is December 31.

Inland Diversified Real Estate Trust, Inc.
(A Maryland Corporation)

NOTES TO FINANCIAL STATEMENTS
(continued)

September 30, 2009
(Unaudited)

(2)  Summary of Significant Accounting Policies

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management of the Company to make a number of estimates and assumptions relating to the reported amount of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the balance sheet and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

Costs associated with the Offering are deferred and charged against the gross proceeds of the Offering upon the sale of shares.  Formation and organizational costs were expensed as incurred.

Cash and cash equivalents are stated at cost, which approximates fair value.  For purposes of the statement of cash flows, all short-term investments with maturities of three months or less are considered to be cash equivalents.

Publicly traded companies are required to disclose the fair value of financial instruments in interim financial statements, adding to the current requirements to make these disclosures in annual financial statements.

The Company’s financial instruments include cash and cash equivalents, other investments, accrued offering expenses, accounts payable, other liabilities, and due to affiliates.  The carrying values of cash and cash equivalents, accrued offering expenses, accounts payable, other liabilities, and due to affiliates approximates their estimated fair values due to the short maturity of these instruments.  Other investments are carried at cost which approximates estimated fair value.

Income taxes are accounted for under the asset and liability method.  Deferred tax assets and liabilities are recognized for future tax consequences attributable to differences between financial statement carrying amounts and their respective tax basis.  A valuation allowance is established for uncertainties relating to realization of deferred tax assets. As of September 30, 2009, the Company had a deferred tax asset of $68,712 related to organizational costs for which a valuation allowance was recorded due to current uncertainty of realization.

(3)  Transactions with Related Parties

The Sponsor contributed $200,000 to the capital of the Company for which it received 20,000 shares of common stock.

For the period from June 30, 2008 (inception) through September 30, 2009, the Company had incurred $3,022,805 of offering and organizational costs.  Pursuant to the terms of the Offering, the Business Manager had agreed to reimburse the Company all public offering and organization expenses (excluding sales commissions and the marketing contribution allowance) in excess of 5% of the gross proceeds of the Offering or all organization and offering expenses (including selling commissions and the marketing contribution) which together exceed 15% of gross offering proceeds.

On May 28, 2009, the Company purchased 1,000 shares of common stock in the Inland Real Estate Group of Companies for $1,000, which are accounted for under the cost method.

The due to related parties amount on the accompanying balance sheet represents non-interest bearing advances made by the Sponsor, which the Company intends to pay.

Inland Diversified Real Estate Trust, Inc.

(A Maryland Corporation)

NOTES TO FINANCIAL STATEMENTS

(continued)

September 30, 2009

(Unaudited)

Certain compensation and fees payable to the Business Manager for services to be provided to the Company are limited to maximum amounts.

Non-subordinated payments

Offering Stage

Selling commissions	The Company will pay Inland Securities Corporation, an affiliate of the Business Manager, 7.5% (up to 7% of which may be reallowed to participating dealers) of the sale price for each share sold.

Marketing contribution	The Company will pay a marketing contribution to Inland Securities equal to 2.5% (up to 1.5% of which may be reallowed to soliciting dealers) of the gross offering proceeds from shares sold.

Itemized and detailed due diligence expense reimbursement

The Company will reimburse Inland Securities Corporation and soliciting dealers for bona fide out-of-pocket, itemized and detailed due diligence expenses incurred by these entities, in amounts up to 0.5% of the gross offering proceeds.  These expenses may, in the Company’s sole discretion, be reimbursed from amounts paid or reallowed to these entities as a marketing contribution, or may be reimbursed from issuer costs.

Issuer costs

The Company will reimburse the Sponsor, its affiliates and third parties for costs and other expenses of the offering that they pay on its behalf, in an amount not to exceed 5% of the gross offering proceeds.  Our Business Manager has agreed to pay or reimburse these costs to the Company to the extent they exceed 15% of the gross offering proceeds.

Inland Diversified Real Estate Trust, Inc.

(A Maryland Corporation)

NOTES TO FINANCIAL STATEMENTS

(continued)

September 30, 2009

(Unaudited)

Operational Stage

Acquisition expenses

The Company will reimburse the Business Manager and its affiliates for expenses paid on the Company’s behalf in connection with acquiring real estate assets, regardless of whether the Company acquires the real estate assets.  The Company may not, however, reimburse expenses that exceed the greater of 6% of the contract price of any real estate asset or, in the case of a loan, 6% of the funds advanced.

Real estate management fees

Up to 4.5% of the gross income from each property that is managed directly by the Real Estate Managers or their affiliates.  The applicable Real Estate Managers will determine, in its sole discretion, the amount of the fee with respect to a particular property, subject to the 4.5% limitation.  This fee may be increased, subject to the approval of a majority of the Company’s independent directors, for certain properties. The Company also will reimburse the Real Estate Managers and their affiliates for property-level expenses that they pay or incur on the Company’s behalf, including the salaries, bonuses and benefits of persons employed by the Real Estate Managers and their affiliates except for the salaries, bonuses and benefits of persons who also serve as one of the Company’s executive officers or as an executive officer of any of the Real Estate Managers.

Inland Diversified Real Estate Trust, Inc.

(A Maryland Corporation)

NOTES TO FINANCIAL STATEMENTS

(continued)

September 30, 2009

(Unaudited)

Oversight fee

The Company may pay up to 1% of the gross income from each property that is managed directly by entities other than the Real Estate Managers or their affiliates. The applicable Real Estate Manager will determine, in its sole discretion, the amount of the fee with respect to a particular property, subject to the 1% limitation.  The Company also will reimburse each Real Estate Manager and its affiliates for property-level expenses that they pay or incur on the Company’s behalf, including the salaries, bonuses and benefits of persons employed by the Real Estate Managers and their affiliates except for the salaries and benefits of persons who also serve as one of the Company’s executive officers or as an executive officer of any of the Real Estate Managers.

In addition, with respect to any property that is managed directly by entities other than the Real Estate Managers or their affiliates and does not generate income, such as properties that are newly constructed, are under development or construction, or have not yet been developed, the Company may pay a monthly oversight fee based upon the “hourly billing rate” of the applicable Real Estate Manager, multiplied by the number of hours spent by its employees in providing oversight services for the Company in respect of that property.

Inland Diversified Real Estate Trust, Inc.

(A Maryland Corporation)

NOTES TO FINANCIAL STATEMENTS

(continued)

September 30, 2009

(Unaudited)

For these purposes, the “hourly billing rate” approximates the hourly cost to the Real Estate Managers to provide services to the Company based on the amount of salaries, bonuses and benefits paid to or for the employees of the Real Estate Manager providing the services; and an allocation for overhead including rent, materials, fees, taxes, and other operating expenses incurred by the Real Estate Manager in operating its business, except for certain direct expenses for which the Company reimburses the Real Estate Managers.

Except as otherwise approved by a majority of the Company’s independent directors, the total fees paid to the Real Estate Managers for managing an asset, including oversight fees, will not exceed 4.5% of the gross income generated by the applicable property.

Brokerage fees

The Company will pay Inland Financial Products, Inc. or its affiliate a brokerage fee for facilitating transactions in real estate related-loans and commercial mortgage-based securities, in an amount up to 1% of the purchase price of the loans or commercial mortgage backed securities.  In respect of any acquisition of a real estate-related loan or commercial mortgage-backed securities, the total brokerage fee paid plus the amount of acquisition expenses reimbursed may not exceed the 6% limits on acquisition expenses.

Inland Diversified Real Estate Trust, Inc.

(A Maryland Corporation)

NOTES TO FINANCIAL STATEMENTS

(continued)

September 30, 2009

(Unaudited)

Purchasing, selling and servicing mortgages fees	0.03% per year on the first billion dollars and 0.01% thereafter on all mortgages that are serviced. In addition, 0.2% of the principal amount of each loan placed for the Company.

Reimbursable expenses for providing ancillary services

The Company will reimburse the Business Manager and its affiliates for any expenses that they pay or incur in providing ancillary services to the Company, including the costs of salaries and benefits of persons employed by these entities and performing services for the Company.  The Company will not reimburse for the costs of salaries and benefits of persons who also serve as one of the Company’s executive officers, except for the Secretary, or as an executive officer of any of the Real Estate Managers.

Investment advisor fee

The Company will pay monthly fees at an annual rate equal to 1% of the first $1 to $5 million of marketable securities under management, 0.85% of marketable securities from $5 to $10 million, 0.75% of marketable securities from $10 to $25 million, 0.65% of marketable securities from $25 to $50 million, 0.60% of marketable securities from $50 to $100 million and 0.50% of marketable securities above $100 million.

Inland Diversified Real Estate Trust, Inc.

(A Maryland Corporation)

NOTES TO FINANCIAL STATEMENTS

(continued)

September 30, 2009

(Unaudited)

Institutional investment fee

The Company will pay Inland Institutional Capital Partners Corporation, or “ICAP,” a fee for identifying unaffiliated institutional partners and operating partners with whom it may enter into joint ventures, partnerships, co-tenancies and other co-ownership arrangements.  The Company will pay ICAP an advisory fee for the time that ICAP spends targeting and qualifying potential partners and providing related services to the Company, at a rate equal to $250 per hour for ICAP’s principals and $100 per hour for ICAP’s other employees.  The advisory fee will be paid in arrears on a quarterly basis.  In addition, in the event that ICAP identifies an institutional unaffiliated partner or operating partner with whom the Company actually enters into a definitive agreement, the Company will pay ICAP an investment fee of 0.35% of the amount paid by a new partner to the joint venture or other arrangement and 0.25% of amounts paid by partners that have already invested in a joint venture with the Company.  The investment will be offset by the hourly advisory fee described above.

Inland Diversified Real Estate Trust, Inc.

(A Maryland Corporation)

NOTES TO FINANCIAL STATEMENTS

(continued)

September 30, 2009

(Unaudited)

Property disposition fee

The Company will pay Inland Real Estate Brokerage or an affiliate an amount equal to the lesser of:

•      3% of the contract sales price of the property; or

•      50% of the customary commission which would be paid to a third party broker for the sale of a comparable property.

The amount paid, when added to the sums paid to unaffiliated parties, may not exceed either the customary commission or an amount equal to 6% of the contract sales price.

Inland Diversified Real Estate Trust, Inc.

(A Maryland Corporation)

NOTES TO FINANCIAL STATEMENTS

(continued)

September 30, 2009

(Unaudited)

Subordinated Payments

Operational Stage

Business management fee

Subject to satisfying the criteria described below, the Company will pay the Business Manager a quarterly business management fee equal to a percentage of the Company’s “average invested assets,” calculated as follows:

(1)     if the Company has declared distributions during the prior calendar quarter just ended, in an amount equal to or greater than an average 7% annualized distribution rate (assuming a share was purchased for $10.00), it will pay a fee equal to 0.25% of its “average invested assets” for that prior calendar quarter;

(2)     if the Company has declared distributions during the prior calendar quarter just ended, in an amount equal to or greater than an average 6% annualized distribution rate but less than an average 7% annualized distribution rate (assuming a share was purchased for $10.00), it will pay a fee equal to 0.1875% of its “average invested assets” for that prior calendar quarter;

(3)     if the Company has declared distributions during the prior calendar quarter just ended, in an amount equal to or greater than an average 5% annualized distribution rate but less than an average 6% annualized distribution rate (in each case

Inland Diversified Real Estate Trust, Inc.

(A Maryland Corporation)

NOTES TO FINANCIAL STATEMENTS

(continued)

September 30, 2009

(Unaudited)

assuming a share was purchased for $10.00), it will pay a fee equal to 0.125% of its “average invested assets” for that prior calendar quarter; or

(4)     if the Company does not satisfy the criteria in (1), (2) or (3) above in a particular calendar quarter just ended, it will not, except as set forth below, pay a business management fee for that prior calendar quarter.

Assuming that (1), (2) or (3) above is satisfied, the Business Manager may decide, in its sole discretion, to be paid an amount less than the total amount that may be paid.  If the Business Manager decides to accept less in any particular quarter, the excess amount that is not paid may, in the Business manager’s sole discretion, be waived permanently or accrued, without interest, to be paid at a later point in time.  The Company also will reimburse the Business Manager or any affiliate for all expenses that it, or any affiliate including the Sponsor, pays or incurs on our behalf including the salaries and benefits of persons employed by the Business Manager or its affiliates and performing services for the Company except for the salaries and benefits of persons who also serve as one of the executive officers of the Company or the Business Manager or its affiliates.  For these purposes, secretary will not be considered an “executive officer.”

Inland Diversified Real Estate Trust, Inc.

(A Maryland Corporation)

NOTES TO FINANCIAL STATEMENTS

(continued)

September 30, 2009

(Unaudited)

Incentive fee

After the stockholders have first received, from distributions from all sources, a 10% per annum cumulative, non-compounded return on, plus return of, their “invested capital,” the Company will pay the Business Manager an incentive fee equal to 15% of the net proceeds from the sale of its real estate assets, including assets owned by a REIT or other real estate operating company that was acquired and operates as a subsidiary.

Listing fee

Upon a “liquidity event,” the Company will pay its Business Manager a listing fee equal to 15% of the amount by which (1) the “market value” of the outstanding shares of its common stock, or the common stock of its subsidiary, plus the total distributions paid to stockholders from inception until the date that market value is determined exceeds (2) the aggregate invested capital, less any distributions of net sales or financing proceeds, plus the total distributions required to be paid to the Company’s stockholders in order to pay them the “priority return” from inception through the date that market value is determined.  In the event that, at the date of determination, stockholders have not received a return of capital plus the priority return, less any distributions of net sales or financing proceeds, the fee will be paid at the time that we have paid the total distributions required to be paid to stockholders in order to pay them the priority return, calculated as described herein.

Inland Diversified Real Estate Trust, Inc.

(A Maryland Corporation)

NOTES TO FINANCIAL STATEMENTS

(continued)

September 30, 2009

(Unaudited)

As used herein, a “liquidity event” means a listing or any merger, reorganization, business combination, share exchange, acquisition or other similar transaction in which the Company’s stockholders receive cash or the securities of another issuer that are listed on a national securities exchange, as full or partial consideration for their shares.  “Market value” means the value measured in connection with a liquidity event determined as follows: (1) in the case of the listing of the Company’s shares, or the shares of the common stock of any of the Company’s subsidiaries, on a national securities exchange, by taking the average closing price over the period of thirty consecutive trading days during which the Company’s shares, or the shares of the common stock of its subsidiary, as applicable, are eligible for trading, beginning on the 180th day after the applicable listing or (2) in the case of the receipt by the Company’s stockholders of securities of another entity that are trading on a national securities exchange prior to, or that become listed concurrent with, the consummation of the liquidity event, as follows: (a) in the case of shares trading before consummation of the liquidity event, the value ascribed to the shares in the transaction giving rise to the liquidity event; and (b) in the case of shares which become listed concurrent with the closing of the transaction giving rise to the liquidity event, the average closing price over the period of thirty consecutive trading days during which the shares are

Inland Diversified Real Estate Trust, Inc.

(A Maryland Corporation)

NOTES TO FINANCIAL STATEMENTS

(continued)

September 30, 2009

(Unaudited)

eligible for trading, beginning on the 180th day after the applicable listing.  In addition, any cash consideration received by the Company’s stockholders in connection with any liquidity event will be added to the market value determined in accordance with clause (1) or (2). Finally, for these purposes, “priority return” means, on an aggregate basis, a 6% per annum cumulative, non-compounded return on aggregate invested capital.

(4) Subsequent Events

The Company has evaluated events and transactions that have occurred subsequent to September 30, 2009 through November 13, 2009, the date of issuance of the financial statement, for potential recognition or disclosure in these financial statements.

On October 14, 2009, the Company’s board of directors declared distributions payable to stockholders of record each day beginning on the close of business on October 15, 2009 through the close of business on December 31, 2009, plus an additional distribution to all stockholders of record on October 14, 2009.  Distributions will be paid monthly in arrears as follows:

•      For stockholders of record between October 15 and October 31, 2009, distributions paid equaled a daily amount that, if paid each day for a 365-day period, would equate to a 6.0% annualized rate based on a purchase price of $10.00 per share, calculated at a rate of $0.00164384 per share per day.

•      For stockholders of record on October 14, 2009, an additional distribution was paid in an amount equal to $0.02301376 per share, which equates to $0.00164384 per day for the first fourteen days of October.

•      Total distributions declared for the month of October, in the amount of $28,028, were paid on November 3, 2009.

The Company will not use any of the net proceeds from the offering to fund these distributions.

On October 20, 2009, the Company placed on deposit $2,500,000 in a money market account maintained at a bank which is owned by parties affiliated with our Sponsor.

As of November 12, 2009, the Company has raised net capital of $11,691,957 from the offering of shares.

KPMG LLP

Suite 1100, Independent Square

One Independent Drive

Jacksonville, FL 32201-0190

Independent Auditors’ Report

The Board of Directors

Inland Diversified Real Estate Trust, Inc.

Regency Centers, L.P.

We have audited the accompanying Historical Summary of Gross Income and Direct Operating Expenses (Historical Summary) of Merrimack Village Center (the Property) for the year ended December 31, 2008. This Historical Summary is the responsibility of management of Regency Centers, L.P. Our responsibility is to express an opinion on the Historical Summary based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the Historical Summary is free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Property’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the Historical Summary, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the Historical Summary. We believe that our audit provides a reasonable basis for our opinion.

The accompanying Historical Summary was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission and for the inclusion in a Form 8-K/A of Inland Diversified Real Estate Trust, Inc., to be filed with the Securities and Exchange Commission, as described in note 2. It is not intended to be a complete presentation of the Property’s revenues and expenses.

In our opinion, the Historical Summary referred to above presents fairly, in all material respects, the gross income and direct operating expenses described in note 2 of the Merrimack Village Center for the year ended December 31, 2008, in conformity with U.S. generally accepted accounting principles.

/s/ KPMG LLP

January 21, 2010
Jacksonville, Florida
Certified Public Accountants

KPMG LLP, a U.S. limited liability partnership, is the U.S.

member firm of KPMG International, a Swiss cooperative.

MERRIMACK VILLAGE CENTER

Historical Summary of Gross Income and Direct Operating Expenses

For the Nine Month Period Ended September 30, 2009 (unaudited) and

Year Ended December 31, 2008

	Nine Months ended September 30, 2009 (unaudited)	December 31, 2008
Gross Income:
Base rental income	$729,704	931,834
Operating expense, insurance, and real estate tax recoveries	253,074	333,912
Other income	11,277	32,698

Total gross income	994,055	1,298,444

Direct operating expenses:
Operating expenses	189,312	233,521
Insurance	20,418	24,412
Real estate taxes	166,643	218,655

Total direct operating expenses	376,373	476,588

Excess of gross income over direct operating expenses	$617,682	821,856

See accompanying notes to historical summary of gross income and direct operating expenses.

MERRIMACK VILLAGE CENTER

Notes to Historical Summary of Gross Income and Direct Operating Expenses

For the Nine Month Period Ended September 30, 2009 (unaudited) and

Year Ended December 31, 2008

(1)           Business

Merrimack Village Center (the Property) is located in Merrimack, New Hampshire. The Property has approximately 85,000 square feet of gross leasable area and was 80% occupied at December 31, 2008. The Property is leased to a total of 11 tenants, of which 1 tenant accounted for approximately 64% of base rental revenue for the year ended December 31, 2008. Inland Diversified Real Estate Trust, Inc. (IDRETI), through its wholly owned subsidiary Inland Diversified Merrimack Village, LLC, acquired the Property on December 11, 2009 from Regency Centers, L.P., an unaffiliated third party.

(2)           Basis of Presentation

The Historical Summary of Gross Income and Direct Operating Expenses (Historical Summary) has been prepared for the purpose of complying with Rule 3-14 of the Securities and Exchange Commission (SEC) Regulation S-X and for inclusion in a Form 8-K/A of IDRETI to be filed with the SEC and is not intended to be a complete presentation of the Property’s revenues and expenses. The Historical Summary has been prepared on the accrual basis of accounting and requires management of the Property to make estimates and assumptions that affect the reported amounts of the revenues and expenses during the reporting period. Actual results may differ from those estimates.

(3)           Gross Income

The Property leases retail space under various lease agreements with its tenants. All leases are accounted for as operating leases. The leases include provisions under which the Property is reimbursed for common area, real estate tax, and insurance expenses. Revenue related to these reimbursed expenses is recognized in the period the applicable expenses are incurred and billed to tenants pursuant to the lease agreements. Certain leases contain renewal options at various periods at various rental rates. The Property’s lease agreement with its anchor tenant contains a provision for percentage rent if 1% of the anchor tenants’ total reportable sales exceeds the minimum annual rent. There were no percentage rent amounts recognized by the Property during 2008 and 2009 (unaudited).

Although certain leases may provide for tenant occupancy during periods for which no rent is due and/or increases exist in minimum lease payments over the term of the lease, rental income accrues for the full period of occupancy on a straight-line basis. Related adjustments increased base rental income by $96,578 for the year ended December 31, 2008 and increased base rental income by $65,724 (unaudited) for the nine month period ended September 30, 2009.

MERRIMACK VILLAGE CENTER

Notes to Historical Summary of Gross Income and Direct Operating Expenses

For the Nine Month Period Ended September 30, 2009 (unaudited) and

Year Ended December 31, 2008

Minimum rents to be received from tenants under operating leases, with remaining lease terms ranging from 2 to 19 years, as of December 31, 2008, are as follows:

Year
2009	$877,538
2010	916,714
2011	890,959
2012	901,911
2013	884,854
Thereafter	9,924,384

$14,396,360

(4)           Direct Operating Expenses

Direct operating expenses include only those expenses expected to be comparable to the proposed future operations of the Property. Repairs and maintenance expenses are charged to operations as incurred. Expenses such as depreciation, amortization, interest expense related to mortgage debt not assumed, and professional fees are excluded from the Historical Summary. Management fees of 4% of operating revenues, as defined, are charged to the Property by a related party, Regency Centers, L.P., and are included in operating expenses and in operating expense recoveries in the Historical Summary of Gross Income and Direct Operating Expenses. These management fees may not be comparable to management fees charged to the property by IDRETI.

Independent Auditors’ Report

The Board of Directors
Inland Diversified Real Estate Trust, Inc.:

We have audited the accompanying Historical Summary of Gross Income and Direct Operating Expenses (Historical Summary) of Pleasant Hill Commons (the Property) for the year ended December 31, 2009. This Historical Summary is the responsibility of management of Inland Diversified Real Estate Trust, Inc. Our responsibility is to express an opinion on the Historical Summary based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the Historical Summary is free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Property’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the Historical Summary, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the Historical Summary. We believe that our audit provides a reasonable basis for our opinion.

The accompanying Historical Summary was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission and for the inclusion in the Post Effective Amendment No. 1 to Form S-11 of Inland Diversified Real Estate Trust, Inc., to be filed with the Securities and Exchange Commission, as described in note 2. It is not intended to be a complete presentation of the Property’s revenues and expenses.

In our opinion, the Historical Summary referred to above presents fairly, in all material respects, the gross income and direct operating expenses described in note 2 of Pleasant Hill Commons for the year ended December 31, 2009, in conformity with U.S. generally accepted accounting principles.

/s/ KPMG LLP

Chicago Illinois

February 18, 2010

PLEASANT HILL COMMONS

Historical Summary of Gross Income and

Direct Operating Expenses

Year Ended December 31, 2009

Gross income:
Base rental income	$1,083,023
Operating expense, insurance, and real estate tax recoveries	355,488
Other income	3,651

Total gross income	1,442,162

Direct operating expenses:
Operating expenses	147,590
Insurance	35,156
Real estate taxes	158,653
Sales taxes	82,071

Total direct operating expenses	423,470

Excess of gross income over direct operating expenses	$1,018,692

See accompanying notes to historical summary of gross income and direct operating expenses.

PLEASANT HILL COMMONS

Notes to Historical Summary of Gross Income and
Direct Operating Expenses

December 31, 2009

(1)           Business

Pleasant Hill Commons (the Property) is located in Kissimmee, Florida. The Property has approximately 71,000 square feet of gross leasable area and was 100% leased at December 31, 2009. The Property is leased to a total of 19 tenants, of which 1 tenant accounted for approximately 42% of base rental revenue for the year ended December 31, 2009. Inland Diversified Real Estate Trust, Inc. (IDRETI), through its wholly owned subsidiary Inland Diversified Kissimmee Pleasant Hill, LLC, acquired the Property on February 18, 2009 from MCP Retail, LLC (MCP), an unaffiliated third party.

(2)           Basis of Presentation

The Historical Summary of Gross Income and Direct Operating Expenses (Historical Summary) has been prepared for the purpose of complying with Rule 3 14 of the Securities and Exchange Commission (SEC) Regulation S X and for inclusion in the Post Effective Amendment No.1 to Form S-11 of IDRETI to be filed with the SEC and is not intended to be a complete presentation of the Property’s revenues and expenses. The Historical Summary has been prepared on the accrual basis of accounting and requires management of the Property to make estimates and assumptions that affect the reported amounts of the revenues and expenses during the reporting period. Actual results may differ from those estimates.

(3)           Gross Income

The Property leases retail space under various lease agreements with its tenants. All leases are accounted for as operating leases. The leases include provisions under which the Property is reimbursed for common area, real estate tax, and insurance expenses. Revenue related to these reimbursed expenses is recognized in the period the applicable expenses are incurred and billed to tenants pursuant to the lease agreements. Certain leases contain renewal options at various periods at various rental rates.

Although certain leases may provide for tenant occupancy during periods for which no rent is due and/or increases exist in minimum lease payments over the term of the lease, rental income accrues for the full period of occupancy on a straight line basis. Related adjustments increased base rental income by $92,901 for the year ended December 31, 2009.

Minimum rents to be received from tenants under operating leases, with remaining lease terms ranging from 2 to 19 years, as of December 31, 2009, are as follows:

Year:
2010	$1,164,236
2011	1,175,994
2012	1,161,897
2013	1,051,702
2014	794,720
Thereafter	7,980,661
$13,329,210

PLEASANT HILL COMMONS

Notes to Historical Summary of Gross Income and
Direct Operating Expenses

December 31, 2009

(4)           Direct Operating Expenses

Direct operating expenses include only those expenses expected to be comparable to the proposed future operations of the Property. Repairs and maintenance expenses are charged to operations as incurred. Expenses such as depreciation, amortization, interest expense related to mortgage debt not assumed, and professional fees are excluded from the Historical Summary. Management fees of 3% of cash receipts are charged to the Property by a related party, Michael Collard Properties, Inc. (Collard), and are included in operating expense recoveries and expenses in the Historical Summary. These management fees may not be comparable to management fees charged to the Property by IDRETI.

The Property presents the state and county sales taxes due from the tenants and due to the respective state or county government on a gross basis. For the year ended December 31, 2009, the Property has recorded sales tax recovery revenue and expense of approximately $82,000 in the Historical Summary.

(5)           Related-Party Transactions

Collard, an affiliate of MCP, provided property management services to the Property. Collard and MCP established an agreement in which the Property would pay a management fee of 3% of cash receipts earned by the Property. The Property incurred management fees of approximately $38,000, which is included in operating expenses for the year ended December 31, 2009.

Inland Diversified Real Estate Trust, Inc.

Pro Forma Consolidated Balance Sheet

September 30, 2009

(unaudited)

The following unaudited Pro Forma Consolidated Balance Sheet is presented as if the acquisitions had occurred on September 30, 2009.

This unaudited Pro Forma Consolidated Balance Sheet is not necessarily indicative of what the actual financial position would have been at September 30, 2009, nor does it purport to represent our future financial position. Pro forma adjustments have been made for the properties that were purchased subsequent to September 30, 2009. The pro forma adjustments were made for Merrimack Village Center and Pleasant Hill Commons. The Company does not consider any potential property acquisitions to be probable under Rule 3-14 of Regulation S-X.

Inland Diversified Real Estate Trust, Inc.

Pro Forma Consolidated Balance Sheet

September 30, 2009

(unaudited)

		Pro Forma
	Historical (A)	Adjustments	Pro Forma
Assets
Net investment properties (B) (C) (E)	$—	18,960,590	$18,960,590
Cash and cash equivalents (G)	2,371,136	28,687,567	31,058,703
Accounts and rents receivable	—	—	—
Investment in related party	1,000	—	1,000
Intangible assets, net (B) (C) (E)	—	3,182,739	3,182,739
Deferred expenses	167,432	—	167,432
Deferred offering costs	48,716	—	48,716
Loan fees, net (H)	—	60,080	60,080
Other assets	—	—	—

Total assets	$2,588,284	50,890,976	$53,479,260
Liabilities and Stockholders’ Equity (Deficit)

Mortgage payable (B) (C)	—	5,445,000	5,445,000
Accrued offering expense	395,816	—	395,816
Accrued interest payable	—	29,494	29,494
Accounts payable and accrued expenses	459	—	459
Advance rent and other liabilities	141,070	—	141,070
Intangible liabilities, net (B) (C) (E)	—	488,803	488,803
Due to related parties	2,223,800	—	2,223,800
Total liabilities	2,761,145	5,963,297	8,724,442

Stockholders’ equity (deficit)
Preferred stock	—	—	—
Common stock (D)	293	5,014	5,307
Additional paid in capital (D)	2,919,325	49,905,922	52,825,247
Less: offering costs (D)	(2,919,618)	(4,983,257)	(7,902,875)
Accumulated distributions in excess of net loss (F)	(172,861)	—	(172,861)
Total stockholders’ equity (deficit)	(172,861)	44,927,679	44,754,818

Total liabilities and stockholders’ equity (deficit)	$2,588,284	50,890,976	$53,479,260

See accompanying notes to pro forma consolidated balance sheet.

Inland Diversified Real Estate Trust, Inc.

Notes to Pro Forma Consolidated Balance Sheet

September 30, 2009

(unaudited)

(A)          The historical column represents the Company’s Consolidated Balance Sheet as of September 30, 2009 as filed with the Securities Exchange Commission on Form 10-Q.

(B)          The pro forma adjustments column include adjustments related to our acquisitions which is detailed below as follows:

	Merrimack Village Center	Pleasant Hill Commons	Pro Forma Adjustments
Net investment properties	$8,065,534	10,895,056	$18,960,590

Intangible assets, net	1,942,902	1,239,837	3,182,739

Intangible liabilities, net	488,803	—	488,803

Mortgage payable	5,445,000	—	5,445,000

(C)          The proforma adjustments reflect the acquisition of the following properties by the Company. The mortgage payable represents a mortgage obtained from a third party.  No proforma adjustment has been made for prorations or other closing costs as the amounts are not significant.

Purchases	Acquisition Price	Mortgage Payable
Merrimack Village Center	$9,519,633	$5,445,000
Pleasant Hill Commons	12,134,893	—
	$21,654,526	$5,445,000

Allocation of net investments in properties:
Land	$7,500,000
Building and improvements	11,460,590
Intangible assets, net	3,182,739
Intangible liabilities, net	(488,803)
Total	21,654,526

Allocations are preliminary and subject to change.

Inland Diversified Real Estate Trust, Inc.

Notes to Pro Forma Consolidated Balance Sheet

September 30, 2009

(unaudited)

(D)          Additional offering proceeds of $44,927,679, net of additional offering costs of $4,983,257, are reflected as received as of September 30, 2009 based on offering proceeds actually received as of February 19, 2010.  Offering costs consist principally of registration costs, printing and selling costs, including commissions.

(E)           Acquired intangibles represent above and below market leases and the difference between the property valued with existing in-place leases and the property valued as if vacant.  The value of  the acquired intangibles will be amortized over the lease term.  Allocations are preliminary and  subject to change.

(F)           No proforma assumptions have been made for the additional payment of distributions resulting from the additional proceeds raised by the Company.

(G)          Pro forma cash proceeds of $28,687,567 represent the aggregate cash proceeds received from the issuance of equity and mortgage financings through February 19, 2010 less the proforma net acquisition price of investments in real estate.

(H)          Loan fees (net of accumulated amortization) of $60,080 represents loan fees and loan fee deposits applied to the mortgage debt financing as described in (C).

Inland Diversified Real Estate Trust, Inc.

Pro Forma Consolidated Statement of Operations

For the nine months ended September 30, 2009

(unaudited)

The following unaudited Pro Forma Consolidated Statement of Operations is presented to give effect to the acquisition of the properties indicated in Note (B) of the Notes to the Pro Forma Consolidated Statement of Operations as though they occurred on January 1, 2009. Pro forma adjustments have been made for the properties that were purchased subsequent to September 30, 2009. The pro forma adjustments were made for Merrimack Village Center and Pleasant Hill Commons.  The Company does not consider any potential property acquisitions to be probable under Rule 3-14 of Regulation S-X.

This unaudited Pro Forma Consolidated Statement of Operations is not necessarily indicative of what the actual results of operations would have been for the nine months ended September 30, 2009, nor does it purport to represent our future results of operations.

Inland Diversified Real Estate Trust, Inc.

Pro Forma Consolidated Statement of Operations

For the nine months ended September 30, 2009

(unaudited)

		Pro Forma
	Historical	Adjustments
	(A)	(B)	Pro Forma

Rental income (C)	$—	1,548,577	$1,548,577
Tenant recovery income	—	519,690	519,690
Other property income	—	14,015	14,015
Total income	—	2,082,282	2,082,282

Organization	31,483	—	31,483
General and administrative	71,885	—	71,885
Property operating expenses (E)	—	429,287	429,287
Real estate taxes	—	285,633	285,633
Depreciation and amortization (C)	—	487,080	487,080
Total expenses	103,368	1,202,000	1,305,368

Operating income (loss)	(103,368)	880,282	776,914

Interest income	81	—	81
Interest expense (F)	—	278,995	278,995

Net income (loss) applicable to common shares	$(103,287)	601,287	$498,000

Net income (loss) available to common shareholders per common share, basic and diluted (D)	$(4.51)		$0.09

Weighted average number of common shares outstanding, basic and diluted (D)	22,900		5,306,523

See accompanying notes to pro forma consolidated statement of operations.

Inland Diversified Real Estate Trust, Inc.

Notes to Pro Forma Consolidated Statement of Operations

For the nine months ended September 30, 2009

(unaudited)

(A)                             The historical column represents the Company’s Consolidated Statement of Operations for the nine months ended September 30, 2009 as filed with the Securities Exchange Commission on Form 10-Q.

(B)                               Total pro forma adjustments for acquisitions consummated as of February 19, 2010 are as though the properties were acquired January 1, 2009.

Unaudited combined gross income and direct operating expenses presented from January 1, 2009 through the date of acquisition is based on information provided by the seller for the following properties:

Merrimack Village Center

Pleasant Hill Commons

The pro forma adjustments for the nine months ended September 30, 2009 are composed of the following adjustments:

	Merrimack Village Center	Pleasant Hill Commons	Pro Forma Adjustments

Rental income	$748,494	800,083	$1,548,577
Tenant recovery income	253,074	266,616	519,690
Other property income	11,277	2,738	14,015
Total income	1,012,845	1,069,437	2,082,282

Property operating expenses	214,450	214,837	429,287
Real estate taxes	166,643	118,990	285,633
Depreciation and amortization	259,157	227,923	487,080
Total expenses	640,250	561,750	1,202,000

Operating income	372,595	507,687	880,282

Interest expense	278,995	—	278,995

Net income applicable to common shares	$93,600	507,687	601,287

Inland Diversified Real Estate Trust, Inc.

Notes to Pro Forma Consolidated Statement of Operations

For the nine months ended September 30, 2009

(unaudited)

(C)                               Buildings and improvements will be depreciated on a straight-line basis based upon estimated useful lives of 30 years for buildings and improvements and 15 years for site improvements.  That portion of the purchase price allocated to above or below lease intangibles will be amortized on a straight-line basis over the life of the related leases as an adjustment to rental income.  In-place lease intangibles will be amortized on a straight-line basis over the life of the related leases as a component of amortization expense.  The purchase price allocation for pro forma financial statement purposes are preliminary and may be subject to change.

(D)                              The pro forma weighted average shares of common stock outstanding for the nine months ended September 30, 2009 was calculated assuming sufficient shares were sold to generate enough proceeds to purchase each of the properties were issued on January 1, 2009.

(E)                                Management fees are calculated as 4.5% of gross revenues pursuant to the management agreement and are included in property operating expenses.  For the period from June 30, 2008 (inception) through December 31, 2008, pro forma property operating expenses included incremental management fees of $20,944.

(F)                                The pro forma adjustments relating to incremental interest expense were based on the following debt terms:

	Principal Balance	Interest Rate	Maturity Date
Merrimack Village Center	5,445,000	6.50%	March 1, 2015

Inland Diversified Real Estate Trust, Inc.

Pro Forma Consolidated Statement of Operations

For the period from June 30, 2008 (inception) through December 31, 2008

(unaudited)

The following unaudited Pro Forma Consolidated Statement of Operations is presented to give effect to the acquisition of the properties indicated in Note (B) of the Notes to the Pro Forma Consolidated Statement of Operations as though they occurred on June 30, 2008 or the date significant operations commenced.  Pro forma adjustments have been made for the properties that were purchased subsequent to December 31, 2008. The pro forma adjustments were made for Merrimack Village Center and Pleasant Hill Commons.  The Company does not consider any potential property acquisitions to be probable under Rule 3-14 of Regulation S-X.

This unaudited Pro Forma Consolidated Statement of Operations is not necessarily indicative of what the actual results of operations would have been for the period June 30, 2008 (inception) through December 31, 2008, nor does it purport to represent our future results of operations.

Inland Diversified Real Estate Trust, Inc.

Pro Forma Consolidated Statement of Operations

For the period from June 30, 2008 (inception) through December 31, 2008

(unaudited)

		Pro Forma
	Historical	Adjustments
	(A)	(B)	Pro Forma

Rental income (C)	$—	772,842	$772,842
Tenant recovery income	—	213,382	213,382
Other property income	—	18,175	18,175
Total income	—	1,004,399	1,004,399

Organization	22,988	—	22,988
General and administrative	46,586	—	46,586
Property operating expenses (E)	—	269,825	269,825
Real estate taxes	—	188,655	188,655
Depreciation and amortization (C)	—	324,719	324,719
Total expenses	69,574	783,198	852,772

Operating income (loss)	(69,574)	221,201	151,627

Interest expense (F)	—	187,963	187,963

Net income (loss) applicable to common shares	$(69,574)	33,238	$(36,336)

Net income (loss) available to common shareholders per	$(3.48)	—	$(0.01)
common share, basic and diluted (D)
Weighted average number of common shares
outstanding, basic and diluted (D)	20,000	—	5,306,523

See accompanying notes to pro forma consolidated statement of operations.

Inland Diversified Real Estate Trust, Inc.

Notes to Pro Forma Consolidated Statement of Operations

For the period from June 30, 2008 (inception) through December 31, 2008

(unaudited)

(A)                             The historical column represents the Company’s Consolidated Statement of Operations for the period June 30, 2008 (inception) through December 31, 2008 as filed with the Securities Exchange Commission.

(B)                               Total pro forma adjustments for acquisitions consummated as of February 19, 2010 are as though the properties were acquired June 30, 2008 (inception).

Unaudited combined gross income and direct operating expenses presented from June 30, 2008 through December 31, 2008 is based on information provided by the seller for Merrimack Village Center.

For Pleasant Hill Commons, unaudited gross income and direct operating expenses presented from June 30, 2008 (inception) through December 31, 2008 and are based on management’s estimate at the property’s operations for such period.

The pro forma adjustments are composed of the following adjustments:

	Merrimack Village Center	Pleasant Hill Commons	Pro Forma Adjustments

Rental income	$478,444	294,398	$772,842
Tenant recovery income	166,956	46,426	213,382
Other property income	16,349	1,826	18,175
Total income	661,749	342,650	1,004,399

Property operating expenses	132,276	137,549	269,825
Real estate taxes	109,328	79,327	188,655
Depreciation and amortization	172,771	151,948	324,719
Total expenses	414,374	368,824	783,198

Operating income (loss)	247,375	(26,174)	221,201

Interest expense	187,963	—	187,963

Net income (loss) applicable to common shares	$59,412	(26,174)	$33,238

Inland Diversified Real Estate Trust, Inc.

Notes to Pro Forma Consolidated Statement of Operations

For the period from June 30, 2008 (inception) through December 31, 2008

(unaudited)

(C)                               Buildings and improvements will be depreciated on a straight-line basis based upon estimated useful lives of 30 years for buildings and improvements and 15 years for site improvements.  That portion of the purchase price allocated to above or below lease intangibles will be amortized on a straight-line basis over the life of the related leases as an adjustment to rental income.  In-place lease intangibles will be amortized on a straight-line basis over the life of the related leases as a component of amortization expense.  The purchase price allocation for pro forma financial statement purposes, are preliminary and may be subject to change.

(D)                              The proforma weighted average shares of common stock outstanding for the period June 30, 2008 (inception) through December 31, 2008 was calculated assuming all shares sold to purchase each of the properties were issued on June 30, 2008.

(E)                                Management fees are calculated as 4.5% of gross revenues pursuant to the management agreement and are included in property operating expenses.  For the period from June 30, 2008 (inception) through December 31, 2008, pro forma property operating expenses included incremental management fees of $8,449.

(F)                                The pro forma adjustments relating to incremental interest expense were based on the following debt terms:

	Principal Balance	Interest Rate	Maturity Date
Merrimack Village Center	5,445,000	6.50%	March 1, 2015

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 30.  Quantitative and Qualitative Disclosures about Market Risk.

Incorporated by reference from Part I, “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Quantitative and Qualitative Disclosures about Market Risk.”

Item 31.  Other Expenses of Issuance and Distribution.

The following table sets forth the expenses (other than selling commissions) we will incur in connection with the issuance and distribution of the securities to be registered pursuant to this registration statement.  All amounts other than the Securities and Exchange Commission registration fee and FINRA filing fee have been estimated.

Securities and Exchange Commission Registration Fee	$293,768
FINRA Filing Fee	$75,500
Printing and Mailing Expenses	$20,000,000
Blue Sky Fees and Expenses	$1,000,000
Legal Fees and Expenses	$5,000,000
Accounting Fees and Expenses	$6,000,000
Advertising and Sales Literature	$10,000,000
Transfer Agent Fees	$4,000,000
Data Processing Fees	$800,000
Bank Fees and Other Administrative Expenses	$3,330,732
Due Diligence Expense Reimbursement	$25,000,000

TOTAL*	$75,500,000

*  Estimated

Item 32.  Sales to Special Parties.

Inland Securities or any of its directors, officers, employees or affiliates may purchase shares net of sales commissions and the marketing contribution for $9.00 per share.  Each soliciting dealer and any of their respective directors, officers, employees or affiliates may purchase shares net of selling commissions for $9.30 per share.  All purchases of common stock by Inland Securities or any soliciting dealer must be made in accordance with FINRA regulations, including without limitation Rule 5130.

Item 33.  Recent Sales of Unregistered Securities.

On July 24, 2008, we issued 20,000 shares of our common stock for $10.00 per share, or an aggregate purchase price of $200,000, to Inland Real Estate Investment Corporation, our sponsor, in connection with our formation.  No sales commission or other consideration was paid in connection with the sale.  The sale was consummated without registration under the Securities Act of 1933, as amended, in reliance upon the exemption from registration set forth in Section 4(2) of the Act as transactions not involving any public offering.

Item 34.  Indemnification of Directors and Officers.

Article XIII of our charter provides as follows:

Section 13.3                                Indemnification.

(a)                                  Subject to paragraphs (b), (c) and (d) of this Section 13.3, the company shall indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay, advance or reimburse reasonable expenses to any director, officer and employee of the company and the Business Manager and the Real Estate Managers and each of their affiliates (each an “Indemnified Party”) from and against any liability or loss to which the Indemnified Party may become subject or which the Indemnified Party may incur by reason of his, her or its service as a director, officer or employee of the company, the Business Manager, the Real Estate Managers and their respective affiliates.

(b)                                 The company shall not indemnify an Indemnified Party unless:  (i) the directors have determined, in good faith, that the course of conduct that caused the loss or liability was in the best interest of the company; (ii) the Indemnified Party was acting on behalf of or performing services on the part of the company; (iii) the liability or loss was not the result of gross negligence or willful misconduct by any independent director or negligence or misconduct by any other Indemnified Party (excluding the independent directors); and (iv) the indemnification is recoverable only out of the Net Assets of the company and not from the stockholders.

(c)                                  Notwithstanding anything to the contrary in Section 13.3(b) hereof, the company shall not indemnify a director, officer or employee of the company or the Business Manager or any Real Estate Manager or their affiliates for loses, liabilities or expenses arising from or out of an alleged violation of federal or state securities laws by such party unless one or more of the following conditions are met: (i) there has been a successful adjudication on the merits of each count involving alleged securities law violations as to the particular person; (ii) the claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the particular person; or (iii) a court of competent jurisdiction approves a settlement of the claims and finds that indemnification of the settlement and related costs should be made and the court considering the request has been advised of the position of the Securities and Exchange Commission and the published opinions of any state securities regulatory authority in which securities of the company were offered or sold as to indemnification for violations of securities laws.

(d)                                 The company shall advance amounts to an Indemnified Party for legal and other expenses and costs incurred as a result of any legal action for which indemnification is being sought only if all of the following conditions are satisfied: (i) the legal action relates to acts or omissions with respect to the performance of duties or services by the person, for or on behalf of the company; (ii) the legal action is initiated by a third party who is not a stockholder or the legal action is initiated by a stockholder acting in his or her capacity as such and a court of competent jurisdiction specifically approves advancement; and (iii) the Indemnified Party receiving advances undertakes in writing to repay the advanced funds to the company, together with the applicable legal rate of interest thereon, in cases in which such party is found not to be entitled to indemnification.

(e)                                  The company shall have the power to purchase and maintain insurance or provide similar protection on behalf of an Indemnified Party against any liability or loss asserted that was incurred in any such capacity with the company or arising out of such status.  Nothing contained herein shall constitute a waiver by any Indemnified Party of any right which he, she or it may have against any party under federal or state securities laws.  The company shall also have power to enter into any contract for indemnity and advancement of expenses with a director, officer, employee or agent to such further extent consistent with law.

The Maryland General Corporation Law provides that a Maryland corporation may indemnify a director, officer, employee or agent made or threatened to be made a party to any proceeding by reason of service in that capacity unless it has been established that (1) the act or omission was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty; or (2) the individual actually received an improper personal benefit in money, property, or services; or (3) in the case of a criminal proceeding, the individual had reasonable cause to believe that the act or omission was unlawful.

A court may order indemnification if it determines that the individual is fairly and reasonably entitled to indemnification, even though the individual did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received.  However, indemnification for an adverse judgment in a suit by us or in our right, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.  The Maryland General Corporation Law permits a corporation to advance reasonable expenses to a director, officer, employee or agent upon the corporation’s receipt of (x) a written affirmation by the individual of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and (y) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.

Our bylaws provide that neither the amendment, nor the repeal, nor the adoption of any other provision of the charter or the bylaws will apply to or affect, in any respect, the indemnitee’s right to indemnification for actions or failures to act which occurred prior to such amendment, repeal or adoption.  To the extent that the indemnification may apply to liabilities arising under the Act, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is contrary to public policy and, therefore, unenforceable.

We may purchase and maintain insurance or provide similar protection on behalf of any director, officer, employee or agent against any liability incurred in any such capacity with us or on our behalf.  We may enter into any contract requiring us to indemnify and advance expenses with any director, officer, employee or agent as may be determined by the board and as permitted by our charter.

Item 35.  Treatment of Proceeds from Stock Being Registered.

Not applicable.

Item 36.  Financial Statements and Exhibits.

(a)                                  Financial Statements:  The list of financial statements filed as part of this Registration Statement on Form S-11 is set forth on page F-i herein.

(b)                                 Exhibits:  The list of exhibits filed as part of this Registration Statement on Form S-11 is set forth on the Exhibit Index following the signature pages hereto.

Item 37.  Undertakings.

(a)                                  The undersigned registrant hereby undertakes:

(1)                                  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)                                     to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)                                  to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)                               to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)                                  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)                                  That all post-effective amendments will comply with the applicable forms, rules and regulations of the Commission in effect at the time such post-effective amendments are filed.

(4)                                  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(5)                                  That, for purpose of determining any liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6)                                  That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)                                     any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)                                  any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)                               the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)                              any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)                                 The registrant undertakes to send to each stockholder at least on annual basis a detailed statement of any transactions with the advisor or its affiliates, and of fees, commissions, compensation and other benefits paid, or accrued to the advisor or its affiliates for the fiscal year completed, showing the amount paid or accrued to each recipient and the services performed.

(c)                                  The registrant undertakes to provide to the stockholders the financial statements required by Form 10-K for the first full fiscal year of operations of the company.

(d)                                 (1)                                  During the distribution period, the registrant undertakes to file a sticker supplement pursuant to Rule 424(c) under the Act to describe each “significant” property that has not been identified in the prospectus whenever a reasonable probability exists that the property will be acquired.  For these purposes, an individual property will be considered “significant” if (i) it is acquired from a related party; (ii)  as of the date of acquisition, it was equal to or greater than 10% of the registrant’s total assets on its last balance sheet, giving effect to any property acquisitions that were probable or completed since the date of its last balance sheet; or (iii) it is one of a group of properties that (A) together aggregate an amount equal to or greater than 10% of the registrant’s total assets on its last balance sheet, giving effect to any property acquisitions that were probable or completed since the date of its last balance sheet or (B) are related.  The registrant undertakes to consolidate all such stickers into a post-effective amendment filed at least once every three months, with the information contained in such amendment provided simultaneously to the existing stockholders.  Each sticker supplement should disclose all compensation and fees received by the advisor and its affiliates in connection with any such acquisition.  The post-effective amendment shall include audited financial statements meeting the requirements of Rule 3-14 of Regulation S-X only for significant properties acquired during the distribution period that have been reported and filed, or are required to be filed, on Form 8-K.

(2)                                  The registrant also undertakes to file, after the end of the distribution period, a current report on Form 8-K containing the financial statements and any additional information required by Rule 3-14 of Regulation S-X, to reflect each commitment (i.e., the signing of a binding purchase agreement) made after the end of the distribution period involving the use of 10% or more (on a cumulative basis) of the net proceeds of the offering and to provide the information contained in such report to the stockholders at least once each quarter after the distribution period of the offering has ended.

(e)                                  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

TABLE VI

ACQUISITION OF PROPERTIES BY PROGRAMS (A)

(000’s omitted, except for Square Feet or Acres)

Table VI presents summary information on properties acquired since January 1, 2006 by IREIC-sponsored prior real estate programs having similar or identical investment objectives to those of us.  This table provides information regarding the general type and location of the properties and the manner in which the properties were acquired.  All figures are through December 31, 2008.

Table VI-1

TABLE VI - (Continued)

ACQUISITIONS OF PROPERTIES BY PROGRAMS (A)

(000’s omitted, except for Number of Square Feet)

Property	Number of Square Feet	Date of Purchase	Purchase Price Plus Acquisition Fee	Mortgage Financing at Date of Purchase	Cash Down Payment		Other Cash Expenditures Capitalized (A)	Total Acquisition Cost (B)

Inland Real Estate Corporation (C):

Retail Properties
Big Lake Town Square, Big Lake, MN	67,858	01/06	10,007	—	10,007		—	10,007
Shoppes at Grayhawk, Omaha, NB	221,000	02/06	27,105	18,521	8,584		—	27,105
Roundy’s, Waupaca, WI	63,780	03/06	8,138	—	8,138		—	8,138
Shakopee Retail Building, Shakopee, MN	—	03/06	865	—	865		—	865
Wauconda Crossing, Wauconda, IL	90,290	08/06	13,949	—	13,949		—	13,949
Apache Shoppes, Rochester, MN	60,780	12/06	11,309	—	11,309		—	11,309
Orland Park Place Outlots, Orland Park, IL	—	08/07	10,737	5,800	4,937		—	10,737
The University of Phoenix, Merrillville, IN	18,018	05/08	5,164	—	5,164		—	5,164
Total for Inland Real Estate Corporation	521,726		87,274	24,321	62,953		—	87,274

Inland Retail Real Estate Trust, Inc.:

Retail Properties
Meadow Point, New Tampa, FL	530,474	01/06	5,750	—	(D	)	—	5,750
Walgreens, Oshkosh, WI	13,905	01/06	4,355	2,817	(D	)	—	4,355
Walgreens, Westland, MI	13,905	02/06	4,060	2,625	(D	)	—	4,060
Beaver Creek, Apex, NC	522,720	09/06	7,000	—	(D	)	—	7,000
Total for Inland Retail Real Estate Trust, Inc.	1,081,004		21,265	5,442	(D	)	—	21,165

Inland Western Retail Real Estate Trust, Inc. (E):

Retail Properties
Northwood Crossing, Tuscaloosa, AL	160,259	01/06	18,015	—	18,015		366	18,381
Travelers Office Building, Knoxville, TN	50,759	01/06	8,365	—	8,365		821	9,186
Crockett Square, Morristown, TN	107,122	02/06	10,567	—	10,567		42	10,609
The Centre at Laurel, Laurel, MD	158,366	02/06	46,552	27,200	19,352		329	46,881

Table VI-2

TABLE VI - (Continued)

ACQUISITIONS OF PROPERTIES BY PROGRAMS (A)

(000’s omitted, except for Number of Square Feet)

Property	Number of Square Feet	Date of Purchase	Purchase Price Plus Acquisition Fee	Mortgage Financing at Date of Purchase	Cash Down Payment	Other Cash Expenditures Capitalized (A)	Total Acquisition Cost (B)
Greenwich Center, Morristown, TN	106,503	02/06	20,637	—	20,637	107	20,744
Bangor Parkade, Bangor, ME	232,760	03/06	31,457	17,250	14,207	95	31,552
Cost Plus World Market, Stockton, CA	1,035,840	04/06	67,083	16,300	50,783	121	67,204
Riverpark Phase I & IIA, Sugar Land, TX	250,734	04/06 & 09/06	57,950	30,766	27,184	80	58,030
Battle Ridge Pavilion, Powder Ridge, GA	103,517	05/06	17,287	—	17,287	(104)	17,183
Colony Square, Sugar Land, TX	435,268	05/06	43,200	—	43,200	114	43,314
Pavilion at King’s Grant II, Concord, NC	156,718	06/06 & 08/08	20,526	—	20,526	31	20,557
South Towne Crossing, Burleson, TX	59,986	06/06	13,592	—	13,592	130	13,722
Lake Worth Towne Crossing, Lake Worth, TX	238,535	06/06	44,039	—	44,039	309	44,348
Old Time Pottery, Douglasville, GA	110,174	06/06	5,509	—	5,509	19	5,528
East Stone Commons, Kingsport, TN	272,145	06/06	34,924	—	34,924	(15)	34,909
Walters Crossing, Tampa, FL	126,248	07/06	34,960	20,626	14,334	515	35,475
Rivery Town Crossing, Georgetown, TX	74,266	10/06	11,193	—	11,193	95	11,288
Southlake Corners, Southlake, TX	134,894	10/06	37,500	—	37,500	(75)	37,425
Central Texas Marketplace, Waco, TX	500,969	12/06	70,954	—	70,954	159	71,113
Shoppes at Stroud, Stroudsburg, PA	143,129	01/07	33,282	—	33,282	—	33,282
Southpark Meadows II, Austin, TX	620,798	03/07	123,951	—	123,951	(1,226)	122,725
Coppell Town Center, Coppell, TX	91,357	04/07	18,200	—	18,200	64	18,264
Suntree Square, Southlake, TX	96,390	04/07	15,975	—	15,975	31	16,006
Powell Center, Lewis Center, OH	86,072	04/07	14,168	8,390	5,778	(31)	14,137
Southlake Grand Avenue, Southlake, TX	310,711	05/07	101,427	—	101,427	60	101,487
Gateway Station II, College Station, TX	58,140	05/07	11,104	—	11,104	26	11,130
The Shops at Legacy, Plano, TX	380,183	06/07	138,225	—	138,225	42	138,267
Pacheco Pass II, Gilroy, CA	95,046	06/07	24,687	14,688	9,999	6	24,693
Gerry Centennial Plaza, Oswego, IL	133,794	06/07	26,899	—	26,899	58	26,957
Azalea Square III, Summerville, SC	81,880	10/07	14,650	—	14,650	63	14,713
Jefferson Commons, Newport News, VA	306,249	02/08	79,644	56,500	23,144	31	79,675
Riverpark IIB, Sugar Land, TX	60,500	08/08	13,457	—	13,457	—	13,457
Preston Trail Village, Dallas, TX	179,959	02/06 &	26,660	—	26,660	8	26,668

Table VI-3

TABLE VI - (Continued)

ACQUISITIONS OF PROPERTIES BY PROGRAMS (A)

(000’s omitted, except for Number of Square Feet)

Property	Number of Square Feet	Date of Purchase	Purchase Price Plus Acquisition Fee	Mortgage Financing at Date of Purchase	Cash Down Payment	Other Cash Expenditures Capitalized (A)	Total Acquisition Cost (B)
Southlake Office Center, Southlake, TX	23,389	10/08	6,000	—	6,000	18	6,018
Retail Properties Total	6,982,660		1,242,639	191,720	1,050,919	2,289	1,244,928

Total for Inland Western Retail Real Estate Trust, Inc.	6,982,660		1,242,639	191,720	1,050,919	2,289	1,244,928

1031 Exchange Programs:

Industrial / Distribution Properties
Glenview	256,700	05/06	57,025	33,675	23,350	—	57,025
Plano Data Center	40,966	03/07	28,550	12,500	16,050	—	28,550
FMC Technologies Headquarters - Houston	462,717	03/07	71,900	39,000	32,900	—	71,900
Geneva Office Building	501,279	09/07	29,610	15,480	14,130	—	29,610
Deere Park Office Building	73,000	01/08	10,360	5,060	5,300	—	10,360
Industrial / Distribution Properties Total	1,334,662		197,445	105,715	91,730	0	197,445

Office Properties
Charlotte	293,059	03/06	58,750	34,645	24,105	—	58,750
Pewaukee Office Building	176,960	12/06	32,925	17,212	15,713	—	32,925
Sioux Falls	158,000	01/07	31,865	13,755	18,110	—	31,865
Chicago Grace Office Building	93,086	04/07	14,885	7,788	7,097	—	14,885
Apria Healthcare — Schaumburg	40,884	05/07	9,950	—	9,950	—	9,950
Tampa-Coconut Palms Office Building	60,000	09/07	13,866	—	13,866	—	13,866
Telecommunication — Davenport	74,900	12/07	17,110	9,182	7,928	—	17,110
Telecommunication — Evansville	102,530	12/07	17,458	9,369	8,089	—	17,458
Telecommunication — Joplin	75,159	12/07	14,347	7,699	6,648	—	14,347
Geneva 1031, LLC	66,109	02/08	21,210	11,340	9,870	—	21,210
GE Inspections Technologies	73,820	02/08	14,055	7,440	6,615	—	14,055
University of Phoenix Building	18,018	05/08	6,455	3,210	3,245	—	6,455
Midwest ISO Office Building	133,409	05/08	33,090	17,820	15,270	—	33,090

Table VI-4

TABLE VI - (Continued)

ACQUISITIONS OF PROPERTIES BY PROGRAMS (A)

(000’s omitted, except for Number of Square Feet)

Property	Number of Square Feet	Date of Purchase	Purchase Price Plus Acquisition Fee	Mortgage Financing at Date of Purchase	Cash Down Payment	Other Cash Expenditures Capitalized (A)	Total Acquisition Cost (B)
LV-M Holdings Venture — Las Vegas	85,708	07/08	28,308	14,807	13,501	—	28,308
LV-M Holdings Venture — Moosic	300,000	07/08	48,202	25,213	22,989	—	48,202
RR-HV Holdings Venture — Rio Rancho	76,768	07/08	13,832	7,236	6,596	—	13,832
RR-HV Holdings Venture — Hunt Valley	377,332	07/08	82,288	43,044	39,244	—	82,288
Charlotte Office 1031, LLC	125,265	10/08	21,820	10,652	11,168	—	21,820
Office Properties Total	2,331,007		480,416	270,412	240,004	0	480,416

Retail Properties
Olivet Church	165,598	03/06	23,270	12,510	10,760	—	23,270
Yuma	496,631	06/06	105,250	62,530	42,720	—	105,250
Honey Creek	172,866	10/06	29,270	16,000	13,270	—	29,270
Burbank	71,113	01/07	16,630	5,285	11,345	—	16,630
Borders Books — Carmel	23,196	05/07	11,935	4,140	7,795	—	11,935
Delavan Crossing Retail Center	60,930	05/07	11,025	5,775	5,250	—	11,025
Gander Mountain — Eden Prairie	64,388	05/07	20,338	10,764	9,574	—	20,338
Rainbow Foods Store — West St. Paul	61,712	05/07	8,075	3,760	4,315	—	8,075
Gander Mountain — Waukesha	66,550	08/07	20,290	8,800	11,490	—	20,290
Greenfield Commons Retail Building	32,258	10/07	6,901	3,720	3,181	—	6,901
Memorial Square Retail Center	123,873	11/07	32,211	13,140	19,071	—	32,211
Fox Run Square Shopping Center	143,512	01/08	25,810	13,275	12,535	—	25,810
Countrywood Crossing Shopping Center	233,981	03/08	61,355	33,165	28,190	—	61,355
Retail Properties Total	1,716,608		372,360	192,864	179,496	0	372,360

Total for 1031 Exchange Programs	5,382,277		1,050,221	538,991	511,230	0	1,050,221

Inland American Real Estate Trust, Inc. (F)(G):

Multi-Family Properties
Southgate Apartments, Louisville, KY	233,514	03/06	19,449	—	19,449	37	19,486
Fields Apartment Homes, Bloomington, IN	323,284	03/07	33,885	—	33,885	128	34,013

Table VI-5

TABLE VI - (Continued)

ACQUISITIONS OF PROPERTIES BY PROGRAMS (A)

(000’s omitted, except for Number of Square Feet)

Property	Number of Square Feet	Date of Purchase	Purchase Price Plus Acquisition Fee	Mortgage Financing at Date of Purchase	Cash Down Payment	Other Cash Expenditures Capitalized (A)	Total Acquisition Cost (B)
Waterford Place at Shadow Creek, Pearland, TX	328,676	03/07	29,998	—	29,998	55	30,053
The Landings at Clear Lakes, Webster, TX	339,180	04/07	34,323	—	34,323	41	34,363
The Villages at Kitty Hawk, Universal City, TX	245,854	06/07	21,067	—	21,067	225	21,292
Encino Canyon Apartments, San Antonio, TX	252,572	09/07	19,534	—	19,534	218	19,753
Seven Palms, Webster, TX	334,596	09/07	30,678	—	30,678	299	30,978
Legacy Woods Apartments, Edmond, OK	303,070	11/08	35,494	21,190.00	14,304	62	35,555
Legacy Corner Apartments, Midwest City, OK	317,479	11/08	26,641	14,630.00	12,011	32	26,673
Legacy Crossing Apartments, Oklahoma City, OK	408,768	11/08	29,923	23,967.16	5,955	2,206	32,129
Legacy at Arts Quarter, Oklahoma City, OK	296,315	11/08	37,730	29,901.10	7,829	74	37,804
Villas at Shadow Creek (Waterford II), Pearland, TX	287,231	10/08	29,337	16,117.20	13,220	(147)	29,190
Universtiy House Lake Road, Huntsville, TX	240,765	09/08	27,659	15,259.95	12,399	—	27,659
University House 13th Street, Gainesville, FL	198,748	09/08	43,440	23,459.22	19,980	—	43,440
University House Birmingham, Birmingham, AL	189,156	06/07	31,650	—	31,650	58	31,708
The Radian, Philadelphia, PA	210,590	09/08	79,997	44,946.28	35,050	—	79,997
University House Acadiana, Lafayette, LA	138,944	09/08	16,357	9,291.87	7,065	—	16,357
Multi-Family Properties Total	4,648,742		547,160	198,763	348,397	3,288	550,448

Industrial/Distribution Properties
Atlas Cold Storage (11 Properties), Various States	1,896,815	09/07	170,774	—	170,774	175	170,948
Bradley Portfolio (20 Properties), Various States	5,214,046	10/06-08/07	329,541	38,421	291,120	(406)	329,135
C&S Portfolio (5 Properties), Various States	3,031,295	12/06 & 06/08	199,447	—	199,447	133	199,579
Persis Portfolio (2 Properties), Various States	583,900	08/07	37,461	—	37,461	80	37,541
Prologis Portfolio (20 Properties), Various States	2,302,827	04/07	56,710	—	56,710	(78)	56,632
McKesson Distribution Center, Conroe, TX	162,613	11/05	9,771	—	9,771	26	9,796.70
Thermo Process Facility, Sugar Land, TX	150,000	01/06	13,899	—	13,899	48	13,946.91
Schneider Electric, Loves Park, IL	545,000	02/07	20,001	—	20,001	59	20,060
Home Depot - Lake Park (Valdosta), Valdosta, GA	657,600	12/08	28,131	—	28,131	—	28,131
Home Depot-Mcall (Birmingham), Birmingham, AL	657,600	12/08	31,106	—	31,106	—	31,106
Haskell - Rolling Plains Facility, Haskell, TX	156,316	10/08	21,078	—	21,078	—	21,078
Industrial/Distribution Properties Total	15,358,012		917,918	38,421	879,498	36	917,955

Table VI-6

TABLE VI - (Continued)

ACQUISITIONS OF PROPERTIES BY PROGRAMS (A)

(000’s omitted, except for Number of Square Feet)

Property	Number of Square Feet	Date of Purchase	Purchase Price Plus Acquisition Fee	Mortgage Financing at Date of Purchase	Cash Down Payment	Other Cash Expenditures Capitalized (A)	Total Acquisition Cost (B)

Office Properties
Bradley Portfolio (6 Properties), Various States	541,710	11/06-01/07	90,478.43	10,500.00	79,978	15	90,494
NewQuest Portfolio (2 Properties), Texas	26,659	10/05&11/05	2,386.51	—	2,387	938	3,325
SunTrust Portfolio (13 Properties), Various States	293,981	12/07&03/08	46,606.02	26,962.11	19,644	63	46,669
United Healthcare Portfolio (6 Properties), Various States	1,210,670	12/08	185,457.14	30,744.44	154,713	95	185,552
Lakeview Technology Center, Suffolk, VA	110,007	10/05	24,489.99	—	24,490	66	24,556
Bridgeside Point, Pittsburg, PA	153,110	11/05	31,594.85	—	31,595	39	31,634
SBC Center, Hoffman Estates, IL	1,690,214	11/05	339,020.43	200,472.00	138,548	876	339,897
Dulles Executive Plaza I and II, Herndon, VA	379,596	07/06	124,439.08	—	124,439	2,705	127,144
IDS, Minneapolis, MN	1,468,078	08/06	275,245.84	161,000.00	114,246	20,682	295,928
Office Properties Total	5,874,025		1,119,718.29	161,000	690,040	25,479	1,145,199

Retail Properties
Bradley Portfolio (3 Properties), Various States	114,308	11/06 & 12/06	21,720	—	21,720	30	21,750
Citizens Portfolio (158 Properties), Various States	993,926	06/09	292,779	—	292,779	1,283	294,062
NewQuest Portfolio (35 Properties), Various States	2,154,531	10/05-08/06	421,924	59,255	362,669	28,134	450,058
Six Pines Portfolio (21 Properties), Various States	1,519,608	04/09	265,868	—	265,868	830	266,698
Stop & Shop Portfolio (9 Properties), Various States	599,830	01/06 & 06/06	138,839	76,953	61,886	5,094	143,933
SunTrust Portfolio (419 Properties), Various States	1,972,720	12/07 & 03/08	689,860	464,672	225,188	636	690,496
Paradise Shops of Largo, Largo, FL	54,641	10/05	12,912	—	12,912	105	13,018
Buckhorn Plaza, Bloomsburg, PA	79,359	08/06	13,685	—	13,685	841	14,527
Lakewood Shopping Center, Phase 1, Margate, FL	149,077	01/06	26,716	11,715	15,001	(81)	26,635
Monadnock Marketplace, Keene, NH	200,791	01/06	48,731	—	48,731	(237)	48,494
Triangle Center, Longview, WA	253,064	12/05	35,437	—	35,437	4,530	39,967
Canfield Plaza, Canfield, OH	100,958	04/06	13,455	—	13,455	421	13,875
Shakopee Shopping Center, Shakopee, MN	103,442	04/06	15,988	—	15,988	28	16,016
Plaza at Eagles Landing, Stockbridge, GA	33,265	11/06	9,385	5,310	4,075	(222)	9,163

Table VI-7

TABLE VI - (Continued)

ACQUISITIONS OF PROPERTIES BY PROGRAMS (A)

(000’s omitted, except for Number of Square Feet)

Property	Number of Square Feet	Date of Purchase	Purchase Price Plus Acquisition Fee	Mortgage Financing at Date of Purchase	Cash Down Payment	Other Cash Expenditures Capitalized (A)	Total Acquisition Cost (B)
Brooks Corner, San Antonio, TX	172,927	06/06	25,881	—	25,881	2,785	28,666
Lincoln Mall, Lincoln, RI	439,132	05/06	60,171	—	60,171	674	60,845
The Market at Hilliard, Hillard, OH	115,223	07/06	19,304	—	19,304	3,203	22,507
Fabyan Randall, Batavia, IL	91,415	06/06	26,002	13,405	12,597	(816)	25,186
Lincoln Village, Chicago, IL	163,168	10/06	39,885	—	39,885	257	40,142
Pakrway Center North (Stringtown), Grove City, OH	132,577	10/06	14,889	—	14,889	9,713	24,602
Sherman Plaza, Evanston, IL	150,802	12/06	44,571	—	44,571	8,805	53,375
New Forest Crossing II, Houston, TX	26,700	12/06	5,853	—	5,853	454	6,307
State Street Market, Rockford, IL	193,657	12/06	18,516	—	18,516	314	18,830
Market at Morse/Hamilton, Gahanna, OH	44,742	01/07	13,431	—	13,431	1,014	14,445
825 Rand Road , Lake Zurich, IL	42,792	08/07	10,461	—	10,461	(831)	9,631
Parkway Centre North Outlot Building B, Grove City, OH	10,245	01/07	2,699	—	2,699	966	3,665
Crossroads at Chesapeake Square, Chesapeake, Ca	121,629	03/07	19,445	—	19,445	(708)	18,737
Chesapeake Commons, Chesapeake, Ca	79,476	03/07	14,467	—	14,467	41	14,508
Gravois Dillon Plaza Phase I and II, Highridge, MO	148,110	04/07	25,061	—	25,061	141	25,202
Pavillions at Hartman Heritage, Independence, MO	223,761	05/07	39,666	—	39,666	2,850	42,516
Shallotte Commons, Shallotte, NCE	85,897	05/07	10,883	—	10,883	63	10,946
Legacy Crossing, Marion, OH	134,389	05/07	19,244	—	19,244	639	19,883
Northwest Marketplace, Houston, TX	185,180	06/07	36,337	—	36,337	37	36,374
Lakewood Shopping Center, Phase II, Margate, FL	87,602	06/07	14,466	—	14,466	46	14,512
Washington Park Plaza, Homewood, IL	237,766	07/07	44,148	30,600	13,548	(174)	43,974
Lord Salisbury Center, Salisbury, MD	113,821	06/07	21,034	—	21,034	49	21,083
Riverstone Shopping Center, Missouri City, TX	272,515	06/07	42,081	—	42,081	45	42,126
Middleburg Crossing, Middleburg, FL	64,232	06/07	10,697	—	10,697	23	10,720
Spring Town Center III, Spring, TX	30,438	06/07	4,743	—	4,743	886	5,629
Lakeport Commons, Sioux City, IA	286,267	09/07	52,249	—	52,249	512	52,761
Forest Plaza, Fond du Lac, WI	122,829	09/07	18,485	2,264	16,220	112	18,596
Streets of Cranberry, Cranberry Township, PA	107,500	10/07	26,446	24,425	2,021	7,302	33,748
McKinney TC Outlots, McKinney, TX	18,846	09/07	6,642	—	6,642	17	6,659
Penn Park, Oaklahoma City, OK	241,349	10/07	39,979	31,000	8,979	(1,772)	38,207
Alcoa Exchange, Bryant, AR	90,740	05/08	20,852	12,810	8,042	478	21,330

Table VI-8

TABLE VI - (Continued)

ACQUISITIONS OF PROPERTIES BY PROGRAMS (A)

(000’s omitted, except for Number of Square Feet)

Property	Number of Square Feet	Date of Purchase	Purchase Price Plus Acquisition Fee	Mortgage Financing at Date of Purchase	Cash Down Payment	Other Cash Expenditures Capitalized (A)	Total Acquisition Cost (B)
Poplin Place, Monroe, NC	227,721	08/08	36,787	25,438	11,349	61	36,848
95th & Cicero, Oak Lawn, IL	77,468	08/08	15,030	—	15,030	730	15,760
Siegen Plaza, East Baton Rouge Parish, LA	156,418	11/08	30,024	—	30,024	(13)	30,011
Streets of Indian Lakes, Hendersonville, TN	235,144	12/08	61,610	40,800	20,810	94	61,703
Retail Properties Total	13,261,998		2,899,340	798,647	2,100,693	79,387	2,978,727

Lodging Properties
Inland American Winston Hotels, Various States	5,993	07/07	692,406	209,952	482,454	44,960	737,366
Hilton University of Florida Hotel & Convention Center	248	09/07	50,283	—	50,283	4,242	54,525
Inland American Orchard Hotels, Various States	3,439	10/07	608,686	—	608,686	22,945	631,631
Hilton Garden Inn, Chelsea, N.Y	169	10/07	55,000	—	—	988	55,988
Residence Inn Roanoke Airport, Roanoke, VA	79	10/07	9,999	—	—	83	10,082
The Woodlands Waterway Marriott & Convention Center	341	11/07	134,484	75,400	59,084	(5,855)	128,629
Courtyard by Marriott Richmond Airport, Richmond, VA	142	12/07	19,100	—	—	323	19,423
Inland American Urban Lodging, Various States	4,059	02/08	926,232	426,654	499,578	(27,112)	899,120
Hyatt Regency Orange County, Anaheim, CA	654	10/08	112,000	—	—	72	112,072
Lodging Property Total	15,124		2,608,190	712,006	1,700,085	40,646	2,648,836

Total for Inland American Real Estate Trust, Inc.	41,640,342		8,498,671	2,290,210	6,012,362	151,563	8,650,234

Table VI-9

TABLE VI - (Continued)

ACQUISITIONS OF PROPERTIES BY PROGRAMS (A)

(000’s omitted, except for Number of Square Feet)

(A) “Other Cash Expenditures Capitalized” consists of improvements to the property and acquisition costs which are capitalized and paid or to be paid from the proceeds of the offering. All costs related to the initial acquisition are capitalized.  As part of several purchases, rent is received under master lease agreements on the spaces currently vacant for periods ranging from one to two years or until the spaces are leased.  As these payments are received, they are recorded as a reduction in the purchase price of the properties and have been netted against other cash expenditures capitalized.

(B) “Total Acquisition Cost” is the sum of columns captioned “Purchase Price Plus Acquisition Fee” and “Other Cash Expenditures Capitalized.”

(C)  Properties listed within this Table as acquired by Inland Real Estate Corporation (“IRC”) are limited to stabilized operating properties.  IRC also has invested in joint ventures that invest in operating properties and developments.  During the three years ended December 31, 2008, IRC has invested $45 million in development projects that are in various stages of pre-development and development.  The development properties are encumbered by approximately $116 million of debt.

(D)  This information regarding Inland Retail Real Estate Trust, Inc. (“IRRETI”) is not available because on Februrary 27, 2007 Developers Diversified Realty Corporation (“DDR”) acquired IRRETI pursuant to the Agreement and Plan of Merger, dated October 20, 2006, among DDR, a subsidiary of DDR and IRRETI.  Pursuant to the agreement, DDR acquired IRRETI for a total merger consideration of $14.00 per share plus accrued but unpaid dividends for the month of February in cash, prorated in accordance with the agreement. DDR elected to pay the merger consideration to the IRRETI stockholders through combination of $12.50 in cash and $1.50 in common shares of DDR, which equates to a 0.021569 common share of DDR. The transaction has a total enterprise value of approximately $6.2 billion. No financial reports for IRRETI for the year ended December 31, 2006 were issued.

IRRETI has invested in joint ventures that invest in operating properties and developments.  During the nine months ended September 30, 2006, IRRETI also funded three earnouts for an aggregate gross purchase price of approximatley $4 million, placed one 10,000 square foot development property into service and completed the construction of an approximately 3,400 square foot building located on an outlot at one of its existing properties.

(E)  Properties listed within this Table as acquired by Inland Western Retail Real Estate Trust, Inc. (“Inland Western”) are limited to stabilized operating properties.  Inland Western also has invested in numerous development properties through various joint venture structures.  During the three years ended December 31, 2008, Inland Western has contributed approximately $94.8 milllion as initial capital and contributed approximately $5.6 million in additional capital as development is completed.  The various joint ventures are encumbered by approximately $110.6 million of construction debt, consisting of approximately $18 million used in the acquisition of development land and approximately $92.5 million for ongoing construction.  During 2008, Inland Western acquired the remaining interest in one completed development property for approximately $21.4 million.

(F)  With respect to those properties acquired by Inland American Real Estate Trust, Inc., “Other Cash Expenditures Capitalized” consists of improvements to the property and acquisition expenses which are capitalized and paid or to be paid from the proceeds of the offering.  Several properties have earnout components, meaning portions of these properties that were not rent producing were not paid for at the initial close.  As the earnout fundings are made, they are recorded as an additional purchase price of the properties and included in Other Cash Expenditures Capitalized.  Also, as part of several purchases, rent is received under master lease agreements on the spaces currently vacant for periods ranging from one to two years or until the spaces are leased.  As these payments are received, they are recorded as a reduction in the purchase price of the properties and have been netted against Other Cash Expenditures Capitalized.

Table VI-10

TABLE VI - (Continued)

ACQUISITIONS OF PROPERTIES BY PROGRAMS (A)

(000’s omitted, except for Number of Square Feet)

(G)  Properties listed within this Table as acquired by Inland American Real Estate Trust, Inc. (“Inland American”) are limited to stabilized operating properties.  Inland American also has invested joint ventures that invest in operating properties, developments and real estate loans.  During the three years ended December 31, 2008, Inland American has contributed approximately $875 million to these ventures.  The joint ventures are encumbered by approximately $2.2 billion of debt.  Finally, during the three years ended December 31, 2008, Inland American invested in the marketable securities of other REIT entities, in an aggregate amount equal to approximately $470 million.

Table VI-11

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oak Brook, State of Illinois, on the 8th day of March, 2010.

INLAND DIVERSIFIED REAL ESTATE TRUST, INC.

By:	/s/ Barry L. Lazarus
Name:	Barry L. Lazarus
Its:	President

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Roberta S. Matlin and Cathleen M. Hrtanek and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and his or her name, place and stead, in any and all capacities, to sign any and all pre- and post-effective amendments to this registration statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their, his or her substitutes, may lawfully do or cease to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature		Title	Date

By:	/s/ Robert D. Parks	Director and chairman of the board	March 8, 2010
Name:	Robert D. Parks

By:	/s/ Brenda G. Gujral	Director	March 8, 2010
Name:	Brenda G. Gujral

By:	/s/ Lee A. Daniels*	Independent Director	March 8, 2010
Name:	Lee A. Daniels

By:	/s/ Donald J. Figura*	Independent Director	March 8, 2010
Name:	Donald J. Figura

By:	/s/ Gerald W. Grupe	Independent Director	March 8, 2010
Name:	Gerald W. Grupe

By:	/s/ Charles H. Wurtzebach*	Independent Director	March 8, 2010
Name:	Charles H. Wurtzebach

Director and President (principal executive officer)
By:	/s/ Barry L. Lazarus	and chief operating officer	March 8, 2010
Name:	Barry L. Lazarus

Treasurer and chief accounting officer (principal
By:	/s/ Steven T. Hippel	financial officer)	March 8, 2010
Name:	Steven T. Hippel

By:	/s/ Roberta S. Matlin		March 8, 2010

*Signed on behalf of the named individuals by Roberta S. Matlin under power of attorney.

EXHIBIT INDEX

EXHIBIT NO.	DESCRIPTION

1.1

Dealer Manager Agreement, dated August 24, 2009, by and between Inland Diversified Real Estate Trust, Inc. and Inland Securities Corporation (incorporated by reference to Exhibit 1.1 to the Registrant’s Current Report on Form 8-K, as filed by the Registrant with the Securities and Exchange Commission on August 27, 2009)

3.1

First Articles of Amendment and Restatement of Inland Diversified Real Estate Trust, Inc. (incorporated by reference to Exhibit 3.1 to Amendment No. 5 to the Registrant’s Form S-11 Registration Statement, as filed by the Registrant with the Securities and Exchange Commission on August 19, 2009 (file number 333-153356))

3.2

Amended and Restated Bylaws of Inland Diversified Real Estate Trust, Inc., effective August 12, 2009 (incorporated by reference to Exhibit 3.2 to Amendment No. 5 to the Registrant’s Form S-11 Registration Statement, as filed by the Registrant with the Securities and Exchange Commission on August 19, 2009 (file number 333-153356))

4.1

Distribution Reinvestment Plan (incorporated by reference to Exhibit 4.1 to Amendment No. 5 to the Registrant’s Form S-11 Registration Statement, as filed by the Registrant with the Securities and Exchange Commission on August 19, 2009 (file number 333-153356))

4.2

Share Repurchase Program (incorporated by reference to Exhibit 4.2 to Amendment No. 5 to the Registrant’s Form S-11 Registration Statement, as filed by the Registrant with the Securities and Exchange Commission on August 19, 2009 (file number 333-153356))

4.3

Statement regarding restrictions on transferability of shares of common stock (to appear on stock certificate or to be sent upon request and without charge to stockholders issued shares without certificates) (incorporated by reference to Exhibit 4.3 to the Registrant’s Form S-11 Registration Statement, as filed by the Registrant with the Securities and Exchange Commission on September 5, 2008 (file number 333-153356))

5

Opinion of Venable LLP (incorporated by reference to Exhibit 5.1 to Amendment No. 5 to the Registrant’s Form S-11 Registration Statement, as filed by the Registrant with the Securities and Exchange Commission on August 19, 2009 (file number 333-153356))

8

Opinion of Shefsky & Froelich Ltd. (incorporated by reference to Exhibit 8.1 to Amendment No. 5 to the Registrant’s Form S-11 Registration Statement, as filed by the Registrant with the Securities and Exchange Commission on August 19, 2009 (file number 333-153356))

10.1

Business Management Agreement, dated as of August 24, 2009, by and between Inland Diversified Real Estate Trust, Inc. and Inland Diversified Business Manager & Advisor, Inc. (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, as filed by the Registrant with the Securities and Exchange Commission on August 27, 2009)

10.2

Master Real Estate Management Agreement, dated as of August 24, 2009, by and between Inland Diversified Real Estate Trust, Inc. and Inland Diversified Real Estate Services LLC (incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K,

as filed by the Registrant with the Securities and Exchange Commission on August 27, 2009)

10.3

Master Real Estate Management Agreement, dated as of August 24, 2009, by and between Inland Diversified Real Estate Trust, Inc. and Inland Diversified Asset Services LLC (incorporated by reference to Exhibit 10.3 to the Registrant’s Current Report on Form 8-K, as filed by the Registrant with the Securities and Exchange Commission on August 27, 2009)

10.4

Master Real Estate Management Agreement, dated as of August 24, 2009, by and between Inland Diversified Real Estate Trust, Inc. and Inland Diversified Leasing Services LLC (incorporated by reference to Exhibit 10.4 to the Registrant’s Current Report on Form 8-K, as filed by the Registrant with the Securities and Exchange Commission on August 27, 2009)

10.5

Master Real Estate Management Agreement, dated as of August 24, 2009, by and between Inland Diversified Real Estate Trust, Inc. and Inland Diversified Development Services LLC (incorporated by reference to Exhibit 10.5 to the Registrant’s Current Report on Form 8-K, as filed by the Registrant with the Securities and Exchange Commission on August 27, 2009)

10.6

Property Acquisition Agreement, dated as of August 24, 2009, by and among Inland Diversified Real Estate Trust, Inc., Inland Diversified Business Manager & Advisor, Inc. and Inland Real Estate Acquisitions, Inc. (incorporated by reference to Exhibit 10.6 to the Registrant’s Current Report on Form 8-K, as filed by the Registrant with the Securities and Exchange Commission on August 27, 2009)

10.7

Investment Advisory Agreement for Discretionary Accounts, dated as of August 24, 2009, by and between Inland Diversified Real Estate Trust, Inc. and Inland Investment Advisors, Inc. (incorporated by reference to Exhibit 10.7 to the Registrant’s Current Report on Form 8-K, as filed by the Registrant with the Securities and Exchange Commission on August 27, 2009)

10.8

Escrow Agreement, dated as of August 24, 2009, by and among Inland Diversified Real Estate Trust, Inc., Inland Securities Corporation and UMB Bank, N.A. (incorporated by reference to Exhibit 10.8 to the Registrant’s Current Report on Form 8-K, as filed by the Registrant with the Securities and Exchange Commission on August 27, 2009)

10.9

Form of Indemnification Agreement (incorporated by reference to Exhibit 10.5 to Amendment No. 2 to the Registrant’s Form S-11 Registration Statement, as filed by the Registrant with the Securities and Exchange Commission on April 10, 2009 (file number 333-153356))

10.10

Real Estate Sale Agreement (re: Merrimack Village Center), by and between Inland Real Estate Acquisitions, Inc. and Merrimack Shopping Center, LLC, dated October 22, 2009, as amended by the Amendment To Real Estate Sale Agreement (re: Merrimack Village Center), by and between Inland Real Estate Acquisitions, Inc. and Merrimack Shopping Center, LLC, dated November 30, 2009 (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, as filed by the Registrant with the Securities and Exchange Commission on December 17, 2009)

10.11

Assignment of Contract, dated December 10, 2009, by Inland Real Estate Acquisitions, Inc. to and for the benefit of Inland Diversified Merrimack Village, L.L.C. (incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K, as filed by the Registrant with the Securities and Exchange Commission on December 17, 2009)

10.12

Assignment and Assumption of Leases, dated December 11, 2009, by and between Merrimack Shopping Center, LLC and Inland Diversified Merrimack Village, L.L.C. (incorporated by reference to Exhibit 10.3 to the Registrant’s Current Report on Form 8-K, as filed by the Registrant with the Securities and Exchange Commission on December 17, 2009)

10.13

Term Loan Promissory Note, made as of February 11, 2010 by Inland Diversified Merrimack Village, L.L.C. for the benefit of Delta Community Credit Union (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, as filed by the Registrant with the Securities and Exchange Commission on February 17, 2010)

10.14

Mortgage, dated as of February 11, 2010, by and between Inland Diversified Merrimack Village, L.L.C. and Delta Community Credit Union (incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K, as filed by the Registrant with the Securities and Exchange Commission on February 17, 2010)

10.15

Environmental Indemnity Agreement, made as of February 11, 2010 by Inland Diversified Merrimack Village, L.L.C. in favor of Delta Community Credit Union (incorporated by reference to Exhibit 10.3 to the Registrant’s Current Report on Form 8-K, as filed by the Registrant with the Securities and Exchange Commission on February 17, 2010)

10.16

Compliance Agreement, dated as of February 11, 2010, by and between Inland Diversified Merrimack Village, L.L.C. in favor of Delta Community Credit Union (incorporated by reference to Exhibit 10.4 to the Registrant’s Current Report on Form 8-K, as filed by the Registrant with the Securities and Exchange Commission on February 17, 2010)

10.17

Limited Guaranty Agreement, made as of February 11, 2010 by Inland Diversified Real Estate Trust, Inc. for the benefit of Delta Community Credit Union (incorporated by reference to Exhibit 10.5 to the Registrant’s Current Report on Form 8-K, as filed by the Registrant with the Securities and Exchange Commission on February 17, 2010)

10.18

Purchase and Sale Agreement (re: Pleasant Hill Commons), by and between Inland Real Estate Acquisitions, Inc. and MCP Retail, LLC, dated December 21, 2009, as amended (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, as filed by the Registrant with the Securities and Exchange Commission on February 24, 2010)

10.19

Assignment, dated February 18, 2010, by Inland Real Estate Acquisitions, Inc. to and for the benefit of Inland Diversified Kissimmee Pleasant Hill, L.L.C. (incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K, as filed by the Registrant with the Securities and Exchange Commission on February 24, 2010)

10.20

Assignment and Assumption of Lease, dated February 18, 2010, by and between MCP Retail, LLC and Inland Diversified Kissimmee Pleasant Hill, L.L.C. (incorporated by reference to Exhibit 10.3 to the Registrant’s Current Report on Form 8-K, as filed by the Registrant with the Securities and Exchange Commission on February 24, 2010)

21.1	Subsidiaries of the Registrant*

23.1	Consent of KPMG LLP*

23.2	Consent of Venable LLP (included in Exhibit 5)

23.3	Consent of Shefsky & Froelich Ltd. (included in Exhibit 8)

24

Power of Attorney (included on signature page to Amendment No. 3 to the Registrant’s Form S-11 Registration Statement, as filed by the Registrant with the Securities and Exchange Commission on May 29, 2009 (file number 333-153356))

99.1

Non-Retaliation Policy (incorporated by reference to Exhibit 99.1 to the Registrant’s Form S-11 Registration Statement, as filed by the Registrant with the Securities and Exchange Commission on September 5, 2008 (file number 333-153356))

99.2

Responsibilities of the Compliance Officer of the Company (incorporated by reference to Exhibit 99.2 to the Registrant’s Form S-11 Registration Statement, as filed by the Registrant with the Securities and Exchange Commission on September 5, 2008 (file number 333-153356))

99.3	Code of Ethics*

* Filed as an exhibit to this Post-Effective Amendment No. 1.